UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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Ra Medical Systems, Inc.

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PRELIMINARY PROXY STATEMENT DATED NOVEMBER 3, 2022 – SUBJECT TO COMPLETION

Dear Stockholders of Ra Medical Systems, Inc.:

You are cordially invited to attend the special meeting of the stockholders (including any adjournment or postponement thereof, the “special meeting”) of Ra Medical Systems, Inc., a Delaware corporation (“we”, “our”, the “Company”, “Ra” or “Ra Medical”) which will be held at [•] a.m. Pacific Time, on [•], [•], 2022 (the “special meeting”). The special meeting will be a virtual stockholder meeting, conducted solely by audio webcast. Instructions for attending the meeting are in the attached notice of special meeting and proxy statement. This is an important special meeting that affects your investment in Ra Medical.

On September 9, 2022, Ra Medical and Catheter Precision, Inc., a privately-held Delaware corporation (“Catheter”) entered into an Agreement and Plan of Merger, as may be amended from time to time (the “merger agreement”), by and among Ra Medical, Catheter, Rapid Merger Sub 1, Inc., a newly-created wholly-owned subsidiary of Ra Medical (“First Merger Sub”), and Rapid Merger Sub 2, LLC, a newly-created wholly owned subsidiary of Ra Medical (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, the First Merger Sub will merge with and into Catheter, with Catheter being the surviving corporation (the “First Merger Surviving Company”) and a wholly-owned subsidiary of Ra Medical (the “First Effective Time”), and then, immediately following the First Effective Time, and as part of the same overall transaction, the First Merger Surviving Company will merge with and into the Second Merger Sub (the “Second Effective Time”), with the Second Merger Sub being the surviving limited liability company (the “Second Merger Surviving Company”) (such transactions collectively, the “merger”, with Ra Medical following the merger being referred to herein as the “combined company”). The board of directors of each of Ra Medical and Catheter have approved the merger. Catheter stockholders have not yet approved the merger. The conditions to closing include that (i) Ra Medical must have Net Cash (as defined and further described in the merger agreement) of at least $8,000,000 at closing and (ii) as of the closing date, each of (x) the last closing sale price per share of Ra Medical common stock, par value $0.0001 per share (“Ra Medical common stock”), on the last trading day prior to the closing date and (y) the average closing sales price for Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five consecutive full trading days ending on the last trading day immediately prior to the closing date must have been equal to or greater than $4.50.

Immediately upon the First Effective Time, each share of Catheter common stock issued and outstanding immediately prior to the First Effective Time (subject to certain exclusions set forth in the merger agreement) will be converted into and represent the right to receive, a number of shares of the Ra Medical common stock equal to an exchange ratio such that the Catheter stockholders, the Catheter Notes (as defined below) holders and the Catheter Options (as defined below) holders will be allocated approximately 79.37% of the economic value of the combined company immediately after the closing of the merger, subject to downwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash greater than $8,000,000, as further discussed below. The exchange ratio will be determined following the conversion of certain Catheter indebtedness (consisting of certain convertible promissory notes (the “Catheter Notes”) representing an aggregate principal amount of $25,465,000, of which Catheter’s President and CEO, Mr. David Jenkins, and his affiliates own approximately 98.8%) pursuant to the Debt Settlement Agreements (as defined in the merger agreement) into shares of Ra Medical common stock, at a conversion price equal to seventy five percent (75%) of the lower of the following: (x) the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on the last trading day prior to the closing date of the merger, as reported by Bloomberg; or (y) the average of the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full trading days ending on the last trading day immediately prior to such closing date, and the assumption of Catheter Options (as defined below). Because the conversion price of the Catheter Notes depends upon future stock prices for Ra Medical common stock, and because the merger consideration will be used to pay down the Catheter Notes prior to any distribution to Catheter equity holders, the amount of merger consideration that will become payable to Catheter stockholders, if any, is not yet known. In exchange for the forgiveness of the interest accrued but remaining unpaid under the Catheter Notes, under the terms of the Debt Settlement Agreements the holders of Catheter Notes would also be entitled to receive certain royalty rights which would equal, in aggregate, 12% per year on net sales, if any, of Catheter’s surgical vessel closing pressure device, which is currently under development by Catheter. For a more complete description of the Debt Settlement Agreements, please see the section entitled “Agreements Related to the Merger—Debt Settlement Agreements” beginning on page 150 of this proxy statement.

The exchange ratio is subject to adjustment based on Ra Medical’s Net Cash at closing, as discussed below. Giving effect to the Reverse Stock Split, and assuming (i) no exercise of outstanding options to purchase shares of Ra Medical common stock or Catheter common stock prior to the closing of the merger, (ii) 2,828,073 shares of Ra Medical common stock outstanding immediately pre-closing, which includes an assumed 666,667 shares issued in financings between November 1, 2022 and the closing (representing $3,000,000 worth of shares of Ra Medical common stock sold and issued at $4.50 per share, which is an assumed per share offering price equal to the minimum share price that is a condition to the closing of the merger), (iii) $8,000,000 of Net Cash at the closing of the merger, and 10,096,055 shares of Catheter common stock outstanding, not including shares underlying the Catheter Notes, (iv) a conversion price for the Catheter Notes of $3.375 per share, and (v) that no convertible securities of Ra Medical will be in-the-money at the closing of the merger, the exchange ratio is estimated to be approximately 0.2966 shares of Ra Medical common stock for each share of Catheter common stock, and (A) the Catheter stockholders, the Catheter Notes holders and the Catheter Options (as defined below) holders would be allocated approximately 79.37% of the economic value of the combined company immediately after the closing of the merger and (B) Ra Medical’s stockholders (together with the holders of any convertible instruments including options and warrants that may be in the money at the time of closing) immediately prior to the merger would own approximately 20.63% of the combined company. For a more complete description of the exchange ratio, please see the section entitled “The Merger Agreement—Merger Consideration; Exchange and Payment” beginning on page 142 of this proxy statement. All other assumptions equal to those set forth above except that Ra Medical has 3,272,517 shares outstanding at closing, Ra Medical is assumed to issue 1,111,111 shares in financings between November 1, 2022 and the closing (representing $5,000,000 worth of shares of Ra Medical common stock sold and issued at $4.50 per share, which is an assumed per share offering price equal to the minimum share price that is a condition to the closing of the merger), if Ra Medical were to deliver $10,000,000 Net Cash instead of $8,000,000, the exchange ratio would be estimated to be approximately 0.2993 shares of Ra Medical common stock for each share of Catheter common stock, and (A) the Catheter stockholders, the Catheter Notes (as defined below) holders and the Catheter Options (as defined below) holders would be allocated approximately 76.92% of the economic value of the combined company immediately after the closing of the merger and (B) Ra Medical’s stockholders (together with the holders of any convertible instruments including options and warrants that may be in the money at the time of closing) immediately prior to the merger would own approximately 23.08% of the combined company.

As a result of the merger, (i) Catheter would merge into Second Merger Sub and become a wholly-owned subsidiary of Ra Medical; (ii) upon closing of the merger, (A) stakeholders in Catheter immediately prior to the merger, including Catheter stockholders, the Catheter Notes holders and Catheter Option holders, would, immediately following closing, own approximately 79.37% of the economic value of the combined company, subject to downwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash greater than $8,000,000; and (B) Ra Medical’s stockholders (together with the holders of any convertible instruments including options and warrants that may be in the money at the time of closing) immediately prior to the merger would own approximately 20.63% of the combined company as of such time, subject to upwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash greater than $8,000,000; and (iii) the Second Merger Sub, to be renamed Catheter Precision LLC and which will be wholly-owned by the combined company, will assume all of Catheter’s assets and liabilities and be the operating entity focused on the current business of Catheter going forward. The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. The merger will be treated by Ra Medical as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, Catheter is considered to be acquiring Ra Medical in this transaction, and its historical financial statements will be those of the combined company following the merger. Catheter has informed us that the combined company is expected to discontinue the current business of Ra Medical following the closing.

In connection with the merger, Ra Medical would assume all outstanding options to purchase Catheter Common Stock (“Catheter Options”) whereby immediately prior to the First Effective Time, Catheter Options would cease to represent a right to acquire shares of Catheter common stock and would be assumed and converted, at the First Effective Time, into options to purchase shares of Ra Medical common stock (such options once assumed and converted, the “Assumed Options”).

Certain indebtedness of Catheter that is not converted into shares of Ra Medical common stock as a result of the merger will instead be assumed by Ra Medical in connection with the merger, and is expected to be repaid at or shortly following Closing (the “Advances”). For a more complete description of the Additional Debt, please see the section entitled “Catheter’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 196 of this proxy statement.

Upon consummation of the merger and subject to certain assumptions and estimates, it is expected that Mr. Jenkins, and his affiliates will own approximately 60.2% of the combined company’s common stock as a result of Catheter shares, Catheter Notes and Catheter Options held by Mr. Jenkins and his affiliates. For a more complete description of Mr. Jenkins and his affiliates interest in the transaction, please see the section entitled “Interests of Catheter’s Directors and Executive Officers in the Merger” beginning on page 135 of this proxy statement. If, as anticipated, upon the consummation of the merger, Mr. Jenkins and his affiliates beneficially own more than 50% of the voting power of the combined company’s outstanding capital stock, the combined company will be a “controlled company” as defined in Section 801 of the NYSE American Company Guide. As a result, if it so elects, the combined company would not be required to comply with Sections 802(a), 804 or 805 of the NYSE American Company Guide, which sections relate to the following requirements, among others: (i) for a majority of the Board to be independent directors, (ii) directors must be nominated or recommended by a Nominating Committee comprised solely of independent directors or a majority of the independent directors, together with a Nominating Committee charter or board resolutions addressing the nominations process, and (iii) executive compensation must be determined by or recommended to the Board by a Compensation Committee comprised of independent directors or a majority of the independent directors, together with certain independence requirements relating to the members of the Compensation Committee or all of the Board’s independent directors. Accordingly, if the Company qualifies as a controlled company, it is currently expected that it will elect to be treated as such and its stockholders will not be afforded the same protections generally as stockholders of other NYSE American-listed companies, and it will be considered “controlled” for other purposes under the Delaware General Corporation Law including Section 203, for so long as any stockholder controls more than 50% of Ra’s voting power and the Company relies upon such exemptions.

Upon consummation of the merger, the combined company’s headquarters is expected to move to New Jersey. The combined company is not expected to use Ra Medical’s legacy assets or continue its legacy lines of business, but will shift the focus of its operations to Catheter’s product lines. For further information about Catheter’s products, see “Catheter’s Business” beginning on page 176 of this proxy statement.

Except as specifically indicated, the information contained in this proxy statement gives effect to a reverse stock split of Ra Medical’s common stock, as approved by Ra Medical’s stockholders at a special meeting on September 20, 2022, at a ratio of one new share for every 50 shares outstanding as determined by Ra Medical’s Board on September 20, 2022, which was effective at 4:01 p.m. Eastern time on September 30, 2022 (the “Reverse Stock Split”).

At the special meeting, Ra Medical will ask its stockholders:

•

To approve the merger, the merger agreement and the transactions contemplated thereby, including the issuance of Ra Medical common stock pursuant to the merger agreement, which approval is necessary to complete the transactions contemplated by the merger agreement. Pursuant to the rules of the NYSE American (the “NYSE American rules”), the issuance of Ra Medical common stock in the merger also requires the approval of Ra Medical’s stockholders because it exceeds 20% of the number of shares of Ra Medical’s common stock outstanding prior to the issuance. Furthermore, the issuance of the shares requires the approval of Ra Medical’s stockholders under the NYSE American rules because it will result in a “change of control” of Ra Medical (the “merger proposal” or “Proposal 1”);

•

To approve an amendment to Ra Medical’s 2018 Equity Incentive Plan (the “2018 Plan”) to (i) increase the number of shares of Ra Medical common stock reserved for issuance thereunder by 2,500,000 shares, (ii) modify the “evergreen” provision by removing the cap on the number of shares that may be reserved for issuance, so that on January 1st of each year, commencing on January 1, 2023, the number of shares reserved for issuance under such plan will increase by 5% of the number of outstanding shares of Ra Medical common stock on such date or such lesser amount as the Board may determine, and (iii) to extend the term of the plan until September 22, 2032, which is the 10 year anniversary of the date this amendment to the 2018 Plan was approved by the Board (the “plan increase proposal” or “Proposal 2”);

•

To ratify the appointment of Haskell & White LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, if the merger is not consummated (the “auditor ratification proposal” or “Proposal 3”); and

•	To approve an adjournment of the special meeting for the purpose of soliciting additional proxies to approve Proposals 1 and 2 (the “adjournment proposal” or “Proposal 4”).

After careful consideration, the board of directors of Ra Medical “the Ra Medical Board”) has approved the merger agreement and the proposals referred to above, and has determined that they are advisable, fair and in the best interests of Ra Medical’s stockholders. Accordingly, the Ra Medical Board unanimously recommends that stockholders vote “FOR” the merger proposal, “FOR” the plan increase proposal, “FOR” the auditor ratification proposal and “FOR” the adjournment proposal.

Shares of Ra Medical common stock are currently listed on the NYSE American under the symbol “RMED.” After completion of the merger, it is expected that Ra Medical common stock will continue to trade on the NYSE American under the symbol “RMED”. However, the combined company will be required to meet the initial listing standards of the NYSE American in order to remain listed. While we currently expect that the combined company will be able to meet those standards, there can be no guarantee that this will occur or that it will occur on the timetable we anticipate. See also “Risk Factors—Risks Related to Ownership of Our Common Stock” beginning on page 82 of this proxy statement for risks pertaining to Ra Medical’s listing.

More information about Ra Medical, Catheter and the proposed transactions are contained in the accompanying proxy statement. Ra Medical urges you to read the proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 32.

Your vote is important. Whether or not you expect to attend the virtual special meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. If you are a stockholder of record, you can also vote your shares via the internet or by telephone as provided in the instructions set forth in the enclosed proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee, and should follow the procedures provided.

Ra Medical is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

Jonathan Will McGuire
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement or the Ra Medical common stock to be issued in connection with the merger or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT DATED NOVEMBER 3, 2022 – SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2022.

To the Stockholders of Ra Medical Systems, Inc.:

Notice is hereby given that a special meeting of stockholders of Ra Medical Systems, Inc. (“Ra Medical” or the “Company”) will be held virtually, via live audio webcast at [•] Pacific Time, on [•], [•], 2022, to consider and act upon the following matters:

1.

To approve the merger, the merger agreement and the transactions contemplated thereby, including the issuance of Ra Medical common stock pursuant to the Agreement and Plan of Merger, dated as of September 9, 2022 (the “merger agreement”), by and among Ra Medical, Rapid Merger Sub 1, Inc. (“First Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Ra Medical, Rapid Merger Sub 2, LLC (“Second Merger Sub”), a Delaware limited liability company and wholly-owned subsidiary of Ra Medical, and Catheter Precision Inc. (“Catheter”), and the issuance of Ra Medical common stock pursuant to the merger agreement and the resulting issuance of more than 20% of outstanding Ra Medical’s common stock and the change of control of Ra Medical pursuant to the NYSE American rules (the “merger proposal” or “Proposal 1”);

2.

To approve an amendment to Ra Medical’s 2018 Equity Incentive Plan (the “2018 Plan”) to (i) increase the number of shares of Ra Medical common stock reserved for issuance thereunder by 2,500,000 shares, (ii) modify the “evergreen” provision by removing the cap on the number of shares that may be reserved for issuance, so that on January 1st of each year, commencing on January 1, 2023, the number of shares reserved for issuance under such plan will increase by 5% of the number of outstanding shares of Ra Medical common stock on such date or such lesser amount as the Ra Medical board of directors (The “Ra Medical Board”) may determine, and (iii) to extend the term of the plan until September 22, 2032, which is the 10 year anniversary of the date this amendment to the 2018 Plan was approved by the Ra Medical Board (the “plan increase proposal” or “Proposal 2”);

3.

To ratify the appointment of Haskell & White LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, if the merger is not consummated (the “auditor ratification proposal” or “Proposal 3”); and

4.	To approve an adjournment of the special meeting for the purpose of soliciting additional proxies to approve Proposals 1 and/or 2 (the “adjournment proposal” or “Proposal 4”).

If Ra Medical is to complete the merger with Catheter, stockholders must approve Proposal 1. The approvals of Proposals 2 through 4 are not conditions to the completion of the merger with Catheter.

Ra Medical common stock is the only type of security entitled to vote at the special meeting. The Ra Medical Board has fixed October 31, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only holders of record of shares of Ra Medical common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Ra Medical had 2,161,406 shares of common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

The special meeting will be held in virtual only format. In order to attend the meeting, you must first register at www.viewproxy.com/RMEDSM/2022 by 8:59 p.m. Pacific time on [•], 2022. If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from that entity and submit it when you register. After registering you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote.

Your vote is important. The affirmative vote of a majority of the shares of Ra Medical common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on each such proposal is required for the respective approvals of each of Proposals 1, 2, 3 and 4.

Whether or not you plan to attend the special meeting virtually, if you are a stockholder of record, please submit your proxy promptly by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. If you date, sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of Proposals 1 through 4. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the procedures provided by your broker, bank or other nominee.

By Order of the Board of Directors of Ra Medical Systems, Inc.

Jonathan Will McGuire Chief Executive Officer [•], 2022 Carlsbad, California

THE RA MEDICAL BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF RA MEDICAL AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE RA MEDICAL BOARD RECOMMENDS THAT RA MEDICAL’S STOCKHOLDERS VOTE “FOR” EACH OF PROPOSALS 1 THROUGH 4.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder, contains a notice of meeting with respect to the special meeting of stockholders at which Ra Medical’s stockholders will consider and vote on the proposals to approve (i) the merger, the merger agreement and the transactions contemplated thereunder, including the issuance of Ra Medical common stock issuable to the holders of Catheter’s common stock pursuant to the merger agreement described in this proxy statement and the resulting issuance of more than 20% of outstanding Ra Medical common stock and “change of control” of Ra Medical under the NYSE American rules, (ii) an amendment to the 2018 Plan to increase the share reserve, remove the cap on the “evergreen” provision and extend the term of the plan by 10 years, (iii) to ratify the appointment of Haskell & White LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, if the merger is not consummated and (iv) an adjournment of the special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 or 2.

Additional business and financial information about Ra Medical can be found in documents previously filed by Ra Medical with the U.S. Securities and Exchange Commission (the “SEC”). This information is available to you without charge on the SEC’s website (www.sec.gov). Ra Medical stockholders will also be able to obtain the proxy statement, free of charge, from Ra Medical by requesting copies in writing using the following contact information:

Ra Medical Systems, Inc.

Attn: Corporate Secretary

5857 Owens Drive, Suite 300

Carlsbad, CA 92009

Tel: (760) 804-1648

You may also request additional copies from Ra Medical’s proxy solicitor, Alliance Advisors, LLC, using the following contact information:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Tel: 833-945-2699

To ensure timely delivery of these documents, any request should be made no later than [•], 2022 to receive them before the special meeting. See “Where You Can Find Additional Information” beginning on page 241 of this proxy statement.

Page

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	11

SUMMARY	20

The Companies	20

The Combined Company; Summary of the Merger	21

Ra Medical’s Reasons for the Merger	22

Additional Factors and Risks Considered by the Ra Medical Board	23

Catheter’s Reasons for the Merger	24

Opinion of Objective	24

Overview of the Merger Agreement	25

Support Agreements	28

Lock-up Agreements	28

Debt Settlement Agreements	28

Management Following the Merger	28

The Board of Directors and Executive Officers Following the Merger	28

Interests of Ra Medical’s Directors and Executive Officers in the Merger	28

Interests of Catheter’s Directors and Executive Officers in the Merger	29

Federal Securities Law Consequences; Resale Restrictions	30

Material U.S. Federal Income Tax Consequences of the Merger	30

Regulatory Approvals	30

Anticipated Accounting Treatment	30

Appraisal Rights	30

MARKET PRICE AND DIVIDEND INFORMATION	31

RISK FACTORS	32

Risks Related to Our Merger with Catheter	32

Risks Related to Our Evaluation of Strategic Alternatives for our Legacy Assets	38

Risks Related to Ra Medical	39

Risks Related to the Ongoing Business of Catheter	90

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	111

THE MERGER	112

Background of the Merger	112

Ra Medical’s Reasons for the Merger; Additional Factors and Risks Considered by the Ra Medical Board; Recommendations of the Ra Medical Board of Directors	120

Catheter’s Reasons for the Merger	122

Certain Ra Medical Management Unaudited Prospective Financial Information	124

Opinion of Objective	127

ANNEX A—MERGER AGREEMENT

ANNEX B—OPINION OF OBJECTIVE

ANNEX C—2018 PLAN, AS AMENDED BY PROPOSAL 2

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Except as specifically indicated, the following information and all other information contained in this proxy statement gives effect to a reverse stock split of Ra Medical’s common stock, as approved by Ra Medical’s stockholders at a special meeting on September 20, 2022, at a ratio of one new share for every 50 shares outstanding as determined by Ra Medical’s Board on September 20, 2022, which was effective at 4:01 p.m. Eastern time on September 30, 2022 (the “Reverse Stock Split”). The following section provides answers to frequently asked questions about the special meeting of stockholders and the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages below. You should carefully read this entire proxy statement, including each of the annexes.

Q:	What is the merger?

A:

On September 9, 2022, Ra Medical and Catheter Precision, Inc., a privately-owned Delaware corporation (“Catheter”), entered into an Agreement and Plan of Merger, as may be amended from time to time (the “merger agreement”), by and among Ra Medical, Catheter, Rapid Merger Sub 1, Inc., a newly-created wholly-owned subsidiary of Ra Medical (“First Merger Sub”), and Rapid Merger Sub 2, LLC, a newly-created wholly owned subsidiary of Ra Medical (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, the First Merger Sub will merge with and into Catheter, with Catheter being the surviving corporation (the “First Merger Surviving Company”) and a wholly-owned subsidiary of Ra Medical (the “First Effective Time”), and then, immediately following the First Effective Time, and as part of the same overall transaction, the First Merger Surviving Company will merge with and into the Second Merger Sub (the “Second Effective Time”), with the Second Merger Sub being the surviving limited liability company (the “Second Merger Surviving Company”) (such transactions collectively, the “merger”, with Ra Medical following the merger being referred to herein as the “combined company”).

As a result of the merger, (i) Catheter would merge into Second Merger Sub and become a wholly-owned subsidiary of Ra Medical; (ii) upon closing of the merger, (A) stakeholders in Catheter immediately prior to the merger, including Catheter stockholders, the Catheter Notes holders and Catheter Option holders, would, immediately following the closing of the merger, own approximately 79.37% of the economic value of the combined company, subject to downwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash (as defined in the merger agreement) greater than $8,000,000; and (B) Ra Medical’s stockholders (together with the holders of any convertible instruments including options and warrants that may be in the money at the time of closing) immediately prior to the merger would own approximately 20.63% of the combined company as of such time, subject to upwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash greater than $8,000,000; and (iii) the Second Merger Sub, to be renamed Catheter Precision LLC and which will be wholly-owned by the combined company, will assume all of Catheter’s assets and liabilities and be the operating entity focused on the current business of Catheter going forward.

Upon consummation of the merger, the combined company’s headquarters is expected to move to New Jersey. The combined company is not expected to use Ra Medical’s legacy assets or continue its legacy lines of business, but will shift the focus of its operations to Catheter’s product lines. For further information about Catheter’s products, see “Catheter’s Business” beginning on page 176 of this proxy statement.

Q:	What will happen to Ra Medical if, for any reason, the merger with Catheter does not close?

A:

Ra Medical has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with Catheter. In the event the merger does not close, Ra Medical will have a limited ability to continue its current operations without obtaining additional financing. Although the Ra Medical Board may elect, among other things, to attempt to complete another strategic transaction if the merger with Catheter does not close, the Ra Medical Board may instead divest all or a portion of Ra Medical’s business or take steps necessary to liquidate or dissolve Ra Medical’s business and assets if a viable alternative strategic transaction is not available. If the Ra Medical Board decides to dissolve and liquidate Ra Medical’s assets, Ra Medical would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or the timing of such a liquidation and distribution of available cash left to distribute to stockholders after paying the obligations of Ra Medical and setting aside funds for reserves.

Q:	Why is Ra Medical proposing to merge with Catheter?

A:

The Ra Medical Board considered a number of factors that supported its decision to approve the merger agreement. In the course of its deliberations, the Ra Medical Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement.

For a more complete discussion of Ra Medical’s reasons for the merger, please see the section entitled “The Merger—Ra Medical’s Reasons for the Merger; Additional Factors and Risks Considered by the Ra Medical Board; Recommendations of the Ra Medical Board of Directors” beginning on page 120 of this proxy statement.

Q:	What is required to consummate the merger?

A:

The consummation of the proposed merger with Catheter is subject to a number of closing and other conditions, including that Ra Medical’s stockholders approve the merger, the merger agreement and the transactions contemplated thereunder, which requires the affirmative vote of a majority of the shares of Ra Medical common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on the subject matter.

For a more complete description of the closing and other conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 145 of this proxy statement.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?

A

Neither Ra Medical nor Catheter is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Ra Medical must comply with applicable federal and state securities laws and the NYSE American rules in connection with the issuance of shares of Ra Medical common stock in the merger, including the filing with the SEC of this proxy statement and the required stockholder approval for the resulting issuance of more than 20% of outstanding Ra Medical common stock and the “change of control” of Ra Medical under the NYSE American rules. Prior to consummation of the merger, Ra Medical intends to file an initial listing application with NYSE American pursuant to NYSE American’s “reverse merger” rules and to effect the initial listing of Ra Medical common stock issuable in connection with the merger. In addition, proposed financings in connection with raising sufficient funds to meet the Net Cash at closing requirements may also require SEC filings, and in certain instances, action by the SEC before the financings can proceed.

For a more complete description of the closing and other conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 145 of this proxy statement.

Q:	What will Catheter’s stockholders receive in the merger?

A:

Immediately upon the First Effective Time, each share of Catheter common stock issued and outstanding immediately prior to the First Effective Time (subject to certain exclusions set forth in the merger agreement) will be converted into and represent the right to receive a number of shares of the Ra Medical common stock equal to the exchange ratio such that the Catheter stockholders, the Catheter Notes holders and the Catheter Options holders will be allocated approximately 79.37% of the economic value of the combined company immediately after the closing of the merger, subject to downwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash greater than $8,000,000, as further discussed below. The exchange ratio will be determined, following the conversion of certain Catheter indebtedness (consisting of certain convertible promissory notes (the “Catheter Notes”) representing an aggregate principal amount of $25,465,000) pursuant to the Debt Settlement Agreements (as defined in the merger agreement) into shares of Ra Medical common stock, at a conversion price equal to seventy five percent (75%) of the lower of the following: (x) the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on the last trading day prior to the closing date of the merger, as reported by Bloomberg; or (y) the average of the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full trading days ending on the last trading day immediately prior to such closing date, and the assumption of Catheter Options (as defined below). Because the conversion price of the Catheter Notes depends upon future stock prices for Ra Medical common stock, and because the merger consideration will be used to pay down the Catheter Notes prior to any distribution to Catheter equityholders, the amount of merger consideration that will become payable to Catheter stockholders, if any, is not yet known. In exchange for the forgiveness of the interest accrued but remaining unpaid under the Catheter Notes, under the terms of the Debt Settlement Agreements the holders of Catheter Notes would also be entitled to receive certain royalty rights which would equal, in aggregate, 12% per year on net sales, if any, of Catheter’s surgical vessel closing pressure device, which is currently under development by Catheter. For a more complete description of the Debt Settlement Agreements, please see the section entitled “Agreements Related to the Merger—Debt Settlement Agreements” beginning on page 150 of this proxy statement.

Giving effect to the Reverse Stock Split, and assuming (i) no exercise of outstanding options to purchase shares of Ra Medical common stock or Catheter common stock prior to the closing of the merger, (ii) 2,828,073 shares of Ra Medical common stock outstanding immediately pre-closing, which includes an assumed 666,667 shares issued in financings between November 1, 2022 and the closing (representing $3,000,000 worth of shares of Ra Medical common stock sold and issued at $4.50 per share, which is an assumed per share offering price equal to the minimum share price that is a condition to the closing of the merger), (iii) $8,000,000 of Net Cash at the closing of the merger, and 10,096,055 shares of Catheter common stock outstanding, not including shares underlying the Catheter Notes, (iv) a conversion price for the Catheter Notes of $3.375 per share, and (v) that no convertible securities of Ra Medical will be in-the-money at the closing of the merger, the exchange ratio is estimated to be approximately 0.2966 shares of Ra Medical common stock for each share of Catheter common stock, and (A) the Catheter stockholders, the Catheter Notes holders and the Catheter Options (as defined below) holders would be allocated approximately 79.37% of the economic value of the combined company immediately after the closing of the merger and (B) Ra Medical’s stockholders (together with the holders of any convertible instruments including options and warrants that may be in the money at the time of closing) immediately prior to the merger would own approximately 20.63% of the combined company. For a more complete description of the exchange ratio, please see the section entitled “The Merger Agreement—Merger Consideration; Exchange and Payment” beginning on page 142 of this proxy statement.

Q:	What will Ra Medical’s stockholders receive in the merger?

A:	Ra Medical’s stockholders will continue to own and hold their existing shares of Ra Medical common stock. Any equity grants will remain unchanged in accordance with their current terms.

Q:	Will Ra Medical need to raise additional financing in order to consummate the potential merger with Catheter?

A:

Ra Medical expects that it will need to raise additional financing in an amount of between $2,000,0000 and $3,000,000 in order to consummate the potential merger with Catheter, including in order to meet the $8 million “Net Cash” closing requirement under the merger agreement and additional original listing requirements of the NYSE American. Ra Medical’s stockholders should carefully read the section of this proxy statement entitled “Risk Factors – We anticipate needing to raise additional funds in order to consummate the merger with Catheter. Future sales and issuances of a substantial number of shares of our common stock or rights to purchase common stock by our stockholders in the public market are likely to result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall. Such financings may have terms or rights superior to those of our shares of common stock and may not be on favorable terms to us, which could adversely affect the market price of our shares of common stock and our business or the rights of our stockholders.” beginning on page 34, which sets forth certain risks and uncertainties related to a potential financing.

Q:	What are the material U.S. federal income tax consequences of the merger to Ra Medical stockholders?

A:

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Ra Medical stockholders will not sell, exchange or dispose of any shares of Ra Medical common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Ra Medical stockholders as a result of the merger. For a more complete description of the material U.S. federal income tax consequences of the merger, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 137 of this proxy statement.

Q:

Why is Ra Medical seeking stockholder approval of the merger, the merger agreement and the transactions contemplated thereunder, including the issuance of shares of Ra Medical common stock to existing stockholders of Catheter in the merger?

A:

Because Ra Medical common stock is listed on NYSE American, we are subject to the NYSE American rules. NYSE American Company Guide Section 712(b) requires stockholder approval in connection with the acquisition of another company if the NYSE American-listed company will issue more than 20% of its outstanding common stock, and NYSE American Company Guide Section 713(b) requires stockholder approval when the issuance or potential issuance of additional shares will result in a change of control of the issuer, including, but not limited to, those issuances that constitute a “reverse merger” under the NYSE American rules. Upon closing of the merger, (A) stakeholders in Catheter immediately prior to the merger, including Catheter stockholders, the Catheter Notes holders and Catheter Option holders, would, immediately following closing, own approximately 79.37% of the economic value of the combined company, subject to downwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash (as defined in the merger agreement) greater than $8,000,000; and (B) Ra Medical’s stockholders (together with the holders of any convertible instruments including options and warrants that may be in the money at the time of closing) immediately prior to the merger would own approximately 20.63% of the combined company as of such time, subject to upwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash greater than $8,000,000. Accordingly, Ra Medical is seeking stockholder approval of the merger, the merger agreement and the transactions contemplated thereunder, including the issuance of common stock pursuant to the merger agreement under the NYSE American rules.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you have been identified as a stockholder of Ra Medical as of the record date, and thus you are entitled to vote at Ra Medical’s special meeting. This document contains important information about the merger and the special meeting of Ra Medical and serves as a proxy statement of Ra Medical used to solicit proxies for the special meeting, and you should read it carefully.

Q:	How does Ra Medical’s board of directors recommend that Ra Medical’s stockholders vote?

A:	After careful consideration, the Ra Medical Board recommends that Ra Medical’s stockholders vote:

•

FOR Proposal 1 to approve of the merger, the merger agreement and the transactions contemplated thereunder, including the issuance of Ra Medical common stock pursuant to the merger agreement and the resulting issuance of more than 20% of its outstanding common stock and the change of control of Ra Medical pursuant to the NYSE American rules;

•	FOR Proposal 2 to approve the amendment to the 2018 Plan;

•

FOR Proposal 3 to ratify the appointment of Haskell & White LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, if the merger is not consummated; and

•	FOR Proposal 4 to approve an adjournment of the special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and/or 2.

Q:	What risks should Ra Medical’s stockholders consider in deciding whether to vote in favor of the merger?

A:

Ra Medical’s stockholders should carefully read the section of this proxy statement entitled “Risk Factors” beginning on page 32, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, risks and uncertainties to which Ra Medical, as an independent company, is subject and risks and uncertainties to which Catheter, as an independent company, is subject.

Q:	When do you expect the merger to be consummated?

A:

The consummation of the merger will occur as promptly as practicable after the special meeting and following satisfaction or waiver of all closing conditions. Ra Medical and Catheter anticipate that the consummation of the merger will occur in the fourth quarter of 2022. However, the exact timing of the consummation of the merger is not yet known. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 145 of this proxy statement.

Q:	What happens if Ra Medical’s stockholders do not approve the merger proposal, or any of the other proposals set forth in this proxy statement?

A:

In the event that Ra Medical’s stockholders do not approve the merger proposal (Proposal 1), per the terms of the merger agreement, Ra Medical will use commercially reasonable efforts to call a stockholder meeting every ninety (90) days to seek stockholder approval of the merger proposal until stockholder approval of the merger proposal is obtained, unless the merger agreement is terminated. While the approval of Proposal 2 is not a necessary condition to the completion of the merger, the Ra Medical Board believes that the approval of Proposal 2 is in the best interest of Ra Medical and its stockholders, and accordingly Ra Medical plans to call a stockholder meeting every ninety (90) days to seek stockholder approval of Proposal 2 until stockholder approval is obtained or the Ra Medical Board determines that it should abandon Proposal 2. If Proposal 3 is not approved by our stockholders, Ra Medical’s audit committee may reconsider whether it should appoint another independent registered public accounting firm, but stockholder approval of Proposal 3 is not required to appoint Haskell & White as the Company’s independent registered public accounting firm under Ra Medical’s bylaws or other applicable legal requirements. If Ra Medical fails to receive a sufficient number of votes to approve Proposal 1 or Proposal 2, Ra Medical may propose to adjourn the special meeting (Proposal 4). Ra Medical currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposals 1 and 2.

Q:	What constitutes a quorum for purposes of the special meeting?

A:

A quorum is the minimum number of shares required to be present or represented at the special meeting for the meeting to be properly held under our bylaws and Delaware law. Holders of one-third of the voting power of our issued and outstanding Common Stock as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy to hold and transact business at the special meeting. On the record date, there were 2,161,406 shares outstanding and entitled to vote. Thus, the holders of at least 720,469 shares must be present in person or represented by proxy at the special meeting to have a quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively may adjourn the meeting to another date.

Q:	What are broker non-votes?

A:

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker holding the shares as to how to vote on matters deemed “non-routine” and there is at least one “routine” matter to be voted upon at the meeting. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions, the broker can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker votes shares on the “routine” matters, but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Q:	What matters are considered “routine” and “non-routine”?

A:

The auditor ratification proposal (Proposal 3) and the adjournment proposal (Proposal 4) are expected to be considered “routine” matters. The merger proposal (Proposal 1) and the plan increase proposal (Proposal 2) are expected to be considered “non-routine.”

Q:	What are the effects of abstentions and broker non-votes?

A:

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the special meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum but will not be counted as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on the subject matter (e.g., Proposals 1 through 4). Therefore, abstentions will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on those proposals.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the special meeting but will not be counted as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares of Ra Medical common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on the subject matter (e.g., Proposals 1 through 4). Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on those proposals.

Q:	What vote of our stockholders is required to approve each of the proposals?

A:

The approval of the merger proposal requires the affirmative vote of a majority of the shares of Ra Medical common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes and abstentions have the same effect by making a quorum more readily attainable but will not otherwise affect the outcome of the vote on this proposal.

The approval of the plan increase proposal requires the affirmative vote of a majority of the shares of Ra Medical common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes and abstentions have the same effect by making a quorum more readily attainable but will not otherwise affect the outcome of the vote on this proposal.

The approval of the auditor ratification proposal requires the affirmative vote of a majority of the shares of Ra Medical common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes and abstentions have the same effect by making a quorum more readily attainable but will not otherwise affect the outcome of the vote on this proposal.

The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Ra Medical common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes and abstentions have the same effect by making a quorum more readily attainable but will not otherwise affect the outcome of the vote on this proposal.

Q:	What do I need to do now?

A:

You are urged to read this proxy statement carefully, including each of the annexes, and to consider how the merger affects you. If your shares are registered directly in your name, you may submit your proxy by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date and sign the enclosed proxy card and mail return it in the enclosed postage-paid envelope. If your shares of Ra Medical common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card by your bank, broker or other nominee. Beneficial owners can vote by following the instructions provided by their bank, broker or other nominee. Alternatively, stockholders can vote online during the special meeting. The special meeting will be held by audio webcast. In order to attend the special meeting and vote, you must first register at www.viewproxy.com/RMEDSM/2022 by 8:59 p.m. Pacific time on [•], 2022. If you are a beneficial owner, you must first obtain a legal proxy from your bank, broker or other nominee and submit it when you register. After registering you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote.

Q:	What happens if I do not return a proxy card or otherwise fail to provide proxy instructions?

A:

For shareholders of record, the failure to return your proxy card, failure to provide proxy instructions by telephone or via the internet, or failure to vote your shares live during the meeting via the internet will cause your shares to not be counted as votes cast either affirmatively or negatively, or abstaining from the vote, on any proposals being submitted for stockholder approval at the special meeting and will cause your shares to not be counted for purposes of determining whether a quorum is present at the special meeting.

For beneficial owners of shares held in “street name”, if you fail to provide timely instructions on how to vote, your broker, bank or other nominee has the discretion to vote your shares on the auditor ratification proposal (Proposal 3) and the adjournment proposal (Proposal 4), which are the only “routine” matters, which shares will be counted as present and entitled to vote for purposes of determining a quorum.

Q:	May I vote in person?

A:

Ra Medical is hosting the special meeting virtually. There will be no physical location for stockholders to attend. Follow the instructions above to attend the special meeting virtually and vote online.

Q:	May I change my vote after I have submitted a proxy by telephone or via the internet or mailed my signed proxy card?

A:

Any Ra Medical stockholder of record voting by proxy, other than those Ra Medical stockholders who have executed a support agreement, has the right to revoke the proxy at any time before the polls close at the special meeting by delivery of a written notice stating that he, she or it would like to revoke his, her or its proxy to Ra Medical’s Secretary, by providing a duly executed proxy card bearing a later date than the proxy being revoked, by submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before 8:59 p.m. Pacific Time on [•], 2022 or by attending the special meeting via the Internet and voting during the special meeting. Attendance alone at the special meeting will not revoke a proxy. If a stockholder of Ra Medical has instructed a broker to vote its shares of Ra Medical common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Q:	Who will count the vote?

A:	Votes will be counted by the inspector of elections appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions.

Q:	Am I entitled to appraisal rights?

A:	Ra Medical’s stockholders are not entitled to appraisal rights in connection with the merger or any of the proposals to be voted on at the special meeting.

Q:	Have Catheter’s stockholders agreed to adopt the merger agreement?

A:	No, Catheter stockholders have not yet approved the merger and related transactions.

Q:	Have any of Ra Medical’s stockholders agreed to vote in favor of the issuance of the shares in the merger?

A:

Yes. In connection with the execution of the merger agreement, holders of approximately 0.5% of the outstanding shares of Ra Medical common stock as of the record date have entered into support agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page 150 of this proxy statement, with Ra Medical and Catheter that provide, among other things, that the stockholders subject to these agreements will vote in favor of the issuance of shares of Ra Medical common stock in the merger and grant to Catheter an irrevocable proxy to vote all of such stockholders’ shares of Ra Medical common stock in favor of the approval of the issuance of the shares of Ra Medical common stock in the merger and against any proposal made in opposition to, or in competition with, the issuance of shares of Ra Medical common stock in the merger.

For a more complete discussion of the support agreements, please see the section entitled “Agreements Related to the Merger—Support Agreements” beginning on page 150 of this proxy statement.

Q: Who is paying for this proxy solicitation?

A: Ra Medical will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to Ra Medical’s stockholders. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Ra Medical and Catheter may use the services of their directors, officers and other employees to solicit proxies from Ra Medical’s stockholders without additional compensation. In addition, Ra Medical has engaged Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $80,000 in the aggregate. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Ra Medical common stock for the forwarding of solicitation materials to the beneficial owners of Ra Medical common stock. Ra Medical will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q: Who can provide me with additional information and help answer my questions?

A: If you would like additional copies, free of charge, of this proxy statement or if you have questions about the merger and the other proposals being considered at the special meeting, including the procedures for voting your shares, you should contact Alliance Advisors, LLC, Ra Medical’s proxy solicitor, by telephone at 833-945-2699.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the special meeting, you should read this entire proxy statement carefully, including the materials attached as annexes, as well as other documents referred to or incorporated by reference herein. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”.

The Companies

Ra Medical Systems, Inc.

5857 Owens Drive, Suite 300

Carlsbad, CA 92009

Tel: (760) 804-1648

Ra Medical Systems, Inc. is a medical device company that owns intellectual property related to an advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. Its excimer laser and single-use catheter system, together referred to as the DABRA Excimer Laser System, is used as a tool in the treatment of peripheral artery disease.

Rapid Merger Sub 1, Inc.

5857 Owens Drive, Suite 300

Carlsbad, CA 92009

Tel: (760) 804-1648

The merger subsidiary is a wholly-owned subsidiary of Ra Medical that was recently incorporated in Delaware for the purpose of the merger. It does not conduct any business and has no material assets.

Rapid Merger Sub 2, LLC

5857 Owens Drive, Suite 300

Carlsbad, CA 92009

Tel: (760) 804-1648

The merger subsidiary is a wholly-owned subsidiary of Ra Medical that was recently formed in Delaware for the purpose of the merger. It does not conduct any business and has no material assets.

Catheter Precision, Inc.

500 International Drive, Suite 255

Mt. Olive, NJ 07828

(973) 691-2000

Catheter Precision, Inc. is a U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products. Catheter Precision’s leadership team is led by founder and CEO David Jenkins, who has extensive experience growing medical device start-ups.

The Combined Company; Summary of the Merger

Pursuant to the merger agreement and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, the First Merger Sub will merge with and into Catheter, with Catheter being the surviving corporation (the “First Merger Surviving Company”) and a wholly-owned subsidiary of Ra Medical (the “First Effective Time”), and then, immediately following the First Effective Time, and as part of the same overall transaction, the First Merger Surviving Company will merge with and into the Second Merger Sub (the “Second Effective Time”), with the Second Merger Sub being the surviving limited liability company (the “Second Merger Surviving Company”) (such transactions collectively, the “merger”, with Ra Medical following the merger being referred to herein as the “combined company”). The principal executive office of the combined company will be located at 500 International Drive, Suite 255, Mt. Olive, NJ 07828.

Immediately upon the First Effective Time, each share of Catheter common stock issued and outstanding immediately prior to the First Effective Time (subject to certain exclusions set forth in the merger agreement) will be converted into and represent the right to receive, a number of shares of the Ra Medical common stock, equal to the exchange ratio, which is determined following the conversion of certain Catheter indebtedness (consisting of certain convertible promissory notes (the “Catheter Notes”) representing an aggregate principal amount of $25,465,000) pursuant to the Debt Settlement Agreements (as defined in the merger agreement) into shares of Ra Medical common stock, at a conversion price equal to seventy five percent (75%) of the lower of the following: (x) the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on the last trading day prior to the closing date of the merger, as reported by Bloomberg; or (y) the average of the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full trading days ending on the last trading day immediately prior to such closing date, and the assumption of Catheter Options (as defined below). Because the conversion price of the Catheter Notes depends upon future stock prices for Ra Medical common stock, and because the merger consideration will be used to pay down the Catheter Notes prior to any distribution to Catheter equityholders, the amount of merger consideration that will become payable to Catheter stockholders, if any, is not yet known. In exchange for the forgiveness of the interest accrued but remaining unpaid under the Catheter Notes, under the terms of the Debt Settlement Agreements, the holders of Catheter Notes would also be entitled to receive certain royalty rights which would equal, in aggregate, 12% per year on net sales, if any, of Catheter’s surgical vessel closing pressure device, which is currently under development by Catheter. For a more complete description of the Debt Settlement Agreements, please see the section entitled “Agreements Related to the Merger—Debt Settlement Agreements” beginning on page 150 of this proxy statement.

The exchange ratio is subject to adjustment based on Net Cash at closing, as described below. For a more complete description of the exchange ratio, please see the section entitled “The Merger Agreement—Merger Consideration; Exchange and Payment” beginning on page 142 of this proxy statement.

As a result of the merger, (i) Catheter would merge into Second Merger Sub and become a wholly-owned subsidiary of Ra Medical; (ii) upon closing of the merger, (A) stakeholders in Catheter immediately prior to the merger, including Catheter stockholders, the Catheter Notes holders and Catheter Option holders, would, immediately following closing, own approximately 79.37% of the economic value of the combined company, subject to downwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash (as defined in the merger agreement) greater than $8,000,000; and (B) Ra Medical’s stockholders (together with the holders of any convertible instruments including options and warrants that may be in the money at the time of closing) immediately prior to the merger would own approximately 20.63% of the combined company as of such time, subject to upwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash greater than $8,000,000; and (iii) the Second Merger Sub, to be renamed Catheter Precision LLC and which will be wholly-owned by the combined company, will assume all of Catheter’s assets and liabilities and be the operating entity focused on the current business of Catheter going forward. The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. The merger will be treated by Ra Medical as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, Catheter is considered to be acquiring Ra Medical in this transaction, and its historical financial statements will be those of the combined company following the merger.

In connection with the merger, Ra Medical would assume all outstanding options to purchase Catheter Common Stock (“Catheter Options”) whereby immediately prior to the First Effective Time, Catheter Options would cease to represent a right to acquire shares of Catheter common stock and would be assumed and converted, at the First Effective Time, into an option to purchase shares of Ra Medical common stock (such options once assumed and converted, the “Assumed Options”).

The Advances will not be converted into shares of Ra Medical common stock as a result of the merger but will instead be assumed by Ra Medical in connection with the merger, and are expected to be repaid at or shortly following the closing of the merger. For a more complete description of the Additional Debt, please see the section entitled “Catheter’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” beginning on page 207 of this proxy statement.

Ra Medical’s Reasons for the Merger

The Ra Medical Board considered various reasons for the merger, including, among others, the following factors:

•

Ra Medical’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives, the amount of capital that would need to be raised as well as the potential cost of the capital, the impact on current shareholders and the impact on the ability to raise capital in the future, as well as the risks of accomplishing those objectives;

•

Ra Medical’s business and financial prospects if it were to remain an independent company and the Ra Medical Board’s determination in March 2022 that there was substantial doubt regarding Ra Medical’s ability to continue as a going concern until commercialization or licensing of its technologies and that Ra Medical needed to enter into an agreement with a strategic partner for many reasons including to enhance the possibility of continued funding and to support Ra Medical to a point where its technology and assets could be commercialized or licensed, or otherwise sold;

•

the possible alternatives to the merger, the range of possible benefits and risks to the Ra Medical stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the Ra Medical Board’s assessment that the merger presented a superior opportunity to such alternatives for Ra Medical stockholders, including (i) continuing to focus Ra Medical’s resources on the Ra Medical’s legacy DABRA laser and single use catheter, or the DABRA system, and its pursuit of an atherectomy indication for use for the DABRA system, (ii) downsize Ra Medical and focus solely on the company’s lithotripsy efforts and (iii) a liquidation of Ra Medical and the distribution of any available cash;

•

the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Ra Medical’s public company structure with Catheter’s business to raise additional funds in the future, if necessary;

•

the ability of Ra Medical stockholders to participate in the future growth potential of the combined company following the merger, which will be focused on developing and commercializing novel technologies and solutions to improve the lives of patients with cardiac arrhythmias under the leadership of a world-class team with decades of medical device industry experience and a history of leading medical device companies to a point of commercialization and acquisition;

•

the process undertaken by the Ra Medical Board in connection with pursuing a strategic transaction, the results of discussions with third parties relating to a variety of strategic transactions and the terms and conditions of the proposed merger, in each case considering the current market dynamics;

•

current financial market conditions, including the impact of the novel coronavirus 2019 pandemic (“COVID-19”) on global financial markets, and historical market prices, volatility and trading information with respect to Ra Medical common stock;

•

the potential for obtaining a superior offer from an alternative purchaser considering the other potential strategic buyers previously identified and contacted by or on behalf of Ra Medical and the risk of losing the proposed transaction with Catheter;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations;

•	the negotiated right of Ra Medical to sell certain legacy assets prior to the closing of the merger and have the proceeds added to Ra Medical’s enterprise value;

•

the financial analysis presented by Objective Valuation, LLC (“Objective”) to the Ra Medical Board on September 8, 2022 and Objective’s opinion, dated September 8, 2022, to the Ra Medical Board that, as of such date, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations outlined in such opinion, the merger consideration was fair from a financial point of view, to the holders of Ra Medical common stock (as more fully described in the section titled “—Opinion of Objective”);

•

the risks and delays associated with, and uncertain value and costs to Ra Medical stockholders of, liquidating Ra Medical, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of the timing of the release of cash until contingent liabilities are resolved;

•

the fact that the liquidation of Ra Medical would result in a payment of between $3.50 and $4.00 per share of Ra Medical common stock (taking into account the right of those outstanding warrants which have a right to participate in any distribution by the Company to its stockholders), representing between $4.00 and $3.50 less per share than the value of the equity split on a per share basis at close on September 6, 2022, estimated on Ra Medical’s projected liabilities and cash burn rate through the applicable liquidation date, meaning that the closing of the proposed merger with Catheter had a greater likelihood of resulting in a higher value and near-term return for Ra Medical stockholders as opposed to a potentially drawn-out winddown and liquidation of the Company;

•

Ra Medical’s potential inability to maintain its listing on NYSE American without completing the merger due to the likelihood that the Company would be unable to meet the continued listing standards of the exchange in the absence of significant capital on acceptable economic terms, and that there was a high likelihood that sufficient capital would not be available on acceptable terms; and

•	the likelihood that the merger would be consummated.

Additional Factors and Risks Considered by the Ra Medical Board

In the course of its deliberations, the Ra Medical Board also considered, among other things, the following additional factors and risks:

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on Ra Medical’s business and stock price;

•	the challenges inherent in the combination of the two divergent businesses of the size and scope of Ra Medical and Catheter;

•	the substantial fees and expenses associated with completing the merger, including the costs associated with any related litigation; and

•

the risk that the merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Ra Medical as a standalone company because of such failure or delay, and that a more limited range of alternative strategic transactions may be available to Ra Medical in such an event and its likely inability to raise additional capital through the public or private sale of equity securities.

Although this discussion of the information and factors considered by the Ra Medical Board is believed to include the material factors considered by the Ra Medical Board, it is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the merger and the complexity of these matters, the Ra Medical Board did not find it practicable to and did not quantify or attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger and the merger agreement are advisable and in best interests of Ra Medical and Ra Medical stockholders. In addition, the Ra Medical Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Ra Medical Board, but rather the Ra Medical Board conducted an overall analysis of the factors described above, including discussions with and questioning of Ra Medical management, Wilson Sonsini Goodrich & Rosati, P.C., outside counsel to Ra Medical, Objective Valuation, LLC and Ladenburg Thalmann & Co. Inc., financial advisor to Ra Medical.

For more information on the Ra Medical Board’s reasons for the transaction, see the section entitled “The Merger—Ra Medical’s Reasons for the Merger; Additional Factors and Risks Considered by the Ra Medical Board; Recommendations of the Ra Medical Board of Directors” beginning on page 120 of this proxy statement.

Catheter’s Reasons for the Merger

The board of directors of Catheter (the “Catheter Board”) considered various reasons for the merger, including, among others, the following factors:

•

Catheter’s need for capital to support the development of its products and proposed products and the potential to access public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a privately-held company;

•

the value offered to Catheter’s stockholders pursuant to the merger would be more favorable to Catheter’s stockholders than the potential value that might reasonably be expected to result from remaining as an independent company or attempting to seek a different strategic transaction;

•

Catheter’s recurring losses and net capital deficiency that raise substantial doubt regarding Catheter’s ability to continue as a going concern, requiring Catheter to raise additional capital to continue to support its operations at its current cash expenditure levels;

•	providing opportunities for potential future buy-and-build strategic acquisitions and partnerships that would not be available to Catheter as a standalone company;

•

the potential for the combined company’s larger market capitalization to attract additional institutional investors and increase visibility to analysts and generally offer the ability to attract heightened investor attention, which would then have a favorable impact on stockholder liquidity and stock value;

•	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;

•

the willingness of holders of Secured Convertible Promissory Notes issued by Catheter (the “Catheter Notes”) to convert their notes into shares of Ra Medical common stock pursuant to the terms described in the merger agreement;

•	the expectation that the merger would be a more time- and cost-effective means to access capital than other options considered;

•

the availability of appraisal rights under the DGCL to holders of Catheter’s capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Catheter capital stock as determined by the Delaware Court of Chancery; and

•	the terms and conditions of the merger agreement, including, without limitation, the following:

•

the expectation that the merger will qualify as a transaction described under Section 368(a) of the Code for U.S. federal income tax purposes, with the result that Catheter’s stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Catheter common stock for Ra Medical common stock pursuant to the merger; and

•

the belief that the other terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction.

For more information on the Catheter Board’s reasons for the transaction, see the section entitled “The Merger—Catheter’s Reasons for the Merger” beginning on page 122 of this proxy statement.

Opinion of Objective

Pursuant to an engagement letter dated July 12, 2022, the Ra Medical Board engaged Objective Valuation, LLC (“Objective”) to render an opinion, as to the fairness, from a financial point of view, to the Company of the Aggregate Consideration (as defined in Objective’s opinion) to be paid by the Company in the proposed merger with Catheter.

On September 8, 2022, Objective orally rendered its opinion to the Ra Medical Board, (which was subsequently confirmed in writing by delivery of Objective’s written opinion to the Board on September 8, 2022) as to the fairness, from a financial point of view to the Company of the Aggregate Consideration to be paid by the Company in the merger pursuant to the merger agreement.

Objective’s opinion was directed to the Ra Medical Board (in its capacity as such) and only addressed the fairness, from a financial point of view to the Company of the Aggregate Consideration to be issued by the Company in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Objective’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B and describes the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters considered by Objective in connection with the preparation of its opinion. However, neither Objective’s opinion, nor the summary of the opinion and the related analyses set forth in this proxy statement, constitute advice or a recommendation to the Ra Medical Board, any security holder or any other person as to how to act of vote or make any election with respect to any matter relating to the merger or otherwise.

Analysis and Inquiries

In connection with its opinion, Objective made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Objective performed the following:

•	reviewed a draft of the merger agreement and discussed its terms with the Ra Medical Board;

•

reviewed certain information relating to the historical, current and projected future operations, financial condition and prospects of the Company and Catheter made available by the Company and Catheter, and, in connection therewith, reviewed the financial and operating performance of companies with publicly traded equity securities that Objective deemed to be relevant;

•	reviewed the Company’s and Catheter’s audited financial statements for the years ended December 31, 2019, 2020, and 2021;

•	reviewed the Company’s and Catheter’s unaudited draft interim financial statements for the period ended June 30, 2022;

•	reviewed Catheter’s five and ten-year projections through December 31, 2032, prepared by management of the Catheter (the “Projections”);

•

reviewed the current economic conditions in general and for the Company’s and Catheter’s industry sector(s), based on discussions with the Company and Catheter, industry research, and certain research provided to Objective by the Company and Catheter;

•	compared the financial terms of the transaction with the financial terms of certain other precedent transactions that Objective deemed relevant; and

•	reviewed certain other publicly available financial data and historical trading prices for certain companies that Objective believed to be similar to the Company and Catheter.

Overview of the Merger Agreement

Effective Time; Merger Consideration

At the effective time of the merger:

•

any shares of Catheter common stock held as treasury stock immediately prior to the effective time of the merger shall be canceled and retired and shall cease to exist with no consideration delivered in exchange;

•

each share of Catheter common stock outstanding immediately prior to the effective time of the merger (excluding shares of Catheter common stock held as treasury stock or held by a holder who is entitled to demand and who properly demands appraisal of such shares in accordance with Delaware law) shall be converted solely into the right to receive a number of shares of Ra Medical common stock equal to the exchange ratio, subject to adjustment to the extent that, and by the amount in which, Ra Medical delivers Net Cash (as defined in the merger agreement) greater than $8,000,000; and

•

no fractional shares of Ra Medical common stock will be issuable to Catheter stockholders pursuant to the merger, and any fractional shares of Ra Medical common stock that a holder of shares of Catheter Common Stock or Catheter Notes is entitled to receive upon the conversion of shares of Catheter Common Stock or Catheter Notes shall be rounded up to the nearest share; any fractional shares that a Catheter holder is entitled to receive shall be aggregated together prior to rounding such holder’s shares of Ra Medical common stock up to the nearest share.

Treatment of Options and Other Equity-Based Awards

At the effective time of the merger, each outstanding option to purchase shares of Catheter common stock (the “Catheter Options”) granted under Catheter’s Amended and Restated 2009 Equity Incentive Plan (the “Catheter Plan”), whether vested or unvested, shall cease to represent a right to acquire shares of Catheter common stock and shall immediately vest, if not already vested, and be assumed and converted into an option to purchase shares of Ra Medical common stock (an “Assumed Option”), on the same terms and conditions (including any forfeiture and post-termination exercise provisions as were applicable to such Catheter Options as of immediately prior to the effective time). The number of shares of Ra Medical common stock subject to each Assumed Option shall be determined by multiplying (A) the number of shares of Catheter common stock that were subject to such Catheter Option, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio, and rounding the resulting number up to the nearest whole number of shares of Ra Medical common stock, (iii) the per share exercise price for the Ra Medical common stock issuable upon exercise of each Assumed Option shall be determined by dividing (A) the per share exercise price of Catheter common stock subject to such Catheter Option, as in effect immediately prior to the effective time of the merger, rounded up to the nearest whole cent by (B) the exchange ratio. Ra Medical will use commercially reasonable efforts to ensure that, as of the effective time of the merger, no holder or former holder of a Catheter Option or a participant in the Catheter Plan will have any rights to acquire, or other rights in respect of, the capital stock of Catheter.

Treatment of Catheter Notes and Advances

Pursuant to the Debt Settlement Agreements (as defined in the merger agreement), at the effective time of the merger, certain Catheter indebtedness (consisting of certain convertible promissory notes (the “Catheter Notes”) representing an aggregate principal amount of $25,465,000) shall convert into shares of Ra Medical common stock, at a conversion price equal to seventy five percent (75%) of the lower of the following: (x) the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on the last trading day prior to the closing date of the merger, as reported by Bloomberg; or (y) the average of the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full trading days ending on the last trading day immediately prior to such closing date, and the assumption of Catheter Options (as defined below).

In exchange for the forgiveness of the interest accrued but remaining unpaid under the Catheter Notes, under the terms of the Debt Settlement Agreements, the holders of Catheter Notes would also be entitled to receive certain royalty rights which would equal, in aggregate, 12% per year on net sales, if any, of Catheter’s surgical vessel closing pressure device, which is currently under development by Catheter. For a more complete description of the Debt Settlement Agreements, please see the section entitled “Agreements Related to the Merger—Debt Settlement Agreements” beginning on page 150 of this proxy statement.

As of the date hereof, Catheter has incurred additional debt in the form of short-term, interest-free Advances from Mr. Jenkins in the principal amount of $825,000, and expects that additional Advances will be required prior to consummating the merger in order for Catheter to continue operations. The Advances are not included in the Debt Settlement Agreements and will not be so discharged. The Advances are expected to be repaid at or shortly following closing of the merger. See “Catheter’s Management’s Discussion and Analysis – Liquidity and Capital Resources” beginning on page 207 of this proxy statement.

Closing Conditions

Each party’s obligation to effect the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the effective time of the merger, of various conditions, which include the following:

•

Catheter shall have delivered the PPM/Joint Information Statement (as defined in the merger agreement) to any Catheter securityholders anticipated to receive shares of Ra Medical common stock pursuant to the merger or who are entitled to receive notice that the Catheter stockholders have acted by written consent in lieu of a meeting to approve the merger and the transactions contemplated by the merger agreement, if and when such approval is obtained, and informing all Catheter stockholders that any stockholder who has not approved the merger is entitled to appraisal rights pursuant to Section 262(d)(2) of the Delaware General Corporate Law;

•	Ra Medical shall have entered into an exchange agent agreement with the exchange agent pertaining to the exchange of shares of Catheter common stock for shares of Ra Medical common stock;

•	no law or order preventing the closing of the merger and the related transactions;

•	the HHS Confirmation (as defined in the merger agreement) shall continue to be in effect and certain requirements regarding outstanding litigation shall be satisfied;

•	Ra Medical furnishing Net Cash (as defined in the merger agreement) greater than $8,000,000;

•	at the effective time of the merger, the Ra Medical Board shall have five (5) members, including David Jenkins who shall be appointed to the Ra Medical Board as Executive Chairman;

•

the entry into the Executive Chairman Agreement (as defined in the merger agreement) pursuant to which David Jenkins shall be appointed to the Ra Medical Board and shall be paid an annual salary of $300,000;

•

the last closing sale price of Ra Medical common stock prior to 4:00 p.m. (New York City time) on the last trading day prior to the closing is equal to or greater than $4.50, and the average of the last closing sale price of Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full trading days prior to the closing is equal to or greater than $4.50;

•

other than the letter dated August 31, 2022 from the NYSE American LLC, Ra Medical shall not have received correspondence from the NYSE American or the staff thereof relating to the delisting, or maintenance of listing, of Ra Medical’s Common Stock on the NYSE American, and Catheter shall have received assurance in form and substance satisfactory to Catheter that the transactions contemplated by the merger agreement will not cause Ra Medical to be delisted from the NYSE American;

•	Catheter shall have entered into a Debt Settlement Agreement with each of the holders of Catheter Notes;

•	lock-up agreements have been entered into by and among Ra Medical, Catheter, and certain persons who are directors, officers and/or significant stockholders of Ra Medical;

•	Ra Medical shall have sublet or terminated the lease with respect to its corporate headquarters and manufacturing facility;

•	Catheter and Ra Medical shall have received the approval from their respective stockholders necessary to approve the merger and the transactions contemplated by the merger agreement;

•	that Ra Medical has entered into release agreements with certain of its officers and employees relating to existing change of control and severance agreements; and

•

each of the representations and warranties of Ra Medical and Catheter set forth in the merger agreement shall have been true as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Parent Material Adverse Effect (as defined in the merger agreement) with respect to Ra Medical, or a Material Adverse Effect (as defined in the merger agreement) with respect to Catheter.

Termination of the Merger Agreement

Either Ra Medical or Catheter can terminate the merger agreement under specified circumstances, which would prevent the merger from being consummated. See “The Merger Agreement—Termination” beginning on page 148 of this proxy statement.

Support Agreements

In connection with the execution of the merger agreement, Ra Medical entered into Support Agreements with the Company’s directors, officers and certain stockholders of Ra Medical owning in the aggregate approximately 0.5% of the outstanding shares of Ra Medical common stock. The Support Agreements provide that, among other things, each of the stockholders has agreed to vote or cause to be voted all of the shares of Ra Medical common stock owned by such stockholder in favor of the merger, and the issuance of the shares of Ra Medical common stock pursuant to the terms of the merger agreement.

Lock-up Agreements

As a condition to closing, each of the directors and officers of Ra Medical and Catheter, and certain stockholders of Ra Medical and Catheter shall have entered into Lock-Up Agreements that are continuing in effect upon the closing of the merger, pursuant to which such officers, directors and stockholders accepted certain restrictions on transfers of any shares of Ra Medical common stock or any securities convertible into or exercisable or exchangeable for Ra Medical common stock held by such officer, director or stockholder during the period commencing upon (i) with respect to Ra Medical stockholders, officers and directors, the execution and delivery of the merger agreement, and (ii) with respect to Catheter stockholders, officers and directors, the closing of the merger, and ending on the date that is 180 days after the date of closing of the merger.

Debt Settlement Agreements

In addition to the conversion of outstanding principal into Ra Medical common stock, if the merger closes, additional royalty rights with respect to the surgical vessel closing pressure device, which is currently under development by Catheter, are expected to be granted to the holders of Catheter’s currently outstanding convertible promissory notes (the “Catheter Notes”) in exchange for forgiveness of the interest that has accrued under those notes but remains unpaid, pursuant to the terms of certain Debt Settlement Agreements entered into in connection with the merger. The agreements provide for the Catheter Notes holders to receive, in the aggregate, 12% of the Net Sales (as defined in the merger agreement), if any, of the surgical vessel closing pressure device.

Management Following the Merger

At the effective time of the merger, the executive management team of the combined company is expected to include the following individuals:

Name	Position with the Combined Company	Current Position
David Jenkins	Executive Chairman and Chief Executive Officer	Chief Executive Officer of Catheter

The Board of Directors and Executive Officers Following the Merger

The merger agreement provides that the board of directors of the combined company will consist of David Jenkins and four other directors. Immediately following, and contingent upon the merger, David Jenkins will be Executive Chairman and Chief Executive Officer of the combined company. Although a search for a Chief Financial Officer is underway, the position has not yet been filled with a permanent replacement. The current Interim Chief Financial Officer, Brian Conn, has agreed to provide transition services as Head of Finance and perform substantially the same day-to-day duties as his current role, including oversight of financial controls, risk management, financial analysis and preparation of financial reports following the closing of the merger, and is currently not expected to remain as the Company’s interim Chief Financial Officer or principal accounting officer/principal financial officer following the closing of the merger. If the Chief Financial Officer position has not been filled at the time of the closing of the merger, David Jenkins will serve temporarily as the combined company’s principal financial officer and, accordingly will assume the requisite authority and responsibility.

Interests of Ra Medical’s Directors and Executive Officers in the Merger

Ra Medical’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Ra Medical stockholders generally. These interests include:

•

Ra Medical’s directors and executive officers hold Ra Medical options, restricted stock awards, and restricted stock unit awards, which will be continued following the merger. All outstanding equity awards held by Ra Medical’s non-employee directors will accelerate and vest in connection with the merger under the Outside Director Compensation Policy.

•

Ra Medical’s Chief Executive Officer, Jonathan Will McGuire, is party to a change in control and severance agreement that provides for certain severance payments and other benefits in connection with his resignation from Ra Medical, which is expected to occur effective at the closing of the merger; and

•	Ra Medical’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Ra Medical’s Directors and Executive Officers in the Merger” beginning on page 132. The Ra Medical Board was aware of and considered these interests, among other matters, in reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Interests of Catheter’s Directors and Executive Officers in the Merger

Catheter’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Catheter’s stockholders generally. These interests include:

•

David Jenkins, the President and CEO of Catheter, and a member of its board of directors, is expected to become the Executive Chairman and CEO of the combined company immediately following the merger at an annual salary of $300,000. As an officer of the combined company, Mr. Jenkins will receive compensation from it that the other Catheter shareholders will not receive.

•

Mr. Jenkins and his affiliates hold approximately 98.8% of Catheter’s Secured Convertible Promissory Notes (the “Catheter Notes”), representing combined principal debt owing by Catheter of $25,140,000, as of the date of this proxy statement, and a trust (the “Stanzione Trust”) established by Dr. Daniel C. Stanzione, a member of the Catheter Board, holds Catheter Notes in a principal amount of $75,000. Upon consummation of the merger, each holder of Catheter Notes, in exchange for discharge of the principal of the Catheter Notes, will become entitled to a number of shares of Ra Medical common stock determined in accordance with a formula which will vary with the then-current trading price for Ra Medical’s common stock, plus a right to receive royalties in an aggregate amount of 12% of future sales of the surgical vessel closing pressure device in consideration for forgiving the interest accrued but remaining unpaid under the Catheter Notes. David A. Jenkins, Catheter’s Chairman of the Board and Chief Executive Officer, and his affiliates will receive 11.77%, and the Stanzione Trust will receive 0.05%. After taking into account the conversion feature of the Catheter Notes and giving effect to the Reverse Stock Split, and assuming (i) no exercise of outstanding options to purchase shares of Ra Medical common stock or Catheter common stock prior to the closing of the merger, (ii) approximately 2,828,073 shares of Ra Medical common stock outstanding immediately pre-closing, which includes an assumed 666,667 shares issued between November 1, 2022 and the closing (representing $3,000,000 worth of shares of Ra Medical common stock sold and issued at $4.50 per share, which is an assumed per share offering price equal to the minimum share price that is a condition to the closing of the merger), and 10,096,055 shares of Catheter common stock outstanding, not including shares underlying the Catheter Notes, (iii) an exchange ratio of approximately 0.2966 shares of Ra Medical common stock for each share of Catheter common stock, (iv) $8 million of Net Cash at the closing of the merger, (v) a conversion price for the Catheter Notes of $3.375 per share, based on an assumed stock price for Ra Medical of approximately $4.50 per share, and (vi) that no convertible securities of Ra Medical will be in-the-money at the closing of the merger, there will be a total of 13,367,478 shares of combined company common stock outstanding upon the closing of the merger, and Mr. Jenkins and his affiliates will be expected to beneficially own approximately 60.2% of Ra Medical common stock.

•

Mr. Jenkins has made additional Advances to Catheter in the amount of approximately $825,000 and is expected to continue to make Advances through the closing, although he is under no obligations to do so. The Advances do not bear interest and will not be converted with the Catheter Notes but are expected to be repaid at or shortly after closing of the merger.

•

Mr. Jenkins’ daughter, Missiaen Huck, is currently Catheter’s non-executive chief operating officer. She is expected to continue in that role following the closing of the merger at an annual salary of $165,000.

•

All of Catheter’s directors and executive officers also have options to purchase Catheter common stock (the “Catheter Options”). Under the terms of the option agreements, all of the Catheter Options will accelerate upon the closing of the merger, to the extent not previously vested. Under the merger agreement, the Catheter Options are expected to convert into options to acquire Ra Medical common stock.

•	Catheter’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Catheter’s Directors and Executive Officers in the Merger” beginning on page 135 of this proxy statement. The Catheter Board was aware of and considered these interests, among other matters, in reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Federal Securities Law Consequences; Resale Restrictions

The issuance of Ra Medical common stock in the merger to Catheter’s stockholders will be effected by means of a private placement, which is exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act and such shares will be “restricted securities.” The shares issued in connection with the merger will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. Additionally, the shares of Ra Medical common stock issued in the merger to Catheter’s stockholders will be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page 150 of this proxy statement.

Pursuant to the merger agreement, Ra Medical shall use commercially reasonable efforts to file a registration statement covering the resale of the shares of Ra Medical common stock issued in the merger, or issuable upon the exercise of the Assumed Options, no later than sixty (60) days following the closing date of the merger and cause the registration statement to become effective no later than ninety (90) days after the filing of such registration statement, and use its reasonable best efforts to keep such registration statement effective until the date by which all such shares have been sold.

Material U.S. Federal Income Tax Consequences of the Merger

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Ra Medical stockholders will not sell, exchange or dispose of any shares of Ra Medical common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to U.S. Holders (as defined later in this proxy statement) as a result of the merger.

For a more complete description of the material U.S. federal income tax consequences of the merger, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 137 of this proxy statement.

Regulatory Approvals

Neither Ra Medical nor Catheter is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Ra Medical must comply with applicable federal and state securities laws and the NYSE American rules in connection with the issuance of shares of Ra Medical common stock in the merger, including the filing with the SEC of this proxy statement. In addition, proposed financings in connection with raising sufficient funds to meet the Net Cash at closing requirements may also require SEC filings, and in certain instances, action by the SEC before the financings can proceed.

Anticipated Accounting Treatment

The merger will be treated by Ra Medical as a reverse acquisition under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, Catheter is considered to be the accounting acquirer in this transaction.

Appraisal Rights

Ra Medical’s stockholders are not entitled to appraisal rights in connection with the merger.

MARKET PRICE AND DIVIDEND INFORMATION

Ra Medical common stock is traded on the NYSE American under the symbol “RMED”.

Catheter is a private company and its common stock is not publicly traded. As of October 31, 2022, there were approximately 57 holders of record of Catheter common stock.

On September 9, 2022, the final trading day prior to the public announcement of the proposed merger on September 12, 2022, the closing price per share of Ra Medical common stock as reported on NYSE American was $7.50 per share. On [•], 2022, the last practicable date before the printing of this proxy statement, the closing price per share of Ra Medical common stock as reported on NYSE American was $[•] per share.

Following the consummation of the merger, and subject to successful application for initial listing with NYSE American, Ra Medical common stock is expected to continue to be listed on NYSE American under the symbol “RMED”. See also “Risk Factors—Risks Related to Ownership of Our Common Stock” beginning on page 82 of this proxy statement for risks pertaining to Ra Medical’s listing.

As of the record date, Ra Medical had approximately 56 stockholders of record.

Ra Medical has never declared or paid cash dividends on Ra Medical common stock. Ra Medical currently anticipates that all of its earnings in the foreseeable future will be used for the operation and growth of its business and does not expect to pay any cash dividends to Ra Medical stockholders. Payment of future dividends, if any, will be at the discretion of the Ra Medical Board.

RISK FACTORS

In evaluating whether to approve the merger, the merger agreement and the transactions contemplated thereunder, including the issuance of shares of Ra Medical common stock in the merger and the resulting issuance of more than 20% of outstanding Ra Medical common stock and the “change of control” of Ra Medical under the NYSE American rules, you should consider the following factors. These factors should be considered in conjunction with the other information included or incorporated by reference by Ra Medical in this proxy statement.

Risks Related to Our Merger with Catheter

Failure to complete, or delays in completing, the potential merger with Catheter could materially and adversely affect our results of operations, business, financial results and/or stock price.

On September 9, 2022, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Catheter, Rapid Merger Sub 1, Inc., a newly-created wholly-owned subsidiary of the Company (“First Merger Sub”), and Rapid Merger Sub 2, LLC, a newly-created wholly-owned subsidiary of the Company (“Second Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, the First Merger Sub will merge with and into Catheter, with Catheter being the surviving corporation (the “Post-Merger Surviving Company”) and a wholly-owned subsidiary of the Company (the “First Effective Time”), and then, immediately following the First Effective Time, and as part of the same overall transaction, the Post-Merger Surviving Company will merge with and into the Second Merger Sub (the “Second Effective Time”), with the Second Merger Sub being the surviving limited liability company (the “Post-Merger Combined Company”) (such transactions collectively, the “merger”). Consummation of the merger is subject to certain closing conditions, a number of which are not within our control. Any failure to satisfy these required conditions to closing may prevent, delay or otherwise materially adversely affect the completion of the transaction. We cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise and cannot assure you that we will be able to successfully consummate the proposed merger as currently contemplated under the merger agreement or at all.

Our efforts to complete the merger could cause substantial disruptions in, and create uncertainty surrounding, our business, which may materially adversely affect our results of operation and our business. Uncertainty as to whether the merger will be completed may affect our ability to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the transaction is pending because employees may experience uncertainty about their roles following the transaction. Uncertainty as to our future could adversely affect our business and our relationship with collaborators, suppliers, vendors, regulators and other business partners. For example, vendors, collaborators and other counterparties may defer decisions about working with us or seek to change existing business relationships with us. Changes to, or termination of, existing business relationships could adversely affect our results of operations and financial condition, as well as the market price of our common stock. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the transaction or termination of the merger agreement.

Risks related to the failure of the proposed merger to be consummated include, but are not limited to, the following:

•

we would not realize any or all of the potential benefits of the merger, including any synergies that could result from combining our financial resources with those of Catheter, which could have a negative effect on our stock price;

•	we will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the merger regardless of whether the merger is consummated;

•	the trading price of our common stock may decline to the extent that the current market price for our stock reflects a market assumption that the merger will be completed;

•	the attention of our management and employees may have been diverted to the merger rather than to our own operations and the pursuit of other opportunities that could have been beneficial to us;

•	we could be subject to litigation related to any failure to complete the merger;

•

the potential loss of key personnel during the pendency of the merger as employees and other service providers may experience uncertainty about their future roles with us following completion of the merger; and

•

under the merger agreement, we are subject to certain restrictions on the conduct of our business prior to completing the merger, which restrictions could adversely affect our ability to conduct our business as we otherwise would have done if we were not subject to these restrictions.

The occurrence of any of these events individually or in combination could materially and adversely affect our results of operations, business, and our stock price.

We cannot be sure if or when the merger will be completed.

The consummation of the merger is subject to the satisfaction or waiver of various conditions, including the authorization of the merger and/or related transactions by our shareholders and Catheter’s shareholders. In addition, in connection with the merger agreement and as a condition to closing, we are required to furnish to Catheter Net Cash (as defined in the merger agreement) greater than $8,000,000, which will require us to raise additional capital in the public markets through the sale of our securities. We cannot guarantee that the closing conditions set forth in the merger agreement will be satisfied. If we are unable to satisfy the closing conditions in Catheter’s favor or if other mutual closing conditions are not satisfied, Catheter will not be obligated to complete the merger. We anticipate that we will have to raise an additional $2,000,000 to $3,000,000 in order to meet the $8,000,000 Net Cash requirement under the merger agreement and additional original listing requirements of the NYSE American. We currently intend to raise these funds through public sales or private sales that will carry registration rights and will result in the issuance of shares that will be freely tradeable either upon or shortly after issuance. There is no guarantee that we can raise these funds in a timely manner or on acceptable terms.

If the merger is not completed, our board of directors, in discharging its fiduciary obligations to our shareholders, will evaluate other strategic alternatives or financing options that may be available, which alternatives may not be as favorable to our shareholders as the merger. Any future sale or merger, financing or other transaction may be subject to further shareholder approval. We may also be unable to find, evaluate or complete other strategic alternatives, which may have a materially adverse effect our business.

Our efforts to complete the merger could cause substantial disruptions in, and create uncertainty surrounding, our business, which may materially adversely affect our results of operation and our business. Uncertainty as to whether the merger will be completed may affect our ability to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the transaction is pending because employees may experience uncertainty about their roles following the transaction. A substantial amount of our management’s and employees’ attention is being directed toward the completion of the transaction and thus is being diverted from our day-to-day operations. Uncertainty as to our future could adversely affect our business and our relationship with collaborators, suppliers, vendors, regulators and other business partners. For example, vendors, collaborators and other counterparties may defer decisions concerning working with us, or seek to change existing business relationships with us. Changes to, or termination of, existing business relationships could adversely affect our results of operations and financial condition, as well as the market price of our common stock. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the transaction or termination of the merger agreement.

Until the merger is completed, the merger agreement restricts Catheter and us from taking specified actions without the consent of the other party, and, in regards to us, except as expressly permitted by the merger agreement or by applicable laws, requires us to carry on our business in accordance with good commercial practice and in substantially the same manner as heretofore conducted. These restrictions may prevent Catheter and us from making appropriate changes to our respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the merger.

Because the merger agreement provides for the issuance to Catheter stakeholders of Ra Medical shares representing a fixed percentage of the combined company, subject to limited adjustments, we may face risks as a result of changes in our stock price during the pendency of the merger.

The merger agreement provides for Catheter stakeholders to receive Ra Medical shares representing a fixed percentage of the combined company, with only limited adjustments. If the public trading value of shares of our common stock changes over the period of time required to satisfy the merger’s closing conditions, including but not limited to as a result of the impact of our financings needed to satisfy the Net Cash condition, the consideration to be issued to Catheter’s shareholders at the time of the merger may be different from the public trading value of shares of our common stock when we entered into the merger agreement.

Because the merger agreement requires that each of (x) the last closing sale price of Ra Medical common stock prior to 4:00 p.m. (New York City time) on the last trading day prior to the closing is equal to or greater than $4.50, and (y) the average of the last closing sale price of Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full trading days prior to the closing is equal to or greater than $4.50, then we may be unable to consummate the merger should our closing sale price be or continue to be below $4.50, and we may seek to take additional action in order to address the closing sale price of our stock.

The merger agreement requires that each of (x) the last closing sale price of Ra Medical common stock prior to 4:00 p.m. (New York City time) on the last trading day prior to the closing is equal to or greater than $4.50, and (y) the average of the last closing sale price of Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full trading days prior to the closing is equal to or greater than $4.50. If our stock is trading or continues to trade at or below $4.50, then we will not be able to consummate the potential merger with Catheter without taking additional action, such as, but not limited to, seeking a waiver from Catheter for this closing condition, having Catheter amend the terms of its Debt Settlement Agreement, and/or amending the merger agreement. In each of these situations, Ra Medical and its stockholders could be asked in exchange to approve, among other terms, a modification to the merger consideration under the merger agreement in order to increase the consideration to be paid to Catheter securityholders, which would reduce the equity ownership of Ra Medical stockholders in the combined entity.

We anticipate needing to raise additional funds in order to consummate the merger with Catheter. Future sales and issuances of a substantial number of shares of our common stock or rights to purchase common stock by our stockholders in the public market are likely to result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall. Such financings may have terms or rights superior to those of our shares of common stock and may not be on favorable terms to us, which could adversely affect the market price of our shares of common stock and our business or the rights of our stockholders.

We anticipate needing to raise additional funds of between $2,000,000 to $3,000,000 in order to consummate the merger with Catheter. Future sales and issuances of a substantial number of shares of our common stock or rights to purchase common stock by our stockholders in the public market are likely to result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner, we determine from time to time, which may be at substantial discounts to the current trading price of our common stock. If we sell common stock, convertible securities or other equity securities, our stockholders are expected to be diluted by subsequent sales, and such dilution may be material to our existing stockholders.

We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our then-current shareholders will be reduced. Further, we may have to offer new investors in our equity securities rights that are superior to the holders of common stock, which could adversely affect the market price and the voting power of shares of our common stock, or affect the distribution amount that our stockholders would be able to receive in the event that we do not consummate a merger with Catheter and decide to liquidate the company and could cause our stock price to fall.

We are substantially dependent on our remaining employees to facilitate the consummation of the merger.

As of October 31, 2022, we had only six full-time employees. Our ability to successfully complete the merger depends in large part on our ability to retain certain remaining personnel. Despite our efforts to retain these employees, one or more may terminate their employment with us on short notice. The loss of the services of certain employees could potentially harm our ability to consummate the merger and to run our day-to-day business operations, as well as to fulfill our reporting obligations as a public company.

If we do not successfully consummate a strategic transaction with Catheter or otherwise, our board of directors may decide to pursue a dissolution and liquidation of our company. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that our agreement with Catheter will result in a successfully consummated transaction. If the merger is not completed, our board of directors, in discharging its fiduciary obligations to our shareholders, will evaluate other strategic alternatives or financing options that may be available. There is no guarantee that we will achieve any such alternatives. If no transaction is completed, our board of directors may decide to pursue a dissolution and liquidation of our Company. In such an event, the amount of cash available for distribution to our shareholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as we fund our operations while we evaluate our strategic alternatives. In addition, if our board of directors were to approve and recommend, and our shareholders were to approve, a dissolution and liquidation of our Company, we would be required under Delaware corporate law to pay our outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to our shareholders. Our commitments and contingent liabilities may include (i) obligations under our employment and related agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of our Company; (ii) potential litigation against us, and other various claims and legal actions arising in the ordinary course of business; and (iii) non-cancelable facility lease obligations. As a result of this requirement, a portion of our assets may need to be reserved pending the resolution of such obligations. In addition, we may be subject to litigation or other claims related to a dissolution and liquidation of our Company. If a dissolution and liquidation were pursued, our board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of our common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of our company.

The market price of our common stock following the merger may decline as a result of the merger.

The market price of our common stock may decline as a result of the merger for a number of reasons including, but not limited to, if:

•	investors react negatively to the prospects of the post-merger public company’s business and prospects from the merger;

•	the effect of the merger on the post-merger public company’s business and prospects is not consistent with the expectations of financial or industry analysts;

•	the post-merger public company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

•

Catheter is a private company and there is no readily determinable market value for its shares; thus, valuation of the company is inherently difficult and as a result the value ascribed to Catheter may differ from its value if there was a ready market.

Shareholder lawsuits challenging the Merger and our disclosures concerning the Merger have been filed, and may continue to be filed, that could result in substantial costs and may delay or prevent the Merger from being completed.

Shareholder lawsuits are often brought against public companies that have entered into merger agreements. As of the date of this filing, there is one pending lawsuit challenging the Merger, as set forth in the section entitled “Legal Matters” beginning on page 164 of this proxy statement. However, shareholders may file additional lawsuits challenging the Merger. We also have received letters from purported shareholders alleging disclosure deficiencies in the Preliminary Proxy Statement that the shareholders claim should be corrected before our shareholders vote on the Merger. The outcome of any current or future litigation is uncertain. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition. In addition, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, or from being completed within the expected timeframe, which may adversely affect our and Catheter’s respective businesses, financial positions and results of operation.

Litigation against us and Catheter, or the members of the board of directors of the Company or Catheter, could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

While we and Catheter believe that any claims that have been asserted and may be asserted by purported shareholder or stockholder plaintiffs related to the merger are and would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the merger from becoming effective in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining any approvals that are required from our stockholders or Catheter’s stockholders. Moreover, any litigation could be time consuming and expensive, could divert our and Catheter’s management’s attention away from their regular business and, if any lawsuit is adversely resolved against either us, Catheter or members of the respective board of directors of the Company or Catheter (each of whom we or Catheter are respectively required to indemnify pursuant to indemnification agreements), could have a material adverse effect on our or Catheter’s financial condition.

Our and Catheter’s equity holders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

The post-merger public company may not be able to realize the full strategic and financial benefits currently anticipated from the merger and if such benefits are not fully realized as a result of the merger, then our and Catheter’s equity holders will have experienced dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the post-merger public company does so.

Some of our and Catheter’s executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.

Some of our and Catheter’s officers and directors are parties to arrangements that provide them with interests in the merger that are different from the respective stockholders of the Company and Catheter, including, among others, service as an officer or director of the post-merger public company following the closing of the merger, severance and retention benefits, the acceleration of equity award vesting, the conversion of debt instruments at a preferential price, and continued indemnification. These interests are discussed in more detail in the sections entitled “The Merger—Interests of Ra Medical’s Directors and Executive Officers in the Merger” beginning on page 132 and “The Merger—Interests of Catheter’s Directors and Executive Officers in the Merger” beginning on page 135.

The ownership of the post-merger public company’s common stock will be highly concentrated, and it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the company stock price to decline.

Executive officers and directors of the post-merger public company and their affiliates and persons that are related to such officers and directors are expected to beneficially own or control, in the aggregate, in excess of 50% of the outstanding shares of common stock of the post-merger public company following the completion of the merger. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the post-merger public company assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the post-merger public company, even if such a change of control would benefit the other stockholders of the post-merger public company. The significant concentration of stock ownership may adversely affect the trading price of the post-merger public company’s common stock due to investors’ perception that conflicts of interest may exist or arise, and may adversely affect the liquidity of the post-merger public company’s common stock. As a result, it is possible that the post-merger combined company will satisfy the controlled company provisions of the New York Stock Exchange American, in which case the combined company would not be required to satisfy all of the corporate governance requirements of the Exchange, including without limitation, requirements that a majority of the board of directors be independent and that the combined company have independent compensation and nominating committees. See “—Upon the consummation of the merger, the Company is likely to be a “controlled company” within the meaning of NYSE American rules and, as a result, the Company may qualify for, and may choose to rely on, exemptions from certain corporate governance requirements” beginning on page 38 of this proxy statement.

Our and Catheter’s security holders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the post-merger public company following the closing of the merger as compared to their current ownership and voting interest in the respective companies.

After the completion of the merger, the current security holders of the Company and Catheter will own a smaller percentage of the post-merger public company than their ownership in their respective companies prior to the merger. Immediately after the merger, it is currently estimated that Catheter stockholders, option holders and noteholders as of immediately prior to the merger will own approximately 79.37% of the common stock of the post-merger public company (including the assumption of Catheter options), with our stockholders as of immediately prior to the merger, whose shares of our Common Stock will remain outstanding after the merger, owning approximately 20.63% of the common stock of the post-merger public company, with each such percentage calculated on a fully-diluted pro forma basis using the treasury stock method. These estimates are based on the anticipated Exchange Ratio and are subject to adjustment as provided in the merger agreement, including a downwards adjustment for the Catheter stockholders, option holders and noteholders and an upwards adjustment for our stockholders, each to the extent that, and by the amount in which, we deliver Net Cash (as defined in the merger agreement) greater than $8,000,000.

In addition, it is a condition to the closing of the merger that David Jenkins be appointed to our Board of Directors and also as our Executive Chair and Chief Executive Officer. Upon the effective time of the merger, Will McGuire will be resigning from his position as our current Chief Executive Officer and one to-be-determined current board member will resign from our Board of Directors, such that our Board of Directors will be David Jenkins and four other directors. Consequently, security holders of the Company and Catheter will be able to exercise less influence over the management, the board of directors and policies of the post-merger public company following the closing of the merger than they currently exercise over the management, the board of directors and policies of their respective companies.

Because the merger will likely result in an ownership change under Section 382 of the Code for the Company, the Company’s pre-merger net operating loss carryforwards and certain other tax attributes will be subject to limitation. The net operating loss carryforwards and certain other tax attributes of the post-merger public company may also be subject to limitations as a result of ownership changes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code, the Company’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Merger will likely result in an ownership change for the Company and, accordingly, the Company’s net operating loss carryforwards and certain other tax attributes will be subject to limitations on their use after the merger. Additional ownership changes in the future could result in additional limitations on the Company’s and the post-merger public company’s net operating loss carryforwards. Consequently, even if the post-merger public company achieves profitability, it may not be able to utilize a material portion of the Company’s or the post-merger public company’s net operating loss carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

The initial listing application to be filed with the NYSE American in order to continue the listing of the shares of common stock of the combined company on the NYSE American may not be approved if the combined company does not meet the initial listing standards.

In order to continue the listing of the shares of common stock of the combined company on the NYSE American, the combined company must meet the NYSE American’s initial listing standards and the NYSE American must approve an initial listing application that the Company will file with the NYSE American.

The NYSE American initial listing standards require that issuers meet one of the following tests: (1) $750,000 of pre-tax income (in either the last fiscal year or two of the three most recent years), $3 million of public float, $4 million of stockholders’ equity and a minimum share price of $3 per share; (2) $15 million of public float, $4 million of stockholders’ equity, a $3 per share price and 2 years of operating history; (3) a $50 million market cap; $15 million of public float, $4 million of stockholders’ equity, and a $2 per share price; (4) a $75 million market cap; $20 million of public float and a $3 per share price; or (5) $75 million in total assets and total revenue (in either the last fiscal year or two of the three most recent years); $20 million of public float and a $3 per share price, plus in each case either (a) 800 public stockholders and 500,000 shares of total public float; (b) 400 public stockholders and 1,000,000 shares of total public float; or (c) 400 public stockholders, 500,000 shares of total public float and a 2,000 share daily trading volume (over the past six months). In addition, the NYSE American may impose any other requirements that it deems appropriate, including without limitation, requirements as to the projected liquidity and cash flow of the combined company.

Although no assurances can be given that the combined company will meet such initial listing standards or that the NYSE American will approve such application, the Company intends for the combined company to meet the initial listing standard of the NYSE American that requires that the Company have $15 million of public float, $4 million of stockholders’ equity, a $3 per share price and 2 years of operating history. If any initial listing standard or other NYSE American requirement is not met, the NYSE American will not approve the initial listing application and the shares of common stock of the combined company will not be listed on the NYSE American upon consummation of the merger. The Reverse Stock Split was approved by Ra Medical’s stockholders at a special meeting on September 20, 2022, at a ratio of one new share for every 50 shares outstanding as determined by Ra Medical’s Board on September 20, 2022, which was effective at 4:01 p.m. Eastern time on September 30, 2022. As a result of the Reverse Stock Split, Ra Medical’s common stock is currently trading above $3 per share, although there can be no guarantee that it will continue to do so.

If the NYSE American does not approve the initial listing application upon consummation of the merger, the failure of the common stock of the combined company to be listed on a national securities exchange could have a material adverse effect on the combined company and its stockholders. The common stock of the combined company would be expected to trade on an over-the-counter market, which could, among other things, substantially impair the ability of the combined company to raise additional capital, result in a loss of institutional investor interest and fewer financing opportunities for the combined company, materially impair the ability of stockholders to buy and sell shares of the common stock of the combined company, and could have an adverse effect on the market price of, and the efficiency of the trading market for, the common stock of the combined company.

Upon the consummation of the merger, the Company is likely to be a “controlled company” within the meaning of NYSE American rules and, as a result, the Company may qualify for, and may choose to rely on, exemptions from certain corporate governance requirements.

Upon the consummation of the merger, it is anticipated that David Jenkins, including his affiliates and affiliated entities will beneficially own more than 50% of the voting power of all of the Company’s outstanding capital stock. If such stockholder maintains that beneficial ownership, the Company will be a “controlled company” as defined in Section 801 of the NYSE American Company Guide. Under the NYSE American rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE American corporate governance requirements, including:

•	the requirement that a majority of the Company’s board of directors consists of independent directors;

•	the requirement that the Company’s directors must be nominated by a Nominating Committee composed by a majority of independent directors; and

•

the requirement that executive compensation must be determined, or recommended to the Company’s board of directors for determination, by a Compensation Committee comprised of independent directors or by a majority of the independent directors on the Company’s board.

Accordingly, if the Company qualifies as a controlled company, it is currently expected that it will elect to be treated as such and its stockholders will not be afforded the same protections generally as stockholders of other NYSE American-listed companies, and will be considered “controlled” for other purposes under the Delaware General Corporation Law including Section 203, for so long as any stockholder controls more than 50% of Ra’s voting power and the Company relies upon such exemptions.

Risks Related to Our Evaluation of Strategic Alternatives for our Legacy Assets

We cannot assure you that our exploration of strategic alternatives for our legacy assets will result in a transaction or that any such transaction would be successful, and the process of exploring strategic alternatives or its conclusion could adversely impact our business and our stock price.

In March 2022, we engaged Ladenburg Thalmann & Co. Inc. to assist us in identifying and evaluating a range of potential strategic alternatives, including an acquisition, company sale, merger, business combination, asset sale, in-license, out-license or other strategic transaction. On September 9, 2022, we entered into a definitive agreement for a merger transaction with Catheter as described in our Current Report on Form 8-K, filed with the SEC on September 9, 2022. However, we are continuing to explore strategic options for our legacy assets. There can be no assurance that this exploration of strategic alternatives will result in us entering or completing any transaction with respect to those assets or that any resulting plans or transactions will yield additional value for shareholders. Any potential transaction would be dependent on a number of factors that may be beyond our control, including, among other things, market conditions, industry trends, the interest of third parties in a potential transaction with us and the availability of financing to potential buyers on reasonable terms.

The process of exploring strategic alternatives could adversely impact our business, financial condition and results of operations. We could incur substantial expenses associated with identifying and evaluating potential strategic alternatives, including those related to equity compensation, severance pay and legal, accounting and financial advisory fees. In addition, the process may be time consuming and disruptive to our business operations, could divert the attention of management and the Board of Directors from our business, could negatively impact our ability to attract, retain and motivate key employees, and could expose us to potential litigation in connection with this process or any resulting transaction. Further, speculation regarding any developments related to the review of strategic alternatives and perceived uncertainties related to the future of the Company could cause our stock price to fluctuate significantly.

If we do not complete the merger transaction with Catheter, we will continue to face risks related to our legacy business as described in our most recent Quarterly Report on Form 10-Q for the period ended June 30, 2022, filed with the SEC on August 15, 2022. There can be no assurance that we will succeed in such activities.

Risks Related to Ra Medical

The risks set forth below related to Ra Medical are with respect to Ra Medical as a standalone company and the operation of its legacy business. Should the merger be effected, some of these risks may also apply to the combined company.

Risks Related to Our Financial Position and Need for Additional Capital

We require additional capital to finance our operations, which may not be available to us on acceptable terms or at all.

Although management believes the Company has adequate resources to operate as a going concern, our current cash resources may not ultimately be sufficient to fund operations at the expected level of activity beyond the twelve months from the date of this proxy statement. We will need additional capital to continue operations at the current level and to continue our atherectomy indication trial and resume engineering efforts.

Our operations have consumed substantial amounts of cash since inception, primarily due to our research and development and commercialization efforts. As of June 30, 2022, we had cash and cash equivalents of $11.1 million and an accumulated deficit of $192.2 million. For the six months ended June 30, 2022, we used cash of $14.6 million in operating activities. We have experienced recurring net losses from operations, negative cash flows from operating activities, and a significant accumulated deficit and expect to continue to incur net losses into the foreseeable future. As a result, our financial statements include explanatory disclosures expressing substantial doubt about our ability to continue as a going concern.

In the near term, we expect our recurring operational costs to decrease as a result of our cost savings initiatives. On June 6, 2022, we initiated a reduction in force (a “RIF”), in which approximately 65% of our full-time employees were immediately terminated and the non-terminated employees were offered conditional retention arrangements pursuant to which it was expected that they would continue to provide services into the third quarter of 2022. On September 2, 2022, we completed the RIF, pursuant to which an additional 20% of our employees were terminated, with effective dates ranging from August 1, 2022 to September 2, 2022. We have suspended sales of DABRA catheters. We sold or disposed of most of our inventories and property and equipment, including lasers. As a further cost savings initiative, in late October 2022, we terminated the lease at our premises on 2070 Las Palmas Drive, Carlsbad, California 92011, and entered into a lease for a smaller space located at 5857 Owens Drive, Suite 300, Carlsbad, CA 92009. Although we are continuing the follow-up for our atherectomy clinical trial, we stopped enrollment in June 2022. We have decreased or deferred capital expenditures, development and engineering activities and implemented further operating expense reduction measures. Such measures are likely to impair our ability to invest in developing, marketing and selling new and existing products. Until we are able to generate sufficient revenue to support our level of operating expenses, we will continue to incur operating and net losses and negative cash flow from operations. Additionally, we anticipate additional legal and other costs related to the securities class action and derivative lawsuits, as well as compliance with, and payments under, the terms of our Settlement Agreement and Corporate Integrity Agreement associated with our settlements with the Department of Justice (the “DOJ”) and the participating states. Because of the numerous risks and uncertainties associated with our commercialization efforts and future product development and these lawsuits and the government investigation, we are unable to predict when we will become profitable, and we may never become profitable.

The amount and timing of any expenditures needed to implement our commercial strategy will depend on numerous factors, including:

•	our ability to restart engineering efforts and resume manufacturing operations;

•	our ability to develop a larger diameter catheter to facilitate treatment of larger vessels more commonly seen in above-the-knee procedures;

•	the timing for completing follow-up in our clinical trial for an atherectomy indication for use;

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our ability to achieve sufficient market acceptance, the ability for our customers to get coverage and adequate reimbursement from third-party payors and our ability to achieve acceptable market share for DABRA;

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the cost to establish, maintain, expand, and defend the scope of our intellectual property portfolio, as well as any other action required in connection with licensing, preparing, filing, prosecuting, defending, and enforcing any patents or other intellectual property rights;

•	the emergence of competing technologies and other adverse market developments;

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the costs associated with manufacturing, selling, and marketing DABRA for its cleared or approved indications or any other indications for use for which we receive regulatory clearance or approval, including the cost and timing of expanding our manufacturing capabilities, as well as establishing our sales and marketing capabilities;

•	our ability to establish and maintain strategic licensing or other arrangements and the financial terms of such agreements;

•	the timing, receipt, and amount of license fees and sales of, or royalties on, our future products or future improvements on our existing products, if any; and

•	the time and cost necessary to complete post-marketing studies that could be required by regulatory authorities or other studies required to obtain clearance for additional indications.

If we raise additional capital or develop and/or commercialize our products with third parties through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements, we may have to develop our products on a slower timeline or relinquish certain valuable rights to our products, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. If we are unable to obtain adequate financing on commercially reasonable terms when needed, we may have to continue to delay, reduce the scope of our future sales and marketing efforts, which would have a material adverse effect on our business, financial condition, and results of operations. We also expect the continuing economic uncertainty resulting from the effects of the COVID-19 pandemic and Russia’s invasion of Ukraine to have a negative impact on our ability to secure additional financing in a timely manner or on favorable terms, if at all.

We have determined that there is substantial doubt about our ability to continue as a going concern, and we will need to develop a business plan for the combined company to execute following the merger, should it be consummated. We may require additional capital in order to execute the business plan and fund the operations of the combined company or, if the merger is not consummated, in order to continue the operations of our current business as a standalone company. We may not be able to obtain such funding on a timely basis, or on commercially reasonable terms, or at all. Any capital-raising transaction we are able to complete may result in substantial dilution to our existing stockholders, require us to relinquish significant rights, or restrict our operations.

We do not yet generate sufficient revenues from our operations to fund our activities and are therefore dependent upon external sources for financing our operations. We have concluded and disclosed in the footnotes to our condensed financial statements for the three and six months ended March 31, 2022 and June 30, 2022, respectively as well as the twelve months ended December 31, 2021 and 2020 that are included elsewhere within this proxy statement, that we do not have sufficient cash to fund our operations through 12 months from the date of issuance of the most recent financial statements. As a result, our financial statements include disclosures expressing substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This disclosure with respect to our ability to continue as a going concern could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. If we do not consummate the merger and are unable to successfully raise additional funds, then we may have to refocus or rebuild around a different core or strategic technology, consummate another strategic transaction or be required to liquidate our assets and dissolve the Company. Future reports on our financial statements may continue to include such disclosures. If we cannot continue as a going concern, our stockholders may lose their entire investment in our common stock.

We are developing a business plan for the combined company to execute should we consummate the merger. Management currently believes that it will be necessary for us to raise additional funding in the form of an equity financing from the sale of common stock or the issuance of debt or to pursue and consummate one or more strategic transactions, whether related or unrelated. There can be no guarantee that we will successfully raise all the funding we require or be able to consummate any strategic transaction and, even if so, that we would be able to continue as a going concern. However, substantial doubt about a company’s ability to continue as a going concern is generally viewed unfavorably by current and prospective investors, as well as by analysts and creditors. As a result, it may be more difficult for us to raise the additional financing necessary to continue to operate our business, and we may be forced to significantly alter our business strategy, substantially curtail our current operations, or liquidate and cease operations altogether.

If our board of directors decides to dissolve the Company and liquidate its assets, we would be required to pay all of our debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or timing of available cash left to distribute to our stockholders after paying our debts and other obligations and setting aside funds for potential future claims.

Risks Related to Our Business and Products as a Standalone Company

Our ability to continue as a standalone company and to successfully conduct our business is highly dependent upon us attracting and retaining highly qualified personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive medical devices industry depends upon our ability to attract and retain highly qualified managerial, scientific, sales and medical personnel. Our success as a standalone company and to successfully conduct our current business is highly dependent on attracting and retaining a highly qualified management team. Will McGuire, our Chief Executive Officer, has been diagnosed with a serious illness not caused by COVID-19 and has been undergoing treatment for his illness. He continues to fulfill all of his duties and responsibilities and has stated his desire to continue in such roles. We do not expect our Chief Executive Officer to relinquish any of his responsibilities or duties in the short term as a result of this diagnosis, however, his condition may change and prevent him from doing so. The Board has discussed a plan of succession and will continue to evaluate and monitor our options on an ongoing basis should Mr. McGuire need to relinquish any of his responsibilities or duties at any time as a result of his illness or otherwise.

We face intense competition for executive-level talent from a variety of sources, including from current and potential competitors in the medical device and healthcare industries. Our continued success is dependent, in part, upon our ability to attract and retain superior executive officers.

Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all. To induce valuable employees to remain at our company, in addition to salary and cash incentives, we have issued stock options and restricted stock units that vest over time. The value to employees of stock options and restricted stock units that vest over time may be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract more lucrative offers from other companies. The decline in our stock price may create additional challenges by reducing the retention value of our equity awards to these employees. Members of our management, scientific and development teams have and may continue to terminate their employment with us, either as a result of further reductions in force initiated by us or voluntarily on their own. Although we have employment agreements with our key employees, these employment agreements provide for at-will employment, which means that any of our employees could leave, and have left, our employment at any time, with or without notice. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel. If we are not successful in attracting and retaining highly qualified personnel, it would have a material adverse effect on our business, financial condition, and results of operations.

We may be unable to successfully achieve market acceptance of DABRA or achieve revenue growth.

Our ability to grow our revenue in future periods will depend on our ability to successfully penetrate our target markets and increase sales of our products and any new product indications that we introduce, which will, in turn, depend in part on our success in growing our installed unit base and driving continued use of our systems, including long-term adoption by physicians. In addition, new product indications will also need to be approved or cleared by the FDA and comparable non-U.S. regulatory agencies to help drive revenue growth. If we cannot achieve revenue growth, it would have a material adverse effect on our business, financial condition, and results of operations.

If we are to continue as a standalone company, our success will depend in large part on DABRA. If we are unable to successfully manufacture, market and sell DABRA, our business prospects will be significantly harmed.

If we are to continue as a standalone company, our future financial success will depend substantially on our ability to effectively and profitably manufacture, market and sell DABRA. We have recently significantly reduced the component of our workforce that was responsible for the manufacturing, marketing and sales of DABRA. The commercial success of DABRA will depend on a number of factors, including the following:

•	our ability to hire and attract highly qualified manufacturing, marketing and sales personnel;

•	our ability to further enhance our DABRA catheter performance with an improved design to make the catheter more kink-resistant when navigating tortuous anatomy;

•	our ability to develop a guidewire-compatible version of our DABRA catheter designed to allow physicians to navigate the vasculature more easily;

•	our ability to develop a larger diameter catheter to facilitate treatment of larger vessels more commonly seen in above-the-knee procedures;

•	our ability to upgrade the DABRA laser’s functionality and user interface and maintain necessary regulatory clearances;

•	our ability to continue commercializing DABRA for its cleared indications for use with a smaller sales force;

•	our ability to complete our atherectomy trial follow-up in a timely manner or at all, which may be affected by reductions in voluntary medical procedures during the ongoing COVID-19 pandemic;

•	our ability to receive FDA clearance for an atherectomy indication for use;

•	our ability to receive regulatory clearance or approval for, and timely introduce, enhancements to the DABRA catheter design;

•	the effectiveness of our and our distributors’ marketing and sales efforts in the U.S. and abroad, including our efforts to build out and properly train our sales team;

•	our ability to attract, motivate, train and retain experienced and qualified sales personnel;

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the availability, perceived advantages, relative cost, relative safety, and relative efficacy of alternative and competing treatments, including the time and expertise needed for training to effectively use the DABRA system as compared to competing treatments;

•	our ability to properly support DABRA usage with our own qualified personnel or our ability to properly train and support our customers to use the DABRA system effectively on their own;

•	the availability of coverage and adequate levels of reimbursement under private and governmental health insurance plans for DABRA-based procedures;

•	our ability to obtain, maintain, and enforce our intellectual property rights in and to DABRA;

•	our ability to achieve and maintain compliance with regulatory requirements applicable to DABRA;

•	our ability to continue to develop, validate and maintain a commercially viable manufacturing process that is compliant with current Good Manufacturing Practices, or cGMP;

•	whether we are required by the FDA or comparable non-U.S. regulatory authorities to conduct additional clinical trials for future or current indications; and

•	our ability to restart engineering efforts and resume manufacturing operations.

If we fail to successfully market, manufacture and sell DABRA, we may not be able to achieve or maintain profitability, which will have a material adverse effect on our business, financial condition, and results of operations.

Our ability to successfully complete our atherectomy trial may continue to be hindered or delayed by the effects of the COVID-19 pandemic.

The effects of the COVID-19 pandemic and the DABRA catheter performance limitations have impacted our ability to complete our atherectomy study in a timely manner. For example, follow up with our atherectomy clinical trial, and patients’ completion of our atherectomy trial, may be further delayed or slowed by any increases in COVID-19 cases or other effects of the COVID-19 pandemic, as patients elect, or are asked, to postpone voluntary treatments and physicians’ offices are either closed or only performing procedures on patients with a more advanced disease state. Accordingly, we cannot predict whether or when we will be able to successfully complete our atherectomy indication trial follow-up. Any inability to complete our atherectomy indication trial could have an adverse impact on our ability to successfully manufacture, market and sell DABRA, which in turn could adversely impact our business, financial condition and results of operations.

We are required to devote significant resources to complying with the terms and conditions of our Corporate Integrity Agreement and, if we fail to comply, we could be subject to penalties or, under certain circumstances, excluded from government healthcare programs, which would materially adversely affect our business.

On December 28, 2020, we entered into a five-year Corporate Integrity Agreement with the Office of Inspector General, or OIG. The Corporate Integrity Agreement requires that we maintain our existing compliance programs, as well as expanding compliance-related requirements during the term of the Corporate Integrity Agreement. The Corporate Integrity Agreement requires us to establish specific procedures and requirements regarding consulting activities, marketing activities and other interactions with healthcare professionals and healthcare institutions and the sale and marketing of our products; ongoing monitoring, reporting, certification and training obligations; and the engagement of an independent review organization to perform certain auditing and reviews and prepare certain reports regarding our compliance with federal health care programs. Developing and maintaining these processes, policies and procedures necessary to comply with the Corporate Integrity Agreement will require a significant portion of management’s attention and the application of significant resources. In addition, while we have developed and instituted a corporate compliance program, we cannot guarantee that we, our employees, our consultants or our contractors are or will be in compliance with all potentially applicable U.S. federal and state regulations and/or laws, all potentially applicable foreign regulations and/or laws and/or all requirements of the Corporate Integrity Agreement. If we breach the Corporate Integrity Agreement, we could become liable for payment of certain stipulated penalties or could be excluded from participation in federal health care programs. The costs associated with compliance with the Corporate Integrity Agreement, or any liability or consequences associated with its breach, could have an adverse effect on our business or any potential strategic transaction, such as a sale of one or more of our assets, a license to our technology, a business combination or other partnership transaction.

Physicians and staff may not commit enough time to sufficiently learn how to use our products.

In order for physicians and staff to learn to use our products and familiarize themselves with our technology, we encourage physicians to attend structured training sessions. There are many nuances to successfully using our products. Physicians and their staff must utilize the technology on a regular basis to ensure they maintain the skill set necessary to use our products. This will depend on their willingness to attend training sessions or sufficiently familiarize themselves with DABRA. An inability to train a sufficient number of physicians to generate adequate demand for our products could have a material adverse effect on our business, financial condition, and results of operations.

Our products may not gain or maintain market acceptance among physicians and patients and others in the medical community.

Our success will depend, in part, on the acceptance of our products as safe, useful and, with respect to physicians, cost effective and easy to use. We cannot predict how quickly, if at all, catheterization laboratories and physicians will accept our products or, if accepted, how frequently they will be used. Patients and their care providers must believe our products offer benefits over alternative treatment methods. Additional factors that will influence whether our products gain and maintain market acceptance, include:

•	whether physicians, catheterization laboratory owners and operators, patients, and others in the medical community consider our products to be safe, effective, and cost-effective treatment methods;

•	our ability to further enhance our DABRA catheter performance with an improved design to reduce kinking when navigating tortuous anatomy;

•	our ability to develop a guidewire-compatible version of our DABRA catheter designed to allow physicians to navigate the vasculature more easily;

•	our ability to upgrade the DABRA laser’s functionality and user interface, and maintain necessary regulatory clearances;

•	whether we are able to receive FDA clearance for an atherectomy indication for use;

•	the potential and perceived advantages of our products over alternative treatment methods;

•	the convenience, amount of training required, and ease of use of DABRA relative to alternative treatment methods;

•	matters arising out of the pending securities class action and derivative lawsuit, including the impact of any settlement or adverse judgment;

•	the prevalence and severity of any side effects associated with using our products;

•	product labeling or product insert requirements of the FDA or other regulatory authorities;

•	limitations or warnings contained in the labeling cleared or approved by the FDA or other authorities;

•	the cost of treatment in relation to alternative treatments methods;

•	pricing pressure, including from group purchasing organizations, or GPOs, seeking to obtain discounts on DABRA based on the collective buying power of the GPO members;

•	the availability of adequate coverage, reimbursement and pricing by third-party payors, including government authorities;

•	the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors, including government authorities;

•	our ability to provide incremental clinical and economic data that shows the safety and clinical efficacy and cost effectiveness of, and patient benefits from, our products; and

•	the effectiveness of our sales and marketing efforts for DABRA.

If we do not adequately educate physicians about PAD and the existence and proper use of our products, DABRA may not gain market acceptance, as many physicians do not routinely screen for PAD while screening for coronary artery disease, or CAD. Additionally, even if our products achieve market acceptance, they may not maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost effective. Failure to achieve or maintain market acceptance and/or market share would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition, and results of operations.

The continuing development of our products depends upon our developing and maintaining strong working relationships with physicians.

The research, development, marketing and sale of our current products and any potential new and improved products or future product indications for which we receive regulatory clearance or approval will depend upon our maintaining working relationships with physicians. These professionals are relied upon to provide us with considerable knowledge and experience regarding the development, marketing and sale of our products. Physicians assist us as researchers, marketing and product consultants and public speakers. If we cannot maintain our strong working relationships with these professionals and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material adverse effect on our business, financial condition, and results of operations. At the same time, companies in the medical device industry are under continued scrutiny by the OIG and the DOJ, for improper relationships with physicians. For example, on December 28, 2020, we entered into a Settlement Agreement and a related Corporate Integrity Agreement related to a resolution of a DOJ civil investigation concerning, among other things, whether we paid improper remuneration to physicians and other healthcare providers in violation of the Anti-Kickback Statute, 42 U.S.C. §1320a-7b. Our failure to comply with the Corporate Integrity Agreement or requirements governing the industry’s relationships with physicians, including the reporting of certain payments to physicians under the National Physician Payment Transparency Program (Open Payments) or the reputational harm or negative publicity resulting from the settlement of the government investigation could impact physicians’ willingness to conduct business with us, which would have a material adverse effect on our business, financial condition, and results of operations.

We have incurred losses in recent periods and may be unable to achieve profitability in the future.

We incurred losses from continuing operations of $8.4 million and $13.9 million for the three and six months ended June 30, 2022, respectively. As of June 30, 2022, we had an accumulated deficit of $192.2 million. We expect to continue to incur significant manufacturing, product development, regulatory and other expenses to obtain regulatory clearances or approvals for our products in additional jurisdictions and for additional indications, to develop new products or add new features to our existing products, and to defend, cooperate and resolve pending lawsuits and government investigation, as applicable. In addition, our general and administrative expenses have increased due to legal proceedings, and we expect these costs to continue due to the additional costs associated with being a public company. The losses that we incur may fluctuate significantly from period to period. We will need to generate significant additional revenue in order to achieve and sustain profitability and, even if we achieve profitability, we cannot be sure that we will remain profitable for an extended period of time. Our failure to achieve or maintain profitability would have a material adverse effect on our business, financial condition, and results of operations and could negatively impact the value of our common stock.

If we restart manufacturing operations and our manufacturing facilities become damaged or inoperable, or we are required to vacate the facilities, our ability to manufacture and sell our products and to pursue our research and development efforts may be jeopardized.

Our facilities and equipment, or those of our suppliers, in each case should we restart our manufacturing operations, could be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, fires, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, extreme weather conditions, medical epidemics, and other natural or man-made disasters, pandemics, epidemics, or other business interruptions, for which we are predominantly self-insured. Any of these may render it difficult or impossible for us to manufacture products for an extended period of time. If our facility is inoperable for even a short period of time should we restart our manufacturing operations, the inability to manufacture any current products, and the interruption in research and development of any future products, may result in harm to our reputation, increased costs, lower revenue and the loss of customers, which would have a material adverse effect on our business, financial condition, and results of operations. Furthermore, it could be costly and time-consuming to repair or replace our facility should we restart our manufacturing operations and the equipment we use to perform our research and development work and manufacture our products. We would also rely on third-party component suppliers should we restart our manufacturing operations, and our ability to obtain commercial supplies of our products could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption, which would have a material adverse effect on our business, financial condition, and results of operations.

The emergence and effects related to a pandemic, epidemic or outbreak of an infectious disease, including the recent COVID-19 pandemic could adversely affect our operations.

If a disaster such as a pandemic, epidemic, outbreak of an infectious disease or other public health crisis were to occur in an area in which we operate, our operations could be adversely affected. For example, COVID-19 was characterized as a global pandemic and how long and how extensive the economic effects will last, has not been determined. The extent to which the effects of COVID-19 impact our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge regarding COVID-19 and the actions to contain it or treat its impact, among others. We have experienced delays in receiving shipments of parts which has had an impact on the timing of our key engineering efforts but has not affected our ability to support our atherectomy indication clinical trial. The effects of the pandemic could also adversely affect our ability to secure additional financing in a timely manner or on favorable terms, if at all.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit or halt the marketing and sale of our products and could result in recalls, delayed shipments and rejection of our products and damage to our reputation and could expose us to regulatory or other legal action.

We face an inherent risk of product liability as a result of the marketing and sale of our products. For example, we may be sued if our products cause or are perceived to cause injury or are found to be otherwise unsuitable during manufacturing, marketing or sale. For example, in connection with the review of our performance inconsistencies, our catheters were found to occasionally overheat. Any product liability claim may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or breach of warranty. In addition, we may be subject to claims against us even if the apparent injury is due to the actions of others or the pre-existing health of the patient. For example, we rely on physicians in connection with the use of our products on patients. If these physicians are not properly trained, including on the intended use, or are negligent, the capabilities of our products may be diminished, or the patient may suffer critical injury. We may also be subject to claims that are caused by the activities of our suppliers, such as those who provide us with components and sub-assemblies.

There can be no assurance that we will be able to detect, remedy and report all defects in the products that we sell, including successfully remedying the issues with our catheters’ performance. These issues with performance could result in the rejection of our products by physicians, damage to our reputation, lost sales, diverted development resources and increased customer service and support costs and warranty claims. Individuals could sustain injuries from our products, and we may be subject to claims or lawsuits resulting from such injuries. There is a risk that these claims or liabilities may exceed, or fall outside the scope of, our insurance coverage. Moreover, we may not be able to retain adequate liability insurance in the future.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit, delay or halt commercialization of our products. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	harm to our reputation;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	diversion of management’s time and our resources;

•	monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources;

•	inability to market and sell our products; and

•	a resulting decline in the price of our common stock.

We believe our product liability insurance is customary for similarly situated companies, but it may not be adequate to cover all liabilities that we may incur. We may not be able to maintain or obtain insurance at a reasonable cost or in an amount adequate to satisfy any liability that may arise, if at all. Our insurance policy contains various exclusions, and we may be subject to a product liability claim for which we have no coverage. The potential inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or inhibit the marketing and sale of products we develop. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts, which would have a material adverse effect on our business, financial condition, and results of operations.

We face substantial competition, which may result in others discovering, developing or commercializing products more successfully than us.

The medical device industry is intensely competitive and subject to rapid and significant technological change. Many of our competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Our competitors may also develop products that are more effective, more convenient, more widely used, less costly, have higher reimbursement coverage or have a better safety profile than our products and these competitors may also be more successful than us in manufacturing and marketing their products.

Our competitors also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, as well as in acquiring technologies complementary to, or necessary for, our programs. Competition for these people in the medical device industry is intense and we may face challenges in retaining and recruiting such individuals if, for example, other companies may provide more generous compensation and benefits, more diverse opportunities, and better chances for career advancement than we do. Some of these advantages may be more appealing to high-quality candidates and employees than those we have to offer. In addition, the decline in our stock price has created additional challenges by reducing the retention value of our equity awards. Because of the complex and technical nature of our systems and the dynamic market in which we compete, any failure to attract and retain a sufficient number of qualified employees could materially harm our ability to develop and commercialize our technology, which would have a material adverse effect on our business, financial condition, and results of operations.

We may be unable to compete successfully with companies in our highly competitive industry, many of whom have substantially greater resources than we do.

The healthcare industry is highly competitive. There are numerous approved products for treating vascular diseases in the indications in which we have received clearance or approval and those that we may pursue in the future. Many of these cleared or approved products are well-established and are widely accepted by physicians, patients and third-party payors. Insurers and other third-party payors may encourage the use of competitors’ products. In addition, many companies are developing products, and we cannot predict what the standard of care will be in the future.

Our primary competitors for DABRA include Medtronic plc, Cardiovascular Systems Inc., Boston Scientific Corp., Avinger, Inc., Koninklijke Philips N.V., including Volcano Corporation and Spectranetics Corporation, Becton Dickinson and Company, including products from the C.R. Bard acquisition, AngioDynamics and Abbott Laboratories. These companies are manufacturers of products used in competing therapies within the peripheral arterial disease market such as:

•	atherectomy, using mechanical and laser ablation methods to remove vascular blockages;

•	balloon angioplasty and stents;

•	specialty balloon angioplasty, such as scoring balloons, pillowing balloons, cutting balloons and drug-coated balloons; and

•	amputation.

We also face competition from pharmaceutical companies that produce drugs which aim to destroy plaque or remove blockages in the bloodstream.

Many of our competitors have substantially greater financial, manufacturing, commercial, and technical resources than we do. There has been consolidation in the industry, and we expect that to continue. Larger competitors may have substantially larger sales and marketing operations than we do. This may allow those competitors to spend more time with current and potential customers and to focus on a larger number of current and potential customers, which gives them a significant advantage over our sales and marketing team and our international distributors in making sales. In addition, we are often selling to customers who already utilize our competitors’ products and who have established relationships with our competitors’ sales representatives and familiarity with our competitors’ products.

Larger competitors may also have broader product lines, which enables them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical trials, obtaining FDA and non-U.S. regulatory clearances or approvals and marketing cleared or approved products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than our products or the products we may develop. For example, our competitors with laser-based products may develop upgrades to their lasers that make them easier to use, more efficient or more functional and they may more quickly obtain necessary FDA and non-U.S. regulatory clearances and approvals for such improvements. This may render our technology or products obsolete or noncompetitive. Our competitors may also be better equipped than we are to respond to competitive pressures. If we are unable to compete successfully in our industry, it would have a material adverse effect on our business, financial condition, and results of operations.

If we renew our legacy business and DABRA is not cleared or approved for new indications, our commercial opportunity will be limited.

As part of our legacy business, we marketed and sold DABRA for use as a tool in the treatment of vascular blockages resulting from lower extremity vascular disease. Although physicians, in the practice of medicine, may prescribe or use marketed products for uncleared or unapproved indications, manufacturers may promote their products only for the cleared or approved indications and in accordance with the provisions of the cleared or approved label. However, if we renew our legacy business, one of our strategies in the future may be to pursue additional vascular indications for DABRA. Submitting the required applications for additional indications will require substantial additional funding beyond our cash and cash equivalents as of June 30, 2022. We cannot assure you that we will be able to successfully obtain clearance or approval for any of these additional product indications through the application process or that a premarket FDA submission may not be necessary.

Even if we obtain FDA clearance or approval to market our products for additional indications in the U.S., we cannot assure you that any such indications will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. If we are unable to successfully develop our products for additional indications, our commercial opportunity will be limited, which would have a material adverse effect on our business, financial condition, and results of operations.

If we make acquisitions or divestitures, we could encounter difficulties that harm our business.

To date, the growth of our business has been organic, and we have no experience in acquiring other businesses, products or technologies. We may acquire companies, products or technologies that we believe to be complementary to the present or future direction of our business, or may be of a strategic nature with a focus on a new direction focused on the combined company and the business that we may acquire. If we engage in such acquisitions, we may have difficulty integrating the acquired personnel, financials, operations, products or technologies. Acquisitions may dilute our earnings per share, disrupt our ongoing business, distract our management and employees, increase our expenses, subject us to liabilities, and increase our risk of litigation, all of which could harm our business. If we use cash to acquire companies, products or technologies, it may divert resources otherwise available for other purposes. If we use our common stock to acquire companies, products or technologies, our stockholders may experience substantial dilution.

Technological change may adversely affect sales of our products and may cause our products to become obsolete.

The medical device market is characterized by extensive research and development and rapid technological change. Technological progress or new developments in our industry could adversely affect sales of our products. Our products could be rendered obsolete because of future innovations by our competitors or others in the treatment of vascular diseases, which would have a material adverse effect on our business, financial condition, and results of operations.

Consolidation in the medical device industry could have an adverse effect on our revenue and results of operations.

Many medical device industry companies are consolidating to create new companies with greater market power. As the medical device industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that incorporate components produced by us. If we reduce our prices because of consolidation in the healthcare industry, our revenue would decrease and our earnings, financial condition, or cash flows would suffer, which would have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to enforcement actions, competitor lawsuits, or other claims if we engage or are found to have engaged in the off-label promotion of our products.

Our promotional materials and training methods must comply with FDA regulations and other applicable laws, including restraints and prohibitions on the promotion of off-label, or uncleared use, of our products. Physicians may use our products for off-label use without regard to these prohibitions, as FDA regulations do not restrict or regulate a physician’s choice of treatment within the practice of medicine. Although our policy is to follow published FDA guidance in order to avoid promoting our products improperly, the FDA or other regulatory agencies or third parties could disagree and conclude that we have engaged in off-label promotion. For example, our DABRA Laser System has been cleared by the FDA for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and has an intended use for ablating a channel in occlusive peripheral vascular disease. We have not received FDA clearance or approval to market DABRA for an atherectomy indication, and we may not promote DABRA for an atherectomy indication. Without admitting any liability or wrongdoing, on December 28, 2020, we entered into a Settlement Agreement with the DOJ, other settlement agreements with certain state attorneys general and a related Corporate Integrity Agreement that resolved civil investigations and a related civil lawsuit. Our pivotal clinical study of the DABRA Laser System completed in 2017 would not be sufficient to expand our FDA-cleared indication for use to an atherectomy indication for use, which the FDA currently defines to include a prespecified improvement in luminal patency, or prespecified increase in the openness of the artery at a pre-defined time point, such as nine months following a DABRA procedure, using a consistent assessment tool. As discussed above, we are currently conducting a clinical study intended to support our FDA regulatory application for the atherectomy indication for use.

We cannot predict the extent to which our competitors may be successful in dissuading physicians from using the DABRA system out of concerns regarding reimbursement. Furthermore, we may incur additional liability from claims initiated under the Lanham Act or other federal and state unfair competition laws with respect to how our products have been marketed and promoted.

In addition, we operate in an industry characterized by extensive litigation. However, the scope of potential liability with respect to any such claims, enforcement actions, or lawsuits is uncertain, and we cannot assure you that we will not receive claims from competitors or other third parties or be subject to enforcement actions in the future from regulatory agencies. For example, the FDA, FTC, the Office of the Inspector General of the Department of Health and Human Services, or HHS, the DOJ and various state attorneys general actively enforce laws and regulations that prohibit the promotion of off-label uses. As disclosed above, on December 28, 2020, we entered into a Settlement Agreement and the related Corporate Integrity Agreement to resolve a DOJ civil investigation into, among other things, whether we marketed and promoted DABRA devices for unapproved uses that were not covered by federal healthcare programs, and in connection with the Settlement Agreement, we also have reached agreements with certain state attorneys general.

The False Claims Act prohibits, among other things, making a fraudulent claim for payment of federal funds, causing such a fraudulent claim to be made, or making a false statement to get a false claim paid. The government may assert that a claim resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim under the False Claims Act. Many companies have faced government investigations or lawsuits by whistleblowers who bring a qui tam action under the False Claims Act on behalf of themselves and the government for a variety of alleged improper marketing activities, including providing free product to customers expecting that the customers would bill federal programs for the product, providing consulting fees, grants, free travel and other benefits to physicians to induce them to prescribe the company’s products, and inflating prices reported to private price publication services, which are used to set drug reimbursement rates under government healthcare programs. In addition, the government and private whistleblowers have pursued False Claims Act cases against medical device companies for causing false claims to be submitted as a result of the marketing of their products for unapproved uses. Medical device and other healthcare companies also are subject to other federal false claim laws, including federal criminal healthcare fraud and false statement statutes that extend to non-government health benefit programs. If we are found to have improperly promoted off-label uses, we may be subject to significant liability, including civil fines, criminal fines and penalties, civil damages, exclusion from federal funded healthcare programs and potential liability under the federal False Claims Act and any applicable state false claims act. Due to the Settlement Agreement and the Corporate Integrity Agreement and the previously disclosed and concluded SEC investigation, we have incurred, and will continue to incur, substantial legal costs, including settlement costs, costs of compliance with such agreements, and payments made pursuant to such agreements, and business disruption, including from ongoing and future compliance with such agreements. In the future, if we are found to have violated the False Claims Act, it may result in significant financial penalties, on a per claim or statement basis, treble damages and exclusion from participation in federal health care programs. In addition, if the FDA determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials, which could negatively impact our marketing and decrease demand for our products. Conduct giving rise to such liability could also form the basis for private civil litigation by third-party payers, competitors, or other persons claiming to be harmed by such conduct.

The FDA, HHS, DOJ, and/or state attorneys general, competitors, and other third parties may take the position that we have violated or are not in compliance with such guidelines, and if such non-compliance is proven, it could harm our reputation, financial condition or divert financial and management resources from our core business and would have a material adverse effect on our business, financial condition and results of operations. Moreover, threatened or actual government enforcement actions or lawsuits by third parties have and could continue to generate adverse publicity, which could decrease demand for our products and require that we devote substantial resources that could be used productively on other aspects of our business.

Regardless of whether actions are commenced, if we were to settle with one or more government agencies, such settlements could include an agreement to pay civil or criminal damages, injunctions, cease and desist orders, deferred prosecution agreements, or other equitable remedies, exclusion from governmental health care programs, and the curtailment or restructuring of our operations, any of which would have a material adverse effect on our business, financial condition and results of operations for years after any settlement is reached. Whether actions will be commenced, whether an investigation can be settled before or after actions are commenced, and the terms on which any investigation can be resolved is not certain.

Litigation and other legal matters may adversely affect our business.

From time to time we are involved in and may become involved in legal matters relating to patent and other intellectual property matters, product liability claims, employee claims, tort or contract claims, federal regulatory investigations, securities class action, and other legal proceedings or investigations, which could have an adverse impact on our reputation, business and financial condition and divert the attention of our management from the operation of our business. For example, we are currently a party to securities class action and shareholder derivative litigation and other litigation as set forth in Legal Matters. Litigation is inherently unpredictable and can result in excessive or unanticipated verdicts and/or injunctive relief that affect how we operate our business. We could incur judgments or enter into settlements of claims for monetary damages or for agreements to change the way we operate our business, or both. There may be an increase in the scope of these matters or there may be additional lawsuits, claims, proceedings or investigations in the future, which could have a material adverse effect on our business, financial condition, and results of operations. Adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers’ confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

We must indemnify or advance reasonable legal expenses for officers and directors, including, in certain circumstances, former employees and directors, in their defense against legal proceedings, unless certain conditions apply. A prolonged uninsured expense and indemnification obligation could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to numerous laws and regulations related to healthcare fraud and abuse, false claims, anti-bribery and anti-corruption laws, such as the U.S. Anti-Kickback Statute and Foreign Corrupt Practices Act of 1977, in which violations of these laws could result in substantial penalties, exclusion and prosecution.

In the U.S., we are subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act. There are similar laws in other countries. These laws may impact, among other things, the sales, marketing and education programs for our products. The federal Anti-Kickback Statute prohibits persons from knowingly and willingly soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program. The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Any allegation, investigation, or violation of domestic healthcare fraud and abuse laws could result in government or internal investigations, significant diversion of resources, exclusion from government healthcare programs and the curtailment or restructuring of our operations, significant fines, penalties, or other financial consequences, any of which may ultimately have a material adverse effect on our business, financial condition, and results of operations.

For our sales and operations outside the U.S., we are similarly subject to various heavily enforced anti-bribery and anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, U.K. Bribery Act, and similar laws around the world. These laws generally prohibit U.S. companies and their employees and intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business or gaining any advantage. We face significant risks if we, which includes our third parties, fail to comply with the FCPA and other anti-corruption and anti-bribery laws.

We leverage various third parties to sell our products and conduct our business abroad, including to government owned universities and hospitals. We, our distributors and channel partners, and our other third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities (such as in the context of obtaining government approvals, registrations, or licenses or sales to government owned or controlled healthcare facilities, universities, institutes, clinics, etc.) and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. To that end, while we have adopted and implemented internal control policies and procedures and employee training and compliance programs to deter prohibited practices, such compliance measures ultimately may not be effective in prohibiting our employees, contractors, third parties, intermediaries or agents from violating or circumventing our policies and/or the law.

Responding to any enforcement action or related investigation may result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Any violation of the FCPA, other applicable anti-bribery, anti-corruption laws, healthcare laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, which could have a material and adverse effect on our reputation, business, financial condition, and results of operations for years after these investigations are resolved.

Governmental export or import controls could limit our ability to compete in foreign markets and subject us to liability if we violate them.

Our products may be subject to U.S. export controls. Governmental regulation of the import or export of our products, or our failure to obtain any required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, we may be fined or other penalties could be imposed, including a denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell access to our products would likely materially and adversely affect our business, financial condition, and results of operations.

A variety of risks associated with marketing our products internationally could materially adversely affect our business.

In addition to selling our products in the U.S., we have sold DABRA outside of the U.S. in the past. We are subject to additional risks related to operating in foreign countries, including:

•	differing regulatory requirements in foreign countries;

•	differing reimbursement regimes in foreign countries, including price controls and lower payment;

•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	difficulties staffing and managing foreign operations;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	potential liability under the FCPA or comparable foreign regulations;

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challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the U.S.;

•	product shortages resulting from any events affecting raw material or finished good supply or distribution or manufacturing capabilities abroad;

•	the impact of the current situation relating to trade with China and tariffs and other trade barriers that may be implemented by governmental authorities;

•	the impact of public health epidemics on the global economy, such as the new coronavirus currently impacting the U.S., Europe, China and elsewhere; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations, which would have a material adverse effect on our business, financial condition, and results of operations.

The impact of the military action in Ukraine, and the actions that have been and could be taken by other countries, including new and stricter sanctions and actions taken in response to such sanctions, have affected, and may continue to affect, our business and results of operations, including our supply chain.

On February 24, 2022, Russian forces launched significant military action against Ukraine, and sustained conflict and disruption in the region is possible. The impact to Ukraine, as well as actions taken by other countries, including new and stricter sanctions imposed by Canada, the United Kingdom, the European Union, the U.S. and other countries and companies and organizations against officials, individuals, regions and industries in Russia and Ukraine, and actions taken by Russia in response to such sanctions, and each country’s potential response to such sanctions, tensions and military actions could have a material adverse effect on our operations. Any such material adverse effect from the conflict and enhanced sanctions activity may disrupt our supply chains and affect the delivery of our products and services or impair our ability to complete financial or banking transactions.

We also cannot predict the impact of any heightened geopolitical instability or the results that may follow, including reductions in consumer confidence, heightened inflation, cyber disruptions or attacks, higher natural gas costs, higher manufacturing costs and higher supply chain costs. The impact of Russia’s invasion of Ukraine could cause our results to differ materially from the outlook presented in this proxy statement.

Changes in trade policies among the U.S. and other countries, in particular the imposition of new or higher tariffs, could place pressure on our average selling prices as our customers seek to offset the impact of increased tariffs on their own products. Increased tariffs or the imposition of other barriers to international trade could have a material adverse effect on our revenues and operating results.

In addition to current and proposed economic sanctions on Russia, which may increase or continue for an indefinite period of time as a result of Russia’s invasion of Ukraine, the U.S. has imposed or proposed new or higher tariffs on certain products exported by a number of U.S. trading partners, including China, Europe, Canada, and Mexico. In response, many of those trading partners, including China, have imposed or proposed new or higher tariffs on American products. Continuing changes in government trade policies create a heightened risk of further increased tariffs that impose barriers to international trade.

Tariffs on our customers’ products may adversely affect our gross profit margins in the future due to the potential for increased pressure on our selling prices by customers seeking to offset the impact of tariffs on their own products. We believe that increases in tariffs on imported goods or the failure to resolve current international trade disputes could have a material adverse effect on our business and operating results.

If we experience significant disruptions in our information technology systems, our business may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including, historically, the manufacture, distribution and maintenance of DABRA, as well as for accounting, financial reporting, data storage, compliance, purchasing and inventory management. We do not have redundant information technology systems at this time. Our information technology systems may be subject to computer viruses, ransomware or other malware, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures and user errors, among other malfunctions. In addition, a variety of our software systems are cloud-based data management applications hosted by third-party service providers whose security and information technology systems are subject to similar risks. Technological interruptions would impact our business operations would disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain and otherwise adequately service our customers or disrupt our customers’ ability use our products for treatments. In the event we experience significant disruptions, we may be unable to repair our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our business, financial condition, and results of operations. Currently, we carry business interruption coverage to mitigate certain potential losses, but this insurance is limited in amount, subject to deductibles, and we cannot be certain that such potential losses will not exceed our policy limits. We are increasingly dependent on complex information technology to manage our infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance our existing systems. Failure to maintain or protect our information systems and data integrity effectively could have a material adverse effect on our business, financial condition, and results of operations.

Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. As an “emerging growth company,” we will avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404. However, we may no longer avail ourselves of this exemption when we cease to be an “emerging growth company” unless at that time we are still a “smaller reporting company.” When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

As previously disclosed, in 2019, we identified material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses that we identified related to the aggregation of control deficiencies in our control environment, in particular an inappropriate “tone at the top” set by certain members of senior management, a failure to promote adherence to our Code of Ethics and Conduct, and the lack of sufficient competent resources in key roles at the organization.

The material weaknesses discussed were remediated as of December 31, 2019. We incurred significant costs to remediate those weaknesses, primarily personnel costs, external consulting and legal fees, system implementation costs, and related indirect costs including the use of facilities and technology. However, completion of remediation does not provide assurance that our controls will operate properly or that our financial statements will be free from error, which may undermine our ability to provide accurate, timely and reliable reports on our financial and operating results. There may be additional undetected material weaknesses in our internal control over financial reporting, as a result of which we may not detect financial statement errors on a timely basis. Further, to the extent we identify additional material weaknesses, we will not be able to fully assess whether corrective measures will remediate the material weakness in our internal control over financial reporting until we have completed our implementation efforts and sufficient time passes in order to evaluate their effectiveness. In addition, if we identify additional errors that result in material weaknesses in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. Moreover, in the future we may engage in business transactions, such as acquisitions, reorganizations or implementation of new information systems that could negatively affect our internal control over financial reporting and result in material weaknesses.

If we identify additional material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business and would have a material adverse effect on our business, financial condition and results of operations.

If we pursue our legacy business, in order to increase our revenue over the longer term, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

At June 30, 2022, we had 22 full-time employees, and as of the date hereof we have six employees. In the second quarter of 2022, we initiated a RIF, in which approximately 65% of our full-time employees were immediately terminated and the non-terminated employees were offered conditional retention arrangements pursuant to which it was expected that they would continue to provide services through the third quarter of 2022. On September 2, 2022, we completed the RIF, pursuant to which an additional 20% of our employees were terminated, with effective dates ranging from August 1, 2022 to September 2, 2022.

The future financial performance of our legacy business and our ability to successfully market and sell our products depends, in part, on our ability to hire and retain qualified personnel and to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our products and, accordingly, may not achieve our research, sales and marketing goals, which would have a material adverse effect on our business, financial condition, and results of operations.

Employment of social media as part of our marketing strategy could give rise to regulatory violations, liability, fines, breaches of data security or reputational damage.

Despite our efforts to monitor evolving social media communication guidelines and comply with applicable rules, there is risk that the use of social media by us, our employees or our customers to communicate about our products or business may cause us to be found in violation of applicable requirements, including requirements of regulatory bodies such as the FDA and Federal Trade Commission. For example, promotional communications and endorsements on social media that, among other things, promote our products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label uses”), do not contain a fair balance of information about risks associated with using our products, make comparative or other claims about our products that are not supported by sufficient evidence, and/or do not contain required disclosures could result in an enforcement actions against us. In addition, adverse events, product complaints, off-label usage by physicians, unapproved marketing or other unintended messages posted on social media could require an active response from us, which may not be completed in a timely manner and could result in regulatory action by a governing body. Further, our employees may knowingly or inadvertently make use of social media in ways that may not comply with our corporate policies or other legal or contractual requirements, which may give rise to liability, lead to the loss of trade secrets or other intellectual property or result in public exposure of personal information of our employees, clinical trial patients, customers and others. Furthermore, negative posts or comments about us or our products in social media could seriously damage our reputation, brand image and goodwill, which would have a material adverse effect on our business, financial condition, and results of operations.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we may become exposed to, or collect and store sensitive data, including procedure-based information and legally protected health information, credit card, and other financial information, insurance information, and other potentially personally identifiable information. We also store sensitive intellectual property and other proprietary business information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology, or IT, and infrastructure, and that of our third-party billing and collections provider and other technology partners, may be vulnerable to cyber-attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions. We rely extensively on IT systems, networks and services, including internet sites, data hosting and processing facilities and tools, physical security systems and other hardware, software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist in conducting our business. A significant breakdown, invasion, corruption, destruction or interruption of critical information technology systems or infrastructure, by our workforce, others with authorized access to our systems or unauthorized persons could negatively impact operations. The ever-increasing use and evolution of technology, including cloud-based computing, creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our or our third-party providers’ systems, portable media or storage devices. We could also experience a business interruption, theft of confidential information or reputational damage from industrial espionage attacks, malware or other cyber-attacks, which may compromise our system infrastructure or lead to data leakage, either internally or at our third-party providers. Although the aggregate impact on our operations and financial condition has not been material to date, we have been the target of events of this nature and expect them to continue as cybersecurity threats have been rapidly evolving in sophistication and becoming more prevalent in the industry. We are investing in protections and monitoring practices of our data and IT to reduce these risks and continue to monitor our systems on an ongoing basis for any current or potential threats. There can be no assurance, however, that our efforts will prevent breakdowns or breaches to our or our third-party providers’ databases or systems that could adversely affect our business.

Risks Related to Government Regulation and our Industry for our Legacy Business

Regulatory compliance is expensive, complex and uncertain, and a failure to comply could lead to enforcement actions against us and other negative consequences for our business.

The FDA and similar agencies regulate our products as medical devices. Complying with these regulations is costly, time consuming, complex and uncertain. FDA regulations and regulations of similar agencies are wide-ranging and include, among other things, oversight of:

•	product design, development, manufacture (including suppliers) and testing;

•	pre-clinical and clinical studies;

•	product safety and effectiveness;

•	product labeling;

•	product storage and shipping;

•	record keeping;

•	pre-market clearance or approval;

•	marketing, advertising and promotion;

•	product sales and distribution;

•	product changes;

•	product recalls; and

•	post-market surveillance and reporting of deaths or serious injuries and certain malfunctions.

Our current products are subject to extensive regulation by the FDA and non-U.S. regulatory agencies. Further, all of our potential products and improvements of our current products will be subject to extensive regulation and will likely require permission from regulatory agencies and ethics boards to conduct clinical trials, and clearance or approval from the FDA and non-U.S. regulatory agencies prior to commercial sale and distribution. Failure to comply with applicable U.S. requirements may subject us to a variety of administrative or judicial actions and sanctions, such as Form 483 observations, warning letters, untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. The FDA can also refuse to clear or approve pending applications. Any enforcement action by the FDA and other comparable non-U.S. regulatory agencies could have a material adverse effect on our business, financial condition, and results of operations.

Our medical device operations are subject to pervasive and continuing FDA regulatory requirements.

Medical devices regulated by the FDA are subject to “general controls” which include:

•	registration with the FDA; listing commercially distributed products with the FDA;

•	complying with applicable cGMPs under the Quality System Regulations, or QSR;

•	filing reports with the FDA of and keeping records relative to certain types of adverse events associated with devices under the medical device reporting regulation;

•	assuring that device labeling complies with device labeling requirements;

•	reporting recalls and certain device field removals and corrections to the FDA; and

•	obtaining premarket notification 510(k) clearance for devices prior to marketing.

As disclosed above, we have entered into the Settlement Agreement, and the agreements with the participating states, resolving a DOJ civil investigation concerning certain Covered Conduct (as defined in the Settlement Agreement), and the OIG has agreed, conditioned upon our full payment of amounts owed in the Settlement Agreement, and in consideration of our obligations under a Corporate Integrity Agreement, to release our permissive exclusion rights and refrain from instituting any administrative action seeking to exclude us from participating in Medicare, Medicaid, or other federal health care programs as a result of the Covered Conduct. The Corporate Integrity Agreement has a five-year term and imposes monitoring, reporting, certification, documentation, oversight, screening, and training obligations on us, including the hiring of a compliance officer and independent review organization.

Some devices known as “510(k)-exempt” devices can be marketed without prior marketing clearance or approval from the FDA. In addition to the “general controls,” Class II medical devices are also subject to “special controls,” including, in many cases, adherence to a particular guidance document and compliance with the performance standard. As Class II, 510(k)-cleared devices, our products are subject to both general and special controls. Instead of obtaining 510(k) clearance, most Class III devices are subject to premarket approval, or PMA. We do not believe any of our current products are Class III devices, but future products could be, which would subject them to the PMA process.

Many medical devices, such as medical lasers, are also regulated by the FDA as “electronic products.” In general, manufacturers and marketers of “electronic products” are subject to certain FDA regulatory requirements intended to ensure the radiological safety of the products. These requirements include, but are not limited to, filing certain reports with the FDA about the products and defects/safety issues related to the products as well as complying with radiological performance standards.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting, or MDR, requirements, including the reporting of adverse events and malfunctions related to our products. We are required to file MDRs if our products may have caused or contributed to a serious injury or death or malfunctioned in a way that could likely cause or contribute to a serious injury or death if it were to recur. Any such MDR that reports a significant adverse event could result in negative publicity, which could harm our reputation and future sales. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory clearances or approvals, product seizures, injunctions or the imposition of civil or criminal penalties which may have a material adverse effect on our business, financial condition, and results of operations.

The medical device industry is now experiencing greater scrutiny and regulation by federal, state and foreign governmental authorities. Companies in our industry are subject to more frequent and more intensive reviews and investigations, often involving the marketing, business practices, and product quality management. For example, as discussed above, on December 28, 2020, we entered into a Settlement Agreement with the DOJ to resolve a civil False Claims Act investigation and related civil action, and in connection with the Settlement Agreement, we also have reached agreements that resolve previously disclosed related investigations conducted by certain state attorneys general. Under the Settlement Agreement, and the agreements with the participating states, we are required to make an initial payment of $2.5 million, of which we paid $2.4 million in December 2020 and $0.1 million in April 2021. We also may be required to make additional payments in the future upon the achievement of revenue targets or consummating a change-in-control transaction, such as the merger with Catheter. If within any of the four full fiscal years after the effective date of the Settlement Agreement (2021, 2022, 2023, and 2024) our fiscal year revenues exceed $10 million, we will be obligated to pay the United States and Medicaid Participating States an additional: (i) $500,000 for 2021, (ii) $750,000 for 2022, (iii) $1,000,000 for 2023, and (iv) $1,250,000 for 2024, for each corresponding fiscal year where our revenue exceeds $10 million. If a change-in-control transaction closes on or before the fourth anniversary of the effective date of the Settlement Agreement, we are required to pay to the United States and Medicaid Participating States, within 30 calendar days, (i) a total of $5 million and (ii) an additional 4% of the value attributed to us in the change-in-control transaction if the value attributable to us is in excess of $100 million, such total payment not to exceed $28 million. We also entered into a 5-year Corporate Integrity Agreement with the OIG. The Settlement Agreement does not include a release for any conduct other than the Covered Conduct or any criminal liability related to the Covered Conduct. This settlement and our ongoing obligations under the Corporate Integrity Agreement may result in greater and continuing governmental scrutiny of our business in the future.

Additionally, federal, state and foreign governments and entities have enacted laws and issued regulations and other standards requiring increased visibility and transparency of our interactions with healthcare providers. For example, the U.S. Physician Payment Sunshine Act, now known as Open Payments, requires us to report to the Centers for Medicare & Medicaid Services, or CMS, payments and other transfers of value to all U.S. physicians and U.S. teaching hospitals, with the reported information made publicly available on a searchable website. On December 28, 2020, we entered into the Settlement Agreement with the DOJ relating to claims under the civil False Claims Act investigation concerning, among other things, whether we marketed and promoted DABRA devices for unapproved uses that were not covered by federal healthcare programs, and whether we paid improper remuneration to physicians and other healthcare providers in violation of the Anti-Kickback Statute. Effective January 2022, we are also required to collect and report information on payments or transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, and certified nurse-midwives. Failure to comply with these legal and regulatory requirements could impact our business, and we have had and will continue to spend substantial time and financial resources to develop and implement enhanced structures, policies, systems and processes to comply with these legal and regulatory requirements, which may also impact our business and which could have a material adverse effect on our business, financial condition, and results of operations for years after any resolution of these investigations and any resulting claims are resolved.

Product clearances and approvals can often be denied or significantly delayed.

Under FDA regulations, unless exempt, a new medical device may only be commercially distributed after it has received 510(k) clearance, is authorized through the de novo classification process, or is the subject of an approved PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to another legally marketed product not subject to a PMA. Sometimes, a 510(k) clearance must be supported by preclinical and clinical data. Our ability to enroll patients in clinical trials, including our atherectomy indication trial, could be impacted by the COVID-19 outbreak, as many patients are electing or being asked to delay procedures at this time.

The PMA process typically is more costly, lengthy and stringent than the 510(k) process. Unlike a 510(k) review which determines “substantial equivalence,” a PMA requires that the applicant demonstrate reasonable assurance that the device is safe and effective by producing valid scientific evidence, including data from preclinical studies and human clinical trials. Therefore, to obtain regulatory clearance or approvals, we typically must, among other requirements, provide the FDA and similar foreign regulatory authorities with preclinical and clinical data that demonstrate to their satisfaction that our products satisfy the criteria for approval. Preclinical testing and clinical trials must comply with the regulations of the FDA and other government authorities in the U.S. and similar agencies in other countries.

We may be required to obtain PMAs, PMA supplements or additional 510(k) premarket clearances to market modifications to our existing products. The FDA requires device manufacturers to make and document a determination of whether a device modification requires approval or clearance; however, the FDA can review a manufacturer’s decision. The FDA may not agree with our decisions not to seek approvals or clearances for particular device modifications. If the FDA requires us to obtain PMAs, PMA supplements or premarket clearances for any modification to a previously cleared or approved device, we may be required to cease manufacturing and marketing the modified device and perhaps also to recall such modified device until we obtain FDA clearance or approval. We may also be subject to significant regulatory fines or penalties.

The FDA may not approve future PMA applications or supplements or clear our 510(k) applications on a timely basis or at all. For example, the COVID-19 outbreak could affect the FDA’s ability to review applications or supplements. Such delays or refusals could have a material adverse effect on our business, financial condition, and results of operations.

The FDA may also change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently approved or cleared products on a timely basis. Any of these actions could have a material adverse effect on our business, financial condition, and results of operations.

International regulatory approval processes may take more or less time than the FDA clearance or approval process. If we fail to comply with applicable FDA and comparable non-U.S. regulatory requirements, we may not receive regulatory clearances or approvals or may be subject to FDA or comparable non-U.S. enforcement actions. We may be unable to obtain future regulatory clearance or approval in a timely manner, or at all, especially if existing regulations are changed or new regulations are adopted. For example, the FDA clearance or approval process can take longer than anticipated due to requests for additional clinical data and changes in regulatory requirements. A failure or delay in obtaining necessary regulatory clearances or approvals would materially adversely affect our business, financial condition, and results of operations.

Although we have obtained regulatory clearance for our products in the U.S. and certain non-U.S. jurisdictions, they will remain subject to extensive regulatory scrutiny.

Although our products have obtained regulatory clearance in the U.S. and certain non-U.S. jurisdictions, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, effectiveness, and other post-market information, including both federal and state requirements in the U.S. and requirements of comparable non-U.S. regulatory authorities.

Our manufacturing facility is required to comply with extensive requirements imposed by the FDA and comparable foreign regulatory authorities, including ensuring that quality control and manufacturing procedures conform to the QSR or similar regulations set by foreign regulatory authorities. Following our voluntary recalls, we have a heightened potential for an FDA inspection. As such, we will be subject to continual review and inspections to assess compliance with the QSR and adherence to commitments made in any 510(k) application. Accordingly, we continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

Any regulatory clearances or approvals that we have received for our products will be subject to limitations on the cleared or approved indicated uses for which the product may be marketed and promoted or to the conditions of approval or contain requirements for potentially costly post-marketing testing. We are required to report certain adverse events and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing product safety issues could result in increased costs to assure compliance. The FDA and other agencies, including the DOJ, closely regulate and monitor the post-clearance or approval marketing and promotion of products to ensure that they are marketed and distributed only for the cleared or approved indications and in accordance with the provisions of the cleared or approved labeling.

Promotional communications with respect to devices are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s cleared or approved labeling. As such, we may not promote our products for indications or uses for which they do not have clearance or approval. However, physicians can use their independent and professional judgment and use our products for off-label purposes, as FDA regulations do not restrict a physician’s choice of treatment with the practice of medicine. Prior to making certain changes to a cleared product, including certain changes to product labeling, the holder of a cleared 510(k) application may be required to submit a new premarket application and obtain clearance or approval.

If a regulatory agency discovers previously unknown problems with our products, such as adverse events of unanticipated severity or frequency, or problems with our facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of our products, such regulatory agency or enforcement authority may impose restrictions on that product or us, including requiring withdrawal of the product from the market. In addition to this type of penalty for failing to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	subject our manufacturing facility to an adverse inspectional finding or Form 483, or other compliance or enforcement notice, communication, or correspondence;

•	issue warning or untitled letters that would result in adverse publicity or may require corrective advertising;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory clearances or approvals;

•	refuse to clear or approve pending applications or supplements to approved applications submitted by us;

•	impose restrictions on our operations, including closing our sub-assembly suppliers’ facilities;

•	seize or detain products; or

•	require a product recall.

In addition, violations of the Federal Food, Drug, and Cosmetic Act, or FDCA, relating to the promotion of approved products may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws. As disclosed previously, we settled a DOJ civil False Claims Act investigation concerning, among other things, whether we marketed and promoted DABRA devices for unapproved uses that were not covered by federal healthcare programs.

Any government adverse finding, regulatory sanction or investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory clearance or approval is withdrawn, it would have a material adverse effect on our business, financial condition, and results of operations.

Our products may be subject to additional recalls, revocations or suspensions after receiving FDA or foreign approval or clearance, which could divert managerial and financial resources, harm our reputation, and adversely affect our business.

The FDA and similar foreign governmental authorities have the authority to order the recall of our products because of any failure to comply with applicable laws and regulations, or defects in design or manufacture. A government mandated or voluntary product recall by us could occur because of, for example, component failures, device malfunctions, or other adverse events, such as serious injuries or deaths, or quality-related issues such as manufacturing errors or design or labeling defects.

For example, we have conducted four recent recalls related to our DABRA product. In September 2019, we initiated a voluntary recall of our DABRA catheters to replace 12-month shelf life labeled catheters with two-month shelf life labeled catheters, which we believe will significantly reduce the number of catheters that fail to calibrate. We submitted a request for termination to the FDA in February 2020, and as of July 2020, 98% of the affected product has been returned to us. A voluntary recall of DABRA lasers was initiated in January 2020 to correct a software issue that could result in user or patient injury or may adversely impact laser performance. This recall was classified as a Class II recall by the FDA. The FDA terminated this recall on November 1, 2021. In addition, in July 2020 we initiated a voluntary recall of our DABRA lasers to replace the wheels with lower profile wheels that were cleared by the FDA in the DABRA 510(k). We formally notified the FDA of this recall in accordance with applicable law. This field correction was completed in March 2021. The Company considers this recall complete and submitted to the FDA a final status report in March 2021 requesting termination of this field correction. In October 2020 we initiated a voluntary recall of our DABRA lasers to replace the footswitch with a footswitch that meets specification for protection from ingress of solids or liquids. We formally notified the FDA of this recall in accordance with applicable law. This recall was classified as a Class II recall by the FDA. This field correction was completed in October 2021, and the Company received notice in February 2022 that the FDA has terminated this field correction. Any government-mandated recall or additional voluntary recall by us could occur as a result of component failures, manufacturing errors, design or labeling defects or other issues. These voluntary recalls and any future recalls of our products could divert managerial and financial resources, harm our reputation and adversely affect our business.

In addition, the FDA conducted an unannounced facility inspection in December 2019. The FDA issued to us a Form 483 that included observations that schedules for the adjustment, cleaning, and other maintenance of equipment have not been adequately established, a device master record index was not current, and document control procedures have not been fully established. We responded to the FDA with the corrective measures we are taking and to address the issued identified in the Form 483 and based on this information, the FDA issued to us an Establishment Inspection Report, or EIR, closing out the inspection. All actions are complete, and the final Form 483 report was sent to the FDA on September 25, 2020.

Also, we have been engaged in additional shelf life testing at the FDA’s request as part of a special 510(k). Due to recent variations noted in the shelf life of the catheter during our testing procedures, we have paused commercial sales of DABRA catheters not being used for the atherectomy clinical trial. We submitted additional test data in March 2021 related to the DABRA catheter shelf life in a traditional 510(k), which was cleared by the FDA in July 2021.

Depending on the corrective action we take to address a product’s deficiencies or defects, the FDA may require, or we may voluntarily decide, that we will need to seek and obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including adverse inspection findings, FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our products in the future.

As part of our investigation into the DABRA device performance, we conducted an internal audit of the clinical study that was used to support the device’s 510(k) application. The audit consisted of review of clinical study documentation that was retained by the study sponsor and found adequate evidence to support the safety and efficacy reported in the clinical study report submitted with the 510(k) application. The other observations identified by the audit were found to not have a major impact on the reported results of the study. If FDA were to disagree with the outcome of the audit and take the position that the issues with the clinical trial were reportable to the FDA, we could be required to issue a safety alert to our customers or initiate a recall, we could incur product liability and other costs, product clearances or approvals could be delayed, suspended or revoked, enforcement action could be initiated by regulatory authorities, we could be required to cease commercialization of DABRA and our business could otherwise be adversely affected.

In addition, we are subject to medical device reporting regulations that require us to report to the FDA or similar foreign governmental authorities if one of our products may have caused or contributed to a death or serious injury or if we become aware that it has malfunctioned in a way that would be likely to cause or contribute to a death or serious injury if the malfunction recurred. After a May 2018 inspection, the FDA issued to us a Form 483 that included observations for failure to properly evaluate whether certain complaints related to DABRA that we have received rose to a level required to be reported to the FDA. At that time, in response, we informed the FDA that we have modified our complaint review procedures and we completed a retrospective evaluation and have not found any complaints which require a submission to the FDA. We have not requested, and the FDA has not issued, an EIR related to this inspection.

The failure by us to properly identify reportable events or to file timely reports with the FDA can subject us to sanctions and penalties, including warning letters and recalls. Physicians, hospitals and other healthcare providers may make similar reports to regulatory authorities. Any such reports may trigger an investigation by the FDA or similar foreign regulatory bodies, which could divert managerial and financial resources, harm our reputation and have a material adverse effect on our business, financial condition, and results of operations.

Material modifications to our devices may require new 510(k) clearances or premarket approvals or may require us to recall or cease marketing our devices until clearances or approvals are obtained.

Material modifications to the intended use or technological characteristics of our devices will require new 510(k) clearances or premarket approvals or require us to recall or cease marketing the modified devices until these clearances or approvals are obtained. Based on FDA published guidelines, the FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement, or clearance; however, the FDA can review a manufacturer’s decision. Any modification to an FDA-cleared device that would significantly affect its safety or efficacy or that would constitute a major change in its intended use would constitute a material modification and would require a new 510(k) clearance or possibly a premarket approval. If required, we may not be able to obtain additional 510(k) clearances or premarket approvals for new devices or for modifications to, or additional indications for, our devices in a timely fashion, or at all. Delays in obtaining required future clearances would harm our ability to introduce new or enhanced devices in a timely manner, which in turn would harm our future growth. We have made modifications to our devices in the past and will make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for the modifications, we may be required to recall and to stop selling or marketing our devices as modified, which could harm our operating results and require us to redesign our platform devices. In these circumstances, we may also be subject to significant enforcement actions such as significant regulatory fines or penalties. Furthermore, the FDA’s ongoing review of the 510(k) program may make it more difficult for us to modify our previously cleared products, either by imposing stricter requirements on when a new 510(k) for a modification to a previously cleared product must be submitted or applying more onerous review criteria to such submissions.

If we or our suppliers fail to comply with the FDA’s Quality System Regulation or any applicable state equivalent, our operations could be interrupted, and our potential product sales and operating results could suffer.

We and our suppliers are required to comply with the FDA’s QSR, which delineates, among other things, the design controls, document controls, purchasing controls, identification and traceability, production and process controls, acceptance activities, nonconforming product requirements, corrective and preventive action requirements, labeling and packaging controls, handling, storage, distribution and installation requirements, complaint handling, records requirements, servicing requirements, and statistical techniques potentially applicable to the production of our medical devices. We and our suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market products overseas. The FDA enforces the QSR through periodic and announced or unannounced inspections of manufacturing facilities. Our facility has been inspected by the FDA and other regulatory authorities, and we anticipate that we and certain of our third-party component suppliers will be subject to additional future inspections. If our facility or manufacturing processes or our suppliers’ facilities or manufacturing processes are found to be in non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, the FDA could take legal or regulatory enforcement actions against us and/or our products, including but not limited to the cessation of sales or the initiation of a recall of distributed products, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

Current regulations depend heavily on administrative interpretation. If the FDA does not believe that we are in compliance with applicable FDA regulations, the agency could take legal or regulatory enforcement actions against us and/or our products. We are also subject to periodic inspections by the FDA, other governmental regulatory agencies, as well as certain third-party regulatory groups. Future interpretations made by the FDA or other regulatory bodies made during the course of these inspections may vary from current interpretations and may adversely affect our business and prospects. The FDA’s and other comparable non-U.S. regulatory agencies’ statutes, regulations, or policies may change, and additional government regulation or statutes may be enacted, which could increase post-approval regulatory requirements, or delay, suspend, prevent marketing of any cleared or approved products or necessitate the recall of distributed products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

The medical device industry has been under heightened FDA scrutiny as the subject of government investigations and enforcement actions. If our operations and activities are found to be in violation of any FDA laws or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and other legal and/or agency enforcement actions. Any penalties, damages, fines, or curtailment or restructuring of our operations or activities could adversely affect our ability to operate our business and our financial results. The risk of us being found in violation of FDA laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend ourselves against that action and its underlying allegations, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. Where there is a dispute with a federal or state governmental agency that cannot be resolved to the mutual satisfaction of all relevant parties, we may determine that the costs, both real and contingent, are not justified by the commercial returns to us from maintaining the dispute or the product.

Various claims, design features or performance characteristics of our medical devices, that we regarded as permitted by the FDA without new marketing clearance or approval, may be challenged by the FDA or state or foreign regulators. The FDA or state or foreign regulatory authorities may find that certain claims, design features or performance characteristics, in order to be made or included in the products, may have to be supported by further clinical studies and marketing clearances or approvals, which could be lengthy, costly and possibly unobtainable.

If any of our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be required to report under applicable medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, or MDR regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. For example, for DABRA the most frequent complication reported to us as a result of post-market surveillance is clinically non-significant vessel perforation. In connection with an internal audit of our regulatory reporting systems, we have revised and continue to monitor our internal operating procedures for complaint handling and adverse event classifications. We reviewed all adverse medical events that have been reported to us and retrospectively filed three MDRs with the FDA.

If we fail to report events required to be reported to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require our time and capital, distract management from operating our business, and may harm our reputation and have a material adverse effect on our business, financial condition, and results of operations.

Healthcare reform initiatives and other administrative and legislative proposals may adversely affect our business, financial condition, results of operations and cash flows in our key markets.

There have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control or manage the increasing costs of healthcare and, more generally, to reform the U.S. healthcare system.

Certain of these proposals could limit the prices we are able to charge for our products or the coverage and reimbursement available for our products and could limit the acceptance and availability of our products on the market. The adoption of proposals to control costs could have a material adverse effect on our business, financial condition, and results of operations.

For example, in the U.S., in March 2010, the PPACA was passed. The PPACA was intended to make significant changes to the way healthcare is financed by both federal and state governments and private insurers, with direct impacts to the medical device industry. Among other provisions, the PPACA imposed, with limited exceptions, a deductible excise tax of 2.3% on sales of medical devices by entities, including us, that manufacture or import certain medical devices offered for sale in the U.S., including many of our products. The Consolidated Appropriations Act, 2016 (Pub. L. 114-113), signed into law in December 2015, included a two-year moratorium on the medical device excise tax. A second two-year moratorium on the medical device excise tax was signed into law in January 2018 as part of the Extension of Continuing Appropriations Act, 2018 (Pub. L. 115-120), extending the moratorium through December 31, 2019. On December 20, 2019, President Trump signed into law a permanent repeal of the medical device tax under the PPACA, but there is no guarantee that Congress or the President will not reverse course in the future. If such an excise tax on sales of certain of our products in the U.S. is enacted, it could have a material adverse effect on our business, financial condition, and results of operations.

In addition, the PPACA and the Medicare Access and CHIP Reauthorization Act of 2015 substantially changed the way healthcare is delivered and financed by both governmental and private insurers. These changes included the creation of demonstration programs and other value-based purchasing initiatives that provide financial incentives for physicians and hospitals to reduce costs, including incentives for furnishing low-cost therapies for chronic wounds even if those therapies are less effective than our products. Under the Trump Administration, there were ongoing efforts to modify or repeal all or part of PPACA or take executive action that affects its implementation. Tax reform legislation was passed that includes provisions that impact healthcare insurance coverage and payment such as the elimination of the tax penalty for individuals who do not maintain health insurance coverage (the so-called “individual mandate”). Such actions or similar actions could have a negative effect on the utilization of our products.

On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit upheld a lower court’s determination in Texas v. Azar, 4:18-cv-00167, that the individual mandate was unconstitutional and remanded the case to the lower court for further analysis as to whether PPACA as a whole is unconstitutional because the individual mandate is not severable from other provisions of the law. In June 2021, the U.S. Supreme Court held that Texas and other challengers had no legal standing to challenge the PPACA, dismissing the case on procedural grounds without specifically ruling on the constitutionality of the PPACA. Thus, the PPACA will remain in effect in its current form. Further, legislative and regulatory changes under the PPACA remain possible, although the new federal administration under President Biden has signaled that it plans to build on the PPACA and expand the number of people who are eligible for health insurance under it. It is unclear how future litigation and healthcare measures promulgated by the Biden administration will impact the implementation of the PPACA and our business, financial condition and results of operations. Complying with any new legislation or reversing changes implemented under the PPACA could be time-intensive and expensive, resulting in a material adverse effect on our business.

Other healthcare reform legislative changes have also been proposed and adopted in the U.S. since the PPACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, led to aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013, which, due to subsequent legislative amendments, will stay in effect through 2031, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through March 31, 2022, unless additional congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of the sequester. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed, and enacted federal legislation designed to bring transparency to product pricing and reduce the cost of products and services under government healthcare programs. As a result of reform of the U.S. healthcare system, changes in reimbursement policies or healthcare cost containment initiatives may limit or restrict coverage and reimbursement for procedures using our products and cause our revenue to decline. Additionally, individual states in the U.S. have also become increasingly active in passing legislation and implementing regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. Moreover, Medicare, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what products to purchase, and which suppliers will be included in their healthcare programs. Adoption of price controls and other cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures may prevent or limit our ability to generate revenue, attain profitability.

Various new healthcare reform proposals are emerging at the federal and state level. Any new federal and state healthcare initiatives that may be adopted could limit the amounts that federal and state governments will pay for healthcare products and services and could have a material adverse effect on our business, financial condition, and results of operations.

Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive coverage and reimbursement practices of third-party payors could decrease the demand for our products and the number of procedures performed using our devices, which could have an adverse effect on our business.

Our products are purchased principally by physician office-based labs, which typically bill various third-party payors, including governmental programs, such as Medicare and Medicaid, private insurance plans and managed care plans, for the healthcare services provided to their patients. The ability of our customers to obtain reimbursement for procedures that are performed using our products from government and private third-party payors is critical to our success. The availability of coverage and reimbursement for procedures performed using our products affects which products customers purchase and the prices they are able to pay to us.

Reimbursement can vary based on geographical location, type of provider/customer, and third-party payor and can significantly influence the acceptance of new products and services. Third-party payors may view some procedures performed using our products as experimental and may not provide coverage. Third-party payors may not cover and reimburse our customers for certain procedures performed using our products in whole or in part in the future, or payment rates may decline and not be adequate, or both. Further, coverage and reimbursement by third-party payors to our customers is also related to billing codes to describe procedures performed using our products. Hospitals and physicians use several billing codes to bill for such procedures. Third-party payors may not continue to recognize the current procedural technology, or CPT, codes available for use by our customers. The CPT codes may change undermining our customer’s ability to use those codes and reimbursement may be interrupted. Furthermore, some payors may not accept these new or revised codes for payment. If payors do not cover atherectomy, physicians may not perform as many DABRA treatments as they otherwise would perform. Consequently, we may not be able to sell as many catheters for DABRA treatments as projected.

Reimbursement rates are unpredictable, and we cannot project how our business may be affected by future legislative and regulatory developments. Future legislation or regulation, or changing payment methodologies, may have a material adverse effect on our business, financial condition, and results of operations, and reimbursement may not be adequate for all customers. From time to time, typically on an annual basis, payment amounts are updated and revised by third-party payors. Because the cost of our products generally is recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed, these updates, especially lower payments could directly impact the demand for our products. For example, in July 2013, the Centers for Medicare and Medicaid Services, or CMS, proposed reimbursement changes that would have decreased reimbursement for procedures in an outpatient-based facility, such as a catheterization lab. Although CMS chose not to implement those changes in 2013, we cannot assure you that CMS will not take similar actions in the future.

After we develop new products or seek to market our products for new approved or cleared indications, we may find limited demand for the product unless government and private third-party payors provide adequate coverage and reimbursement to our customers. Obtaining codes and reimbursement for new products may require an extended, multi-year effort. Even with reimbursement approval and coverage by government and private payors, providers submitting reimbursement claims for new products or existing products with new approved or cleared indications may face delay in payment if there is confusion by providers or payors regarding the appropriate codes to use in seeking reimbursement. Such delays may create an unfavorable impression within the marketplace regarding the level of reimbursement or coverage available for our products.

Demand for our products or new approved indications for our existing products may fluctuate over time if federal or state legislative or administrative policy changes affect coverage or reimbursement levels for our products or the services related to our products. In the U.S., there have been, and we expect there will continue to be legislative and regulatory proposals to change the healthcare system, such as the potential repeal of the PPACA, some of which could significantly affect our business. It is uncertain what impact the current U.S. presidential administration will have on healthcare spending. If enacted and implemented, any measures to restrict healthcare spending could result in decreased revenue from the sale of our products and decreased potential returns from our research and development initiatives. Other legislative or administrative reforms to the U.S. or international reimbursement systems in a manner that significantly reduces reimbursement for procedures performed using our products or denies coverage for those procedures could have a material adverse effect on our business, financial condition, and results of operations.

Our sales into foreign markets expose us to risks associated with international sales and operations.

We have historically sold into foreign markets and plan to continue to do so if we re-commercialize DABRA. Conducting international operations subjects us to risks that could be different than those faced by us in the U.S. The sale and shipment of our products across international borders, as well as the purchase of components and products from international sources, subject us to extensive U.S. and foreign governmental trade, import and export and customs regulations and laws, including but not limited to, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury, as well as the laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons.

Compliance with these regulations and laws is costly, and failure to comply with applicable legal and regulatory obligations could adversely affect us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments and restrictions on certain business activities. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our distribution and sales activities.

These risks may limit or disrupt our expansion, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization or expropriation without fair compensation. Operating in international markets also requires significant management attention and financial resources.

Our employees, independent contractors, consultants, commercial partners, distributors, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, commercial partners, distributors, and vendors and other individuals or entities with whom we have arrangements may engage in fraudulent or illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) the laws of the FDA and other similar foreign regulatory bodies, including those laws requiring the reporting of true, complete and accurate information to such regulators; (ii) manufacturing standards; (iii) healthcare fraud and abuse laws in the U.S. and similar foreign fraudulent misconduct laws; or (iv) laws that require the true, complete and accurate reporting of financial information or data. These laws may impact, among other things, future sales, marketing, and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, waste, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commissions, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.

We have adopted a code of ethics and business conduct, but it is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent these activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. For example, as discussed above, we entered into to a Settlement Agreement with the DOJ to resolve a civil investigation and related civil action, and in connection with the Settlement Agreement, entered into a 5-year Corporate Integrity Agreement with the OIG. We have incurred, and will continue to incur, costs related to compliance under, and payments made pursuant to, the Settlement Agreement and Corporate Integrity Agreement. These expenses and the diversion of the attention of the management team that has occurred, and is expected to continue, has adversely affected, and could continue to adversely affect, our business, financial condition, and results of operations. If such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could result in government investigations, civil and criminal proceedings, the imposition of significant fines or other sanctions, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, additional integrity reporting and oversight obligations, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect our ability to operate our business and our results of operations. In the future, whether or not we are successful in defending against such further actions or investigations, we could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations, which could have a material adverse effect on our business, financial condition, and results of operations.

Environmental and health safety laws may result in liabilities, expenses and restrictions on our operations.

Federal, state, local and foreign laws regarding environmental protection, hazardous substances and human health and safety may adversely affect our business. Using hazardous substances in our operations exposes us to the risk of accidental injury, contamination or other liability from the use, storage, importation, handling, or disposal of hazardous materials. If our or our suppliers’ operations result in the contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines, and any liability could significantly exceed our insurance coverage and have a material adverse effect on our on our business, financial condition, and results of operations. Future changes to environmental and health and safety laws could cause us to incur additional expenses or restrict our operations, which could have a material adverse effect on our business, financial condition, and results of operations.

Our operations and relationships with customers and third-party payors are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to penalties including criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers and third-party payors play a primary role in the recommendation of our cleared devices and any future cleared or approved devices. Our current and future arrangements with providers, third-party payors and customers may be materially limited because of broadly applicable fraud and abuse and other healthcare laws and regulations. The business or financial arrangements and relationships through which we market, sell and distribute our cleared devices could also be constrained.

Restrictions under applicable U.S. federal and state healthcare laws and regulations may include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

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federal false claims laws, including the federal False Claims Act, imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Persons and entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, established new statutes imposing criminal healthcare fraud liability and increased civil monetary penalties for, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. A person or entity does not need to have actual knowledge of the healthcare fraud statutes HIPAA established or specific intent to violate them in order to have a liability;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health, or HITECH, Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, on covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers, as well as their business associates that perform certain services for or on their behalf involving the use or disclosure of individually identifiable health information with respect to safeguarding the privacy, security and transmission of individually identifiable health information. We believe we are not a covered entity for purposes of HIPAA, and we believe that we generally do not conduct our business in a manner that would cause us to be a business associate under HIPAA;

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the U.S. Physician Payments Sunshine Act, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) to non-physician healthcare professionals (defined to include physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified nurse-midwives) and teaching hospitals, as well as information regarding ownership and investment interests held by the physicians described above and their immediate family members; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers.

Some state laws require medical device companies to comply with the medical device industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require medical device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. In addition, we may be subject to state and non-U.S. laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

We have undertaken efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations. Such efforts may involve substantial costs. As disclosed above, we entered into a Settlement Agreement with the DOJ to resolve a civil investigation and related civil complaint concerning Covered Conduct. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of product candidates from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the above occurs, it could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs, which could have a material adverse effect on our business, financial condition, and results of operations.

If a breach of our measures protecting personal data covered by HIPAA, the HITECH Act, or the CCPA occurs, we may incur significant liabilities.

HIPAA, as amended by the HITECH Act, and the regulations that have been issued under it, impose certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of protected health information. The requirements and restrictions apply to “covered entities” (which include health care providers and insurers) as well as to their business associates that receive protected health information from them in order to provide services to or perform certain activities on their behalf. The statute and regulations also impose notification obligations on covered entities and their business associates in the event of a breach of the privacy or security of protected health information. We occasionally receive protected health information from our customers in the course of our business. As such, we believe that we are business associates and therefore subject to HIPAA’s requirements and restrictions with respect to handling such protected health information and have executed business associate agreements with certain customers.

In addition, California has enacted the California Consumer Privacy Act, or CCPA, which came into effect on January 1, 2020. Pursuant to the CCPA, certain businesses are required, among other things, to make certain enhanced disclosures related to California residents regarding the use or disclosure of their personal information, allow California residents to opt-out of certain uses and disclosures of their personal information without penalty, provide Californians with other choices related to personal data in our possession, and obtain opt-in consent before engaging in certain uses of personal information relating to Californians under the age of 16. The California Attorney General may seek substantial monetary penalties and injunctive relief in the event of our non-compliance with the CCPA. The CCPA also allows for private lawsuits from Californians in the event of certain data breaches. Aspects of the CCPA remain uncertain, and we may be required to make modifications to our policies or practices in order to comply.

It is possible the data protection laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. In addition, these privacy regulations may differ from country to country and state to state and may vary based on whether testing is performed in the U.S. or in the local country. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Further, compliance with data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We can provide no assurance that we are or will remain in compliance with diverse privacy and security requirements in all of the jurisdictions in which we do business. If we fail to comply or are deemed to have failed to comply with applicable privacy protection laws and regulations such failure could result in government enforcement actions and create liability for us, which could include substantial civil and/or criminal penalties, as well as private litigation and/or adverse publicity that could negatively affect our operating results and business.

Risks Related to our Intellectual Property for our Legacy Business

If we are unable to obtain and maintain patent protection for our products, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our existing products and any products we may develop, and our technology may be adversely affected.

As with other medical device companies, our ability to maintain and solidify a proprietary position for our products will depend upon our success in obtaining effective patent claims that cover such products, their manufacturing processes and their intended methods of use, and enforcing those claims once granted. Furthermore, in some cases, we may not be able to obtain issued claims covering DABRA, as well as other technologies that are important to our business, which are sufficient to prevent third parties, such as our competitors, from utilizing our technology. Any failure to obtain or maintain patent protection with respect to DABRA could have a material adverse effect on our business, financial condition, and results of operations.

Changes in either the patent laws or their interpretation in the U.S. and other countries may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our issued patents. Additionally, we cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, suppliers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in any of our pending patent applications, or that we were the first to file for patent protection of such inventions. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or license to third parties and are therefore reliant on our licensors or licensees. Therefore, these and any of our patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example, with respect to proper priority claims, inventorship, and the like, although we are unaware of any such defects that we believe are of material importance. If we or any future licensors or licensees, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If any future licensors or licensees are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation or prosecution of our patents or patent applications, such patents or applications may be invalid and unenforceable. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

In addition, if any patents are issued in the future, they may not provide us with any competitive advantages, or may be successfully challenged by third parties. Agreement terms that address non-competition are difficult to enforce in many jurisdictions and may not be enforceable in any particular case. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties might gain access to our proprietary information, develop and market products or services similar to ours, or use trademarks similar to ours, each of which could materially harm our business. Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, the laws of other countries in which we now, or may in the future, conduct operations or contract for services may afford little or no effective protection of our intellectual property. The failure to adequately protect our intellectual property and other proprietary rights could materially harm our business.

The strength of patent rights involves complex legal and scientific questions and can be uncertain. This uncertainty includes changes to the patent laws through either legislative action to change statutory patent law or court action that may reinterpret existing law or rules in ways affecting the scope or validity of issued patents. The patent applications that we own may fail to result in issued patents in the U.S. or foreign countries with claims that cover our products or services. Even if patents do successfully issue from the patent applications that we own, third parties may challenge the validity, enforceability or scope of such patents, which may result in such patents being narrowed, invalidated or held unenforceable. Any successful challenge to our patents could deprive us of exclusive rights necessary for the successful commercialization of our products and services. Furthermore, even if they are unchallenged, our patents may not adequately protect our products and services, provide exclusivity for our products and services, or prevent others from designing around our claims. If the breadth or strength of protection provided by the patents we hold or pursue with respect to our products and services is challenged, it could dissuade companies from collaborating with us to develop, or threaten our ability to commercialize, our products and services.

Patents have a limited lifespan. In the U.S., the natural expiration of a utility patent is generally 20 years after its effective filing date and the natural expiration of a design patent is generally 14 years after its issue date, unless the filing date occurred on or after May 13, 2015, in which case the natural expiration of a design patent is generally 15 years after its issue date. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our products and services, we may be open to competition. Further, if we encounter delays in our development efforts, the period of time during which we could market our products and services under patent protection would be reduced.

In addition to the protection afforded by patents, we also rely on trade secret protection to protect proprietary know-how that may not be patentable or that we elect not to patent, processes for which patents may be difficult to obtain or enforce, and any other elements of our products and services that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. If the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secrets. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent.

If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from commercializing similar or identical technology and products would be adversely affected.

The patent position of medical device companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our products or which effectively prevent others from commercializing competitive technologies and products.

Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we own may be challenged, narrowed, circumvented, or invalidated by third parties. Consequently, we do not know whether DABRA will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and our patents may be challenged in the courts or patent offices in the U.S. and abroad. We may be subject to a third-party preissuance submission of prior art to the U.S. Patent and Trademark Office, or USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or interference proceedings or other similar proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our priority of invention or other features of patentability with respect to our patents and patent applications. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of DABRA. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us, which would have a material adverse effect on our business, financial condition, and results of operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural measures, document submissions, fee payments and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the U.S. over the lifetime of our patents and applications. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, and results of operations.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Third parties may attempt to commercialize competitive products or services in foreign countries where we do not have any patents or patent applications where legal recourse may be limited. This may have a significant commercial impact on our foreign business operations.

Filing, prosecuting, and defending patents on our products in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S., or from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of the patent laws in the U.S. could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the U.S., the first to invent the claimed invention was entitled to the patent, while outside the U.S., the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the U.S. transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to either (i) file any patent application related to our products or (ii) invent any of the inventions claimed in our patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, and results of operations.

Issued patents covering our products could be found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. or abroad.

If we initiated legal proceedings against a third party to enforce a patent covering our products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise claims challenging the validity or enforceability of our patents before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our products. Such a loss of patent protection would have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for our products, we rely upon unpatented trade secrets, know-how and continuing technological innovation to develop and maintain a competitive position. We seek to protect our proprietary information, in part, through confidentiality agreements with our employees, collaborators, contractors, advisors, consultants, and other third parties, and invention assignment agreements with our employees. We also have agreements with some of our consultants that require them to assign to us any inventions created as a result of their working with us. The confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses requiring invention assignment, to grant us ownership of technologies that are developed through a relationship with a third party.

Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed. Furthermore, we expect these trade secrets, know-how and proprietary information to over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel from academic to industry scientific positions.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions, which could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or our patents, trade secrets or other intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our products. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.

We may become involved in intellectual property litigation either due to claims by others that we are infringing their intellectual property rights or due to our own assertions that others are infringing upon our intellectual property rights.

The medical device industry in general has been characterized by extensive litigation and administrative proceedings regarding patent infringement and intellectual property rights. Our competitors hold a significant number of patents relating to medical laser technology. From time to time, we may commence litigation to enforce our intellectual property rights. An adverse decision in these actions or in any other legal action could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations.

Monitoring unauthorized use of our intellectual property is difficult and costly. Unauthorized use of our intellectual property may have occurred or may occur in the future. Although we have taken steps to minimize the risk of this occurring, any such failure to identify unauthorized use and otherwise adequately protect our intellectual property would adversely affect our business. Moreover, if we are required to commence litigation, whether as a plaintiff or defendant, not only will this be time-consuming, but we will also be forced to incur significant costs and divert our attention and efforts of our employees, which could, in turn, result in lower revenue and higher expenses.

We cannot provide assurance that our products or methods do not infringe the patents or other intellectual property rights of third parties. Additionally, if our business is successful, the possibility may increase that others will assert infringement claims against us.

Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of a patent litigation action is often uncertain. We have not conducted an extensive search of patents issued or assigned to other parties, including our competitors, and no assurance can be given that patents containing claims covering our products, parts of our products, technology or methods do not exist, have not been filed or could not be filed or issued. Because of the number of patents issued and patent applications filed in our technical areas, our competitors or other parties may assert that our products and the methods we employ in the use of our products are covered by U.S. or foreign patents held by them. In addition, because patent applications can take many years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware, and which may result in issued patents which our current or future products infringe. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe. There could also be existing patents that one or more of our products or parts may infringe and of which we are unaware. As the number of competitors in the market for medical lasers and as the number of patents issued in this area grows, the possibility of patent infringement claims against us increases. In certain situations, we may determine that it is in our best interests or their best interests to voluntarily challenge a party’s products or patents in litigation or other proceedings, including patent interferences or re-examinations. As a result, we may become involved in unwanted litigation that could be costly, result in diversion of management’s attention, require us to pay damages and force us to discontinue selling our products.

Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm to our reputation. Such claims and proceedings can also distract and divert management and key personnel from other tasks important to the success of the business. We cannot be certain that we will successfully defend against allegations of infringement of patents and intellectual property rights of others. In the event that we become subject to a patent infringement or other intellectual property lawsuit and if the other party’s patents or other intellectual property were upheld as valid and enforceable and we were found to infringe the other party’s patents or violate the terms of a license to which we are a party, we could be required to do one or more of the following:

•	cease selling or using any of our products that incorporate the asserted intellectual property, which would adversely affect our revenue;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all, and which could reduce profitability; and

•

redesign or rename, in the case of trademark claims, our products to avoid violating or infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do so.

Third-party claims of intellectual property infringement, misappropriation or other violation against us or our collaborators may prevent or delay the sale and marketing of our products.

The medical devices industry is highly competitive and dynamic. Due to the focused research and development that is taking place by several companies, including us and our competitors, in this field, the intellectual property landscape is in flux, and it may remain uncertain in the future. As such, there may be significant intellectual property related litigation and proceedings relating to our, and other third party, intellectual property, and proprietary rights in the future.

Our commercial success depends in part on our and any potential future collaborators’ ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. It is uncertain whether the issuance of any third-party patent would require us or any licensee to alter our development or commercial strategies, obtain licenses, or cease certain activities. The medical device industry is characterized by extensive litigation regarding patents and other intellectual property rights, as well as administrative proceedings for challenging patents, including interference, derivation and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. As discussed above, recently, due to changes in U.S. law referred to as patent reform, new procedures including inter partes review and post-grant review have been implemented. As stated above, this reform adds uncertainty to the possibility of challenge to our patents in the future.

Third parties may currently have patents or obtain patents in the future and claim that the manufacture, use or sale of our products infringes upon these patents. In the event that any third-party claims that we infringe their patents or that we are otherwise employing their proprietary technology without authorization and initiates litigation against us, even if we believe such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by our products. In this case, the holders of such patents may be able to block our ability to commercialize the applicable products or technology unless we obtain a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, we may be unable to commercialize our products, or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business.

For example, in December 2017, we were contacted by a third party suggesting that we should consider licensing three U.S. patents directed to the treatment of vitiligo, U.S. Pat. No. 6,979,327, or the ’327 patent, U.S. Pat. No. 7,261,729, or the ’729 patent, and U.S. Pat. No. 8,387,621, or the ’621 patent. In addition, we were also previously contacted in 2006 by the same third party suggesting that we should consider licensing the ’327 patent as well as the then pending application that became the ’729 patent. We believe that we will be meritorious if a claim of infringement of the ’327 patent, the ’729 patent, or the ’621 patent is asserted against us in a legal proceeding by this or any other third party. However, although we believe that we do not infringe the claims of the ’327 patent, the ’729 patent, or the ’621 patent, nor do we believe that we need a license to the ’327 patent, the ’729 patent, or the ’621 patent in order to freely commercialize our products, there is a possibility that a suit claiming infringement of the ’327 patent, the ’729 patent, or the ’621 patent will be brought against us, and we cannot assure that a court or an administrative agency will agree with our assessment with regard to non-infringement of the ’327 patent, the ’729 patent, or the ’621 patent. If it was necessary to obtain a license to the ’327 patent, the ’729 patent, or the ’621 patent and a license was not available on commercially reasonable terms or available at all, that could affect our ability to commercialize our products and materially and adversely affect our business.

If a third party commences a patent infringement action against us it could consume significant financial and management resources, regardless of the merit of the claims or the outcome of the litigation. Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from our business, and may impact our reputation. In the event of a successful claim of infringement against us, we may be enjoined from further developing or commercializing our infringing products. In addition, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign our infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. In that event, we would be unable to further develop and commercialize our products, which could harm our business significantly.

Engaging in litigation to defend against third parties alleging that we have infringed their patents or other intellectual property rights is very expensive, particularly for a company of our size, and time-consuming. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because they may have greater financial resources. Patent litigation and other proceedings may also consume significant management time. Uncertainties resulting from the initiation or continuation of patent litigation or other proceedings against us could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents, or we may be required to defend against claims of infringement. In addition, our patents also may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time consuming. In an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on our common stock price. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

We may be subject to claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees, consultants and scientific advisors are currently or were previously employed at universities or healthcare companies, including our competitors and potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we have been and may in the future become subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. If we fail in defending any such claims, it could have a material adverse effect on our business, financial condition, and results of operations. Even if we are successful in defending against such claims, litigation could result in substantial costs to us and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, and results of operations.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be violating or infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement or dilution claims brought by owners of other trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, and results of operations.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•

others may be able to make products that are similar to our products or utilize similar technology but that are not covered by the claims of the patents that we may own or that incorporate certain technology in our products that is in the public domain;

•	we, or our future licensors or collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we own now or in the future;

•	we, or our future licensors or collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our current or future pending patent applications will not lead to issued patents;

•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

•

our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm our business; and

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Our Reliance on Third Parties for our Legacy Business

We depend on third-party suppliers for key components and sub-assemblies used in our manufacturing processes, and the loss of these third-party suppliers or their inability to supply us with adequate components and sub-assemblies could harm our business.

We have experienced inconsistencies in our DABRA catheter performance, as more fully described in the risk factor titled We have experienced inconsistencies in our DABRA catheter performance. This and any other development or manufacturing problems or delays could limit the potential growth of our revenue or increase our losses. In addition to the inconsistencies and risks described in the foregoing risk factor, we may encounter unforeseen situations that would result in delays or shortfalls in manufacturing, including as a result of the ongoing military conflict between Russia and Ukraine. Key components and sub-assemblies of DABRA would be provided by a limited number of suppliers, and we may not maintain large inventory levels of these components and sub-assemblies. For example, we would rely on a limited number of suppliers for the Thyratron used to manufacture our lasers. If we experience a shortage in any of these components or sub-assemblies, we would need to identify and qualify new supply sources, which could increase our costs, result in manufacturing delays, and cause delays in the delivery of our products.

We also depend on limited source suppliers for some of our product components and sub-assemblies, and if any of those suppliers are unable or unwilling to produce these components or sub-assemblies or supply them in the quantities that we need, and at acceptable prices, we would experience manufacturing delays and may not be able to deliver our products on a timely or cost-effective basis to our customers, or at all, which could reduce our product sales, increase our costs, and harm our business. While we believe that we could obtain replacement components from alternative suppliers, we may be unable to do so. Losing any of these suppliers could cause a disruption in our production. Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors. Establishing additional or replacement suppliers for these materials may take significant time, as certain of these suppliers must be approved by regulatory authorities, which could disrupt our production. As a result, we could experience significant delays in manufacturing and delivering our products to customers. We cannot assure you we can continue obtaining required materials, components, and sub-assemblies that are in short supply within the time frames we require at an affordable cost, if at all. If we cannot secure on a timely basis sufficient quantities of the materials we depend on to manufacture our products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find replacement suppliers at an acceptable cost, then manufacturing our products may be disrupted, which could increase our costs, prevent or impair our development or commercialization efforts, and have a material adverse effect on our business, financial condition, and results of operations.

Our future operating results depend upon our ability to obtain components in sufficient quantities on commercially reasonable terms or according to schedules, prices, quality and volumes that are acceptable to us, and suppliers may fail to deliver components, or we may be unable to manage these components effectively or obtain these components on such terms.

Because we have historically obtained certain components globally, some of which are uniquely customized, from limited sources, we are subject to significant supply and pricing risks and exposed to multiple potential sources of component shortages. Many components, including those that are available from multiple sources, are at times subject to industry-wide shortages and significant commodity pricing fluctuations that could materially adversely affect our financial condition and operating results. We have sourced alternative parts to mitigate the challenges caused by these shortages, but there is no guarantee we may be able to continually do so as we scale production to meet our growth targets. The unavailability of any component or supplier could result in production delays, idle manufacturing facilities, product design changes and loss of access to important technology and tools for producing and supporting our products, as well as impact our capacity production. Our suppliers may not be willing or able to sustainably meet our timelines or our cost, quality and volume needs, or to do so may cost us more, which may require us to replace them with other sources. If our supply of components for a new or existing product continues to be delayed or constrained for any reason, including if an outsourcing partner delayed shipments of completed products to us or additional time is required to obtain sufficient quantities from the original source, or if we have to identify and obtain sufficient quantities from an alternative source, then our financial condition and operating results could be materially adversely affected. In addition, the continued availability of these components at acceptable prices, or at all, can be affected for any number of reasons, including if suppliers decide to concentrate on the production of common components or components for other customers instead of components customized to meet our requirements. While we have entered into agreements for the supply of many components, there can be no assurance that we will be able to extend or renew these agreements on similar terms, or at all. Component suppliers may suffer from poor financial conditions, which can lead to business failure for the supplier or consolidation within a particular industry, further limiting our ability to obtain sufficient quantities of components on commercially reasonable terms. While we believe that we will be able to secure additional or alternate sources or develop our own replacements for most of our components, there is no assurance that we will be able to do so quickly or at all. Additionally, we may be unsuccessful in our continuous efforts to negotiate with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms, source less expensive suppliers for certain parts and redesign certain parts to make them less expensive to produce. Any of these occurrences may harm our business, prospects, financial condition and operating results.

We and our component suppliers may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business, financial condition, and results of operations.

As a medical device manufacturer, we must register with the FDA and non-U.S. regulatory agencies, and we are subject to periodic inspection by the FDA and foreign regulatory agencies, for compliance with certain good manufacturing practices, including design controls, product validation and verification, in process testing, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA and foreign regulatory agencies. Our component suppliers are also required to meet certain standards applicable to their manufacturing processes.

We cannot assure you that we or our component suppliers comply or can continue to comply with all regulatory requirements. A failure by us or one of our component suppliers to achieve or maintain compliance with these requirements or quality standards may disrupt our ability to supply products sufficient to meet demand until compliance is achieved or, with a component supplier, until a new supplier has been identified and evaluated. Our or any of our component suppliers’ failure to comply with applicable regulations could cause sanctions to be imposed on us, including warning letters, fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals or clearances, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, which could harm our business. We cannot assure you that if we need to engage new suppliers to satisfy our business requirements, we will be able to locate new suppliers in compliance with regulatory requirements at a reasonable cost and in an acceptable timeframe. Our failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

In the European Union, we must maintain certain International Organization for Standardization, or ISO, certifications to sell our products and must undergo periodic inspections by notified bodies, including the British Standards Institution, to obtain and maintain these certifications. If we fail these inspections or fail to meet these regulatory standards, it could have a material adverse effect on our business, financial condition, and results of operations.

We may form or seek strategic alliances or enter into licensing arrangements in the future, and we may not realize the benefits or costs of such alliances or licensing arrangements.

We may form or seek strategic alliances, create joint ventures or collaborations or enter into additional licensing arrangements with third parties that we believe will complement or augment our sales and marketing efforts with respect to our products and any future product candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our products. If we license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Any delays in entering into new strategic partnership agreements related to our products could delay the commercialization of our products in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.

We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies, or failing to comply with regulatory requirements.

We do not have the ability to independently conduct our clinical trials. We currently rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct clinical trials and we would expect to continue to rely upon third parties to conduct clinical trials of our investigational products. Third parties have a significant role in the conduct of our clinical trials and the subsequent collection and analysis of data. These third parties are not our employees, and except for remedies available to us under our agreements with such third parties, we have limited ability to control the amount or timing of resources that any such third party will devote to our clinical trials. The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors. Some of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements with a third party, it would delay our development activities.

Our reliance on these third parties for such medical device development activities will reduce our control over these activities but will not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under current cGMP or quality system regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the marketing authorization process.

Misconduct by our CROs or other third-party contractors could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by third parties we contract with, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant penalties, damages, reputational harm, and the curtailment or restructuring of our operations, among others.

Risks Related to Ownership of Our Common Stock

The price of our stock may be volatile, which could result in substantial losses for investors. Further, an active, liquid and orderly trading market for our common stock may not be sustained and we do not know what the market price of our common stock will be, and as a result it may be difficult for you to sell your shares of our common stock.

Prior to our listing on the New York Stock Exchange in September 2018, there was no public market for shares of our common stock. Although our common stock is listed on the NYSE American, the market for our shares has demonstrated varying levels of trading activity. Furthermore, an active trading market for our shares may not be sustained in the future. You may not be able to sell your shares quickly or at the market price if trading in shares of our common stock is not active. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our common stock as consideration, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this proxy statement, these factors include:

•	increased expenses from remedying the performance issues of our catheters;

•	our failure to increase the sales of our products and remedy the performance issues associated with our DABRA catheters or other products;

•

the failure by our customers to obtain adequate reimbursements or reimbursement levels that would be sufficient to support product sales to our customers and pricing of our products to support revenue projections;

•	unanticipated serious safety concerns related to the use of our products;

•	changes in our organization;

•	introduction of new products or services offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to effectively manage our future growth;

•	the size and growth of our target markets;

•	actual or anticipated variations in quarterly operating results;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	significant lawsuits, including shareholder litigation, government actions or litigation related to intellectual property;

•	our cash position;

•	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•	publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	any delay in any regulatory filings for our future products and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such products;

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adverse regulatory decisions, including failure to receive regulatory approval of our future products, failure to maintain regulatory approval for our existing products or failure to obtain regulatory approval for additional indications for our existing products;

•	changes in laws or regulations applicable to our products;

•	adverse developments concerning our suppliers or distributors;

•	our inability to obtain adequate supplies and components for our products or inability to do so at acceptable prices;

•	our inability to establish and maintain collaborations if needed;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	sales of large blocks of our common stock including sales by our executive officers and directors;

•	trading volume of our common stock;

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limited “public float” in the hands of a small number of persons whose sales or lack of sales of our common stock could result in positive or negative pricing pressure on the market price for our common stock;

•	additions or departures of key scientific or management personnel;

•	changes in accounting practices;

•	ineffectiveness of our internal controls;

•	general political and economic conditions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and medical device companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our quarterly and annual operating results may fluctuate significantly in the future, which makes it difficult for us to predict our future operating results. Our operating results may fluctuate due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

•	increased expenses from remedying the performance of our catheters or other products;

•	the timing and cost of, and level of investment in, research and development activities relating to our current and any future products, which will change from time to time;

•	the cost of manufacturing our current and any future products, which may vary depending on FDA guidelines and requirements, the quantity of production and the terms of our agreements with suppliers;

•	the degree and rate of market acceptance for DABRA or other products, including the ability of our customers to receive adequate reimbursement for procedures performed using our products;

•	expenditures that we will or may incur to acquire or develop additional products and technologies;

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competition from existing and potential future products that compete with our products, and changes in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	the level of demand for our current and future products, if approved, which may fluctuate significantly and be difficult to predict;

•	the risk/benefit profile, cost and reimbursement policies with respect to our products, and existing and potential future products that compete with our products;

•	our ability to commercialize additional products, if approved, inside and outside of the U.S., either independently or working with third parties;

•	our ability to establish and maintain collaborations, licensing, or other arrangements;

•	our ability to adequately support future growth;

•	potential unforeseen business disruptions that increase our costs or expenses;

•	changes in FDA regulations and comparable foreign regulations;

•	future accounting pronouncements or changes in our accounting policies; and

•	the changing and volatile global economic environment.

In addition, we measure compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award, and recognize the cost as an expense over the employee’s requisite service period. As the variables that we use as a basis for valuing these awards change over time, including our underlying stock price and stock price volatility, the magnitude of the expense that we must recognize may vary significantly.

The cumulative effect of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue and/or earnings guidance we may provide.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2021, we had net operating loss carryforwards, or NOLs, of approximately $39.2 million for federal income tax purposes, and $41.2 million for state income tax purposes. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. These NOLs could expire unused and be unavailable to offset our future income tax liabilities. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership by 5% stockholders over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income may be limited. We have completed an IRC Section 382 analysis regarding the limitation of net operating losses through December 31, 2020 and determined that an ownership change occurred in May 2020. The effect of the ownership change is reflected in the NOL balances as of December 31, 2020. The Company calculated the limitation on net operating losses and other tax attributes and reduced the value of the deferred tax assets resulting in a tax expense impact of $20.8 million. The tax expense was offset by a tax benefit recorded on the reduction in valuation allowance recorded for the deferred tax assets for the year ended December 31, 2020. We may experience ownership changes in the future as a result of subsequent changes in our stock ownership, some of which may be outside of our control. Ownership changes that materially limit our use of our historical NOLs could harm our future operating results by effectively increasing our future U.S federal income tax and state income tax obligations. In addition, as a result of the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act of 2020, or CARES Act, federal NOLs incurred in 2018 and in future years may be carried forward indefinitely, however, the deductibility of our federal NOLs generated in such years will be limited to 80% of taxable income if utilized in taxable years beginning after December 31, 2020. Federal net operating losses incurred in years beginning before January 1, 2018 are subject to a twenty-year carryforward but are not limited to 80% of taxable income. See “Risk Factors—Because the merger will likely result in an ownership change under Section 382 of the Code for the Company, the Company’s pre-merger net operating loss carryforwards and certain other tax attributes will be subject to limitation. The net operating loss carryforwards and certain other tax attributes of the post-merger public company may also be subject to limitations as a result of ownership changes” beginning on page 37 of this proxy statement.

We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we completed our IPO, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which may allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles, or GAAP, or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

We have incurred and will continue to incur significant costs as a result of operating as a public company, and our management has devoted and will continue to devote substantial time to new compliance initiatives, including maintaining an effective system of internal controls over financing reporting.

As a public company, we have incurred and will continue to incur significant legal, accounting, insurance, and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act, which require, among other things, that we file with the SEC, annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and the NYSE American to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Emerging growth companies are permitted to implement many of these requirements over a longer period and up to five years from the completion of our IPO. We intend to take advantage of this legislation but cannot guarantee that we will not be required to implement these requirements sooner than anticipated or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

These rules and regulations applicable to public companies have increased and will continue to substantially increase our legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Future sales and issuances of a substantial number of shares of our common stock or rights to purchase common stock by us and our stockholders in the public market could result in additional dilution of the percentage ownership of our stockholders and cause our stock price to fall.

If our stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. As of October 31, 2022, we had outstanding 2,161,406 shares of our common stock.

In connection with our February 2022 equity offering, our 2020 equity offerings and our August 2022 warrant repricing, we issued warrants to investors and our placement agents and, in connection with the sale of the Dermatology Business in 2021, we issued a warrant to the broker. We had an aggregate 1,152,477 warrants outstanding as of June 30, 2022. We have an effective shelf registration statement and had an effective ATM offering thereunder until January 18, 2022 and a second effective ATM offering thereunder until October 7, 2022. During the year ended December 31, 2021, we sold 76,223 shares of common stock under the first ATM offering. No shares were sold under the first ATM offering during 2022. As of October 7, 2022, we sold 1,071,246 shares of common stock under the second ATM offering for net proceeds of $7.4 million, after deducting sales commissions. We anticipate that we will have to raise an additional $2,000,000 to $3,000,000 in order to meet the $8,000,000 Net Cash requirement under the merger agreement and additional original listing requirements of the NYSE American. We currently intend to raise these funds through public sales or private sales that will carry registration rights and will result in the issuance of shares that will be freely tradeable either upon or shortly after issuance. In addition, pursuant to our 2018 Equity Incentive Plan, or 2018 Plan, equity incentive awards representing up to an aggregate of 353,868 shares of our common stock were available for issuance to our employees, directors and consultants as of June 30, 2022. The 2018 Plan includes an annual increase in the number of shares available for future grant each year pursuant to the “evergreen” provision of our 2018 Plan. Additionally, pursuant to our 2018 Employee Stock Purchase Plan, or ESPP, no shares were available for sale under our ESPP as of June 30, 2022. As such, the ESPP was paused after the end of the contribution period in May 2022. The ESPP includes an annual increase in the number of shares available for sale under our ESPP each year pursuant to the “evergreen” provision of our ESPP. In addition to the increase in shares available to grant in 2022 due to the “evergreen” provisions contained in the 2018 Plan and the ESPP, in the first quarter of 2020 we adopted the 2020 Inducement Equity Incentive Plan for the purpose of attracting, retaining and incentivizing employees in furtherance of our success. On adoption, 640 shares of common stock were reserved solely for the granting of inducement stock options, restricted stock, restricted stock units and other awards and 180 shares were available for issuance as of June 30, 2022. If these additional shares of common stock are issued and sold, or if it is perceived that they will be sold, in the public market, this could result in additional dilution and the trading price of our common stock could decline.

On July 22, 2022, Ra Medical issued warrants in connection with the repricing of the warrants issued in its February 2022 offering, as further described in our Current Report on Form 8-K filed with the SEC on July 22, 2022.

Further, SEC regulations limit the amount of funds we can raise during any 12-month period pursuant to our shelf registration statement on Form S-3. We are currently subject to General Instruction I.B.6 to Form S-3, or the Baby Shelf Rule, and the amount of funds we can raise through primary public offerings of securities in any 12-month period using our registration statement on Form S-3 is limited to one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates. We are currently limited by the Baby Shelf Rule as of the filing of this proxy statement, until such time as our public float exceeds $75 million. If we are required to file a new registration statement on another form, we may incur additional costs and be subject to delays due to review by SEC staff.

Further, additional capital may be needed in the future to continue our planned operations, including commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner, we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business.

If one or more of the analysts covering us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. In addition, if one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control which could limit the market price of our common stock and may prevent or frustrate attempts by our stockholders to replace or remove members of our board of directors or our current management and may adversely affect the market price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

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our board of directors is divided into three classes serving staggered three-year terms, such that not all members of the board is elected at one time, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

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the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at an annual or special meeting of our stockholders;

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a requirement that special meetings of stockholders be called only by the chairperson of the board of directors, the chief executive officer or president (in the absence of a chief executive officer) or a majority vote of our board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our certificate of incorporation relating to the issuance of preferred stock and management of our business or our bylaws, which may inhibit the ability of an acquirer to affect such amendments to facilitate an unsolicited takeover attempt;

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the ability of our board of directors, by majority vote, to amend our bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend our bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

In addition, because we are now incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in our certificate of incorporation and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the U.S. are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees or increase our stockholders’ costs in bringing claims.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising under the Delaware General Corporation Law, our certificate of incorporation or our bylaws; any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; and any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our certificate of incorporation further provides that the federal district courts of the U.S. is the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Additionally, such exclusive forum provisions may increase a stockholder’s costs of bringing claims, which could have the effect of limiting a stockholder’s ability to bring a claim. Alternatively, if a court were to find either exclusive forum provision in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to the continued listing requirements of the NYSE American. If we are unable to comply with such requirements, our common stock would be delisted from the NYSE American, which would limit investors’ ability to effect transactions in our common stock and subject us to additional trading restrictions.

Shares of our common stock are currently listed on the NYSE American. In order to maintain our listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public stockholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE American’s listing requirements; if an issuer’s common stock sells at what the NYSE American considers a “low selling price” (generally trading below $0.20 per share for an extended period of time); or if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. On August 31, 2022, we received a deficiency letter from the NYSE American indicating that we are not in compliance with Section 1003(f)(v) of the NYSE American Company Guide, because shares of our common stock have been selling for a low price per share for a substantial period time. If we fail to regain compliance with the NYSE American continued listing standards by February 28, 2023, the NYSE American will commence delisting proceedings.

If the NYSE American delists our shares of common stock from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our common stock would qualify to be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

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a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our shares of common stock are listed on the NYSE American, our shares of common stock qualify as covered securities under such statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on the NYSE American, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

We may be required to raise additional financing by issuing new securities, which may have terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock and our business.

We will require additional financing to fund research, development and commercialization of our technology, to obtain and maintain patents and other intellectual property rights in our technology, and for working capital and other purposes. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our then-current shareholders will be reduced. Further, we may have to offer new investors in our equity securities rights that are superior to the holders of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse effect on our business.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to market our products and to cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend.

Risks Related to the Ongoing Business of Catheter

Set forth below are a number of material risks attendant to the ongoing business of Catheter, which Catheter would face as a stand-alone company if the merger is not consummated. Because the combined company is not expected to use Ra Medical’s legacy assets or continue its legacy lines of business but is instead expected to shift the focus of its operations to Catheter’s product lines, many of these risks will continue to be faced by the combined company following the merger, and you should carefully read this section together with the rest of these “Risk Factors.”

Catheter will be required to raise additional funds to finance Catheter’s operations and remain a going concern; Catheter may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to Catheter.

Catheter’s operations to date have consumed substantial amounts of cash and Catheter has sustained negative cash flows from Catheter’s operations for the last several years. Catheter will require future additional capital infusions including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to Catheter’s own capabilities and/or products, in order to execute Catheter’s strategic vision. However, there can be no assurances that Catheter will complete any financings, strategic alliances or collaborative development agreements, and the terms of such arrangements may not be advantageous to us. Catheter’s auditors have indicated in their audit opinion that there is substantial doubt about Catheter’s ability to continue as a going concern, which will affect Catheter’s ability to raise capital or borrow money. In addition, any additional equity financing will be dilutive to Catheter’s current stockholders, and debt financing, if available, may involve restrictive covenants. If Catheter raises funds through collaborative or licensing arrangements, Catheter may be required to relinquish, on terms that are not favorable to Catheter, rights to some of Catheter’s technologies or product candidates that Catheter would otherwise seek to develop or commercialize. Catheter’s failure to raise capital when needed could materially harm Catheter’s business, financial condition, and results of operations.

Catheter has a history of losses, will incur additional losses, and may never achieve profitability.

Historically, Catheter has been a clinical development company with a limited line of medical services and products in the markets. Catheter currently derives revenues from the View into Ventricular Onset System or VIVO™ System (“VIVO” or “VIVO System”). In the past, Catheter generated revenue from the sales of the Amigo® Remote Catheter System (“Amigo”), the business line of which Catheter discontinued in 2017. This product is currently in the research and development phase for a generation 2 product. While Catheter does generate revenue, Catheter is still operating at a loss, and there is no guarantee that Catheter will be able to grow the revenues enough to offset Catheter’s costs to realize profitability.

To date, Catheter has not been profitable and Catheter’s accumulated deficit was approximately $114,384,138, $110,547,532 and $101,929,180 at June 30, 2022, December 31, 2021 and December 31, 2020, respectively. Catheter’s losses have resulted principally from costs incurred in research and development, and from general and administrative costs associated with Catheter’s operations. In order to commercialize Catheter’s assets, Catheter will need to conduct substantial additional research, development and clinical trials. Catheter will also need to receive necessary regulatory clearances in the United States and obtain meaningful patent protection for and establish freedom to commercialize Catheter’s product candidates. Catheter must also complete further clinical trials and seek regulatory approvals for any new product candidates Catheter discovers, licenses or acquires. Catheter cannot be sure whether and when Catheter will obtain required regulatory approvals, or successfully research, develop, commercialize, manufacture and market any other product candidates. Catheter expects that these activities, together with future general and administrative activities, will result in significant expenses for the foreseeable future. Catheter may never achieve profitability.

Catheter’s research and development and commercialization efforts may depend on entering into agreements with corporate collaborators.

Because Catheter has limited resources, Catheter has sought to enter into collaboration agreements with other companies that will assist us in developing, testing, obtaining governmental approval for and commercializing products. Catheter may be unable to achieve commercialization of any product candidate until Catheter obtains a large partner to assist in such commercialization efforts.

Moving forward, Catheter may need seek out additional collaborations in order to commercialize Catheter’s products. Catheter will continue to seek research collaborations, co-development and marketing agreements, and licensing deals for Catheter’s products in development; however, there is no guarantee that Catheter will be successful in Catheter’s efforts. Any collaborator with whom Catheter may enter into such collaboration agreements may not support fully Catheter’s research and commercial interests since Catheter’s program may compete for time, attention and resources with such collaborator’s internal programs. Therefore, these future collaborators may not commit sufficient resources to Catheter’s program to move it forward effectively, or the program may not advance as rapidly as it might if Catheter had retained complete control of all research, development, regulatory and commercialization decisions.

Catheter may not be able to unlock the intrinsic value of Vivo, Amigo or any other property in development, because Catheter may encounter difficulties in financing and operating Catheter’s marketing activities and commercial development programs successfully.

As Catheter advances Catheter’s product candidates through clinical trials, Catheter will need to expand Catheter’s development, regulatory, manufacturing, marketing and sales capabilities, and may need to further contract with third parties to provide these capabilities. As Catheter’s operations expand, Catheter likely will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers, and suppliers.

Maintaining third party relationships for these purposes will impose significant added responsibilities on members of Catheter’s management and other personnel. Catheter must be able to: manage Catheter’s development efforts effectively; recruit and train sales and marketing personnel; manage Catheter’s participation in the clinical trials in which Catheter’s product candidates are involved effectively; and improve Catheter’s managerial, development, operational and finance systems, all of which may impose a strain on Catheter’s administrative and operational infrastructure.

If Catheter enter into arrangements with third parties to perform sales, marketing, or distribution services, any product revenues that Catheter receives, or the profitability of these product revenues to us, are likely to be lower than if Catheter were to market and sell any products that Catheter develops without the involvement of these third parties. In addition, Catheter may not be successful in entering into arrangements with third parties to sell and market Catheter’s products or in doing so on terms that are favorable to us. Catheter likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market Catheter’s products effectively. If Catheter does not establish sales and marketing capabilities successfully, either on Catheter’s own or in collaboration with third parties, Catheter will not be successful in commercializing Catheter’s products or expanding the user base for them.

Regulatory actions may affect Catheter’s ability to operate.

Catheter operates in a field that is highly regulated by the U.S. Food and Drug Administration (“FDA”). During FDA’s clearance and approval process, Catheter will be subject to extensive regulations by FDA under the Federal Food, Drug, and Cosmetic Act and/or the Public Health Service Act, as well as by other regulatory bodies. Adverse decisions by FDA or other applicable regulatory bodies could materially and adversely affect Catheter’s ability to continue and grow the development of future products. Failure to comply with the applicable FDA regulations could result in, among other things, warning letters, civil penalties, delays in approving or refusal to approve a product, product recall, product seizure, interruption of production, operating restrictions, suspension or withdrawal of product approval, injunctions, or criminal prosecution.

If the statutes and regulations in Catheter’s industry change, Catheter’s business could be adversely affected.

The U.S. healthcare industry has undergone significant changes designed to improve patient safety, improve clinical outcomes, and increase access to medical care. These changes include enactments and repeals of various healthcare related laws and regulation. Catheter’s operations and economic viability may be adversely affected by the changes in such regulations, including: (i) federal and state fraud and abuse laws; (ii) federal and state anti-kickback statutes; (iii) federal and state false claims laws; (iv) federal and state self-referral laws; (v) state restrictions on fee splitting; (vi) laws regarding the privacy and confidentiality of patient information; and (vii) other laws and government regulations. If there are changes in laws, regulations, or administrative or judicial interpretations, Catheter may have to change Catheter’s business practices, or Catheter’s existing business practices could be challenged as unlawful, which could have a material adverse effect on Catheter’s business, financial condition, and results of operations.

Catheter may encounter difficulties in managing Catheter’s growth, and the nature of Catheter’s business and rapid changes in the healthcare industry makes it difficult to reliably predict future growth and operating results.

Catheter may not be able to successfully grow and expand. Successful implementation of Catheter’s business plan will require management of growth, including potentially rapid and substantial growth, which could result in an increase in the level of responsibility for management personnel and strain on Catheter’s human and capital resources. To manage growth effectively, Catheter will be required, among other things, to continue to implement and improve Catheter’s operating and financial systems, procedures and controls and to expand, train and manage Catheter’s employee base. If Catheter is unable to implement and scale improvements to Catheter’s existing systems and controls in an efficient and timely manner or if Catheter encounters deficiencies, Catheter will not be able to successfully execute Catheter’s business plans.

Failure to attract and retain sufficient numbers of qualified personnel could also impede Catheter’s growth.

If Catheter is unable to manage Catheter’s growth effectively, it will have a material adverse effect on Catheter’s business, results of operations and financial condition. The evolving nature of Catheter’s business and rapid changes in the healthcare industry make it difficult to anticipate the nature and amount of medical reimbursements, third-party private payments, and participation in certain government programs and thus to reliably predict Catheter’s future growth and operating results. Catheter’s growth strategy may incur significant costs, which could adversely affect Catheter’s financial condition. Catheter’s growth by strategic transactions strategy involves significant costs, including financial advisory, legal and accounting fees, and may include additional costs for items such as fairness opinions and severance payments. These costs could put a strain on Catheter’s cash flows, which in turn could adversely affect Catheter’s overall financial condition.

Catheter is regulated by federal Anti-Kickback Statutes.

The Federal Anti-Kickback Statute is a provision of the Social Security Act of 1972 that prohibits as a felony offense the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (1) the referral of a patient for items or services for which payment may be made in whole or part under Medicare, Medicaid, or other federal healthcare programs, (2) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid, or other federal healthcare programs or (3) the purchase, lease, or order or arranging or recommending the purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The Patient Protection and Affordable Care Act (“ACA”) amended section 1128B of the Social Security Act to make it clear that a person need not have actual knowledge of the statute, or specific intent to violate the statute, as a predicate for a violation. The Office of Inspector General (“OIG”), which has the authority to impose administrative sanctions for violation of the statute, has adopted as its standard for review a judicial interpretation which concludes that the statute prohibits any arrangement where even one purpose of the remuneration is to induce or reward referrals. A violation of the Anti-Kickback Statute is a felony punishable by imprisonment, criminal fines of up to $25,000, civil fines of up to $50,000 per violation, and three times the amount of the unlawful remuneration. A violation also can result in exclusion from Medicare, Medicaid or other federal healthcare programs. In addition, pursuant to the changes of the ACA, a claim that includes items or services resulting from a violation of the Anti-Kickback Statute is a false claim for purposes of the False Claims Act.

Catheter cannot assure that the applicable regulatory authorities will not determine that some of Catheter’s arrangements with hospitals or physicians violate the federal Anti-Kickback Statute or other applicable laws. An adverse determination could subject us to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other health care programs, any of which could have a material adverse effect on Catheter’s business, financial condition or results of operations.

Catheter is regulated by the federal Stark Law.

The federal Stark Law, 42 U.S.C. 1395nn, also known as the physician self-referral law, generally prohibits a physician from referring Medicare and Medicaid patients to an entity (including hospitals) providing ‘designated health services,’ if the physician or a member of the physician’s immediate family has a ‘financial relationship’ with the entity, unless a specific exception applies. Designated health services include, among other services, inpatient hospital services, outpatient prescription drug services, clinical laboratory services, certain imaging services (e.g., MRI, CT, ultrasound), and other services that Catheter’s affiliated hospitals may order for their patients. The prohibition applies regardless of the reasons for the financial relationship and the referral. Like the Anti-Kickback Statute, the Stark Law contains statutory and regulatory exceptions intended to protect certain types of transactions and arrangements. Unlike safe harbors under the Anti-Kickback Statute with which compliance is voluntary, an arrangement must comply with every requirement of a Stark Law exception or the arrangement is in violation of the Stark Law.

Because the Stark Law and implementing regulations continue to evolve and are detailed and complex, while Catheter attempts to structure its relationships to meet an exception to the Stark Law, there can be no assurance that the arrangements entered into by us with affiliated hospitals will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted. The penalties for violating the Stark Law can include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, and civil penalties of up to $15,000 for each violation, double damages, and possible exclusion from future participation in the governmental healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme.

Some states have enacted statutes and regulations against self-referral arrangements similar to the federal Stark Law, but which may be applicable to the referral of patients regardless of their payer source and which may apply to different types of services. These state laws may contain statutory and regulatory exceptions that are different from those of the federal law and that may vary from state to state. An adverse determination under these state laws and/or the federal Stark Law could subject us to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other health care programs, any of which could have a material adverse effect on Catheter’s business, financial condition or results of operations.

Catheter must comply with Health Information Privacy and Security Standards.

The privacy regulations HIPPA contains detailed requirements concerning the use and disclosure of individually identifiable patient health information by various healthcare providers, such as medical groups. HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health information received, maintained, or transmitted. HIPAA also implemented standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including billing and claim collection activities. Violations of the HIPAA privacy and security rules may result in civil and criminal penalties, including a tiered system of civil money penalties that range from $100 to $50,000 per violation, with a cap of $1.5 million per year for identical violations. A HIPAA covered entity must also promptly notify affected individuals where a breach affects more than 500 individuals and report breaches affecting fewer than 500 individuals annually. State attorneys general may bring civil actions on behalf of state residents for violations of the HIPAA privacy and security rules, obtain damages on behalf of state residents, and enjoin further violations.

Many states also have laws that protect the privacy and security of confidential, personal information, which may be similar to or even more stringent than HIPAA. Some of these state laws may impose fines and penalties on violators and may afford private rights of action to individuals who believe their personal information has been misused. Catheter expect increased federal and state privacy and security enforcement efforts.

A cyber security incident could cause a violation of HIPAA, breach of customer and patient privacy, or other negative impacts.

Catheter relies extensively on Catheter’s information technology (or IT) systems to manage scheduling and financial data, communicate with hospitals and their patients, vendors, and other third parties, and summarize and analyze operating results. In addition, Catheter has made significant investments in technology, including the engagement of a third-party IT provider. A cyber-attack that bypasses Catheter’s IT security systems could cause an IT security breach, a loss of protected health information, or other data subject to privacy laws, a loss of proprietary business information, or a material disruption of Catheter’s IT business systems. This in turn could have a material adverse impact on Catheter’s business and result of operations. In addition, Catheter’s future results of operations, as well as Catheter’s reputation, could be adversely impacted by theft, destruction, loss, or misappropriation of public health information, other confidential data, or proprietary business information.

Computer malware, viruses, and hacking and phishing attacks by third parties have become more prevalent in Catheter’s industry and may occur on Catheter’s systems in the future. Because techniques used to obtain unauthorized access to or sabotage systems change frequently and generally are not recognized until successfully launched against a target, Catheter may be unable to anticipate these techniques or to implement adequate preventative measures. As cyber-security threats develop and grow, it may be necessary to make significant further investments to protect data and infrastructure. If an actual or perceived breach of Catheter’s security occurs, (i) Catheter could suffer severe reputational damage adversely affecting customer or investor confidence, (ii) the market perception of the effectiveness of Catheter’s security measures could be harmed, (iii) Catheter could lose potential sales and existing customers, Catheter’s ability to deliver Catheter’s services or operate Catheter’s business may be impaired, (iv) Catheter may be subject to litigation or regulatory investigations or orders, and (v) Catheter may incur significant liabilities. Catheter’s insurance coverage may not be adequate to cover the potentially significant losses that may result from security breaches.

Catheter must comply with Environmental and Occupational Safety and Health Administration Regulations.

Catheter is subject to federal, state and local regulations governing the storage, use and disposal of waste materials and products. Although Catheter believes that Catheter’s safety procedures for storing, handling and disposing of these materials and products comply with the standards prescribed by law and regulation, Catheter cannot eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, Catheter could be held liable for any damages that result and any liability could exceed the limits or fall outside the coverage of Catheter’s insurance coverage, which Catheter may not be able to maintain on acceptable terms, or at all. Catheter could incur significant costs and attention of Catheter’s management could be diverted to comply with current or future environmental laws and regulations. Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements on us, including those protecting employees from exposure to elements such as blood-borne pathogens. Catheter cannot predict the frequency of compliance, monitoring, or enforcement actions to which Catheter may be subject as those regulations are being implemented, which could adversely affect Catheter’s operations.

Catheter must comply with a range of other Federal and State Healthcare Laws.

Catheter is also subject to other federal and state healthcare laws that could have a material adverse effect on Catheter’s business, financial condition or results of operations. The Health Care Fraud Statute prohibits any person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, which can be either a government or private payer plan. Violation of this statute, even in the absence of actual knowledge of or specific intent to violate the statute, may be charged as a felony offense and may result in fines, imprisonment, or both. The Health Care False Statement Statute prohibits, in any matter involving a federal health care program, anyone from knowingly and willfully falsifying, concealing or covering up, by any trick, scheme or device, a material fact, or making any materially false, fictitious or fraudulent statement or representation, or making or using any materially false writing or document knowing that it contains a materially false or fraudulent statement. A violation of this statute may be charged as a felony offense and may result in fines, imprisonment or both. Under the Civil Monetary Penalties Law of the Social Security Act, a person (including an organization) is prohibited from knowingly presenting or causing to be presented to any United States officer, employee, agent, or department, or any state agency, a claim for payment for medical or other items or services where the person knows or should know (a) the items or services were not provided as described in the coding of the claim, (b) the claim is a false or fraudulent claim, (c) the claim is for a service furnished by an unlicensed physician, (d) the claim is for medical or other items or service furnished by a person or an entity that is in a period of exclusion from the program, or (e) the items or services are medically unnecessary items or services. Violations of the law may result in penalties of up to $10,000 per claim, treble damages, and exclusion from federal healthcare programs.

In addition, the OIG may impose civil monetary penalties against any physician who knowingly accepts payment from a hospital (as well as against the hospital making the payment) as an inducement to reduce or limit medically necessary services provided to Medicare or Medicaid program beneficiaries. Further, except as permitted under the Civil Monetary Penalties Law, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider of Medicare or Medicaid payable items or services may be liable for civil money penalties of up to $10,000 for each wrongful act.

In addition to the state laws previously described, Catheter may also be subject to other state fraud and abuse statutes and regulations if Catheter expand Catheter’s operations nationally. Many states have adopted a form of anti-kickback law, self-referral prohibition, and false claims and insurance fraud prohibition. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Generally, state laws reach to all healthcare services and not just those covered under a governmental healthcare program. A determination of liability under any of these laws could result in fines and penalties and restrictions on Catheter’s ability to operate in these states. Catheter cannot assure that Catheter’s arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

Changes in healthcare laws could create an uncertain environment and materially impact Catheter.

Catheter cannot predict the effect that the ACA (also known as Obamacare) and its implementation, amendment, or repeal and replacement, may have on Catheter’s business, results of operations or financial condition. Any changes in healthcare laws or regulations that reduce, curtail or eliminate payments, government-subsidized programs, government-sponsored programs, and/or the expansion of Medicare or Medicaid, among other actions, could have a material adverse effect on Catheter’s business, results of operations and financial condition. For example, the ACA dramatically changed how healthcare services are covered, delivered, and reimbursed. The ACA requires insurers to accept all applicants, regardless of pre-existing conditions, cover an extensive list of conditions and treatments, and charge the same rates, regardless of pre-existing condition or gender. The ACA and the Health Care and Education Reconciliation Act of 2010 also mandated changes specific to home health and hospice benefits under Medicare. In 2012, the U.S. Supreme Court upheld the constitutionality of the ACA, including the “individual mandate” provisions of the ACA that generally require all individuals to obtain healthcare insurance or pay a penalty. However, the U.S. Supreme Court also held that the provision of the ACA that authorized the Secretary of the U.S. Department of Health and Human Services to penalize states that choose not to participate in the expansion of the Medicaid program by removing all of its existing Medicaid funding was unconstitutional. In response to the ruling, a number of state governors opposed its state’s participation in the expanded Medicaid program, which resulted in the ACA not providing coverage to some low-income persons in those states. In addition, several bills have been, and are continuing to be, introduced in U.S. Congress to amend all or significant provisions of the ACA, or repeal and replace the ACA with another law. In December 2017, the individual mandate was repealed via the Tax Cuts and Jobs Act of 2017. Afterwards, legal and political challenges as to the constitutionality of the remaining provisions of the ACA resumed.

Product and service pricing may be subject to regulatory control.

The pricing and profitability of the products and services Catheter sells may be subject to control by third-party payers. As of the date of this document, Catheter does not receive reimbursements from insurance companies for Catheter’s products but Catheter may in the future. In that case, the continuing efforts of governmental and other third-party payers to contain or reduce the cost of healthcare through various means may adversely affect Catheter’s ability to successfully commercialize Catheter’s products and services. Catheter anticipates that there will continue to be federal and state proposals to implement similar governmental control, although it is unclear which proposals will ultimately become law, if any. Direct or indirect changes in prices, including any mandated pricing, could impact Catheter’s revenues, profitability, and financial performance in the future if and when Catheter receives reimbursements from third party payer.

Catheter’s revenues may depend on Catheter’s customers’ receipt of adequate reimbursement from private insurers and government sponsored healthcare programs.

Political, economic, and regulatory influences continue to change the healthcare industry in the United States. If and when Catheter starts receiving reimbursements from third parties, the ability of hospitals to pay fees for Catheter’s products will partially depend on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from private health coverage insurers and other similar organizations. Catheter may have difficulty gaining market acceptance for the products Catheter sells if third-party payers do not provide adequate coverage and reimbursement to hospitals.

Major third-party payers of hospitals, such as private healthcare insurers, periodically revise their payment methodologies based, in part, upon changes in government sponsored healthcare programs. Catheter cannot predict these periodic revisions with certainty, and such revisions may result in stricter standards for reimbursement of hospital charges for certain specified products, potentially adversely impacting Catheter’s business, results of operations, and financial conditions when Catheter starts receiving reimbursement from third party payers.

If Catheter starts receiving reimbursement from third party payers, the sales of Catheter’s products and services will depend in part on the availability of reimbursement by third-party payers, such as government health administration authorities, private health insurers and other organizations. Third-party payers often challenge the price and cost-effectiveness of medical treatments and services. Governmental approval of health care products does not guarantee that these third-party payers will pay for the products. Even if third-party payers do accept Catheter’s products and services, the amounts they pay may not be adequate to enable us to realize a profit. Legislation and regulations affecting the pricing of therapies may change before Catheter’s products and services are approved for marketing, and any such changes could further limit reimbursement, if any.

Future regulatory action remains uncertain.

Catheter operates in a highly regulated and evolving environment with rigorous regulatory enforcement. Any legal or regulatory action could be time-consuming and costly. If Catheter fails to comply with all applicable laws, standards, and regulations, action by FDA or other regulatory agencies could result in significant restrictions, including restrictions on the marketing or use of the products Catheter sells or the withdrawal of the products Catheter sells from the market. Any such restrictions or withdrawals could materially affect Catheter’s reputation, business and operations.

Catheter’s product candidates will remain subject to ongoing regulatory review even after they receive marketing approval, and if Catheter fails to comply with continuing regulations, Catheter could lose these approvals and the sale of any of Catheter’s approved commercial products could be suspended.

Even as Catheter receive regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If Catheter fails to comply with the regulatory requirements of FDA and other applicable domestic and foreign regulatory authorities or discovers any previously unknown problems with any approved product, manufacturer, or manufacturing process, Catheter could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers, or manufacturing processes;

•	warning letters;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizures or detentions;

•	pressure to initiate voluntary product recalls;

•	suspension or withdrawal of regulatory approvals; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If hospitals, physicians and patients do not accept Catheter’s current and future products or if the market for indications for which any product candidate is approved is smaller than expected, Catheter may be unable to generate significant revenue, if any.

Even when any of Catheter’s product candidates obtain regulatory approval, they may not gain market acceptance among hospitals, physicians, patients, and third-party payers. Physicians may decide not to recommend Catheter’s treatments for a variety of reasons including:

•	timing of market introduction of competitive products;

•	demonstration of clinical safety and efficacy compared to other products;

•	cost-effectiveness;

•	limited or no coverage by third-party payers;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects;

•	restrictions in the label of the drug;

•	other potential advantages of alternative treatment methods; and

•	ineffective marketing and distribution support of its products.

If any of Catheter’s product candidates are approved but fail to achieve market acceptance or such market is smaller than anticipated, Catheter may not be able to generate significant revenue and Catheter’s business would suffer.

Intellectual property litigation and infringement claims could cause Catheter to incur significant expenses or prevent Catheter from selling certain of its products.

The medical device and pharmaceutical industries are characterized by extensive intellectual property litigation and, from time to time, Catheter may become the subject of claims of infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against us could result in payment of significant monetary damages and/or royalty payments or negatively impact Catheter’s ability to sell current or future products in the affected category.

Catheter may continue to file for patents regarding various aspects of Catheter’s products, services and technologies at a later date depending on the costs and timing associated with such filings. Catheter may make investments to further strengthen Catheter’s copyright protection going forward, although no assurances can be given that it will be successful in such patent and trademark protection endeavors. Catheter seeks to limit disclosure of Catheter’s intellectual property by requiring employees, consultants, and partners with access to Catheter’s proprietary information to execute confidentiality agreements and non-competition agreements (when applicable) and by restricting access to Catheter’s proprietary information. Due to rapid technological change, Catheter believes that establishing and maintaining an industry and technology advantage in factors such as the expertise and technological and creative skills of Catheter’s personnel, as well as new services and enhancements to Catheter’s existing services, are more important to Catheter’s business and profitability than other available legal protections.

Despite Catheter’s efforts to protect Catheter’s proprietary rights, unauthorized parties may attempt to copy aspects of Catheter’s services or to obtain and use information that Catheter regards as proprietary. The laws of many countries do not protect proprietary rights to the same extent as the laws of the U.S. Litigation may be necessary in the future to enforce Catheter’s intellectual property rights, to protect Catheter’s trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Catheter’s business, operating results and financial condition. There can be no assurance that Catheter’s means of protecting Catheter’s proprietary rights will be adequate or that Catheter’s competitors will not independently develop similar services or products. Any failure by us to adequately protect Catheter’s intellectual property could have a material adverse effect on Catheter’s business, operating results and financial condition.

Disputes may also arise between us and Catheter’s current and future licensors regarding intellectual property subject to a license agreement, including those related to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which Catheter’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	Catheter’s right to sublicense patent and other rights to third parties under collaborative development relationships;

•

Catheter’s diligence obligations with respect to the use of the licensed technology in relation to Catheter’s development and commercialization of Catheter’s therapeutic candidates, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Catheter’s licensors and Catheter and Catheter’s partners.

If disputes over intellectual property that Catheter has licensed, or may license in the future, prevent or impair Catheter’s ability to maintain Catheter’s licensing arrangements on acceptable terms, Catheter may be unable to successfully develop and commercialize the affected therapeutic candidates.

Catheter is generally also subject to all of the same risks with respect to protection of intellectual property that Catheter licenses, as it is for intellectual property that Catheter owns, which are described below. If Catheter or Catheter’s current and future licensors fail to adequately protect this intellectual property, Catheter’s ability to commercialize products could suffer.

Catheter depends extensively on Catheter’s patents and proprietary technology and the patents and proprietary technology Catheter license from others, and Catheter must protect those assets in order to preserve Catheter’s business.

Although Catheter expects to seek patent protection for any compounds, devices, biologics, systems, and processes Catheter discovers and/or for any specific use Catheter discovers for new or previously known compounds, devices, biologics, systems, or processes, any or all of which may not be subject to effective patent protection. In addition, Catheter’s issued patents may be declared invalid, or Catheter’s competitors may find ways to avoid the claims in the patents. Catheter’s success will depend, in part, on Catheter’s ability to obtain patents, protect Catheter’s trade secrets and proprietary knowledge and operate without infringing on the proprietary rights of others. The patent position of pharmaceutical and biotechnology firms like us is generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on Catheter’s ability to do business and achieve profitability.

Due in part to Catheter’s limited financial resources, Catheter may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for Catheter’s product candidates and/or Catheter may be unable to pursue the clinical trials that Catheter would like to pursue.

Catheter has limited technical, managerial, and financial resources to determine the indications on which Catheter should focus the development efforts related to Catheter’s product candidates. Due to Catheter’s limited available financial resources, Catheter may have curtailed clinical development programs and activities that might otherwise have led to more rapid progress of Catheter’s product candidates through the regulatory and development processes.

Catheter may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that Catheter does have. Furthermore, Catheter cannot assure you that Catheter will be able to retain adequate staffing levels to run Catheter’s operations and/or to accomplish all of the objectives that Catheter otherwise would seek to accomplish. Catheter’s decisions to allocate Catheter’s research, management, and financial resources toward particular indications or therapeutic areas for Catheter’s product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, Catheter’s decisions to delay or terminate product development programs may also cause us to miss valuable opportunities.

If the third parties on which Catheter rely for the conduct of Catheter’s clinical trials and results do not perform Catheter’s clinical trial activities in accordance with good clinical practices and related regulatory requirements, Catheter may be unable to obtain regulatory approval for or commercialize Catheter’s product candidates.

Catheter may use independent clinical investigators and other third-party service providers to conduct and/or oversee the clinical trials of Catheter’s product candidates.

FDA requires us and Catheter’s clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate, and that the trial participants are adequately protected. Catheter’s reliance on third parties that Catheter do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct Catheter’s clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval, and commercialization of Catheter’s product candidates or result in enforcement action against us.

Catheter may be adversely affected by product liability claims, unfavorable court decisions or legal settlements.

Catheter is exposed to potential product liability risks inherent in the design, manufacturing, and marketing of its products. These matters are subject to many uncertainties and outcomes are not predictable. In addition, Catheter may incur significant legal expenses regardless of whether Catheter is found to be liable.

While Catheter maintains product liability insurance, there can be no assurance that such coverage is sufficient to cover all product liabilities that Catheter may incur. Catheter is not currently subject to any product liability proceedings, and Catheter has no reserves for product liability disbursements. However, Catheter may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of the usage and delivery of Catheter’s products. Should Catheter incur product-related liabilities exceeding Catheter’s insurance coverage, Catheter would be required to use available cash or raise additional cash to cover such liabilities.

Catheter may not have sufficient resources to effectively introduce and market Catheter’s products, which could materially harm Catheter’s operating results.

Introducing and achieving market acceptance for Catheter’s products will require substantial marketing efforts and will require us and/or Catheter’s contract partners, sales agents, and/or distributors to make significant expenditures of time and money. In some instances, Catheter will be significantly or totally reliant on the marketing efforts and expenditures of Catheter’s contract partners, sales agents, and/or distributors. If they do not have or commit the expertise and resources to effectively market the products that Catheter manufacture, Catheter’s operating results will be materially harmed.

In addition to the market success of Catheter’s products, the success of Catheter’s business depends on Catheter’s ability to raise additional capital through the sale of debt or equity or through borrowing, and Catheter may not be able to raise capital or borrow funds on attractive terms and/or in amounts necessary to continue Catheter’s business, or at all.

Even if Catheter completes the necessary preclinical studies and clinical trials, the regulatory approval process is expensive, time-consuming and uncertain and may prevent us or any future collaborators from obtaining approvals for the commercialization of some or all of Catheter’s products. As a result, Catheter cannot predict when or if, and in which territories, we, or any future collaborators, will obtain marketing approval to commercialize a product candidate.

Catheter’s products and the activities associated with their development and commercialization, including their design, research, testing, manufacture, safety, efficacy, quality control, recordkeeping, labelling, packaging, storage, approval, advertising, promotion, sale, distribution, import, export, and reporting of safety and other post-market information, are subject to comprehensive regulation by FDA and other foreign regulatory agencies including the National Medical Products Association. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate. Securing marketing approval in the United States from FDA requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Catheter’s products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude Catheter’s obtaining marketing approval or prevent or limit commercial use.

In addition, changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Catheter’s data is insufficient for approval and require additional preclinical, clinical, or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit, or prevent marketing approval of a product candidate. Any marketing approval Catheter ultimately obtains may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

If Catheter experiences delays in obtaining approval or if Catheter fails to obtain approval of Catheter’s products, the commercial prospects for Catheter’s products may be harmed and Catheter’s ability to generate revenues will be impaired.

Failure to obtain marketing approval in foreign jurisdictions would prevent Catheter’s products from being marketed in these territories. Any approval Catheter is granted for Catheter’s products in the United States would not assure approval of Catheter’s products in foreign jurisdictions.

To market and sell Catheter’s products in foreign countries and any other jurisdictions, Catheter must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain approval from FDA in the United States. The regulatory approval process outside the United States generally includes all the risks associated with obtaining approval from FDA. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. Catheter may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by FDA. However, failure to obtain approval in one jurisdiction may impact Catheter’s ability to obtain approval elsewhere. Catheter may not be able to file for marketing approvals and may not receive necessary approvals to commercialize Catheter’s products in any market.

Even if Catheter obtains marketing approvals for Catheter’s products, the terms of approvals and ongoing regulation of Catheter’s products may limit how Catheter manufactures and markets Catheter’s products, and compliance with such requirements may involve substantial resources, which could materially impair Catheter’s ability to generate revenue.

Even if marketing approval of a product candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation, including the potential requirements to implement a risk evaluation and mitigation strategy or to conduct costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. Catheter must also comply with requirements concerning advertising and promotion for any of Catheter’s products for which Catheter obtains marketing approval. Promotional communications are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labelling. Thus, Catheter will not be able to promote any products Catheter develops for indications or uses for which they are not approved. In addition, manufacturers of approved products and those manufacturers’ facilities are required to comply with extensive FDA requirements including ensuring quality control and manufacturing procedures, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. Catheter and Catheter’s contract manufacturers could be subject to periodic unannounced inspections by FDA to monitor and ensure compliance.

Catheter’s employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

Catheter is exposed to the risk of employee fraud or other misconduct or failure to comply with applicable regulatory requirements. Misconduct by employees and independent contractors, such as principal investigators, consultants, commercial partners and vendors, could include failures to comply with regulations of FDA and other comparable regulatory authorities, to provide accurate information to such regulators, to comply with manufacturing standards Catheter has established, to comply with healthcare fraud and abuse laws, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including, but not limited to, research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee and independent contractor misconduct could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Catheter’s reputation. In addition, federal procurement laws impose substantial penalties for misconduct in connection with government contracts and require certain contractors to maintain a code of business ethics and conduct. It is not always possible to identify and deter employee and independent contractor misconduct, and any precautions Catheter takes to detect and prevent improper activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws. If any such actions are instituted against us, those actions could have a significant impact on Catheter’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if Catheter becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law and curtailment or restructuring of Catheter’s operations, any of which could adversely affect Catheter’s ability to operate.

The recent coronavirus outbreak (“COVID-19”) has adversely affected Catheter’s financial condition and results of operations and Catheter cannot provide any certainty when and whether Catheter’s operations will reach the normal level prior to the COVID-19 pandemic.

The coronavirus outbreak (“COVID-19”) has adversely affected Catheter’s financial condition and results of operations. The impact of the outbreak of COVID-19 on the businesses and the economy in the United States and the rest of the world is and is expected to continue to be significant. The extent to which COVID-19 outbreak will continue to impact business and the economy is highly uncertain and cannot be predicted. Accordingly, Catheter cannot predict the extent to which its financial condition and results of operation will be affected.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency caused by a new strain of the coronavirus and advised of the risks to the international community as the virus spread globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted quarantining regulations which severely limit the ability of people to move and travel.

In addition, Catheter is uncertain of the full effect the pandemic will have on it for the longer term since the scope and duration of the pandemic is unknown, and evolving factors such as the level and timing of the distribution of efficacious vaccines across the world and the extent of any resurgences of the virus or emergence of new variants of the virus, such as the Delta variant and the Omicron variant, will impact the stability of economic recovery and growth. Catheter may experience long-term disruptions to its operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic; and closures of businesses or manufacturing facilities critical to its business.

General economic conditions may adversely affect demand for Catheter’s products and services.

Poor or deteriorating economic conditions in the U.S. could adversely affect the demand for healthcare services and consequently, the demand for Catheter’s products and services. Poor economic conditions also could lead Catheter’s suppliers to offer less favorable terms of purchase, and continuing inflation is likely to continue to increase the cost of our raw materials and other required purchases, each of which would negatively affect Catheter’s cash flows and profitability. These and other possible consequences of financial and economic decline and inflation could have material adverse effect on Catheter’s business, results of operations, and financial condition.

Catheter operates Catheter’s business in regions subject to natural disasters and other catastrophic events, and any disruption to Catheter’s business resulting from natural disasters would adversely affect Catheter’s revenue and results of operations.

Catheter operates Catheter’s business in regions subject to severe weather and natural disasters, including hurricanes, floods, fires, earthquakes, and other catastrophic events. Any natural disaster could adversely affect Catheter’s ability to conduct business and provide products and services to Catheter’s customers, and the insurance Catheter maintain may not be adequate to cover Catheter’s losses resulting from any business interruption resulting from a natural disaster or other catastrophic event.

Catheter depends heavily on Catheter’s executive officers, directors, and principal consultants and the loss of their services would materially harm Catheter’s business.

Catheter believes that Catheter’s success depends, and will likely continue to depend, upon Catheter’s ability to retain the services of Catheter’s current executive officers, directors, principal consultants, and others. In addition, Catheter has established relationships with universities, hospitals, and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities, and patients. The loss of the services of any of these individuals or institutions would have a material adverse effect on Catheter’s business.

Risks Related to the Combined Company

In determining whether you should vote to approve the proposals contained in this proxy statement, you should carefully read the following risk factors in addition to the risks described above. Because the combined company is not expected to use Ra Medical’s legacy assets or continue its legacy lines of business but is instead expected to shift the focus of its operations to Catheter’s product lines, many of the risks set forth above under “Risks of the Continuing Business of Catheter” are also to apply to the combined company.

The combined company will incur losses for the foreseeable future and might never achieve profitability.

The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

The combined company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The combined company will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the development of VIVO and future product candidates. The combined company’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement. Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit the combined company’s ability to achieve its business objectives. If the combined company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Further, to the extent that the combined company raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, its stockholders’ ownership interest in the combined company will be diluted. In addition, any debt financing may subject the combined company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the combined company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the combined company may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the combined company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the combined company or its stockholders.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock following the merger could be subject to significant fluctuations. Market prices for securities of early-stage medical device, pharmaceutical, biotechnology, and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate following the merger include:

•	the ability of the combined company to obtain regulatory approvals for product candidates, and delays or failures to obtain such approvals;

•	the failure of any of the combined company’s product candidates, if approved for marketing and commercialization, to achieve commercial success;

•	any inability to obtain adequate supply of the combined company’s product candidates or the inability to do so at acceptable prices;

•	the entry into, or termination of, key agreements, including key licensing, supply or collaboration agreements;

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the initiation of material developments in, or conclusion of, disputes or litigation to enforce or defend any of the combined company’s intellectual property rights or defend against the intellectual property rights of others;

•	changes in laws or regulations applicable to the combined company’s product candidates;

•	the results of current, and any future, nonclinical or clinical trials of the combined company’s product candidates;

•	announcements by commercial partners or competitors of new commercial products, clinical progress (or the lack thereof), significant contracts, commercial relationships, or capital commitments;

•	failure to meet or exceed financial and development projections the combined company may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	adverse publicity relating to the combined company’s markets, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations competing with potential products of the combined company;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the combined company’s ability to obtain patent protection for its technologies;

•	the loss of key employees;

•	significant lawsuits, including patent or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about the combined company’s business, or if they issue an adverse or misleading opinion regarding its business and stock;

•	changes in the market valuations of similar companies;

•	general and industry-specific economic conditions potentially affecting the combined company’s research and development expenditures;
•	sales of its common stock by the combined company or its stockholders in the future;

•	trading volume of the combined company’s common stock;

•	changes in the structure of health care payment systems;

•	adverse regulatory decisions;

•	trading volume of the combined company’s common stock; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies or the medical device sector. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Regardless of the merits or the ultimate results of such litigation, if instituted, such litigation could result in substantial costs and diversion of management’s attention and resources, which could significantly harm the combined company’s profitability and reputation. Litigation has been instituted with respect to the merger. For more information see “Ra Medical’s Business - Legal Matters” beginning on page 164 of this proxy statement.

Additionally, a decrease in the stock price of the combined company may cause the combined company’s common stock to no longer satisfy the continued listing standards of the NYSE American. If the combined company is not able to maintain the requirements for listing on the NYSE American, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and the combined company’s management will be required to devote substantial time to compliance matters.

As a publicly-traded company, the combined company will incur significant additional legal, accounting and other expenses that Catheter did not incur as a privately-held company, including costs associated with public company reporting requirements. The obligations of being a public company in the United States require significant expenditures and will place significant demands on the combined company’s management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Act and the listing requirements of the stock exchange on which the combined company’s securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. In addition, the combined company expects these rules and regulations to make it more difficult and more expensive for the combined company to obtain director and officer liability insurance and the combined company may be required to incur substantial costs to maintain the same or similar coverage that Catheter had as a privately-held company. The combined company’s management and other personnel will need to devote a substantial amount of time to ensure that the combined company complies with all of these requirements and to keep pace with new regulations, otherwise the combined company may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger and after expiration of applicable lock-up periods could adversely affect the market price of such shares after the merger.

Sales of a substantial number of shares of common stock of the combined company in the public market after the merger or if existing stockholders of Ra Medical and Catheter sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after expiration of applicable lock-up periods and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. Ra Medical and Catheter are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale will have on the market price of the combined company’s common stock after the merger.

Ownership of the combined company’s common stock is expected to be highly concentrated, and it may prevent other stockholders from influencing significant corporate decisions.

Upon completion of the merger, it is currently estimated that Catheter stockholders, option holders and noteholders will hold approximately 79.37% of the economic value of the combined company immediately after the closing of the merger, subject to downwards adjustment as provided in the to the extent that, and by the amount in which, Ra Medical delivers Net Cash (as defined in the merger agreement) greater than $8,000,000 and that Mr. David Jenkins and his affiliates will hold approximately 60.2% of the outstanding capital stock of the combined company. Accordingly, Catheter’s securityholders will have substantial influence over the outcome of any corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transaction. These securityholders also may exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company.

The combined company will continue to be a smaller reporting company immediately following the merger for an indefinite period of time. The combined company cannot be certain whether the reduced disclosure requirements applicable to smaller reporting companies will make the combined company’s common stock less attractive to investors or otherwise limit the combined company’s ability to raise additional funds.

Ra Medical is currently, and the combined company will continue to be upon completion of the merger, a “smaller reporting company” under applicable securities regulations. A smaller reporting company is a company that, as of the last business day of its most recently completed second fiscal quarter, has an aggregate market value of the company’s voting stock held by non-affiliates, or public float, of less than $250 million, or has at least $100 million in revenue and at least $700 million in public float. SEC rules provide that companies with a non-affiliate public float of less than $75 million may only sell shares under a Form S-3 shelf registration statement, during any 12-month period, in an amount less than or equal to one-third of the public float. If the combined company does not meet this public float requirement, any offering by the combined company under a Form S-3 will be limited to raising an aggregate of one-third of the combined company’s public float in any 12-month period. In addition, a smaller reporting company is able to provide simplified executive compensation disclosures in its filings, is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting if its public float is less than $75 million, and has certain other reduced disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Reduced disclosure in the combined company’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects.

Ra Medical and Catheter do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the combined company’s common stock will be stockholders’ sole source of gain, if any, for the foreseeable future.

An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the merger, there had been no public market for Catheter’s common stock. An active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.

The trading market for the combined company’s common stock will be influenced by the research and reports that industry or equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts, or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The combined company must maintain effective internal controls over financial reporting, and if the combined company is unable to do so, the accuracy and timeliness of the combined company’s financial reporting may be adversely affected, which could have a material adverse effect on the combined company’s business and stock price.

Immediately following the merger, the combined company is expected to continue to be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, and therefore will be able to take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. It is expected that the combined company will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of Ra Medical’s IPO, (b) in which the combined company has total annual gross revenue of at least $1.235 billion or (c) in which the combined company is deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period

The combined company must maintain effective internal control over financial reporting in order to accurately and timely report its results of operations and financial condition. In addition, as a public company, the Sarbanes-Oxley Act requires, among other things, that the combined company assess the effectiveness of its disclosure controls and procedures quarterly and the effectiveness of the combined company’s internal control over financial reporting at the end of each fiscal year.

The rules governing the standards that must be met for the combined company management to assess the combined company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that the combined company’s audit committee be advised and regularly updated on management’s review of internal control over financial reporting. The combined company’s management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to the combined company as a public company. If the combined company fails to staff the combined company’s accounting, finance and information technology functions adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon the combined company as a public company, including the requirements of the Sarbanes-Oxley Act, the combined company’s business and reputation may be harmed and its stock price may decline. Furthermore, investor perceptions of the combined company may be adversely affected, which could cause a decline in the market price of its common stock.

If the combined company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.

The combined company’s ability to compete in the highly competitive medical device industry depends on its ability to attract and retain highly qualified managerial, scientific, medical, legal, sales and marketing and other personnel. The combined company will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay or prevent the successful development of the combined company’s product pipeline, completion of its planned clinical trials, commercialization of its product candidates or in-licensing or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the combined company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The combined company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among medical device, biotechnology, pharmaceutical and other businesses.

Anti-takeover provisions under the combined company’s charter documents and Delaware law could delay or prevent a change of control which could limit the market price of the combined company’s common stock and may prevent or frustrate attempts by the combined company’s stockholders to replace or remove members of the combined company’s board of directors or the combined company’s management and may adversely affect the market price of the combined company’s common stock.

The amended and restated certificate of incorporation and bylaws of the combined company will contain provisions that could delay or prevent a change of control of the combined company or changes in the combined company’s board of directors that the combined company’s stockholders might consider favorable. Some of these provisions include:

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The combined company’s board of directors will be divided into three classes serving staggered three-year terms, such that not all members of the board is elected at one time, which could delay the ability of stockholders to change the membership of a majority of the combined company’s board of directors;

•

the ability of the combined company’s board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the exclusive right of the combined company’s board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at an annual or special meeting of the combined company’s stockholders;

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a requirement that a special meetings of stockholders of the combined company be called only by the chairperson of the board of directors, the chief executive officer or president (in the absence of a chief executive officer) or a majority vote of the combined company’s board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of the combined company’s amended and restated certificate of incorporation relating to the issuance of preferred stock and management of the combined company’s business or the combined company’s bylaws, which may inhibit the ability of an acquirer to affect such amendments to facilitate an unsolicited takeover attempt;

•

the ability of the combined company’s board of directors, by majority vote, to amend the combined company’s bylaws, which may allow the combined company’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the combined company’s bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the combined company’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the combined company.

In addition, because the combined company will be incorporated in Delaware, it will be governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in the combined company’s amended and restated certificate of incorporation and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of the combined company’s board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving the combined company. These provisions could also discourage proxy contests and make it more difficult for the combined company’s stockholders to elect directors of their choosing or cause the combined company to take other corporate actions they desire. Any delay or prevention of a change of control transaction or changes in the combined company’s board of directors could cause the market price of the combined common stock to decline.

The amended and restated certificate of incorporation of the combined company will provide that the Court of Chancery of the State of Delaware and the federal district courts of the U.S. are the exclusive forums for substantially all disputes between us and our stockholders, which could limit the combined company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or the combined company’s directors, officers or employees or increase the combined company’s stockholders’ costs in bringing claims.

The amended and restated certificate of incorporation of the combined company will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on the combined company’s behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against the combined company arising under the Delaware General Corporation Law, the combined company’s amended and restated certificate of incorporation or bylaws; any action to interpret, apply, enforce or determine the validity of the combined company’s amended and restated certificate of incorporation or bylaws; and any action asserting a claim against the combined company that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

The amended and restated certificate of incorporation of the combined company will further provides that the federal district courts of the U.S. are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions as well as provisions preventing investors from waiving compliance with the federal securities laws and the rules and regulations thereunder.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against the combined company and the combined company’s directors, officers and other employees. Additionally, such exclusive forum provisions may increase a stockholder’s costs of bringing claims, which could have the effect of limiting a stockholder’s ability to bring a claim. Alternatively, if a court were to find either exclusive forum provision in our certificate of incorporation to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on the combined company’s business, financial condition, and results of operations.

The combined company’s employees may engage in misconduct or other improper activities, including violating applicable regulatory standards and requirements or engaging in insider trading, which could significantly harm the combined company’s business.

The combined company is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and applicable non-U.S. regulators, provide accurate information to the FDA and applicable non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to the combined company. Employees may also unintentionally or willfully disclose the combined company’s proprietary and/or confidential information to competitors. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to the combined company’s reputation. The combined company is expected to adopt a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions the combined company takes to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting the combined company from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against the combined company, and the combined company is not successful in defending itself or asserting its rights, those actions could have a significant impact on the combined company’s business, including the imposition of significant fines or other sanctions.

Unfavorable global economic conditions could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the combined company’s business, including, weakened demand for the combined company’s product candidates and the combined company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the combined company’s suppliers, possibly resulting in supply disruption, or cause the combined company’s customers to delay making payments for its services. Any of the foregoing could harm the combined company’s business and the combined company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference into this proxy statement, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: the ability of the parties to consummate the merger; satisfaction of closing conditions precedent to the consummation of the merger; potential delays in consummating the merger and the ability of Ra Medical to timely and successfully achieve the anticipated benefits of the merger; projected cash runways; future performance, business prospects, events and product development plans; and stockholder approval of the merger proposal and the plan increase proposal. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in this proxy statement, in our Annual Report on Form 10-K for year ended December 31, 2021 filed with the SEC and in our Quarterly Reports on Form 10-Q filed with the SEC subsequent to the filing of the most recent Annual Report on Form 10-K, as updated by Exhibits 99.7 and 99.8 to Ra Medical’s Current Report on Form 8-K, filed with the SEC on September 12, 2022, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 142 of this proxy statement describe the material aspects of the merger, including the merger agreement. While Ra Medical believes that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the merger agreement, which is attached as Annex A to this proxy statement, and the other documents to which Ra Medical has referred or incorporated by reference herein. For a more detailed description of where you can find those other documents, please see the section entitled “Where You Can Find Additional Information” beginning on page 241 of this proxy statement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Ra Medical Board, members of Ra Medical management or Ra Medical’s representatives and other parties.

In March 2022, Ra Medical’s management concluded that, although Ra Medical had consummated an underwritten public offering in February 2022 which resulted in net proceeds to Ra Medical of approximately $9.7 million, based on the Company’s recurring net losses from operations and negative cash flows from operating activities, the Company’s significant accumulated deficit and management’s expectations that operating losses and negative cash flows would continue for the foreseeable future due to (i) the Company’s reduced commercial footprint, (ii) the Company continuing to incur costs related to its atherectomy clinical trial, engineering efforts to improve the shelf life of its catheters and develop next generation products and legal costs and (iii) the negative impacts of the COVID-19 pandemic, there was substantial doubt regarding Ra Medical’s ability as an independent standalone company to continue as a going concern for a period of at least 12 months. The Ra Medical Board and management discussed the significant dilution associated with the February 2022 offering resulting from the decline in the stock price once an offering was announced, the discounted price to market once the financing was priced, the double warrant coverage, and other terms of such warrants, which had durations of up to a 7-years, included in the offering. The Ra Medical Board and management also discussed whether the Company would be able to raise sufficient capital in the future on acceptable terms in order to fund the Company’s overhead and research and development to a point where either one or more products would be ready for commercialization or licensing and potentially be of value to an acquiror or that would enable the Company to raise more money on acceptable terms to fund the development of a sales team and pipeline seeking to ultimately generate positive operating income. The Ra Medical Board and management also discussed the merits of pursuing an alternative strategic transaction in lieu of continuing to raise the amount of capital necessary to pursue its existing business plan and that future financings would likely continue to be significantly dilutive and contain terms that could potentially further limit the company’s ability to raise future capital or generate a return for existing shareholders such as warrants with ratchet provisions. A strategic transaction could potentially reduce the amount of capital that needed to be raised and thereby potentially minimize or reduce stockholder dilution or the necessity of entering into one or more future financing arrangements that contained terms which would disadvantage the Company’s stockholders or limit the Company’s ability to raise money in the future. The Ra Medical Board also factored into its analysis the ongoing health of the Company’s Chief Executive Officer and the diagnosis of his serious illness, which was originally disclosed in January 2022, and the impact that such a health condition, including any worsening of such condition, could potentially have on the Company’s ability to fundraise or on its long-term ability to achieve its future goals, notwithstanding Mr. McGuire’s ability at the time to currently fulfill all his duties and responsibilities in the near-term future.

In light of the Company’s financial condition and the Company’s limited capital resources and the other foregoing factors, the Company’s Board of Directors and its management began conducting a review of strategic alternatives. In March 2022, the Board of Directors initiated a process to explore strategic options intended to maximize stockholder value, and in this respect, engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”), who previously acted as the Company’s financial advisor and underwriter for the Company’ public offering in February 2022, to be its financial advisor to assist in the review and evaluation of all strategic options, including a company sale, merger, asset sale, in-license, out-license, or other business combination transaction. The strategic process also involved one additional interested party with whom Ra Medical had an existing confidentiality agreement and which inquiries were handled separately and independently by Ra Medical and not through Ladenburg. The preliminary discussions with this interested party began in September 2021 with the intention to create a combined company with an enhanced opportunity to create value deriving from the complementary and synergistic nature of the companies’ technologies. However, the exploratory conversations did not progress to a material inflection point primarily due to issues internal to the interested party itself that were unrelated to the evaluation of Ra Medical’s business. Specifically, on March 4, 2022, representatives of Ladenburg presented a proposal in which Ladenburg would engage with Ra Medical to evaluate strategic alternatives to generate shareholder value. At a meeting of the Ra Medical Board held on March 18, 2022, the Ra Medical Board discussed Ra Medical’s financial position, the current and expected future condition of the financial markets and potential strategic transactions, including bank selection to explore whether it was possible and at what cost to raise additional capital as well as other possibilities for strategic transactions. At a subsequent meeting of the Ra Medical Board held on March 25, 2022, the Ra Medical Board discussed whether to engage Ladenburg or a second investment bank to be Ra Medical’s financial advisor for a strategic transaction, and approved engaging Ladenburg to act as Ra Medical’s advisor for a strategic transaction in addition to continuing to act as its financial advisor for financing transactions. Ladenburg began outreach in early April 2022 with a focus on strategically aligned companies which included larger medical technology companies that may be interested in acquiring the Company as a whole and/or its assets, as well as counterparties interested in a reverse merger placing a premium on the Company’s public listing and assets.

The Ra Medical Board met on April 11, 2022. Members of management presented an update on the Ladenburg engagement including the current timeline and companies targeted for outreach. Members of management also reviewed potential costs at the closing of a transaction under various assumptions and reviewed forecasted month-end cash balances for 2022.

The Ra Medical Board met on April 15, 2022. Members of management provided the Ra Medical Board with updates on Ladenburg’s outreach process, including potential strategic interest and timeline. Management also discussed strategic alternatives and challenges associated with the Company’s ability to raise capital.

The Ra Medical Board met on April 22, 2022. Members of management provided the Ra Medical Board with further updates on Ladenburg’s outreach process, including potential strategic interest, timing, and preliminary negotiations and diligence. Management also discussed anticipated cash burn and other decision points for implementing strategic options.

The Ra Medical Board met on April 28, 2022. Members of management provided the Ra Medical Board with further updates on Ladenburg’s outreach process, including feedback from potential partners. Management also discussed a potential refocusing of the Company on its nascent lithotripsy asset including a preliminary review of the potential operational modifications and changes to its business model. And the Ra Medical Board discussed potential scenarios in the event that a strategic transaction could not be consummated in a timely manner.

The Ra Medical Board met on May 10, 2022. The Ladenburg team joined the meeting to provide an update on their outreach efforts, including feedback to the strategic outreach and potential partners and levels of interest, as well as a discussion of next steps. Members of Ladenburg provided an estimated cash at closing analysis in order to consummate a proposed merger under various circumstances, including available cash on a month-by-month basis through the closing of a potential transaction. Members of Ladenburg also discussed the differences in available cash requirements and timeline for a traditional reverse merger versus a simultaneous sign and close transaction, as well as related transaction expenses and assumptions. Members of Ladenburg also provided an in-depth review regarding the key advantages and challenges of a simultaneous sign and close transaction, including a review of the structure and process and other relevant criteria that would be required to enable such transaction to be consummated. Potential key advantages of a simultaneous sign and close transaction considered by the Board included speed to close a transaction, lower deal execution risk compared to a standard reverse merger, and likelihood of available capital. Ladenburg also answered questions and reviewed financing recommendations, including the warrant repricing and an additional subsequent financing. The warrant repricing discussion included a review of the necessary steps for a warrant repricing/inducement transaction.

On May 10, 2022, Andrew Jackson notified Ra Medical that he was resigning as the Company’s Chief Financial Officer and Secretary, effective May 25, 2022. Mr. Jackson’s resignation was not the result of any disagreement with Ra Medical or the Ra Medical Board or any matter relating to Ra Medical’s operations, policies, or practices.

On May 16, 2022, Ra Medical announced that the Ra Medical Board was conducting a review of strategic alternatives and that the company had engaged an investment bank as a part of this process with the goal of maximizing shareholder value. Ra Medical began reporting in its SEC filings, including its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, that it and its Board were currently reviewing strategic alternatives that could result in changes to Ra Medical’s business strategy and future operations and was reviewing alternatives with the goal of maximizing stockholder value. Included in Ra Medical’s disclosure was that Ra Medical could undertake a business combination including a company sale, merger, asset sale, in-license, out-license, or other business transaction.

The Ra Medical Board met on May 26, 2022. Management provided the Ra Medical Board with updates on the Ladenburg process, including the status of a partner for a simultaneous sign and close transaction (as further described above and below), and reduction of cash burn to facilitate any strategic transaction. Management also discussed critical cash and financing items.

The Ra Medical Board met on June 3, 2022. Management provided the Ra Medical Board with updates on the Ladenburg process, including on potential partners for a strategic transaction and potential financing pathways. The Ra Medical Board also discussed and approved a reduction in force in order to preserve capital with the goal of maximizing the opportunities available to the Company during the Ra Medical Board’s review of strategic alternatives.

On June 6, 2022, the Ra Medical Board initiated a plan to reduce operating costs and better align its workforce with the needs of its ongoing business, reducing its workforce by immediately terminating approximately 65% of its full-time employees. The purpose of the reduction in force was to preserve capital with the goal of maximizing the opportunities available to Ra Medical during its Board’s review of strategic alternatives. Ra Medical also announced that it was continuing to review strategic alternatives with the goal of maximizing shareholder value and optimizing Ra Medical’s path forward.

As a result of the process to explore strategic options, Ladenburg contacted 48 companies regarding a potential transaction. Of the 48 companies originally targeted, 24 consisted of strategically aligned companies that could be potential acquirors or strategic partners of Ra Medical, and the remaining 24 parties were private medical technology companies that were potential reverse merger partners. Of the 48 counterparties, 27 were unresponsive to Ladenburg’s initial outreach and 13 parties formally passed on the opportunity to pursue further discussions at this stage. The majority of the strategically aligned counterparties who passed on the opportunity informed Ladenburg that they were not interested in bidding for Ra Medical’s assets until the company was at a commercial stage.

Ladenburg sent the remaining eight companies, including Catheter, process letters formally inviting them to bid on Ra Medical. The Company ultimately entered into confidentiality agreements with each of the eight companies, one of which was Catheter, on June 15, 2022. The confidentiality agreements contained a standstill provision of up to 18 months and other customary provisions intended to protect Ra Medical’s confidential information and market integrity. Four of these eight companies became unresponsive following execution of a confidentiality agreement and receipt of the process letter. The four other companies, including Catheter, as well as the one additional interested party that Ra Medical was separately and independently engaged in discussions with that did not involve Ladenburg, expressed potential interest in either acquiring Ra Medical or some or all if its assets or pursuing a reverse merger, one of which ultimately submitted a draft proposal. The Board of Directors, through Ladenburg and/or Ra Medical management, conducted preliminary discussions with these interested parties, though such discussions with the interested parties other than Catheter did not advance further for a variety of reasons, including: the desire for results from the ongoing atherectomy clinical trial prior to offering a term sheet; issues internal to the interested party itself that were unrelated to the evaluation of Ra Medical’s business; concerns around the costs and timeline associated with regulatory approvals and commercialization for Ra Medical’s products; the early stage developmental nature of Ra Medical’s lithotripsy asset; and the financial limitations of the interested party who submitted the proposal to negotiate and consummate a transaction with Ra Medical or to fund Ra Medical’s pipeline. After reviewing the relative merits of each of these potential strategic alternatives and given that Catheter was the only viable interested party that resulted from the strategic process, the Board of Directors determined that a potential transaction with Catheter offered the most likely and greatest opportunity from the strategic review process for the Company to enhance stockholder value. Following this determination by the Company’s Board of Directors, the Company’s senior management and its financial advisors engaged in expanded and more detailed discussions with Catheter.

On June 9, 2022, Ra Medical, through Ladenburg, received an initial proposed term sheet from Catheter, which, among other matters, included: structuring the transaction as a simultaneous sign-and-close reverse merger transaction; contemplated the issuance of non-voting convertible Preferred Stock to the securityholders of Catheter as the proposed merger consideration which feature, based on prior simultaneous sign and close transactions negotiated by Ladenburg and guidance from outside advisors, was required in order to permit a simultaneous sign and close; provided that the combined company board of directors consist of such number of members to be agreed upon by the parties, in compliance with NYSE American requirements, but that Ra Medical board members retain the majority of the pro-forma combined company board positions in order to permit a simultaneous sign and close merger transaction; allocated relative valuations between Catheter and Ra Medical of $60 million, which value roughly equaled Catheter’s last post-money valuation following its last round of equity financing, and $12 million, which value roughly approximated Ra Medical’s market capitalization as of such time, respectively, such that Catheter securityholders and existing Ra Medical stockholders would respectively hold approximately 83.3% and 16.7% of the combined company following the proposed merger (calculated via the treasury stock method); provided for Ra Medical’s valuation to be increased in an amount equal to any proceeds received from the sale of legacy Ra Medical assets prior to the closing of the proposed merger as Catheter did not intend to, nor did it want to, retain any portion of Ra Medical’s existing business (provided that the Ra Medical Board intended to continue to maintain its existing intellectual property rights and regulatory clearances as an alternative to the proposed merger); a minimum net cash closing condition of $1 million; and for Ra Medical to obtain financing of at least $10 million through a public follow on offering. On June 12, 2022, representatives of Ra Medical and Catheter had an initial call regarding a proposed merger between the parties.

At a meeting of the Ra Medical Board held on June 14, 2022, with members of management and representatives of Ladenburg and Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), outside counsel to Ra Medical, present, the Ra Medical Board discussed the draft term sheet received from Catheter. The Ra Medical Board also discussed the strategic, financial and operational challenges of operating Ra Medical’s business given the company’s financial position and overall current and expected future financial market conditions. The Ra Medical Board also discussed the risks and challenges facing Ra Medical as a result of its cash burn levels and declining cash position. In addition, the Ra Medical Board also discussed and reviewed the wind down and liquidation scenarios as well as other strategic alternatives that they may be available to Ra Medical, including alternatives to a winddown and liquidation scenario, such as entering into a business combination transaction with Catheter or another company, each with a view towards seeking the best alternative for enhancing value for Ra Medical stockholders. Following discussion, the Ra Medical Board concluded that it was in the best interests of stockholders for Ra Medical to explore pursuing a proposed merger with Catheter and instructed management to renegotiate certain provisions of the term sheet, including a reduction in the enterprise valuation of Catheter, removing the $10 million financing condition, and retaining the upwards adjustment to Ra Medical’s valuation in the event of a sale of the legacy assets prior to closing of the proposed merger. The Ra Medical Board directed Ra Medical management to negotiate the requested revisions with Catheter and to execute the term sheet thereafter. On June 14, 2022, Catheter and Ra Medical entered into a Confidentiality Agreement. On June 15, 2022, Ra Medical and Ladenburg discussed needed revisions to the Catheter term sheet. On June 17, 2022, Catheter, through Ladenburg, delivered a revised term sheet to Ra Medical, which included removing the $10 million follow on financing condition, as well as increasing the net cash closing condition from $1 million to $5 million and correspondingly reducing the valuations for Catheter and Ra Medical to $50 million for Catheter, which value roughly approximated a discounted value to Catheter’s last post-money valuation following its last round of equity financing, and $10 million for Ra Medical, which value was reduced in exchange for the modification or elimination of certain closing conditions of the proposed merger, such as the financing condition, respectively, such that Catheter securityholders and existing Ra Medical stockholders would respectively hold approximately 83.3% and 16.7% of the combined company following the proposed merger (calculated via the treasury stock method). On June 18, 2022, Ra Medical and Catheter entered into the Summary of Proposed Terms (the “Term Sheet”) providing, among other terms, that Ra and Catheter would exchange information confidentially regarding a potential strategic transaction and a preliminary outline of the terms of the proposed merger, and that the parties would negotiate a potential strategic transaction exclusively for a 30-day period following the execution of the Term Sheet, dated June 18, 2022. The terms of exclusivity were determined to be standard for a transaction of this nature and therefore acceptable to Ra Medical in light of both the absence of any other interested party resulting from the strategic process conducted by Ladenburg as well as the ability for Ra Medical to sell or license its legacy assets while under exclusivity.

On June 22, 2022, Ra Medical, Catheter, and representatives of each of Ladenburg, Arnall Golden Gregory LLP (“AGG”), outside counsel to Catheter, and WSGR attended an introductory call regarding the proposed merger. On June 28, 2022, Ra Medical received initial diligence materials from Catheter, including its organizational documents, its historical financial statements, and a current capitalization table.

On June 24, 2022, the Ra Medical Board met to discuss the status of the proposed merger with Catheter and the proposed warrant repricing being proposed by Ladenburg in order to increase the likelihood that Ra Medical had sufficient cash to meet the proposed merger closing conditions set forth in the Term Sheet . At the meeting, the Ra Medical Board reviewed the proposed terms of a warrant repricing financing and the progress of the proposed merger with Catheter. The Ra Medical Board directed management to finalize and execute an engagement letter with Ladenburg relating to a warrant repricing offering and to continue negotiating the proposed merger with Catheter.

On June 29, 2022, Ra Medical management began discussions with Objective Valuation, LLC (“Objective”) regarding engaging Objective to be its financial advisor solely with respect to providing to the Ra Medical Board an opinion regarding the fairness to Ra Medical, from a financial point of view, of the potential merger. The Ra Medical Board agreed with Ra Medical management’s decision to engage Objective to prepare the fairness opinion instead of Ladenburg due to the significant reduction in cost to deliver the fairness opinion as well as potential conflicts of Ladenburg that could impact its independence in providing a fairness opinion such as its engagements and potential fees related to multiple financing transactions and brokering the merger transaction with Catheter.

On July 4, 2022, WSGR provided an initial draft of the merger agreement to Catheter and AGG.

On July 5, 2022, David Jenkins of Catheter provided an update on Catheter and its technologies to the Ra Medical Board. The presentation was followed by a Q&A session. Also on July 5, 2022, Ra Medical announced that it had received U.S. Food and Drug Administration 510(k) clearance for its DABRA 2.0 catheter as part of the DABRA Excimer Laser System, and that the Ra Medical Board was still evaluating its strategic alternatives to optimize Ra Medical’s paths forward. The Ra Medical Board and its management continued to pursue a sale or license of Ra Medical’s legacy assets as permitted under the Term Sheet and in light of Catheter’s continued disinterest in the legacy business or legacy assets, since the regulatory clearance to market and sell the DABRA 2.0 catheter would be expected to provide additional value, and were important for purposes of maintaining an alternative to the merger transaction.

On July 8, 2022, the Ra Medical Board met to discuss the status of the proposed merger with Catheter, including the current timeline, ongoing workstreams, conversations with the NYSE American exchange regarding the proposed simultaneous sign and close merger structure, status of the draft merger agreement and related matters. The Ra Medical Board also discussed the status of a potential warrant repricing offering and the impact that the financing would have on consummating the proposed merger with Catheter.

On July 12, 2022, AGG provided a revised draft of the merger agreement to Ra Medical and WSGR. The revised draft proposed that the board of directors of the combined company remain at five directors with David Jenkins being appointed to the board of directors as its Executive Chairman at closing with four current Ra Medical directors remaining so that Ra Medical board members would retain a majority of the pro-forma combined company board positions, which was required in order to permit a simultaneous sign and close under NYSE American rules. Also, on July 12, 2022, Ra Medical management engaged Objective to be Ra Medical’s financial advisor solely with respect to providing an opinion to the Board regarding the fairness to Ra Medical, from a financial point of view, of the potential merger. Ra Medical’s management decision to retain Objective was driven in part by Objective being able to deliver the fairness opinion at a significantly reduced cost compared to Ladenburg, which would reduce transaction expenses and therefore increase the available “net cash” available to satisfy the then existing net cash closing condition; and also to have the fairness opinion delivered by an independent party who did not have a financial interest in the Company as Ladenburg had due to fees that it had received and would be entitled to receive as a result of being the financial advisor for multiple financing transactions and brokering the merger transaction with Catheter.

On July 13, 2022, Ra Medical, through Hogan Lovells US LLP (“Hogan Lovells”), its outside counsel with respect to the Settlement Agreement (the “Settlement Agreement”)5 and Corporate Integrity Agreement (“Corporate Integrity Agreement”) associated with Ra Medical’s settlements with the United States Department of Justice, the Office of the Inspector General (“OIG”) of the Department of Health and Human Services and the participating states, contacted OIG regarding the proposed merger with Catheter and requested from DOJ a reduction or waiver of the change of control fees in the Settlement Agreement, and requested a determination by OIG that Catheter would not be subject to the requirements of the Corporate Integrity Agreement as a result of the proposed merger transaction. For more details regarding the Settlement Agreement see the section of or Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022 entitled “Legal Proceedings – Settlement Agreements with the Department of Justice and Participating States” and for more details on the Corporate Integrity Agreement, see the risk factor entitled “We are required to devote significant resources to complying with the terms and conditions of our Corporate Integrity Agreement and, if we fail to comply, we could be subject to penalties or, under certain circumstances, excluded from government healthcare programs, which would materially adversely affect our business.” located on page 44 of this proxy statement.

During July 15 through August 9, 2022, representatives of WSGR, with input from the Ra Medical Board and Ra Medical management, and Catheter’s representatives and its outside counsel AGG, exchanged drafts and participated in discussions regarding the terms of the draft merger agreement and related documents. The items negotiated with respect to the draft merger agreement and related documents included, among other things: the representations and warranties to be made by the parties; conditions precedent to closing, including resolution of the outstanding putative securities class action complaint previously disclosed, amendments to the Settlement Agreement and Corporate Integrity Agreement, including any potential payment obligations that may arise as a result of the proposed merger, the definitions of material adverse effect; the conditions to completion of the proposed merger; the determination of Ra Medical’s net cash balance at closing; the manner by which Ra Medical would issue shares of Ra Medical common stock to Ra Medical’s equityholders as consideration for the proposed merger; the composition of the board of directors and executive management team of the post-closing company; the remedies available to each party under the draft merger agreement; and which equityholders of each of the parties would be required to execute support agreements and lock-up agreements concurrent with the execution of a definitive merger agreement.

On July 18, 2022, Ra Medical announced that it had hired Brian Conn as interim Chief Financial Officer in order to assist the Ra Medical Board in continuing to assess strategic alternatives with the goal of maximizing value for Ra Medical’s stockholders.

On July 19, 2022, the Ra Medical Board met to discuss the status of the proposed merger and the need to obtain additional financing for the company. The Ra Medical Board discussed in depth the terms of a proposed warrant repricing that would provide additional cash for the company in order to increase the likelihood that Ra Medical would have sufficient cash to meet the proposed merger closing conditions set forth in the Term Sheet and progress the proposed merger negotiations with Catheter.

On July 22, 2022, Ra Medical issued a press release announcing the Term Sheet. Ra Medical also announced that it had consummated a warrant repricing transaction (the “Warrant Offering”) pursuant to which it raised approximately $6.2 million in proceeds, in anticipation of enabling Ra Medical to consummate the proposed merger transaction with Catheter.

During the week of July 25, 2022, Ra Medical and a counsel for OIG had a call regarding the Catheter merger transaction and Ra Medical’s request for a determination that Catheter would not be subject to the requirements of the Corporate Integrity Agreement as a result of the proposed merger transaction.

On August 1, 2022, the Ra Medical Board met and was provided a status update regarding the conditions precedent to signing and closing the proposed merger with Catheter.

On August 2, 2022, representatives of Ra Medical began discussions with Ladenburg regarding a potential “at-the-market” offering that would, in addition to the warrant repricing, provide additional cash for Ra Medical in order to enable Ra Medical to consummate the proposed merger with Catheter.

On August 8, 2022, the Ra Medical Board, including representatives of Objective, met to discuss the proposed merger and the related draft merger agreement. Representatives of WSGR discussed the terms of the proposed merger, including the Board’s fiduciary duty considerations, and updated terms and conditions to consummation of the proposed merger. Representatives of Objective discussed the fairness of the proposed merger transaction and the applicable considerations and assumptions, qualifications, limitations and other matters underlying the fairness opinion being delivered to the Ra Medical Board in respect of the proposed merger transaction, including projected recovery and timing thereof to equity holders if Ra Medical wound down its operations. The Ra Medical Board continued its discussion of the proposed merger transaction and the relevant benefits and challenges with respect to maintaining the current proposed merger structure and timing or switching to an alternative structure and timeline.

On August 9, 2022, Ra Medical became aware that it was unlikely to satisfy certain conditions precedent to closing of the proposed merger which had been negotiated with Catheter, including the execution of an amendment to the Settlement Agreement with the United States Department of Justice and the participating states intended to reduce a payment that would become payable upon a change of control, which would cause the net cash closing condition and the initial listing standards with the NYSE American to be unsatisfied at the closing of the proposed merger. On the same day, Ra Medical notified Catheter regarding the recent developments related to the inability to satisfy the conditions precedent to closing of the proposed merger.

On August 11, 2022, the Ra Medical Board met in the morning to discuss the latest communications relating to revising the Settlement Agreement. The Ra Medical Board discussed several alternative paths for Ra Medical, either as potential revisions to the proposed merger structure with Catheter, as well as options distinct from the proposed Catheter merger, and the potential stockholder value that could result from the various alternatives. The Ra Medical Board held a second meeting on the evening of August 11, 2022, to discuss the ongoing negotiations with Catheter in order to provide a path forward for a proposed merger under revised terms in light of the inability to modify the terms of the Settlement Agreement. Ra Medical continued to negotiate with Catheter during this period.

From August 9, 2022 through August 14, 2022, Ra Medical consulted with its outside counsel at Hogan Lovells US LLP, as well as representatives of WSGR, regarding the recent feedback from the United States Department of Justice and the participating states regarding modification of the Settlement Agreement. The Ra Medical Board met on August 14, 2022 to discuss the implications, based on feedback from legal counsel, for proceeding under the current terms of the proposed merger with Catheter and potential revisions to the proposed merger terms, including the possibility of attempting to raise funds, in order to satisfy a revised net cash closing condition and the initial listing standards with the NYSE American.

On August 12, 2022, OIG sent a letter to Ra Medical to inform Ra Medical that based on the information provided to the OIG, and conditioned on the transaction occurring as represented to the OIG, the OIG had determined that Catheter would not be subject to the requirements of the Corporate Integrity Agreement following the closing of the merger transaction.

On August 16, 2022, the Ra Medical Board met to discuss and approve a proposed reverse stock split intended to maintain its listing on the NYSE American following the proposed merger transaction and to enable Ra Medical to satisfy the proposed merger closing conditions or make Ra Medical more attractive for future strategic transactions. The Ra Medical Board also discussed, and thereafter approved (based on recommendations from outside advisors) amending Ra Medical’s bylaws to reduce the quorum requirement from a majority of the voting power of the Ra Medical stock issued and outstanding and entitled to vote, present in person or represented by proxy, to one third (1/3) of the voting power of the shares present in person or represented by proxy, and also to reduce the stockholder approval threshold for proposals subject to stockholder approval from an affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter to an affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and casting votes affirmatively or negatively on the subject matter, which was approved by the Ra Medical Board in order to address the voting complexities associated with having a larger retail stockholder base. On August 17, 2022, Ra Medical filed a Current Report on Form 8-K disclosing the amendments to the bylaws.

On August 19, 2022, the Ra Medical Board filed a preliminary proxy statement seeking stockholder approval to issue the shares underlying the warrants issued in the Warrant Offering and to effect a reverse stock split.

On August 26, 2022, Ra Medical and Ladenburg entered into a formal engagement letter regarding an at-the-market offering.

On August 27, 2022, representatives of Ra Medical, Catheter, Ladenburg and their respective outside counsels attended a meeting to discuss a revised proposed merger timeline, structure, closing conditions and economic terms.

On August 29, 2022, the Ra Medical Board, with David Jenkins of Catheter and representatives of Ladenburg and WSGR present, reviewed a presentation by Catheter and Ladenburg regarding potential revised terms to the proposed merger transaction (including revisions to: the merger structure, the type of merger consideration, the economic terms and the closing conditions (such as the net cash closing requirement)), the plans for the go forward combined company, and a comparison of stockholder value generated or retained in respect of the proposed Catheter merger versus other alternatives, including a liquidation of the company. The parties also discussed how revising the merger structure from a simultaneous sign and close transaction to a sign and then close transaction with an interim pre-closing period would provide Ra Medical with an opportunity to seek a solution to address the unmodified change of control payment associated with the Settlement Agreement, such as fundraising, during the interim pre-closing period following entry into the merger agreement. The parties also discussed changing the type of merger consideration to be issued to Catheter securityholders from non-voting convertible preferred stock to voting common in order to facilitate the revised merger structure as there was no compelling reason to issue the merger consideration in the form of non-voting convertible Preferred Stock instead of shares of standard common stock under a traditional reverse merger structure. The parties also reviewed the impact that a change in the type of merger consideration would have on the accounting treatment for the transaction such that Catheter would be deemed to be the accounting acquiror at the closing of the merger instead of Ra Medical and that, as a result, the previously negotiated $5 million “net cash” condition at the closing of the merger would not satisfy the applicable listing standards under the NYSE American necessary for the reverse merger transaction to be approved. Accordingly, the parties discussed increasing the “net cash” closing condition to be at least $8 million in order to satisfy the applicable listing standards. The parties further reviewed a potential financing strategy to address the increased “net cash” closing condition and also to pay the change of control payment under the Settlement Agreement in which Ra Medical would raise at least $9 million in new capital through one or more financings. Ra Medical further sought an increase to its enterprise valuation from $10 million to $13 million to reflect that it was raising sufficient funds to address and pay the change of control payment and meet the increased “net cash” closing condition. On the same day, Ra Medical filed a definitive proxy statement seeking stockholder approval to issue the shares underlying the warrants issued in the Warrant Offering and to effect a reverse stock split.

On August 30, 2022, Ra Medical received informal notice from the NYSE American that the exchange would be issuing a low price deficiency letter. On the same day, Ra Medical, Ladenburg, and their respective outside counsels attended an organizational meeting for the at-the-market offering. On August 31, 2022, Ra Medical received formal notice from the exchange in the form of a deficiency letter indicating that Ra Medical was not in compliance with the NYSE American continued listing standards because its shares of common stock have been selling for a substantial period of time at a low price per share.

On September 1, 2022, WSGR provided a revised draft of the merger agreement to Catheter and its outside legal counsel, AGG. The revised merger agreement reflected, among other changes: revision of the structure from a simultaneous “sign and close” to a transaction providing for an interim period between signing and closing in which the conditions to closing needed to be satisfied in order to consummate the proposed merger; the issuance of Ra Medical voting common stock as the entire proposed merger consideration to Catheter securityholders in lieu of the issuance of any non-voting convertible Preferred Stock; an increase to Ra Medical’s net cash closing condition from $5 million to $8 million; and the modification of closing conditions related to the Settlement Agreement and Corporate Integrity Agreement. The modifications to the draft merger agreement were consistent with the revised merger terms previously discussed between the parties that were primarily intended to provide Ra Medical with the opportunity to find a solution to address the unadjusted change of control payment under the Settlement Agreement.

On September 2, 2022, representatives of Ra Medical, Catheter, Ladenburg and their respective outside counsels attended a meeting regarding status of the draft merger agreement and timeline to sign. Later on the same day, the Ra Medical Board met to discuss, review and approve commencing an at-the-market offering in order to provide additional cash for Ra Medical to satisfy the increased net cash closing condition. Following approval by the Ra Medical Board, Ra Medical and Ladenburg, as sales agent, entered into an At Market Sales Issuance Agreement and filed a prospectus supplement enabling Ra Medical to sell up to $7.6 million worth of securities. On the same day, Ra Medical disclosed that: it had entered into the At Market Sales Issuance Agreement; received the price deficiency letter from NYSE American; and that it had completed its reduction in force on September 2, whereby an additional 20% of Ra Medical’s employees were terminated, with the purpose of the reduction being to preserve capital with the goal of maximizing the opportunities available to Ra Medical in furtherance of the Board’s review of strategic alternatives.

During the period from September 3, 2022 through September 8, 2022, Ra Medical, Catheter, and their respective counsels reviewed and negotiated the draft merger agreement, which resulted, among other changes, in Ra Medical receiving an upwards adjustment in its valuation to the extent that net cash at closing exceeded $8 million.

On September 8, 2022, the Ra Medical Board, with Ra Medical management and representatives of Objective and WSGR, as outside counsel, in attendance, met to review, discuss and approve the definitive merger agreement. Representatives of WSGR provided an overview of the fiduciary duties owed by the directors to the stockholders of Ra Medical in connection with the contemplated proposed merger. The Ra Medical Board also received an overview of the transaction structure and discussed the key terms of the transaction, including the exchange ratio, closing conditions, termination rights, net cash requirements and other significant terms, as well as material changes from the last significant iteration of the merger agreement and recent developments relating to Ra Medical. Representatives of Objective then gave a presentation to the Ra Medical Board regarding the financial analysis of the proposed transaction conducted by Objective, including the analyses and inquiries conducted by Objective regarding the valuation of Ra Medical, Catheter and the combined company. Representatives of Objective then rendered the oral opinion of Objective, which was confirmed by the delivery of a written opinion dated September 8, 2022, to the Ra Medical Board that Ra Medical’s issuance of its common stock in connection with the proposed merger to the debt and equity holders of Catheter, which in the aggregate represented approximately 80.0% of the voting and economic interests of Ra Medical, was fair to Ra Medical from a financial point of view (as more fully described in the section entitled “—Opinion of Objective” beginning on page 127 of this proxy statement). The Ra Medical Board then further reviewed and discussed the proposed merger transaction and thereafter approved the definitive merger agreement and Ra Medical’s entry into the merger agreement.

On September 9, 2022, the parties executed the merger agreement, the stockholder support agreements and the lock-up agreements.

On the morning of September 12, 2022, prior to the opening of trading on the NYSE American market, Ra Medical and Catheter issued a joint press release announcing entry into the merger agreement. Ra Medical filed a Current Report on Form 8-K disclosing the merger agreement.

On October 17, 2022, Ra Medical completed the at-the-market offering, raising net proceeds of approximately $7.4 million after deducting sales commissions.

Ra Medical expects that it will need to raise $2,000,000 to $3,000,000 in additional funds to meet the current $8,000,000 “net cash” closing condition.

Ra Medical’s Reasons for the Merger; Additional Factors and Risks Considered by the Ra Medical Board; Recommendations of the Ra Medical Board of Directors

In the course of its evaluation of the merger, the merger agreement and related agreements, the Ra Medical Board held numerous meetings, consulted with Ra Medical management, its legal counsel and its financial advisors and reviewed a significant amount of information and, in reaching its decision to approve the merger and the merger agreement, the Ra Medical Board considered a number of factors, including, among others, the following factors:

•

Ra Medical’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives, the amount of capital that would need to be raised as well as the potential cost of that capital, the impact on current shareholders and the impact on the ability to raise capital in the future, as well as the risks of accomplishing those objectives;

•

Ra Medical’s business and financial prospects if it were to remain an independent company and the Ra Medical Board’s determination in March 2022 that there was substantial doubt regarding Ra Medical’s ability to continue as a going concern until commercialization or licensing of its technologies and that Ra Medical needed to enter into an agreement with a strategic partner for many reasons including to enhance the possibility of continued funding and to support Ra Medical to a point where its technology and assets could be commercialized or licensed, or otherwise sold;

•

the possible alternatives to the merger, the range of possible benefits and risks to the Ra Medical stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the Ra Medical Board’s assessment that the merger presented a superior opportunity to such alternatives for Ra Medical stockholders, including (i) continuing to focus Ra Medical’s resources on the Ra Medical’s legacy DABRA laser and single use catheter, or the DABRA system, and its pursuit of an atherectomy indication for use for the DABRA system, (ii) downsize Ra Medical and focus solely on the company’s lithotripsy efforts and (iii) a liquidation of Ra Medical and the distribution of any available cash;

•

the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Ra Medical’s public company structure with Catheter’s business to raise additional funds in the future, if necessary;

•

the ability of Ra Medical stockholders to participate in the future growth potential of the combined company following the merger, which will be focused on developing and commercializing novel technologies and solutions to improve the lives of patients with cardiac arrhythmias under the leadership of a world-class team with decades of medical device industry experience and a history of leading medical device companies to a point of commercialization and acquisition;

•

the process undertaken by the Ra Medical Board in connection with pursuing a strategic transaction, the results of discussions with third parties relating to a variety of strategic transactions and the terms and conditions of the proposed merger, in each case considering the current market dynamics;

•

current financial market conditions, including the impact of the novel coronavirus 2019 pandemic (“COVID-19”) on global financial markets, and historical market prices, volatility and trading information with respect to Ra Medical common stock;

•

the potential for obtaining a superior offer from an alternative purchaser considering the other potential strategic buyers previously identified and contacted by or on behalf of Ra Medical and the risk of losing the proposed transaction with Catheter;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations;

•	the negotiated right of Ra Medical to sell certain legacy assets prior to the closing of the merger and have the proceeds added to Ra Medical’s enterprise value;

•

the financial analysis presented by Objective to the Ra Medical Board on September 8, 2022 and Objective’s opinion, dated September 8, 2022, to the Ra Medical Board that, as of such date, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations outlined in such opinion, the merger consideration was fair from a financial point of view, to the holders of Ra Medical common stock (as more fully described in the section titled “—Opinion of Objective”);

•

the risks and delays associated with, and uncertain value and costs to Ra Medical stockholders of, liquidating Ra Medical, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of the timing of the release of cash until contingent liabilities are resolved;

•

the fact that the liquidation of Ra Medical would result in a payment of between $3.50 and $4.00 per share of Ra Medical common stock (taking into account the right of those outstanding warrants which have a right to participate in any distribution by the Company to its stockholders), representing between $4.00 and $3.50 less per share than the value of the equity split on a per share basis at close on September 6, 2022, estimated on Ra Medical’s projected liabilities and cash burn rate through the applicable liquidation date, meaning that the closing of the proposed merger with Catheter had a greater likelihood of resulting in a higher value and near-term return for Ra Medical stockholders as opposed to a potentially drawn-out winddown and liquidation of the Company;

•

Ra Medical’s potential inability to maintain its listing on NYSE American without completing the merger due to the likelihood that the Company would be unable to meet the continued listing standards of the exchange in the absence of significant capital on acceptable economic terms, and that there was a high likelihood that sufficient capital would not be available on acceptable terms; and

•	the likelihood that the merger would be consummated.

In the course of its deliberations, the Ra Medical Board also considered, among other things, the following additional factors:

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on Ra Medical’s business and stock price;

•	the challenges inherent in the combination of the two divergent businesses of the size and scope of Ra Medical and Catheter;

•	the substantial fees and expenses associated with completing the merger, including the costs associated with any related litigation; and

•

the risk that the merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Ra Medical as a standalone company because of such failure or delay, and that a more limited range of alternative strategic transactions may be available to Ra Medical in such an event and its likely inability to raise additional capital through the public or private sale of equity securities.

Although this discussion of the information and factors considered by the Ra Medical Board is believed to include the material factors considered by the Ra Medical Board, it is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the merger and the complexity of these matters, the Ra Medical Board did not find it practicable to and did not quantify or attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger and the merger agreement are advisable and in best interests of Ra Medical and Ra Medical stockholders. In addition, the Ra Medical Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Ra Medical Board, but rather the Ra Medical Board conducted an overall analysis of the factors described above, including discussions with and questioning of Ra Medical management, WSGR, Objective, and Ladenburg.

Catheter’s Reasons for the Merger

In the course of reaching its decision to approve the merger, the Catheter Board consulted with its senior management, advisors and legal counsel, reviewed a significant amount of information and considered numerous reasons and factors:

•

Catheter’s need for capital to support the development of its products and proposed products and the potential to access public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a privately-held company;

•

the value offered to Catheter’s stockholders pursuant to the merger would be more favorable to Catheter’s stockholders than the potential value that might reasonably be expected to result from remaining as an independent company or attempting to seek a different strategic transaction;

•

Catheter’s recurring losses and net capital deficiency that raise substantial doubt regarding Catheter’s ability to continue as a going concern, requiring Catheter to raise additional capital to continue to support its operations at its current cash expenditure levels;

•	providing opportunities for potential future buy-and-build strategic acquisitions and partnerships that would not be available to Catheter as a standalone company;

•

the potential for the combined company’s larger market capitalization to attract additional institutional investors and increase visibility to analysts and generally offer the ability to attract heightened investor attention, which would then have a favorable impact on stockholder liquidity and stock value;

•	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;

•

the willingness of holders of Secured Convertible Promissory Notes issued by Catheter (the “Catheter Notes”) to convert their notes into shares of Ra Medical common stock pursuant to the terms described in the merger agreement;

•	the expectation that the merger would be a more time- and cost-effective means to access capital than other options considered;

•

the availability of appraisal rights under the DGCL to holders of Catheter’s capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Catheter capital stock as determined by the Delaware Court of Chancery;

•	the terms and conditions of the merger agreement, including, without limitation, the following:

•

the expectation that the merger will qualify as a transaction described under Section 368(a) of the Code for U.S. federal income tax purposes, with the result that Catheter’s stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Catheter common stock for Ra Medical common stock pursuant to the merger; and

•

the belief that the other terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction.

The Catheter Board also considered a number of uncertainties and risks in deliberations concerning the merger and the related contemplated transactions, including the following:

•

the risk that the merger might not be completed in a timely manner, or at all, and the potential adverse effect of the failure to complete the merger on the ability of Catheter to obtain financing in the future;

•	the additional public company expenses and obligations that Catheter’s business will be subject to following the merger to which it has not been previously subject;

•	the potential risk of liabilities that may arise post-closing;

•	the risk that the combined company may not be able to realize fully, or at all, the potential benefits of the combination;

•

the highly competitive nature of the companies’ industry, expected budgetary restrictions and difficult economic conditions, which heighten the potential risks of failure of a successful integration of the two businesses, or expected cost reductions;

•	the risk of market confusion and potential delay or loss of orders;

•	the risk of potential management and employee disruption;

•	the adverse impact of non-cash charges for the amortization of good will and other intangibles as a result of the merger;

•	the substantial charges to be incurred in connection with the merger, including transaction expenses and the costs of integrating the two businesses; and

•	various other risks associated with Catheter and the merger, including the risks described in the section entitled “Risk Factors” beginning on page 32 of this proxy statement.

The foregoing reasons and factors considered by the Catheter Board are not intended to be exhaustive but are believed to include all of the material reasons and factors considered by the Catheter Board. In view of the wide variety of reasons and factors considered in connection with its evaluation of the merger and the complexity of these matters, the Catheter Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these reasons and factors. In considering the reasons and factors described above, individual members of the Catheter Board may have given different weight to different reasons and factors. The Catheter Board conducted an overall analysis of the reasons and factors described above, including thorough discussions with, and questioning of, Catheter’s management and Catheter’s legal advisors, and considered the reasons and factors overall to be favorable to, and to support, its determination.

Certain Ra Medical Management Unaudited Prospective Financial Information

As a matter of course, Ra Medical does not publicly disclose long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with its evaluation of the merger, Catheter provided Ra Medical certain unaudited, non-public financial projections for the years ending 2022 to 2032, which had been prepared by Catheter management. The projections were provided to Ra Medical management, the Ra Medical Board and Ra Medical’s financial advisor, Objective. Ra Medical’s management, with the assistance of Objective, then revised those models based on sensitivity analyses and on discussions with and materials provided by Catheter to Ra Medical management (the “Ra Medical management Catheter projections”). While Catheter provided the base model and information regarding the assumptions underlying the projections, the Ra Medical management Catheter Projections were ultimately prepared and finalized by Ra Medical’s management without Catheter’s input or assistance. A summary of the Ra Medical management Catheter projections is set forth below. The Ra Medical management Projections constitute forward looking statements. See “Cautionary Information Regarding Forward-Looking Statements” beginning on page 111 of this proxy statement.

The inclusion of the Ra Medical management Catheter projections should not be deemed an admission or representation by Ra Medical, Objective or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such projections. The Ra Medical management Catheter projections are not included to influence your views on the merger but solely to provide stockholders access to certain non-public information prepared by Ra Medical management that was provided to the Ra Medical Board in connection with its evaluation of the merger and to Objective to assist with its financial analyses as described in the section titled “The Merger—Opinion of Objective” The information from the Ra Medical management Catheter projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Ra Medical and Catheter included or incorporated by reference in this proxy statement.

The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, Ra Medical management. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither Haskell & White LLP, Ra Medical’s auditor, nor WithumSmith+Brown, PC, Catheter’s auditor, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, neither Haskell & White LLP nor WithumSmith+Brown, PC expresses an opinion or any other form of assurance with respect thereto. The Haskell & White LLP report incorporated by reference in this proxy statement relates to Ra Medical’s previously issued financial statements. The report of Haskell & White LLP does not extend to the unaudited prospective financial information contained in the Ra Medical management Catheter projections and should not be read to do so.

The Ra Medical management Catheter projections were prepared solely for internal use and in connection with Objective’s work and are subjective in many respects. As a result, these Ra Medical management Catheter projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Ra Medical believes its assumptions about Catheter to be reasonable, all financial projections are inherently uncertain, and Ra Medical expects that differences will exist between actual and projected results. Although presented with numerical specificity, the Ra Medical management Catheter projections reflect numerous variables, estimates, and assumptions made by Ra Medical management at the time they were prepared, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Ra Medical’s control. In addition, the Ra Medical management Catheter projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Ra Medical management Catheter projections will prove accurate or that any of the Ra Medical management Catheter projections will be realized.

The Ra Medical management Catheter projections included certain assumptions relating to, among other things, Ra Medical’s expectations, which may not prove to be accurate, based on information provided by Catheter relating to expected growth rates and net income (loss) for the Catheter business.

The Ra Medical management Catheter projections are subject to many risks and uncertainties and you are urged to review the section titled “Risk Factors” beginning on page 32 of this proxy statement for a description of risk factors relating to the merger and Catheter’s business. You should also read the section titled “Cautionary Information Regarding Forward-Looking Statements” beginning on page 111 of this proxy statement for additional information regarding the risks inherent in forward-looking information such as the Ra Medical management Catheter projections. Ra Medical management Catheter projections that were derived or extrapolated from projections provided by Catheter’s management were not reviewed or passed upon by Catheter management, its board of directors or its advisors.

The inclusion of the Ra Medical management Catheter projections herein should not be regarded as an indication that Ra Medical, Objective or any of their respective affiliates or representatives considered or consider the Ra Medical management Catheter projections to be necessarily indicative of actual future events, and Ra Medical management Catheter projections should not be relied upon as such. The Ra Medical management Catheter projections do not take into account any circumstances or events occurring after the date they were prepared. Ra Medical does not intend to, and disclaims any obligation to, update, correct, or otherwise revise the Ra Medical management Catheter projections to reflect circumstances existing or arising after the date the Ra Medical management Catheter projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Ra Medical management Catheter projections are shown to be in error. Furthermore, the Ra Medical management Catheter projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. The statements set forth in this and the foregoing six paragraphs are “financial projection statements”.

In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Ra Medical management Catheter projections.

The following table, which is subject to the financial projection statements above, presents a selected summary of the unadjusted Ra Medical management Catheter projections that were made available to the Ra Medical Board and Objective, and do not take into account any post-merger impacts, including any payments that may be owed to DOJ in the future upon the achievement of revenue targets or consummation of a change-in-control transaction.

The revenue projections originally provided by Catheter to Ra Medical assumed that sales would only be made in the EU and US markets over the next ten years. Industry growth data, specifically, Markets and Markets’ “Electrophysiology Market Global Forecast to 2027” Report Code: MD 3273, was used in first estimating total annual procedures in which the Vivo System can be used, as discussed at “Catheter’s Business-- Electrophysiology Market.” The growth rates for Catheter’s revenue projections with respect to the initial sales of the Vivo System were based on management’s experience in the industry. Using that experience, those sales were assumed to double from year to year. Currently there are no plans by management to enter markets other than the EU and US.

The projections also assumed that Vivo Systems will be sold evenly throughout each year, with a sales price of $40,000 in the US and $30,000 in the EU, and 75% of sales occurring in the US and 25% of sales in the EU. Once a Vivo System is sold, disposable revenue will also be generated with each procedure the Vivo System is used for. It is estimated that the Vivo System will initially be used four times per month starting the month following placement and then increase to five times per month beginning in 2024 and generate $1,500 per procedure in the US and $750 per procedure in the EU. In addition to the Vivo Systems and disposable revenue, Catheter will also be selling annual license fees for software upgrades of the Vivo Systems. The revenue projections include annual license fees for each Vivo System sold of $8,000 in the US and $4,000 in the EU beginning in the year after each system is sold. Also considered in the projections were the passage of time and how each VIVO system sold will allow for future sales of Catheter’s single-use disposable patches. For example, each VIVO System, once sold, is estimated to be used four times per month starting the month following placement, generating revenue for months and years into the future.

Catheter has assumed that it will redesign and update components of Amigo and receive FDA approval for it by 2028. The projections include revenues from Amigo beginning in 2028. The Amigo sales price is estimated to be $500,000, and it is estimated that it will be used in additional procedures resulting in additional disposable sales of $1,000 per procedure. In 2028, it is estimated that three Amigo units will be sold, with five units the following year, increasing gradually to 30 units in 2032.

The determination that the Closure Device in development would generate revenues of $1,500,000 in 2023 was based on regulatory personnel projections that the Closure Device’s regulatory approval is expected in 2nd quarter of 2023, with sales included in the projections beginning in 3rd quarter of 2023. Industry sources for market size, specifically, Market and Markets, as referenced above, estimate that the number of catheter ablations will reach 1,455,000 by 2022. This estimate was used to determine the projected growth rate for Closure Device sales of 100% annually through 2026 once regulatory approval is received, since each of these procedures is an opportunity for the Closure Device to be utilized. Projected revenue of the Closure Device for 2023 was based upon an estimated twenty hospitals using between 500 and 1000 units each. Each unit was assumed to sell at $150. For 2027 and beyond it is estimated that 60-80 additional hospitals will be contracted annually.

Catheter currently projects total 2022 revenue of $230,000 to $270,000. There are no assumptions for future acquisitions contained in the projections and no additional assumptions for regulatory approvals.

Catheter management provided Objective with three sets of financial projections, with varying scenarios in terms of product launches and timelines. Based on discussions with Catheter management, Objective used a five year projection model for years 2022 through 2026 that provided a conservative view of projected financial results, consistent with management’s plans in terms of product launches and timing. Objective adjusted the model for 2022 to include an estimated $1.5 million of non-recurring expenses that would be incurred post-closing as part of the transaction. The projections for the periods from 2023 to 2026 were provided by Catheter and were not modified by Objective.

For the purposes of the income approach, Objective extended management’s projections for the periods from 2027 to 2031 in order to obtain a ten year projection period and an estimate of normalized long term earnings. Objective then performed sensitivity analysis on these extended projections with varying growth rates and margins (high, base and low) with the base case receiving the most weighting. The results of operations and profits resulting from this extended model for 2027 to 2031 were then compared with, and found to be consistent, with Catheter management’s expectations at the time the valuation was prepared.

Catheter’s revenue projections for 2022 have been revised to be in the range of $230,000 to $270,000. Objective has informally confirmed that because the valuation under both the market and income approaches is substantially dependent on results over future years (which did not change), the difference between the projections used by Objective for 2022 and Catheter’s revised projections would have had a de minimis impact on the valuation analysis.

Catheter Precision Inc.

Income Statement Projections (in thousands)

	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Revenue	$3,030	$5,472	$12,890	$23,180	$34,770	$46,940	$56,327	$64,777	$71,254	$73,392
Cost of revenue	141	257	498	858	1,286	1,737	2,084	2,397	2,636	2,715

Gross profit	2,889	5,215	12,392	22,322	33,484	45,203	54,243	62,380	68,618	70,677
Gross margin	95%	95%	96%	96%	96%	96%	96%	96%	96%	96%
Operating expenses:
General and administrative	615	780	920	995	1,760	2,376	2,851	3,279	3,606	3,715
Research and development	1,936	1,537	1,767	2,032	3,867	5,220	6,264	7,204	7,924	8,162
Sales and marketing	2,200	2,985	5,036	7,976	9,675	13,061	15,673	18,024	19,826	20,421
Estimated one-time costs	1,500	—	—	—	—	—	—	—	—	—

Total operating expenses	6,251	5,302	7,723	11,003	15,302	20,657	24,788	28,507	31,356	32,298
EBIT	(3,362)	(87)	4,669	11,319	18,182	24,546	29,455	33,873	37,262	38,379
EBIT margin	-111%	-2%	36%	49%	52%	52%	52%	52%	52%	52%
Add: Depreciation and amortization	116	171	314	466	579	664	1,051	1,468	1,870	2,189
EBITDA	(3,246)	84	4,983	11,785	18,761	25,210	30,506	35,341	39,132	40,568
EBITDA margin	-107%	2%	39%	51%	54%	54%	54%	55%	55%	55%

Ra Medical Management Liquidation Analysis

At the direction of the Ra Medical Board, Ra Medical management considered the difference in value between the merger value per share versus a liquidation value on a per share basis. With regards to a liquidation value, Ra Medical management considered an appropriate measure of the implied equity value of Ra Medical common stock to be the amount of cash available for distribution to Ra Medical stockholders in an orderly liquidation of Ra Medical. Ra Medical management utilized the value ascribed to Ra Medical in the Catheter transaction of $12 million, calculated as $8 million in net cash expected at closing plus a $4 million premium or $5 per share and compared it to a liquidation value estimated by Ra Medical management of $8 million, assuming an orderly liquidation occurring in September 2022, or $3.50 per share. The difference between the merger value of $5 per share and the liquidation value per share of $3.50 represented a $1.50 per share difference. Ra Medical management’s analysis assumed a liquidation date of September 9, 2022 and that all wind-down costs would be paid in full, all remaining licenses would be terminated, employees would be retained to facilitate wind-down until liquidation date, all employee-related costs would be paid in full, and, to be conservative, that no funds would be retained in reserve for unknown or contingent liabilities. With the Ra Medical Board’s consent, Ra Medical management provided its liquidation analysis to Objective.

Opinion of Objective

Pursuant to an engagement letter dated July 12, 2022, the Board engaged Objective Valuation, LLC (“Objective”) to render an opinion, as to the fairness, from a financial point of view, to the Company of the Aggregate Consideration (as defined in the Opinion of Objective (as defined below)) to be paid by the Company in the proposed merger with Catheter.

On September 8, 2022, Objective orally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Objective’s written opinion to the Board on September 8, 2022 (the “Opinion of Objective”)) as to the fairness, from a financial point of view to the Company of the Aggregate Consideration to be paid by the Company in the merger pursuant to the merger agreement.

Objective’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view to the Company of the Aggregate Consideration to be issued by the Company in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Objective’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B and describes the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters considered by Objective in connection with the preparation of its opinion. However, neither Objective’s opinion, nor the summary of the opinion and the related analyses set forth in this proxy statement, constitute advice or a recommendation to the Board, any security holder or any other person as to how to act of vote or make any election with respect to any matter relating to the merger or otherwise.

Analysis and Inquiries

In connection with its opinion, Objective made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Objective performed the following:

•	reviewed a draft of the merger agreement and discussed its terms with the Board;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and Catheter made available by the Company and Catheter, and, in connection therewith, reviewed the financial and operating performance of companies with publicly traded equity securities that Objective deemed to be relevant;

•	reviewed the Company’s and Catheter’s audited financial statements for the years ended December 31, 2019, 2020, and 2021;

•	reviewed the Company’s and Catheter’s unaudited draft interim financial statements for the period ended June 30, 2022;

•	reviewed Catheter’s five and ten-year projections through December 31, 2032, prepared by management of the Catheter (the “Projections”);

•

reviewed the current economic conditions in general and for the Company’s and Catheter’s industry sector(s), based on discussions with the Company and Catheter, industry research, and certain research provided to Objective by the Company and Catheter;

•	compared the financial terms of the Transaction with the financial terms of certain other precedent transactions that Objective deemed relevant;

•	reviewed certain other publicly available financial data and historical trading prices for certain companies that Objective believed to be similar to the Company and Catheter.

Assumptions and limitations.

Objective relied upon and assumed (a) the accuracy and completeness of all financial and other information provided or otherwise discussed and reviewed, and (b) that there has been no material change in the assets, financial condition, business, or prospects of the Company or Catheter since the dates of the most recent financial statements. Objective was not asked to undertake, and has not undertaken, an independent verification of any information provided to or reviewed, nor has Objective been furnished with any such verification and Objective does not assume any responsibility or liability for the accuracy or completeness thereof. With respect to the Company’s and Catheter’s internal financial statements, the Projections, and related analyses, Objective relied upon and assumed, without independent verification, that all such documents have been reasonably prepared in accordance with standard industry practice and reflect the best currently available estimates and judgments of the senior management of Catheter and the Company. Objective assumes no responsibility for, and expresses no view as to, any such projections or estimates or the assumptions on which they are based. Furthermore, Objective assumed that the amounts and timing of estimated revenues and cash flows in the Projections are reasonable and will be realized in accordance with such estimates. Objective further relied upon the assurances of the managements of Catheter and the Company that they are not aware of any facts that would make the financial statements, the projections, and other information provided with them inaccurate, incomplete, or misleading.

Objective relied upon and assumed, without independent verification, that (a) that the final form of the merger agreement will not differ in any respect from the draft reviewed by Objective, (b) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (c) each party to the merger agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (d) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (e) the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Objective relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable foreign, federal, state, and local statutes, rules, and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Catheter, or otherwise have an effect on the merger, the Company or Catheter or any expected benefits of the merger that would be material to its analyses or the opinion.

Objective also relied upon and assumed, without independent verification, the assessments of the management of Catheter as to the existing and future relationships, agreements, and arrangements with, and Catheter’s ability to attract and retain, key customers, distributors, suppliers, and other commercial relationships, and employees of Catheter. Objective further relied upon, without independent verification, the assessments of the management of Catheter as to Catheter’s existing and future technology, products, product candidates, services, and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development, and commercialization of such technology, products, product candidates and services, the approval thereof by appropriate governmental authorities, and the potential impact of competition), and assumed that there will be no developments with respect to any such matters that in any respect would be material to Objective’s analyses or opinion.

Objective’s analysis was conducted under the premise of value in continued use, as a going concern. It further assumes that the stockholders and management of the combined entity, post-merger, will act rationally and will employ financial and operational strategies that will maximize value.

Material Valuation Analysis

The following is a summary of the principal financial analyses performed by Objective in connection with rendering its opinion. Considering any data set forth in the summary without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Objective performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Catheter and the Company, the assumptions on which such analyses were based and other factors, including the historical and projected financial results of the Company and Catheter.

Objective performed an analysis of the Company to understand its value on a stand-alone basis and then compared that value to the implied value of an approximate 20.0% ownership after the merger, taking into account potential dilution from any new financing using values based on the reported stock price (market capitalization) and the book value of equity.

Stock Trading History. To provide contextual data and comparative market data, Objective reviewed the historical market prices of the Company’s common stock from December 31, 2020, through September 6, 2022. During that period, the per share price declined from $371.50 on December 31, 2020, to $8.00 on July 22, 2022, the date of the announcement of the proposed Transaction. On September 6, 2022, the per share price was $7.50.

Public Market Cap. During the period from December 31, 2020 through July 22, 2022, the total market capitalization of the Company declined from $21.7 million to $8.7 million (after adjusting to account for the anticipated exercise of certain outstanding warrants following their repricing). As of September 6, 2022, the market cap was estimated at $7.9 million.

Book Value of Equity. Objective also performed an alternative analysis of the balance sheet, in which certain assets and liabilities were adjusted to the expected amounts to be received/paid out in the event of a wind-down of the Company. Objective reviewed Ra Medical’s book value of equity from a June 30, 2022 balance sheet which brought forward on a pro forma basis to September 6, 2022 based on information provided by management. Specifically, (a) cash was adjusted to the estimated balance as of the Valuation Date, (b) accounts receivable, inventory, prepaid expenses and property plant and equipment were assumed to have no recoverability in a dissolution scenario, and (c) all liabilities were considered repayable at their full amounts. The resulting book value of equity value estimate was then adjusted for management’s estimate of up to $1.5 million in potential additional liabilities to complete the dissolution. This analysis yielded a range of value of $7.4 million to $8.9 million, after giving effect to estimated wind-down expenses.

After evaluating multiple scenarios, and factoring in the effect of outstanding pre-funded warrants, the potential exercise of 56,289,950 additional outstanding warrants, and anticipated wind-down expenses, Objective derived an estimated current equity value of $4.00 to $6.00 per share.

Objective then performed an analysis to estimate the impact of the proposed merger on the Company’s equity value per share, based on the Company’s standalone intrinsic value, as well as the Company’s standalone intrinsic value plus the implied value of Catheter. This value was compared to the range of stand-alone values as outlined above to determine the fairness from a financial point of view.

Objective performed an analysis of the value of Catheter to determine the value of an approximate 20.0% stake received in the combined entity, using the methodologies described below: a discounted cash flow analysis; guideline public companies; and guideline transactions.

Discounted Cash Flow Analysis. Objective conducted discounted cash flow analysis, using the 5-year projections provided by Catheter management. Objective developed a discount rate based using a Capital Asset Pricing Model (a) beginning with the GPC unlevered beta using a 5-year historical beta from data sourced from S&P Capital IQ, (b) re-levering the median beta using a market participant debt-to-equity level, (c) applying a risk-free rate based on the 20 year treasury note; (d) adding a size premium based on the Duff & Phelps 10b decile; (e) using a cost of debt from Moody’s Seasoned Baa corporate yield, and (f) applying a company specific risk premium of 15% based on the company’s state of development, financial projections and risk factors.

Objective then ran models using discount rates ranging from 23.0% to 27.5%, with margins ranging from 45% to 55%. Further, the long-term growth rates were sensitized between 2.0% and 5.0% in consideration of the US GDP and inflation expectations, as well as consideration of long-term growth rates in the industry. Based on those models, Objective estimated a range of value of $55.2 million to $64.9 million for the enterprise value of Catheter. Objective primarily relied on this discounted cash flow in its analysis, placing a substantial weighting on this indication of value.

Guideline Public Company Method (GPCM). Objective analyzed multiples from guideline public companies to determine reasonable multiples on the next fiscal year’s (NFY) revenue, as presented by Catheter management. Objective selected guideline public companies based on selection criteria including (a) public companies listed on U.S. national exchanges (NYSE and Nasdaq) (b) in the medical device and medical technology field, (c) further refined for focus on similar product offerings, and (d) focusing on small cap companies. Based on this grouping Objective developed a range of NFY revenue multiples of 15.0x to 17.0x. Objective further applied a control premium of 15.0%, based on a control premium study. aligning with the low of the referent transactions, given the stage of development of Catheter.

Objective developed a range of value of $46.4 million to $53.4 million for the enterprise value of Catheter on a majority basis. Given Catheter’s early stage of development and the lack of normalized revenue in the short-term, Objective placed a low weight on this indication of value.

Next Fiscal Year (NFY) multiples ranged from 0.94x to 20.30x using the Business Enterprise Value divided by NFY Revenue as of 9/6/22, with our selection focusing on the 3rd quartile to high end of the range, given the growth profile of the Company. The companies considered included:

•	Cardiovascular Systems, Inc.

•	AngioDynamics, Inc.

•	LeMaitre Vascular, Inc.

•	Artivion, Inc.

•	Silk Road Medical, Inc

•	Integer Holdings Corporation

•	Merit Medical Systems, Inc.

•	Penumbra, Inc.

•	ShockWave Medical, Inc.

•	Teleflex Incorporated

•	Boston Scientific Corporation

•	Becton, Dickinson and Company

•	Medtronic plc

•	Abbott Laboratories

Guideline Transaction Method (GTM). Objective analyzed multiples from guideline transactions in order to determine reasonable multiples on next fiscal year’s (NFY) revenue, as presented by Catheter management. In selecting guideline transactions Objective applied the same screening as was used for the Guideline Public Company analysisy. Based on this review, Objective applied a range of NFY revenue multiples of 15.0x to 17.0x, adjusted for a 0.91x time-based discount factor, Objective developed a range of value of $42.3 million to $48.0 million for the enterprise value of Catheter on a majority basis. Given the stage of development of Catheter, the availability of information regarding the acquisition targets, and the lack of normalized revenue in the short-term, Objective placed a low weight on this indication of value.

Enterprise Value multiples of LTM revenue ranged from 0.24x to 17.44x based on two sources (S&P CapitalIQ, Pratt’s Stats, and BVR), for Business Enterprise Value divided by LTM Revenue in the last 10 years, with a focus on the last 5 years for the S&P CapitalIQ transactions.

Disclosed transactions from CapitalIQ only are detailed below, as Pratt’s Stats / BVR disclose transaction descriptions only:

•	Integer Holdings Corporation - Oscor, Inc.

•	Hill-Rom, Inc. - Bardy Diagnostics, Inc.

•	Hellman & Friedman LLC - Cordis Corporation

•	Asahi Intecc USA, Inc. - REV. 1 Engineering, Inc.

•	Haemonetics Corporation - Cardiva Medical, Inc.

•	Philips Holding USA Inc. - BioTelemetry, Inc.

•	LivaNova PLC - CardiacAssist, Inc.

•	Philips Holding USA Inc. - The Spectranetics Corporation

Objective utilized the indications from all three valuation methodologies discussed above to determine the net present value of the combined entity following the merger. The weighted indication was then adjusted for debt, cash, expected financings, additional liabilities derived from the merger, and the value of the Company (determined based on the considerations noted above), and applied a 13.0% discount for lack of control (reflecting the inverse of a 15% control premium) to estimate a range of value for a minority stake of the combined entity. The estimated range of value per share was $0.18 to $0.24, based on equity value indications of $10.0 million to $12.9 million for a 19.0% to 21.0% (i.e., approximately 20.0%) expected minority stake.

Further, Objective analyzed the impact of the possible dilution to existing shareholders based on subsequent financings needed to fulfill the conditions to closing under the Merger Agreement and the equity guidelines for the combined entity to retain its listing on the NYSE American exchange. Specifically, Objective proportionately reduced the amount of equity that Ra Medical’s stockholder would receive in the post-merger company, to include an expected issuance of up to an estimated 50% of Ra Medical’s existing equity securities in order to secure the capital necessary to meet the $8.0 million minimum cash requirement in the Merger Agreement.

These estimates yielded a range of value of $4.50 to $6.00 per share, which approximates current equity value for the Company shareholders prior to the merger.

Additional Disclosures

The summary set forth above does not purport to be a complete description of all the analyses performed by Objective. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. While Objective attributed particular weights to certain analyses or factors considered by it, these quantitative indications were made based on qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Objective believes, and has advised the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Objective made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company. These analyses performed by Objective are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or products do not purport to be appraisals or to reflect the prices at which businesses, products, or securities may be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. The analyses supplied by Objective and its opinion were among several factors taken into consideration by the Board in making its decision to enter into the proposed transaction and should not be considered as determinative of such a decision.

Objective was selected by the Company and the Board to render an opinion to the Company because Objective is a nationally recognized valuation firm and because its opinion is independent.

In addition, in the ordinary course of its business, Objective and its affiliates may actively trade the equity securities of the Company and Catheter for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Objective and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, valuation and investment banking services to the Company, including serving as a financial advisor on potential acquisitions, and have received and may in the future receive fees for the rendering of such services. In the two years preceding the date of its opinion, Objective has not performed any commercial or investment banking services for the Company or Catheter for which Objective has received compensation. The issuance of Objective’s opinion was approved by Objective’s Fairness Opinion Review Committee.

Pursuant to the terms of its engagement, Objective received a fixed fee of $90,000 for providing the Opinion which was not contingent upon the consummation of the Transaction. Additionally, the Company has agreed to reimburse Objective for its out-of-pocket expenses, including attorneys’ fees, up to an aggregate of $25,000, and has agreed to indemnify Objective against certain liabilities, including liabilities under federal securities laws. The terms of the fee arrangement with Objective, which are customary in transactions of this nature, were negotiated at arm’s length between the Company and Objective, and the Board was aware of the arrangement.

There is no material relationship that existed between Ra Medical (or its affiliates) and Objective (or any of its affiliates or representatives (regardless of affiliation)) during the two years prior to Ra Medical’s engagement of Objective for purposes of delivering the Opinion.

The type and amount of consideration payable in the merger was determined through negotiations between Catheter and Ra Medical, rather than by any financial advisor, and was approved by the Ra Medical Board. The decision to enter into the merger agreement was solely that of the Ra Medical Board. As described above, Objective’s opinion and analyses were only one of many factors considered by the Ra Medical Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Ra Medical Board or management with respect to the merger or the merger consideration.

Interests of Ra Medical’s Directors and Executive Officers in the Merger

In considering the recommendation of the Ra Medical Board that you vote in favor of the proposals outlined herein, you should be aware that aside from their interests as Ra Medical stockholders, the directors and executive officers of Ra Medical have interests in the merger that are different from, or in addition to, those of other Ra Medical stockholders generally. Members of the Ra Medical Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Ra Medical stockholders to vote in favor of the proposals outlined herein. See the section entitled “Ra Medical’s Reasons for the Merger; Additional Factors and Risks Considered by the Ra Medical Board; Recommendations of the Ra Medical Board of Directors” on page 120 of this proxy statement. Ra Medical stockholders should take these interests into account in deciding whether to vote in favor of the proposals outlined herein. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below.

Pursuant to the merger agreement, it is expected that four of Ra Medical’s current directors will continue to serve on the combined company’s board of directors following the merger. The merger agreement further provides that for a period of six years following the effective time of the merger:

•

Ra Medical and the combined company shall indemnify and hold harmless each person who is or has served as a director or officer of Ra Medical or Catheter against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Ra Medical or Catheter, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. In addition, each such director and officer, or former director and officer, is entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation;

•

the provisions of Ra Medical’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Ra Medical shall not be amended, modified or repealed for a period of six years from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Ra Medical. The certificate of formation and limited liability company agreement of Catheter Precision LLC shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present directors and officers than are presently set forth in the certificate of incorporation and bylaws of Ra Medical; and

•

Ra Medical shall maintain directors’ and officers’ liability insurance policies commencing at the closing time of the merger through the sixth anniversary of the closing of the merger, on commercially available terms and conditions with coverage limits customary for U.S. public companies similarly situated to Ra Medical.

In addition to the indemnification obligations required by the certificate of incorporation and bylaws of Ra Medical, Ra Medical has entered into indemnification agreements with each of its directors and executive officers. These agreements provide for the indemnification of Ra Medical’s directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Ra Medical.

As of October 31, 2022, Ra Medical’s executive officers were as follows:

Name	Position

Jonathan Will McGuire	Chief Executive Officer
Brian Conn	Interim Chief Financial Officer

Outstanding Ra Medical Equity Awards Held by Directors and Executive Officers

Ra Medical’s directors and executive officers hold Ra Medical options, restricted stock awards, and restricted stock unit awards, which will be continued following the merger. The table below sets forth information with respect to the Ra Medical equity awards held by each of Ra Medical’s directors and executive officers as of October 31, 2022. All outstanding options and restricted stock unit awards held by Ra Medical’s non-employee directors will accelerate and vest in connection with the merger under the Outside Director Compensation Policy.

Holder Name	Grant Type	Grant Date	Expiration Date	Exercise/ Purchase Price per Share ($)	Number of Total Shares Subject to Award	Number of Unvested Shares Subject to Award	Number of Vested Shares of Common Stock Underlying Award	Number of Shares Subject to Vested RSUs That Have Had Their Settlement Deferred	Number of Unvested Shares Subject to Award Expected to Accelerate Upon Effective Time of Merger	Total Value of Accelerated Vesting ($)
Jonathan Will McGuire	Option	3/30/2020	3/30/2030	$1,275.00	360	127	233	N/A	127	$—
	RSA	11/17/2020	N/A	$—	1,390	698	692	N/A	692	$4,886.00
	RSA	3/30/2020	N/A	$—	100	50	50	N/A	50	$350.00
Martin Colombatto	Option	6/4/2018	6/4/2028	$36,175.00	33	—	33	N/A	—	$—
	Option	1/6/2020	1/6/2030	$1,475.00	40	—	40	N/A	—	$—
Richard Mejia	Option	1/6/2020	1/6/2030	$1,475.00	40	—	40	N/A	—	$—
Susanne Meline	RSU	2/3/2021	N/A	$—	80	54	26	—	53	$378.00
Joan Stafslien	RSU	4/27/20	N/A	$—	20	7	13	—	7	$49.00

Executive Change in Control and Severance Agreement

Ra Medical previously entered into a change in control and severance agreement with Jonathan Will McGuire dated as of March 30, 2020 (referred to as the “McGuire Severance Agreement”). The merger will constitute a “change in control” under the McGuire Severance Agreement, and we expect that Mr. McGuire will be eligible to receive certain severance payments and other benefits in connection with a termination by Ra Medical without “cause” (excluding by reason of death or disability) or Mr. McGuire’s resignation for “good reason” (as such terms are defined in the respective McGuire Severance Agreement, and each such termination, referred to as a “qualifying termination”) in connection with the merger.

Pursuant to the terms of the McGuire Severance Agreement, upon a qualifying termination that occurs within 3 months prior to or 12 months after the merger (referred to as the “protection period”), and subject to Mr. McGuire’s execution and the effectiveness of a release agreement in favor of Ra Medical, Mr. McGuire will be eligible to receive (i) an amount equal to 24 months of the sum of Mr. McGuire’s annual base salary in effect immediately prior to the termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction), or if greater, at the level in effect immediately prior to the change in control, (ii) a lump sum payment equal to 150% of Mr. McGuire’s target annual bonus as in effect for the fiscal year in which such termination occurs, (iii) payment of premiums for coverage under COBRA for Mr. McGuire and Mr. McGuire’s eligible dependents, if any, for up to 24 months, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law, and (iv) 100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at target.

If any of the amounts provided for under the McGuire Severance Agreement or otherwise payable Mr. McGuire would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, Mr. McGuire would be entitled to receive either full payment of benefits under the McGuire Severance Agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. McGuire.

In accordance with Item 402(t) of Regulation S-K, the estimated value of potential severance payments and benefits that will or may become payable to Mr. McGuire upon the closing of the merger is set forth in the table below, assuming Mr. McGuire is participating in Ra Medical’s group health plan immediately prior to the termination and elects COBRA health continuation. Mr. Conn’s compensation arrangement does not include any potential severance payments or benefits that may become payable upon the closing of the merger and as such, Mr. Conn is not included in the table below.

Name	Cash ($)(1)	Equity ($)	Perquisites/ Benefits ($)(2)	Total ($)
Jonathan Will McGuire	$1,750,000		$54,312	$1,804,312

(1)	Amount consists of salary severance of $1,000,000 and bonus severance of $750,000.
(2)	Amount consisted of COBRA benefits with a value of $54,312.

Director Options

Ra Medical’s board of directors previously approved an Outside Director Compensation Policy pursuant to which, if Ra Medical experiences a change in control, 100% of outstanding and unvested equity awards held by a non-employee director of Ra Medical will accelerate and fully vest, subject to such non-employee director remaining a non-employee director through such date. The merger will constitute a “change in control” under the Ra Medical’s Outside Director Compensation Policy.

Interests of Catheter’s Directors and Executive Officers in the Merger

Catheter stockholders should be aware that certain members of the Catheter Board and executive officers of Catheter have interests in the merger that may be different from, or in addition to, interests they may have as Catheter stockholders. The Catheter Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement, the merger and related transactions.

•

David Jenkins, the President and CEO of Catheter, and a member of its board of directors, is expected to become the Executive Chairman and CEO of the combined company immediately following the merger. As an officer of the combined company, Mr. Jenkins will receive compensation from it that the other Catheter shareholders will not receive. It is currently expected that Mr. Jenkins’ compensation for his service in this role will include a salary of $300,000 per year, plus participation in the combined company’s insurance and other benefit programs commensurate with his position. Compensation of the combined company’s executive officers is subject to approval by the Board’s compensation committee. Immediately after close of the merger, Mr. Jenkins is expected to continue to serve as CEO and Chairman of the operating subsidiary that will continue Catheter’s business; however, he is not expected to draw additional compensation for these roles after the merger, beyond compensation he will receive as Executive Chair and CEO of the combined company. Mr. Jenkins’ daughter, Missiaen Huck, is currently Catheter’s non-executive chief operating officer. She is expected to continue in that role following the closing of the merger at an annual salary of $165,000.

Mr. Jenkins and his affiliates hold over 98% of Catheter’s Secured Convertible Promissory Notes (the “Catheter Notes”), representing combined principal debt owed by Catheter of $25,140,000, as of the date of this proxy statement, and Dr. Daniel C. Stanzione, a member of the board of directors of Catheter, holds Catheter Notes in a principal amount of $75,000. The Catheter Notes are further described in Note 6 to Catheter’s financial statements for the six month period ended June 30, 2022 included under the section entitled “Catheter’s Unaudited Financial Statements” beginning on page F-73 of this proxy statement. Upon consummation of the merger, each holder of Catheter Notes, in exchange for discharge of the principal of the Catheter Notes, will become entitled to a number of shares of Ra Medical common stock determined in accordance with a formula which will vary with the then-current trading price for Ra Medical’s common stock, plus a right to receive royalties in an aggregate amount of 12% of future sales of the surgical vessel closing pressure device in consideration for forgiving the interest accrued but remaining unpaid under the Catheter Notes. David A. Jenkins, Catheter’s Chairman of the Board and Chief Executive Officer, and his affiliates will receive 11.77%, and a trust established by one of Catheter’s directors will receive 0.05%. See the section entitled “Catheter’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Royalty Agreements” beginning on page 199 of this proxy statement. After taking into account the conversion feature of the Catheter Notes and giving effect to the Reverse Stock Split, and assuming (i) no exercise of outstanding options to purchase shares of Ra Medical common stock or Catheter common stock prior to the closing of the merger, (ii) approximately 2,828,073 shares of Ra Medical common stock outstanding immediately pre-closing, which includes an assumed 666,667 shares issued between November 1, 2022 and the closing (representing $3,000,000 worth of shares of Ra Medical common stock sold and issued at $4.50 per share, which is an assumed per share offering price equal to the minimum share price that is a condition to the closing of the merger), and 10,096,055 shares of Catheter common stock outstanding, not including shares underlying the Catheter Notes, (iii) an exchange ratio of approximately 0.2966 shares of Ra Medical common stock for each share of Catheter common stock, (iv) $8 million of Net Cash at the closing of the merger, (v) a conversion price for the Catheter Notes of $3.375 per share, based on an assumed stock price for Ra Medical of approximately $4.50 per share, and (vi) that no convertible securities of Ra Medical will be in-the-money at the closing of the merger, there will be a total of 13,367,478 shares of combined company common stock outstanding upon the closing of the merger, and Mr. Jenkins and his affiliates will be expected to beneficially own approximately 60.2% of Ra Medical common stock.

•

Mr. Jenkins has made Advances to Catheter in the amount of approximately $825,000 and is expected to continue to make Advances through the closing, although he is under no obligations to do so. The Advances do not bear interest and will not be converted with the Catheter Notes but are expected to be repaid at or shortly after closing of the merger. See the section entitled “Catheter’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” beginning on page 207 of this proxy statement.

•

All of Catheter’s directors and executive officers also have options to purchase Catheter common stock (the “Catheter Options”), as described in more detail under “Principal Stockholders of Catheter” beginning on page 238 of this proxy statement. Under the terms of the option agreements, all of the Catheter Options will accelerate upon the closing of the merger, to the extent not previously vested. Under the merger agreement, the Catheter Options are expected to convert into options to acquire Ra Medical common stock.

•	Catheter’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

Federal Securities Law Consequences; Resale Restrictions

The issuance of Ra Medical common stock in the merger to Catheter’s stockholders will be effected by means of a private placement, which is exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and such shares will be “restricted securities.” The shares issued in connection with the merger will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. Additionally, the shares of Ra Medical common stock issued in the merger to Catheter’s stockholders will be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page 150 of this proxy statement.

Pursuant to the merger agreement, Ra Medical shall use commercially reasonable efforts to file a registration statement covering the resale of the shares of Ra Medical common stock issued in the merger, or issuable upon the exercise of the Assumed Options, no later than sixty (60) days following the closing date of the merger, cause the registration statement to become effective no later than ninety (90) days after the filing of such registration statement, and use its reasonable best efforts to keep such registration statement effective until the date by which all such shares have been sold.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes certain material U.S. federal income tax considerations of the merger that would be expected to apply generally to U.S. Holders (as defined below). This summary is based upon current provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this summary. No ruling from the U.S. Internal Revenue Service, or the IRS, has been or will be requested in connection with the merger and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or a court would not sustain any such challenge.

No attempt has been made to address all U.S. federal income tax consequences of the merger that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iii) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (iv) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (v) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vi) who hold their shares through individual retirement or other tax-deferred accounts; or (vii) who have a functional currency for United States federal income tax purposes other than the U.S. dollar.

In addition, the following discussion does not address state, local or foreign tax consequences of the merger, the Medicare tax on net investment income, U.S. federal estate and gift tax, the alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. The discussion generally assumes that for U.S. federal income tax purposes, the merger will not be integrated or otherwise treated as part of a unified transaction with any other transaction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ra Medical common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

HOLDERS OF RA MEDICAL COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

Ra Medical and Catheter intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and agree to file their tax returns in a manner consistent with such intended treatment, use all reasonable best efforts to cause the merger to constitute a transaction qualifying for such intended treatment, not to take any action or fail to take any action which would reasonably be expected to prevent or impede the merger from qualifying for such intended treatment, and not to take a position contrary thereto in any audit, litigation or other proceeding with any taxing authority unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. Because of the form of the merger, U.S. Holders, determined as of immediately prior to the merger, did not sell, exchange or dispose of any shares of Ra Medical common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to U.S. Holders (determined as of immediately prior to the merger) as a result of the merger.

THE SPECIAL MEETING

Date, Time and Place

The special meeting of Ra Medical’s stockholders will be held at [•] Pacific Time, on [•], 2022. The special meeting will be held in virtual only format, via audio webcast. In order to attend the meeting, you must first register at www.viewproxy.com/RMEDSM/2022 by 8:59 p.m. Pacific time on [•], 2022. If you are a beneficial owner, you must obtain a legal proxy from your bank, broker or other nominee and submit it when you register. After registering you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the following proposals:

1.	To approve the merger proposal;

2.	To approve the plan increase proposal;

3.	To approve the auditor ratification proposal; and

4.	To approve the adjournment proposal.

If Ra Medical is to complete the merger with Catheter, stockholders must approve Proposal 1. The approvals of Proposals 2 through 4 are not conditions to the completion of the merger with Catheter.

Record Date; Shares Outstanding and Entitled to Vote

The Ra Medical Board has fixed October 31, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only holders of record of shares of Ra Medical common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Ra Medical had 2,161,406 shares of Ra Medical common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Quorum

A quorum is the minimum number of shares required to be present or represented at the special meeting for the meeting to be properly held under our bylaws and Delaware law. Holders of one-third of the voting power of our issued and outstanding common stock and entitled to vote at the special meeting must be present in person or represented by proxy to hold and transact business at the special meeting. On the record date, there were 2,161,406 shares outstanding and entitled to vote. Thus, the holders of at least 720,469 shares must be present in person or represented by proxy at the special meeting to have a quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively may adjourn the meeting to another date.

How to Vote Your Shares

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in one of the following ways:

•

You may vote during the special meeting live via the internet. If you plan to attend the special meeting live via webcast, you may vote by following the instructions posted at www.viewproxy.com/RMEDSM/2022. To be admitted to the special meeting and vote your shares, you must register in advance following the instructions above.

•

You may vote by mail. Complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed and dated proxy card must be received prior to the special meeting.

•

You may vote by telephone. To vote over the telephone, dial toll-free 1-866-402-3905 and follow the recorded instructions. You will be asked to provide the control number from your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 8:59 p.m. Pacific time, on [•], 2022.

•

You may vote via the Internet. To vote via the Internet, go to www.FCRvote.com/RMEDSM to complete an electronic proxy card (have your proxy card in hand when you visit the website). You will be asked to provide the control number from your proxy card. Internet voting is available 24 hours a day, 7 days a week, until 8:59 p.m. Pacific time, on [•], 2022.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares live via the internet at the special meeting unless you obtain a legal proxy from your broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting, and submit it when you register.

How to Change Your Vote or Revoke Your Proxy

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the special meeting by:

•	entering a new vote by Internet or telephone (until the applicable deadline for each method as set forth above);

•	returning a later-dated proxy card (which automatically revokes the earlier proxy);

•	providing a written notice of revocation to our corporate secretary at Ra Medical Systems, Inc., 5857 Owens Drive, Suite 300, Carlsbad, CA 92009 Attention: Corporate Secretary; or

•

attending the special meeting and voting live via the internet. Attendance at the special meeting live via the internet will not cause your previously granted proxy to be revoked unless you specifically so request.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Appraisal Rights

Ra Medical’s stockholders are not entitled to appraisal rights in connection with the merger.

Solicitation of Proxies

Our board of directors is soliciting proxies for use at the special meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by Ra Medical’s and Catheter’s directors, officers or employees. In addition, we have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $80,000 in the aggregate. Other than with respect to Alliance Advisors, LLC, no additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The merger agreement has been attached to this proxy statement to provide you with information regarding its terms. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. Ra Medical urges you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

Form of the Merger; Effectiveness of the Merger

Subject to the satisfaction or waiver of the conditions set forth in the merger agreement, the First Merger Sub will merge with and into Catheter (the “First Merger”), with Catheter being the surviving corporation (the “First Merger Surviving Company”) and a wholly-owned subsidiary of Ra Medical (the “First Effective Time”), and then, immediately following the First Effective Time, and as part of the same overall transaction, the First Merger Surviving Company will merge with and into the Second Merger Sub (the “Second Merger”), with the Second Merger Sub being the surviving limited liability company (the “Second Merger Surviving Company”) and a wholly-owned subsidiary of Ra Medical (the “Second Effective Time”) (such transactions collectively, the “merger”, with Ra Medical following the merger being referred to herein as the “combined company”).

The merger will become effective upon the filing of certificates of merger with respect to the First Merger and the Second Merger with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) or at such later time as is agreed by Ra Medical and Catheter and specified in the certificates of merger. Neither Ra Medical nor Catheter can predict the exact timing of the consummation of the merger.

Merger Consideration; Exchange and Payment

At the effective time of the merger:

•

any shares of Catheter common stock held as treasury stock immediately prior to the effective time of the merger shall be canceled and retired and shall cease to exist with no consideration delivered in exchange;

•

each share of Catheter common stock outstanding immediately prior to the effective time of the merger (excluding shares of Catheter common stock held as treasury stock or held by a holder who is entitled to demand and who properly demands appraisal of such shares in accordance with Delaware law) shall be converted solely into the right to receive a number of shares of Ra Medical common stock equal to the Exchange Ratio (as defined below), subject to adjustment to the extent that, and by the amount in which, Ra Medical delivers Net Cash (as defined in the merger agreement) greater than $8,000,000; and

•

no fractional shares of Ra Medical common stock will be issuable to Catheter stockholders pursuant to the merger, and any fractional shares of Ra Medical common stock that a holder of shares of Catheter Common Stock or Catheter Notes is entitled to receive upon the conversion of shares of Catheter Common Stock or Catheter Notes shall be rounded up to the nearest share; any fractional shares that a Catheter holder is entitled to receive shall be aggregated together prior to rounding such holder’s shares of Ra Medical common stock up to the nearest share.

The “Exchange Ratio” means the ratio equal to the quotient obtained by dividing the Company Merger Shares minus the Total Note Conversion Parent Common Shares by the Company Outstanding Shares. For the purposes of calculating the Exchange Ratio:

•	“Company Allocation Proportion” means the quotient obtained by dividing $50,000,000 by the Post-Closing Valuation.

•	“Company Merger Shares” means the product determined by multiplying (A) the Post-Closing Parent Shares by (B) the Company Allocation Proportion.

•

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the First Effective Time, plus the total number of shares of Company Stock underlying Company Options being assumed by Ra Medical.

•

“Note Conversion Parent Shares” means the number of shares of Ra Medical common stock issued upon cancellation of the principal amount owing under each of the Company Notes set forth on Schedule I to the merger agreement.

•	“Parent Allocation Proportion” means the quotient obtained by dividing the Parent Pre-Closing Valuation by the Post-Closing Valuation.

•

“Parent Closing Net Cash” means Ra Medical’s good faith estimated calculation of Net Cash (as defined in the merger agreement) as of the close of business on the last Business Day prior to the Closing Date.

•

“Parent Outstanding Shares” means, subject to Section 3.1(a)(v) of the merger agreement, the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted and as-converted-to-Ra Medical common stock basis, and assuming the exercise (treasury stock method) of all options, warrants and other in-the-money derivative rights of Ra Medical.

•	“Parent Pre-Closing Valuation” means the sum equal to (A) $13,000,000 plus (B) the positive amount, if any, by which the Parent Closing Net Cash exceeds $8,000,000.

•	“Post-Closing Parent Shares” means the quotient determined by dividing (A) the Parent Outstanding Shares by (B) the Parent Allocation Proportion.

•	“Post-Closing Valuation” means the sum equal to (A) $50,000,000 plus (B) the Parent Pre-Closing Valuation.

•

“Total Note Conversion Parent Common Shares” shall mean the total of all Note Conversion Parent Common Shares to be issued with respect to all of the Company Notes set forth on Schedule I attached to the merger agreement.

The Exchange Ratio is calculated using a formula intended to allocate to Catheter stockholders, the Catheter Notes holders and Catheter Option holders approximately 79.37% of the economic value of the combined company immediately after the closing of the merger, subject to downwards adjustment as provided in the merger agreement to the extent that, and by the amount in which, Ra Medical delivers Net Cash (as defined in the merger agreement) greater than $8,000,000. Giving effect to the Reverse Stock Split, and assuming (i) no exercise of outstanding options to purchase shares of Ra Medical common stock or Catheter common stock prior to the closing of the merger, (ii) 2,828,073 shares of Ra Medical common stock outstanding immediately pre-closing, which includes an assumed 666,667 shares issued in financings between November 1, 2022 and the closing (representing $3,000,000 worth of shares of Ra Medical common stock sold and issued at $4.50 per share, which is an assumed per share offering price equal to the minimum share price that is a condition to the closing of the merger), (iii) $8,000,000 of Net Cash at the closing of the merger, and 10,096,055 shares of Catheter common stock outstanding, not including shares underlying the Catheter Notes, (iv) a conversion price for the Catheter Notes of $3.375 per share, and (v) that no convertible securities of Ra Medical will be in-the-money at the closing of the merger, the exchange ratio is estimated to be approximately 0.2966 shares of Ra Medical common stock for each share of Catheter common stock. The Exchange Ratio shall also be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Catheter common stock or Ra Medical common stock, reorganization, recapitalization, reclassification or other like change with respect to Catheter common stock or Parent Common Stock having a record date occurring on or after the merger agreement and prior to the effective time of the merger.

At the effective time of the merger, Ra Medical will deposit with an exchange agent designated by Ra Medical evidence of book-entry shares representing the shares of Ra Medical common stock issuable to Catheter’s stockholders.

As soon as reasonably practicable after the effective time of the merger and in any event not later than the third (3rd) business day after, the exchange agent will mail to each record holder of Catheter common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging Catheter stock certificates held by such record holder in exchange for book-entry shares of Ra Medical common stock. Upon surrender of a Catheter stock certificate for exchange to the exchange agent, together with a duly executed letter of transmittal and such other documents as the exchange agent or Ra Medical may reasonably require, the Catheter stock certificate surrendered will be cancelled and the holder of such Catheter stock certificate will be entitled to receive book-entry shares representing the number of whole shares of Ra Medical common stock that such holder has the right to receive pursuant to the provisions of the merger agreement.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of Catheter common stock will be deemed to represent only the right to receive book-entry shares of Ra Medical common stock.

If any Catheter stock certificate has been lost, stolen or destroyed, upon the making of an affidavit, in a form and substance acceptable to Ra Medical, and if required by Ra Medical or the exchange agent, the posting of a bond in the amount that Ra Medical or the exchange agent may determine is reasonably necessary to indemnify against any claim made against it or the combined company, the exchange agent will deliver any book-entry shares of Ra Medical common stock in exchange for the lost, stolen or destroyed Catheter stock certificate.

Ra Medical will not pay dividends or other distributions on any shares of Ra Medical common stock to be issued in exchange for shares of Catheter capital stock represented by any unsurrendered Catheter stock certificate until such Catheter stock certificate is surrendered as provided in the merger agreement.

Treatment of Options and Other Equity-Based Awards

At the effective time of the merger, each outstanding option to purchase shares of Catheter common stock (the “Catheter Options”) granted under Catheter’s Amended and Restated 2009 Equity Incentive Plan (the “Catheter Plan”), whether vested or unvested, shall cease to represent a right to acquire shares of Catheter common stock and shall immediately vest, if not already vested, be assumed and converted into an option to purchase shares of Ra Medical common stock (an “Assumed Option”), on the same terms and conditions (including any forfeiture and post-termination exercise provisions as were applicable to such Catheter Options as of immediately prior to the effective time). The number of shares of Ra Medical common stock subject to each Assumed Option shall be determined by multiplying (A) the number of shares of Catheter common stock that were subject to such Catheter Option, as in effect immediately prior to the effective time of the merger, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of Ra Medical common stock, (iii) the per share exercise price for the Ra Medical common stock issuable upon exercise of each Assumed Option shall be determined by dividing (A) the per share exercise price of Catheter common stock subject to such Catheter Option, as in effect immediately prior to the effective time of the merger, by (B) the Exchange Ratio and rounding up to the nearest whole cent. Ra Medical will use commercially reasonable efforts to ensure that, as of the effective time of the merger, no holder or former holder of a Catheter Option or a participant in the Catheter Plan will have any rights to acquire, or other rights in respect of, the capital stock of Catheter.

Treatment of Catheter Notes

Pursuant to the Debt Settlement Agreements (as defined in the merger agreement), at the effective time of the merger, certain Catheter indebtedness (consisting of certain convertible promissory notes (the “Catheter Notes”) representing an aggregate principal amount of $25,465,000) shall convert into shares of Ra Medical common stock, at a conversion price equal to seventy five percent (75%) of the lower of the following: (x) the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on the last trading day prior to the closing date of the merger, as reported by Bloomberg; or (y) the average of the last closing sale price per share for Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full trading days ending on the last trading day immediately prior to such closing date, and the assumption of Catheter Options (as defined below).

In exchange for the forgiveness of the interest accrued but remaining unpaid under the Catheter Notes, under the terms of the Debt Settlement Agreements the holders of Catheter Notes would also be entitled to receive certain royalty rights which would equal, in aggregate, 12% per year on net sales, if any, of Catheter’s surgical vessel closing pressure device, which is currently under development by Catheter. For a more complete description of the Debt Settlement Agreements, please see the section entitled “Agreements Related to the Merger—Debt Settlement Agreements” beginning on page 150 of this proxy statement.

Regulatory Approvals

Neither Ra Medical nor Catheter is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Ra Medical must comply with applicable federal and state securities laws and the NYSE American rules in connection with the issuance of shares of Ra Medical common stock in the merger, including the filing with the SEC of this proxy statement and the required stockholder approval for the resulting issuance of more than 20% of outstanding Ra Medical common stock and the “change of control” of Ra Medical under the NYSE American rules. Prior to consummation of the merger, Ra Medical intends to file an initial listing application with NYSE American pursuant to NYSE American’s “reverse merger” rules and to effect the initial listing of Ra Medical common stock issuable in connection with the merger. In addition, proposed financings in connection with raising sufficient funds to meet the Net Cash at closing requirements may also require SEC filings, and in certain instances, action by the SEC before the financings can proceed.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the effective time of the merger, of various conditions, which include the following:

•

Catheter shall have delivered the PPM/Joint Information Statement (as defined in the merger agreement) to any Catheter securityholders anticipated to receive shares of Ra Medical common stock pursuant to the merger or who are entitled to receive notice that the Catheter stockholders have acted by written consent in lieu of a meeting to approve the merger and the transactions contemplated by the merger agreement, if and when such approval is obtained, and informing all Catheter stockholders that any stockholder who has not approved the merger is entitled to appraisal rights pursuant to Section 262(d)(2) of the Delaware General Corporate Law;

•	no law or order preventing the closing of the merger and the related transactions;

•	the HHS Confirmation shall continue to be in effect;

•	Ra Medical furnishing Net Cash (as defined in the merger agreement) greater than $8,000,000;

•

the entry into the Executive Chairman Agreement (as defined in the merger agreement) pursuant to which David Jenkins shall be appointed to the Board of Directors of Ra Medical and shall be paid an annual salary of $300,000;

•

the last closing sale price of Ra Medical common stock prior to 4:00 p.m. (New York City time) on the last trading day prior to the closing is equal to or greater than $4.50, and the average of the last closing sale price of Ra Medical common stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full trading days prior to the closing is equal to or greater than $4.50;

•

other than the letter dated August 31, 2022 from the NYSE American LLC, Ra Medical shall not have received correspondence from the NYSE American or the staff thereof relating to the delisting, or maintenance of listing, of Ra Medical’s Common Stock on the NYSE American, and Catheter shall have received assurance in form and substance satisfactory to Catheter that the transactions contemplated by the merger agreement will not cause Ra Medical to be delisted from the NYSE American;

•	Catheter shall have entered into a Debt Settlement Agreement with each of the holders of Catheter Notes;

•	lock-up agreements have been entered into by and among Ra Medical, Catheter, and certain persons who are directors, officers and/or significant stockholders of Ra Medical;

•	Ra Medical shall have sublet or terminated the lease with respect to its corporate headquarters and manufacturing facility;

•	All threatened or pending litigation against or involving Ra Medical or Merger Subs shall have been addressed in a manner, and/or shall be in a litigation posture, that is acceptable to Catheter;

•	Catheter and Ra Medical shall have received the approval from their respective stockholders necessary to approve the merger and the transactions contemplated by the merger agreement;

•	that Ra Medical has entered into release agreements with certain of its officers and employees relating to existing change of control and severance agreements; and

•

each of the representations and warranties of Ra Medical and Catheter set forth in the merger agreement shall have been true as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Parent Material Adverse Effect (as defined in the merger agreement) with respect to Ra Medical, or a Material Adverse Effect (as defined in the merger agreement) with respect to Catheter.

Representations and Warranties

The merger agreement contains customary representations and warranties of Ra Medical and Catheter for a transaction of this type relating to, among other things:

•	corporate organization and power, and similar corporate matters;

•	capital structure;

•	subsidiaries, or the absence thereof;

•	authority to enter into the merger agreement and the transactions contemplated by the merger agreement;

•	except as otherwise specifically identified, the fact that the consummation of the merger would not contravene applicable laws, breach material contracts or require the consent of any third party;

•	financial statements, undisclosed liabilities and with respect to Ra Medical, documents filed with the SEC and the accuracy of information contained in those documents;

•	no undisclosed liabilities of Ra Medical;

•	absence of material changes or events;

•	litigation, arbitration, investigations, orders and other legal proceedings;

•	compliance with laws, regulations and permits;

•	regulatory matters specific to health care;

•	employee benefit plans;

•	labor and employment matters;

•	environmental matters;

•	tax matters;

•	material contracts;

•	insurance;

•	real property and leaseholds;

•	intellectual property;

•	inapplicability of certain Delaware takeover statutes to the merger;

•	absence of stockholder rights plans (commonly referred to as “poison pills”) that Catheter is bound by;

•	transactions with affiliates;

•	compliance with anti-bribery laws;

•	contracts with brokers, investment bankers or financial advisors;

•	with respect to Ra Medical, receipt of a financial advisor opinion supporting the fairness of the transaction;

•	with respect to Ra Medical, the fact that the merger subs were formed solely for the purpose of engaging in the transactions contemplated by the merger agreement;

•	compliance by Ra Medical with anti-takeover laws; and

•	no other representations and warranties.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Ra Medical and Catheter to complete the merger.

NYSE American Listing

Ra Medical will use commercially reasonable efforts to cause the shares of Ra Medical common stock to be issued to holders of Catheter common stock and Catheter Notes, together with the Ra Medical common stock underlying the Assumed Options, to be approved for listing on the NYSE American, including through the filing of an initial listing application, and receive all necessary approval for the merger and the other transactions contemplated by the merger agreement on or before the date of the special meeting, including meeting the initial listing standards required by the NYSE American, and will take such commercially reasonable actions to maintain its listing in NYSE American.

Meeting of Ra Medical’s Stockholders

Ra Medical is obligated to take any and all additional action necessary under applicable law to call, give notice of and hold a meeting of its stockholders, using commercially reasonable efforts to hold such stockholder meeting within sixty (60) days of the date of the merger agreement, to consider and vote to approve, among other matters, the merger and the issuance of Ra Medical common stock pursuant to the terms of the merger agreement. If Ra Medical does not obtain stockholder approval of Proposal 1 at the special meeting, Ra Medical will use commercially reasonable efforts to call a meeting every ninety (90) days to seek stockholder approval until it is obtained, unless the merger agreement is terminated. If Ra Medical does not obtain stockholder approval of Proposal 2 at the special meeting, Ra Medical plans to call a stockholder meeting every ninety (90) days to seek stockholder approval until it is obtained, or the Ra Medical Board determines that it should abandon Proposal 2.

Indemnification and Insurance

For a period of six years following the effective time of the merger:

•

Ra Medical and the combined company shall indemnify and hold harmless each person who is or has served as a director or officer of Ra Medical or Catheter against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Ra Medical or Catheter, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. In addition, each such director and officer, or former director and officer, is entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation;

•

the provisions of Ra Medical’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Ra Medical shall not be amended, modified or repealed for a period of six years from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Ra Medical. The certificate of formation and limited liability company agreement of the combined company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present directors and officers than are presently set forth in the certificate of incorporation and bylaws of Ra Medical; and

•

Ra Medical shall maintain directors’ and officers’ liability insurance policies commencing at the closing time of the merger through the sixth anniversary thereof, on commercially available terms and conditions with coverage limits customary for U.S. public companies similar situated to Ra Medical.

Registration Statements

Ra Medical is obligated to use commercially reasonable efforts to file a registration statement covering the resale of the shares of Ra Medical common stock issuable pursuant to the merger agreement no later than sixty (60) days following the closing date and cause the registration statement to become effective no later than ninety (90) days after the filing of such registration statement. Furthermore, Ra Medical is obligated to file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Ra Medical common stock subject to the Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and are required to be registered.

Closing Net Cash

Ra Medical is also obligated to use reasonable best efforts to pursue and consummate one or more financings with respect to Ra Medical and/or take such additional steps as shall be necessary to enable Ra Medical to deliver net cash at closing equal to or greater than $8,000,000, to the extent not inconsistent with applicable fiduciary duties.

Compliance with Government Agreements

Ra Medical will comply with the terms of the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Ra Medical, dated December 21, 2020 (the “Corporate Integrity Agreement”) and obtain the HHS Confirmation. Ra Medical will also comply with the terms of the Settlement Agreement between the Department of Justice and Ra Medical, dated December 28, 2020 (the “DOJ Settlement Agreement”), regarding the investigations and a related civil action concerning Ra Medical’s marketing of the DABRA laser system and DABRA-related remuneration to certain physicians, as disclosed in Ra Medical’s filings with the SEC, including the provisions applicable to a Change in Control Transaction (as defined in the DOJ Settlement Agreement), which is anticipated to require a $5 million cash payment at or after closing as well as potential additional payments in the future upon the achievement of revenue targets or consummating a change-in-control transaction. If within any of the four full fiscal years after the effective date of the Settlement Agreement (2021, 2022, 2023, and 2024) our fiscal year revenues exceed $10 million, we will be obligated to pay the United States and Medicaid Participating States an additional: (i) $500,000 for 2021, (ii) $750,000 for 2022, (iii) $1,000,000 for 2023, and (iv) $1,250,000 for 2024, for each corresponding fiscal year where our revenue exceeds $10 million. If a change-in-control transaction closes on or before the fourth anniversary of the effective date of the Settlement Agreement, we are required to pay to the United States and Medicaid Participating States, within 30 calendar days, (i) a total of $5 million and (ii) an additional 4% of the value attributed to us in the change-in-control transaction if the value attributable to us is in excess of $100 million, such total payment not to exceed $28 million.

Termination

The merger agreement contains certain customary termination rights, including, among others:

•	by mutual written consent of Ra Medical and Catheter;

•	by either party if the merger has not occurred by December 31, 2022;

•	by either party if there is a material breach by the other party of the closing conditions, its representations or warranties or its covenants; and

•	by either party if a governmental entity has taken any action or enacted any law prohibiting the merger or the related transactions.

No Third Party Beneficiaries

The merger agreement is not intended to confer any legal or equitable right, benefit or remedy to any person or entity that is not a party to the agreement except with respect to indemnification of directors and officers. The representations and warranties made in the merger agreement are intended for the sole benefit of the parties to the Agreement, and may not be relied upon by any other persons or entities who are not parties to the merger agreement.

Amendments and Waivers

The merger agreement may be amended by the parties at any time prior to the effective time of the merger, except that after the merger agreement has been adopted and approved by the stockholders of Ra or Catheter, no amendment which by legal requirements requires further approval by the stockholders of Ra or Catheter, as the case may be, shall be made without such further approval.

The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable laws, waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement; provided, however, that after the approval by stockholders of Ra or Catheter has been obtained, no waiver may be made that pursuant to applicable laws requires further approval or adoption by the stockholders of Ra or Catheter, as applicable, without such further approval or adoption. Such waivers must be made in writing and delivered by a duly authorized officer on behalf of such party. The failure of either party to exercise a right or remedy does not operate as a waiver of such right or remedy.

Specific Performance

The parties have agreed that irreparable damage would occur in the event that the parties hereto do not perform the provisions of the merger agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledged and agreed that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Governing Law

The merger agreement, and all disputes or controversies arising out of the merger agreement, are governed by the laws of the State of Delaware, without regard to the laws of any other state that might be applied under Delaware’s conflict of laws doctrine and principles.

AGREEMENTS RELATED TO THE MERGER

Support Agreements

In connection with the execution of the merger agreement, Ra Medical entered into Support Agreements with Ra Medical’s directors, officers and certain of Ra Medical’s stockholders pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote or cause to be voted all of the shares of Ra Medical common stock owned by such stockholder (i) in favor of the merger and the issuance of the shares of Ra Medical common stock pursuant to the terms of the merger agreement (ii) against any Ra Medical acquisition proposal, or any agreement, transaction, or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger and all other transactions contemplated by the merger agreement; and (iii) in favor of any proposal to adjourn or postpone the special meeting to a later date, if there are not sufficient votes for the adoption of the merger agreement on the date on which such special meeting is held. The support agreements grant a proxy to vote such shares in favor of the transactions contemplated by the merger agreement and the subscription agreements. In addition, the support agreements place restrictions on the transfer of the shares of Ra Medical held by the respective signatory stockholders.

As of September 9, 2022, the date of entry into the merger agreement, stockholders owning in the aggregate approximately 0.5% of the outstanding shares of Ra Medical common stock have entered into support agreements. The Ra Medical stockholders who entered into the support agreements are Jonathan Will McGuire, Martin Colombatto, Joan Stafslien, Richard Mejia, Jr. and Susanne Meline.

Lock-Up Agreements

As a condition to closing, each of the directors and officers of Ra Medical and Catheter, and certain stockholders of Ra Medical and Catheter shall have entered into Lock-Up Agreements that are continuing in effect upon the closing of the merger, pursuant to which such officers, directors and stockholders accepted certain restrictions on transfers of any shares of Ra Medical common stock or any securities convertible into or exercisable or exchangeable for Ra Medical common stock held by such officer, director or stockholder during the period commencing upon (i) with respect to Ra Medical stockholders, officers and directors, the execution and delivery of the merger agreement, and (ii) with respect to Catheter stockholders, officers and directors, the closing of the merger, and ending on the date that is 180 days after the date of closing of the merger.

Debt Settlement Agreements

In addition to the conversion of outstanding principal into Ra Medical common stock, if the merger closes, additional royalty rights with respect to the surgical vessel closing pressure device, which is currently under development by Catheter, are expected to be granted to the holders of Catheter’s currently outstanding convertible promissory notes (the “Catheter Notes”) in exchange for forgiveness of the interest that has accrued under those notes but remains unpaid, pursuant to the terms of certain Debt Settlement Agreements entered into in connection with the merger. The agreements provide for the Catheter Notes holders to receive, in the aggregate, 12% of the Net Sales (as defined in the merger agreement), if any, of the surgical vessel closing pressure device, to be allocated proportionately among the holders based upon the amount of accrued but unpaid interest owing to each. David A. Jenkins, Catheter’s Chairman of the Board and Chief Executive Officer, and his affiliates will receive 11.77%, and a trust established by one of Catheter’s directors will receive 0.05%. For further information regarding the Debt Settlement Agreements, please see the section entitled “Catheter’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 196 of this proxy statement.

MATTERS BEING SUBMITTED TO A VOTE OF RA MEDICAL’S STOCKHOLDERS

Proposal 1: Approval of the Merger Proposal

General

At the special meeting, Ra Medical’s stockholders will be asked to approve the merger, the merger agreement and the transactions contemplated thereunder, including the issuance of Ra Medical common stock pursuant to the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this proxy statement, including the information set forth in the section captioned “The Merger” beginning on page 112 of this proxy statement and “The Merger Agreement” beginning on page 142 of this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement carefully in its entirety.

Reasons for Stockholder Approval

Our common stock is listed on the NYSE American, and, as such, the Company is subject to the applicable rules of the NYSE American, including NYSE American Company Guide Section 712(b), which requires stockholder approval in connection with the acquisition of another company if the NYSE American-listed company will issue more than 20% of its common stock, as well as NYSE American Company Guide Section 713(b), which requires stockholder approval when the issuance or potential issuance of additional shares will result in a change of control of the issuer, including, but not limited to, those issuances that constitute a Reverse Merger under the NYSE American rules. Thus, in order to permit the issuance of Ra Medical common stock in the merger, Ra Medical must first obtain stockholder approval of this issuance.

Possible Effects of the Proposal

If this proposal is approved by Ra Medical stockholders, then the combined company (in the absence of the issuance of any additional shares of Common Stock) would likely become entitled to take advantage of the NYSE American corporate governance exemptions that are available to a “controlled company” as defined in Section 801 of the NYSE American Company Guide, meaning that the combined company would be one in which over 50% of the voting power is held by an individual, a group or another company. As a result, if it so elects, the combined company would not be required to comply with Sections 802(a), 804 or 805 of the NYSE American Company Guide, which sections relate to the following requirements, among others: (i) for a majority of the Board of Directors to be independent directors, (ii) directors must be nominated or recommended by a Nominating Committee comprised solely of independent directors or a majority of the independent directors, together with a Nominating Committee charter or board resolutions addressing the nominations process, and (iii) executive compensation must be determined by or recommended to the Board by a Compensation Committee comprised of independent directors or a majority of the independent directors, together with certain independence requirements relating to the members of the Compensation Committee or all of the Board’s independent directors.

If this proposal is not approved, Ra Medical will use commercially reasonable efforts to call a stockholder meeting every ninety (90) days to seek stockholder approval until stockholder approval is obtained, unless the merger agreement is terminated.

Required Vote

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on this proposal is required for approval of the merger proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes and abstentions have the same effect by making a quorum more readily attainable but will not otherwise affect the outcome of the vote on this proposal.

Board Recommendation

Our board of directors recommends a vote “FOR” the approval of the merger proposal.

Proposal 2: Approval of the Plan Increase Proposal

General

Ra Medical’s stockholders are being asked to approve an amendment to Ra Medical’s 2018 Equity Incentive Plan (the “2018 Plan Amendment”) which would (i) increase the number of shares of common stock reserved for issuance under the 2018 Equity Incentive Plan by 2,500,000 shares, (ii) modify the “evergreen” provision by removing the cap on the number of shares that may be reserved for issuance, so that on January 1st of each year, commencing on January 1, 2023, the number of shares reserved for issuance under such plan will increase by 5% of the number of outstanding shares of common stock on such date or such lesser amount as the Board may determine, and (iii) extend the term of the plan until September 22, 2032, which is the 10 year anniversary of the date this amendment to the 2018 Equity Incentive Plan was approved by Ra Medical’s Board of Directors. A copy of the 2018 Equity Incentive Plan, as proposed to be amended by this proposal, is set forth in this proxy statement as Annex C.

Approval of the plan increase proposal will allow the combined company to continue to provide equity awards as part of the combined company’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating shareholder value. Non-approval of the plan increase proposal will compel the combined company to significantly increase the cash component of employee compensation to attract and retain key employees because the combined company would need to replace components of compensation previously delivered in equity awards and which would therefore reduce our operating cash flow.

Additionally, if this proposal is not approved, Ra Medical plans to call a stockholder meeting every ninety (90) days to seek stockholder approval until stockholder approval is obtained, or the Ra Medical Board determines that it should abandon Proposal 2.

Our board of directors believes that long-term incentive compensation programs align the interests of management, employees and the shareholders to create long-term shareholder value. Equity plans such as the 2018 Equity Incentive Plan increase the combined company’s ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, help the combined company to recruit, reward, motivate, and retain talented personnel. Our board of directors believes that the approval of the 2018 Plan Amendment is essential to the combined company’s continued success, in particular, the combined company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which the combined company competes. Such awards are also crucial to the combined company’s ability to motivate employees to achieve its goals.

If our stockholders approve the amendment, the total number of shares of our common stock that will be reserved for issuance under the 2018 Equity Incentive Plan will be 2,508,130 shares (representing approximately 116% of our outstanding common stock as of October 31, 2022) plus any additional shares added pursuant to expiration, termination or forfeiture of outstanding awards under the Stock Compensation Plan (the “Compensation Plan”), pursuant to the 2018 Equity Incentive Plan’s terms following October 31, 2022. Our compensation committee and our board of directors considered the following when determining the number of shares to reserve for issuance under the 2018 Equity Incentive Plan:

Number of Shares Remaining under the 2018 Equity Incentive Plan. As of October 31, 2022, the number of shares that remained available for issuance under the 2018 Equity Incentive Plan was 7,986 shares plus any shares subject to outstanding equity awards granted under our 2018 Equity Incentive Plan or the Compensation Plan that return or are added to the 2018 Equity Incentive Plan due to expiration, termination or forfeiture thereof pursuant to the 2018 Equity Incentive Plan’s terms. Any shares made subject to new awards granted under the 2018 Equity Incentive Plan between October 31, 2022, and the date the amendment to the 2018 Equity Incentive Plan is approved by our stockholders will reduce the shares available for issuance under the 2018 Equity Incentive Plan. As of October 31, 2022, options to purchase an aggregate of 458 shares of Ra Medical’s common stock were outstanding under the 2018 Equity Incentive Plan, with a weighted average exercise price of $1,530.00 per share and a weighted average remaining contractual life of 7.3 years, and options to purchase an aggregate of 608 shares of Ra Medical’s common stock were outstanding under the Compensation Plan, with a weighted average exercise price of $36,175.00 per share and a weighted average remaining contractual life of 5.7 years. In addition, as of October 31, 2022, a total of 75 restricted stock units were outstanding under the 2018 Equity Incentive Plan with a weighted average remaining vesting period of 0.9 years, and no restricted stock units were outstanding under the Compensation Plan.

Overhang. As of October 7, 2022, 570 shares of common stock were subject to equity awards under our 2018 Equity Incentive Plan, 608 shares of common stock were subject to equity awards under our Compensation Plan, and 6,889 shares of common stock were available for future grant under the 2018 Equity Incentive Plan (excluding the 2,500,000 shares discussed in this proposal and subject to approval at the special meeting).

Historical Grant Practices. Our compensation committee and our board of directors considered the number of equity awards that we granted since our initial public offering. Since our initial public offering, which was completed in September 2018, we granted equity awards representing a total of 11,524 shares under the 2018 Equity Incentive Plan.

External Factors. In determining the number of shares to request for approval under the 2018 Equity Incentive Plan amendment, our compensation committee and our board of directors also considered various other factors, including our current stock price, prior grants made to our employees, and guidance from our compensation committee’s independent compensation consultant.

After consideration of these factors, our compensation committee approved adding a 2,500,000 share reserve, removing of the cap on the evergreen increase, and extending the term of the plan until the 10 year anniversary of the date this amendment to the 2018 Equity Incentive Plan was approved by Ra Medical’s Board of Directors would be appropriate to allow us to continue to grant equity-based compensation at levels we deem appropriate for the next two years. If stockholders do not approve the proposed 2,500,000 share increase and removal of the cap on the evergreen increase, in order to remain competitive in hiring and retaining high quality employees, it may become necessary to replace components of compensation previously awarded in equity with cash. Increasing cash compensation to make up for any shortfall in equity compensation is potentially impractical or inadvisable because we believe that a combination of equity awards and cash compensation provide a more effective compensation strategy than cash alone for attracting, retaining and motivating our employees long-term and aligning employees’ and stockholders’ interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase operating expenses and increase the negative cash flow from operations, which could adversely affect both business results and the business strategy, including the research and development of innovative new products.

Summary of the 2018 Equity Incentive Plan

Our board of directors adopted the 2018 Equity Incentive Plan in connection with Ra Medical’s 2018 initial public offering. Our 2018 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or Code, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. As of October 31, 2022, we had 4 non-employee directors and 9 employees, including our employee director.

Authorized Shares. Subject to the adjustment provisions contained in the 2018 Equity Incentive Plan and the automatic increase section set forth in Section 3(b) of the Plan, a total of 7,986 shares of our common stock are currently reserved for issuance pursuant to our 2018 Equity Incentive Plan, which includes 1,047 shares added to the 2018 Equity Incentive Plan from our Compensation Plan as of October 31, 2022, plus any shares subject to stock options or similar awards granted under the Compensation Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Compensation Plan that are forfeited to or repurchased by Ra Medical (provided that the maximum number of shares that may be added to the 2018 Equity Incentive Plan pursuant to shares originally reserved under the Compensation Plan is 2,640 shares). If this amendment is approved by our stockholders, a total of 2,508,216 shares of our common stock will be reserved for issuance pursuant to the 2018 Equity Incentive Plan, plus any additional shares added pursuant to outstanding awards under the Compensation Plan and the 2018 Equity Incentive Plan’s terms following October 31, 2022.

The number of shares available for issuance under our 2018 Equity Incentive Plan also includes an annual increase on the first day of each fiscal year, equal to the least of:

•	1,305 shares; five percent (5%) of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

If this amendment is approved by our stockholders, the annual increase will no longer include the limitation of 1,305 shares.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2018 Equity Incentive Plan (unless the 2018 Equity Incentive Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2018 Equity Incentive Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2018 Equity Incentive Plan (unless the 2018 Equity Incentive Plan has terminated). Shares that have actually been issued under the 2018 Equity Incentive Plan will not be returned to the 2018 Equity Incentive Plan, except if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by or forfeited to us, such shares will become available for future grant under the 2018 Equity Incentive Plan. Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2018 Equity Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2018 Equity Incentive Plan.

Plan Administration. Our board of directors or one or more committees appointed by our board of directors will administer our 2018 Equity Incentive Plan. The compensation committee of our board of directors currently administers our 2018 Equity Incentive Plan. In addition, if we determine it is desirable to qualify transactions under our 2018 Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2018 Equity Incentive Plan, the administrator has the power to administer our 2018 Equity Incentive Plan and make all determinations deemed necessary or advisable for administering the 2018 Equity Incentive Plan, including but not limited to, the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2018 Equity Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2018 Equity Incentive Plan and awards granted under it, prescribe, amend and rescind rules relating to our 2018 Equity Incentive Plan, including creating sub-plans, modify or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards, and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

Stock Options. Stock options may be granted under our 2018 Equity Incentive Plan. The exercise price of options granted under our 2018 Equity Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our (or any parent or subsidiary of ours) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months following the termination of service. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of our 2018 Equity Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under our 2018 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for 12 months following the termination of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2018 Equity Incentive Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under our 2018 Equity Incentive Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2018 Equity Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever vesting conditions it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), except the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of shares of restricted stock will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our 2018 Equity Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2018 Equity Incentive Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, in shares or in some combination thereof. In addition, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our 2018 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial value established by the administrator on or prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay out earned performance units or performance shares in cash, shares or in some combination thereof.

Outside Directors. All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under our 2018 Equity Incentive Plan. Our 2018 Equity Incentive Plan provides that in any given fiscal year, an outside director will not be granted cash compensation and equity awards with an aggregate value greater than $500,000 (with the value of each equity award based on its grant date fair value as determined according to U.S. GAAP). Any cash compensation paid or awards granted to an individual for his or her services as an employee or consultant (other than as an outside director) will not count toward this limit.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2018 Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments. In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our shares, to prevent diminution or enlargement of the benefits or potential benefits available under our 2018 Equity Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under our 2018 Equity Incentive Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our 2018 Equity Incentive Plan.

Dissolution or Liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. Our 2018 Equity Incentive Plan provides that in the event of a merger or change in control, as defined under our 2018 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type similarly. The equity grants will remain unchanged in accordance with their current terms.

If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and, for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback. Awards will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events. Our board of directors may require a participant to forfeit, return, or reimburse us all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment; Termination. The administrator has the authority to amend, alter, suspend or terminate our 2018 Equity Incentive Plan, provided such action does not materially impair the rights of any participant. If this amendment is approved by our stockholders, our 2018 Equity Incentive Plan automatically will continue in effect until September 22, 2032.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2018 Equity Incentive Plan. The summary is based on existing U.S. laws and regulations as of September 17, 2022 and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options.

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes of the alternative minimum tax rules.

Nonstatutory Stock Options.

A participant generally recognizes no taxable income as a result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights.

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares will be taxed as capital gain or loss.

Restricted Stock Awards.

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards.

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received will be taxed as capital gain or loss.

Performance Shares and Performance Unit Awards.

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A.

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2018 Equity Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Ra Medical.

We generally will be entitled to a tax deduction in connection with an award under the 2018 Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND RA MEDICAL SYSTEMS, INC. WITH RESPECT TO AWARDS UNDER THE 2018 EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2018 Equity Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. As of October 31, 2022, the fair market value of Ra Medical’s common stock was $3.55 per share. The following table sets forth the aggregate number of awards granted under our 2018 Equity Incentive Plan during the year ended December 31, 2021 to each of our named executive officers; our executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

Name of Individual or Group	Aggregate Number of Shares Subject to Options Granted	Aggregate Number of Shares Subject to Stock Awards Granted
Jonathan Will McGuire, Chief Executive Officer	—	—
Andrew Jackson, former Chief Financial Officer	—	—
All named executive officers, as a group	—	—
All executive officers, as a group	—	474
All directors who are not executive officers, as a group	—	1,177
All employees who are not executive officers, as a group	—	1,651

Required Vote

The affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively on this proposal is required for approval of the plan increase proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes and abstentions have the same effect by making a quorum more readily attainable but will not otherwise affect the outcome of the vote on this proposal.

Board Recommendation

Our board of directors recommends a vote “FOR” the approval of the plan increase proposal.

Proposal 3: Approval of Auditor Ratification Proposal

Background

On June 3, 2022, prior to Ra Medical’s entry into the merger agreement, our stockholders ratified the appointment of Haskell & White LLP (“Haskell & White”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If and once the merger with Catheter is consummated, Haskell & White will cease to be the auditor of the combined company and it is expected that WithumSmith+Brown, PC will serve as auditor of the combined company instead. We are asking stockholders to once again ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, in the event that the merger is not consummated. Stockholder ratification of the appointment of Haskell & White is not required by our bylaws or other applicable legal requirements. However, our board is submitting the appointment of Haskell & White to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may consider whether it should appoint another independent registered public accounting firm. Given that a representative of Haskell & White attended our 2021 Annual Meeting, where they were available to respond to appropriate questions and had the opportunity to make a statement, representatives of Haskell & White will not be present at the special meeting, will not be available to respond to questions and will not be making a statement at the special meeting.

Change of Independent Registered Public Accounting Firm

On April 2, 2021, following an evaluation of audit fees and costs and at the direction of our audit committee, we chose not to renew the engagement of Deloitte & Touche LLP, or Deloitte & Touche, which was then serving as the Company’s independent registered public accounting firm. We notified Deloitte & Touche on April 2, 2021 that it would be dismissed as our independent registered public accounting firm, effective immediately. The decision to change independent registered public accounting firms was approved by the audit committee.

Deloitte & Touche’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2020 and 2019 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Fees Paid to the Independent Registered Public Accounting Firms

The following table represents aggregate fees for services provided to us in the fiscal years ended December 31, 2021 and 2020 by Haskell & White LLP and Deloitte & Touche LLP, our current and former independent registered public accounting firms, respectively. Following the creation of our audit committee in 2018, all fees paid to the independent registered public accounting firms were pre-approved by the audit committee:

	Fiscal Year Ended
	2021	2020
Audit Fees (1)	$223,678	$452,250
Audit-Related Fees (2)	188,122	291,877
Tax Fees (3)	—	—
All Other Fees (4)	—	2,000

Total Fees	$411,800	$746,127

(1)

“Audit Fees” consist of fees billed for professional services rendered during the respective fiscal year in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	“Audit-Related Fees” consist of fees billed for professional services rendered in connection with our Forms S-1, S-3 and S-8 registration statements.
(3)

“Tax Fees” consist of permissible tax compliance and tax advisory service fees. Haskell & White and Deloitte & Touche did not bill us for any tax fees for the years ended December 31, 2021 and December 31, 2020.

(4)	“All Other Fees” consist of fees billed for services other than the services reported in Audit Fees and Tax Fees.

Auditor Independence

In 2021, there were no other professional services provided by Haskell & White or Deloitte & Touche that would have required our audit committee to consider their compatibility with maintaining the independence of Haskell & White or Deloitte & Touche.

Pre-Approval Policy

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants and the related estimated fees. These services may include audit services, audit-related services, tax services and other services. Our audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to our audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date. Following the creation of our audit committee in 2018, all of the services of Haskell & White and Deloitte & Touche for 2021 and 2020 described above were pre-approved by our audit committee.

Required Vote

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively thereon is required for approval of the auditor ratification proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes and abstentions have the same effect by making a quorum more readily attainable but will not otherwise affect the outcome of the vote on this proposal.

Recommendation of the Board of Directors

Our board of directors recommends a vote “FOR” the approval of the auditor ratification proposal.

Proposal 4: Approval of Adjournment Proposal

General

If Ra Medical fails to receive a sufficient number of votes to approve Proposal 1 or Proposal 2, Ra Medical may propose to adjourn the special meeting. Ra Medical currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposals 1 and 2.

Required Vote

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and casting votes affirmatively or negatively thereon is required for approval of the adjournment proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Broker non-votes and abstentions have the same effect by making a quorum more readily attainable but will not otherwise affect the outcome of the vote on this proposal.

Recommendation of the Board of Directors

Our board of directors recommends a vote “FOR” the approval of the adjournment proposal.

RA MEDICAL’S BUSINESS

The discussion below addresses Ra Medical’s historical business and should be read in conjunction with the other information contained or incorporated by reference in this proxy statement, including without limitation, Ra Medical’s discussion of its pursuit of strategic alternatives.

Overview

Ra Medical Systems, Inc. (the “Company”, “Ra Medical”, “Ra”, “we” or “our”) is a medical device company that owns intellectual property related to an advanced excimer laser-based platform for use in the treatment of peripheral vascular disease. Its excimer laser, a form of ultraviolet laser, and single-use catheter system, together referred to as the DABRA Excimer Laser System, or DABRA, is used as a tool in the treatment of peripheral artery disease, an accumulation of fatty deposits in the arteries. The Company was formed on September 4, 2002 in the state of California and reincorporated in Delaware on July 14, 2018.

DABRA is used as a tool in the treatment of peripheral artery disease, or PAD, which commonly occurs in the legs. DABRA is cleared by the U.S. Food and Drug Administration, or FDA, as a device for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease (disease in the arteries of the legs) and with an intended use for ablating, or unblocking (using a catheter to remove or decrease blockages in the artery), a channel in occlusive peripheral vascular disease. DABRA was also granted CE mark approval in Europe, which affirms the product’s conformity with European health, safety, and environmental protection standards, in September 2016 for the endovascular (a surgical procedure in which a catheter containing medications or miniature instruments is inserted through the skin into a blood vessel for the treatment of vascular disease) treatment of infrainguinal arteries via atherectomy (a procedure to remove plaque from an artery) and for crossing total occlusions (complete blocked arteries).

Our business strategy has been focused on improving our catheter offering and exploring new markets, as well as conducting a clinical study to obtain an atherectomy “indication for use” in the United States. An “indication for use” is important because it described the reasons or the situations or the diseases for which a medical device is approved by the FDA.

Strategic Review

We previously disclosed that our board of directors was reviewing strategic alternatives with the goal of maximizing shareholder value. This review was triggered by the deteriorating macroeconomic environment and concerns regarding our ability to continue funding our clinical and engineering programs at levels consistent with the past few years.

In March 2022, Ra Medical’s management concluded that, although Ra Medical had consummated an underwritten public offering in February 2022 which resulted in net proceeds to Ra Medical of approximately $9.7 million, based on the Company’s recurring net losses from operations and negative cash flows from operating activities, the Company’s significant accumulated deficit and management’s expectations that operating losses and negative cash flows would continue for the foreseeable future due to (i) the Company’s reduced commercial footprint, (ii) the Company continuing to incur costs related to its atherectomy clinical trial, engineering efforts to improve the shelf life of its catheters and develop next generation products and legal costs and (iii) the negative impacts of the COVID-19 pandemic, there was substantial doubt regarding Ra Medical’s ability as an independent standalone company to continue as a going concern for a period of at least 12 months. The Ra Medical Board and management discussed the significant dilution associated with the February 2022 offering resulting from the decline in the stock price once an offering was announced, the discounted price to market once the financing was priced, the double warrant coverage, and other terms of such warrants, which had durations of up to a 7-years, included in the offering. The Ra Medical Board and management also discussed whether the Company would be able to raise sufficient capital in the future on acceptable terms in order to fund the Company’s overhead and research and development to a point where either one or more products would be ready for commercialization or licensing and potentially be of value to an acquiror or that would enable the Company to raise more money on acceptable terms to fund the development of a sales team and pipeline seeking to ultimately generate positive operating income. The Ra Medical Board and management also discussed the merits of pursuing an alternative strategic transaction in lieu of continuing to raise the amount of capital necessary to pursue its existing business plan and that would likely continue to be significantly dilutive and contain terms that could potentially further limit the company’s ability to raise future capital or generate a return for existing shareholders such as warrants with ratchet provisions. A strategic transaction could potentially reduce the amount of capital that needed to be raised and thereby potentially minimize or reduce stockholder dilution or the necessity of entering into one or more future financing arrangements that contained terms which would disadvantage the Company’s stockholders or limit the Company’s ability to raise money in the future. The Ra Medical Board also factored into its analysis the ongoing health of the Company’s Chief Executive Officer and the diagnosis of his serious illness, which was originally disclosed in January 2022, and the impact that such a health condition, including any worsening of such condition, could potentially have on the Company’s ability to fundraise or on its long-term ability to achieve its future goals, notwithstanding Mr. McGuire’s ability at the time to currently fulfill all his duties and responsibilities in the near-term future.

In conjunction with this review, on June 3, 2022, the board of directors approved a reduction in force (“RIF”) under which approximately 65% of our full-time employees were terminated, effective June 6, 2022, and provided one-time severance payments of $0.6 million. Non-terminated employees were offered conditional retention arrangements for a period of approximately 60-120 days to allow for evaluation and monitoring of our near-term personnel needs based in part on our financial status and the board of directors’ review of strategic alternatives. The purpose of the RIF was to preserve capital with the goal of maximizing the opportunities available to us during the board of directors’ review of strategic alternatives. On September 2, 2022, we completed the RIF, pursuant to which an additional 20% of our employees were terminated, with effective dates ranging from August 1, 2022 to September 2, 2022. As of October 31, 2022, six full-time employees remained at the company.

As a result of the RIF and the board of directors’ review of strategic alternatives, we have paused all engineering and commercial activities, including the development of a version of the DABRA catheter that is compatible with a standard interventional guidewire (a device used to access locations in the arteries where disease is present and then deliver a therapy) as well as research to prove the feasibility of using a DABRA-derived catheter technology to fracture calcium in arteries in a procedure known as lithotripsy. On July 5, 2022, we announced the receipt of FDA 510(k) clearance for the DABRA 2.0 catheter as part of the DABRA Excimer Laser System. This catheter includes a braided over jacket to make the catheter more robust and more kink-resistant when navigating tortuous anatomy. This catheter also has a six-month shelf life as a result of multiple design and manufacturing remediations implemented to address prior limitations. We have currently suspended our plans to commercialize the DABRA 2.0 catheter, as we are focused solely on completing the merger with Catheter. It is not expected that the combined company will continue to pursue the DABRA line of business and will instead focus on Catheter’s lines of business.

As stated, although we are focused on and prioritizing the closing the proposed merger with Catheter, we are continuing to pursue an atherectomy indication for use for DABRA, which the FDA defines to include a prespecified improvement in luminal patency (a measure of the percentage of the blockage in the artery that was removed by the DABRA), in the event that the potential merger is not consummated. We received an Investigational Device Exemption, or IDE (an IDE allows the investigational device to be used in a clinical study in order to collect safety and effectiveness data to be used in obtaining a clearance to market the product in the USA), approval in January 2020, and the study was approved for up to 10 clinical sites and 100 subjects. In January 2022, primarily due to subject fallout for follow-up visits due to COVID-19, we filed a protocol amendment with the FDA to add up to an additional 25 subjects to the study. The protocol amendment was approved by the FDA in February 2022, raising the enrollment limit from a maximum of 100 subjects to 125 subjects.

We enrolled the first subject in the atherectomy clinical study in February 2020. Throughout much of 2021 and 2020, the COVID-19 pandemic substantially impacted our ability to activate new sites and enroll additional subjects. Many sites or potential sites have been or are currently operating at a reduced capacity, and some have been closed from time to time.

On June 6, 2022, we made the decision to stop enrollment at 108 subjects in the atherectomy clinical study, and we believe we have enough subjects to eventually satisfy the FDA’s data requirements to support an atherectomy indication. Although the COVID-19 pandemic has had and will continue to have an unpredictable impact on subject follow-up in this study, we currently aim to complete the six-month follow-up in early 2023, pending the outcome of the merger with Catheter.

As a result of discontinuing enrollment in the clinical study, the previously discussed employee terminations and the board of directors’ ongoing review of strategic alternatives, we have ceased manufacturing activities and are no longer supplying catheters to any sites.

On October 28, 2022, in anticipation of the consummation of the merger and in order to minimize cash burn, we entered into a termination agreement for our lease of our historical headquarters located at 2070 Las Palmas Drive, Carlsbad, California. In connection with the termination of the lease agreement, the Company agreed to (i) release its right to the $36,017.40 security deposit previously delivered to the landlord pursuant to the lease agreement and (ii) pay a $300,000 termination fee to the landlord. On October 31, 2022, we entered into a lease agreement for our new corporate headquarters located at 5857 Owens Drive, Suite 300, Carlsbad, California 92009.

Recent Developments

Chief Executive Officer Health

Will McGuire, our Chief Executive Officer, was diagnosed with a serious illness not caused by COVID-19 and has been undergoing treatment for his disease. He continues to fulfill all of his duties and responsibilities and has stated his desire to continue in such roles. Our board of directors has discussed a plan of succession and will continue to evaluate and monitor our options on an ongoing basis, should Mr. McGuire need to relinquish any of his responsibilities or duties at any time as a result of his illness or otherwise.

Effects of COVID-19 and Market Conditions

The global effects of COVID-19 have created significant volatility, uncertainty and economic disruption. Although the number of reported cases of COVID-19 has recently decreased, the ultimate effects of COVID-19 on our business, operations and financial condition are unknown at this time. We expect that follow-up in our atherectomy clinical trial will continue to be affected by the uncertainty relating to COVID-19, as patients may continue to elect to postpone voluntary treatments and physicians’ offices are either remaining closed, operating at a reduced capacity or are in the process of reopening or returning to full capacity. We are currently focused on the merger and have ceased certain or suspended operations in order to reduce our cash spend in anticipation of closing the merger. We have therefore ceased or suspended operational activities related to our atherectomy business such as no longer operating our manufacturing facility that was located in Carlsbad, California. We are also no longer receiving shipments of parts or pursuing any engineering efforts, although we are continuing to expend limited resources in order to continue our follow-upon of patients in our atherectomy clinical study. However, the extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain it or treat its impact, among others.

We, like many companies, are also experiencing increased difficulty in attracting and retaining key personnel due to a tight labor market.

Legal Matters

Securities and Shareholder Derivative Litigation Update

On June 7, 2019, a putative securities class action complaint captioned Derr v. Ra Medical Systems, Inc., et al, (Civil Action no. 19CV1079 LAB NLS) was filed in the U.S. District Court for the Southern District of California against the Company, certain current and former officers and directors, and certain underwriters of the Company’s initial public offering. Following the appointment of a lead plaintiff and the filing of a subsequent amended complaint, the lawsuit alleges that the defendants made material misstatements or omissions in the Company’s registration statement in violation of Sections 11 and 15 of the Securities Act of 1933 (the “Securities Act”) and between September 27, 2018 and November 27, 2019, inclusive, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). On March 11, 2020, lead plaintiffs voluntarily dismissed the underwriter defendants without prejudice. On March 13, 2020, defendants filed a motion to dismiss the amended complaint. On March 24, 2021, the court issued an order granting defendants’ motion to dismiss claims under the Securities Act in full and certain claims under the Exchange Act and denying defendants’ motion to dismiss certain Exchange Act claims. Plaintiffs filed their second amended complaint on April 19, 2021, realleging the Securities Act claims and certain of the previously dismissed Exchange Act claims. On June 10, 2021, defendants moved to dismiss the second amended complaint. On November 12, 2021, following a private settlement mediation with the lead plaintiffs, the parties executed a stipulation of settlement that resolved the claims asserted in the securities class action. The settlement provides for a payment to the plaintiff class of $10.0 million. On March 18, 2022, the Company paid approximately $0.6 million towards the settlement to satisfy its self-insured retention/deductible. The Company’s insurers paid the remainder of the settlement. The proposed settlement required both preliminary and final approval by the court. On February 11, 2022, the court granted preliminary approval of the settlement, scheduled a hearing on final approval of the settlement, and denied the pending motion to dismiss without prejudice. On May 2, 2022, plaintiffs filed a motion for final approval of the settlement and plan of allocation, and lead counsel filed a motion for an award of attorneys’ fees and reimbursement of litigation expenses. On September 23, 2022, the court granted final approval of the settlement , certified the settlement class, granted in part lead counsel’s motion for an award of attorneys’ fees and reimbursement of litigation expenses, dismissed plaintiffs’ claims with prejudice, and entered final judgment.

On October 1, 2019, a shareholder derivative complaint captioned Noel Borg v. Dean Irwin, et al (Civil Action no. 1:99-cm-09999) was filed in the U.S. District Court for the District of Delaware against certain current and former officers and directors, purportedly on behalf of the Company, which is named as a nominal defendant in the action. The complaint alleges breaches of fiduciary duty, unjust enrichment, waste, and violations of Section 14(a) of the Securities Exchange Act of 1934. On October 21, 2019, pursuant to the parties’ stipulation, the court stayed the derivative lawsuit until the related class action is resolved. The parties agreed to submit to the court a proposed schedule for the next steps of the litigation within thirty days after the appeal period has run for the order granting final approval of the class action settlement. While the Company has obligations to indemnify and/or advance the defendants’ legal fees and costs in connection with this lawsuit, any monetary recovery from the defendants would be to the benefit of the Company. The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.

On September 29, 2022, a purported stockholder of the Company filed a complaint captioned David Nguyen v. Ra Medical Systems, Inc. et al. (Civil Action no. 3:22-cv-01470-BEN-MSB) in the U.S. District Court for the Southern District of California against the Company, and the Company’s current directors. The Complaint alleges violations of Sections 14(a) and 20(a) of the Exchange Act based on alleged deficiencies in the Company’s Preliminary Proxy filed September 23, 2022. The defendants have not been served. We have obligations to indemnify and/or advance the directors’ legal fees and costs in connection with this lawsuit.

Settlement Agreements with the Department of Justice and Participating States

As previously announced on December 28, 2020, the Company entered into a Settlement Agreement with the U.S., acting through the Department of Justice and on behalf of the Office of Inspector General, and other settlement agreements with certain state attorneys general to resolve investigations and a related civil action concerning its marketing of the DABRA laser system and DABRA-related remuneration to certain physicians.

Pursuant to the terms of the Settlement Agreement and the agreements with the participating states, (a) if the Company’s revenue exceeds $10 million in any of fiscal years 2021-2024, the Company also is required to pay for the corresponding year: $500,000 for 2021, $750,000 for 2022, $1 million for 2023, and $1.25 million for 2024; (b) if the Company is acquired or is otherwise involved in a change in control transaction before the end of 2024, the Company is required to pay an additional settlement amount of $5 million, plus 4% of the value attributed to the Company in the transaction, so long as the attributed value is in excess of $100 million, with the total change in control payment never to exceed $28 million; and (c) if the Company’s obligations under the Settlement Agreement are avoided by bankruptcy, the U.S. may rescind the releases and bring an action against the Company in which the Company agrees is not subject to an automatic stay, is not subject to any statute of limitations, estoppel or laches defense, and is a valid claim in the amount of $56 million, minus any prior change in control payments.

Stockholder Demands Relating to Proposed Merger

As of November 3, 2022, the Company has received six letters from purported stockholders of the Company in connection with the Preliminary Proxy. Each of the letters alleges disclosure deficiencies in the Preliminary Proxy and demands that corrected or additional disclosures be made before the Company’s stockholders vote on the merger. One of the six letters also seeks to inspect the Company’s books and records under 8 Del. C. § 220.

Other Litigation

In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.

Resources Material to Our Business

Patents and Proprietary Technology

Patents

Although the Company is not presently engaged in the manufacture, sale or development of any products, the protection of intellectual property has been and remains a priority for it. The Company maintains protection on the proprietary aspects of its technologies and relies on a combination of patent, copyright, trademark and trade secret laws, and confidentiality and invention assignment agreements to protect its intellectual property rights, and expects to continue to maintain its current intellectual property rights in a similar manner until such time as the potential merger with Catheter is consummated, at which time the Company expects that it will discontinue the legacy business and reevaluate whether to maintain such intellectual property rights or seek to divest its interests in such intellectual property rights.

As of October 26, 2022, the Company owned ten issued U.S. patents and continues to pursue patent protection in five different patent families. In the patent family titled “Small Flexible Liquid Core Catheter for Laser Ablation in Body Lumens and Methods for Use,” which is owned by the Company, the Company has three issued U.S. patents . One U.S. continuation application has also been filed in this patent family and remains pending. The issued patents in this patent family include claims directed generally to laser catheter systems, catheter systems and related technologies including support catheters. The three issued patents in this family include U.S. patent number 9,700,655 which expires in 2035, U.S. patent number 11,123,458 which expires in 2034, and U.S. patent number 11,241,519 which expires in 2033, the preceding expiration dates being subject to payment of required maintenance fees and other charges.

In the patent family titled “Methods and Devices for Treatment of Stenosis of Arteriovenous Fistula Shunts,” which is owned by the Company, the Company has four issued U.S. patents and one continuation application that remains pending in the U.S. The issued patents include claims directed generally to methods for treating vessel blockages, methods for treating arteriovenous fistulas and related technologies including packaging assemblies for catheters. The four issued patents in this family include U.S. patent number 9,962,527 which expires in 2036, U.S. patent number 10,245,417 which expires in 2034, U.S. patent number 10,384,038 which expires in 2034 and U.S. patent number 11,020,570 which expires in 2034, the preceding expiration dates being subject to payment of required maintenance fees and other charges.

In the patent family titled “Laser Ablation Catheters Having Expanded Distal Tip Windows for Efficient Tissue Ablation,” which is owned by the Company, the Company has two issued U.S. patents and one U.S. continuation application which is still pending. The issued patents include claims directed generally to laser ablation catheters. The issued patents in this family include U.S. patent number 10,555,772 which expires in 2038 and U.S. patent number 11,284,941 which expires in 2033, the preceding expiration dates being subject to payment of required maintenance fees and other charges.

The patent family titled “Liquid Filled Ablation Catheter with Overjacket,” which is owned by the Company, includes one issued U.S. patent and one pending U.S. continuation application. The issued patent, U.S. 11,147,616, which expires in 2039, includes claims directed generally to a laser ablation catheter. The expiration of the patent in 2039 is subject to payment of required maintenance fees and other charges. The Company also owns a U.S. patent application titled “Liquid Filled Laser Ablation Catheter with Full Length Outer Jacket Support” which remains pending.

Trademarks

The Company owns or has rights to trademarks that it uses in connection with the operation of its business. The Company owns or have rights to trademarks for Ra Medical Systems and its logo as well as other trademarks such as DABRA.

Trade Secrets

The Company also has relied upon trade secrets, know-how and technological innovation, and may in the future rely upon licensing opportunities, to develop and maintain its competitive position. The Company has protected our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to proprietary information.

Government Regulation

United States Medical Device Regulation

In the U.S., medical devices are subject to extensive regulation by the FDA, the FDCA and its implementing regulations, and certain other federal and state statutes and regulations. The laws and regulations govern, among other things, the design, manufacture, storage, recordkeeping, approval, labeling, promotion, post-approval monitoring and reporting, distribution and import and export of medical devices. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as FDA refusal to approve pending pre-market approval, or PMA, applications, issuance of warning letters or untitled letters, mandatory product recalls, import detentions, civil monetary penalties, and/or judicial sanctions, such as product seizures, injunctions, and criminal prosecution.

The FDCA classifies medical devices into one of three categories based on the risks associated with the device and the level of control necessary to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the fewest regulatory controls. Class II devices provide intermediate levels of risk. They are subject to general controls and must also comply with special controls. Class III devices are generally the highest risk devices and are subject to the highest level of regulatory control to provide reasonable assurance of the device’s safety and effectiveness. Class III devices must typically be approved by the FDA before they are marketed. DABRA is a Class II device.

Establishments that manufacture devices are required to register their establishments with the FDA and provide the FDA a list of the devices that they handle at their facilities.

The FDA conducts market surveillance and periodic visits, both announced and unannounced, to inspect or re-inspect equipment, facilities, laboratories and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors. Following an inspection, the FDA may issue a report, known as a Form 483, listing instances where the manufacturer has failed to comply with applicable regulations and/or procedures or, if observed violations are severe and urgent, a warning letter. If the manufacturer does not adequately respond to a Form 483 or warning letter, the FDA make take enforcement action against the manufacturer or impose other sanctions or consequences, which may include:

•	cease and desist orders;

•	injunctions, or consent decrees;

•	civil monetary penalties;

•	recall, detention or seizure of our products;

•	operating restrictions, partial or total shutdown of production facilities;

•	refusal of or delay in granting requests for 510(k) clearance, de novo classification, or premarket approval of new products or modified products;

•	withdrawing 510(k) clearances, de novo classifications, or premarket approvals that are already granted;

•	refusal to grant export approval or export certificates for devices; and

•	criminal prosecution.

Pre-Market Authorization and Notification

While most Class I and some Class II devices can be marketed without prior FDA authorization, most medical devices can be legally sold within the U.S. only if the FDA has: (i) approved a PMA application prior to marketing, generally applicable to most Class III devices; (ii) cleared the device in response to a premarket notification, or 510(k) submission, generally applicable to Class I and II devices; or (iii) authorized the device to be marketed through the de novo process, generally applicable for novel Class I or II devices. Some devices that have been classified as Class III are regulated pursuant to the 510(k) requirements because the FDA has not yet called for PMAs for these devices.

510(k) Notification

Product marketing in the U.S. for most Class II and limited Class I devices typically follows a 510(k) pathway. To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a legally marketed device, referred to as the predicate device. A predicate device may be a previously 510(k) cleared device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for submission of PMA applications, or a product previously granted de novo authorization. The manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or it is shown to be equally safe and effective and does not raise different questions of safety and effectiveness as compared to the predicate device.

There are three types of 510(k)s: traditional; special, for certain device modifications; and abbreviated, for devices that conform to a recognized standard. The special and abbreviated 510(k)s are intended to streamline review. The FDA intends to process special 510(k)s within 30 days of receipt and abbreviated 510(k)s within 90 days of receipt. Though the FDA has a user fee goal to clear a traditional 510(k) within 90 days of receipt, the clearance pathway for traditional 510(k)s can take substantially longer.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance for the modified device, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA is obtained.

We have received 510(k) premarket clearances from the FDA to market our excimer laser and catheter systems for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and with an intended use for ablating a channel in occlusive peripheral vascular disease.

De Novo Classification

Devices of a new type that the FDA has not previously classified based on risk are automatically classified into Class III by operation of section 513(f)(1) of the FDCA, regardless of the level of risk they pose. To avoid requiring PMA review of low- to moderate-risk devices classified in Class III by operation of law, Congress enacted section 513(f)(2) of the FDCA. This provision allows the FDA to classify a low- to moderate-risk device not previously classified into Class I or II through the de novo classification pathway. The FDA evaluates the safety and effectiveness of devices submitted for review under the de novo classification pathway and devices determined to be Class II through this pathway can serve as predicate devices for future 510(k) applicants. The de novo classification pathway can require clinical data and is generally more burdensome than the 510(k) pathway and less burdensome than the PMA pathway. According to the most recent FDA performance review goals, the agency will attempt to issue a decision within 150 days of receipt on 70% of de novo classification requests received during fiscal year 2022.

Pre-Market Approval

A product not eligible for 510(k) clearance or de novo classification must follow the PMA pathway, which requires proof of the safety and effectiveness of the device to the FDA’s satisfaction.

Results from adequate and well-controlled clinical trials are required to establish the safety and effectiveness of a Class III PMA device for each indication for which FDA approval is sought. After completion of the required clinical testing, a PMA including the results of all preclinical, clinical, and other testing, and information relating to the product’s marketing history, design, labeling, manufacture, and controls, is prepared and submitted to the FDA.

The PMA process is generally more expensive, rigorous, lengthy, and uncertain than the 510(k) premarket notification process and de novo classification process and requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with Quality System Regulations, or QSR, requirements, which impose elaborate testing, control, documentation and other quality assurance procedures. The FDA’s review of a PMA application typically takes one to three years but may last longer. If the FDA’s evaluation of the PMA application is favorable, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval and/or placement of restrictions on the sale of the device until the conditions are satisfied.

Even after approval of a PMA, a new PMA or PMA supplement may be required in the event of a modification to the device, its labeling or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

Clinical Trials

A clinical trial is almost always required to support a PMA application and de novo classification and is sometimes required for a premarket notification. For significant risk devices, the FDA regulations require that human clinical investigations conducted in the U.S. be approved under an IDE, which must become effective before clinical testing may commence. A nonsignificant risk device does not require FDA approval of an IDE. In some cases, one or more smaller IDE studies may precede a pivotal clinical trial intended to demonstrate the safety and efficacy of the investigational device. A 30-day waiting period after the submission of each IDE is required prior to the commencement of clinical testing in humans. If the FDA disapproves the IDE within this 30-day period, the clinical trial proposed in the IDE may not begin.

An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must also include a description of product manufacturing and controls, and a proposed clinical trial protocol. The FDA typically grants IDE approval for a specified number of patients to be treated at specified study centers. During the study, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting, and record keeping. The investigators must obtain patient informed consent, follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with reporting and record keeping requirements. Prior to granting PMA, the FDA typically inspects the records relating to the conduct of the study and the clinical data supporting the PMA application for compliance with IDE requirements.

Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice, or GCP, an international standard intended to protect the rights and health of patients and to define the roles of clinical trial sponsors, investigators, and monitors; and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Pivotal clinical trials supporting premarket applications for devices are typically conducted at geographically diverse clinical trial sites and are designed to permit the FDA to evaluate the overall benefit-risk relationship of the device and to provide adequate information for the labeling of the device when considering whether a device satisfies the statutory standard for commercialization. Clinical trials, for significant and nonsignificant risk devices, must be approved by an institutional review board, or IRB—an appropriately constituted group that has been formally designated to review and monitor biomedical research involving human subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety, and welfare of the human research subject.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with the FDA requirements or presents an unacceptable risk to the clinical trial patients. An IRB may also require the clinical trial it has approved to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions or sanctions.

Although the QSR does not fully apply to investigational devices, the requirement for controls on design and development does apply. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that the FDA may impose with respect to manufacturing. Investigational devices may only be distributed for use in an investigation and must bear a label with the statement: “CAUTION-Investigational device. Limited by Federal law to investigational use.”

Post-Market Requirements

After a device is placed on the market, numerous regulatory requirements apply. These include: the QSR, labeling regulations, the medical device reporting regulations (which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur), and reports of corrections and removals regulations (which require manufacturers to report recalls or removals and field corrections to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDCA). After a May 2018 inspection, the FDA issued to us a Form 483 that included observations for failure to properly evaluate whether certain complaints related to Pharos and DABRA that we have received rose to a level required to be reported to the FDA. In response, we informed the FDA that we modified our complaint review procedures and we completed a retrospective evaluation and have not found any complaints which require a submission to the FDA. In connection with our Audit Committee investigation, the Audit Committee also found failures to properly identify reportable events or to file timely reports, as well as failure to address each of the observations to FDA’s satisfaction. In addition, the FDA conducted an unannounced facility inspection in December 2019. The FDA issued to us a Form 483 that included observations that schedules for the adjustment, cleaning, and other maintenance of equipment have not been adequately established, a device master record index was not current, and document control procedures have not been fully established. All corrective actions to address the December 2019 inspectional observations are complete, and the final Form 483 report was sent to the FDA on September 25, 2020. Failure to properly identify reportable events or to file timely reports, as well as failure to address each of the observations to FDA’s satisfaction, can subject us to warning letters, recalls, or other sanctions and penalties.

Advertising, marketing and promotional activities for devices are also subject to FDA oversight and must comply with the statutory standards of the FDCA, and the FDA’s implementing regulations. The FDA’s oversight authority review of marketing and promotional activities encompasses, but is not limited to, direct-to-consumer advertising, healthcare provider-directed advertising and promotion, sales representative communications to healthcare professionals, promotional programming and promotional activities involving electronic media. The FDA also regulates industry-sponsored scientific and educational activities that make representations regarding product safety or efficacy in a promotional context.

Manufacturers of medical devices are permitted to promote products solely for the uses and indications set forth in the approved or cleared product labeling. A number of enforcement actions have been taken against manufacturers that promote products for “off-label” uses (i.e., uses that are not described in the approved or cleared labeling), including actions alleging that claims submitted to government healthcare programs for reimbursement of products that were promoted for “off-label” uses are fraudulent in violation of the Federal False Claims Act or other federal and state statutes and that the submission of those claims was caused by off-label promotion. The failure to comply with prohibitions on “off-label” promotion can result in significant monetary penalties, revocation or suspension of a company’s business license, suspension of sales of certain products, product recalls, civil or criminal sanctions, exclusion from participating in federal healthcare programs, or other enforcement actions. In the United States, allegations of such wrongful conduct could also result in a corporate integrity agreement with the U.S. government that imposes significant administrative obligations and costs.

The Federal Trade Commission, or FTC, also oversees the advertising and promotion of our products (other than labeling) pursuant to its broad authority to police deceptive advertising for goods or services within the U.S. The FDA and FTC work together to regulate different aspects of activities by medical product manufacturers, consistent with the inter-agency Memorandum of Understanding. Under the Federal Trade Commission Act, or FTCA, the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. In the context of performance claims for products such as our devices and services, compliance with the FTC Act includes ensuring that there is scientific data to substantiate the claims being made, that the advertising is neither false nor misleading, and that any user testimonials or endorsements we or our agents disseminate related to the devices or services comply with disclosure and other regulatory requirements.

Violations of the FDCA or FTCA relating to the inappropriate promotion of approved products may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, including state consumer protection laws.

For a PMA or Class II 510(k) or de novo devices, the FDA also may require post-marketing testing, surveillance, or other measures to monitor the effects of an approved or cleared product. The FDA may place conditions on a PMA-approved device that could restrict the distribution or use of the product. In addition, quality-control, manufacture, packaging, and labeling procedures must continue to conform to QSRs and other applicable regulatory requirements after approval and clearance, and manufacturers are subject to periodic inspections by the FDA. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with QSRs. If the FDA believes we or any of our contract manufacturers or regulated suppliers are not in compliance with these requirements and patients are being subjected to serious risks, the agency can shut down our manufacturing operations, require recalls of our medical device products, refuse to approve new marketing applications, initiate legal proceedings to detain or seize products, enjoin future violations, or assess civil and criminal penalties against us or our officers or other employees.

Radiation Emitting Products

The FDA regulates radiation emitting electronic products even when they are not intended to be used for medical purposes. X-rays, microwaves, radio waves, laser, visible light, sound, ultrasound, and ultraviolet light are a few examples of the many types of radiation that may be produced by an electronic product. Diagnostic X-ray systems, laser products, laser light shows, and microwave ovens are a few examples out of the many different electronic products that emit radiation subject to FDA regulation. Many radiation emitting electronic products are also medical devices. In those cases, the products must comply with two independent sets of regulations-radiation safety regulations that apply to radiation emitting electronic products, as well as medical device regulations that apply to all medical devices.

Under the Electronic Product Radiation Control provisions of the FDCA, the FDA has established regulations specifying electronic product performance standards covering several varieties of radiation emitting electronic products. Companies that manufacture or import electronic products subject to an FDA performance standard are required to submit various electronic product reports to the FDA to demonstrate that their products comply with the standard. Unless exempted by the radiation safety regulations, a manufacturer or importer must also submit to the FDA follow-up reports for product updates or modifications, as well as an annual report for their radiation emitting electronic products. The radiation safety regulations provide specific certification and labeling requirements for electronic products. Labeling, which includes user manuals, must contain certain information, such as warnings, declarations and clear and concise instructions for use and service. The information must also be formatted in accordance with the applicable regulations. The law and applicable federal regulations also require laser manufacturers to maintain manufacturing, testing and sales records, and report product defects. Various warning labels must be affixed and certain protective devices installed, depending on the class of the product.

Non-U.S. Regulatory

International sales of medical devices are also subject to the regulatory requirements of each country in which the devices are commercialized. The international regulatory review process varies from country to country and authorization from one country to market a device does not guarantee that other countries will also grant marketing authorization. In China, the State Food and Drug Administration, or SFDA, is the agency primarily responsible for regulating medical devices. We have clearances from China, from both the SFDA and the China Food and Drug Administration, or CFDA. In Europe, the regulations of the European Union require that a medical device be granted a CE Mark indicating conformance with European Union laws and regulations before it can be sold in that market. We received a CE mark for the DABRA vascular system in the third quarter of 2016.

Other Healthcare Laws

Our business operations and current and future arrangements with healthcare professionals, consultants, customers and patients, expose us to broadly applicable state, federal, and foreign fraud and abuse and other healthcare laws and regulations. These laws constrain the business and financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our products. Such laws include, but are not limited to:

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the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a U.S. healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the U.S. federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act;

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U.S. federal civil and criminal false claims laws and civil monetary penalties laws, including the federal civil False Claims Act, which, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. government. Persons and entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label;

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the U.S. Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the health care fraud statute implemented under HIPAA or specific intent to violate it in order to have committed a violation;

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in addition, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH Act, and its implementing regulations, imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers as well as their business associates that perform certain services for or on their behalf involving the use or disclosure of individually identifiable health information;

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the U.S. Physician Payments Sunshine Act, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), non-physician healthcare professionals (defined to include physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified nurse-midwives) and teaching hospitals, as well as information regarding ownership and investment interests held by the physicians described above and their immediate family members; and

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analogous state and non-U.S. laws and regulations, such as state anti-kickback and false claims laws, which may apply to our business practices, including, but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or by the patients themselves; state laws that require pharmaceutical and device companies to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; and state and non-U.S. laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

In particular, activities and arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, waste and other abusive practices. These laws and regulations may restrict or prohibit a wide range of activities or other arrangements related to the development, marketing or promotion of products, including pricing and discounting of products, provision of customer incentives, provision of reimbursement support, other customer support services, provision of sales commissions or other incentives to employees and independent contractors and other interactions with healthcare practitioners, other healthcare providers and patients.

Because of the breadth of these laws and the narrow scope of the statutory or regulatory exceptions and safe harbors available, our business activities could be challenged under one or more of these laws. Relationships between medical product manufacturers and health care providers are an area of heightened scrutiny by the government. We engage in various activities, including the conduct of speaker programs to educate physicians, the provision of reimbursement advice and support to customers, and the provision of customer and patient support services, that have been the subject of government scrutiny and enforcement action within the medical device industry.

Government expectations and industry best practices for compliance continue to evolve and past activities may not always be consistent with current industry best practices. Further, there is a lack of government guidance as to whether various industry practices comply with these laws, and government interpretations of these laws continue to evolve, all of which creates compliance uncertainties. Any non-compliance could result in regulatory sanctions, criminal or civil liability and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in preventing such conduct, mitigating risks, or reducing the chance of governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.

If a government entity opens an investigation into possible violations of any of these laws (which may include the issuance of subpoenas), we would have to expend significant resources to defend ourselves against the allegations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the above occur, it could adversely affect our ability to operate our business and our results of operations.

Allegations that we, our officers, or our employees violated any one of these laws can be made by individuals called “whistleblowers” who may be our employees, customers, competitors or other parties. Government policy is to encourage individuals to become whistleblowers and file a complaint in federal court alleging wrongful conduct. The government is required to investigate all of these complaints and decide whether to intervene. If the government intervenes and we are required to pay money back to the government as a result of a settlement or judgement, the whistleblower, as a reward, is awarded a percentage. If the government declines to intervene, the whistleblower may proceed on his or her own and, if successful, he or she will receive a percentage of any judgment or settlement amount the company is required to pay. The government may also initiate an investigation on its own. If any such actions are instituted against us, those actions could have a significant impact on our business, including the imposition of significant fines, and other sanctions that may materially impair our ability to run a profitable business. In particular, if our operations are found to be in violation of any of the laws described above or if we agree to settle with the government without admitting to any wrongful conduct or if we are found to be in violation of any other governmental regulations that apply to us, we, our officers and employees may be subject to sanctions, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, the curtailment or restructuring of our operations and the imposition of a corporate integrity agreement, any of which could adversely affect our business, results of operations and financial condition.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or FCPA, and similar anti-bribery laws in other jurisdictions, generally prohibit businesses and their representatives from offering to pay, paying, promising to pay or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business. The FCPA also obligates companies whose securities are listed in the U.S. to comply with accounting provisions requiring us to maintain books and records, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the corporation, including international subsidiaries, if any, and to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements. The scope of the FCPA includes interactions with certain healthcare professionals in many countries.

We operate in parts of the world that have experienced governmental corruption to some degree and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. There is no assurance that our internal control policies and procedures will protect us from acts committed by our employees or agents. If we are found to be liable for FCPA or other violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others), we could suffer from civil and criminal penalties or other sanctions, including contract cancellations or debarment, and loss of reputation, any of which could have a material adverse impact on our business, financial condition, and results of operations.

Privacy and Data Protection Laws

HIPAA, as amended by the HITECH Act, and the regulations that have been issued under it, impose certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of protected health information. The requirements and restrictions apply to “covered entities” (which include health care providers and insurers) as well as to their business associates that receive protected health information from them in order to provide services to or perform certain activities on their behalf. The statute and regulations also impose notification obligations on covered entities and their business associates in the event of a breach of the privacy or security of protected health information. We occasionally receive protected health information from our customers in the course of our business. As such, we believe that we are business associates and therefore subject to HIPAA’s requirements and restrictions with respect to handling such protected health information and have executed business associate agreements with certain customers.

In addition, California has enacted the California Consumer Privacy Act, or CCPA, which came into effect on January 1, 2020. Pursuant to the CCPA, certain businesses are required, among other things, to make certain enhanced disclosures related to California residents regarding the use or disclosure of their personal information, allow California residents to opt-out of certain uses and disclosures of their personal information without penalty, provide Californians with other choices related to personal data in our possession, and obtain opt-in consent before engaging in certain uses of personal information relating to Californians under the age of 16. The California Attorney General may seek substantial monetary penalties and injunctive relief in the event of our non-compliance with the CCPA. The CCPA also allows for private lawsuits from Californians in the event of certain data breaches. Aspects of the CCPA remain uncertain, and we may be required to make modifications to our policies or practices in order to comply.

It is possible the data protection laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. In addition, these privacy regulations may differ from country to country and state to state and may vary based on whether testing is performed in the U.S. or in the local country. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Further, compliance with data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We can provide no assurance that we are or will remain in compliance with diverse privacy and security requirements in all of the jurisdictions in which we do business. If we fail to comply or are deemed to have failed to comply with applicable privacy protection laws and regulations such failure could result in government enforcement actions and create liability for us, which could include substantial civil and/or criminal penalties, as well as private litigation and/or adverse publicity that could negatively affect our operating results and business.

Healthcare Reform

In the U.S. and some non-U.S. jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, affect our ability to profitably sell any product candidates for which we obtain marketing approval.

Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. For example, the Patient Protection and Affordable Care Act of 2010, or PPACA, and the Medicare Access and CHIP Reauthorization Act of 2015 substantially changed the way healthcare is delivered and financed by both governmental and private insurers. These changes included the creation of demonstration programs and other value-based purchasing initiatives that provide financial incentives for physicians and hospitals to reduce costs, including incentives for furnishing low-cost therapies. Under the Trump Administration, there were ongoing efforts to modify or repeal all or part of PPACA or take executive action that affects its implementation. Tax reform legislation was passed that includes provisions that impact healthcare insurance coverage and payment such as the elimination of the tax penalty for individuals who do not maintain health insurance coverage (the so-called “individual mandate”). Such actions or similar actions could have a negative effect on the utilization of our products. On December 18, 2019, the United States Court of Appeals for the Fifth Circuit upheld a lower court’s determination in Texas v. Azar, 4:18-cv-00167, that the individual mandate was unconstitutional and remanded the case to the lower court for further analysis as to whether PPACA as a whole is unconstitutional because the individual mandate is not severable from other provisions of the law. In June 2021, the United States Supreme Court held that Texas and other challengers had no legal standing to challenge the PPACA, dismissing the case on procedural grounds without specifically ruling on the constitutionality of the PPACA. The PPACA thus remains in effect in its current form. Further legislative and regulatory changes under the PPACA remain possible, although the new federal administration under President Biden has signaled that it plans to build on the PPACA and expand the number of people who are eligible for health insurance subsidies under it. It is unclear how healthcare measures promulgated by the Biden administration will impact the implementation of the PPACA, our business, financial condition and results of operations. Complying with any new legislation or reversing changes implemented under the PPACA could be time-intensive and expensive, resulting in a material adverse effect on our business.

General legislative action may also affect our business. For example, the Budget Control Act of 2011 included provisions to reduce the federal deficit. The Budget Control Act, as amended, resulted in the imposition of reductions of up to 2% in Medicare payments to providers which began in April 2013, which, due to subsequent legislative amendments, will stay in effect through 2031, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through March 31, 2022, unless additional congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of the sequester. These or other similar reductions in government healthcare spending could result in reduced demand for our products or additional pricing pressure.

Further, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal legislation designed to bring transparency to product pricing and reduce the cost of products and services under government healthcare programs. Additionally, individual states in the U.S. have also become increasingly active in passing legislation and implementing regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. Moreover, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what products to purchase and which suppliers will be included in their healthcare programs.

Human Capital

As of September 17, 2022, we had eight employees. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we believe our relationship with our employees is good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of the Company by motivating such individuals to perform to the best of their abilities and achieve the Company’s objectives.

Segment Information

After the sale of the Dermatology Business in August 2021, we began operating our business in one segment, which includes all activities related to the research, development and manufacture of the DABRA system. The chief operating decision-maker reviews the operating results on an aggregate basis and manages the operations as a single operating segment.

Geographic Information

During the years ended December 31, 2021 and 2020, all of our long-lived assets were located in and our revenues came from within the U.S.

Corporate and Other Information

We were incorporated in California on September 4, 2002 and reincorporated in Delaware in July 2018. Our principal executive offices are located at 5857 Owens Drive, Suite 300, Carlsbad, CA 92009 and our telephone number is (760) 804-1648 or (877) 635-1800 toll-free. Our corporate website address is www.ramed.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this document, and you should not consider information on our website to be part of this document.

You may find on our website at www.ramed.com electronic copies of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such filings are placed on our website as soon as reasonably possible after they are filed with the SEC.

Investors and others should note that we announce material financial information to our investors using our investor relations website (https://ir.ramed.com/), SEC filings, press releases, public conference calls and webcasts. We use these channels as well as social media to communicate with our members and the public about our company, our services and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the social media channels listed on our investor relations website.

Properties

On October 31, 2022, we entered into a month-to-month lease agreement for our corporate headquarters located in Carlsbad, California. On October 28, 2022, in anticipation of the consummation of the merger and in order to minimize cash burn, we entered into a termination agreement for our lease of our historical headquarters located at 2070 Las Palmas Drive, Carlsbad, California. It is anticipated that the combined company’s headquarters will be located in New Jersey.

CATHETER’S BUSINESS

Overview

Catheter is dedicated to the design, manufacture and sale of new and innovative medical technologies focused in the field of cardiac electrophysiology (“EP”). EP studies are performed to test the electrical activity of a patient’s heart. Using specialized catheter tubes that can transmit electrical impulses, doctors can see where the electrical signals in the heart start and travel to. This can help them locate the exact area of the patient’s heart that’s the source of an irregular heartbeat, also known as an arrhythmia. Catheter’s primary product is the View into Ventricular Onset System or VIVO™ System (“VIVO” or “VIVO System”). VIVO is a software based non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. When using VIVO prior to a catheter ablation procedure, the physician is able to better plan the procedure resulting in reduced procedure time, increased safety for the patient and improved procedural success. Catheter ablation is a procedure to stop abnormal electrical signals from moving through the heart and causing an irregular heartbeat, or arrhythmia. Ablation, or small tissue burns, is done through a procedure called cardiac catheterization that passes flexible tubes, or catheters, through blood vessels until they reach the patient’s heart. Depending on the type of arrhythmia, the catheter is inserted into the atrium or the ventricle. Some catheters have wire electrodes that record and locate the source of abnormal heartbeats. Other catheters can deliver treatments. A doctor will aim the tip of a special catheter at the small area of heart tissue that is causing the heart rhythm problem. A machine will send either radiofrequency (RF) waves, extremely cold temperatures, or laser light through the catheter tip to create a scar on the heart. The scar prevents abnormal electrical signals from causing irregular heartbeats.

Catheter is focused on the design, market development and usage adoption of Catheter’s VIVO System by cardiac electrophysiology specialists to enhance their ability to diagnose and treat cardiac arrhythmias. Catheter has completed development, received regulatory clearance and initiated sales of the VIVO System in the U.S. and Europe.

Catheter has been cleared to label the VIVO System with the CE Mark in the EU and certain other countries. The CE Mark designation, which affirms the product’s conformity with European health, safety, and environmental protection standards, allows us to market that product in countries that are members of the EU and the European Free Trade Association. Catheter has commenced limited sales of the VIVO System in Europe and the UK through independent distributors. Catheter’s international distributors are supported by two EU based full time and one part time employee.

Catheter has received United States Food and Drug Administration (“FDA”) approval to market and promote the VIVO System in the United States as a pre-procedure planning tool for patients with structurally normal hearts undergoing ablation treatment for idiopathic ventricular arrhythmias. VIVO allows for the acquisition, analysis, display and storage of cardiac electrophysiological data and maps for analysis by a physician. Catheter began a limited commercial launch of VIVO in 2021 and to date, VIVO has been utilized in more than 775 procedures in the US and EU by over 30 physicians, with no reported device-related complications.

Prior to 2018, Catheter marketed the Amigo® Remote Catheter System (the “Amigo” or “Amigo System”), which provides for accurate positioning, manipulation, and stable control of catheters for use by electrophysiologists in the diagnosis and treatment of abnormal heart rhythms known as cardiac arrhythmias. Amigo was designed for use during the ablation procedure, to allow the physician to remotely navigate standard commercially available catheters, with stability and precision, and maintains catheter locations within the heart while decreasing radiation exposure and avoiding long periods standing bedside in heavy protective lead aprons. Amigo was used in over 2,000 procedures in the US and Europe and was well received by leading experts in the field of EP. We discontinued sales of Amigo to focus financial resources on VIVO as this product was believed to have a faster return on investment due to the timelines for research and development, clinical study completion and regulatory approvals. We own the intellectual property related to Amigo, and this product is under consideration for future research and development of a generation 2 product.

Catheter is working toward a third product release in the first half of 2023, which is a surgical vessel closure device that could be used for the closure of wound openings created by a physician for the insertion of catheters or other instruments into the body. Catheter estimates that the worldwide market for this closure assist device is over one million procedures per year. See “ —Royalty Agreements With Respect to Surgical Vessel Closing Pressure Device” beginning on page 182 of this proxy statement.

Electrophysiology Market

Cardiac Electrophysiology, or EP, is one of healthcare’s largest sectors and rapidly growing. The EP market includes well known medical devices such as pacemakers, electrocardiogram, or ECG, systems and cardiac catheters, but also laboratory equipment such as intracardiac mapping systems and fluoroscopy systems (similar to x-ray in real time). The EP market includes large medical device companies such as Medtronic, Plc., Abbott Laboratories, Biosense-Webster (J&J) and Boston Scientific Corp. and was estimated by Markets and Markets in March 2022 to be $6.8 billion in 2021 and growing to $11.6 billion by 2027 (CAGR of 9.4%). Technological advancements, population growth, increasing incidents of target disease and procedures and the rising cost of healthcare are driving growth in the EP markets.

Within the EP market, Catheter Precision focuses its products within the catheter ablation market. Market and Markets estimates that the number of catheter ablations is expected to grow from 973,220 in 2017 to 1,455,000 per year by 2022. Within this category, complex ablations are expected to increase by 13.5% annually. Complex ablations are categorized as such because they are time consuming due to the patient’s cardiac anatomy.

Historically, the EP market has been focused on treatment options to address the increased incidence of arrhythmias that initiate in the Atria (the two upper chambers of the heart) such as atrial fibrillation (AF). However, within the last 10 years, treatment of ventricular arrhythmia through ventricular ablation has become a fast-growing treatment option. According to one study, entitled “Ten-year trends in catheter ablation for ventricular tachycardia vs other interventional procedures in Australia,” published on September 9, 2019 in the Journal of Cardiovascular Electrophysiology, ventricular tachycardia VT ablations were growing at a significantly higher rate than atrial fibrillation ablations (18% v 12.7%). The growth in the ventricular ablation market is driven by advances in EP technology as well as updated physician guidelines. The Heart Rhythm Society (HRS) Expert Consensus Statement on Catheter Ablation of Ventricular Arrhythmias, published in May 2019, recommends catheter ablation in preference to anti arrhythmic drugs or in the situation where anti arrhythmic therapy has failed or is not tolerated. The guidelines also recommend ablation for reducing recurrent VT and implantable cardioverter-defibrillator shocks.

Existing Treatments and Methods for Catheter Ablations

Traditionally, the first line of treatment for cardiac arrhythmias is medication. Unfortunately, this is not a permanent fix and most patients eventually need a catheter ablation.

Catheter Ablation Procedure Overview

An electrophysiologist stands next to the patient’s bed near the patient’s groin. A catheter or catheters are inserted into the femoral vein (located at the groin) and navigated into the right side of the heart. Depending on the type of arrhythmia, the catheter is inserted into the atrium or the ventricle. . Once inserted, a diagnostic catheter is used in conjunction with an invasive (traditional) mapping system to create a map of the patient’s heart. This allows the physician to see the individual patient’s cardiac structures and size. Once the map is created, the physician begins to “pace map.” This process requires the physician to move the catheter from spot to spot to determine the electrical conduction at different areas to determine if the tissue in that area is responsible for the arrhythmia. Once the area is located, the physician will provide a form of energy (radiofrequency, cryo, etc.) to ablate the tissue in that spot.

Treatment Challenges for Ventricular Arrhythmias

Treatment of ventricular ablations with cardiac ablations is a relatively new treatment option. As a result, Catheter believes that the patient population is underserved and is not as well understood, and the available techniques and technologies are limited when compared to the atrial ablation options.

Ablation locations within the ventricle are very difficult to identify. Often, patients are highly symptomatic (dizzy, breathing difficulties, etc.) but the arrhythmia is infrequent. When this happens, it is hard to predict when the patient will be having an “active” arrhythmia. Because of this, the physician may not be able to identify the location even when using medication to induce the arrhythmia. Without confirmation during invasive mapping, the patient is removed from the electrophysiology lab without the ablation procedure being performed and the patient is required to return at a later date and try again for a successful outcome.

Even when a patient has frequent ventricular arrhythmias, the process of pace-mapping often takes 4 – 5 hours to identify the location for ablation, which can increase the likelihood of patient complications due to the extended time under anesthesia.

Lastly, many patients with untreated ventricular arrhythmias cannot tolerate anesthesia well, thus invasive mapping that takes a long time is not an option for them.

Treatment Challenges for Atrial Arrhythmias

Catheter ablation for atrial arrhythmias is more standardized and “advanced” than for ventricular ablations, thus less pace mapping is required. Instead, a procedure called Pulmonary Vein Isolation (“PVI”) is performed for atrial fibrillation, and a single line is ablated for atrial flutter. In pulmonary vein isolation, tiny scars are created in the left upper chamber of the heart in the area where the four lung (pulmonary) veins connect.

Despite steady improvement in the tools available to perform effective procedures, there is clear study evidence that catheter based atrial fibrillation treatment technology can become more effective. According to a study entitled “Long Term Outcomes of Catheter Ablation of Atrial Fibrillation: A Systematic Review and Meta- Analysis” published in the Journal of American Heart Association on March 18, 2013, which looked at multiple individual studies covering over 6,000 patients, “single procedure freedom from atrial fibrillation at long term follow up was 53.1%.” The same study found “with multiple procedures performed, the long-term success rate was 79.8%.” Ineffective treatment may result in patients undergoing two or more EP procedures to achieve relief from atrial fibrillation at an estimated cost in the range of $20,000 or more per procedure.

Specific reasons have not been proven for the lower success rate of initial ablation procedures. However, there is growing evidence that better results occur if the treating EP physician is able to make better lesions by maintaining stable contact force of the catheter against the heart wall, thereby reliably delivering the energy required to eliminate the abnormal rhythms. Variation in catheter contact force occurs as the physician attempts to manually position and hold the catheter tip in a stable position during cases lasting 2 to 3 hours in order to perform typically over 100 ablations of the cardiac anatomy.

Large multi-national medical device companies, such as Medtronic, Inc., Boston Scientific Corp., Abbott Laboratories, St. Jude Medical, Inc. and the Biosense Webster division of Johnson & Johnson, among others, continue to invest heavily to develop and introduce new devices and technologies to improve patient outcomes.

Included among these are force-sensing catheters, including the Biosense SmartTouch TM catheter, which provide a continuous readout of the contact force between the catheter and the heart wall. Our business is focused on the controlled delivery of these catheter technologies to enhance both the performance of ablation procedures and the ease and safety for the physicians who perform them.

A recent peer-reviewed multicenter study sponsored by Biosense Webster, entitled “Paroxysmal AF Catheter Ablation with a Contact Force Sensing Catheter” found that catheter ablation success rates can be as high as 80% when the physician is able to maintain stable contact force within investigator selected working ranges. “The increased percent of time within Investigator selected working ranges > 80% of the time during therapy, outcomes were 4.25 times more likely to be successful.” Further, “stable contact force during radiofrequency application increases the likelihood of twelve-month success.” However, it should be noted, that using manually controlled methods, the physicians in the study could only maintain optimal tissue contact in less than 30% of the patients studied.

In addition, another study, sponsored by St. Jude Medical, Inc., showed similar findings using their recently FDA-approved contact-force sensing catheter. In the TOCCASTAR study, 85.5% of ablation procedure patients were free of atrial fibrillation at one year after the procedure when optimal catheter tip contact force was maintained, versus only 67.7% when non-optimal contact force was achieved.

Catheter Precision’s Ventricular Solution – VIVO

VIVO is a non-invasive 3D imaging system that enables physicians to identify the origin of ventricular arrhythmias pre-procedure. This can reduce procedure time, patient complications and healthcare costs while improving patient outcomes.

The VIVO software is provided on an off the shelf laptop, and the system includes a 3D camera. In addition, the system can only be used with a disposable component, the VIVO Positioning Patches, which are required for each procedure.

The VIVO software contains proprietary algorithms that are based on standard EP principles. However, the accuracy of the algorithms is improved because it does not use generalized assumptions and instead, uses patient specific information. VIVO uses standard clinical inputs such as a computed tomography (“CT”) or magnetic resonance imaging (“MRI”) and a 12-lead electrocardiogram (“ECG”), both of which are routinely gathered for most EP procedures, allowing VIVO to seamlessly integrate into the workflow. A 3D photograph is obtained of the patient’s torso after the ECG leads are in place and all of these clinical inputs are combined to generate a 3D map of the patient’s heart with a location of the earliest onset of the ventricular arrhythmia.

VIVO Workflow

VIVO Clinical Use and Studies

To date, VIVO has been used in more than 750 procedures, by more than 30 physicians in 7 countries. Initial clinical work was completed with the first-generation software, which resulted in FDA 510(k) Clearance in June 2019.

The US multi-center study enrolled 51 patients from 5 centers. Of note, the Principal Investigator and center to have the highest enrollment was Johns Hopkins University in Baltimore, Maryland. This study was conducted to evaluate the accuracy of VIVO as compared to invasive mapping systems (current method for determining arrhythmia origins). VIVO met all study endpoints and correctly matched the predicted arrhythmia origin in 44/44 patients (100%; primary endpoint) and correctly matched paced sites in 225/226 locations (99.56%; secondary endpoint). In some instances, this study showed that VIVO has better predictability for arrhythmia origin than a physician’s manual review of a 12 lead ECG.

While conducting the initial clinical study for FDA submission, Catheter developed generation 2 in parallel with a goal to have this version complete and ready to submit upon 510(k) clearance of generation 1. Catheter successfully achieved this goal and received CE Mark and FDA 510(k) Clearance for generation 2.

Additional clinical work has occurred with generation 2. Until recently, this data has been single center, physician-initiated research and has resulted in peer reviewed clinical science at electrophysiology conferences and in journals.

Three physicians, at different centers, in the UK conducted a feasibility study for Stereotactic Ablative Radiotherapy (SABR) and published their data on nine patients. SABR is an ablation technique utilizing non-invasive methods akin to proton therapy for cancer treatment. To do a complete non-invasive ablation, accurately predicting the ablation location non-invasively is key to procedural success, and VIVO was utilized for this purpose. Non-invasive ablation is a new technique and requires additional data, but it is showing promise and has generated excitement within the EP community. If accepted for wide-spread treatment, this would allow for previously un-ablatable patients to receive lifesaving treatments.

A currently ongoing study is being conducted at the Royal Brompton Hospital, which has enrolled 10 patients so far and examined procedure time for these 10 patients. When these initial 10 VIVO patients were compared to a historical cohort, the patients in which VIVO was utilized were found to have a reduction in procedure time of approximately 30%. This data has not yet been published.

In April 2022, one physician from the Netherlands presented an abstract at EHRA (European Heart Rhythm Association), focused on using VIVO as a way to screen patients prior to the ablation procedure. This study of 15 patients concludes that using VIVO pre-procedurally may enable the physician to determine procedure success rates and prevent unnecessary ablation procedures. This data will need to be further studied in larger numbers but determining success in advance of the procedure would improve ablation therapy, which has a high failure rate and thus requires additional ablation procedures.

In October 2021 the first patient was enrolled in the VIVO EU Registry. This registry aims to gather data about how VIVO is used in real-world settings, outside of a rigorous clinical study. The registry will enroll 125 patients across Europe and the UK and collect information about different workflows and applications for VIVO. To date, 51 patients have been enrolled and enrollment is targeted to be complete in Q2 2023. This data serves multiple purposes including fulfilling European regulatory requirements for on-going data collection, publication of multi-center data, and future development of studies and improvements to the VIVO technology.

VIVO License Agreements

On May 1, 2016, Catheter entered into a certain software and technology license agreement with PEACS, NV, a Netherlands company (“PEACS”), for a perpetual, exclusive worldwide license of the underlying technology to its VIVO product, including intellectual property rights and patent applications pertaining thereto. The license was for use of the technology for the field of use defined as “the localization of the origin of cardiac activation for the electrophysiology treatment and/or detection of cardiac arrhythmias.” The license agreement calls for Catheter to pay for the prosecution and maintenance of patents to protect the technology. In May 2021, the agreement was modified to specifically exclude from the field of use the use of clinical applications for the implanting of atrial or ventricular pacemakers, including bi-ventricular pacemakers. See “Catheter’s Management’s Discussion and Analysis of Financial Condition And Results of Operations—VIVO License Agreements” beginning on page 199 of this proxy statement.

Royalty Agreements With Respect to Surgical Vessel Closing Pressure Device

In February 2022 Catheter agreed to an assignment and royalty agreement for a design from Auston Locke, an unrelated third party individual, for a device which could be used for the closure of wound openings created by a physician for the insertion of catheters or other instruments into the body (the “Surgical Vessel Closing Pressure Device”). Catheter agreed to an assignment of all of Mr. Locke’s rights with respect to the Surgical Vessel Closing Device and agreed to pay a royalty fee of 5% on net sales up to $1 million. Thereafter, if a patent for the Surgical Vessel Closing Pressure Device is obtained from the U.S. Patent and Trademark Office, Catheter will pay Mr. Locke a royalty fee of 2% of net sales up to a total of $10 million in royalties. Catheter has since filed a provisional application with the US Patent and Trademark Office covering the idea assigned to Catheter. If the Merger closes, additional royalty rights (the “Royalty Rights”) with respect to the Surgical Vessel Closing Pressure Device are expected to be granted to the holders (the “Noteholders”) of Catheter’s currently outstanding convertible promissory notes (the “Notes”) in exchange for forgiveness of the interest that has accrued under those notes but remains unpaid, pursuant to the terms of certain Debt Settlement Agreements expected to be entered into in connection with the Merger. See “Catheter’s Management’s Discussion and Analysis Of Financial Condition And Results Of Operations—Royalty Agreements” beginning on page 199 of this proxy statement

Joint Marketing Agreement with Stereotaxis

Catheter entered into a Joint Marketing Agreement with Stereotaxis, Inc. in January 2021, as subsequently amended in January 2022 and May 2022, pursuant to which Stereotaxis agrees to promote Catheter’s VIVO System to customers who may benefit from the use of VIVO in robotic or non-robotic electrophysiology procedures. Pursuant to the agreement, Stereotaxis can perform promotional activity at any hospital globally that has a Stereotaxis Robotic Magnetic Navigation System, referred to herein as a robotic hospital, and where VIVO has appropriate regulatory clearances. In addition, Stereotaxis will act as a spot distributor for Catheter at mutually agreed upon hospitals where the VIVO System is included as a line item within a Stereotaxis quote. In exchange for its marketing, distribution and support activity, Stereotaxis receives a payment equal to 45% of the revenue generated from VIVO at robotic hospitals. After the initial sale of VIVO products to customers by Stereotaxis, Catheter will be responsible for selling additional VIVO-related products to the customers, but will continue to owe the 45% payment to Stereotaxis with respect to any such sales. The agreement has a term that runs through December 31, 2023, provided however, that the agreement will automatically extend for successive two-year terms unless either party provides the other written notice of termination at least one year prior to the next-scheduled termination date. Stereotaxis will continue to be entitled to receive the 45% payments described above for a period of six months following termination of the agreement.

Patents and Patent Protection

Catheter has a number of patents covering its intellectual property, both in the US, as well in a number of international countries. Catheter considers the US to be the most important market for its products, and hence, the most important country for the filing of patents. Any foreign filings are merely replicates of the US filings. For the US, Catheter has the following patent positions for the different product areas:

•

VIVO- Catheter has two US patents granted on the original Vivo concept, which have been licensed from a third party. Catheter considers the primary component to be the ideas around utilizing a 3D camera to identify the exact location of the body surface electrodes. These two patents expire in 2038. An additional two applications have been published, which disclosed ideas around merging of the heart models to other heart images. An additional application has been published covering the idea of determining the thickness of the wall of the ventricle (filed 2021), and another filing from 2021 has been published covering the concept of the rendering of a heart model. Two additional applications have been filed and not yet published.

•

AMIGO- Catheter has twenty issued US patents. The first patent, filed in 2006 and expiring in 2031, covers the basic idea, with a three way motor, a remote control, a sled device, and a docking station for a catheter. The more detailed ideas behind the original concept were covered in three patents filed between 2011 and 2013, and expiring in 2026. Additional concepts and methods were filed with six patents between 2010 and 2013, with expirations between 2029 and 2031. Catheter considers the most relevant of the intellectual property to be the guiding track with opposing flexible guides to hold the catheter stable as it is advanced, the form and function of the controller handle, and the introducer interface of the arm to the introducer. An additional ten patents, filed between 2013 and 2017, and expiring in 2034 to 2037, are patents covering ideas not used in the original commercial device, but potential ideas for future embodiments.

•

Vessel closure device- Catheter filed two US patent applications in 2022, and has two more in the process of writing. These cover the basic concept, methods of use and the design of the conceived device.

Government Regulations

Governmental authorities in the U.S. (at the federal, state, and local levels) and abroad extensively regulate, among other things, the research and development, testing, manufacture, quality control, clinical research, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing, and export and import of products such as those we market and are developing.

FDA Regulation

In the U.S., FDA subjects pharmaceutical and biologic products to rigorous review. If Catheter does not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or to allow us to manufacture or market our products, and we may be criminally prosecuted. Failure to comply with the law could result in, among other things, warning letters, civil penalties, delays in approving or refusal to approve a product, product recall, product seizure, interruption of production, operating restrictions, suspension or withdrawal of product approval, injunctions, or criminal prosecution.

United States Anti-Kickback and False Claims Laws

In the U.S., there are Federal and State anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in Federal healthcare programs. These laws are potentially applicable to manufacturers of products regulated by the FDA as pharmaceuticals, biologics, medical devices, and hospitals, physicians and other potential purchasers of such products. Other provisions of Federal and State laws provide civil and criminal penalties for presenting, or causing to be presented, to third-party payers for reimbursement, claims that are false or fraudulent, or which are for items or services that were not provided as claimed. In addition, certain states have implemented regulations requiring medical device and pharmaceutical companies to report all gifts and payments of over $50 to medical practitioners. This does not apply to instances involving clinical trials.

In addition, the FDA Office of the Inspector General, or OIG, may impose civil monetary penalties against any physician who knowingly accepts payment from a hospital (as well as against the hospital making the payment) as an inducement to reduce or limit medically necessary services provided to Medicare or Medicaid program beneficiaries. Further, except as permitted under the Civil Monetary Penalties Law, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider of Medicare or Medicaid payable items or services may be liable for civil money penalties of up to $10,000 for each wrongful act.

Although Catheter intends to structure its future business relationships with clinical investigators and purchasers of our products to comply with these and other applicable laws, it is possible that some of our business practices in the future could be subject to scrutiny and challenged by Federal or State enforcement officials under these laws.

Environmental Regulation

Catheter is subject to federal, state and local regulations governing the storage, use and disposal of waste materials and products. Although Catheter believes that Catheter’s safety procedures for storing, handling and disposing of these materials and products comply with the standards prescribed by law and regulation, Catheter cannot eliminate the risk of accidental contamination or injury from those hazardous materials. Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements on us, including those protecting employees from exposure to elements such as blood-borne pathogens. Catheter cannot predict the frequency of compliance, monitoring, or enforcement actions to which Catheter may be subject as those regulations are being implemented, which could adversely affect Catheter’s operations.

Other Federal and State Healthcare Laws

Catheter is also subject to other federal and state healthcare laws. The Health Care Fraud Statute prohibits any person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, which can be either a government or private payer plan. Violation of this statute, even in the absence of actual knowledge of or specific intent to violate the statute, may be charged as a felony offense and may result in fines, imprisonment, or both. The Health Care False Statement Statute prohibits, in any matter involving a federal health care program, anyone from knowingly and willfully falsifying, concealing or covering up, by any trick, scheme or device, a material fact, or making any materially false, fictitious or fraudulent statement or representation, or making or using any materially false writing or document knowing that it contains a materially false or fraudulent statement. A violation of this statute may be charged as a felony offense and may result in fines, imprisonment or both. Under the Civil Monetary Penalties Law of the Social Security Act, a person (including an organization) is prohibited from knowingly presenting or causing to be presented to any United States officer, employee, agent, or department, or any state agency, a claim for payment for medical or other items or services where the person knows or should know (a) the items or services were not provided as described in the coding of the claim, (b) the claim is a false or fraudulent claim, (c) the claim is for a service furnished by an unlicensed physician, (d) the claim is for medical or other items or service furnished by a person or an entity that is in a period of exclusion from the program, or (e) the items or services are medically unnecessary items or services. Violations of the law may result in penalties of up to $10,000 per claim, treble damages, and exclusion from federal healthcare programs.

In addition, Catheter may also be subject to other state fraud and abuse statutes and regulations if Catheter expands Catheter’s operations nationally. Many states have adopted a form of anti-kickback law, self-referral prohibition, and false claims and insurance fraud prohibition. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Generally, state laws reach to all healthcare services and not just those covered under a governmental healthcare program. A determination of liability under any of these laws could result in fines and penalties and restrictions on Catheter’s ability to operate in these states. Catheter cannot assure that Catheter’s arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

European Economic Area (EEA) Regulation

The EEA recognizes a single medical device approval (the CE Mark) which allows for distribution of an approved product throughout the EEA without additional general applications in each country. Individual EEA members, however, reserve the right to require additional labeling or information to address particular patient safety issues prior to allowing marketing. Third parties called “Notified Bodies” award the CE Mark. These Notified Bodies are approved and subject to review by the “Competent Authorities” of their respective countries. Our Notified Bodies perform periodic on-site inspections to independently review our compliance with systems and regulatory requirements. A number of countries outside of the EEA accept the CE Mark in lieu of marketing submissions as an addendum to that country’s application process. We have a CE Mark for the VIVO System. Beginning July 1, 2023, the United Kingdom will require its own medical device approval (UKCA). VIVO is currently registered with MHRA (UK governing body) to market the VIVO system in the UK. As of July 1, 2023, VIVO will bear the UKCA symbol as required by the UK MDR 2022 to continue UK distributions.

MDR requirements now include on-going collection of clinical data to include in annual reports to ensure state of the art technology and safety requirements are met. Catheter is currently collecting data via a multi-center (and country) European Registry. This registry plans to enroll 125 patients with 12-month follow-up. The first patient was enrolled in October 2021 and there are currently 65 patients enrolled.

Research and Development Expense

Research and development costs and expenses consist primarily of fees paid to external service providers, laboratory testing, supplies, costs for facilities and equipment, and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred.

Employees

As of the date of this proxy statement, Catheter has 7 employees. Catheter does not expect material changes to this number for the combined company immediately following the merger.

Properties

Catheter’s administrative, manufacturing and development activities are performed in a 3,000 square foot leased facility in Mount Olive, NJ. The lease had an original term of three years and is due to expire December 31, 2022. For the year ended December 31, 2021 and 2020, the amounts paid for rent to totaled $51,868 and $52,400, respectively. Catheter’s principal offices are located at 500 International Drive, Mount Olive, NJ 07828, telephone (973) 691-2000, facsimile (973) 691-7573.

Catheter believes its existing facilities are suitable to meet current and future anticipated operational needs.

RA MEDICAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Ra Medical’s financial statements, accompanying notes and other financial information appearing elsewhere in this proxy statement. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Ra Medical’s actual results may differ materially from those anticipated or projected in these forward-looking statements as a result of certain factors. All per share financial data is presented on a post-reverse split basis.

Additional information on factors relating to such statements is included in this proxy statement under the headings “Cautionary Information Regarding Forward-Looking Statements” on page 111. Additional information on certain risk factors applicable to Ra Medical’s business, financial condition and results of operations is included in this proxy statement under the heading “Risk Factors—Risks Related to Ra Medical” beginning on page 39. Operating results are not necessarily indicative of results that may occur in future periods. All forward-looking statements included in this proxy statement are based on information available to Ra Medical as of the date hereof, and Ra Medical assumes no obligation to update any such forward-looking statement.

Overview

Ra Medical Systems, Inc. is a medical device company that owns intellectual property related to an advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. We believe our products enhance patients’ quality of life by restoring blood flow in arteries.

The DABRA laser and single-use catheter, together referred to as the DABRA Excimer Laser System, or DABRA, is used as a tool in the treatment of peripheral artery disease, or PAD, which commonly occurs in the legs. DABRA is cleared by the U.S. Food and Drug Administration, or FDA, as a device for crossing chronic total occlusions in patients with symptomatic infrainguinal lower extremity vascular disease and with an intended use for ablating a channel in occlusive peripheral vascular disease. DABRA was also granted CE mark approval in Europe in September 2016 for the endovascular treatment of infrainguinal arteries via atherectomy and for crossing total occlusions.

Our business strategy has been focused on improving our catheter offering and exploring new markets, as well as conducting a clinical study to obtain an atherectomy “indication for use” in the United States.

Reduction in Force

We previously disclosed that our board of directors was reviewing strategic alternatives with the goal of maximizing shareholder value. This review was triggered by the deteriorating macroeconomic environment and concerns regarding our ability to continue funding our clinical and engineering programs at levels consistent with the past few years. In conjunction with this review, on June 3, 2022, the board of directors approved a reduction in force, or RIF, under which approximately 65% of our full-time employees were terminated, effective June 6, 2022, and provided one-time severance payments of $0.6 million. Non-terminated employees were offered conditional retention arrangements for a period of approximately 60-120 days to allow for evaluation and monitoring of our near-term personnel needs based in part on our financial status and the board of directors’ review of strategic alternatives. The purpose of the RIF was to preserve capital with the goal of maximizing the opportunities available to us during the board of directors’ review of strategic alternatives. On September 2, 2022, we completed the RIF, pursuant to which an additional 20% of our employees were terminated, with effective dates ranging from August 1, 2022 to September 2, 2022

As a result of the RIF and the board of directors’ review of strategic alternatives, we have paused all engineering activities, including the development of a version of the DABRA catheter that is compatible with a standard interventional guidewire as well as research to prove the feasibility of using a DABRA-derived catheter technology to fracture calcium in arteries in a procedure known as lithotripsy. On July 5, 2022, we announced the receipt of FDA 510(k) clearance for the DABRA 2.0 catheter as part of the DABRA Excimer Laser System. This catheter includes a braided over jacket to make the catheter more robust and more kink-resistant when navigating tortuous anatomy. This catheter also has a six-month shelf life as a result of multiple design and manufacturing remediations implemented to address prior limitations. We have currently suspended our plans to commercialize the DABRA 2.0, as we are focused solely on completing the merger with Catheter. It is not expected that the combined company will continue to pursue the DABRA line of business and will instead focus on Catheter’s lines of business.

As stated, we are currently pursuing an atherectomy indication for use, which the FDA defines to include a prespecified improvement in luminal patency. We received an Investigational Device Exemption, or IDE, approval in January 2020, and the study was approved for up to 10 clinical sites and 100 subjects. In January 2022, primarily due to subject fallout for follow-up visits due to COVID-19, we filed a protocol amendment with the FDA to add up to an additional 25 subjects to the study. The protocol amendment was approved by the FDA in February 2022, raising the enrollment limit from a maximum of 100 subjects to 125 subjects.

We enrolled the first subject in the atherectomy clinical study in February 2020. Throughout much of 2021 and 2020, the COVID-19 pandemic substantially impacted our ability to activate new sites and enroll additional subjects. Many sites or potential sites have been or are currently operating at a reduced capacity, and some have been closed from time to time.

On June 6, 2022, we made the decision to stop enrollment at 108 subjects in the atherectomy clinical study, and we believe we have enough subjects to eventually satisfy the FDA’s data requirements to support an atherectomy indication. Although the COVID-19 pandemic has had and will continue to have an unpredictable impact on subject follow-up in this study, we currently aim to complete the six-month follow-up in early 2023.

As a result of discontinuing enrollment in the clinical study, the previously discussed RIF and the board of directors’ ongoing review of strategic alternatives, we have ceased manufacturing activities and are no longer supplying catheters to any sites.

Going Concern

As of the date of this proxy statement, we concluded that there is substantial doubt regarding our ability to continue as a going concern for the twelve months from the date of filing of this proxy statement. Substantial doubt about a company’s ability to continue as a going concern is generally viewed unfavorably by current and prospective investors, as well as by analysts and creditors and potential strategic partners. As a result, it may be more difficult for us to consummate any strategic transactions and/or raise the additional financing necessary to continue to operate our business. If the merger is not consummated, we may be forced to refocus or rebuild around a different core or strategic technology, consummate another strategic transaction or be required to liquidate our assets and dissolve the Company.

COVID-19

The global effects of COVID-19 have created significant volatility, uncertainty and economic disruption. Although restrictions have been recently eased around the world, the COVID-19 pandemic is still ongoing, and the ultimate effects of COVID-19 on our business, operations and financial condition are unknown at this time. We expect that patient follow-up in our atherectomy clinical trial will continue to be affected by the uncertainty relating to COVID-19, as patients may continue to elect to postpone follow-up visits and physicians’ offices may intermittently close or operate at a reduced capacity in response to COVID-19. However, the extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain it or treat its impact, among others.

Components of our Results of Operations

Net Revenue

Product sales consist of the sales of catheters for use with the DABRA laser. We are currently not selling commercial product and are only selling catheters for use in our atherectomy clinical trial.

Cost of Revenue

Cost of revenue for product sales consists primarily of costs of components for use in our products, the labor that is used to produce our products, and the manufacturing overhead that support production. Cost of revenue for service and other consists primarily of depreciation on the lasers we own.

Selling, General and Administrative Expenses

Selling, general and administrative, or SG&A, expenses primarily consist of employee-related expenses, including salaries, benefits and stock-based compensation expense. Other SG&A expenses include professional services fees, including legal, audit and tax fees, insurance costs, general corporate expenses and facility related expenses.

Research and Development Expenses

Research and development, or R&D, expenses primarily consist of employee-related expenses, including salaries, benefits and stock-based compensation expense. Other R&D expenses include the cost of clinical studies and trials, supplies used for internal R&D and clinical activities and the cost of outside consultants who assist with technology development and clinical affairs.

Results of Continuing Operations

Comparison of the three and six months ended June 30, 2022 and 2021

The following table sets forth our results of continuing operations for the periods presented (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change
Net revenue	$5	$9	$(4)	$14	$13	$1
Cost of revenue	66	520	(454)	161	967	(806)
Selling, general and administrative expenses	2,476	3,398	(922)	4,778	7,075	(2,297)
Research and development expenses	2,396	2,829	(433)	5,511	5,579	(68)
Restructuring and impairment charges	3,527	—	3,527	3,527	—	3,527
Other income, net	12	2,019	(2,007)	20	2,012	(1,992)

Net Revenue

Net revenue was relatively flat for the three and six months ended June 30, 2022 as compared to the corresponding periods in the prior year since we were only selling catheters to clinical trial sites while we focused our efforts on remedying the inconsistencies in our DABRA catheter performance and obtaining an atherectomy indication.

Cost of Revenue

The decreases in cost of revenue of $0.5 million and $0.8 million for the three and six months ended June 30, 2022, respectively, as compared to the corresponding periods in the prior year were primarily due to decreases in labor and overhead costs as a result of certain cost savings initiatives implemented in mid-2021, including a reduction in headcount, and the Company directing its resources to focus on engineering efforts and clinical trial initiatives.

Selling, General and Administrative Expenses

The decrease in SG&A expenses of $0.9 million for the three months ended June 30, 2022 as compared to the corresponding period in the prior year was due to decreases of $0.5 million in stock-based compensation expense, $0.1 million in legal expenses, $0.2 million in personnel expenses and $0.1 million in other costs.

The decrease in SG&A expenses of $2.3 million for the six months ended June 30, 2022 as compared to the corresponding period in the prior year was due to decreases of $1.3 million in stock-based compensation expense, $0.9 million in legal expenses, $0.4 million in personnel expenses and $0.2 million in other costs, partially offset by a decrease in gain on sale of assets of $0.5 million.

Research and Development Expenses

The decrease in R&D expenses of $0.4 million for the three months ended June 30, 2022 as compared to the corresponding period in the prior year was primarily due to the decrease in personnel and consulting expenses of $0.5 million due to the decrease in research and development activity during the three months ended June 30, 2022 as compared to the corresponding period in the prior year.

The decrease in R&D expenses of $0.1 million for the six months ended June 30, 2022 as compared to the corresponding period in the prior year was primarily due to decreases of $0.5 million in personnel costs and $0.2 million in stock-based compensation expense, partially offset by increases of $0.2 million in R&D supplies, $0.2 million in clinical study expenses and $0.2 million in other expenses due to engineering efforts on our next-generation catheters and progress on the atherectomy clinical study.

Restructuring and Impairment Charges

Restructuring and impairment charges of $3.5 million for the three and six months ended June 30, 2022 represent the expenses incurred in June 2022 due to the RIF, resulting in one-time severance payments, and our decision to discontinue enrollment of patients in our clinical trial, cease manufacturing activities, sell or dispose of substantially all of our property and equipment, inventories and R&D supplies, resulting in impairment of property and equipment, inventory obsolescence charges and the write-off of R&D supplies.

Other Income, Net

The decrease in other income, net of $2.0 million for the three and six months ended June 30, 2022 as compared to the corresponding periods in the prior year was primarily due to the forgiveness of the Paycheck Protection Plan promissory note in 2021.

Non-GAAP Measures

EBITDA and Adjusted EBITDA are performance measures that provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other GAAP measures. These non-GAAP measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of these limitations are that:

•

EBITDA excludes certain recurring, non-cash charges, such as depreciation and amortization of long-lived assets, although these non-cash charges are for assets that may have to be replaced in the future; and

•	Adjusted EBITDA further excludes stock-based compensation expense which has been a significant recurring expense in our business and an important part of our compensation strategy.

In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

A reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is included below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We define Adjusted EBITDA as our GAAP loss from continuing operations as adjusted to exclude depreciation and amortization, interest income, interest expense, income tax expense, stock-based compensation, gain on extinguishment of promissory note, restructuring and impairment charges and loss (gain) on sales and disposals of property and equipment.

The following is a reconciliation of loss from continuing operations to Adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Loss from continuing operations	$(8,448)	$(4,719)	$(13,943)	$(11,596)
Depreciation and amortization	136	321	322	655
Interest income	(16)	(18)	(17)	(19)
Interest expense	—	(1)	—	7

EBITDA	(8,328)	(4,417)	(13,638)	(10,953)
Stock-based compensation	123	625	285	1,697
Restructuring and impairment	3,527	—	3,527	—
Loss (gain) on sales and disposals of property and equipment	8	8	44	(493)
Gain on extinguishment of promissory note	—	(2,023)	—	(2,023)

Adjusted EBITDA	$(4,670)	$(5,807)	$(9,782)	$(11,772)

The decreases in negative Adjusted EBITDA of $1.1 million and $2.0 million for the three and six months ended June 30, 2022, respectively, as compared to the corresponding periods in the prior year were primarily due to the decreases in SG&A expenses due to lower legal expenses related to the securities litigation and prior investigation and lower personnel expenses.

Comparison of the years ended December 31, 2021 and 2020

The following table sets forth our results of continuing operations for the periods presented (in thousands):

	Year Ended December 31,
	2021	2020	Change
Net revenues	$22	$259	$(237)
Cost of revenues	1,560	2,172	(612)
Selling, general and administrative expenses	15,475	24,533	(9,058)
Research and development expenses	12,253	8,955	3,298
Other income (expense), net	2,009	88	1,921

Net Revenues

The decrease of approximately $0.2 million in net revenues for the year ended December 31, 2021 as compared to the prior year was due to decreased catheter unit sales as a result of pausing commercial sales in late 2020 while we conducted further studies on the stability of the catheter’s shelf life. We have continued to supply catheters to clinical trial sites.

We expect our net revenue to be negatively impacted in the short term as we only sell catheters to support our atherectomy clinical study while we continue efforts to remedy the inconsistencies in our DABRA catheter performance and obtain an atherectomy indication.

Cost of Revenues

The decrease of approximately $0.6 million in cost of revenues for the year ended December 31, 2021 as compared to the prior year was due to a decrease in catheter unit sales, partially offset by increases in costs of repairs and maintenance on catheter manufacturing equipment. We expect our cost of revenues to decrease in the near term due to a reduction in depreciation expense as a result of an increase in the estimated useful life of our lasers included in property and equipment.

Selling, General and Administrative Expenses

The decrease of approximately $9.1 million in SG&A expenses for the year ended December 31, 2021 as compared to the prior year was due to decreases of $2.8 million in legal expenses, primarily due to the $2.7 million settlement in 2020 for the DOJ False Claims Act investigation, $1.6 million in salary, benefits and other personnel-related costs primarily due to the reduction in our sales force, $1.5 million in stock-based compensation expense, $0.9 million in insurance expense, $0.7 million in depreciation expense and $1.0 million in other expenses and an increase of $0.6 million in gain on sale of fixed assets.

Research and Development Expenses

The increase of approximately $3.3 million in R&D expenses for the year ended December 31, 2021 as compared to the prior year was primarily due to increases of $2.2 million in personnel and consulting expenses, $0.7 million in R&D supplies expense and $0.5 million in other expenses, including clinical study expenses, partially offset by a decrease of $0.1 million in stock-based compensation. These increases were due to engineering efforts on our next-generation catheters, including increased shelf life and improved deliverability, and progress on the atherectomy clinical study.

Other Income (Expense), Net

The increase of approximately $1.9 million in other income (expense), net for the year ended December 31, 2021 compared to the prior year was primarily due to the $2.0 million gain on the forgiveness of the Paycheck Protection Program, or PPP, promissory note under the Coronavirus Aid, Relief and Economic Security Act during the year ended December 31, 2021.

Non-GAAP Measures

EBITDA and Adjusted EBITDA are performance measures that provide supplemental information we believe is useful to analysts and investors to evaluate our ongoing results of operations, when considered alongside other GAAP measures. These Non-GAAP measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of these limitations are that:

•

EBITDA excludes certain recurring, non-cash charges such as depreciation and amortization of long-lived assets, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•

Adjusted EBITDA further excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

A reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP is included below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We define Adjusted EBITDA as our GAAP loss from continuing operations as adjusted to exclude depreciation and amortization, interest income, interest expense, income tax expense, stock-based compensation, gain on extinguishment of PPP promissory note and loss (gain) on sales and disposals of property and equipment.

The following is a reconciliation of loss from continuing operations to Adjusted EBITDA (in thousands):

	Year Ended December 31,
	2021	2020
Loss from continuing operations	$(27,261)	$(35,320)
Depreciation and amortization	1,289	1,947
Interest income	(3)	(129)
Interest expense	12	41
Income tax expense	4	7

EBITDA	(25,959)	(33,454)
Stock-based compensation	2,054	3,682
Gain on extinguishment of PPP promissory note	(2,023)	—
(Gain) loss on sales and disposals of property and equipment	(550)	99

Adjusted EBITDA	$(26,478)	$(29,673)

The decrease in negative Adjusted EBITDA of $3.2 million for the year ended December 31, 2021 as compared to the corresponding period in the prior year was primarily due to the decrease in SG&A expenses due to lower legal expenses related to the government investigation and lower personnel and other expenses due to our continued cost saving initiatives, partially offset by an increase in R&D expenses related to efforts to improve our catheter design and costs related to our clinical study.

Liquidity and Capital Resources

As of June 30, 2022, we had cash and cash equivalents of $11.1 million. We will continue to monitor our operating costs and seek to reduce our current liabilities. Such actions may impair our ability to proceed with certain strategic activities, and we may be unsuccessful at negotiating existing liabilities, including our operating lease liability, to our benefit. If these efforts are unsuccessful or the merger is not completed, our cash position could be negatively impacted and we may, among other things, be required to seek other sources of financing, consummate another strategic transaction or be required to liquidate our assets and dissolve the Company. Because of the significant uncertainty regarding our future plans, we are not able to accurately predict the impact of a potential change in our business strategy and future funding requirements.

Management believes that, based on the Company’s liquidity resources and the significant uncertainty regarding its future plans, there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of the financial statements. The Company’s independent registered public accounting firm expressed substantial doubt regarding the Company’s ability to continue as a going concern in its report on the Company’s financial statements as of and for the year ended December 31, 2021.

Although we improved our liquidity resources through a private placement in July 2022, resulting in net proceeds of $5.5 million and may receive additional funds from the exercise of its warrants depending on market conditions, management has concluded that the aforementioned conditions, including the ongoing uncertainty related to the negative impacts of the COVID-19 pandemic, continue to raise substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of the financial statements. Management plans to address this uncertainty by raising additional funds, if necessary, through public or private equity or debt financings as well as by engaging in regular and ongoing reviews of its strategic options to help ensure that the Company is focusing its cash resources on advancing its key corporate initiatives. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders.

Further, SEC regulations limit the amount of funds we can raise during any 12-month period pursuant to our effective shelf registration statement on Form S-3. We are currently subject to General Instruction I.B.6 to Form S-3, or the Baby Shelf Rule, and the amount of funds we can raise through primary public offerings of securities in any 12-month period using our registration statement on Form S-3 is limited to one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates. We are currently limited by the Baby Shelf Rule as of the filing of this proxy statement, until such time as our public float exceeds $75 million.

We anticipate that we will have to raise an additional $2,000,000 to $3,000,000 in order to meet the $8,000,000 Net Cash requirement under the merger agreement and additional original listing requirements of the NYSE American. We currently intend to raise these funds through public sales or private sales that will carry registration rights and will result in the issuance of shares that will be freely tradeable either upon or shortly after issuance. There is no guarantee that we can raise these funds in a timely manner or on acceptable terms.

Cash Flows

The following information reflects cash flows for continuing operations and discontinued operations for the periods presented (in thousands):

	Six Months Ended June 30,
	2022	2021
Net cash used in operating activities	$(14,577)	$(14,699)
Net cash provided by investing activities	—	458
Net cash provided by financing activities	10,660	10,555

	Year Ended December 31,
	2021	2020
Net cash (used in) provided by:
Operating activities	$(27,625)	$(28,304)
Investing activities	3,802	15,933
Financing activities	14,962	21,693

Net change in cash and cash equivalents	$(8,861)	$9,322

Net Cash Used in Operating Activities

Net cash used in operating activities of $14.6 million for the six months ended June 30, 2022 consisted of a net loss of $13.9 million and non-cash adjustments of $3.6 million, consisting primarily of non-cash restructuring and impairment charges of $2.9 million and stock-based compensation and depreciation and amortization of $0.3 million each. In addition, we experienced changes in operating assets and liabilities of $4.3 million.

Net cash used in operating activities of $14.7 million for the six months ended June 30, 2021 consisted of a net loss of $12.5 million and non-cash adjustments of $0.2 million, consisting of gain on extinguishment of promissory note of $2.0 million, stock-based compensation of $1.9 million, depreciation and amortization of $0.9 million and gain on sale of property and equipment of $0.5 million. In addition, we experienced changes in operating assets and liabilities of $2.4 million.

During the year ended December 31, 2021, net cash used in operating activities of $27.6 million consisted of a net loss of $25.1 million, gains of $6.0 million consisting of the gains on the sale of the Dermatology Business of $3.5 million, extinguishment of the PPP promissory note of $2.0 million and sale of fixed assets of $0.5 million, partially offset by non-cash expenses of $3.8 million consisting primarily of stock-based compensation and depreciation and amortization of $2.2 million and $1.6 million, respectively, and a decrease in operating assets and liabilities of $0.3 million.

During the year ended December 31, 2020, net cash used in operating activities of $28.3 million consisted of a net loss of $36.0 million, partially offset by non-cash expenses of $6.7 million, consisting primarily of stock-based compensation and depreciation and amortization of $4.1 million and $2.4 million, respectively, and an increase in operating assets and liabilities of $1.0 million.

Net Cash Provided by Investing Activities

We did not have any cash flows related to investing activities for the six months ended June 30, 2022. Net cash provided by investing activities of $0.5 million for the six months ended June 30, 2021 consisted primarily of proceeds from sales of property and equipment.

During the year ended December 31, 2021, net cash provided by investing activities of $3.8 million consisted primarily of the net proceeds of $3.5 million from the sale of the Dermatology Business and $0.6 million in proceeds from the sales of equipment, partially offset by purchases of equipment of $0.3 million.

During the year ended December 31, 2020, net cash provided by investing activities of $15.9 million consisted of $16.0 million in proceeds from maturities of investments, partially offset by $0.1 million in purchases of equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities of $10.7 million for the six months ended June 30, 2022 primarily consisted of net cash proceeds from the February 2022 public offering.

Net cash provided by financing activities of $10.6 million for the six months ended June 30, 2021 primarily consisted of net proceeds from our ATM financing.

During the year ended December 31, 2021, net cash provided by financing activities of $15.0 million consisted primarily of net proceeds of $15.2 million from our ATM offerings, partially offset by payments of $0.3 million on our financed equipment.

During the year ended December 31, 2020, net cash provided by financing activities of $21.7 million primarily consisted of net proceeds of $19.1 million received from our 2020 public offerings, $2.0 million from the PPP promissory note and $0.8 million from the exercise of warrants, partially offset by payments of $0.3 million on our financed equipment.

Off-Balance Sheet Arrangements

We do not engage in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, as a part of our ongoing business. Accordingly, we did not have any off-balance sheet arrangements during any of the periods presented.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this proxy statement, we believe the following discussion addresses our most critical accounting policies, which are those that are most important to our financial condition and results of operations and require our most difficult, subjective and complex judgments.

Accounting for Long-Lived Assets-Useful Lives

We are required to make subjective assessments as to the useful lives of our property and equipment for purposes of determining depreciation expense that, if incorrectly estimated, could be material to our financial statements. Depreciation expense for our property and equipment is computed using the straight-line method over the estimated useful lives of our various assets of property and equipment. The most significant portion of our property and equipment represents the cost of our lasers which historically have been depreciated over an estimated useful life of 5 years. We review the expected useful lives of our assets on an ongoing basis and adjust, if necessary. See Note 2 to the financial statements for the years ended December 31, 2021 and 2020 for further discussion regarding depreciation of our lasers.

Research and Development Expenses

We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual accordingly. Services related to research and development projects are expensed as research and development costs at the time such costs are incurred.

Clinical Trial Costs and Accruals

We accrue clinical trial costs based on work performed. In determining the amount to accrue, we rely on estimates of total costs incurred based on enrollment, the completion of clinical trials and other events. We follow this method because we believe reasonable dependable estimates of the costs applicable to various stages of a clinical trial can be made. However, the actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending on a number of factors. Differences between the actual clinical trial costs and the estimated clinical trial costs that we have accrued in any prior period are recognized in the subsequent period in which the actual costs become known. Historically, our estimated accrued expenses have approximated actual expenses incurred; however, material differences could occur in the future.

Stock-Based Compensation

We calculate the cost of awards of equity instruments based on the grant date fair value of the awards issued to employees, members of our board of directors and nonemployee consultants using the Black-Scholes option pricing valuation model, or Black-Scholes model, which incorporates various assumptions including volatility, expected term and risk-free interest rate. The expected term of the options is the estimated period of time until exercise and was determined using the SEC’s safe harbor rules, using an average of vesting and contractual terms, as we did not have sufficient historical experience of similar awards. Expected stock price volatility is based on historical volatilities of certain “guideline” companies, as the Company does not have sufficient historical stock price data. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent term. The estimated fair value of stock-based compensation awards is amortized on a straight-line basis over the relevant vesting period, adjusted for actual forfeitures at the time they occur.

Jobs Act Accounting Election

An emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

QUANTITATIVE AND QUALITATIVE DISCLOSURES

ABOUT RA MEDICAL’S MARKET RISK

We are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and foreign currency fluctuations. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Interest Rate Sensitivity

We had cash and cash equivalents of $11.1 million as of June 30, 2022. The goals of our investment policy are liquidity and capital preservation; we do not enter into investments for trading or speculative purposes. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents. A hypothetical 10% relative change in interest rates during any of the periods presented would not have had a material impact on our financial statements.

Inflation risk

We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations and/or financial condition.

CATHETER’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Catheter’s financial statements, accompanying notes and other financial information appearing elsewhere in this proxy statement. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Catheter’s actual results may differ materially from those anticipated or projected in these forward-looking statements as a result of certain factors.

Additional information on factors relating to such statements is included in this proxy statement under the headings “Cautionary Information Regarding Forward-Looking Statements” on page 111. Additional information on certain risk factors applicable to Catheter’s business, financial condition and results of operations is included in this proxy statement under the heading “Risk Factors—Risks Related to our Merger with Catheter” beginning on page 32 and “Risk Factors—Risks Related to the Ongoing Business of Catheter” beginning on page 90. Operating results are not necessarily indicative of results that may occur in future periods. All forward-looking statements included in this proxy statement are based on information available to Ra Medical as of the date hereof, and Ra Medical assumes no obligation to update any such forward-looking statement.

Impact of COVID-19

COVID-19 has adversely affected Catheter’s financial condition and results of operations. The impact of the COVID-19 outbreak on businesses and the economy in the United States is expected to continue to be significant. The extent to which the COVID-19 outbreak will continue to impact businesses and the economy is highly uncertain. Accordingly, Catheter cannot predict the extent to which its financial condition and results of operation will be affected.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency caused by a new strain of the coronavirus and advised of the risks to the international community as the virus spread globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted quarantining regulations which severely limit the ability of people to move and travel.

In addition, Catheter is uncertain of the full effect the pandemic will have on it for the longer term since the scope and duration of the pandemic is unknown, and evolving factors such as the level and timing of the distribution of efficacious vaccines across the world and the extent of any resurgences of the virus or emergence of new variants of the virus, such as the Delta variant and the Omicron variant, will impact the stability of economic recovery and growth. Catheter may experience long-term disruptions to its operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic; and closures of businesses or manufacturing facilities critical to its business.

Overview

Catheter’s primary customers are hospitals providing cardiac electrophysiology lab procedures. Catheter believes there are 2,000—3,000 EP labs in the US and a similar number of labs outside of the US performing approximately 600,000 ablation procedures annually.

Currently, ventricular ablations are underserved and there are approximately 80,000 procedures annually. Due to growth drivers, such as an aging population and technological advancements in this space, this number is expected to continue to grow.

Catheter’s business model involves the one-time sale of the VIVO software on a laptop to hospitals as a capital purchase followed by the sale of Catheter’s single-use disposable patches for use in creating the 3D image. Following the initial software sale, Catheter provides customer support through training and sales of Catheter’s single-use disposable, the VIVO positioning patches. The use of the positioning patches represents opportunity for recurring revenue for each procedure using the VIVO System. Catheter also sells service contracts providing various levels of ongoing product service, support and training. Additionally, Catheter hopes to generate future revenue through upgrades and enhancements, with future generations of software.

Product Evaluations, Purchasing and Training

Before purchase, most customers choose to evaluate VIVO to learn how it works and ensure that it provides value to their practice. A product evaluation is free of charge for five patients, utilizes designated evaluation units and is supported by a clinical specialist. In general, the evaluation is completed no more than 8 weeks after the first procedure, but the goal is to complete the evaluation process in a shorter time frame. During the evaluation procedures, a VIVO clinical specialist assists the hospitals in obtaining properly formatted imaging (CT or MRI) from the radiation department and conducting training for the staff. The staff are taught how to upload CT or MRI, take a 3D image, and upload the 12 lead ECG recording into the VIVO System. The clinical specialist is on site to aide in the creation of a model of the patient heart and torso. At the end of the evaluation, case summaries are compiled and presented to the physician.

Upon receipt of a purchase order for a VIVO system, a clinical specialist will return to the hospital and conduct additional training. There are no significant installation activities for the VIVO System. The goal of training is to ensure that the hospital staff can upload data into VIVO. Catheter’s staff can login remotely to the VIVO system and provide continued support in creating the heart and torso model.

Corporate Growth Strategy

Our goal is to establish VIVO as an integral tool used by cardiac electrophysiologists during ablation treatment of ventricular arrhythmias by reducing procedure time and patient complications and increasing procedural success.

In today’s healthcare environment, the process for new technologies to be adopted and penetrate market share has become more complex, with the need to win over multiple stakeholders within clinical, administrative and support teams in hospitals, and increasingly Catheter must target the administrators in integrated delivery networks. To accomplish this, Catheter intends to:

•

Develop initial users that demonstrate clinical and economic benefits and support studies which provide evidence of tangible benefits to prospective customers, such as procedural success, patient complications and reduced procedure times.

•	Collaborate with clinical thought leaders to establish clinical techniques, evolve Catheter’s product features and demonstrate enhanced capabilities to broaden the appeal of VIVO.

•

Expand Catheter’s FDA clearance to market Catheter’s products for additional procedure types. In Europe, Catheter is cleared for pre-procedural planning in all types of hearts and procedures. In the US, Catheter will seek clearance for ischemic hearts to broaden the indications for use of our products, which can expand clinical demand.

•	Enhance the design, user utility and clinical capability of VIVO through further product development and collaboration with clinical users.

•

Seek to engage collaboration with larger market participants and their larger sales force coverage to integrate the prospecting, sale and support of Catheter’s products in conjunction with other products used in electrophysiology procedures.

•	Opportunistically identify acquisitions to enhance Catheter’s enterprise scale, sales synergy and fixed cost coverage.

•	Seek to obtain codes for reimbursement from Medicare to broaden the appeal of using VIVO in the physician’s clinic.

Significant Investment in U.S. Sales Organization

Today, Catheter utilizes a mix of distribution partners (Europe), independent sales agents (US) specializing in EP products, and direct employees providing clinical support and product specialization. In the U.S., the VIVO System and patches are currently sold by independent sales agents who call on electrophysiologists, lab staff and hospital administrators. This sales team qualifies appropriate prospective customers, and with support from Catheter’s direct clinical specialists they conduct product demonstrations, and support customer training and case usage. In Europe, Catheter’s products are sold through distributors, supported by three full time and one part time contracted employees.

In addition, in both the US and Europe, Catheter has entered into a co-marketing agreement with Stereotaxis (“STX”). The goal is to leverage the compatibility of VIVO with their robotic system. STX customers are the same customers for VIVO, and VIVO provides their customers with an added tool to reduce procedure time.

For the immediate future, Catheter plans to continue marketing its products in the United States through regional sales agents who identify target prospective customers to educate, and demonstrate Catheter’s products, leading to adoption and purchase of Catheter’s technology. Catheter will continue to use direct clinical specialists to provide training and ongoing clinical support.

In the future, Catheter intends to market Catheter’s products in the United States and certain International markets using a combination of a direct sales force and independent distributors. This may require Catheter to make a significant investment building Catheter’s U.S. commercial infrastructure and sales force and in recruiting and training Catheter’s sales representatives and clinical specialists for U.S. commercialization of VIVO. This is a lengthy process that requires recruiting appropriate sales representatives, establishing a commercial infrastructure in the United States, and training Catheter’s sales representatives, and will require significant ongoing investment by us. Following initial training, Catheter’s sales representatives typically require lead time in the field to grow their network of accounts, coordinate their sales efforts with each hospital’s capital budgeting and acquisition cycle and produce sales results. Successfully recruiting and training a sufficient number of productive sales representatives is required to achieve growth at the rate Catheter desires.

Marketing and market development activities will target increasing Catheter’s product usage and expanding the applications of VIVO into the physician clinic and not just hospitals by employing a reimbursement specialist to provide reimbursement for VIVO in different settings.

Outside the United States, Catheter will continue to foster additional key partner relationships with distributors who will market, sell and support its products.

In addition, Catheter believes there are opportunities to offer additional complementary products through Catheter’s sales and marketing channels that would enhance the productivity of Catheter’s sales force and provide additional scale to Catheter’s revenue, better covering fixed operating costs.

VIVO License Agreements

On May 1, 2016, Catheter entered into a certain Software and Technology license agreement with PEACS, NV, a Netherlands company (“PEACS”), for the exclusive worldwide license of the underlying technology to its VIVO product, including intellectual property rights and patent applications pertaining thereto. The license was for use of the technology for the field of use defined as “the localization of the origin of cardiac activation for the electrophysiology treatment and/or detection of cardiac arrhythmias.” In consideration for the license, Catheter issued to PEACS 300,000 shares of Catheter’s common stock. The license agreement called for Catheter to pay for the prosecution and maintenance of patents to protect the technology.

Simultaneously with the execution of the license agreement, Catheter also entered into a Consulting agreement, which called for PEACS to continue in the development of the technology, with monthly payments aggregating $1,512,000 over three years.

In May, 2021, the Software and Technology License Agreement was modified to modify the field of use specifically exclude the use of clinical applications for the implanting of atrial or ventricular pacemakers, including bi-ventricular pacemakers. As part of the modification, Catheter and PEACS agreed to settle certain differences between them, including amounts due under the consulting agreement. Catheter agreed to a final payment of $375,000 for services under the Consulting Agreement and the Consulting Agreement was canceled and terminated. PEACS agreed to pay Catheter $200,000 for certain intellectual property rights to methods and systems for cardiac resynchronization. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, Catheter paid PEACS B.V. $175,000.

Royalty Agreements

In February 2022 Catheter agreed to an assignment and royalty agreement for a design from Auston Locke, a third party, for a device which could be used for the closure of wound openings created by a physician for the insertion of catheters or other instruments into the body (the “Surgical Vessel Closing Pressure Device”). Catheter has agreed to an assignment of all of Mr. Locke’s rights with respect to the Surgical Vessel Closing Device and agreed to pay a royalty fee of 5% on net sales up to $1 million. Thereafter, if a patent for the Surgical Vessel Closing Pressure Device is obtained from the U.S. Patent and Trademark Office, Catheter will pay Mr. Locke a royalty fee of 2% of net sales up to a total of $10 million in royalties. Royalty payments end on revenues through February 28, 2032, regardless of whether the total of $10 million has been paid.

Catheter has since filed a provisional application with the U.S. Patent and Trademark Office covering the idea assigned to Catheter. If the merger closes, additional royalty rights (the “Royalty Rights”) with respect to the Surgical Vessel Closing Pressure Device are expected to be granted to the holders (the “Noteholders”) of Catheter’s currently outstanding convertible promissory notes (the “Notes”) in exchange for forgiveness of the interest that has accrued under those notes but remains unpaid, pursuant to the terms of certain Debt Settlement Agreements expected to be entered into in connection with the merger. The agreements provide for the Noteholders to receive, in the aggregate, 12% of the Net Sales, if any, of the Surgical Vessel Closing Pressure Device, to be allocated proportionately among the Noteholders based upon the amount of accrued but unpaid interest owing to each. David A. Jenkins, Catheter’s Chairman of the Board and CEO, and his affiliates will receive 11.77%, and a trust established by one of Catheter’s directors will receive .05%. For further information regarding the Notes, see the sections entitled “Comparison of the Six Months Ended June 30, 2021 and 2022” beginning on page 200 of this proxy statement, “Convertible Promissory Notes — Related Parties and Derivative Liability” beginning on page 203 and “Liquidity and Capital Resources” beginning on page 207 of this proxy statement.

Investment in Research and Development

Research and development expense primarily consists of salaries, product development, third-party contractors, and materials as well as costs related to obtaining regulatory approvals.

For the years ended December 31, 2021 and 2020, Catheter recorded research and development expenses of $422,354 and $686,136, respectively. Included in research and development costs for the year ended December 31, 2020 was an accrual of approximately $250,000 related to the PEACS license. During 2020, Catheter employed one full time and one part time product development employee. During 2021, Catheter shifted its product development activities to a third party consulting group.

Catheter intends to continue investing resources in research and development in the future to facilitate the use of the VIVO System by developing product enhancements to improve product performance and patient outcomes, and enhance the physician and patient experience, and to build and maintain Catheter’s patient registry.

VIVO Manufacturing

VIVO manufacturing, inventory and product fulfillment is housed in Catheter’s 3,000 square feet headquarters office in Mt. Olive, NJ. This facility has one full time employee for fulfillment and other administrative activities and one part-time consultant who oversees manufacturing and quality objectives.

The VIVO software is installed on an off the shelf laptop which meets product specifications pertaining to graphics cards, storage, and screen size. The VIVO system also comes with an off the shelf 3D camera, RealSense™, purchased from Intel.

The VIVO Positioning Patches are a disposable component that is single use and required to be used on each patient at the time the 3D image is taken. This product is manufactured by a third party and shipped to Catheter’s facility.

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 2021 AND 2022

Revenue, Cost of Sales and Gross Profit

	For the Six Months Ended June 30,
	2021	2022
Revenue	$33,821	$132,337
Cost of sales	4,874	8,242

Gross profit	$28,947	$124,095

Revenue

Revenue is generated from the sales of our VIVO System, software upgrades and single use disposable patches directly to hospitals and to our international distributors. Revenue for the six months ended June 30, 2022 increased by $98,516 from $33,821 to $132,337 as we initiated a limited market release of VIVO in the US during 2021.

	For the six months ended June 30,
	2021	2022
Revenue by Type
Net sales from sale of hardware	$33,821	$110,527
Net sales from sale of software	—	21,810
Net sales from software upgrades	—	—

Total Net Sales	$33,821	$132,337

Cost of Sales

Cost of Sales for the six months ended June 30, 2022 increased by $3,368 from $4,874 to $8,242. The principal component of cost of sales is the cost of the off the shelf computer incorporated into a VIVO System as well as the cost of disposable patches sold to customers.

Gross Profit

Gross profit for the six months ended June 30, 2022 increased by $95,148 from $28,947 to $124,095 due to increased sales. Given our limited operations and the use of outside vendors, Catheter is able to operate with low fixed overhead costs. We believe we will be able to effectively manage costs in this manner for the next 12 to 24 months.

Operating Expenses

Our operating expenses consist of research and development expense, sales and marketing expense and general and administrative expense. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, stock-based compensation, and sales commissions. We expect operating expenses to increase in absolute dollars as we grow our business.

	For the six months ended June 30,
	2021	2022
General and Administrative Expense	$658,922	$723,525
Research and Development Expense	146,535	114,829
Sales and Marketing Expense	472,242	614,288

Total Operating Expense	$1,277,699	$1,452,642

General and Administrative Expense

General and administrative expense consists primarily of personnel costs, including salary, employee benefits and stock-based compensation expenses for our administrative personnel that support our general operations, such as information technology, executive management and financial accounting. It also includes costs attributable to intellectual property and other legal fees, audit fees, general business insurance, consulting services, depreciation and facilities costs.

General and administrative expense for the six months ended June 30, 2022 increased by $64,603 from $658,922 to $723,525. The increase was attributable to higher legal, audit and professional accounting fees and by higher salary expense.

Research and Development Expense

Research and development costs are expensed as incurred. Research and development expense consist of costs of technology licenses, third-party software development consultants, engineering supplies and materials. Research and development expense also include costs related to our clinical and quality and regulatory activities, including medical advisors, contractors, research grants and all clinical study-related costs.

Research and development expense for the six months ended June 30, 2022 decreased by $31,706 from $146,535 to $114,829. During the six months ended June 30, 2021, we charged to research and development expense approximately $17,000 of costs incurred with our third-party design engineering contractor related to the VIVO which were largely non-recurring in 2022. During 2021, the Company incurred clinical study related costs of approximately $59,000 as compared to approximately $46,000 during 2022.

It is likely that we will incur increased clinical and regulatory related costs in 2022 and beyond, including costs associated with our post-market surveillance registry of our most recent FDA de novo clearance for use of the VIVO System and costs of any study undertaken as we attempt to expand our approved indications for use.

Sales and Marketing Expense

Sales and marketing expense consist primarily of personnel costs, including salary, commissions, employee benefits and stock-based compensation expenses for our sales and marketing personnel and contractors in the U.S. and Europe. It also includes costs associated with product demonstrations, trade shows, marketing materials, royalties, and travel.

Sales and marketing expense for the six months ended June 30, 2022 increased by $142,046 from $472,242 to $614,288. The primary cause for the increase was an increase in headcount, travel, trade show and related expenses as we achieved limited commercialization of VIVO in the US and EU.

Other Income and Expense, Income Tax Benefit

	For the Six Months Ended June 30,
	2021	2022
Interest income	$25	$—
Interest expense	(1,361,315)	(1,537,043)
Gain on Forgiveness of PPP loan	200,000	—
Gain on transfer of intangible assets	200,000	—
Change in fair value of derivative liability	(22,664)	(57,232)
Loss on Foreign currency transaction	(2,146)	(6,623)

	$(986,100)	$(1,600,898)

Interest Expense

The aggregate balance of the Company’s convertible promissory notes (the “Notes”), including amounts payable to officers, directors and stockholders of the Company is $25,465,000 at June 30, 2022. The notes accrue interest at a rate of 12% per year that is payable in cash upon maturity. During the six months ended June 30, 2022, the Company recorded interest expense of $1,537,043 on these notes as compared to $1,361,315 during the six months ended June 30, 2021. Interest expense increased due to increased borrowing under the notes.

Accrued but unpaid interest on the notes at June 30, 2022 was $12,546,716.

Forgiveness of PPP loan

On April 30, 2020, the Company received approximately $200,000 in loan proceeds from the Payroll Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds is restricted by the CARES act for such expenses as payroll related costs and other allowable costs as defined by the PPP. The Company submitted the application for forgiveness of the PPP loan on November 4, 2020. During the year ended December 31, 2021 the Company received forgiveness for the entire amount of principal and accrued interest of the PPP loan. The Company recorded a gain for the loan proceeds forgiven within other income for the six months ended June 30, 2021.

Gain on transfer of intangible assets

In May 2020, the Company received a Summons to appear before the District Court of the Hague in a matter brought against the Company by PEACS B.V. The dispute concerns the ownership of one of the Company’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, the Company and PEACS B.V. settled the outstanding litigation. As part of the settlement, the Company agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to the Company for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, the Company paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the six months ended June 30, 2021.

Convertible Promissory Notes – Related Parties and Derivative Liability

In March 2017, the Company issued convertible promissory notes (the “Notes”) to four shareholders of the Company for an aggregate principal amount of $10,410,000. The notes bear interest at a rate of 12% per annum and matured on December 31, 2017 (“Maturity Date”). Upon Maturity Date, the four shareholders extended all terms related to the Notes. Any new monies provided under the Notes were also made pursuant to the same terms and, effective January 1, 2018, all monies due pursuant to the Note are due and payable on demand.

In 2020, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,920,000 in cash proceeds which was received by the Company for the year ended December 31, 2020.

In 2021, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,350,000 in cash proceeds which was received by the Company for the year ended December 31, 2021.

During the six months ended June 30, 2022, the related party holder of Convertible Promissory Note One provided the Company with an additional $1,480,000 in cash proceeds which was received by the Company for the six months ended June 30, 2022. All monies due pursuant to the Note are due and payable on demand.

The Notes provide that upon the closing of the Company’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing. The Notes also provide that upon a Change in Control, the Notes will either become due and payable in full prior to closing, or will convert into Company common stock or other securities on terms and conditions agreed upon by the Company and the requisite purchasers.

Upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of the Company’s common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Convertible Notes as of June 30, 2022 and December 31, 2021. At June 30, 2022 and December 31, 2021, the fair value of the derivative liability was $1,182,000 and $1,057,000, respectively. The Company recorded a loss related to the increase in fair value of the derivative liability of $57,232 and $22,664 for the six months ended June 30, 2022 and 2021, respectively. Additionally, the Company recorded debt discounts to the Notes which were fully amortized as non-cash interest expense of $67,768 and $53,336 for the six months ended June 30, 2022 and 2021, respectively.

If and when the merger closes, the Notes are expected to be discharged pursuant to the terms of the Debt Settlement Agreements as further described below under “Liquidity and Capital Resources.”

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2020 AND 2021

Revenue, Cost of Revenue and Gross Loss

	2020	2021
Revenue	$48,103	$148,569
Cost of sales	3,160	9,633

Gross profit	$44,943	$138,936

Revenue

Revenue is generated from the sales of Catheter’s VIVO System and single use disposable patches directly to hospitals and to Catheter’s international distributors. Revenue for the year ended December 31, 2021 increased by $100,466 from $48,103 to $148,569 as Catheter initiated a limited market release of VIVO in the US. All of Catheter’s sales are denominated in U.S. dollars.

Cost of Sales

Cost of Sales for the year ended December 31, 2021 increased by $6,473 from $3,160 to $9,633. The principal component of cost of sales is the cost of the off the shelf computer incorporated into a VIVO System as well as the cost of disposable patches sold to customers.

Gross Profit

Gross profit for the year ended December 31, 2021 increased by $93,993 from $44,943 to $138,936. Given Catheter’s limited operations and the use of outside vendors, Catheter is able to operate with low fixed overhead costs. Catheter believes it will be able to effectively manage costs in this manner for the next 12 to 24 months.

Operating Expenses

Catheter’s operating expenses consist of research and development expense, sales and marketing expense and general and administrative expense. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, stock-based compensation, and sales commissions. Catheter expects operating expenses to increase in absolute dollars as Catheter’s business grows.

	2020	2021
General and Administrative Expense	$1,302,972	$1,118,565
Research and Development Expense	686,136	422,354
Sales and Marketing Expense	821,163	1,109,593

Total Operating Expense	$2,810,271	$2,650,512

General and Administrative Expense

General and administrative expense consists primarily of personnel costs, including salary, employee benefits and stock-based compensation expenses for Catheter’s administrative personnel that support Catheter’s general operations, such as information technology, executive management and financial accounting. It also includes costs attributable to intellectual property and other legal fees, audit fees, general business insurance, consulting services, depreciation and facilities costs.

General and administrative expense for the year ended December 31, 2021 decreased by $184,407 from $1,302,972 to $1,118,565. The decrease was partly attributable to lower G&A salaries and lower legal and professional accounting fees.

Research and Development Expense

Research and development costs are expensed as incurred. Research and development expense consists of costs of technology licenses, third-party software development consultants, engineering supplies and materials. Research and development expense also includes costs related to Catheter’s clinical and regulatory activities, including medical advisors, contractors, research grants and all clinical study-related costs.

Research and development expense for the year ended December 31, 2021 decreased by $263,782 from $686,136 to $422,354. During 2021, Catheter charged to research and development expense approximately $87,000 of costs incurred with Catheter’s third-party design engineering contractor related to the VIVO. During 2020, Catheter employed one full time and one part time R&D engineer. Additionally, 2020 included $375,000 of expense accrued for the PEACS license which did not recur in 2021.

It is likely that Catheter will incur increased clinical and regulatory related costs in the remainder of 2022 and beyond, including costs associated with Catheter’s post-market surveillance registry of Catheter’s most recent FDA de novo clearance for use of the VIVO System and costs of any study undertaken as Catheter attempts to expand its approved indications for use.

Sales and Marketing Expense

Sales and marketing expense consist primarily of personnel costs, including salary, commissions, employee benefits and stock-based compensation expenses for Catheter’s sales and marketing personnel and contractors in the U.S. and Europe. It also includes costs associated with product demonstrations, trade shows, marketing materials, royalties, and travel.

Sales and marketing expense for the year ended December 31, 2021 increased by $288,430 from $821,163 to $1,109,593. The primary cause for the increase was an increase in headcount, and travel and related expenses for Catheter’s EU based employees as Catheter achieved limited commercialization of VIVO in Europe.

Other Income and Expense, Income Tax Benefit

	2020	2021
Interest income	$74	$35
Interest expense	(2,636,638)	(2,828,393)
Forgiveness of PPP loan	—	200,000
Gain on transfer of intangible assets	—	200,000
Change in fair value of derivative liability	2,951,736	(43,437)
Loss on Foreign currency transaction	(623)	(6,337)

	$(45,451)	$(2,478,132)

Interest Expense

The aggregate balance of Catheter’s convertible promissory notes, including amounts payable to officers, directors and stockholders of Catheter was $23,985,000 at December 31, 2021. The notes accrue interest at a rate of 12% per year that is payable in cash. Accrued but unpaid interest on the notes at December 31, 2021 was $11,077,441.

Forgiveness of PPP loan

On April 30, 2020, Catheter received approximately $200,000 in loan proceeds from the Payroll Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds was restricted by the CARES act for such expenses as payroll related costs and other allowable costs as defined by the PPP. Catheter submitted the application for forgiveness of the PPP loan on November 4, 2020. During the year ended December 31, 2021 Catheter received forgiveness for the entire amount of principal and accrued interest of the PPP loan. Catheter recorded a gain for the loan proceeds forgiven within other income for the year ended December 31, 2021.

Gain on transfer of intangible assets

In May 2020, Catheter received a Summons to appear before the District Court of the Hague in a matter brought against Catheter by PEACS B.V. The dispute concerned the ownership of one of Catheter’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, Catheter and PEACS B.V. settled the outstanding litigation. As part of the settlement, Catheter agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to Catheter for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, Catheter paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the year ended December 31, 2021.

Convertible Promissory Notes – Related Parties and Derivative Liability

In March 2017, Catheter issued convertible promissory notes (the “Notes”) to four shareholders of Catheter (See Note 13) for an aggregate principal amount of $10,410,000. The notes bear interest at a rate of 12% per annum and matured on December 31, 2017 (“Maturity Date”). Upon the Maturity Date, the four shareholders extended all terms related to the Notes. Any new monies provided under the Notes were also made pursuant to the same terms and, effective January 1, 2018, all monies due pursuant to the Notes were due and payable on demand.

In 2020, the related party holder of Convertible Promissory Note One, provided Catheter with an additional $2,920,000 in cash proceeds which was received by Catheter for the year ended December 31, 2020.

In 2021, the related party holder of Convertible Promissory Note One, provided Catheter with an additional $2,350,000 in cash proceeds which was received by Catheter for the year ended December 31, 2021.

During the six months ended June 30, 2022, the related party holder of Convertible Promissory Note One provided the Company with an additional $1,480,000 in cash proceeds which was received by the Company for the six months ended June 30, 2022. All monies due pursuant to the Notes are due and payable on demand.

The Notes contain additional conversion features, including that upon the closing of Catheter’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing. The Notes also provide that upon a Change in Control, the Notes will either become due and payable in full prior to closing, or will convert into Company common stock or other securities on terms and conditions agreed upon by the Company and the requisite purchasers.

Under the Next Financing conversion provision, upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of Catheter’s common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). Catheter evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

The embedded put features are separately measured at fair value, with changes in fair value recognized in current operations. Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Notes and as of December 31, 2021 and December 31, 2020. The original values of the embedded put features were recorded as a debt discount to the Notes which has been fully amortized as non-cash interest expense during the year ended December 31, 2017. At December 31, 2021 and December 31, 2020, the fair value of the derivative liability was $1,057,000 and $910,000, respectively. Catheter recorded a loss related to the increase in fair value of the derivative liability of $43,437 and a gain related to the decrease in fair value of the derivative liability of $2,591,736 for the years ended December 31, 2021 and 2020, respectively. Catheter recorded a debt discount to the Notes which were fully amortized as non-cash interest expenses of $103,563 and $226,736 for the years ended December 31, 2021 and 2020, respectively. In calculating these amounts, Catheter assumed that as of June 30, 2022, the probability of conversion of the Notes was 2.5% and that a conversion would occur on July 31, 2022. In recording corresponding amounts as of December 31, 2021, Catheter assumed that the probability of conversion of the Notes was 2.5% and that a conversion would occur on July 31, 2022.

If and when the merger closes, the Notes are expected to be discharged pursuant to the terms of the Debt Settlement Agreements as further described below under “Liquidity and Capital Resources.”

Liquidity and Capital Resources

Since Catheter’s incorporation, Catheter has received equity financing, debt financing through stockholders and grant monies from a non-profit foundation to develop the technology and pursue the regulatory approvals necessary to commercialize Catheter’s products in the United States and European Union (“EU”). The amount of equity investment in Catheter from its incorporation through June 30, 2022 was approximately $36 million. The amount of Convertible Promissory Notes issued through June 30, 2022 was approximately $25,465,000. The amount of accrued and unpaid interest on these Notes at June 30, 2022 was approximately $12,546,000.

As of the date hereof, Catheter has incurred additional debt in the form of short-term, interest-free Advances from Mr. Jenkins in the principal amount of $825,000, and expects that additional Advances will be required prior to consummating the merger in order to continue operations, although Mr. Jenkins is under no obligation to make them.

Catheter expects to continue to incur net losses for the next several years and therefore require additional funding, which may include future equity and debt financings. There is no guarantee that this financing can be obtained.

As noted above, if and when the merger closes, it is anticipated that under the Debt Settlement Agreements, the Notes will be discharged and the interest accrued thereon forgiven as described. Under the terms of the Debt Settlement Agreements and the merger agreement, at closing the principal of the Notes would be converted into a right to receive shares of Ra common stock at the price specified by the merger agreement and described in more detail in the Form 8-K. Outstanding interest accrued by unpaid would be forgiven in exchange for the Royalty Rights described above under “Royalty Agreements.” The Advances are not included in the Debt Settlement Agreements and will not be so discharged. They are expected to be repaid at or shortly following the closing of the merger.

As of June 30, 2022, Catheter had approximately $76,000 in cash and cash equivalents. As of December 31, 2021, Catheter had approximately $12,000 in cash and cash equivalents.

On March 31, 2022, the holders of a majority of the then outstanding shares of Preferred Stock, voted together as a single class, and approved the conversion of all shares of Preferred Stock into a total of 8,651,207 shares of Common Stock as determined in accordance with the Certificate of Incorporation. All current holders of Preferred Stock were advised of the conversion on March 31, 2022. The Company recorded its quarterly liquidation preference prior to the conversion of preferred stock to common stock, and converted the outstanding balance including the March 31, 2022 liquidation preferences to common stock.

Net cash used in operating activities was approximately $1,411,000 for the six months ended June 30, 2022. Net loss for the six months ended June 30, 2022 and 2021 was approximately $2,929,000 and $2,235,000, respectively.

Net cash used in operating activities was approximately $2,654,000 for the year ended December 31, 2021. Net loss for the year ended December 31, 2021 and 2020 was approximately $4,990,000 and $2,811,000, respectively.

As of June 30, 2022, Catheter had an accumulated deficit of approximately $114,384,000, total outstanding convertible debt of $25,465,000, and total outstanding interest payable of approximately $12,547,000, which is due on demand. Catheter’s accumulated deficit as of December 31, 2021 was approximately $110,548,000.

Catheter has incurred substantial losses and negative cash flows from operations to date and expects to incur operating losses for the foreseeable future as it expands its commercialization efforts of its current product. Catheter is not in default of any covenants required by the lenders, however if such default should occur, the outstanding debt could become due and payable immediately. Catheter is unable to predict the extent of any future losses or when Catheter will become profitable, if at all. Catheter’s future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, its ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes affecting medical procedure reimbursement, and overall economic conditions in our target markets.

Catheter’s strategic plans are to build on its existing business, as well as grow through buy-and-build strategic acquisitions and partnerships. Catheter will be required to raise additional capital to pursue this strategy as well as to continue to support its operations at the current cash expenditure levels; however, Catheter cannot be certain that additional funding will be available on acceptable terms, or at all. The Catheter Board has recommended approval of the merger because it believes that the merger will enhance Catheter’s ability to execute on these plans, and that the combined company will provide a better platform to actualize its vision.

To the extent that Catheter or the combined company raises additional funds by issuing equity securities, stockholders may experience significant dilution. Any debt financing, if available, may include potential dilutive instruments and include restrictive covenants that impact Catheter’s or any combined company’s ability to conduct business. If Catheter is unable to raise additional capital when required or on acceptable terms, Catheter may have to (i) significantly scale back its current operations and/or commercialization efforts or (ii) relinquish or otherwise dispose of rights to technologies or products on unfavorable terms. As Catheter continues to incur losses, Catheter’s transition to profitability is dependent upon achieving a level of revenues adequate to support Catheter’s cost structure. Catheter may never achieve such profitability, and unless and until doing so, it will be necessary for Catheter to attempt to raise additional capital, which may not be available or available on terms acceptable to us. Although the Board believes that the proposed merger will enhance the Company’s ability to execute on its plans, achieve profitability, and actualize its acquisition growth strategy, the combined company will remain subject to the foregoing risks.

Summary of Cash Flows

	For the year ended December 31,		For six months ended June 30,
	2020	2021	2021	2022
Cash used in operating activities	$(2,874,668)	$(2,653,522)	$(1,389,375)	$(1,410,514)
Cash used in investing activities	(9,132)	(24,072)	(2,856)	(12,431)
Cash provided by financing activities	3,120,000	2,350,000	1,250,000	1,480,000
Effect of Exchange Rate on cash	623	6,337	2,146	6,623

Net increase (decrease) in cash	$236,823	$(321,257)	$(140,085)	$63,678

Cash Used in Operating Activities

Net cash used in operating activities increased by $21,139 from $1,389,375 for the six months ended June 30, 2021 to $1,410,514 for the six months ended June 30, 2022. The net loss for the six months ended June 30 2021 of $2,234,852 included an unfavorable change in the derivative liability related to the conversion feature of its Notes of $22,664, while the net loss of $2,929,445 recorded in for the six months ended June 30, 2021 included a unfavorable change in the fair value of derivative liability of $57,232. During the six months ended June 30, 2021 and 2022, the Company incurred accrued but unpaid interest on its Notes Payable to related parties of $1,307,979 and $1,469,275, respectively, favorably impacting cash flow from operations.

Net cash used in operating activities decreased by $221,146 from $2,874,668 for the year ended December 31, 2020 to $2,653,522 for the year ended December 31, 2021. The net loss in 2021 of $4,989,708 included an unfavorable change in the derivative liability related to the conversion feature of its Notes of $43,437 while the net loss of $2,810,779 recorded in 2020 included a favorable change in the fair value of derivative liability of $2,591,736. The $2,591,736 non-cash variance in the change in fair value of the derivative liability represented the majority of the change in net loss for the years. During the years ended December 31, 2020 and 2021, the Company incurred accrued but unpaid interest on its Notes Payable to related parties of $2,409,903 and $2,724,830, respectively, favorably impacting cash flow from operations.

Cash flow from operating activities during the year ended December 31, 2021 were also impacted by the forgiveness of a $200,000 PPP loan and a $200,000 gain on the transfer of intangible assets.

Cash Used in Investing Activities

Cash used in investing activities was $2,856 and $12,431 during the six months ended June 30, 2021 and 2022, respectively. These purchases are primarily computer equipment and VIVO demo equipment purchased during the periods.

Cash used in investing activities increased by $14,940 from $9,132 during the year ended December 31, 2020 to $24,072 during the year ended December 31, 2021. These purchases are primarily computer equipment and VIVO demo equipment purchased during the periods.

Cash Provided by Financing Activities

Cash provided by financing activities of $1,480,000 and $1,250,000 during the six months ended June 30, 2022 and 2021, respectively, represented the proceeds of convertible promissory notes to related parties.

Cash provided by financing activities of $2,350,000 during the year ended December 31, 2021 represented the proceeds of a convertible promissory note to related parties of $2,350,000.

Cash provided by financing activities of $3,120,000 during the year ended December 31, 2020 represented the proceeds of a convertible promissory note to related parties of $2,920,000 and proceeds of $200,000 from a federal Paycheck Protection Program (“PPP loan”) which was subsequently forgiven in 2021.

Contractual Obligations and Commitments

Catheter has lease obligations consisting of operating leases, for Catheter’s principal offices which expire in 2022. The following table summarizes Catheter’s contractual obligations, under both leases, as of June 30, 2022:

June 30, 2022	$26,200

Segment Information

Catheter operates in one business segment, which is the marketing, sales and development of medical technologies focused in the field of cardiac electrophysiology.

Effects of Inflation

During the periods for which financial information is presented, management does not believe that the business and operations were materially affected by inflation.

Foreign Currency Exchange Risk

Catheter uses the U.S. dollar as its functional currency, and initially measure the foreign currency denominated in assets and liabilities at the transaction date. Monetary assets and liabilities are then re-measured at exchange rates in effect at the end of each period, and property and non-monetary assets and liabilities are converted at historical rates.

To date, Catheter has incurred minor foreign currency transaction realized gains and losses related to Catheter’s European activities. As Catheter’s international operations grow, foreign currency exchange risk may become a factor and Catheter will reassess its approach to managing the risks relating to fluctuations in currency rates at that time.

Catheter does not believe that inflation and change in prices had a significant impact on Catheter’s results of operations for any periods presented in Catheter’s financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Catheter regularly evaluates estimates and assumptions related to provisions for legal contingencies, income taxes, deferred income tax, asset valuation allowances, valuation of warrant liabilities, valuation of derivative liabilities, share based compensation, and revenues. Catheter bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by Catheter may differ materially and adversely from Catheter’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Fair Value Measurements

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Catheter follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

•	Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

•

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the six months ended June 30, 2022 and 2021 and the year ended December 31, 2021 and 2020. The carrying amount of cash and accounts payable approximated fair value as they are short term in nature. The guidance in ASC 815, Derivatives and Hedging, requires that Catheter mark the value of Catheter’s preferred stock warrant liability to market and recognize the change in valuation in Catheter’s statements of operations each reporting period. Determining the warrant liability to be recorded requires Catheter to develop estimates to be used in calculating the fair value of the warrant. The fair value of preferred stock warrants issued were estimated based on a Black-Scholes model during the six months ended June 30, 2022 and 2021 and the year ended December 31, 2021 and 2020. The estimated fair value of the warrant and embedded put included in the convertible promissory notes – related parties, represent Level 3 measurements.

The following table details the fair value measurements within the fair value hierarchy of Catheter’s financial instruments, which includes the Level 3 liabilities:

	Fair value at June 30, 2022

	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,182,000	$—	$—	$1,182,000

Total liabilities	$1,182,000	$—	$—	$1,182,000

	Fair value at December 31, 2021

	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,057,000	$—	$—	$1,057,000

Total liabilities	$1,057,000	$—	$—	$1,057,000

Off-Balance Sheet Arrangements

Catheter does not have any off-balance sheet arrangements as such term is used in SEC Regulation S-K Item 303 during the periods presented, investments in special-purpose entities or undisclosed borrowings or debt. Additionally, Catheter is not a party to any derivative contracts or synthetic leases.

Indemnification

Catheter has agreements whereby Catheter indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving, at Catheter’s request, in such capacity, to the maximum extent permitted under the laws of the State of Delaware.

Stock-based Compensation

In October 2009, the Board of Directors and Stockholders of the Company adopted the 2009 Equity Incentive Plan (the “Plan”), which was amended in 2011. The Plan provides for grants of stock options, restricted stock, and other stock-based awards to eligible employees of the Company as well as directors, officers, and others. The Plan is administered by the Board of Directors of the Company and was amended on September 24, 2019 to extend the term of the plan for ten more years.

Stock options are granted with an exercise price as determined by the Board of Directors, but in no event shall the exercise price be less than the fair value of a share of common stock on the date of grant. Awards generally vest over five years of continuous service and have a ten-year term from the date of grant.

The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In order to determine the fair value, the Company considered, among other things, the Company’s business, financial condition and results of operations; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

The following table summarizes stock option activity under the Catheter Plan for the years ended December 31, 2021 and 2020, and for the six months ended June 30, 2022.

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)

Outstanding at January 1, 2020	590,950	$1.20	6.10
Granted	—	$—	—
Cancelled	(125,980)	$0.39	—
Expired	(77,000)	$4.00	—

Outstanding at December 31, 2020	387,970	$0.47	5.94

Granted	990,000	0.39	9.31
Exercised	(118,848)	0.39	—
Cancelled	(115,122)	0.43	—
Expired	(5,000)	$4.00	0.00

Outstanding at December 31, 2021	1,139,000	$0.40	8.67

Vested options at December 31, 2021	499,707	$0.83	6.01

Granted	—	—	—
Cancelled	—	—	—
Expired	—	—	—

Outstanding at June 30, 2022	1,139,000	$0.40	8.43

Vested options at June 30, 2022	1,062,814	$0.56	8.41

The stock-based compensation expense for stock option awards was $6,421 and $353 for the year ended December 31, 2021 and 2020, respectively, respectively, and $2,973 and $1,788 for the six months ended June 30, 2022 and 2021, respectively.

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. 990,000 options were granted to employees during the year ended December 31, 2021, with a grant date fair value of $9,900. There were no grants during the year ended December 31, 2020. During the six months ended June 30, 2021, Catheter granted 990,000 options with a grant date fair value of $9,900. There were no grants during the six months ended June 30, 2022.

As of December 31, 2021, there was an aggregate of approximately $3,691 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 1.13 years. As of June 30, 2022, there was an aggregate of $718 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 2.34 years.

The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes option pricing model for the years ended December 31, 2021 and 2020.

The risk-free interest rate assumption is based upon observed U.S. government security interest rates with a term that is consistent with the expected term of Catheter’s employee stock options. The expected term is based on the average of the vesting period and contractual term of Catheter’s options. Catheter has not paid a dividend, and does not expect to pay a dividend in the foreseeable future.

	June 30, 2022	December 31, 2021
Fair value of common stock	$0.024	$0.024
Risk-free interest rate	.9% - 3.0%	.9% -3.0%
Expected life remaining in years	1.83 - 6.50	1.83 -6.50
Expected volatility	91% -175%	91% -175%
Expected Dividend yield	0%	0%

Due to a lack of a public market for Catheter’s Common Stock, Catheter utilized a public company peer group’s historical volatility to determine Catheter’s expected volatility for purposes of the Black-Scholes option pricing model. Stock-based compensation expense is trued up periodically for actual forfeitures.

Dividends

Catheter has not paid a dividend on its common stock and is unlikely to pay one in the future.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

AND ACCOMPANYING NOTES

The following unaudited pro forma condensed combined financial statements give effect to the merger. Catheter Precision, Inc. (“Catheter Precision”) was determined to be the accounting acquirer based upon the terms of the merger and other factors including Catheter Precision’s security holders obtain voting control of Ra Medical Systems, Inc. (“Ra Medical”).

In the unaudited pro forma condensed combined financial statements, the merger will be recorded as a business combination using the acquisition method of accounting under accounting principles generally accepted in the United States, or “U.S. GAAP”. The merger will be accounted for as a business acquisition under the accounting guidance and Catheter Precision, as the accounting acquirer, will record the assets acquired and assumed liabilities of Ra Medical at their fair values as of the acquisition date. Catheter Precision and Ra Medical have determined a preliminary estimated purchase price calculated as described in Note 2 to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives effect to the merger as if it took place on June 30, 2022 and combines the historical balance sheets of Catheter Precision and Ra Medical as of such date. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 gives effect to the merger as if it took place as of January 1, 2021, and combines the historical results of Catheter Precision and Ra Medical for each period. The historical financial statements of Catheter Precision and Ra Medical have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, at the date hereof are expected to have a continuing impact on the combined companies’ results.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting are likely to occur and these differences could be material as compared to the accompanying unaudited pro forma condensed combined financial statements and the combined companies’ future results of operations and financial position. The actual amounts recorded as of the completion of the merger may also differ materially from the information presented in these unaudited condensed combined pro forma financial statements as a result of, among other factors, the amount of capital raised by Ra Medical between entering the merger agreement and closing of the merger; the amount of cash used in operations between the signing of the merger agreement and the closing of the merger; the timing of closing of the merger; changes in the fair value of Ra Medical common stock and other changes in the Ra Medical assets and liabilities that occur prior to the completion of the merger.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies, if any. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for informational purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Ra Medical and Catheter Precision been a combined company during the specified periods.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate Ra Medical and Catheter Precision historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations incorporated or included as exhibits to this proxy statement.

Ra Medical Systems, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

As of June 30, 2022

	Historical		Pro Forma
	Catheter Precision	Ra Medical	Pro Forma Adjustments	Notes	Pro Forma Results
Assets
Current Assets:
Cash and cash equivalents	$76	$11,128	$5,500	3.b	$16,704
Accounts receivable, net	39	17	—		56
Inventories	—	43	—		43
Other current assets	114	1,144	—		1,258

Total current assets	229	12,332	5,500		18,061
Property and equipment, net	25	38	—		63
Operating lease right-of-use assets	26	1,967	—		1,993
Other long-term assets	—	36	—		36

Total assets	$280	$14,373	$5,500		$20,153

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$62	$487	$—		$549
Accrued expenses	125	1,970	(101)	3.c	10,321
			5,000	3.d
			2,327	3.e
			1,000	3.f
Current portion of operating lease liabilities	26	297	—		323
Royalties payable	159	—	—		159
Interest payable - related parties	12,547	—	(12,547)	3.g	—
Convertible promissory notes - related parties	25,465	—	(25,465)	3.h	—
Derivative liability	1,182	—	(1,182)	3.i	—

Total current liabilities	39,566	2,754	(30,968)		11,352
Contingent consideration	—	—	1,000	3.g	1,000
Operating lease liabilities	—	1,828	—		1,828

Total liabilities	39,566	4,582	(29,968)		14,180
Shareholders’ equity:
Common stock (new)	—	—	—	2.	—
Common stock	10	—	—		10
Additional paid-in capital	75,088	202,006	(202,006)	3.l	115,294
			14,741	2.
			25,465	3.h
Accumulated deficit	(114,384)	(192,215)	192,215	3.l	(109,331)
			12,547	3.g
			1,182	3.i
			(8,676)	3.a

Shareholders’ (deficit) equity	(39,286)	9,791	35,468		5, 973

Total liabilities and shareholders’ equity	$280	$14,373	$5,500		$20,153

Ra Medical Systems, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Six Months Ended June 30, 2022

	Historical		Pro Forma
	Catheter Precision	Ra Medical	Pro Forma Adjustments	Notes	Pro Forma Results
Net revenue	$132	$14	$—		$146
Cost of revenue	8	161	—		169

Gross profit (loss)	124	(147)	—		(23)

Operating expenses:
Selling, general and administrative	1,338	4,778	(141)	3.c	5,975
Research and development	115	5,511	—		5,626
Restructuring and impairment	—	3,527	—		3,527

Total operating expenses	1,453	13,816	(141)		15,128

Loss from operations	(1,329)	(13,963)	141		(15,151)

Other income (expense), net:
Interest expense	(1,537)	—	1,537	3.g	—
Other income (expense), net	(64)	20	57	3.i	13

Total other income (expense), net	(1,601)	20	1,594		13

Loss before income taxes	(2,930)	(13,943)	1,735		(15,138)
Income taxes	—	—	—		—

Net loss	(2,930)	(13,943)	1,735		(15,138)
Dividends on preferred shares	(907)	—	907	3.j	—

Net loss attributable to common stockholders	$(3,837)	$(13,943)	$2,642		$(15,138)

Net loss per share, basic and diluted	$(0.50)	$(26.66)			$(2.93)

Shares used in computing net loss per share:
Basic and diluted	5,842	523		3.k	5,167

Ra Medical Systems, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Year Ended December 31, 2021

	Historical		Pro Forma
	Catheter Precision	Ra Medical	Pro Forma Adjustments	Notes	Pro Forma Results
Net revenue	$149	$22	$—		$171
Cost of revenue	10	1,560	—		1,570

Gross profit (loss)	139	(1,538)	—		(1,399)

Operating expenses:
Selling, general and administrative	2,228	15,475	—		17,703
Research and development	422	12,253	—		12,675

Total operating expenses	2,650	27,728	—		30,378

Loss from operations	(2,511)	(29,266)	—		(31,777)

Other income (expense), net:
Transaction expense of the merger	—	—	(8,676)	3.a	(8,676)
Interest expense	(2,828)	—	2,828	3.g	—
Gain on extinguishment of PPP promissory note	200	2,023	—		2,223
Other income (expense), net	149	(14)	43	3.i	178

Total other income (expense), net	(2,479)	2,009	(5,805)		9,961

Loss from continuing operations before income taxes	(4,990)	(27,257)	(5,805)		(38,052)
Income taxes	—	4	—		4

Loss from continuing operations before dividends	(4,990)	(27,261)	(5,805)		(38,056)
Dividends on preferred shares	(3,628)	—	3,628	3.j	—

Loss from continuing operations	(8,618)	(27,261)	(2,177)		(38,056)
Income from discontinued operations, net of taxes	—	2,191	—		2,191

Net loss attributable to common stockholders	$(8,618)	$(25,070)	$(2,177)		$(35,865)

Net loss per share, basic and diluted
Continuing operations	$(3.50)	$(269.91)			$(8.02)
Discontinued operations	—	21.69			0.46

Total net loss per shares, basic and diluted	$(3.50)	$(248.22)			$(7.56)

Shares used in computing net loss per share:
Basic and diluted	1,425	101		3.k	4,745

Ra Medical Systems, Inc.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Unaudited)

1. BASIS OF PRESENTATION

After completion of the merger, the consolidated financial statements of the consolidated entity will be prepared and presented in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information includes (all financial information is prepared in accordance with U.S. GAAP):

(a)

The unaudited pro forma condensed combined balance sheet as at June 30, 2022, combines (i) the unaudited balance sheet of Catheter Precision as at June 30, 2022, as derived from information included in this proxy statement and (ii) the unaudited condensed balance sheet of Ra Medical as at June 30, 2022 as filed on Ra Medical’s Form 10-Q with the SEC on August 15, 2022 as if the merger had been completed on June 30, 2022.

(b)

The unaudited pro forma condensed combined statement of operations for the six months period ended June 30, 2022 combines (i) the unaudited condensed statement of operations of Catheter Precision for the six months period ended June 30, 2022 as derived from information included as exhibits to proxy statement and (ii) the unaudited interim condensed statement of operations of Ra Medical for the six months period ended June 30, 2022 as filed on Ra Medical’s Form 10-Q with the SEC on August 15, 2022 and gives effect to the merger as if it took place as of January 1, 2021.

(c)

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines (i) the audited statement of operations of Catheter Precision for the year ended December 31, 2021 as derived from information included in this proxy statement and (ii) the audited statement of operations of Ra Medical for the year ended December 31, 2021 as filed on Ra Medical’s Form 10-K with the SEC on March 24, 2022 and amended on July 13, 2022 and gives effect to the merger as if it took place as of January 1, 2021.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes included therein of Ra Medical, and Catheter Precision, as referred to above and included elsewhere in this proxy statement. Further review may identify differences between the accounting policies of Catheter Precision and Ra Medical that, when conformed, could have a material impact on the financial statements of the combined company. At this time, Catheter Precision and Ra Medical are not aware of any accounting policy differences that would have a material impact on the unaudited pro forma condensed combined financial information of the combined company.

The merger reflected in the unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, under U.S. GAAP. Based on the definitions of control, the acquisition is deemed to be a reverse acquisition and Ra Medical is considered the legal acquirer and Catheter Precision is considered the accounting acquirer. Under the acquisition method, the total estimated consideration is calculated as described in Note 2 to the unaudited pro forma condensed combined financial information. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed of Ra Medical will be measured at their estimated fair values. The pro forma financial information has accounted for Ra Medical’s assets and liabilities based on their historical amounts as no valuation has occurred at this time to determine their respective fair values.

It is Ra Medical’s management’s opinion that the unaudited pro forma condensed combined financial information includes all adjustments necessary for the fair presentation of the merger described herein. This unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not intended to reflect the results of operations or the financial position of Ra Medical which would have actually resulted had the merger been effected on the dates indicated. Furthermore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that may be obtained in the future. Actual amounts recorded upon completion of the merger will differ from those recorded in the unaudited pro forma condensed combined financial information and the differences may be material.

2. MERGER OF CATHETER PRECISION, INC.

The management of Ra Medical and Catheter Precision has preliminarily concluded that the merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, or ASC 805. For accounting purposes, Catheter Precision has been determined to be the accounting acquirer based upon the terms of the merger and other factors including Catheter Precision’s security holders obtaining voting control of the shares. The merger will be accounted for as a reverse acquisition using the acquisition method of accounting for business combinations under the guidance of ASC 805. Accordingly, Catheter Precision will record the acquired assets and assumed liabilities at their fair value as of the merger closing date.

Management has estimated the preliminary consideration and not yet completed an external valuation analysis of the fair market value of Ra Medical’s assets to be acquired and liabilities to be assumed. As a result, management has the estimated the allocation of the preliminary purchase price to Ra Medical’s assets and liabilities. This preliminary purchase price allocation has been used to prepare the pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when the final purchase price has been determined the final assets and liabilities and any asset sales are known, and detailed valuations and any other studies and calculations deemed necessary have been completed. The final purchase price and purchase price allocation could differ materially from the preliminary purchase price and purchase price allocation used to prepare the pro forma adjustments resulting from changes to assets and liabilities and to the ultimate purchase consideration, and operations during the intervening period to the closing of the merger, among other factors.

Pursuant to the terms of the merger agreement, Ra Medical will issue approximately 79.37% shares of its Common Stock (including through the assumption of Catheter Precision options) to the shareholders, holders of Catheter Precision options and Convertible Promissory Note holders of Catheter Precision, in exchange for the acquisition of 100% of the issued and outstanding common shares of Catheter Precision, the assumption of the Catheter Precision options and the cancellation of the principal amount of the Convertible Promissory Notes. The actual number of shares to be issued will be determined at the closing of the merger and subject to downwards adjustment in the merger agreement to the extent that, and by the amount in which Ra Medical delivers Net Cash (as defined in the merger agreement) greater than $8,000,000. Pursuant to guidance for reverse acquisitions, the consideration to be transferred by the accounting acquirer (Catheter Precision) for its interests in the accounting acquiree (Ra Medical) is based on the number of equity interests the legal subsidiary would have had to issue to give the owners of the legal parent the same percentage equity interest in the combined entity that results from the reverse acquisition. Ra Medical shareholders own common stock. In addition, the Ra Medical equity holders hold warrants to acquire common stock of Ra Medical. The preliminary consideration, or the proportional value to be retained by the Ra Medical shareholders, has been based on the sale price of Ra Medical common stock on the NYSE American on September 1, 2022. This preliminary purchase price is based on the aggregate number of shares of Ra Medical’s common stock and common stock equivalents expected to be outstanding at the closing of the merger as summarized below:

Estimated number of shares to be owned by Ra Medical shareholders	1,090,259
Multiplied by the fair value per share of Ra Medical stock	$8.00

8,722,072
Estimated Black-Scholes value of warrants	6,018,922

Estimated purchase price	$14,740,994

The actual purchase price will fluctuate until the Effective Date of the merger and the final valuation could differ significantly from the preliminary estimate. The price per share of common stock has been based on the sale price of Ra Medical Systems, Inc. common stock on the NYSE American on September 1, 2022. For example, a fluctuation in the stock price of 50% could increase or decrease the estimated consideration by $7.0 million.

3. PRO FORMA ADJUSTMENTS

The adjustments reflect the acquisition method of accounting, which takes into account the total consideration transferred for Ra Medical’s assets and liabilities based on their historical amounts as no valuation has occurred at this time to determine their respective fair values.

a.	The preliminary estimated consideration transferred and assets acquired and liabilities assumed are recorded as follows (in thousands):

Cash and cash equivalents (3.b)	$16,628
Other assets	1,204
Long-term assets	2,041
Accounts payable, accrued expenses and other liabilities (3.f)	(5,582)
Direct, incremental costs of the merger which are reflected in the historical financial statements (accrued expenses) (3.c)	101
Change of control severance liability (3.e)	(2,327)
Contingent liability (3.d)	(5,000)

Net assets acquired	7,065
Less: preliminary estimated consideration (2.)	14,741
Less: contingent consideration (3.g)	1,000

Transaction expense of the merger	$(8,676)

Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as a day one recognition of the transaction expense incurred by Catheter Precision. This transaction expense is treated as an adjustment to the statement of operations under U.S. GAAP.

A final determination of fair value may differ materially from the preliminary estimates and will include management’s final valuation. The final valuation will change the calculation of consideration, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the unaudited pro forma condensed combined financial information.

b.	The adjustment reflects the cash receipt of $5.5 million net proceeds due to the issuance of 0.4 million shares in connection with a warrant repricing and exercise that occurred in July 2022.

c.	The adjustment removes the direct, incremental costs of the acquisition which will not be an ongoing cost upon consummation of the merger.

d.	The adjustment includes a contractual obligation owed to the Department of Justice, which is due upon a change in control transaction.

e.	The adjustment includes change of control expenses relating to severance.

f.	The adjustment includes an estimated liability, based upon a quoted rate from the insurance broker, for insurance which will be obtained in a change of control transaction.

g.

The adjustment reflects the agreement with the Noteholders to forgive all accrued interest and future interest expense in exchange for a future royalty right. The Company will pay to the Noteholders a total royalty equal to 12% of net sales of its Surgical Vessel Closing Pressure Device, commencing upon the first commercial sale through December 31, 2035. The contingent consideration adjustment has an estimated fair value of $1.0 million.

h.

The adjustment removes the Convertible Promissory Notes principal as the Convertible Promissory Notes will be converted to equity in conjunction with the merger under the proposed Debt Settlement Agreement and Release with each note holder.

i.

The adjustment removes the derivative liability and related expense for the changes in fair value of the derivative liability which will be terminated as the result of the conversion of the Convertible Promissory Notes. See 3.h.

j.	The adjustment removes the dividends on preferred shares as the preferred shares converted to common in March 2022 and will not be an ongoing cost.

k.

Shares used in computing net loss per share assumes the issuance of 4,200,000, or approximately 79%, shares of common stock, and 444,050 common shares issued in connection with a warrant repricing and exercise that occurred in July 2022, as if it took place on January 1, 2021. The actual number of common shares to be issued in connection with the merger will be determined based upon future events as described elsewhere in this proxy statement.

Anti-dilutive share equivalents excluded from the computation of diluted net loss per share at June 30, 2022 consisted of warrants of 1,126,599, stock options of 2,032, restricted stock awards of 1,600 and restricted stock units of 136.

l.	Adjustments remove the historical value of equity and accumulated deficit of the accounting acquiree.

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING THE MERGER

Resignation of Certain Executive Officers of Ra Medical

Upon the effective time of the merger, Will McGuire will be resigning from his position as our current Chief Executive Officer. The current Interim Chief Financial Officer, Brian Conn, has agreed to provide transition services as Head of Finance and perform substantially the same day-to-day duties as his current role, including oversight of financial controls, risk management, financial analysis and preparation of financial reports following the closing of the merger, and is not currently expected to remain as the Company’s interim Chief Financial Officer or principal accounting officer/principal financial officer following the closing of the merger. Although a search for a Chief Financial Officer is underway, the position has not yet been filled with a permanent replacement. If the Chief Financial Officer position has not been filled at the time of the closing of the merger, David Jenkins will serve temporarily as the combined company’s principal financial officer and, accordingly will assume the requisite authority and responsibility. The terms of the Consulting Agreement under which Mr. Conn serves allows for immediate termination of the relationship with or without cause by either party.

Executive Officers and Directors of the Combined Company Following the Consummation of the Merger

The combined company’s board of directors will initially be fixed at five members, consisting of David Jenkins and four other directors, with a to-be-determined director replaced by Mr. Jenkins at the closing of the merger. The staggered board structure of the current Ra Medical Board will remain in place for the combined company following the consummation of the merger.

The following table lists the names and ages as of October 31, 2022, and positions of the individuals who are expected to serve as executive officers of the combined company upon consummation of the merger, as well as all current directors of Ra Medical. The current Interim Chief Financial Officer, Brian Conn, has agreed to provide transition services as Head of Finance and perform substantially the same day-to-day duties as his current role, including oversight of financial controls, risk management, financial analysis and preparation of financial reports following the closing of the merger, and is currently not expected to remain as the Company’s interim Chief Financial Officer or principal accounting officer/principal financial officer following the closing of the merger. Although a search for a Chief Financial Officer is underway, the position has not yet been filled with a permanent replacement. If the Chief Financial Officer position has not been filled at the time of the closing of the merger, David Jenkins will serve temporarily as the combined company’s principal financial officer and, accordingly will assume the requisite authority and responsibility.

Name	Age	Position(s)
Executive Officers
David A. Jenkins	64	Executive Chairman and Chief Executive Officer
Non-Employee Directors
Jonathan Will McGuire	59	Director
Martin Colombatto	64	Director
Joan Stafslien	58	Director
Richard Mejia, Jr.	74	Director
Susanne Meline	55	Director

Executive Officers

David A. Jenkins has spent most of his career as an entrepreneur in the medical device industry, and has established numerous companies including Catheter, where he currently serves as the CEO and as Chairman of Catheter’s Board. He has been Chairman of the Board of Catheter since Catheter’s inception in 2006 and has served as CEO of Catheter since December 2020. His prior experience includes having served as Chairman and CEO of Arrhythmia Research and overseeing the introduction to the market of Cardiolab, the first dual monitor, 32 channel electrophysiology recording system. This technology was later acquired by General Electric and continues to be sold into the market place today. Another of Mr. Jenkins’ companies, EP MedSystems, Inc., was sold to St. Jude Medical, Inc., now part of Abbott, for approximately $93 million in 2008. Mr. Jenkins also founded and served as the CEO of Transneuronix, Inc., a maker of implantable stimulators for the treatment of weight loss, which was later sold to Medtronic for $267 million in 2005. Mr. Jenkins holds a degree in accounting from the University of Kansas, and a master’s degree in business from the University of Texas, Austin. He began his career in public accounting with the firm Coopers and Lybrand.

Ra Medical Directors

Jonathan Will McGuire has served as the Chief Executive Officer and a director of Ra Medical since March 2020. From August 2015 through March 2020, Mr. McGuire served as President and CEO of Second Sight Medical Products (Nasdaq: EYES), a developer, manufacturer and marketer of implantable visual prosthetics to treat blindness where he remains on the board as a director and serves on the special committee for strategy. Prior to Second Sight Medical Products he held leadership positions at Volcano Corporation including President of Americas Commercial and Senior Vice President and General Manager of Coronary Imaging, Systems and Program Management. Prior to that, Mr. McGuire served as Vice President and General Manager of Patient Monitoring at Covidien, and President and Chief Executive Officer at AtheroMed, Inc., a venture capital-backed peripheral atherectomy company. For approximately five years, Mr. McGuire served as Chief Operating Officer for Spectranetics Corporation, a publicly traded medical device company with laser-based atherectomy products for treating peripheral and coronary arterial disease. Earlier in his career, he held senior management positions at Guidant Corporation including General Manager of Latin America, Director of U.S. and Global Marketing for Vascular Intervention, and Production Manager for Coronary Stents. Mr. McGuire also held positions in Finance and Production at IVAC Medical Systems. Mr. McGuire has also served on the board of AdvaMed Accel since December 2019. Mr. McGuire received an engineering degree from the Georgia Institute of Technology, and his MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel.

Martin Colombatto has served as a director of Ra Medical since January 2017. Mr. Colombatto has served as a Venture and Industry Partner of Seven Peaks Ventures LLP, a venture capital fund based in Bend, OR, since January 2016. From December 2013 to August 2014, Mr. Colombatto served as a director of PLX Technology, Inc., a technology company. Mr. Colombatto has also served as the Chief Executive Officer and President of Staccato Communications, Inc., an Ultra Wideband semiconductor company, from January 2006 to March 2009 and as Executive Chairman of Staccato Communications, Inc., from January 2006 to September 2010. Prior to joining Staccato, Mr. Colombatto served as Vice President and General Manager of the Networking Business unit of Broadcom Corp., a broadband communication semiconductor company, from July 1996 to July 2002. Mr. Colombatto was also previously employed by LSI Logic, an application specific semiconductor company, from August 1987 to July 1996. Mr. Colombatto also previously held engineering positions at Reliance Electric, a production automation and control company, from August 1985 to June 1987 and Texas Instruments, an electronics company, from June 1982 to April 1985. Mr. Colombatto holds a Bachelor’s of Science Degree in Electronic Engineering Technology from California State Polytechnic University, Pomona. We believe that Mr. Colombatto is qualified to serve as a member of our board of directors due to his extensive management experience and familiarity with our business and strategy.

Richard Mejia, Jr. has served as a director of Ra Medical since July 2018. Mr. Mejia previously served as a partner in the San Diego office of Ernst & Young LLP, a public accounting firm, from 1988 up until his retirement in 2008, including that from 2001 through 2008 he led the Life Sciences practice. From 2014 to 2018, he served on the Board of Stemedica Cell Technologies, Inc., a life science company and from 2008 to 2015, Mr. Mejia served on the board of directors of Dot Hill Systems Corp., a public company which manufacturers software and hardware storage systems. From 2010 to 2012, he served on the board of directors of Sharp Health, a healthcare delivery system. Mr. Mejia holds a B.S. in Accounting from the University of Southern California. We believe that Mr. Mejia is qualified to serve as a director because of his extensive experience in public accounting, financial matters, industry knowledge and serving on boards of directors.

Susanne Meline has served as a director of Ra Medical since January 2021. Ms. Meline co-founded Francis Capital Management (“FCM”), a value-based investment advisor, where she serves as the firm’s special situations advisor. She previously worked as an investment banker with Houlihan Lokey, a global investment bank serving corporations, institutions, and governments worldwide and also practiced law in the corporate group of Jones Day, an international law firm that provides legal advisory services across multiple disciplines and jurisdictions. Ms. Meline is a Certified Director through the UCLA Anderson School of Management, a Board Leadership Fellow for the National Association of Corporate Directors (the “NACD”) and holds a CERT Certificate in CyberSecurity Oversight from the NACD and Carnegie Mellon University Software Engineering Institute. Ms. Meline received a B.A from UCLA, and a J.D. from the UC Hastings College of the Law. She currently serves on the board of directors of ClearSign Technologies Corporation (NASDAQ:CLIR) where she is the Lead Independent Director and Chair of the Compensation Committee and has also served on the board of directors of Finomial Corporation and AquaMetals Corporation. We believe that Ms. Meline is qualified to serve as a director because of her extensive knowledge of the capital markets, her experience in identifying business and financial opportunities, and her experience as a board member at other public companies.

Joan Stafslien has served as a director of Ra Medical since April 2020. Prior to that, she served as Executive Vice President, General Counsel and Corporate Secretary of Nuvasive, Inc. from October 2016 through June 2018, and then as an Executive Consultant from June 2018 through October 2019. Previously, Ms. Stafslien served as General Counsel, Corporate Secretary and Chief Compliance Officer of CareFusion Corporation, where she led the legal team through the spin-off from Cardinal Health, Inc. in 2009 until its acquisition by Becton, Dickinson and Company in March 2015. Prior to that, Ms. Stafslien was the segment general counsel of Cardinal Health’s Clinical Technologies and Services from 2004 to 2009, joining Cardinal Health through the acquisition of Alaris Medical Systems in 2004, where she served as deputy general counsel and assistant secretary. Prior to joining Alaris, she was in private practice with Brobeck, Phleger & Harrison. Ms. Stafslien also currently serves as a director of Millennium Health, a privately held specialty laboratory company, where she has also served on the compliance, audit and compensation committees. We believe that Ms. Stafslien is qualified to serve as a director because of her leadership experience in the medical device industry and extensive knowledge of legal and regulatory issues.

In accordance with Ra Medical’s certificate of incorporation and bylaws, the Ra Medical Board is divided into three classes, with members of each class holding office for staggered three-year terms. The director classes for Ra Medical are currently as follows:

•	Class I Directors (term ending in 2025): Jonathan Will McGuire

•	Class II Directors (term ending in 2023): Martin Colombatto and Joan Stafslien

•	Class III Directors (term ending in 2024): Richard Mejia, Jr. and Susanne Meline

Upon consummation of the merger, it is anticipated that the combined company’s directors will be appointed to the three staggered director classes of the combined company’s board of directors. The classes of the combined company’s directors will be determined prior to the closing of the merger.

Family Relationships

There are no family relationships among any of the current Ra Medical directors and executive officers, and there are no family relationships among any of the proposed combined company directors and executive officers. Except as provided in the merger agreement, there are no arrangements or understandings with another person under which the directors and executive officers of the combined company were or are to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Director Independence

If the merger proposal is approved by Ra Medical stockholders, then the combined company (in the absence of the issuance of any additional shares of common stock) is expected to become eligible to elect to be a “Controlled Company” as defined in Section 801 of the NYSE American Company Guide, meaning that the combined company would be one in which over 50% of the voting power is held by an individual, a group or another company. As a result, the combined company could elect to not be required to comply with Sections 802(a), 804 or 805 of the NYSE American Company Guide, which sections relate to the following requirements, among others: (i) for a majority of the Board of Directors to be independent directors, (ii) directors must be nominated or recommended by a Nominating Committee comprised solely of independent directors or a majority of the independent directors, together with a Nominating Committee charter or board resolutions addressing the nominations process, and (iii) executive compensation must be determined by or recommended to the Board by a Compensation Committee comprised of independent directors or a majority of the independent directors, together with certain independent requirements relating to the members of the Compensation Committee or all of the Board’s independent directors. It is currently expected that the board of the combined company will elect to be treated as a “Controlled Company” under NYSE American rules.

Compensatory Arrangements with Executive Officers of the Combined Company Following the Consummation of the Merger

The merger agreement provides that, immediately following and contingent upon the merger, David Jenkins will join the combined company as Executive Chairman and Chief Executive Officer. It is a closing condition that Mr. Jenkins will become Executive Chair and receive a compensation package to be negotiated, which will include a base salary of $300,000. Mr. Jenkins’ appointment to the board of directors and his role as Executive Chairman and Chief Executive Officer, together with his compensation package, are subject to approval by the Compensation Committee of the board of directors and the Nominating and Corporate Governance Committee of the board of directors of the combined company.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the estimated value of potential severance payments and benefits that will or may become payable to Mr. McGuire upon the closing of the merger is set forth in the table below, assuming Mr. McGuire is participating in Ra Medical’s group health plan immediately prior to the termination and elects COBRA health continuation. Mr. Conn’s compensation arrangement does not include any potential severance payments or benefits that may become payable upon the closing of the merger and as such, Mr. Conn is not included in the table below.

Name	Cash ($)(1)	Equity ($)	Perquisites/ Benefits ($)(2)	Total ($)
Jonathan Will McGuire	$1,750,000	—	$54,312	$1,804,312

(1)	Amount consists of salary severance of $1,000,000 and bonus severance of $750,000.
(2)	Amount consists of COBRA benefits with a value of $54,312.

Historical Compensation and Related Party Information with Respect to Mr. Jenkins

David Jenkins has served as the Chief Executive Officer of Catheter since December 2020, and he received cash compensation from Catheter for his service in that role of $0 for 2020, $4,000 for 2021, and $38,000 for 2022 (through October 15, 2022). His current annual salary is $48,000. He served as Chairman of the Board of Catheter during each of 2020, 2021 and 2022, and received no cash compensation for his service in that role and a grant of options in 2021 to purchase 150,000 shares of Catheter common stock at a price of $.39 per share. He currently receives no compensation for his service as Chairman of the Board. Mr. Jenkins’ daughter, Missiaen Huck, is currently Catheter’s non-executive chief operating officer. She has served in that role since February 2021, and prior to that served as Catheter’s Director, Therapy Development from July 2016 to February 2021. She received cash compensation from Catheter of $108,434 for 2020, $126,583 for 2021, and $98,167 for 2022 (through October 15, 2022) and a grant of options in 2021 to purchase 35,000 shares of Catheter common stock at a price of $.39 per share. Her current annual salary is $124,000. Other than the vesting of his outstanding stock options, Mr. Jenkins is not entitled to any compensation from Catheter upon the closing of the merger. See “The Merger—Interests of Catheter’s Directors and Executive Officers in the Merger” beginning on page 135 of this proxy statement for additional information.

DESCRIPTION OF RA MEDICAL’S CAPITAL STOCK

The following description of Ra Medical common stock, preferred stock and warrants summarizes the material terms and provisions of Ra Medical common stock, preferred stock and warrants. The following description of Ra Medical’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, (i) Ra Medical’s amended and restated certificate of incorporation, as and as may be amended, referred to in this section as the certificate of incorporation, and Ra Medical’s amended and restated bylaws, as may be amended, referred to in this section as the bylaws, which are incorporated by reference to Exhibits 3.1, 3.2 and 3.3 of Ra Medical’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 24, 2022 and Exhibit 3.1 to Ra Medical’s Current Report on Form 8-K filed with the SEC on August 17, 2022, (ii) the form of the Series C warrant, which is incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 22, 2022 and the Form of Warrant Inducement Letter, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on July 22, 2022, and (iii) by applicable law. The terms of Ra Medical capital stock may also be affected by Delaware law.

General

Our authorized capital stock consists of 310,000,000 shares, all with a par value of $0.0001 per share, of which:

•	300,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

As of October 31, 2022, we had outstanding 2,161,406 shares of common stock held of record by 56 stockholders.

In addition, as of October 31, 2022, 1,402 shares of our common stock were subject to outstanding awards under our equity incentive plans, of which 1,388 shares of common stock were issuable upon exercise of options outstanding as of October 31, 2022, at a weighted average exercise price of $14,920 per share and 64 shares of common stock were issuable upon the vesting of restricted stock units outstanding as of October 31, 2022 and 1,150,686 shares of common stock were subject to outstanding warrants.

Under the merger agreement, Ra Medical is obligated to use reasonable best efforts to pursue and consummate one or more financings with respect to Ra Medical and/or take such additional steps as shall be necessary to enable Ra Medical to deliver net cash at closing equal to or greater than $8,000,000, to the extent not inconsistent with applicable fiduciary duties. We expect that additional Ra Medical capital stock will be issued in those financings.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See the section entitled “Market Price and Dividend Information” beginning on page 31 for additional information. Upon our liquidation, dissolution or winding up, holders of our common stock, as well as our warrants, are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Pursuant to the merger agreement, Ra Medical shall use commercially reasonable efforts to file a registration statement covering the resale of the shares of Ra Medical common stock issued in the merger, or issuable upon the exercise of the Assumed Options, no later than sixty (60) days following the closing date of the merger and cause the registration statement to become effective no later than ninety (90) days after the filing of such registration statement, and use its reasonable best efforts to keep such registration statement effective until the date by which all such shares have been sold.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

Series A Warrants, Series B Warrants and Pre-Funded Warrants

Background

On February 4, 2022, Ra Medical entered into a firm commitment underwritten public offering under which the Company sold (i) 190,700 units, priced at a public offering price of $25.00 per unit, with each unit consisting of one share of common stock, one warrant to purchase one share of common stock at an exercise price of $25.00 per share that expires on the first anniversary of the date of issuance (a “Series A Warrant”) and one warrant to purchase one share of common stock at an exercise price of $25.00 per share that expires on the seventh anniversary of the date of issuance (a “Series B Warrant” and together with the Series A Warrants, the “Existing Warrants”) and (ii) 289,352 pre-funded units, priced at a public offering price of $24.995 per unit, with each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock at an exercise price of $0.005 per share that expires on the twentieth anniversary of the date of issuance, one Series A Warrant and one Series B Warrant. Each Series A Warrant was originally exercisable at a price per share of common stock of $25.00, each Series B Warrant was originally exercisable at a price per share of common stock $25.00 and each pre-funded warrant was exercisable at a price per share of common stock of $0.005. Each Existing Warrant and pre-funded warrant was immediately exercisable. On July 22, 2022, we reduced the exercise price of the Series A and Series B warrants from $25.00 per share to $14.00 per share (the “Warrant Repricing”).

Series A Warrants

The following description of the Series A Warrants is a summary and is qualified in its entirety by reference to the provisions of the Series A Warrant, the form of which is filed as Exhibit 4.1 to our Form 8-K filed with the SEC on February 9, 2022.

Duration and Exercise Price. Each Series A Warrant has an exercise price per share equal to $14.00. The Series A Warrant is currently exercisable and will expire on the first anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Exercisability. The Series A Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series A Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers of Series A Warrants could also elect, prior to the issuance of the Series A Warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a Series A Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Series A Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common Series A Warrants.

Transferability. Subject to applicable laws, a Series A Warrant may be transferred at the option of the holder upon surrender of the Series A Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Series A Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Series A Warrants on any securities exchange or nationally recognized trading system.

Rights upon Distribution of Assets. In the event that Ra Medical declares or makes any dividend or other distribution of its assets to holders of Ra Medical common stock, the warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Ra Medical common stock acquirable upon exercise of the warrants. To the extent that any warrant has not been partially or completely exercised at the time of such dividend or distribution, such portion of the dividend or distribution shall be held in abeyance for the benefit of the holder until the holder has exercised the warrant.

Right as a Stockholder. Except as otherwise provided in the Series A Warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the Series A Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their Series A Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Series A Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Series A Warrants will be entitled to receive upon exercise of the Series A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A Warrants immediately prior to such fundamental transaction.

Series B Warrants

The following description of the Series B Warrants is a summary and is qualified in its entirety by reference to the provisions of the Series B Warrant, the form of which is filed as Exhibit 4.2 to our Form 8-K filed with the SEC on February 9, 2022.

Duration and Exercise Price. Each Series B Warrant has an exercise price per share equal to $14.00. The Series B Warrants are currently exercisable and will expire on the seventh anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Exercisability. The Series B Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series B Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers of Series B Warrants could also elect, prior to the issuance of the Series B Warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a Series B Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Series B Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series B Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series B Warrants.

Transferability. Subject to applicable laws, a Series B Warrant may be transferred at the option of the holder upon surrender of the Series B Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Series B Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Series B Warrants on any securities exchange or nationally recognized trading system.

Rights upon Distribution of Assets. In the event that Ra Medical declares or makes any dividend or other distribution of its assets to holders of Ra Medical common stock, the warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Ra Medical common stock acquirable upon exercise of the warrants. To the extent that any warrant has not been partially or completely exercised at the time of such dividend or distribution, such portion of the dividend or distribution shall be held in abeyance for the benefit of the holder until the holder has exercised the warrant.

Right as a Stockholder. Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the Series B Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their Series B Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Series B Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Pre-Funded Warrants

The following description of the pre-funded warrants is a summary and is qualified in its entirety by reference to the provisions of the pre-funded warrant, the form of which is filed as Exhibit 4.3 to our Form 8-K filed with the SEC on February 9, 2022.

Duration and Exercise Price. Each pre-funded warrant has an exercise price per share equal to $0.005. The pre-funded warrants are currently exercisable and may be exercised for a period of 20 years following the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price. The pre-funded warrants were issued in certificate form.

Exercisability. The pre-funded warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly-executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants could elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round down to the next whole share.

Cashless Exercise. At any time, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of the shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Rights upon Distribution of Assets. In the event that Ra Medical declares or makes any dividend or other distribution of its assets to holders of Ra Medical common stock, the warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Ra Medical common stock acquirable upon exercise of the warrants. To the extent that any warrant has not been partially or completely exercised at the time of such dividend or distribution, such portion of the dividend or distribution shall be held in abeyance for the benefit of the holder until the holder has exercised the warrant.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of our shares of common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Series C Warrants

Background

On July 22, 2022, we reduced the exercise price of all of Ra Medical’s outstanding warrants, consisting of Series A and Series B warrants that were issued in our February 2022 public offering, from $25.00 per share to $14.00 per share (the “Warrant Repricing”). Following the Warrant Repricing, we entered into warrant inducement offer letters (the “Inducement Letters”), with certain investors to immediately exercise all of the Series A and Series B warrants held by such investors. In response to the Inducement Letters, investors exercised approximately 0.4 million Series A warrants and no Series B warrants. Investors who exercised their Series A warrants received Series C warrants to purchase 100% of the shares exercised pursuant to the Series A warrants. The Series C warrants and the shares underlying the Series C warrants are unregistered and were issued in a private placement pursuant to Section 4(a)(2) of the Securities Act.

The following description of the Series C Warrants is a summary and is qualified in its entirety by reference to the provisions of the Series C Warrant, the form of which is filed as Exhibit 4.1 to our Form 8-K filed with the SEC on July 22, 2022.

Duration and Exercise Price. The warrants have an exercise price of $14.00 per share and a term of five years.

Adjustment. For so long as the warrants remains outstanding, the exercise price and number of shares of Ra Medical common stock issuable upon exercise of the warrants is subject to adjustment as follows: (a) upon payment of a stock dividend or other distribution on a class or series of shares Ra Medical common stock, not including shares issued under the warrants; (b) upon subdivision (by stock spilt, stock dividend, recapitalization, or otherwise) or combination (by reverse stock split or otherwise) of shares of Ra Medical common stock; or (c) upon the issuance of any shares of capital stock by reclassification of shares of the Ra Medical common stock.

Rights upon Distribution of Assets. In the event that Ra Medical declares or makes any dividend or other distribution of its assets to holders of Ra Medical common stock, the warrant holder will be entitled to participate in such distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Ra Medical common stock acquirable upon exercise of the warrants. To the extent that any warrant has not been partially or completely exercised at the time of such dividend or distribution, such portion of the dividend or distribution shall be held in abeyance for the benefit of the holder until the holder has exercised the warrant.

Fundamental Transaction. In the event of a Fundamental Transaction, as described in the warrants and generally including the sale, transfer or other disposition of all or substantially all of our properties or assets; our consolidation or merger with or into another person or reorganization; a recapitalization, reorganization or reclassification in which Ra Medical common stock is converted into other securities, cash or property; or any acquisition of outstanding Ra Medical common stock that results in any person or group becoming the beneficial owner of 50% of the voting power represented by outstanding Ra Medical common stock, then the holders of the warrants will be entitled to receive, for each warrant share that would have been issuable upon exercise of the warrants immediately prior to the Fundamental Transaction, the number of shares of common stock of the successor or acquiring corporation or of Ra Medical, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which such warrants are exercisable immediately prior to the Fundamental Transaction.

Transferability; Resale. Subject to applicable laws and restrictions on transfer, the warrants may be transferred at the option of the holder. The warrants are not listed on any securities exchange or nationally recognized trading system. Ra Medical has filed a registration statement on Form S-3 providing for the resale of the Series C warrant shares and will use commercially reasonable efforts to cause such registration statement to become effective by October 20, 2022.

Exercisability. Immediately after being issued, the warrants were exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Ra Medical common stock purchased upon such exercise. If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of Ra Medical common stock underlying the warrants under the Securities Act is not then effective or available, nor is any current prospectus thereto available, and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of Ra Medical common stock determined according to a formula set forth in the warrants.

Exercise Cap. The warrants were initially immediately exercisable with respect to 19.99% of the outstanding shares of Ra Medical common stock (determined as of the date of issuance of the Series C warrants), with the remainder of the Series C warrants exercisable on September 20, 2022, the date upon which Ra Medical stockholders approved a proposal allowing for the exercise of all of the Series C warrants, pursuant to the rules and regulations of the NYSE American.

Limitations on Exercise. A holder (together with its affiliates) may not exercise any portion of the warrants to the extent that the holder would own more than 4.99% of the outstanding Ra Medical common stock after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation up to 9.99% of the number of shares of Ra Medical common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of Ra Medical common stock will be issued in connection with the exercise of a warrants. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, unless and until they exercise their warrant.

Waivers and Amendments. Any term of the warrants may be amended or waived with our written consent and the written consent of the holders.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions and certain provisions of Delaware law, which are summarized below, may have the effect of discouraging takeover bids, coercive or otherwise, and may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. These provisions could also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Issuance of Undesignated Preferred Stock. As discussed above under “Preferred Stock,” our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Our certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. In addition, our bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, our chief executive officer or president (in the absence of a chief executive officer) or a majority of our board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board Classification. Our certificate of incorporation provides that our board of directors are divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. Our classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and Removal of Directors. Our certificate of incorporation and bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our certificate of incorporation and bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors. Under our certificate of incorporation and bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Amendment of Charter Provision. Any amendment of the above provisions in our certificate of incorporation would require approval by holders of at least 66 2/3% of our then outstanding capital stock entitled to vote, voting together as a single class.

Choice of Forum. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law, our certificate or our bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; and (v) any action asserting a claim against us that is governed by the internal-affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our certificate of incorporation further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is 718-921-8300. Our shares of common stock are issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our common stock is listed on the NYSE American under the symbol “RMED.”

PRINCIPAL STOCKHOLDERS OF RA MEDICAL

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 31, 2022 by:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table is based on an aggregate of 2,161,406 shares of our common stock outstanding as of October 31, 2022.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to: (i) the exercise of stock options that are either immediately exercisable or exercisable on or before December 30, 2022, which is 60 days after October 31, 2022 (ii) RSUs held by that person that will vest within 60 days of October 31, 2022 and (iii) outstanding warrants to purchase common stock held by that person that is either immediately exercisable or exercisable on or before December 30, 2022, which is 60 days after October 31, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options and warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o Ra Medical Systems, Inc., 5857 Owens Drive, Suite 300, Carlsbad CA 92009. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Number of Shares of Common Stock Beneficially Owned	Percentage of Stock Beneficially Owned
5% Stockholders:
N/A
Directors and Named Executive Officers:
Jonathan Will McGuire (1)	1,505	*
Brian Conn	—	*
Andrew Jackson (2)(8)	205	*
Martin Colombatto (3)	692	*
Richard Mejia, Jr. (4)	479	*
Susanne Meline (5)	2,492	*
Joan Stafslien (6)	262	*
All directors and executive officers as a group (6 persons)(7)	5,635	0.3

(1)	Includes 248 shares of common stock subject to options and 8 shares of common stock subject to warrants, in each case exercisable within 60 days of October 31, 2022.
(2)	Includes 8 shares of common stock subject to warrants exercisable within 60 days of October 31, 2022.
(3)

Includes (i) 74 shares of common stock subject to options exercisable within 60 days of October 31, 2022; and (ii) 30 shares held of record by M. Colombatto Trust. Martin Colombatto, a member of our board of directors, serves as trustee of the M. Colombatto Trust.

(4)	Includes 40 shares of common stock subject to options exercisable within 60 days of October 31, 2022.
(5)

Includes (i) 1,549 shares of common stock subject to warrants exercisable within 60 days of October 31, 2022, held of record by Catalysis Partners (“CP”), and (ii) 800 shares held of record by CP. Ms. Meline has an investment interest in CP through her IRA and, together with an immediate family member, owns a controlling interest in Francis Capital Management LLC, which also has an investment interest in CP and serves as both its Managing Member and Investment Manager. Ms. Meline disclaims beneficial interest of these securities except to the extent of her pecuniary interest therein.

(6)

Includes 88 shares held of record by Thomas & Joan Stafslien Family B Trust dated 6/17/1997. Joan Stafslien, a member of our board of directors, serves as trustee of the Thomas & Joan Stafslien Family B Trust.

(7)	Includes 361 shares of common stock subject to options and 1,565 warrants, in each case exercisable within 60 days of October 31, 2022.
(8)	Mr. Jackson resigned from the Company effective May 25, 2022.

PRINCIPAL STOCKHOLDERS OF CATHETER

The table below sets forth the number of shares held as of the date hereof by each director and executive officer of Catheter, including certain of their affiliates and immediate family members. This table excludes shares subject to options, which are not expected to be exercised prior to the merger and are described in the subsequent section. The table also excludes shares underlying the Catheter Notes. The conversion of the Catheter Notes is explained in more detail above under “Agreements Related to the Merger—Debt Settlement Agreements.”

Name	Shares Currently Held
Steve Adler (Director)	143,452
Donald P. Carson (Director)	—	(1)
Jerry C. Griffin, M.D. (Director)	55,480	(2)
David A. Jenkins (Director, Chair, CEO)	1,977,248	(3)
Daniel C. Stanzione, Sr. (Director)	67,945	(4)
Total held by the group	2,244,152

(1)	Excludes 2,128,864 shares held by an affiliate of Mr. Carson.
(2)	Includes 12,500 shares held by a trust of which Dr. Griffin is the trustee.
(3)

Includes 31,250 shares held by a family charitable trust of which Mr. Jenkins is the trustee, 31,250 shares held by a charitable remainder unitrust of which Mr. Jenkins’ wife is the trustee and 265,536 shares held by a partnership of which Mr. Jenkins is the manager member of the managing partner. Excludes 1,915,363 held by certain adult immediate family members of Mr. Jenkins. Excludes Catheter Note shares.

(4)	Includes 37,499 shares held by a trust of which Mr. Stanzione is the trustee. Excludes Catheter Note shares.

Catheter Options

As of the date hereof, there are outstanding options to purchase a total of 1,139,000 shares of Catheter common stock (“Catheter Options”). Catheter does not expect any of the Catheter Options to be exercised prior to the merger. Under the terms of the relevant option agreements, all of the Catheter Options will vest at closing of the merger, to the extent not already vested. Under the terms of the merger agreement, they will be assumed by Ra Medical and converted into options to purchase Ra Medical common stock. The table below shows the options held by each director and executive officer as of the date hereof.

Name	Options Issued	Exercise Price	Expiration Date
Steve Adler (Director)	18,000	3.50	10/29/2023
	150,000	0.39	4/25/2031
Donald P. Carson (Director)	150,000	0.39	4/25/2031
Jerry C. Griffin, M.D. (Director)	18,000	3.50	10/29/2023
	150,000	0.39	4/25/2031
David A. Jenkins (Director, Chair, CEO) (1)	150,000	0.39	4/25/2031
Daniel C. Stanzione, Sr. (Director)	18,000	3.50	10/29/2023
	150,000	0.39	4/25/2031

(1)	Excludes options to purchase 65,000 shares held by an adult immediate family member of Mr. Jenkins who is an officer of Catheter.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table sets forth information relating to the beneficial ownership of the combined company’s common stock after the merger, assuming the closing of the merger occurred on October 31, 2022, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of the combined company’s common stock;

•	each of the combined company’s directors;

•	each of the combined company’s named executive officers; and

•	all of the combined company’s current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of October 31, 2022 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by such person.

The following table assumes (i) no exercise of outstanding options to purchase shares of Ra Medical common stock or Catheter common stock prior to the closing of the merger, (ii) 2,828,073 shares of Ra Medical common stock outstanding immediately pre-closing, which includes 666,667 shares issued in financings between November 1, 2022 and the closing (representing $3,000,000 worth of shares of Ra Medical common stock sold and issued at $4.50 per share, which is an assumed per share offering price equal to the minimum share price that is a condition to the closing of the merger), not including shares underlying the Catheter Notes, (iii) an Exchange Ratio of approximately 0.2966 shares of Ra Medical common stock for each share of Catheter common stock, (iv) $8 million of Net Cash at the closing of the merger, (v) a conversion price for the Catheter Notes of $3.375 per share, based on an assumed stock price for Ra Medical of approximately $4.50 per share, and (v) that no convertible securities of Ra Medical will be in-the-money at the closing of the merger. Based on these assumptions, there will be a total of 13,367,478 shares of combined company common stock outstanding upon the closing of the merger.

Shares of the combined company’s common stock that may be acquired by an individual or group within 60 days of October 31, 2022, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of the combined company’s common stock of any other person shown in the table. The combined company’s board of directors will initially be fixed at five members, consisting of David Jenkins and four other directors, with a to-be-determined director replace by Mr. Jenkins at the closing of the merger. The table below includes all five of the current Ra Medical direrctors, as it has not yet been determined which of the existing directors will be replaced by Mr. Jenkins. Unless otherwise indicated, the address for the following stockholders is: 500 International Drive, Suite 255, Mt. Olive, NJ 07828. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders:
Fatboy Capital LP (1)	6,139,499	45.9%
Named Executive Officers and Directors:
David Jenkins (2)	8,079,831	60.2%
Martin Colombatto (3)	692	*
Richard Mejia, Jr. (4)	479	*
Susanne Meline (5)	2,545	*
Joan Stafslien (6)	268	*
Jonathan Will McGuire (7)	1,505	*
All directors and executive officers as a group (6 persons)(8)	8,085,320	60.3%

(1)	David A. Jenkins is the managing member and general partner of Fatboy Capital LP.
(2)

Includes 44,490 shares of common stock subject to options exercisable within 60 days of October 31, 2022. Includes 9,269 shares held by a family charitable trust of which Mr. Jenkins is the trustee, 9,269 shares held by a charitable remainder unitrust of which Mr. Jenkins’ wife is the trustee and 6,139,499 shares held by a partnership of which Mr. Jenkins is the manager member of the managing partner. Excludes 568,097 held by certain adult immediate family members of Mr. Jenkins. Excludes Catheter Note shares. Excludes options to purchase 19,279 shares held by an adult immediate family member of Mr. Jenkins who is an officer of Catheter.

(3)

Includes (i) 74 shares of common stock subject to options exercisable within 60 days of October 31, 2022; and (ii) 30 shares held of record by M. Colombatto Trust. Martin Colombatto, a member of our board of directors, serves as trustee of the M. Colombatto Trust.

(4)	Includes 40 shares of common stock subject to options exercisable within 60 days of October 31, 2022.
(5)

Includes (i) 1,549 shares of common stock subject to warrants exercisable within 60 days of October 31, 2022, held of record by Catalysis Partners (“CP”), and (ii) 800 shares held of record by CP. Ms. Meline has an investment interest in CP through her IRA and, together with an immediate family member, owns a controlling interest in Francis Capital Management LLC, which also has an investment interest in CP and serves as both its Managing Member and Investment Manager. Ms. Meline disclaims beneficial interest of these securities except to the extent of her pecuniary interest therein.

(6)

Includes 88 shares held of record by Thomas & Joan Stafslien Family B Trust dated 6/17/1997. Joan Stafslien, a member of our board of directors, serves as trustee of the Thomas & Joan Stafslien Family B Trust.

(7)	Includes 248 shares of common stock subject to options and 8 shares of common stock subject to warrants, in each case exercisable within 60 days of October 31, 2022
(8)	Includes 44,604 shares of common stock subject to options and 1,549 warrants, in each case exercisable within 60 days of October 31, 2022.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Ra Medical files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can review Ra Medical’s electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on Ra Medical’s web site at https://ir.ramed.com. Information included on Ra Medical’s web site is not a part of this proxy statement.

You should rely only on the information contained in or incorporated by reference in this proxy statement or on information to which Ra Medical has referred you. Ra Medical has not authorized anyone else to provide you with any information. Ra Medical provided the information concerning Ra Medical, and Catheter provided the information concerning Catheter, other than Ra Medical management Catheter projections, appearing in this proxy statement.

If you have more questions about this proxy statement, the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Ra Medical’s proxy solicitor at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Tel: 833-945-2699

HOUSEHOLDING

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will undertake to deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of future proxy materials, you may contact us as follows:

Ra Medical Systems, Inc.

Attention: Corporate Secretary

5857 Owns Drive, Suite 300

Carlsbad, CA 92009

(760) 804-1648

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

FUTURE STOCKHOLDER PROPOSALS

Stockholders may present proper proposals for inclusion in our proxy statement for, and for consideration at, the 2023 annual meeting of stockholders by submitting their proposals in writing to our corporate secretary so that they are received at our principal executive offices not later than the close of business (5:30 p.m. Pacific time) on December 31, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.

For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2023 annual meeting of shareholders, in order to be properly brought before our 2023 annual meeting of stockholders, the stockholder must have given timely notice of such proposal or nomination, in proper written form. To be timely for our 2023 annual meeting of stockholders, a stockholder’s notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our corporate secretary at our principal executive offices not less than 45 days and not more than 75 days before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. As a result, any written notice given by a stockholder pursuant to these provisions of our bylaws must be received by our corporate secretary at our principal executive offices:

•	not earlier than February 5, 2023, and

•	not later than March 7, 2023.

In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of our 2022 annual meeting of stockholders, or Friday, June 3, 2022, then such written notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting, or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, a stockholder’s notice and/or proposals must include the specified information concerning the proposal or nominee as described in our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Notices and/or proposals should be addressed to:

Ra Medical Systems, Inc.

Attention: Corporate Secretary

5857 Owens Drive, Suite 300

Carlsbad, CA 92009

Tel: (760) 804-1648

In addition, for our 2023 annual meeting of stockholders, we will be required under new SEC Rule 14a-19 to include on our proxy card all nominees for director for whom we have received notice under the rule, which must be received no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting. For any such director nominee to be included on our proxy card for our 2023 annual meeting of stockholders, the Corporate Secretary must receive notice under SEC Rule 14a-19 no later than April 4, 2023. Please note that the notice requirement under SEC Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our Bylaws described above.

INFORMATION INCORPORATED BY REFERENCE

Certain information has been “incorporated by reference” into this proxy statement, which means that Ra Medical has disclosed important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information that you should read about Ra Medical.

The following documents are incorporated by reference into this proxy statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 24, 2022;

•	Our Annual Report on Form 10-K/A for the year ended December 31, 2021 filed with the SEC on July 13, 2022;

•

The information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021, from our Definitive Proxy Statement related to our 2022 Annual Meeting of Stockholders filed with the SEC on April 21, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed with the SEC on May 16, 2022 and August 15, 2022, respectively;

•

our Current Reports on Form 8-K filed with the SEC on  January 24, 2022,  February 9, 2022,  April 20, 2022,  May 16, 2022,  June 6, 2022,  July 8, 2022,  July 18, 2022,  July 22, 2022,  August  12, 2022, August  17, 2022, September  2, 2022, September  12, 2022, September  20, 2022, September  27, 2022, September  29, 2022, October  4, 2022, October  17, 2022, and October 20, 2022, and on Form 8-K/A filed with the SEC on September 2, 2022 (other than portions of a Current Report on Form 8-K or Form 8-K/A that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein); and

•	our Definitive Proxy Statement related to our special meeting of Stockholders to be held on September 20, 2022 filed with the SEC on August 29, 2022.

All reports and other documents that Ra Medical subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and prior to the special meeting will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Documents incorporated by reference are also available, without charge. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

Ra Medical Systems, Inc.

Attention: Corporate Secretary

5857 Owens Drive, Suite 300

Carlsbad, CA 92009

Tel: (760) 804-1648

THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

RA MEDICAL HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR RA MEDICAL THAT IS DIFFERENT FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS RA MEDICAL HAS PUBLICLY FILED WITH THE SEC. RA MEDICAL IS NOT RESPONSIBLE FOR, AND CAN PROVIDE NO ASSURANCES AS TO THE RELIABILITY OF, ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT

RA MEDICAL’S FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Ra Medical Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Ra Medical Systems, Inc. (the “Company”) as of December 31, 2021, the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced net losses and negative cash flows from operations and has limited liquid resources and an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ HASKELL & WHITE LLP

We have served as the Company’s auditor since 2021.

Irvine, California

March 23, 2022, except for Note 19, as to which the date is November 3, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Ra Medical Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Ra Medical Systems, Inc. (the “Company”) as of December 31, 2020, the related statement of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced net losses and negative cash flows from operations and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Diego, California

March 16, 2021 (January 14, 2022 as to the effects of the discontinued operations as described in Note 3 and November 3, 2022 as to the effects of the reverse stock split as described in Note 19)

We began serving as the Company’s auditor in 2018. In 2021 we became the predecessor auditor.

RA MEDICAL SYSTEMS, INC.

Balance Sheets

(in thousands, except par value data)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$15,045	$23,906
Accounts receivable, net	21	24
Inventories	986	877
Prepaid expenses and other current assets	1,037	1,100
Current assets of discontinued operations	—	1,713

Total current assets	17,089	27,620
Property and equipment, net	1,809	2,527
Operating lease right-of-use assets	2,110	2,484
Other non-current assets	36	45
Long-term assets of discontinued operations	—	762

TOTAL ASSETS	$21,044	$33,438

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$988	$471
Accrued expenses	4,119	4,147
Current portion of operating lease liabilities	283	356
Current portion of PPP promissory note	—	421
Current portion of equipment financing	—	265
Current liabilities of discontinued operations	—	2,102

Total current liabilities	5,390	7,762
Operating lease liabilities	1,981	2,264
PPP promissory note	—	1,579
Long-term liabilities of discontinued operations	—	686

Total liabilities	7,371	12,291

Commitments and contingencies (Note 16)
Stockholders’ Equity
Preferred stock, $0.0001 par value, 10,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value, 300,000 shares authorized; 140 and 63 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	191,945	174,349
Accumulated deficit	(178,272)	(153,202)

Total stockholders’ equity	13,673	21,147

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,044	$33,438

See accompanying notes to financial statements and reports of independent registered public accounting firms.

RA MEDICAL SYSTEMS, INC.

Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,
	2021	2020
Net revenues
Product sales	$22	$254
Service and other	—	5

Total net revenues	22	259
Cost of revenues
Product sales	832	1,369
Service and other	728	803

Total cost of revenues	1,560	2,172
Gross loss	(1,538)	(1,913)
Operating expenses
Selling, general and administrative	15,475	24,533
Research and development	12,253	8,955

Total operating expenses	27,728	33,488

Operating loss	(29,266)	(35,401)
Other income (expense), net
Other income (expense), net	(14)	88
Gain on extinguishment of PPP promissory note (Note 9)	2,023	—

Total other income (expense), net	2,009	88

Loss from continuing operations before income taxes	(27,257)	(35,313)
Income taxes	4	7

Loss from continuing operations	(27,261)	(35,320)

Discontinued operations (Note 3)
Income (loss) from discontinued operations (including gain on sale of $3,500 in 2021) before income taxes	2,191	(725)
Income taxes	—	—

Income (loss) from discontinued operations	2,191	(725)

Net loss	$(25,070)	$(36,045)

Net income (loss) per share, basic and diluted
Continuing operations	$(269.91)	$(1,038.82)
Discontinued operations	21.69	(21.32)

Total net loss per share, basic and diluted	$(248.22)	$(1,060.15)

Weighted average common shares used in computing net income (loss) per share, basic and diluted	101	34

See accompanying notes to financial statements and reports of independent registered public accounting firms.

RA MEDICAL SYSTEMS, INC.

Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2021	2020
Net loss	$(25,070)	$(36,045)
Other comprehensive loss:
Unrealized losses on short-term investments	—	(26)

Comprehensive loss	$(25,070)	$(36,071)

See accompanying notes to financial statements and reports of independent registered public accounting firms.

RA MEDICAL SYSTEMS, INC.

Statements of Stockholders’ Equity

(in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances at January 1, 2020	11	$—	$150,281	$26	$(117,157)	$33,150
Common stock issued, net	51	—	11,625	—	—	11,625
Warrants issued, net	—	—	7,492	—	—	7,492
Exercise of warrants	1	—	827	—	—	827
Common stock issued pursuant to the vesting of restricted stock units and purchases under employee stock purchase plan	—	—	42	—	—	42
Stock-based compensation	—	—	4,082	—	—	4,082
Other comprehensive loss	—	—	—	(26)	—	(26)
Net loss	—	—	—	—	(36,045)	(36,045)

Balances at December 31, 2020	63	—	174,349	—	(153,202)	21,147
Common stock issued, net	78	—	15,153	—	—	15,153
Warrant issued	—	—	132	—	—	132
Restricted stock awards cancelled	(2)	—	—	—	—	—
Common stock issued pursuant to the vesting of restricted stock units and purchases under employee stock purchase plan	1	—	74	—	—	74
Stock-based compensation	—	—	2,237	—	—	2,237
Net loss	—	—	—	—	(25,070)	(25,070)

Balances at December 31, 2021	140	$—	$191,945	$—	$(178,272)	$13,673

See accompanying notes to financial statements and reports of independent registered public accounting firms.

RA MEDICAL SYSTEMS, INC.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,070)	$(36,045)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of discontinued operations	(3,473)
Gain on extinguishment of PPP promissory note	(2,023)
Stock-based compensation	2,237	4,082
Depreciation and amortization	1,565	2,365
(Gain) loss on sales and disposals of property and equipment	(550)	99
Provision for credit losses	47	180
Changes in operating assets and liabilities:
Accounts receivable, net	42	368
Inventories	(197)	352
Prepaid expenses and other assets	150	642
Accounts payable	627	(961)
Accrued expenses	(390)	1,706
Deferred revenue	(234)	(774)
Other liabilities	(356)	(318)

Net cash used in operating activities	(27,625)	(28,304)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of discontinued operations	3,700	—
Payment of fees related to sale of discontinued operations	(227)	—
Proceeds from sales of property and equipment	594	—
Purchases of property and equipment	(265)	(67)
Proceeds from maturities of available-for-sale securities	—	16,000

Net cash provided by investing activities	3,802	15,933

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants, net of placement agent fees	15,528	19,887
Payment of offering costs related to the issuance of common stock and warrants	(375)	(770)
Repayment of equipment financing	(265)	(293)
Proceeds from purchases under employee stock purchase plan	74	42
Proceeds from PPP promissory note	—	2,000
Proceeds from issuance of common stock in connection with the exercise of warrants	—	827

Net cash provided by financing activities	14,962	21,693

NET CHANGE IN CASH AND CASH EQUIVALENTS	(8,861)	9,322
CASH AND CASH EQUIVALENTS, beginning of year	23,906	14,584

CASH AND CASH EQUIVALENTS, end of year	$15,045	$23,906

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unpaid property and equipment	$17	$—

Transfer of lasers from inventories to property and equipment	$—	$207

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for interest	$2	$28

Cash payments for income taxes	$2	$—

See accompanying notes to financial statements and reports of independent registered public accounting firms.

RA MEDICAL SYSTEMS, INC.

Notes to Financial Statements

Note 1. Organization and Nature of Operations

The Company

Ra Medical Systems, Inc. (the “Company”) is a medical device company leveraging its advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. Its excimer laser and single-use catheter system, together referred to as “DABRA”, is used as a tool in the treatment of peripheral artery disease (“PAD”). The Company was formed on September 4, 2002 in the state of California and reincorporated in Delaware on July 14, 2018.

On August 16, 2021, the Company completed the sale of its Pharos dermatology business (the “Dermatology Business”). Accordingly, the financial information and operating results of the Dermatology Business has been presented as discontinued operations in the financial statements for all periods presented. Unless otherwise noted, discussion within these notes to financial statements relates to continuing operations. See Note 3. Discontinued Operations for additional information.

Effects of COVID-19 and Market Conditions

The global effects of the novel coronavirus (“COVID-19”) have created significant volatility, uncertainty and economic disruption. Although the number of reported cases of COVID-19 has recently decreased, the ultimate effects of the COVID-19 on the Company’s business, operations and financial condition are unknown at this time. The Company expects that enrollment in its atherectomy clinical trial will continue to be affected by the uncertainly relating to COVID-19, as patients may continue to elect to postpone voluntary treatments and physicians’ offices are either remaining closed, operating at a reduced capacity or are in the process of reopening or returning to full capacity. The Company’s manufacturing facility located in Carlsbad, California is currently operational. The Company has experienced delays in receiving shipments of parts which has had an impact on the timing of its key engineering efforts but has not affected its ability to support its atherectomy clinical study. However, the extent to which COVID-19 impacts its business will depend on future developments which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain it or treat its impact, among others.

The Company, like many companies, is also experiencing increased difficulty in attracting and retaining key personnel due to a tight labor market.

Going Concern

The Company has experienced recurring net losses from operations and negative cash flows from operating activities, has a significant accumulated deficit and expects to continue to incur net losses into the foreseeable future. The Company had an accumulated deficit of $178.3 million at December 31, 2021. For the year ended December 31, 2021, the Company used $27.6 million in cash for operating activities for continuing and discontinued operations. As of December 31, 2021, the Company had cash and cash equivalents of $15.0 million.

Management expects operating losses and negative cash flows to continue for the foreseeable future with the Company’s reduced commercial footprint, and as the Company continues to incur costs related to its atherectomy clinical trial, engineering efforts to improve the shelf life of its catheters and develop next generation products and legal costs as further discussed in Note 16. Commitments and Contingencies. In September 2020, the Company paused commercial sales of DABRA catheters not being used for the atherectomy clinical trial while it conducted further studies on the stability of its shelf life. The Company submitted additional test data in March 2021, which was cleared by the U.S. Food and Drug Administration in July 2021. Although eligible, the Company has not resumed commercial sales and is evaluating its commercial catheter strategy. The Company also expects the COVID-19 pandemic to have a continued negative impact on the timing of enrollment in its atherectomy clinical trial as well as the Company’s ability to secure additional financing in a timely manner or on favorable terms, if at all.

F-8

Management believes that, based on the Company’s liquidity resources, there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of the financial statements.

Although the Company bolstered its liquidity resources in 2021 and 2020, completed an equity financing in February 2022, resulting in net proceeds of $10.7 million, has an effective shelf registration statement and may receive additional funds from the exercise of its warrants depending on market conditions, management concluded that the aforementioned conditions, including the ongoing uncertainty related to the negative impacts of the COVID-19 pandemic, continue to raise substantial doubt about the Company’s ability to continue as a going concern within 12 months from the date of issuance of the financial statements. Management’s plans to address this uncertainty include raising additional funding, if necessary, through public or private equity or debt financings. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation as further described in Note 3. Discontinued Operations.

Use of Estimates

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s financial statements are based upon a number of estimates including, but not limited to, allowance for credit losses, evaluation of impairment of assets, valuation of long-lived assets and their associated estimated useful lives, reserves for warranty costs, including product recalls, evaluation of probable loss contingencies and fair value of equity awards granted.

Segment Reporting

After the sale of the Dermatology Business in August 2021, the Company began operating its business in one segment which includes all activities related to the research, development and manufacture of the DABRA system. The chief operating decision-maker reviews the operating results on an aggregate basis and manages the operations as a single operating segment.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents primarily represent funds invested in readily available checking and money market accounts. The Company maintains deposits in financial institutions in excess of federally insured limits.

Fair Value Measurements

Fair value represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants and is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier value hierarchy is used to identify inputs used in measuring fair value as follows:

Level 1 - Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

Level 2 - Inputs other than the quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

Level 3 - Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Fair Value of Financial Instruments

Cash equivalents, trade accounts receivable and accounts payable are reported on the balance sheets at carrying value which approximates fair value due to the short-term maturities of these instruments.

Accounts Receivable

Trade accounts receivable are presented net of allowances for credit losses. The Company sells its catheters directly to distributors or physicians and maintains an allowance for credit losses for balances that appear to have specific collection issues. The collection process is based on the age of the invoice and requires attempted contacts with the customer at specified intervals. Delinquent accounts receivable are charged against the allowance for credit losses once the Company has determined the amounts are uncollectible. The factors considered in reaching this determination are the apparent financial condition of the customer and the Company’s success in contacting and negotiating with the customer. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

The following table shows the activity in the allowance for credit losses for the periods presented (in thousands):

	Year Ended December 31,
	2021	2020
Balance at beginning of year	$84	$305
Provision for credit losses	47	42
Deductions	—	(263)

Balance at end of year	$131	$84

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventories. The Company reduces the carrying value of inventories for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technological developments or other economic factors. Although inventories are classified as current assets in the accompanying balance sheets, the Company anticipates that such inventories will be utilized beyond twelve months from December 31, 2021.

Catheters are manufactured in-house and each catheter is tested at various stages of the manufacturing process for adherence to quality standards. Catheters that do not meet functionality specification at each test point are destroyed and immediately written off, with the expense recorded in cost of revenues in the statements of operations. Once manufactured, completed catheters that pass quality assurance, are sent to a third-party for sterilization and sealed in a sterile container. Upon return from the third-party sterilizer, a sample of catheters from each batch are re-tested. If the sample tests are successful, the batch is accepted into finished goods inventory. If the sample tests are unsuccessful, the entire batch is written off, with the expense recorded in cost of revenues in the statement of operations.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

Computer hardware and software	4-5 years
Furniture and fixtures	5 years
Machinery and equipment	5-10 years
Lasers	5 years
Automobiles	5 years

Leasehold improvements are depreciated over the shorter of the useful life of the leasehold improvement or the term of the underlying property’s lease.

The Company periodically reviews the residual values and estimated useful lives of each class of its property and equipment for ongoing reasonableness, considering long-term views on its intended use of each class of property and equipment and the planned level of improvements to maintain and enhance assets within those classes. Effective January 1, 2022, based on management’s revised assessment of average laser on-time utilization, the Company changed the estimated useful life of its lasers to eight years.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the account balances and any resulting gain or loss is recognized in income for the period. The cost of repairs and maintenance is expensed as incurred, whereas significant betterments are capitalized.

Impairment of Long-Lived Assets

The Company periodically reviews its long-lived assets for impairment when certain events or changes in circumstances indicate that the carrying value of the long-lived assets may not be recoverable. Should the sum of the undiscounted expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. There were no impairment charges for the years ended December 31, 2021 or 2020.

Product Warranty

Products are warrantied against defects in material and workmanship when properly used for their intended purpose and appropriately maintained. Accordingly, the Company generally replaces catheters that kink or fail to calibrate. The product warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor. The product warranty liability also includes the estimated costs of a product recall.

The warranty accrual is included in accrued expenses in the accompanying balance sheets. Warranty expenses are included in cost of revenues in the accompanying statements of operations. Changes in estimates to previously established warranty accruals result from current period updates to assumptions regarding repair and product recall costs and are included in current period warranty expense.

Revenue Recognition

The Company generates revenue from the sales of products and services. Product sales consist of the sales of catheters for use with the DABRA laser system. The Company has paused selling commercial product and is only selling catheters for use in the atherectomy clinical trial. The Company’s sales agreements generally do not include right-of-return provisions for any form of consideration, including partial refund or credit against amounts owed to the Company. Services and other revenues primarily consist of billable services, including fees related to DABRA laser commercial usage agreements.

The Company determines revenue recognition incorporating the following steps:

•	Identification of each contract with a customer;

F-11

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, performance obligations are satisfied.

The Company accounts for a contract with a customer when it has a legally enforceable contract with the customer, the arrangement identifies the rights of the parties, the contract has commercial substance, and the Company determines it is probable that it will collect the contract consideration. The Company recognizes revenue when control of the promised goods or services transfers to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Taxes collected from customers relating to goods or services and remitted to governmental authorities are excluded from revenue.

Catheter Revenue

When engaged in commercial sales, the Company enters into a DABRA laser commercial usage agreement or DABRA laser placement acknowledgement with each customer that is supplied a DABRA laser, collectively the “usage agreement”, which provides for specific terms of continued use of the DABRA laser, including a nominal periodic fee. The terms of a usage agreement typically allow the Company to place a DABRA laser at a customer’s specified location without a specified contract term. Under the usage agreement terms, the Company retains all ownership rights to the DABRA laser and is permitted to request the return of the equipment within 10 business days of notification. While the laser periodic fees are nominal, the usage agreement provides the Company the exclusive rights to supply related single-use catheters to the customer which aggregate the majority of the product sales revenue. There are no specified minimum purchase commitments for the catheters.

The Company recognizes revenue associated with the usage agreements and catheter supply arrangements in accordance with Financial Accounting Standards Board “Revenue from Contracts with Customers (Topic 606),” (“Topic 606”) since (i) the contract primarily includes variable payments, (ii) the catheters are priced at their standalone selling price, and (iii) the laser equipment is insignificant in the context of the contract. Revenue is recognized when the performance obligation is satisfied which is generally upon shipment of the catheter.

Distributor Transactions

In certain markets outside the U.S., the Company sells products and provides services to customers through distributors that specialize in medical device products. The terms of sales transactions through distributors are generally consistent with the terms of direct sales to customers. The Company accounts for these transactions in accordance with the Company’s revenue recognition policy described herein.

Shipping and Handling Costs

Shipping and handling charged to customers are included in net product sales. Shipping and handling costs are included in selling, general and administrative expenses in the accompanying statements of operations.

Advertising Expense

The Company expenses advertising costs as incurred.

Research and Development

Major components of research and development costs include personnel expenses, stock-based compensation, consulting, supplies and clinical trial expenses. Research and development expenses are charged to operations in the period they are incurred.

Patents

The Company expenses patent costs, including related legal costs, as incurred and records such costs as selling, general and administrative expenses in the accompanying statements of operations.

Stock-Based Compensation

The Company records stock-based compensation expense associated with stock options, restricted stock awards (“RSAs”) and restricted stock units (“RSUs”) issued to employees, members of the Company’s board of directors and consultants in accordance with the authoritative guidance for stock-based compensation. The Company evaluates whether an award should be classified and accounted for as a liability award or equity award for all stock-based compensation awards granted. The cost of an award of an equity instrument is measured at the grant date, based on the estimated fair value of the award using the Black-Scholes option pricing valuation model, or Black-Scholes model, which incorporates various assumptions including expected term, volatility and risk-free interest rate, and is recognized as expense on a straight-line basis over the requisite service period of the award. Share-based compensation for an award with a performance condition is recognized when the achievement of such performance condition is determined to be probable. If the outcome of such performance condition is not determined to be probable or is not met, no compensation expense is recognized, and any previously recognized compensation expense is reversed. Forfeitures are recognized as a reduction of stock-based compensation expense as they occur.

Income taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining whether it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. An uncertain tax position is considered effectively settled on completion of an examination by a taxing authority if certain other conditions are satisfied. Should the Company incur interest and penalties relating to tax uncertainties, such amounts would be classified as a component of interest expense and other expense, respectively.

Concentrations of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

Financial instruments, which potentially subject the Company to concentration of credit risk, consist of cash equivalent balances maintained in excess of Federal Depository Insurance Corporation limits, and accounts receivable which have no collateral or security. The Company monitors the financial condition of the banks in which it currently has deposits. The Company has not experienced any significant losses in this respect and believes that it is not exposed to any significant related risk.

Exposure to losses on accounts receivable is dependent upon the individual customer’s financial condition. The Company monitors its exposure to credit losses and reserves for those accounts receivable that it deems to be not collectible.

For the years ended December 31, 2021 and 2020, we had three and four individual customers, respectively, that represented greater than 10% of total net revenues. One individual customer represented greater than 10% of accounts receivable at each of December 31, 2021 and 2020.

Significant Accounting Policies Related to Discontinued Operations

Laser Sales

The Company recognized revenue on laser sales at the point in time that control transferred to the customer. Control of the product typically transferred upon shipment.

Warranty Service Revenue

The Company typically provided a 12-month warranty with the purchase of its laser systems. Customers could extend the warranty period through the purchase of extended warranty service contracts. Extended warranty service contracts were sold with contract terms ranging from 12 to 60 months and covered periods after the end of the initial 12-month warranty period. The warranty provided the customer with maintenance services in addition to the assurance that the laser product complied with agreed-upon specifications. Therefore, the warranty service was treated as a separate performance obligation from the laser system. Warranty services were a stand-ready obligation, and the Company recognized revenue on a straight-line basis over the service contract term. Warranty service revenue was included in service and other revenue in the statements of operations.

Contracts With Multiple Performance Obligations

Certain of the Company’s contracts with customers contained multiple performance obligations. For these contracts, the Company accounted for individual products and services as separate performance obligations if they are distinct, which was if (i) a product or service is separately identifiable from other items in the arrangement and (ii) the customer can benefit from the product or service on its own or with other readily available resources. The transaction price was allocated to the separate performance obligations on a relative standalone selling price basis. The Company determined standalone selling prices based on observable prices of products or services sold separately in comparable circumstances to similar customers.

Significant Financing Component

For multi-year warranty service contracts in which there was a difference between the cash selling price and the consideration in the contract and a significant amount of time between the payment, which was due up-front, and delivery of the services (greater than one year), the Company recorded an adjustment for significant financing to reflect the time value of money. The Company recognized revenue associated with the cash selling price and interest expense using the effective interest method as the Company satisfied its performance obligation(s). The amount of interest expense the Company recognized over the contract term was based on the contract liability balance, which increased for the accrual of interest and decreased as services are provided.

For services contracts that had an original duration of one year or less, the Company used the practical expedient applicable to such contracts and did not adjust the transaction price for the time value of money.

Practical Expedients Elected

As part of the Company’s adoption of Topic 606, the Company elected to use the following practical expedients:

•

not to adjust the promised amount of consideration for the effects of a significant financing component when the Company expects, at contract inception, that the period between the Company’s transfer of a promised product or service to a customer and when the customer pays for that product or service will be one year or less;

•	to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less;

•	to exclude government assessed taxes from the transaction price; and

•	not to recast revenue for contracts that begin and end in the same fiscal year.

Contract Costs

The Company capitalized costs to obtain contracts that were considered incremental and recoverable, such as sales commissions. The capitalized costs were amortized to selling, general and administrative expense over the estimated period of benefit of the asset, which was the contract term. The Company elected to use the practical expedient to expense the costs to obtain a contract when the amortization period was less than one year.

Rental Income

The Company also derived income pursuant to product operating lease agreements for its Pharos laser systems, prior to the sale of the Dermatology Business. Consequently, the Company retained title to the equipment. Depreciation expense on these leased lasers was recorded to cost of revenues on a straight-line basis. The costs to maintain these leased lasers were charged to cost of revenues as incurred.

These lease arrangements contained one lease component (the laser) and one nonlease component (warranty service) for which the Company elected the practical expedient to not separate the nonlease component from the lease component. The Company accounted for the combined lease component as an operating lease and recognized lease income on a straight-line basis over the lease term.

Recent Accounting Pronouncements

As an emerging growth company, the Company may elect to adopt new or revised accounting standards when they become effective for non-public companies, which typically is later than public companies must adopt the standards. The Company has elected to take advantage of the extended transition period afforded by the JOBS Act and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies.

Note 3. Discontinued Operations

Consistent with the Company’s continued focus on the PAD market, the Company completed the sale of its Dermatology Business to STRATA Skin Sciences, Inc. (“Strata”) on August 16, 2021, for cash proceeds of $3.7 million. The Company paid broker and legal fees of approximately $0.2 million related to the sale of the Dermatology Business. In addition, the Company issued a warrant to the broker to purchase 1,484 shares of common stock at an exercise price of $149.50 per share. The warrant is immediately exercisable and expires five years following the date of issuance. The warrant was valued at approximately $0.1 million on the grant date using the Black-Scholes option pricing model based on the following assumptions: expected volatility of 104.55%, risk-free interest rate of 0.32%, expected dividend yield of 0% and an expected term of 2.5 years.

The Dermatology Business was previously disclosed as a separate reportable segment of the Company. The sale of the Dermatology Business resulted in a gain of $3.5 million which is included as a component of income from discontinued operations in the statement of operations for the year ended December 31, 2021.

The Company has reported the results of the Dermatology Business in income (loss) from discontinued operations in the statements of operations and excluded such results from continuing operations for the years ended December 31, 2021 and 2020. The assets and liabilities of the Dermatology Business are recorded as assets of discontinued operations and liabilities of discontinued operations, respectively, in the balance sheet at December 31, 2020.

Certain overhead costs previously allocated to the Dermatology Business for segment reporting purposes did not qualify for classification as discontinued operations and have been reallocated to continuing operations for the years ended December 31, 2021 and 2020.

The following table summarizes the carrying amounts of the assets and liabilities included as discontinued operations in the balance sheet at December 31, 2020 (in thousands):

December 31, 2020
Assets of discontinued operations
Accounts receivable, net	$214
Inventories	1,341
Prepaid expenses and other current assets	158
Property and equipment, net	684
Other long-term assets	78

Total assets of discontinued operations	$2,475

Liabilities of discontinued operations
Accounts payable	$100
Accrued expenses	201
Deferred revenue	2,487

Total liabilities of discontinued operations	$2,788

The assets and liabilities of discontinued operations have been classified as current and long-term, as applicable, in the balance sheet at December 31, 2020.

The following table summarizes the major classes of items constituting income (loss) from discontinued operations in the statements of operations for each of the periods presented (in thousands):

	Year Ended December 31,
	2021	2020
Net revenues
Product sales	$852	$1,154
Service and other	1,748	2,992

Total net revenues	2,600	4,146

Cost of revenues
Product sales	1,201	1,522
Service and other	1,089	1,789

Total cost of revenues	2,290	3,311

Gross income	310	835

Operating expenses
Selling, general and administrative	1,110	1,440
Research and development	388	54

Total operating expenses	1,498	1,494

Operating loss	(1,188)	(659)
Interest income (expense), net	(94)	(66)

Loss from discontinued operations	(1,282)	(725)
Gain on sale of the Dermatology Business	3,473	—

Income (loss) from discontinued operations	$2,191	$(725)

Depreciation expense for the Dermatology Business was $0.3 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively. There were no capital expenditures for the Dermatology Business during the years ended December 31, 2021 and 2020. The provision for credit losses for the Dermatology Business for the years ended December 31, 2021 and 2020 was nil and $0.1 million, respectively. Stock-based compensation expense for the Dermatology Business was approximately $18,000 and $0.2 million for the years ended December 31, 2021 and 2020, respectively. Stock-based compensation expense of approximately $0.1 million and $0.2 million was capitalized to inventory and property and equipment for the Dermatology Business during the years ended December 31, 2021 and 2020, respectively.

Note 4. Fair Value Measurements

As of December 31, 2021 and 2020, cash equivalents of $9.4 million and $18.4 million, respectively, were comprised of money market funds which were measured at fair value on a recurring basis using Level 1 inputs.

Note 5. Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2021	2020
Raw materials	$911	$547
Work in process	70	270
Finished goods	5	60

Inventories	$986	$877

Note 6. Property and Equipment

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2021	2020
Lasers	$3,085	$3,194
Machinery and equipment	858	834
Computer hardware and software	353	353
Construction in progress	169	51
Leasehold improvements	145	119
Furniture and fixtures	48	48
Automobiles	—	1,054

Property and equipment, gross	4,658	5,653
Accumulated depreciation	(2,849)	(3,126)

Property and equipment, net	$1,809	$2,527

Depreciation expense was $1.0 million and $1.6 million for the years ended December 31, 2021 and 2020, respectively.

Note 7. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2021	2020
Compensation and related benefits	$2,004	$2,479
Accrued legal expenses	1,345	957
Accrued warranty (Note 8)	195	204
Other accrued expenses	575	507

Accrued expenses	$4,119	$4,147

Note 8. Accrued Warranty

Activity in the product warranty accrual is included in accrued expenses and consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020
Balance at beginning of year	$204	$234
Claims satisfied	(9)	(53)
Increase in warranty accrual	—	19
Change in liability for pre-existing warranties	—	4

Balance at end of year	$195	$204

The accrued warranty balances at December 31, 2021 and 2020 each included $0.1 million relating to the voluntary recall of catheters, which was initiated in September 2019.

Note 9. Paycheck Protection Program Promissory Note

In May 2020, the Company entered into a $2.0 million Paycheck Protection Program Promissory Note and Agreement (“PPP Promissory Note”) with a commercial bank under the Coronavirus Aid, Relief, and Economic Security Act “CARES Act”). The PPP Promissory Note bore interest at 1.0% per annum. Under the terms of the PPP Promissory Note, payments would have been due monthly beginning November 1, 2020, and the principal amount of the PPP Promissory Note, along with any unpaid interest, would have been due in May 2022. On June 5, 2020, the Paycheck Protection Program Flexibility Act of 2020 extended the deferral period for all loans to 10 months after the last day of the covered period. Under the revised terms, payments would have been due beginning August 2021, and the principal amount, along with unpaid interest, would have been due in May 2022. The principal and interest could be forgiven if the proceeds are used for forgivable purposes as defined by the terms in the PPP Promissory Note. The Company applied for full forgiveness under the provisions of the CARES Act in March 2021 and received approval by the Small Business Administration on June 24, 2021. Gain on extinguishment of the PPP Promissory Note of $2.0 million was included in other income (expense), net in the statement of operations for the year ended December 31, 2021. Interest expense on the PPP Promissory Note for the years ended December 31, 2021 and 2020 was $10,000 and $13,000, respectively.

Note 10. Operating Leases

During the years ended December 31, 2021 and 2020, the Company had two operating leases for office and manufacturing space which required it to pay base rent and certain utilities. Monthly rent expense was recognized on a straight-line basis over the terms of the leases. The office operating lease expired in December 2021 and the manufacturing operating lease expires in 2027.

At December 31, 2021, the remaining lease term for the manufacturing operating lease was six years. The manufacturing operating lease is included in the balance sheet at the present value of the lease payments at a 7% discount rate, the rate of interest that the Company estimates it would pay to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment, as the lease does not provide an implicit rate.

For the years ended December 31, 2021 and 2020, operating lease expense and cash paid were each $0.5 million. The Company recognized non-cash right-of-use assets and lease liabilities of $3.2 million upon adoption of ASU 2016-02 on January 1, 2019. Operating lease right-of-use asset amortization was $0.4 million for each of the years ended December 31, 2021 and 2020. Variable costs were de minimis for the years ended December 31, 2021 and 2020.

The following table presents the lease liability related to the Company’s operating lease as of December 31, 2021 (in thousands):

Years Ending December 31,
2022	$432
2023	445
2024	459
2025	472
2026	486
Thereafter	501

Total operating lease payments	2,795
Less: imputed interest	(531)

Total operating lease liability	$2,264

Note 11. Equipment Financing

During 2018, the Company entered into four loan agreements to finance 25 automobiles. The loans matured in 2021 and bore interest at a weighted average interest rate of 6.5%. These loans were secured by the automobiles. Interest expense for the years ended December 31, 2021 and 2020 was de minimis and $28,000, respectively. The loans were repaid in full in March 2021.

Note 12. Net Loss per Share

The Company calculates basic net loss per share by dividing net loss by the weighted average number of common shares outstanding during the reporting period. A net loss cannot be diluted so when the Company is in a net loss position, basic and diluted loss per common share are the same. If in the future the Company achieves profitability, the denominator of a diluted earnings per common share calculation will include both the weighted average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive. Dilutive common stock equivalents include warrants, stock options and non-vested restricted stock awards and restricted stock units using the treasury stock method, along with the effect, if any, from outstanding convertible securities.

The Company’s outstanding warrants to purchase common stock have participation rights to any dividends that may be declared in the future and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, no loss is allocated to the participating securities since the holders have no contractual obligation to share in the losses of the Company.

Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share at December 31, 2021 consisted of warrants of 48,385, stock options of 2,168, restricted stock awards of 3,586, restricted stock units of 1,400 and Employee Stock Purchase Plan (“ESPP”) shares of 452.

Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share at December 31, 2020 consisted of warrants of 46,900, stock options of 2,843, restricted stock units of 670, restricted stock awards of 5,810 and ESPP shares of 64.

Note 13. Equity Offerings

In December 2021, the Company completed ATM offerings of 1,081 shares of common stock at a weighted average price of $89.50 per share. The Company received approximately $0.1 million in net proceeds, after deducting placement agent fees.

During July 2021 and August 2021, the Company completed ATM offerings of 22,786 shares of common stock, at a weighted average price of $200.00 per share. The Company received approximately $4.4 million in net proceeds, after deducting placement agent fees.

During May 2021 and June 2021, the Company completed ATM offerings of 51,641 shares of common stock at a weighted average price of $214.50 per share. The Company received approximately $10.6 million in net proceeds, after deducting placement agent fees.

In February 2021, the Company completed an ATM offering of 715 shares of common stock at a price of $419.50 per share. The Company received approximately $0.3 million in net proceeds, after deducting placement agent fees. The Company also incurred $0.2 million in offering fees and other expenses in association with filing the related Registration Statement on Form S-3 with the SEC.

In May 2020, the Company completed a public offering (the “May 2020 Offering”) of an aggregate of 17,778 shares of common stock, together with accompanying warrants to purchase up to an aggregate of 17,778 shares of common stock, at a public offering price of $562.50 per share and accompanying warrant. Each share of common stock was sold in the offering with one warrant to purchase one share of common stock. The warrants have an exercise price of $562.50 per share, are immediately exercisable, and expire five years following the date of issuance. Placement agent warrants were issued to purchase up to an aggregate of 1,244 shares of common stock, are immediately exercisable for an exercise price of $703.00, and expire five years following the date of issuance. The Company received approximately $8.7 million in net proceeds, after deducting placement agent fees and other offering expenses of $1.3 million.

The warrants and placement agent warrants were valued at an aggregate $3.5 million using the Black-Scholes option pricing model based on the following assumptions; expected volatility 59.86%, risk-free interest rate 0.34%, expected dividend yield 0.00% and an expected term of 2.5 years.

In June 2020, the Company issued 1,470 shares of common stock in connection with the exercise of warrants issued in the May 2020 Offering.

In August 2020, the Company completed another public offering (the “August 2020 Offering”) of an aggregate of 27,428 shares of common stock, together with accompanying warrants to purchase up to an aggregate of 27,428 shares of common stock, at an offering price of $437.50 per share and accompanying warrant. Each share of common stock was sold in the offering with one warrant to purchase one share of common stock. The warrants have an exercise price of $437.50 per share, are immediately exercisable, and expire five years following the date of issuance. Placement agent warrants were issued to purchase up to an aggregate of 1,920 shares of common stock, are immediately exercisable for an exercise price of $547.00, and expire five years following the date of issuance. The Company received approximately $10.4 million in net proceeds, after deducting placement agent’s fees and other estimated offering expenses of $1.6 million payable by it.

The warrants and placement agent warrants were valued at an aggregate $4.0 million using the Black-Scholes option pricing model based on the following assumptions; expected volatility 59.72%, risk-free interest rate 0.17%, expected dividend yield 0.00% and an expected term of 2.5 years.

As of December 31, 2021, the Company had 43,736 and 3,164 shares of common stock reserved for issuance pursuant to the warrants and placement agent warrants, respectively, issued by the Company in the May 2020 Offering and August 2020 Offerings. In addition, the Company had 1,484 shares of common stock reserved for issuance pursuant to the warrant issued by the Company in August 2021 to the broker in the sale of the Dermatology Business.

Note 14. Stock-Based Compensation

2018 Stock Compensation Plan

In June 2018, the 2018 Stock Compensation Plan (the “Compensation Plan”) was established whereby 2,640 shares of the Company’s common stock were reserved for issuance. The Company’s board of directors authorized 1,521 replacement stock options and 1,072 replacement restricted stock units (collectively, the “Replacement Awards”) to eligible employees, directors and consultants for equity awards that had been granted under a previous plan. The Compensation Plan was terminated in September 2018 in connection with the adoption of the Company’s 2018 Equity Incentive Plan described below and, accordingly, no new awards were available for issuance under the Compensation Plan. The Replacement Awards vested at various times through January 2020.

2018 Equity Incentive Plan

In September 2018, the Company’s board of directors adopted, and the Company’s stockholders approved, the 2018 Equity Incentive Plan (the “2018 Plan”) which provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units, performance-based stock awards and other forms of equity compensation to the Company’s employees, directors and consultants. Stock options granted under the 2018 Plan generally vest one-fourth on the first anniversary of the vesting commencement date with the balance vesting monthly over the remaining three years. Restricted stock units granted under the 2018 Plan generally vest one third on the first anniversary of the vesting commencement date and one sixth every six months thereafter such that the award will be fully vested on the third anniversary of the vesting commencement date. As of December 31, 2021, 3,766 shares of common stock were reserved for future issuance pursuant to the 2018 Plan which included (1) those shares reserved but unissued under the Compensation Plan and (2) shares of common stock subject to or issued pursuant to awards granted under the Compensation Plan that expired or otherwise terminated or were forfeited. The number of shares available for issuance under the 2018 Plan also includes an annual increase on the first day of each fiscal year equal to the lesser of (1) 1,305 shares; (2) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or 3) such other amount as the Company’s board of directors may determine. On January 1, 2021, the annual increase of 1,305 additional shares of common stock were available for future grants under the 2018 Plan.

2020 Inducement Equity Incentive Plan

In March 2020, the Company adopted the 2020 Inducement Equity Incentive Plan (the “2020 Plan”) for the purpose of attracting, retaining and incentivizing employees in furtherance of the Company’s success. The 2020 Plan was adopted without stockholder approval pursuant to Rule 303A.08 of the New York Stock Exchange. The 2020 Plan is used to offer equity awards as material inducements for new employees to join the Company. Upon adoption of the 2020 Plan, 640 shares of common stock were reserved for the granting of inducement stock options, restricted stock awards, restricted stock units and other forms of equity awards. As of December 31, 2021, 180 shares of common stock were reserved for future issuance under the 2020 Plan.

Stock Options

The following is a summary of stock option activity for employees of continuing operations and discontinued operations for the year ended December 31, 2021:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020
2018 Plan	2,483	$18,165.50
2020 Plan	360	$1,275.00

	2,843	$16,027.00
Forfeited	(675)	$12,008.50

Outstanding at December 31, 2021	2,168	$17,277.00	5.82	$—

Exercisable at December 31, 2021	1,766	$21,141.50	5.27	$—

Vested and expected to vest at December 31, 2021	2,168	$17,277.00	5.82	$—

The Company did not grant any stock options during the year ended December 31, 2021. The weighted average grant date fair value of stock options granted during the year ended December 31, 2020 under the 2018 Plan and 2020 Plan was $1,534.50 and $1,275.00, respectively. The fair value of the stock options granted during the year ended December 31, 2020 under the 2018 Plan and 2020 Plan was estimated using the Black Scholes option pricing model and the weighted average assumptions set forth below:

	2018 Plan	2020 Plan
Risk-free interest rate	1.30%	0.50%
Volatility	58.96%	58.33%
Expected dividend yield	0.00%	0.00%
Expected life (in years)	5.8	6.3

Restricted Stock Units

The following is a summary of the restricted stock unit activity for the 2018 Plan for employees of continuing operations and discontinued operations for the year ended December 31, 2021:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	670	$1,096.50
Granted	1,225	$137.00
Vested	(139)	$2,256.00
Forfeited	(356)	$679.50

Outstanding at December 31, 2021	1,400	$218.50

Restricted Stock Awards

In November 2020, the Company granted 5,323 RSAs under the 2018 Plan that were subject to both time-based vesting and the achievement of specific performance goals. During the year ended December 31, 2021, the Company determined that two of the three performance goals had not been achieved. As such, 1,499 RSAs were cancelled, and the previously recognized stock-based compensation expense of approximately $27,000 was reversed.

A summary of the restricted stock award activity for employees of continuing operations and discontinued operations for the year ended December 31, 2021 is presented below:

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020
2018 Plan	5,723	$238.50
2020 Plan	87	$127.50

	5,810	$254.00
Granted	2,078	$241.00
Vested	(1,776)	$296.50
Cancelled	(1,499)	$240.50
Forfeited	(1,027)	$240.50

Outstanding at December 31, 2021	3,586	$235.50

Employee Stock Purchase Plan

In September 2018, the Company’s board of directors adopted the 2018 Employee Stock Purchase Plan (the “ESPP”) which permits eligible employees to purchase the Company’s common stock at a discount through payroll deductions during defined offering periods. Eligible employees may elect to withhold up to 15% of their base earnings to purchase shares of the Company’s common stock at a price equal to 85% of the fair market value on the first day of the offering period or the purchase date, whichever is lower. The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each fiscal year by the lesser of (1) 237 shares, (2) 1.25% of the total number of shares outstanding on December 31 of the preceding fiscal year, or (3) such other amount as the Company’s board of directors may determine.

For the years ended December 31, 2021 and 2020, cash received from the exercise of purchase rights under the ESPP was approximately $0.1 million and $42,000, respectively. As of December 31, 2021, the Company had issued 644 shares of common stock under the ESPP, and 95 shares of common stock were reserved for future issuance.

Stock-based compensation expense recorded in operating expenses was as follows (in thousands):

	Year Ended December 31,
	2021	2020
Selling, general and administrative	$1,750	$3,235
Research and development	304	447

Stock-based compensation expense	$2,054	$3,682

Stock-based compensation of $0.1 million and $0.2 million was capitalized to property and equipment and inventory during the years ended December 31, 2021 and 2020, respectively.

Total unrecognized estimated stock-based compensation expense by award type and the remaining weighted average recognition period over which such expense is expected to be recognized at December 31, 2021 was as follows:

	Unrecognized Expense (in thousands)	Remaining Weighted Average Recognition Period (in years)
Stock options	$313	1.7
Restricted stock awards	$622	2.2
Restricted stock units	$252	2.1

Note 15. Income Taxes

A reconciliation of the differences between the U.S. statutory federal income tax rate and the effective tax rate as provided in the statements of operations is as follows:

	Year Ended December 31,
	2021	2020
Tax computed at the federal statutory rate	21.0%	21.0%
State income taxes, net of federal benefits	1.3	5.1
Stock-based compensation	(2.6)	(2.2)
Tax exempt income	1.7	—
Deferred tax adjustments	—	(57.0)
Nondeductible expenses	—	(0.1)
Change in valuation allowance	(21.4)	33.2

	—	—

The federal and state income tax provision is summarized as follows (in thousands):

	Year Ended December 31,
	2021	2020
Current
Federal	$—	$—
State	4	7

	4	7
Deferred
Federal	—	—
State	—	—

	—	—

Income tax expense	$4	$7

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes, and (b) operating losses and tax credit carryforwards.

The tax effects of significant components of the Company’s deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$9,706	$3,720
Operating lease liabilities	556	691
Other accruals	71	101
Accrued compensation	399	448
Reserves	169	299
Deferred revenue	—	642
Intangible assets	56	32
Stock-based compensation	4,605	4,910

Total gross deferred tax assets	15,562	10,843
Deferred tax liabilities:
Property and equipment	(348)	(805)
Operating lease right-of-use assets	(518)	(655)
Other	—	(61)

Total gross deferred tax liabilities	(866)	(1,521)
Valuation allowance	(14,696)	(9,322)

Total deferred taxes	$—	$—

At December 31, 2021, the Company had available federal and state net operating loss carryforwards of approximately $39.2 million and $41.2 million, respectively, which may potentially be used to offset future federal and state taxable earnings. The federal net operating loss can be carried forward indefinitely and the state net operating losses begin expiring in 2030. Use of these net operating loss carryforwards may be significantly limited under the tax rules regarding the use of losses following an ownership change under Internal Revenue Code (“IRC”) Section 382. The Company has completed an IRC Section 382 analysis regarding the limitation of net operating losses through December 31, 2020 and determined that an ownership change occurred in May 2020. The Company calculated the limitation on net operating losses and other tax attributes and reduced the value of the deferred tax assets resulting in a tax expense impact of $20.8 million. The tax expense was offset by tax benefit recorded on the reduction in valuation allowance recorded for the deferred tax assets for the year ended December 31, 2020. The Company has not completed the IRC Section 382 analysis regarding the limitation of net operating losses for the year ended December 31, 2021.

As of December 31, 2021, the Company does not have any unrecognized tax benefits. The Company does not anticipate that the amount of unrecognized tax benefits will significantly increase in the next 12 months. There were no interest and penalties accrued as of December 31, 2021. The Company files U.S. federal and various states income tax returns, which are subject to examination by the taxing authorities for years 2017 and later. However, the federal net operating loss carryover may be adjusted three years from the date the loss is utilized on an income tax return.

ASC 740, Income Taxes, requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is not currently more likely than not to be realized and, accordingly, has provided a full valuation allowance at December 31, 2021 and 2020.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which includes a number of provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. Under ASC 740, the effects of new legislation are recognized upon enactment. Accordingly, the effects of the CARES Act have been incorporated into the income tax provisions for the years ended December 31, 2021 and 2020. The CARES Act did not have a material impact on the income tax provisions for the years ended December 31, 2021 and 2020.

The Consolidated Appropriations Act 2021 (“CAA”), which was signed into law on December 27, 2020, provided that deductions are allowed for otherwise deductible expenses paid with the proceeds of a Paycheck Protection Program loan that is forgiven and that the tax basis and other attributes of the borrower’s assets will not be reduced as a result of the loan forgiveness. Prior to the enactment of the CAA, the deductions paid with the proceeds of a PPP loan that was forgiven were not allowed. These provisions did not have a material impact on the income tax provisions for the years ended December 31, 2021 and 2020.

Note 16. Commitments and Contingencies

Securities Class Action and Shareholder Derivative Litigation Update

On June 7, 2019, a putative securities class action complaint captioned Derr v. Ra Medical Systems, Inc., et al., (Civil Action no. 19CV1079 LAB NLS) was filed in the U.S. District Court for the Southern District of California against the Company, certain current and former officers and directors, and certain underwriters of the Company’s initial public offering. Following the appointment of a lead plaintiff and the filing of a subsequent amended complaint, the lawsuit alleges that the defendants made material misstatements or omissions in the Company’s registration statement in violation of Sections 11 and 15 of the Securities Act of 1933 (the “Securities Act”) and between September 27, 2018 and November 27, 2019, inclusive, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On March 11, 2020, lead plaintiffs voluntarily dismissed the underwriter defendants without prejudice. On March 13, 2020, defendants filed a motion to dismiss the amended complaint. On March 24, 2021, the court issued an order granting defendants’ motion to dismiss claims under the Securities Act in full and certain claims under the Exchange Act and denying defendants’ motion to dismiss certain Exchange Act claims. Plaintiffs filed their second amended complaint on April 19, 2021, realleging the Securities Act claims and certain of the previously dismissed Exchange Act claims. On June 10, 2021, defendants moved to dismiss the second amended complaint. On November 12, 2021, following a private settlement mediation with the lead plaintiffs, the parties executed a stipulation of settlement that resolved the claims asserted in the securities class action. The settlement provides for a payment to the plaintiff class of $10.0 million. On March 18, 2022, we paid approximately $0.6 million towards the settlement and are working with our insurers to determine if we must pay an additional amount, up to an additional $0.4 million (total of $1.0 million), to satisfy our self-insured retention/deductible. Our insurers will pay the remaining amount towards the settlement. The proposed settlement requires both preliminary and final approval by the court. On February 11, 2022, the court granted preliminary approval of the settlement, scheduled a hearing on final approval of the settlement for June 13, 2022, and denied the pending motion to dismiss without prejudice. Should the court not approve the proposed settlement or if the proposed settlement otherwise does not become final, the parties will be returned to their litigation postures prior to the execution of the stipulation of settlement. Should the Company ultimately be found liable, the liability could have a material adverse effect on the Company’s financial condition and its results of operations for the period or periods in which such determination is made.

On October 1, 2019, a shareholder derivative complaint captioned Noel Borg v. Dean Irwin, et al (Civil Action no. 1:99-cm-09999) was filed in the U.S. District Court for the District of Delaware against certain current and former officers and directors, purportedly on behalf of the Company, which is named as a nominal defendant in the action. The complaint alleges breaches of fiduciary duty, unjust enrichment, waste, and violations of Section 14(a) of the Exchange Act. On October 21, 2019, pursuant to the parties’ stipulation, the court stayed the derivative lawsuit until the related class action is resolved. While the Company has obligations to indemnify and/or advance the defendants’ legal fees and costs in connection with this lawsuit, any monetary recovery from the defendants would be to the benefit of the Company. The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.

Settlement Agreements with the Department of Justice and Participating States

As previously announced on December 28, 2020, the Company entered into a settlement agreement (“Settlement Agreement”) with the U.S., acting through the Department of Justice and on behalf of the Office of Inspector General, and other settlement agreements with certain state attorneys general to resolve investigations and a related civil action concerning its marketing of the DABRA laser system and DABRA-related remuneration to certain physicians.

Pursuant to the terms of the Settlement Agreement and the agreements with the participating states, (a) if the Company’s revenue exceeds $10 million in any of fiscal years 2021-2024, the Company also is required to pay for the corresponding year: $500,000 for 2021, $750,000 for 2022, $1 million for 2023, and $1.25 million for 2024; (b) if the Company is acquired or is otherwise involved in a change in control transaction before the end of 2024, the Company is required to pay an additional settlement amount of $5 million, plus 4% of the value attributed to the Company in the transaction, so long as the attributed value is in excess of $100 million, with the total change in control payment never to exceed $28 million; and (c) if the Company’s obligations under the Settlement Agreement are avoided by bankruptcy, the U.S. may rescind the releases and bring an action against the Company in which the Company agrees is not subject to an automatic stay, is not subject to any statute of limitations, estoppel or laches defense, and is a valid claim in the amount of $56 million, minus any prior change in control payments.

Other Litigation

In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.

Services Agreement

Pursuant to the terms of the Services Agreement between the Company and Strata, executed simultaneously with the sale of the Dermatology Business, the Company will continue to provide certain services to Strata, including certain support services and the sale of spare parts, through December 2022. Income earned and expenses incurred in accordance with the Services Agreement are recorded as other income (expense), net in the accompanying statement of operations for the year ended December 31, 2021.

Note 17. Employee Benefit Plan

In January 2019, the Company established a defined contribution plan under Section 401(k) of the Internal Revenue Code (“401(k) Plan”). Under the terms of the 401(k) Plan, all full-time employees are eligible to make voluntary contributions as a percentage or defined amount of compensation. The Company makes matching contributions based on 100% of each employee’s contribution up to 3% and 50% of contributions between 3% and 5%, with the match-eligible contribution limited to 4% of the employee’s eligible compensation. The Company’s expense related to the matching contributions was $0.3 million for each of the years ended December 31, 2021 and 2020.

Note 18. Subsequent Events from January 1, 2022 through March 23, 2022

On February 8, 2022, the Company closed the sale of shares under its public offering in which it sold 190,700 shares of common stock, 552,052 each of Series A and Series B warrants and 289,352 pre-funded warrants resulting in cash proceeds of approximately $10.2 million, net of $1.9 million of underwriting discounts and other offering expenses. In addition, the Company may incur additional offering expenses for a potential tail fee owed to its former placement agent consisting of cash tail fees of approximately $0.9 million and a warrant to purchase approximately 34,000 shares of common stock at an exercise price of $31.25 per share which was valued at approximately $0.4 million on February 8, 2022. On February 10, 2022, the underwriter partially exercised its overallotment option and purchased an additional 24,902 shares of common stock, resulting in cash proceeds of approximately $0.5 million, net of underwriting discounts.

On January 18, 2022, H.C. Wainwright & Co. delivered written notice to the Company that it was terminating the ATM Agreement dated January 26, 2021. During the year ended December 31, 2021, the Company sold 76,223 shares of common stock for gross proceeds of approximately $16.0 million.

Note 19. Subsequent Events from March 24, 2022 through November 3, 2022

Resignation of Chief Financial Officer

On May 10, 2022, the Company’s Chief Financial Officer and Secretary notified the Company of his resignation, effective May 25, 2022. This resignation was not the result of any disagreement with the Company or its board of directors or any matter relating to the Company’s operations, policies or practices. The Company entered into a separation agreement with the Chief Financial Officer under which he received a payment of $0.2 million.

Restructuring and Impairment Charges

On June 3, 2022, the board of directors approved a reduction in force (“RIF”) to preserve capital with the goal of maximizing the opportunities available to the Company during the board of directors’ review of strategic alternatives. Under the RIF, approximately 65% of the Company’s full-time employees were terminated, effective June 6, 2022, while an additional 20% of the Company’s full-time employees were terminated in August and September 2022. All terminated employees were provided one-time severance payments totaling of $0.9 million.

As a result of the RIF, the Company decided to discontinue enrollment of patients in its clinical trial, cease engineering and manufacturing activities, sell or dispose of substantially all of its property and equipment, inventories and research and development supplies, resulting in impairment and inventory obsolescence charges totaling $2.9 million during the period from June 6, 2022 through September 30, 2022.

FDA 510(k) Clearance

On July 5, 2022, the Company received U.S. Food and Drug Administration 510(k) clearance for its DABRA 2.0 catheter as part of the DABRA Excimer Laser System. This next-generation DABRA catheter features enhancements, including a braided over jacket design that’s intended to improve deliverability and kink resistance when navigating tortuous anatomy, as well as a six-month shelf life. The Company has currently suspended its plans to commercialize the DABRA 2.0 catheter.

Warrant Repricing

On July 22, 2022, the Company reduced the exercise price of all outstanding warrants, consisting of Series A warrants and Series B warrants, that were issued in the February 2022 public offering (Note 18) from $25.00 per share to $14.00 per share (the “Warrant Repricing”). Following the Warrant Repricing, the Company entered into warrant inducement offer letters (the “Inducement Letters”) with certain investors. In response to the Inducement Letters, investors exercised approximately 0.4 million Series A warrants and no Series B warrants. Investors who exercised their Series A warrants received Series C warrants to purchase 100% of the shares exercised pursuant to the Series A warrants with an exercise price of $14.00 and a term of five years. The Company received net proceeds of approximately $5.5 million, after issuance costs of approximately $0.7 million, from the exercises of the Series A warrants.

The Warrant Repricing resulted in an immediate and incremental increase of approximately $2.3 million in the estimated fair value of the Series A warrants and Series B warrants. Based on the Black-Scholes valuation method, the estimated fair value of the Series C warrants issued was approximately $2.3 million.

The Company is obligated to pay a former placement agent tail fees on the proceeds received from the Series A warrant exercises and the issuance of the Series C warrants. As a result, the Company is obligated to pay a cash fee of approximately $0.5 million and to issue a warrant to purchase approximately 32,000 shares of common stock at an exercise price of $17.50 per share which represents 125% of the exercise price of the Series C warrants. Such warrant was valued at approximately $0.2 million on the issuance date of the Series C warrants and would be immediately exercisable and expire five years from its issuance date.

NYSE American

On August 31, 2022, the Company received a deficiency letter (the “Letter”) from NYSE American indicating that it was not in compliance with NYSE American continued listing standards as set forth in Section 1003(f)(v) of the NYSE American Company Guide because its shares of common stock had been selling for a substantial period of time at a low price per share, which NYSE American determined to be a 30 trading day average price of less than $0.20 per share. The Letter had no immediate effect on the listing or trading of the Company’s common stock, and the common stock continued to trade on NYSE American under the symbol “RMED.” The Company believes that the reverse stock split ratio of 1-for-50 that was approved by the Company’s board of directors on September 20, 2022 (the “Reverse Stock Split”) and accompanying increase in the daily share price of its common stock cured the deficiency, however, the Company has not yet received confirmation from NYSE American.

At-The-Market Sales Agreement

On September 2, 2022, the Company entered into an ATM Sales Agreement with Ladenburg Thalmann & Co., Inc. under which the Company can sell its common stock from time to time having an aggregate offering price of up to $7.6 million. The Company sold 1,071,246 shares of common stock under the ATM through October 7, 2022, resulting in net proceeds of $7.4 million, after deducting offering fees of $0.2 million.

Pending Merger

On September 12, 2022, the Company announced entering into an Agreement and Plan of Merger (the “Merger Agreement”) with privately held Catheter Precision, Inc. (“Catheter”), a medical device and technology company focused in the field of cardiac electrophysiology. Under the terms of the Merger Agreement, Catheter will become a wholly owned subsidiary of the Company in a stock-for-stock reverse merger transaction (the “Merger”). If completed, the Merger will result in a combined publicly traded company that will focus on the cardiac electrophysiology market which is one of the most robust and growing areas of the medical device industry. The Company’s board of directors and the board of directors of Catheter have approved the Merger, subject to satisfying certain closing conditions, including the receipt of shareholder approval by both companies.

Reverse Stock Split

On October 3, 2022, the effective date of the Reverse Stock Split, the Company’s issued and outstanding shares of common stock were decreased from 68.2 million shares to 1.4 million shares. The number of authorized shares and par value per common share remained unchanged. No fractional shares were issued as a result of the Reverse Stock Split. Stockholders who would otherwise have been entitled to receive a fractional share received a cash payment in lieu thereof. The accompanying financial statements have been retrospectively adjusted to reflect the Reverse Stock Split of the Company’s common stock for all periods presented.

Termination of Lease Agreement

On October 24, 2022, the Company entered into a lease termination agreement with Anaya Holdings LLC (the “Landlord”) (the “Lease Termination Agreement”) pursuant to which it terminated its lease agreement for its corporate headquarters in Carlsbad, California, effective October 28, 2022. In accordance with the terms of the Lease Termination Agreement, the Company has agreed to (i) release its right to the security deposit of approximately $36,000 previously paid to the Landlord and (ii) pay a $0.3 million termination fee to the Landlord.

Entry into Lease Agreement

On October 31, 2022, the Company entered into a month-to-month lease agreement (the “Lease Agreement”) with Avanti Executive Suites for its corporate headquarters in Carlsbad, California, effective November 1, 2022. The rent expense under the Lease Agreement is approximately $1,000 per month.

Legal Proceedings and Complaint

On September 29, 2022, a purported stockholder of the Company filed a complaint captioned David Nguyen v. Ra Medical Systems, Inc. et al. (Civil Action no. 3:22-cv-01470-BEN-MSB) in the U.S. District Court for the Southern District of California against the Company, and the Company’s current directors. The Complaint alleges violations of Sections 14(a) and 20(a) of the Exchange Act based on alleged deficiencies in the Company’s Preliminary Proxy filed September 23, 2022. The defendants have not been served. The Company has obligations to indemnify and/or advance the directors’ legal fees and costs in connection with this lawsuit.The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.

RA MEDICAL’S UNAUDITED FINANCIAL STATEMENTS

RA MEDICAL SYSTEMS, INC.

Condensed Balance Sheets

(in thousands, except par value data)

(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$11,128	$15,045
Accounts receivable, net	17	21
Inventories	43	986
Prepaid expenses and other current assets	1,144	1,037

Total current assets	12,332	17,089
Property and equipment, net	38	1,809
Operating lease right-of-use assets	1,967	2,110
Other long-term assets	36	36

TOTAL ASSETS	$14,373	$21,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$487	$988
Accrued expenses	1,970	4,119
Current portion of operating lease liability	297	283

Total current liabilities	2,754	5,390
Operating lease liability	1,828	1,981

Total liabilities	4,582	7,371

Commitments and contingencies (Notes 12-14)
Stockholders’ Equity
Preferred stock, $0.0001 par value; 10,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value; 300,000 shares authorized; 646 and 140 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	202,006	191,945
Accumulated deficit	(192,215)	(178,272)

Total stockholders’ equity	9,791	13,673

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,373	$21,044

See accompanying notes to unaudited condensed financial statements.

RA MEDICAL SYSTEMS, INC.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Product sales	$5	$9	$14	$13

Cost of revenues
Product sales	11	344	42	608
Service and other	55	176	119	359

Total cost of revenues	66	520	161	967

Gross loss	(61)	(511)	(147)	(954)

Operating expenses
Selling, general and administrative	2,476	3,398	4,778	7,075
Research and development	2,396	2,829	5,511	5,579
Restructuring and impairment (Note 13)	3,527	—	3,527	—

Total operating expenses	8,399	6,227	13,816	12,654

Operating loss	(8,460)	(6,738)	(13,963)	(13,608)
Other income, net	12	2,019	20	2,012

Loss from continuing operations before income taxes	(8,448)	(4,719)	(13,943)	(11,596)
Income taxes	—	—	—	—

Loss from continuing operations	(8,448)	(4,719)	(13,943)	(11,596)

Discontinued operations
Loss from discontinued operations before income taxes	—	(530)	—	(889)
Income taxes	—	—	—	—

Loss from discontinued operations	—	(530)	—	(889)

Net loss	$(8,448)	$(5,249)	$(13,943)	$(12,485)

Net loss per share, basic and diluted
Continuing operations	$(13.14)	$(57.55)	$(26.66)	$(165.66)
Discontinued operations	—	(6.46)	—	(12.70)

Total net loss per share, basic and diluted	$(13.14)	$(64.01)	$(26.66)	$(178.36)

Weighted average number of shares used in computing net loss per share, basic and diluted	643	82	523	70

See accompanying notes to unaudited condensed financial statements.

RA MEDICAL SYSTEMS, INC.

Condensed Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,943)	$(12,485)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash restructuring and impairment	2,943	—
Depreciation and amortization	322	881
Stock-based compensation	291	1,865
Loss (gain) on sales and disposals of property and equipment	44	(493)
Gain on extinguishment of promissory note	—	(2,023)
Changes in operating assets and liabilities:
Accounts receivable	4	10
Inventories	(57)	(108)
Prepaid expenses and other assets	(502)	(46)
Accounts payable	(501)	368
Accrued expenses	(3,039)	(2,359)
Other liabilities	(139)	(175)
Deferred revenue	—	(134)

Net cash used in operating activities	(14,577)	(14,699)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of property and equipment	—	534
Purchases of property and equipment	—	(76)

Net cash provided by investing activities	—	458

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	12,670	11,022
Payments of offering costs related to the issuance of common stock and warrants	(2,040)	(228)
Proceeds from exercise of warrants	25	—
Proceeds from issuance of common stock in connection with the employee stock purchase plan	5	26
Payments on equipment financing	—	(265)

Net cash provided by financing activities	10,660	10,555

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,917)	(3,686)
CASH AND CASH EQUIVALENTS, beginning of period	15,045	23,906

CASH AND CASH EQUIVALENTS, end of period	$11,128	$20,220

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unpaid offering costs	$890	$84

Unpaid property and equipment	$—	$109

Transfer of lasers from inventories to property and equipment	$—	$3

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for interest	$—	$2

Cash payments for income taxes	$—	$2

See accompanying notes to unaudited condensed financial statements.

RA MEDICAL SYSTEMS, INC.

Condensed Statements of Stockholders’ Equity

(in thousands)

(Unaudited)

			Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances at December 31, 2021	140	$—	$191,945	$(178,272)	$13,673
Common stock and warrants issued, net	505	—	9,740	—	9,740
Warrants exercised	1	—	25	—	25
Restricted stock awards cancelled	—	—	—	—	—
Stock-based compensation	—	—	165	—	165
Net loss	—	—	—	(5,495)	(5,495)

Balances at March 31, 2022	646	—	201,875	(183,767)	18,108
Common stock issued pursuant to the vesting of restricted stock units and purchases under the employee stock purchase plan	—	—	5	—	5
Restricted stock awards cancelled	—	—	—	—	—
Stock-based compensation	—	—	126	—	126
Net loss	—	—	—	(8,448)	(8,448)

Balances at June 30, 2022	646	$—	$202,006	$(192,215)	$9,791

			Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances at December 31, 2020	63	$—	$174,349	$(153,202)	$21,147
Common stock issued, net	1	—	65	—	65
Stock-based compensation	1	—	1,169	—	1,169
Net loss	—	—	—	(7,236)	(7,236)

Balances at March 31, 2021	65	—	175,583	(160,438)	15,145
Common stock issued, net	52	—	10,645	—	10,645
Common stock issued pursuant to the vesting of restricted stock units and purchases under the employee stock purchase plan	—	—	26	—	26
Stock-based compensation	1	—	696	—	696
Net loss	—	—	—	(5,249)	(5,249)

Balances at June 30, 2021	118	$—	$186,950	$(165,687)	$21,263

See accompanying notes to unaudited condensed financial statements.

RA MEDICAL SYSTEMS, INC.

Notes to Unaudited Condensed Financial Statements

Note 1. Organization

The Company

Ra Medical Systems, Inc. (the “Company”) is a medical device company that owns intellectual property related to an advanced excimer laser-based platform for use in the treatment of vascular immune-mediated inflammatory diseases. Its excimer laser and single-use catheter system, together referred to as the DABRA Excimer Laser System, (“DABRA”), is used as a tool in the treatment of peripheral artery disease. The Company was formed on September 4, 2002 in the state of California and reincorporated in Delaware on July 14, 2018.

Reduction in Force

The Company previously disclosed that its board of directors was reviewing strategic alternatives with the goal of maximizing shareholder value. This review was triggered by the deteriorating macroeconomic environment and concerns regarding the Company’s ability to continue funding its clinical and engineering programs at levels consistent with the past few years. In conjunction with this review, on June 3, 2022, the board of directors approved a reduction in force (“RIF”) to preserve capital with the goal of maximizing the opportunities available to the Company during the board of directors’ review of strategic alternatives. See further discussion in Note 13. Restructuring and Impairment Charges.

Going Concern

The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of June 30, 2022, the Company had an accumulated deficit of $192.2 million. For the six months ended June 30, 2022, the Company used cash of $14.6 million in operating activities. As of June 30, 2022, the Company had cash and cash equivalents of $11.1 million.

Management will continue to monitor operating costs and seek to reduce the Company’s current liabilities. Such actions may impair the Company’s ability to proceed with certain strategic activities, and the Company may be unsuccessful at negotiating existing liabilities, including its operating lease liability, to the Company’s benefit. If these efforts are unsuccessful or the Merger is not completed, the Company’s cash position could be negatively impacted and the Company may, among other things, be required to seek other sources of financing, consummate another strategic transaction or be required to liquidate its assets and dissolve the Company. Because of the significant uncertainty regarding the Company’s future plans, the Company is not able to accurately predict the impact of a potential change in its business strategy and future funding requirements.

Management believes that, based on the Company’s liquidity resources and the significant uncertainty regarding its future plans, there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of the financial statements. The Company’s independent registered public accounting firm expressed substantial doubt regarding the Company’s ability to continue as a going concern in its report on the Company’s financial statements as of and for the year ended December 31, 2021.

Although the Company improved its liquidity resources through a private placement in July 2022, resulting in net proceeds of $5.5 million and may receive additional funds from the exercise of its warrants depending on market conditions, management has concluded that the aforementioned conditions, including the ongoing uncertainty related to the negative impacts of the COVID-19 pandemic, continue to raise substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of the financial statements. Management plans to address this uncertainty by raising additional funds, if necessary, through public or private equity or debt financings as well as by engaging in regular and ongoing reviews of its strategic options to help ensure that the Company is focusing its cash resources on advancing its key corporate initiatives. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

COVID-19

The global effects of COVID-19 have created significant volatility, uncertainty and economic disruption. Although restrictions have been recently eased around the world, the COVID-19 pandemic is still ongoing, and the ultimate effects of COVID-19 on the Company’s business, operations and financial condition are unknown at this time. The Company expects that patient follow-up in its atherectomy clinical trial will continue to be affected by the uncertainty relating to COVID-19, as patients may continue to elect to postpone follow-up visits and physicians’ offices may intermittently close or operate at a reduced capacity in response to COVID-19. The Company’s facility located in Carlsbad, California is currently open. However, the extent to which COVID-19 impacts its business will depend on future developments which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain it or treat its impact, among others.

Note 2. Significant Accounting Policies

Basis of Presentation

The unaudited interim condensed financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments of a normal and recurring nature that are necessary for the fair presentation of the Company’s condensed balance sheets, results of operations, cash flows and statements of stockholders’ equity for the periods presented. The results of operations for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any other future annual or interim period. The balance sheet as of December 31, 2021 included herein was derived from the audited financial statements as of that date. These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 24, 2022, and as amended on July 13, 2022.

Use of Estimates

The preparation of interim unaudited condensed financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the interim unaudited condensed financial statements and accompanying notes. The amounts reported could differ under different estimates and assumptions. On an ongoing basis, management evaluates its estimates and judgments, which are based on historical and anticipated results and trends and on various other assumptions that management believes to be reasonable under the circumstances. By their nature, estimates are subject to an inherent degree of uncertainty and, as such, actual results may differ from management’s estimates.

Fair Value Measurements

Fair value represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants and is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier value hierarchy is used to identify inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

Level 2—Inputs other than the quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Fair Value of Financial Instruments

Cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses and other current assets and liabilities are reported on the balance sheets at carrying value which approximates fair value due to the short-term maturities of these instruments.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventories. The Company reduces the carrying value of inventories for those items that are potentially excess or obsolete based on changes in customer demand, technological developments or other economic factors.

Prior to June 6, 2022, catheters were manufactured in-house, and each catheter was tested at various stages of the manufacturing process for adherence to quality standards. Catheters that did not meet functionality specification at each test point were destroyed and immediately written off. Once manufactured, completed catheters that passed quality assurance were sent to a third-party for sterilization and sealed in a sterile container. Upon return from the third-party sterilizer, a sample of catheters from each batch was re-tested. If the sample tests were successful, the batch was accepted into finished goods inventory. If the sample tests were unsuccessful, the entire batch was written off.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived assets, including its eventual residual values, is compared to the carrying value to determine whether impairment exists. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values.

Segment Information

The Company operates its business in one segment which includes all activities related to the research, development and manufacture of the DABRA system. The chief operating decision-maker reviews the operating results on an aggregate basis and manages the operations as a single operating segment.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The new guidance eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance requires that the if-converted method is used in computing diluted earnings per share for all convertible instruments. The update is effective for annual reporting periods, including interim periods, beginning after December 15, 2021. The Company adopted ASU 2020-06 on January 1, 2022 using a modified retrospective approach, and the adoption did not impact its financial statements or per share amounts.

Note 3. Discontinued Operations

The Company completed the sale of its Pharos dermatology business (the “Dermatology Business”) to STRATA Skin Sciences, Inc. (“Strata”) on August 16, 2021 for net proceeds of $3.7 million, resulting in a gain on the sale of the Dermatology Business of $3.5 million which was included as a component of income (loss) from discontinued operations in the statement of operations for the year ended December 31, 2021. The Dermatology Business was previously disclosed as a separate reportable segment of the Company.

The results of the Dermatology Business are reported as loss from discontinued operations in the condensed statements of operations for the three and six months ended June 30, 2021. Certain overhead costs previously allocated to the Dermatology Business for segment reporting purposes did not qualify for classification as discontinued operations and have been reallocated to continuing operations for the three and six months ended June 30, 2021.

The following table summarizes the loss from discontinued operations in the condensed statements of operations for the periods presented (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2021
Revenues	$996	$2,109
Cost of revenues	967	1,894

Gross income	29	215
Operating expenses	532	1,034

Operating loss from discontinued operations	(503)	(819)
Other expense, net	(27)	(70)

Net loss from discontinued operations	$(530)	$(889)

Depreciation expense for the Dermatology Business was $0.1 million and $0.2 million for the three and six months ended June 30, 2021, respectively. There were no capital expenditures for the Dermatology Business during the three and six months ended June 30, 2021.

Stock-based compensation expense for the Dermatology Business was approximately $11,000 and $30,000 for the three and six months ended June 30, 2021, respectively. Stock-based compensation expense of approximately $33,000 and $71,000 was capitalized to inventory and property and equipment during the three and six months ended June 30, 2021, respectively.

Note 4. Fair Value Measurements

As of June 30, 2022 and December 31, 2021, cash equivalents of approximately $9.4 million were categorized as Level 1 and consisted of money market funds that were measured at fair value on a recurring basis.

Note 5. Inventories

Inventories consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Raw materials	$—	$911
Work in process	—	70
Finished goods	43	5

Total inventories	$43	$986

Due to the RIF and the Company’s decision to discontinue enrollment of patients in its clinical trial, the Company ceased manufacturing activities and disposed of substantially all inventories in July 2022, resulting in a write-down of $1.0 million in its inventories to net realizable value as of June 30, 2022. Such expense is included in restructuring and impairment charges in the condensed statements of operations for the three and six months ended June 30, 2022. See Note 13. Restructuring and Impairment Charges.

Note 6. Property and Equipment

Property and equipment consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Furniture and fixtures	$36	$48
Machinery and equipment	2	858
Lasers	—	3,085
Computer hardware and software	—	353
Construction in progress	—	169
Leasehold improvements	—	145

Property and equipment, gross	38	4,658
Accumulated depreciation	—	(2,849)

Total property and equipment, net	$38	$1,809

Depreciation expense was $0.1 million and $0.3 million for the three months ended June 30, 2022 and 2021, respectively, and $0.2 million and $0.7 million for the six months ended June 30, 2022 and 2021, respectively.

Due to the Company’s decision to discontinue enrollment of patients in its clinical trial and the RIF, the Company has ceased manufacturing activities. The Company’s property and equipment was determined to be impaired as of June 30, 2022, resulting in an impairment charge of $1.5 million which was based on the actual cash proceeds received upon the disposal of the property and equipment in July 2022. The impairment charge of $1.5 million is included in restructuring and impairment charges in the condensed statements of operations for the three and six months ended June 30, 2022. See Note 13. Restructuring and Impairment Charges.

Note 7. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Offering costs	$890	$—
Compensation and related benefits	318	2,004
Warranty expenses	192	195
Restructuring charges	117	—
Legal expenses	110	1,345
Other accrued expenses	343	575

Total accrued expenses	$1,970	$4,119

Note 8. Lease

The Company has an operating lease for office and manufacturing space which requires it to pay base rent and certain utilities. Monthly rent expense is recognized on a straight-line basis over the term of the lease which expires in 2027. At June 30, 2022, the remaining lease term was 5.5 years. The operating lease is included in the condensed balance sheets at the present value of the lease payments at a 7% discount rate which approximates the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment, as the lease does not provide an implicit rate. For each of the three months ended June 30, 2022 and 2021, operating lease expense and cash paid for leases was $0.1 million. For the six months ended June 30, 2022 and 2021, operating lease expense and cash paid for leases was $0.2 million and $0.3 million, respectively. Amortization of operating lease right-of-use assets was $0.1 million for each of the three months ended June 30, 2022 and 2021 and $0.1 million and $0.2 million for the six months ended June 30, 2022 and 2021, respectively. Variable costs were de minimis.

Maturities of operating lease liabilities as of June 30, 2022 (in thousands):

Years Ending December 31,
2022 (remaining six months)	$216
2023	445
2024	459
2025	472
2026	486
Thereafter	501

Total operating lease payments	2,579
Less: imputed interest	(454)

Total operating lease liability	$2,125

Note 9. Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the reporting period. A net loss cannot be diluted, so when the Company is in a net loss position, basic and diluted loss per common share are the same. If in the future the Company achieves profitability, the denominator of a diluted earnings per common share calculation will include both the weighted average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive. Dilutive common stock equivalents include warrants, stock options, non-vested restricted stock units and employee stock purchase plan rights.

The Company’s outstanding warrants to purchase common stock have participation rights to any dividends that may be declared in the future and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, no loss is allocated to the participating securities since the holders have no contractual obligation to share in the losses of the Company.

Anti-dilutive share equivalents excluded from the computation of diluted net loss per share at June 30, 2022 consisted of warrants of 1,151,477, stock options of 2,032, restricted stock awards of 1,600 and restricted stock units of 137.

Anti-dilutive share equivalents excluded from the computation of diluted net loss per share at June 30, 2021 consisted of warrants of 46,889, stock options of 2,650, restricted stock awards of 7,112, restricted stock units of 1,098 and Employee Stock Purchase Plan shares of 211.

Note 10. Equity Offerings

On February 8, 2022, the Company completed a public offering (the “Offering”) in which it issued and sold (i) 190,700 shares of common stock, (ii) 480,052 warrants to purchase one share of common stock at an exercise price of $25.00 that were immediately exercisable and expire one year from the date of issuance, or Series A warrants, and (iii) 480,052 warrants to purchase one share of common stock at an exercise price of $25.00 that were immediately exercisable and expire seven years from the date of issuance, or Series B warrants, and (iv) 289,352 pre-funded warrants to purchase one share of common stock at an exercise price of $0.005 per share that were immediately exercisable and expire twenty years from the date of issuance. In addition, the Company granted the underwriters of the Offering a 45-day option (the “Overallotment Option”) to purchase up to (i) 72,000 additional shares of common stock, (ii) 72,000 additional Series A warrants and/or (iii) 72,000 additional Series B warrants, solely to cover overallotments.

The Series A warrants and Series B warrants were valued at approximately $11.6 million using the Black-Scholes option pricing model (the “Black-Scholes model”) based on the following assumptions:

	Series A	Series B
Risk-free interest rate	0.91%	1.93%
Volatility	131.07%	85.38%
Expected dividend yield	0.00%	0.00%
Expected life (in years)	1.0	7.0

In addition, the Company issued 24,902 shares of common stock, 72,000 Series A warrants and 72,000 Series B warrants pursuant to the exercise of the Overallotment Option, resulting in cash proceeds of approximately $0.6 million, net of underwriting discounts. On various dates in February 2022 and March 2022, the Company issued 289,352 shares of common stock upon the exercise of all of the pre-funded warrants issued in the Offering. In addition, in March 2022, the Company issued 1,000 shares of common stock in connection with the exercise of 500 Series A warrants and 500 Series B warrants issued in the Offering.

Net proceeds from the Offering were approximately $9.7 million, after deducting underwriter commissions and fees and other offering fees paid or payable by the Company as of June 30, 2022.

At June 30, 2022, the Company had 1,151,477 shares of common stock reserved for issuance pursuant to the warrants issued by the Company at a weighted average exercise price of $44.50.

The Company is contractually obligated to pay a former placement agent a cash tail fee equal to 7.5% cash compensation for the gross proceeds raised in the Offering and to issue warrants equal to 7% of the number of shares of common stock sold in the Offering (the “Tail Fees”) to any investor contacted by the former placement agent during the term of its engagement with the Company. Thus, the Company is obligated to pay such placement agent a cash tail fee which it estimates to be approximately $0.9 million and to issue approximately 34,000 warrants to purchase common stock at an exercise price of $31.25 per share, which represents 125% of the exercise price in the Offering. Such warrants would be immediately exercisable and expire five years from the date of issuance. These warrants were valued at approximately $0.4 million on February 8, 2022, using the Black-Scholes model based on the following assumptions: expected volatility of 93.25%, risk-free interest rate of 1.81%, expected dividend yield of 0% and an expected term of 5 years. The cash tail fees of $0.9 million are included in accrued expenses in the condensed balance sheet as of June 30, 2022. The warrants had not been issued by the Company as of June 30, 2022.

Note 11. Stock-Based Compensation

A summary of the activity and related data by award type under the 2018 Equity Incentive Plan and the 2020 Inducement Equity Incentive Plan (collectively, the “Plans”) for the six months ended June 30, 2022 is set forth below:

Stock Options

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2021	2,168	$17,277.00
Canceled/forfeited	(136)	$4,538.00

Outstanding at June 30, 2022	2,032	$18,138.50	3.83	$—

Exercisable at June 30, 2022	1,769	$20,624.00	3.27	$—

Vested and expected to vest at June 30, 2022	2,032	$18,138.50	3.83	$—

Restricted Stock Units

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2021	1,400	$218.50
Vested	(117)	$608.50
Canceled/forfeited	(1,146)	$152.00

Outstanding at June 30, 2022	137	$444.00

Restricted Stock Awards

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2021	3,586	$235.50
Vested	(1,265)	$239.00
Canceled/forfeited	(721)	$215.50

Outstanding at June 30, 2022	1,600

The following table summarizes stock-based compensation expense for the Plans included in operating expenses for the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Selling, general and administrative	$104	$530	$217	$1,473
Research and development	19	95	68	224

Stock-based compensation in operating expenses	$123	$625	$285	$1,697

F-40

Stock-based compensation expense of approximately $3,000 and $27,000 was capitalized to inventory and property and equipment during the three months ended June 30, 2022 and 2021, respectively. Stock-based compensation expense of approximately $6,000 and $67,000 was capitalized to inventory and property and equipment during the six months ended June 30, 2022 and 2021, respectively.

Unrecognized stock-based compensation expense by award type and the remaining weighted average recognition period over which such expense is expected to be recognized as of June 30, 2022 was as follows:

	Unrecognized Expense (in thousands)	Remaining Weighted Average Recognition Period (in years)
Stock options	$190	1.5
Restricted stock awards	$321	1.7
Restricted stock units	$50	1.4

Note 12. Commitments and Contingencies

Securities Class Action and Shareholder Derivative Litigation Update

On June 7, 2019, a putative securities class action complaint captioned Derr v. Ra Medical Systems, Inc., et al, (Civil Action no. 19CV1079 LAB NLS) was filed in the U.S. District Court for the Southern District of California against the Company, certain current and former officers and directors, and certain underwriters of the Company’s initial public offering. Following the appointment of a lead plaintiff and the filing of a subsequent amended complaint, the lawsuit alleges that the defendants made material misstatements or omissions in the Company’s registration statement in violation of Sections 11 and 15 of the Securities Act of 1933 (the “Securities Act”) and between September 27, 2018 and November 27, 2019, inclusive, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”). On March 11, 2020, lead plaintiffs voluntarily dismissed the underwriter defendants without prejudice. On March 13, 2020, defendants filed a motion to dismiss the amended complaint. On March 24, 2021, the court issued an order granting defendants’ motion to dismiss claims under the Securities Act in full and certain claims under the Exchange Act and denying defendants’ motion to dismiss certain Exchange Act claims. Plaintiffs filed their second amended complaint on April 19, 2021, realleging the Securities Act claims and certain of the previously dismissed Exchange Act claims. On June 10, 2021, defendants moved to dismiss the second amended complaint. On November 12, 2021, following a private settlement mediation with the lead plaintiffs, the parties executed a stipulation of settlement that resolved the claims asserted in the securities class action. The settlement provides for a payment to the plaintiff class of $10.0 million. On March 18, 2022, the Company paid approximately $0.6 million towards the settlement to satisfy its self-insured retention/deductible. The Company’s insurers paid the remainder of the settlement. The proposed settlement requires both preliminary and final approval by the court. On February 11, 2022, the court granted preliminary approval of the settlement, scheduled a hearing on final approval of the settlement for June 13, 2022, and denied the pending motion to dismiss without prejudice. On May 2, 2022, plaintiffs filed a motion for final approval of the settlement and plan of allocation, and lead counsel filed a motion for an award of attorneys’ fees and reimbursement of litigation expenses. On June 9, 2022, the court entered an order continuing the hearing on final approval of the settlement from June 13, 2022 to August 15, 2022. Should the court not provide final approval of the proposed settlement or if the proposed settlement otherwise does not become final, the parties will be returned to their litigation postures prior to the execution of the stipulation of settlement. Should the Company ultimately be found liable, the liability could have a material adverse effect on the Company’s financial condition and its results of operations for the period or periods in which such determination is made.

On October 1, 2019, a shareholder derivative complaint captioned Noel Borg v. Dean Irwin, et al (Civil Action no. 1:99-cm-09999) was filed in the U.S. District Court for the District of Delaware against certain current and former officers and directors, purportedly on behalf of the Company, which is named as a nominal defendant in the action. The complaint alleges breaches of fiduciary duty, unjust enrichment, waste, and violations of Section 14(a) of the Securities Exchange Act of 1934. On October 21, 2019, pursuant to the parties’ stipulation, the court stayed the derivative lawsuit until the related class action is resolved. While the Company has obligations to indemnify and/or advance the defendants’ legal fees and costs in connection with this lawsuit, any monetary recovery from the defendants would be to the benefit of the Company. The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.

Settlement Agreements with the Department of Justice and Participating States

As previously announced on December 28, 2020, the Company entered into a Settlement Agreement with the U.S., acting through the Department of Justice and on behalf of the Office of Inspector General, and other settlement agreements with certain state attorneys general to resolve investigations and a related civil action concerning its marketing of the DABRA laser system and DABRA-related remuneration to certain physicians.

Pursuant to the terms of the Settlement Agreement and the agreements with the participating states, (a) if the Company’s revenue exceeds $10 million in any of fiscal years 2021-2024, the Company also is required to pay for the corresponding year: $500,000 for 2021, $750,000 for 2022, $1 million for 2023, and $1.25 million for 2024; (b) if the Company is acquired or is otherwise involved in a change in control transaction before the end of 2024, the Company is required to pay an additional settlement amount of $5 million, plus 4% of the value attributed to the Company in the transaction, so long as the attributed value is in excess of $100 million, with the total change in control payment never to exceed $28 million; and (c) if the Company’s obligations under the Settlement Agreement are avoided by bankruptcy, the U.S. may rescind the releases and bring an action against the Company in which the Company agrees is not subject to an automatic stay, is not subject to any statute of limitations, estoppel or laches defense, and is a valid claim in the amount of $56 million, minus any prior change in control payments.

Other Litigation

In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.

Note 13. Restructuring and Impairment Charges

During the three months ended June 30, 2022, the Company incurred restructuring and impairment charges of approximately $3.5 million as set forth below:

Impairment of property and equipment	$1,548
Inventory obsolescence	1,000
Severance expense	584
Prepaid expenses	395

Total restructuring and impairment charges	$3,527

The RIF was effective on June 6, 2022 and impacted approximately 65% of the Company’s full-time employees, resulting in one-time severance payments of $0.6 million. Certain non-terminated employees were offered conditional retention arrangements for a period of approximately 60-120 days to allow for evaluation and monitoring of the Company’s near-term personnel needs based in part on its financial status and the board of directors’ review of strategic alternatives. In addition, the Company decided to discontinue enrollment of patients in its clinical trial, cease manufacturing activities, sell or dispose of substantially all of its property and equipment, inventories and research and development supplies, resulting in impairment and inventory obsolescence charges and the write-off of research and development supplies totaling $2.9 million.

As of June 30, 2022, the accrued liability balance related to severance expense was $0.1 million and is included in accrued expenses in the accompanying condensed balance sheet at June 30, 2022. The Company expects to terminate certain employees who accepted retention arrangements under the RIF in August 2022, resulting in additional severance expense of approximately $0.2 million. The restructuring charges related to prepaid expenses are for supplies that would have been expensed when used for research and development.

Note 14. Subsequent Events from July 1, 2022 through November 3, 2022

510(k) Clearance

On July 5, 2022, the Company received U.S. Food and Drug Administration 510(k) clearance for its DABRA 2.0 catheter as part of the DABRA Excimer Laser System. This next-generation DABRA catheter features enhancements, including a braided over jacket design that’s intended to improve deliverability and kink resistance when navigating tortuous anatomy, as well as a six-month shelf life. The Company currently has suspended its plans to commercialize the DABRA 2.0 catheter.

Warrant Repricing

On July 22, 2022, the Company reduced the exercise price of all outstanding warrants, consisting of Series A warrants and Series B warrants, that were issued in the February 2022 public offering from $25.00 per share to $14.00 per share (the “Warrant Repricing”). Following the Warrant Repricing, the Company entered into warrant inducement offer letters (the “Inducement Letters”) with certain investors. In response to the Inducement Letters, investors exercised approximately 0.4 million Series A warrants and no Series B warrants. Investors who exercised their Series A warrants received Series C warrants to purchase 100% of the shares exercised pursuant to the Series A warrants with an exercise price of $14.00 and a term of five years. The Company received net proceeds of approximately $5.5 million, after issuance costs of approximately $0.7 million, from the exercises of the Series A warrants.

The Warrant Repricing resulted in an immediate and incremental increase of approximately $2.3 million in the estimated fair value of the Series A warrants and Series B warrants. Based on the Black-Scholes model, the Company estimated the fair value of the Series C warrants issued to be approximately $2.3 million.

The Company may be obligated to pay a former placement agent tail fees on the proceeds received from the Series A warrant exercises and the issuance of the Series C warrants. As a result, the Company may be obligated to pay a cash fee of approximately $0.5 million and issue approximately 32,000 warrants to purchase common stock at an exercise price of $17.50 per share which represents 125% of the exercise price of the Series C warrants. Such warrants were valued at approximately $0.2 million on the issuance date of the Series C warrants and would be immediately exercisable and expire five years from their issuance date.

Special Meeting of Stockholders

On August 16, 2022, the Company announced a Special Meeting of Stockholders to: 1) approve the issuance of Common Stock relating to the aforementioned Warrant Repricing; 2) to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock and; 3) to approve the adjournment of the Special Meeting, if necessary, to continue to solicit votes for Proposals 1 and 2. On September 20, 2022, the Special Meeting of Stockholders was held and all three proposals were approved.

NYSE American

On August 31, 2022, the Company received a deficiency letter (the “Letter”) from NYSE American indicating that it was not in compliance with NYSE American continued listing standards as set forth in Section 1003(f)(v) of the NYSE American Company Guide because its shares of common stock had been selling for a substantial period of time at a low price per share, which NYSE American determined to be a 30 trading day average price of less than $0.20 per share. The Letter had no immediate effect on the listing or trading of the Company’s common stock, and the common stock continued to trade on NYSE American under the symbol “RMED.” The Company believes that the reverse stock split ratio of 1-for-50 that was approved by the Company’s board of directors on September 20, 2022 (the “Reverse Stock Split”) and accompanying increase in the daily share price of its common stock cured the deficiency, however, the Company has not yet received confirmation from NYSE American.

At-The-Market Sales Agreement

On September 2, 2022, the Company entered into an At-The-Market Sales Agreement (the “Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”). Under the Agreement, the Company can sell its common stock, from time to time having an aggregate offering price of up to $7.6 million. The Company sold 1,071,246 shares of common stock under the Agreement through October 7, 2022, resulting in net proceeds of $7.4 million, after deducting offering fees of $0.2 million.

Pending Merger

On September 12, 2022, the Company announced entering into an Agreement and Plan of Merger (the “Merger Agreement”) with privately held Catheter Precision, Inc. (“Catheter”), a medical device and technology company focused in the field of cardiac electrophysiology. Under the terms of the Merger Agreement, Catheter will become a wholly owned subsidiary of the Company in a stock-for-stock reverse merger transaction (the “Merger”). If completed, the Merger will result in a combined publicly traded company that will focus on the cardiac electrophysiology market which is one of the most robust and growing areas of the medical device industry. The Company’s board of directors and the board of directors of Catheter have approved the Merger, subject to satisfying certain closing conditions, including the receipt of shareholder approval by both companies.

Reverse Stock Split

On October 3, 2022, the effective date of the Reverse Stock Split, the Company’s issued and outstanding shares of common stock were decreased from 68.2 million shares to 1.4 million shares. The number of authorized shares and par value per common share remained unchanged. No fractional shares were issued as a result of the Reverse Stock Split. Stockholders who would otherwise have been entitled to receive a fractional share received a cash payment in lieu thereof. The accompanying financial statements have been retrospectively adjusted to reflect the Reverse Stock Split of the Company’s common stock for all periods presented.

Termination of Lease Agreement

On October 24, 2022, the Company entered into a lease termination agreement with Anaya Holdings LLC (the “Landlord”) (the “Lease Termination Agreement”) pursuant to which it terminated its lease agreement for its corporate headquarters in Carlsbad, California, effective October 28, 2022. In accordance with the terms of the Lease Termination Agreement, the Company has agreed to (i) release its right to the security deposit of approximately $36,000 previously paid to the Landlord and (ii) pay a $0.3 million termination fee to the Landlord.

Entry into Lease Agreement

On October 31, 2022, the Company entered into a month-to-month lease agreement (the “Lease Agreement”) with Avanti Executive Suites for its corporate headquarters in Carlsbad, California, effective November 1, 2022. The rent expense under the Lease Agreement is approximately $1,000 per month.

Legal Proceedings and Complaint

On September 29, 2022, a purported stockholder of the Company filed a complaint captioned David Nguyen v. Ra Medical Systems, Inc. et al. (Civil Action no. 3:22-cv-01470-BEN-MSB) in the U.S. District Court for the Southern District of California against the Company, and the Company’s current directors. The Complaint alleges violations of Sections 14(a) and 20(a) of the Exchange Act based on alleged deficiencies in the Company’s Preliminary Proxy filed September 23, 2022. The defendants have not been served. The Company has obligations to indemnify and/or advance the directors’ legal fees and costs in connection with this lawsuit. The Company is unable to predict the ultimate outcome and is unable to make a meaningful estimate of the amount or range of loss, if any, that could result from any unfavorable outcome.

CATHETER’S FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Catheter Precision, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Catheter Precision, Inc., (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

April 22, 2022

CATHETER PRECISION, INC

BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$11,911	$333,168
Accounts receivable	16,393	—
Prepaid expenses and other current assets	94,268	47,458

Total current assets	122,572	380,626
Property and equipment, net	19,336	12,272
Lease right of use assets, net	51,867	103,735

Total assets	$193,775	$496,633

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$112,694	$125,458
Accrued expenses	109,765	432,353
Lease liability—current portion	52,400	52,400
Royalties payable	159,456	159,456
Interest payable—related parties	11,077,441	8,352,611
Convertible promissory notes—related parties	23,985,000	21,635,000
Derivative liability	1,057,000	910,000
Notes Payable—Paycheck Protection Program (“PPP”) Loan	—	200,000

Total current liabilities	36,553,756	31,867,278

Lease liability—net of current portion	—	52,400

Total liabilities	36,553,756	31,919,678

Commitments and contingencies
Redeemable convertible preferred stock:
Series A preferred stock, $0.01 par value—1,875,000 shares authorized and 1,731,250 issued and outstanding as of December 31, 2021 and December 31, 2020	15,390,813	14,698,313
Series B preferred stock, $0.01 par value—1,500,000 shares authorized and 1,187,649 issued and outstanding as of December 31, 2021 and December 31, 2020	21,080,771	20,083,146
Series C preferred stock, $0.01 par value—1,168,225 shares authorized and 1,156,543 issued and outstanding as of December 31, 2021 and December 31, 2020	19,869,410	18,874,783
Series D preferred stock, $0.01 par value—1,750,000 shares authorized and 1,097,549 issued and outstanding as of December 31, 2021 and December 31, 2020	17,330,298	16,386,406

Total redeemable convertible preferred stock	73,671,292	70,042,648

Stockholders’ equity (deficit):
Common stock, $0.001 par value, 100,000,000 shares authorized, 1,444,848, and 1,326,000 shares issued and outstanding as of December 31, 2021 and December 31, 2020	1,445	1,326
Additional paid-in capital	514,814	462,161
Accumulated deficit	(110,547,532)	(101,929,180)

Total stockholders’ deficit	(110,031,273)	(101,465,693)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$193,775	$496,633

See accompanying notes to the financial statements

CATHETER PRECISION, INC

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2021	2020
Net sales	$148,569	$48,103
Cost of sales	9,633	3,160

Gross profit	138,936	44,943

Operating expenses:
General and administrative	1,118,565	1,302,972
Research and development	422,354	686,136
Sales and marketing	1,109,593	821,163

Total operating expenses	2,650,512	2,810,271

Loss from operations	(2,511,576)	(2,765,328)

Other income (expenses):
Interest income	35	74
Interest expense	(2,828,393)	(2,636,638)
Forgiveness of PPP loan	200,000	—
Gain on transfer of intangible assets	200,000	—
Change in fair value of derivative liability	(43,437)	2,591,736
Loss on foreign currency transactions	(6,337)	(623)

Total other expenses, net	(2,478,132)	(45,451)

Net loss	$(4,989,708)	$(2,810,779)

Liquidation Preference Dividend on Series A preferred stock	(692,500)	(692,500)
Liquidation Preference Dividend on Series B preferred stock	(997,625)	(997,627)
Liquidation Preference Dividend on Series C preferred stock	(994,627)	(994,628)
Liquidation Preference Dividend on Series D preferred stock	(943,892)	(943,892)

Net loss attributable to common stockholders	$(8,618,352)	$(6,439,426)

Net loss per share attributable to common stockholders—basic and diluted	$(6.05)	$(4.86)

Weighted average number of common shares outstanding—basic and diluted	1,424,660	1,326,000

See accompanying notes to the financial statements

CATHETER PRECISION, INC

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDER’S DEFICIT

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	1,731,250	$14,005,813	1,187,649	$19,085,519	1,156,543	$17,880,155	1,097,549	$15,442,514	1,326,000	$1,326	$461,808	$(95,489,754)	$(95,026,620)

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	353	—	353
Liquidation preference dividend on Series A preferred stock	—	692,500	—	—	—	—	—	—	—	—	—	(692,500)	(692,500)
Liquidation preference dividend on Series B preferred stock	—	—	—	997,627	—	—	—	—	—	—	—	(997,627)	(997,627)
Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	994,628	—	—	—	—	—	(994,628)	(994,628)
Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	943,892	—	—	—	(943,892)	(943,892)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,810,779)	(2,810,779)

Balance at December 31, 2020	1,731,250	$14,698,313	1,187,649	$20,083,146	1,156,543	$18,874,783	1,097,549	$16,386,406	1,326,000	$1,326	$462,161	$(101,929,180)	$(101,465,693)

Issuance of common stock due to exercise of stock options	—	—	—	—	—	—	—	—	118,848	119	46,232	—	46,351
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	6,421	—	6,421
Liquidation preference dividend on Series A preferred stock	—	692,500	—	—	—	—	—	—	—	—	—	(692,500)	(692,500)
Liquidation preference dividend on Series B preferred stock	—	—	—	997,625	—	—	—	—	—	—	—	(997,625)	(997,625)
Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	994,627	—	—	—	—	—	(994,627)	(994,627)
Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	943,892	—	—	—	(943,892)	(943,892)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,989,708)	(4,989,708)

Balance at December 31, 2021	1,731,250	$15,390,813	1,187,649	$21,080,771	1,156,543	$19,869,410	1,097,549	$17,330,298	1,444,848	$1,445	$514,814	$(110,547,532)	$(110,031,273)

See accompanying notes to the financial statements

CATHETER PRECISION, INC

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,989,708)	$(2,810,779)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	17,008	15,891
Stock-based compensation	6,421	353
Change in fair value of derivative liability	43,437	(2,591,736)
Amortization of debt discount	103,563	226,736
Gain on transfer of intangible assets	(200,000)	—
Forgiveness of Notes Payable—Paycheck Protection Program (“PPP”) loan	(200,000)	—
Change in operating assets and liabilities:
Accounts receivable	(16,393)	—
Prepaid expenses and other current assets	(53,147)	8,579
Right of use asset and liability	(532)	(532)
Accounts payable	(12,764)	(467,321)
Accrued expenses	(76,237)	334,238
Interest payable—related parties	2,724,830	2,409,903

Net cash used in operating activities	(2,653,522)	(2,874,668)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(24,072)	(9,132)

Net cash used in investing activities	(24,072)	(9,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible promissory notes—related parties	2,350,000	2,920,000
Proceeds from issuance of Paycheck Protection Program (“PPP”) Loan	—	200,000

Net cash provided by financing activities	2,350,000	3,120,000

Effect of exchange rate on cash	6,337	623
Net (decrease) increase in cash and cash equivalents	(321,257)	236,823
Cash and cash equivalents at beginning of year	333,168	96,345

Cash and cash equivalents at end of year	$11,911	$333,168

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Recognition of Liquidation Preference Dividend	$3,628,644	$3,628,647

Offset of amount due from exercise of stock options to settle accrued compensation	$46,351	$—

See accompanying notes to the financial statements

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Note 1—Nature of Operations

Catheter Precision, Inc. (the “Company”), a Delaware Corporation, was formed on September 6, 2006. The Company is dedicated to the design, manufacture and sale of new and innovative medical technologies focused in the field of cardiac electrophysiology (“EP”). The Company’s primary product is the View into Ventricular Onset, (“VIVO” or “VIVO System”).

VIVO is a non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. The VIVO system has achieved a CE Mark allowing it to be commercialized in the European Union and has been placed at several hospitals in Europe. FDA 510(K) Clearance in the United States was received in June 2019.

Prior to 2018, the Company sold the AMIGO remote catheter system (the “AMIGO” or “AMIGO System”) which provides for accurate positioning, manipulation and stable control of catheters for use by electrophysiologists in the diagnosis and treatment of abnormal heart rhythms known as cardiac arrhythmias. The Company owns the intellectual property related to the AMIGO System.

The spread of the novel coronavirus (“COVID-19”) has affected many segments of the global economy, including the cancer screening and diagnostics industry. The COVID-19 outbreak, which the World Health Organization has classified as a pandemic, has prompted governments and regulatory bodies throughout the world to enact broad precautionary measures, including “stay-at-home” orders, restrictions on the performance of “non-essential” services, public gatherings and travel. Health systems, including key markets where the Company operates, have been, or may be, overwhelmed with high volumes of patients suffering from COVID-19. Medical practices continue to be cautious about allowing individuals, such as sales representatives, into their offices. Many individuals continue to work from home rather from an office setting. The Company cannot forecast when the COVID-19 pandemic will end or the extent to which practices that have emerged during the pandemic will continue once it subsides.

We continue to monitor the rapidly evolving situation caused by the COVID-19 pandemic, and we may take further actions required by governmental authorities or that we determine are prudent to support the well-being of our employees, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic ultimately impacts our business, results of operations, cash flows and financial position will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact,(including the efficacy of vaccines, particularly with respect to emerging strains of the virus), and how quickly and to what extent normal economic and operating conditions can resume.

The ultimate impact of COVID-19 depends on factors beyond the Company’s knowledge or control, including the duration and severity of the outbreak, as well as third-party actions taken to contain its spread and mitigate its public health effects. Accordingly, our current results and financial condition discussed herein may not be indicative of future operating results and trends.

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Note 2—Going Concern

As of December 31, 2021, the Company had approximately $12,000 in cash and cash equivalents. Net cash used in operating activities was approximately $2,654,000 for the year ended December 31, 2021. Net loss for the years ended December 31, 2021 and 2020 was approximately $4,990,000 and $2,811,000, respectively. As of December 31, 2021, the Company had negative working capital of approximately $36,400,000, an accumulated deficit of approximately $110,548,000, total outstanding debt of $23,985,000 which is due on demand, and total outstanding interest payable of approximately $11,077,000 which is due on demand. The Company has historically funded its operations through issuances of equity securities and debt instruments and the Company plans to support its operations by continuing to raise the additional capital until the planned operating results are achieved. The Company has incurred substantial losses and negative cash flows from operations to date and expects to incur operating losses for the foreseeable future as it expands its commercialization efforts of its current product. The Company is unable to predict the extent of any future losses or when the Company will become profitable, if at all.

These financial statements have been prepared under the assumption that the Company will continue as a going concern. Due to the Company’s recurring and expected continuing losses from operations, limited cash and cash equivalents balance, negative working capital, and significant debt and interest payable due on demand the Company has concluded that there is substantial doubt in the Company’s ability to continue as a going concern within one year of the issuance of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to build on its existing business, as well as grow through buy-and-build strategic acquisitions and partnerships. The Company will be required to raise additional capital to continue to support its operations at the current cash expenditure levels; however, the Company cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. Any debt financing, if available, may include potential dilutive instruments and include restrictive covenants that impact the Company’s ability to conduct business. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly scale back its current operations and/or commercialization efforts or (ii) relinquish or otherwise dispose of rights to technologies or products on unfavorable terms.

The 2019 novel coronavirus (COVID-19) pandemic and responses to this crisis, including actions taken by federal, state and local governments, have had an impact on the operations of the Company, including, without limitation, the following: restrictions to clinical sites; constraints on productivity; management and staff non-essential business-related travel was constrained due to stay-at-home orders. Management continues to monitor the COVID-19 pandemic situation and federal, state, and local recommendations.

Note 3—Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All adjustments and disclosures necessary for a fair presentation of these financial statements have been included.

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CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Revision to Previously Issued Financial Statements

During the preparation of the financial statements for the year ended December 31, 2021, the Company identified an error in the amount of debt discount amortized to interest expense for the year ended December 31, 2020. The Company amortized $226,736 of debt discount to interest expense with an offset to the change in the fair value of the derivative liability resulting in a revised change in fair value of the derivative liability amounting to $2,591,736 for the year ended December 31, 2020. This error was corrected in the accompanying financial statements for the year ended December 31, 2020 and the revisions resulted in immaterial changes to the Statement of Operations and the Statement of Cash Flows, but did not result in a change to net loss for the year ended December 31, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to provisions for legal contingencies, income taxes, deferred income tax, asset valuation allowances, valuation of derivative liabilities, stock-based compensation, and revenues. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Segment Information

The Company operates in one business segment, which is the marketing, sales and development of medical technologies focused in the field of cardiac electrophysiology.

Foreign Currency Transaction Gain Or loss

The Company measures the foreign currency denominated assets and liabilities at the transaction date. Monetary assets and liabilities are then re-measured at exchange rates in effect at the end of each period, and property and non-monetary assets and liabilities are converted at historical rates.

Fair Value Measurements

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States of America, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

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CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

•	Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

•

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2021 and 2020. The carrying amount of cash, accounts payable, interest payable, and convertible notes payable approximated fair value as they are short term in nature. The estimated fair value of the embedded put included in the convertible promissory notes – related parties, represent Level 3 measurements.

The following table details the fair value measurements within the fair value hierarchy of the Company’s financial instruments, which includes the Level 3 liabilities:

	Fair value at December 31, 2021
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,057,000	$—	$—	$1,057,000

Total liabilities	$1,057,000	$—	$—	$1,057,000

	Fair value at December 31, 2020
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$910,000	$—	$—	$910,000

Total liabilities	$910,000	$—	$—	$910,000

The table below provides a summary of the changes in fair value of the derivative liabilities measured on a recurring basis using significant unobservable inputs (Level 3):

	Years Ended December 31,
	2021	2020
Derivative liabilities:
Balance, beginning of period	$910,000	$3,275,000
Interest expense accrued on derivative liability	103,563	226,736
Loss (Gain) on fair value of embedded features	43,437	(2,591,736)

Balance, end of period	$1,057,000	$910,000

For further discussion on the derivative liability, see Note 6.

F-53

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investing instruments, which consist solely of money market funds, purchased with an original maturity of three months or less to be cash equivalents. Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances.

Concentration of Credit Risk

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash equivalents represent highly liquid investments with maturities of 90 days or less at the date of purchase. Credit risk related to cash and cash equivalents are limited based on the creditworthiness of the financial institutions at which these funds are held. We maintain cash balances in multiple bank accounts with one bank. Accounts located in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. We did not have any account balances exceed the FDIC limit during the year.

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other hedging arrangements.

Property and Equipment

Property and equipment of the Company, consisting primarily of demonstration and clinical equipment (“demo equipment”) and computers, are recorded at cost. Major renewals and betterments are charged to the property accounts, while maintenance and minor repairs and replacements, which do not improve or extend the lives of the respective assets, are expensed. Depreciation is calculated using the straight-line method for all assets over the estimated useful lives of the respective assets which range from 2 to 3 years, except for leasehold improvements which are amortized over the term of the lease. When property and equipment is retired or otherwise disposed of, the asset and accumulated depreciation accounts are adjusted accordingly, and the gain or loss, if any, arising from its disposal, is credited, or charged to general and administrative expenses.

The Company’s long-lived assets consist of property and equipment. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No such impairment charges have been recognized during the years ended December 31, 2021 or 2020.

Software Development Costs

In accordance with ASC 985-20-25, Costs of Software to be Sold, Leased, or Marketed, software development costs are expensed as incurred until technological feasibility and marketability has been established, generally with the release of a beta version for customer testing. Once the point of technological feasibility and marketability is reached, direct production costs (including labor directly associated with the development projects), indirect costs and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses and other direct costs) are capitalized until the product is available for general release to customers. The Company amortizes capitalized costs on a product-by-product basis. Total cumulative capitalized software development costs have been insignificant.

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CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Capitalized software development costs are stated at the lower of amortized costs or net realized value. Recoverability of these capitalized costs is determined at each balance sheet date by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues.

Revenue Recognition

The Company applies the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all related appropriate guidance. The core principle of this standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

The Company measures revenue based upon the consideration specified in the client arrangement, and revenue is recognized when the performance obligations in the client arrangement are satisfied. A performance obligation is a promise in a contract to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation. Under ASC 606, revenue is recognized when a customer obtains control of promised goods. To achieve this core principal, the Company applies the following five steps:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

The Company’s primary product is the VIVO System. The VIVO System offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. In addition to the VIVO System, customers are provided with VIVO Positioning Patch Sets, which are custom patches, that are used in conjunction with the VIVO System to complete the intended output of the VIVO System. The delivery of the VIVO System, including the VIVO Positioning Patch Sets represents the Company’s primary performance obligation. The Company recognizes revenue in a point in time upon the delivery of the VIVO system. The Company also provides customers with the option to pay for software upgrades in advance at the time of the contract’s inception. Software upgrades are stand-ready services, whereby the Company will provide software upgrade services to the customer when and as upgrades are available. Terms of the period covered by the payment of software upgrades in advance can range from one year to multiple years. Customers have the option to renew terms covered by software upgrades at the end of each term. The stand-ready software upgrades represent the Company’s second separate performance obligation and revenue is recognized over the term of the period.

The Company invoices the customers after physical possession and control of the VIVO System is transferred to the customer and recognizes revenue upon delivery. The timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract. The Company invoices customers who pay for software upgrades in advance in conjunction with the invoice for the delivery of the VIVO System, and subsequent renewals of software upgrades are invoiced at the inception of the term. Revenue for these stand-ready services is recognized evenly over the term of the upgrade period over time, consistently with similar stand-ready services under ASC 606. Similar to the delivery of the VIVO System, the timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract

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CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Disaggregation of Revenue

The Company operates primarily in a single geographic location and enters into contracts with similar customers. In the following table, revenue is disaggregated by each of the Company’s product offerings during the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Revenue by Type
Net sales from sale of hardware	$115,069	$48,103
Net sales from sale of software	30,000	—
Net sales from sale of software upgrades	3,500	—

Total net sales	$148,569	$48,103

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments contain features that qualify as embedded derivatives.

Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“mezzanine equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

F-56

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Initial Measurement

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement – Financial instruments classified as liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other expense/income.

Stock-Based Compensation

Stock-based compensation for employees and non-employees is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are recognized when they occur.

The Company estimates the grant date fair value of stock options using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the volatility, expected term of the option, risk-free interest rates, the value of the common stock and the expected dividend yield of the common stock.

See Note 10 for a discussion of the assumptions used by the Company in determining the grant date fair value of options granted under the Black-Scholes option pricing model, as well as a summary of the stock option activity under the Company’s stock-based compensation plan.

Research and Development Expense

Costs for research and development are expensed as incurred. Research and development expense primarily consists of salaries, product development, third-party contractors, and materials.

Advertising and Marketing

Advertising costs are expensed as incurred and included in sales and marketing expense. Advertising costs were $1,765 and $2,908 during the years ended December 31, 2021 and 2020, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-57

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Basic and Diluted Net Loss Per Share of Common Stock

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share excludes, when applicable, the potential impact of shares of common stock because their effect would be anti-dilutive due to our net loss. Because the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The table below provides total potential shares outstanding:

	For the Years Ended December 31,
	2021	2020
Series A Preferred Stock	1,731,250	1,731,250
Series B Preferred Stock	2,096,200	2,096,200
Series C Preferred Stock	2,475,002	2,475,002
Series D Preferred Stock	2,348,755	2,348,755
Stock options	1,139,000	387,970

Recently Announced Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted, for a U.S. Securities Exchange filer, excluding entities eligible to be smaller reporting companies. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022. The Company is required to adopt ASU 2016-13 on January 1, 2023. Management is currently evaluating the impact of these changes on the Financial Statements.

In August 2020, the FASB issued ASU No. 2020-06 Debt with Conversion and Other Options (Subtopic 47020) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 as of January 1, 2022 and management is currently assessing the impact of these changes on the Financial Statements.

F-58

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Note 4—Development Grant

During 2006 and 2007, the Company entered into two investment grant agreements with a non-profit foundation for the purpose of funding the initial development of the Company’s AMIGO System and received a total of $1,589,500 from the foundation.

The agreement calls for payment of royalties based on sales by the Company to the foundation upon successful commercialization of the AMIGO System as follows:

Royalty Percentage	Until Royalty Payment Reaches a Total of
4%	$1,589,500
2%	$3,179,000
1%	In perpetuity

There was no royalty expense recorded for the years ended December 31, 2021 and 2020. The Company has accumulated royalties payable of $159,456 at December 31, 2021 and 2020. No royalties have been paid under the agreements.

Note 5—Property and Equipment, net

Property and equipment, net at December 31, 2021 and December 31, 2020 are comprised of the following:

		December 31,
	Estimated Useful Lives	2021	2020
Property and equipment	3 years	$10,975	$—
VIVO DEMO/Clinical Systems	2 years	50,967	38,972
Computer software and equipment	3 years	49,101	47,997

		111,043	86,969
Less: Accumulated depreciation		(91,707)	(74,697)

		$19,336	$12,272

Depreciation expense for the years ended December 31, 2021 and 2020 was $17,008 and $15,891, respectively.

F-59

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Note 6—Convertible Promissory Notes – Related Parties and Derivative Liability

Convertible Promissory notes – related parties at December 31, 2021 and December 31, 2020 are comprised of the following:

	December 31,
	2021	2020
Convertible Promissory Note One	$18,975,000	$16,625,000
Convertible Promissory Note Two	4,685,000	4,685,000
Convertible Promissory Note Three	75,000	75,000
Convertible Promissory Note Four	250,000	250,000

Carrying value of promissory notes- related parties	$23,985,000	$21,635,000

	December 31,
	2021	2020
Interest payable – convertible promissory note one	$7,906,598	$5,782,968
Interest payable – convertible promissory note two	2,952,745	2,390,545
Interest payable – convertible promissory note three	50,343	41,343
Interest payable – convertible promissory note four	167,755	137,755

Total Interest Payable	$11,077,441	$8,352,611

In March 2017, the Company issued convertible promissory notes (the “Notes”) to four shareholders of the Company (See Note 14) for an aggregate principal amount of $10,410,000. The notes bear interest at a rate of 12% per annum and matured on December 31, 2017 (“Maturity Date”). Upon Maturity Date, the four shareholders extended all terms related to the Notes. Any new monies provided under the Notes were also made pursuant to the same terms and, effective January 1, 2018, all monies due pursuant to the Note are due and payable on demand.

In 2020, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,920,000 in cash proceeds which was received by the Company for the year ended December 31, 2020.

In November 2020, the Company’s Board authorized raising the ceiling of the Notes to $23,000,000 under the same terms of the existing Notes.

In 2021, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,350,000 in cash proceeds which was received by the Company for the year ended December 31, 2021. All monies due pursuant to the Note are due and payable on demand.

The Notes provide that upon the closing of the Company’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing.

Upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of the Company’s common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

F-60

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Convertible Notes and as of December 31, 2021 and December 31, 2020. In the scenario-based analysis management considered the following as inputs to the calculation (1) principal balance, (2) accrued interest to date, (3) fixed interest rate, (4) payment frequency, (5) maturity date, (6) market rate (which is the implied discount rate), (7) discount period, (8) discount factor and (9) the probability of conversion upon a qualified financing as defined in the agreement. At December 31, 2021 and December 31, 2020, the fair value of the derivative liability was $1,057,000 and $910,000, respectively. The Company recorded a loss related to the increase in fair value of the derivative liability of $43,437 and a gain related to the decrease in fair value of the derivative liability of $2,591,736 for the years ended December 31, 2021 and 2020, respectively. Additionally, the Company recorded debt discounts to the Notes which were fully amortized as non-cash interest expense of $103,563 and $226,736 for the years ended December 31, 2021 and December 31, 2020, respectively.

Note 7—Note Payable

On April 30, 2020, the Company received $200,000 in loan proceeds from the Payroll Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds is restricted by the CARES Act for such expenses as payroll related costs and other allowable costs as defined by the PPP. The Company submitted the application for forgiveness of the PPP loan on November 4, 2020. During the year ended December 31, 2021 the Company received forgiveness for the entire amount of principal and accrued interest of the PPP loan. The Company recorded a gain for the loan proceeds forgiven within other income for the year ended December 31, 2021.

F-61

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Note 8—Preferred Stock

The Company has the following Preferred Stock:

		Shares		Liquidation
	Authorized Shares	Issued and Outstanding	Liquidation Preference	Preference per Share	Conversion Price per Share
At December 31, 2021
Series A	1,875,000	1,731,250	$15,390,813	$8.89	$4.00
Series B	1,500,000	1,187,649	21,080,771	$17.75	$7.06
Series C	1,168,225	1,156,543	19,869,410	$17.18	$8.34
Series D	1,750,000	1,097,549	17,330,298	$15.79	$8.56

	6,293,225	5,172,991	$73,671,292

At December 31, 2020
Series A	1,875,000	1,731,250	$14,698,313	$8.49	$4.00
Series B	1,500,000	1,187,649	20,083,146	$16.91	$7.06
Series C	1,168,225	1,156,543	18,874,783	$16.32	$8.34
Series D	1,750,000	1,097,549	16,386,406	$14.93	$8.56

	6,293,225	5,172,991	$70,042,648

The Series D, Series C, Series B and Series A Preferred Stock have been designated with the following preferences:

Dividends:

Dividends shall accrue at the rate of $0.86 per annum on shares of Series D preferred stock, whether or not declared and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for either of the years ended December 31, 2021 and 2020.

Dividends shall accrue at the rate of $0.86 per annum on shares of Series C preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for either of the years ended December 31, 2021 and 2020.

Dividends shall accrue at the rate of $0.84 per annum on shares of Series B preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for either of the years ended December 31, 2021 and 2020.

Dividends shall accrue at the rate of $0.40 per annum on shares of Series A preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for either of the years ended December 31, 2021 and 2020.

F-62

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Liquidation, Dissolution and Preferential Payments:

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock then outstanding shall be entitled to be paid before any payment shall be made to the holders of Common Stock or Series A, Series B, and Series C Preferred Stock, an amount per share equal to the Series D Original Issue Price, plus any Series D Dividends declared but unpaid.

After payment to the holders of shares of Series D Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series B and Series A Preferred Stock and Common Stock, an amount per share equal to the Series C Original Issue Price, plus any Series C Dividends declared but unpaid.

After payment to the holders of shares of Series D and Series C Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series A Preferred Stock or Common Stock, an amount per share equal to the Series B Original Issue Price, plus any Series B Dividends declared but unpaid.

After payment to the holders of shares of Series D, Series C and Series B Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Common Stock, an amount per share equal to the Series A Original Issue Price, plus any Series A Dividends declared but unpaid.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock or, in the case of a Deemed Liquidation Event, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

Election of Directors:

The holders of the shares of Series B Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Series A Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), voting together as a single class, shall be entitled to elect the balance of the five directors of the Company.

F-63

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Conversion:

Each share of Series D, Series C, Series B and Series A preferred stock shall be convertible, at the option of the holder, at any time and without the payment of additional consideration by the holder, into one share of common stock.

Mandatory conversion of Series D, Series C Series B and Series A preferred stock to common stock shall occur when either there is a public offering of shares of Common Stock resulting in at least $40 million of gross proceeds to the Company or by a vote or written consent of the holders of all of the then outstanding shares of Series D, Series C, Series B and Series A preferred stock.

Adjustments to Series A, Series B, Series C, and Series D Conversion Price for Diluting Issues:

In the event the Company issues additional shares of Common Stock or securities convertible into Common Stock, without consideration or for a consideration per share less than the applicable Preferred Series Conversion Price, then the Conversion Price for that Series, whether Series D, Series C, Series B, or Series A shall be reduced to the consideration per share received by the Company for such issue of Common Stock.

In the event the Company issues additional shares of Common Stock for a consideration per share greater than the applicable Preferred Series Conversion Price in effect immediately prior to such issue, but less than a consideration per share equal to one-hundred and twenty percent (120%) of the applicable Preferred Series Original Issue Price, then the Preferred Series Conversion Price for that Series, whether Series D, Series C, Series B or Series A, shall be reduced, concurrently with such issue, to a price determined in accordance with a formula.

At December 31, 2011, the Company had not received the requisite marketing approval from the United States Food and Drug Administration to market and sell the Company’s Amigo Remote Catheter System. Accordingly, the Series B Original Issue Price is deemed to be $7.06 per share for the purpose of calculating the Series B Conversion Price. The prior Original Issue Price was $8.42 per share

In August 2013, the Company issued its Series D Preferred Stock at a price of $8.56 per share, which is less than one-hundred and twenty percent (120%) of the Series C Preferred Original Issue Price, and as a result, the Series C Original Issue Price is deemed to be $8.34 per share for the purpose of calculating the Series C Conversion Price. The prior Original Issue Price of Series C was $8.56 per share.

The Company has determined that the Series D, Series C, Series B and Series A Preferred host instrument was more akin to equity than debt and that the above identified conversion feature, subject to adjustments, was clearly and closely related to the host instrument, and accordingly bifurcation and classification of the conversion feature as a derivative liability was not required. The Series D, Series C, Series B and Series A Preferred Stock is contingently redeemable at the option of the holders or upon the occurrence of a Deemed Liquidation Event that is not solely within the control of the Company. A Deemed Liquidation Event is considered, a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation. Accordingly, the Series D, Series C, Series B and Series A Preferred Stock is presented as redeemable convertible preferred stock based on their redemption values at December 31, 2021 and December 31, 2020.

F-64

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Note 9—Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. The holders of the common stock are entitled to one vote per each share with respect to each matter voted on by the stockholders of the Company.

During the year ended December 31, 2021, the Company issued 118,848 shares of common stock to settle accrued compensation of $46,351 through the exercise of stock options during the year by the former CEO of the Company. The Company did not issue shares of common stock during the year ended December 31, 2020.

Note 10—Stock Based Compensation

In October 2009, the Board of Directors and Stockholders of the Company adopted the 2009 Equity Incentive Plan (the “Plan”), which was amended in 2011. The Plan provides for grants of stock options, restricted stock, and other stock-based awards to eligible employees of the Company as well as directors, officers, and others. The Plan is administered by the Board of Directors of the Company and was amended on September 24, 2019 to extend the term of the plan for ten more years.

Stock options are granted with an exercise price as determined by the Board of Directors, but in no event shall the exercise price be less than the fair value of a share of common stock on the date of grant. Awards generally vest over five years of continuous service and have a ten-year term from the date of grant.

The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In order to determine the fair value, the Company considered, among other things, the Company’s business, financial condition and results of operations; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

F-65

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

The following table summarizes stock option activity under the Plan for the years ended December 31, 2021 and 2020.

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2020	590,950	$1.20	6.10
Granted	—	$—	—
Cancelled	(125,980)	$0.39	—
Expired	(77,000)	$4.00	—

Outstanding at December 31, 2020	387,970	$0.47	5.94

Granted	990,000	0.39	9.31
Exercised	(118,848)	0.39	—
Cancelled	(115,122)	0.43	—
Expired	(5,000)	$4.00	0.00

Outstanding at December 31, 2021	1,139,000	$0.40	8.67

Vested options at December 31, 2021	499,707	$0.83	6.01

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. During the year ended December 31, 2021, the Company granted 990,000 options to employees with a grant date fair value of $9,900, at a fair value of $0.01 a share. There were no grants during the year ended December 31, 2020. The assumptions used in calculating the fair value of stock-based awards during 2021 represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement. The assumptions are as follows:

December 31, 2021
Fair value of company’s common stock	$0.024
Dividend yield	0%
Expected volatility	91% - 175%
Risk Free interest rate	0.9% - 3.0%
Expected life (years) remaining	1.83 - 6.50

The stock-based compensation expense for stock option awards was $6,421 and $353 for the years ended December 31, 2021 and 2020, respectively. Stock-based compensation is included within general and administrative expenses on the Company’s Statement of Operations.

As of December 31, 2021, there was an aggregate of $3,691 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 1.13 years.

Note 11—Leases

During 2018 and 2019, the Company leased office space from an entity controlled by the Chairman of the Board of Directors. On January 1, 2019, the Company entered into a new lease agreement with a term of three years due to expire December 31, 2022. See Note 14 for additional details.

F-66

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Our lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. We used an estimated incremental borrowing rate of 18.10% on December 31, 2021 for all leases that commenced prior to that date.

Right of use lease assets and lease liabilities for our operating leases were recorded in the balance sheet as follows:

	December 31,
	2021	2020
Assets
Lease right of use assets	51,867	103,735

Total lease assets	51,867	103,735

Liabilities
Current liabilities:
Lease liability—current portion	52,400	52,400

Non-current liabilities:
Lease liability, net of current portion	—	52,400

Total lease liability	52,400	104,800

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of December 31, 2021:

Weighted average remaining lease term (in years) – operating leases	1.50
Weighted average discount rate – operating leases	18.10

F-67

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Undiscounted Cash Flows

Future lease payments included in the measurement of lease liabilities on the balance sheet as of December 31, 2021, for the following five fiscal years and thereafter were as follows:

Year ending December 31	Operating Lease
2022	$52,400
2023	—
2024	—
2025 and thereafter	—
Total Minimum Lease Payments	52,400

Less effects of discounting	—
Present value of future minimum lease payments	$52,400

Note 12—Income Taxes

The provision for income taxes consists of the following:

December 31,
	2021	2020
Current provision (benefit):
Federal	—	—
State	—	—

Total current provision	—	—

Deferred provision (benefit)
Federal	—	—
State	—	—

Total deferred provision	—	—

Total provision / (benefit)	—	—

F-68

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

The tax effects of the temporary differences and carryforwards that give rise to the deferred tax assets consist of the following:

	December 31,
	2021	2020
Deferred tax assets:
Intangibles and other	$65,802	$75,460
Reserves and other	5,002	10,936
Stock options	34,308	33,459
Leases	114	229
R&D credits	788,699	746,080
Net operating loss carryforward	19,357,690	18,124,810

Total deferred tax assets	20,251,615	19,186,993
Valuation allowance	(20,248,215)	(19,185,677)

Net deferred tax assets	3,400	1,316
Deferred tax liabilities:
Fixed Assets	(3,400)	(1,316)

Total deferred tax liabilities	(3,400)	(1,316)

Net deferred tax asset (liability)	$—	$—

As of December 31, 2021, and 2020 the Company had federal net operating loss carryforwards of approximately $70,000,000 and $68,200,000, respectively, and state net operating loss carryforwards of approximately $68,200,000 and $66,200,000, respectively. State losses will begin to expire, if not utilized by 2030. The federal net operating loss carryforwards of approximately $70,000,000, if not utilized, will expire in 2037. Under the new Tax Cuts and Jobs Act, all NOLs incurred after December 31, 2017 are carried forward indefinitely for federal tax purposes. Furthermore, as a result of changes in the ownership of the Company’s common stock and changes in business operations, the Company’s ability to use federal NOLs may be limited under Internal Revenue Code Section 382 and 383.

The valuation allowance relates to deferred tax assets for certain items that will be deductible for income tax purposes under very limited circumstances and for which the Company believes it is not more likely than not that it will realize the associated tax benefit. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. Based upon the levels of historical taxable income, projections of future taxable income and the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that the Company will not realize the benefits of these deductible differences, net of the existing valuation allowance. The amount of deferred tax asset considered realizable, however, could change in the near term if estimates which require significant judgment of future taxable income during the carryforward period are increased or decreased. Accordingly, the Company has recorded a valuation allowance on its net deferred tax assets of approximately $20,248,000 and $19,186,000 for the years ended December 31, 2021 and December 31, 2020, respectively. The Company experienced a net change in valuation allowance of approximately $477,000 and $958,000 in the years ended December 31, 2021 and 2020, respectively.

F-69

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate consists of the following:

	For the Years Ended December 31,
	2021	2020
Provision for income taxes at statutory rates	(21.00)%	(21.00)%
Effect of other permanent tax differences	(1.39)%	0.02%
Provision for state income taxes	(2.43)%	10.38%
Tax credits	(0.30)%	(2.67)%
Other	3.83%	—%
Increase/(decrease) in valuation allowance	21.29%	13.26%

Income tax expense (benefit)	—%	—%

On March 27, 2020, Congress enacted the CARES Act to provide certain relief as a result of the COVID-19 pandemic. The CARES Act, among other things, includes provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, and modification to the net interest deduction limitations. The CARES Act did not have a material impact on the Company’s consolidated financial statements for the year ended December 31, 2021 and 2020. The Company continues to monitor any effects on its financial statements that may result from the CARES Act.

Note 13—Commitments and Contingencies

Legal Proceedings

The Company may be involved in lawsuits, claims and proceedings incidental to the ordinary course of business. The Company accounts for such contingencies when a loss is considered probable and can be reasonably estimated.

In May 2020, the Company received a Summons to appear before the District Court of the Hague in a matter brought against the Company by PEACS B.V. The dispute concerns the ownership of one of the Company’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, the Company and PEACS B.V. settled the outstanding litigation. As part of the settlement, the Company agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to the Company for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, the Company paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the year ended December 31, 2021.

F-70

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Note 14—Related Party Transactions

On January 1, 2019, the Company entered into a new lease agreement with a term of three years due to expire December 31, 2022. For the year ended December 31, 2020, the amount paid for rent to the entity totaled $52,400. As of December 1, 2020, the related party is no longer the landlord of the property. For the year ended December 31, 2021, the Company made payments to the new landlord, an unrelated party.

For the year ended December 31, 2021 and 2020, the amounts paid for rent to the entity totaled $51,868 and $52,400, respectively.

On March 13, 2021, the Company granted 70,000 stock options to four employees. The stock options are to vest annually over five years, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. The exercise price of all the stock options is $0.39.

On April 25, 2021, the Company granted 900,000 stock options to five directors and one observer on the Board of Directors. The stock options are to vest monthly over one year, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. The exercise price of all the stock options is $0.39.

The Company’s Chairman of the Board of Directors is the holder of Convertible Promissory Note One and the lead investor in the holder of Convertible Promissory Note Two as of December 31, 2021 and December 31, 2020, respectively. The Chairman of the Board of Directors owns 23% of the Company’s common stock as of December 31, 2021 and December 31, 2020. The outstanding balance of Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $23,660,000 and $21,310,000 as of December 31, 2021 and December 31, 2020, respectively. The outstanding balance of interest payable related to the Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $10,859,343 and $8,173,513 as of December 31, 2021 and December 31, 2020, respectively. The Chairman of the Board of Directors is the majority stockholder of the Company on a fully diluted basis.

The Company’s former CEO is the acting CEO of another entity and it is no longer considered an affiliated entity. As of and for the year ended December 31, 2021 and 2020 there were no transactions between the Company and the affiliated entity. As of December 31, 2021, and December 31, 2020, there were no amounts due to or from the affiliated entity. During the year ended December 31, 2021, the amount due from the exercise of 118,848 stock options by the former CEO was offset against deferred compensation due to the former CEO.

A member of the Company’s Board of Directors is the holder of Convertible Promissory Note Three and owns 2,959 shares of the Company’s common stock as of December 31, 2021 and December 31, 2020, respectively. The outstanding balance of Convertible Promissory Note Three due to the member is $75,000 as of December 31, 2021 and December 31, 2020. The outstanding balance of interest payable related to Promissory Note Three is $50,343 and $41,343 as of December 31, 2021 and December 31, 2020, respectively.

The holder of Convertible Promissory Note Four is a stockholder of the Company and active investor in other ventures directed by the Company’s Chairman of the Board of Directors. The holder of Convertible Promissory Note Four owns 8,242 shares of the Company’s common stock as of December 31, 2021 and December 31, 2020, respectively. The outstanding balance of Convertible Promissory Note Four due to the shareholder is $250,000 as of December 31, 2021 and December 31, 2020. The outstanding balance of interest payable related to Promissory Note Four is $167,755 and $137,755 as of December 31, 2021 and December 31, 2020, respectively.

F-71

CATHETER PRECISION, INC

NOTES TO THE FINANCIAL STATEMENTS

Please refer to Note 6 for additional details relating to convertible promissory notes with related parties.

Note 15—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to April 22, 2022, the date that the financial statements were available to be issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 31, 2022, the holders of a majority of the then outstanding shares of Preferred Stock, voted together as a single class, and approved the conversion of all shares of Preferred Stock into a total of 8,651,207 shares of Common Stock as determined in accordance with the Certificate of Incorporation. All current holders of Preferred Stock were advised of the conversion on March 31, 2022.

F-72

CATHETER’S UNAUDITED FINANCIAL STATEMENTS

Contents

Condensed Financial Statements

CATHETER PRECISION, INC

CONDENSED BALANCE SHEETS

(UNAUDITED)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$75,589	$11,911
Accounts receivable	38,893	16,393
Prepaid expenses and other current assets	114,464	94,268

Total current assets	228,946	122,572
Property and equipment, net	25,496	19,336
Lease right of use assets, net	25,933	51,867

Total assets	$280,375	$193,775

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$61,779	$112,694
Accrued expenses	125,677	109,765
Lease liability—current portion	26,200	52,400
Royalties payable	159,456	159,456
Interest payable—related parties	12,546,716	11,077,441
Convertible promissory notes—related parties	25,465,000	23,985,000
Derivative liability	1,182,000	1,057,000

Total current liabilities	39,566,828	36,553,756

Total liabilities	39,566,828	36,553,756
Commitments and contingencies
Redeemable convertible preferred stock:
Series A preferred stock, $0.01 par value—1,875,000 shares authorized, 0 and 1,731,250 issued and outstanding as of June 30, 2022 and December 31, 2021	—	15,390,813
Series B preferred stock, $0.01 par value—1,500,000 shares authorized, 0 and 1,187,649 issued and outstanding as of June 30, 2022 and December 31, 2021	—	21,080,771
Series C preferred stock, $0.01 par value—1,168,225 shares authorized, 0 and 1,156,543 issued and outstanding as of June 30, 2022 and December 31, 2021	—	19,869,410
Series D preferred stock, $0.01 par value—1,750,000 shares authorized, 0 and 1,097,549 issued and outstanding as of June 30, 2022 and December 31, 2021	—	17,330,298

Total redeemable convertible preferred stock	—	73,671,292

Stockholders’ (deficit):
Common stock, $0.001 par value, 100,000,000 shares authorized, 10,096,055, and 1,444,848 shares issued and outstanding as of June 30, 2022 and December 31, 2021	10,096	1,445
Additional paid-in capital	75,087,589	514,814
Accumulated deficit	(114,384,138)	(110,547,532)

Total stockholders’ deficit	(39,286,453)	(110,031,273)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$280,375	$193,775

See accompanying notes to the unaudited condensed financial statements

CATHETER PRECISION, INC

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Six Months Ended June 30,
	2022	2021
Net sales	$132,337	$33,821
Cost of sales	8,242	4,874

Gross profit	124,095	28,947

Operating expenses:
General and administrative	723,525	658,922
Research and development	114,829	146,535
Sales and marketing	614,288	472,242

Total operating expenses	1,452,642	1,277,699

Loss from operations	(1,328,547)	(1,248,752)

Other income (expenses):
Interest income	—	25
Interest expense	(1,537,043)	(1,361,315)
Gain on forgiveness of PPP Loan	—	200,000
Gain on transfer of intangible assets	—	200,000
Change in fair value of derivative liability	(57,232)	(22,664)
Loss on foreign currency transactions	(6,623)	(2,146)

Total other expenses, net	(1,600,898)	(986,100)

Net loss	(2,929,445)	(2,234,852)
Liquidation Preference Dividend on Series A preferred stock	(173,125)	(346,250)
Liquidation Preference Dividend on Series B preferred stock	(249,406)	(498,813)
Liquidation Preference Dividend on Series C preferred stock	(248,657)	(497,314)
Liquidation Preference Dividend on Series D preferred stock	(235,973)	(471,946)

Net loss attributable to common stockholders	$(3,836,606)	$(4,049,175)

Net loss per share attributable to common stockholders—basic and diluted	$(0.66)	$(2.88)

Weighted average number of common shares outstanding—basic and diluted	5,842,147	1,404,138

See accompanying notes to the unaudited condensed financial statements

CATHETER PRECISION, INC

CONDENSED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDER’S DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2022 and 2021

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2021	1,731,250	$15,390,813	1,187,649	$21,080,771	1,156,543	$19,869,410	1,097,549	$17,330,298	1,444,848	$1,445	$514,814	$(110,547,532)	$(110,031,273)

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,973	—	2,973
Liquidation preference dividend on Series A preferred stock	—	173,125	—	—	—	—	—	—	—	—	—	(173,125)	(173,125)
Liquidation preference dividend on Series B preferred stock	—	—	—	249,406	—	—	—	—	—	—	—	(249,406)	(249,406)
Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	248,657	—	—	—	—	—	(248,657)	(248,657)
Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	235,973	—	—	—	(235,973)	(235,973)
Issuance of common stock due to conversion of preferred stock	(1,731,250)	(15,563,938)	(1,187,649)	(21,330,177)	(1,156,543)	(20,118,067)	(1,097,549)	(17,566,271)	8,651,207	8,651	74,569,802	—	74,578,453
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,929,445)	(2,929,445)

Balance at June 30, 2022	—	$—	—	$—	—	$—	—	$—	10,096,055	$10,096	$75,087,589	$(114,384,138)	$(39,286,453)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2020	1,731,250	$14,698,313	1,187,649	$20,083,146	1,156,543	$18,874,783	1,097,549	$16,386,406	1,326,000	$1,326	$462,161	$(101,929,180)	$(101,465,693)

Issuance of common stock due to exercise of stock options	—	—	—	—	—	—	—	—	118,848	119	46,232	—	46,351
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,788	—	1,788
Liquidation preference dividend on Series A preferred stock	—	346,250	—	—	—	—	—	—	—	—	—	(346,250)	(346,250)
Liquidation preference dividend on Series B preferred stock	—	—	—	498,813	—	—	—	—	—	—	—	(498,813)	(498,813)
Liquidation preference dividend on Series C preferred stock	—	—	—	—	—	497,314	—	—	—	—	—	(497,314)	(497,314)
Liquidation preference dividend on Series D preferred stock	—	—	—	—	—	—	—	471,946	—	—	—	(471,946)	(471,946)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,234,852)	(2,234,852)

Balance at June 30, 2021	1,731,250	15,044,563	1,187,649	20,581,959	1,156,543	19,372,097	1,097,549	16,858,352	1,444,848	1,445	510,181	(105,978,355)	(105,466,729)

See accompanying notes to the unaudited condensed financial statements

CATHETER PRECISION, INC

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,929,445)	$(2,234,852)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	6,271	7,931
Stock-based compensation	2,973	1,788
Change in fair value of derivative liability	57,232	22,664
Amortization of debt discount	67,768	53,336
Gain on forgiveness of PPP Loan	—	(200,000)
Gain on transfer of intangible assets	—	(200,000)
Change in operating assets and liabilities:
Accounts receivable	(22,500)
Prepaid expenses and other current assets	(26,819)	(35,003)
Right of use asset and liability	(266)	(266)
Accounts payable	(50,913)	36,035
Accrued expenses	15,910	(148,987)
Interest payable—related parties	1,469,275	1,307,979

Net cash used in operating activities	(1,410,514)	(1,389,375)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,431)	(2,856)

Net cash used in investing activities	(12,431)	(2,856)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of convertible promissory notes—related parties	1,480,000	1,250,000

Net cash provided by financing activities	1,480,000	1,250,000

Effect of exchange rate on cash	6,623	2,146
Net increase (decrease) in cash and cash equivalents	63,678	(140,085)
Cash and cash equivalents at beginning of year	11,911	333,168

Cash and cash equivalents at end of period	$75,589	$193,083

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Recognition of Liquidation Preference Dividend	$907,161	$1,814,323

Conversion of preferred stock to common stock	$74,578,453	$—

Offset of amount due from exercise of stock options to settle accrued compensation	$—	$46,351

See accompanying notes to the unaudited condensed financial statements

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Nature of Operations

Catheter Precision, Inc. (the “Company”), a Delaware Corporation, was formed on September 6, 2006. The Company is dedicated to the design, manufacture and sale of new and innovative medical technologies focused in the field of cardiac electrophysiology (“EP”). The Company’s primary product is the View into Ventricular Onset, (“VIVO” or “VIVO System”).

VIVO is a non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. The VIVO system has achieved a CE Mark allowing it to be commercialized in the European Union and has been placed at several hospitals in Europe. FDA 510(K) Clearance in the United States was received and the Company began a limited commercial release of VIVO in 2021.

Prior to 2018, the Company sold the AMIGO remote catheter system (the “AMIGO” or “AMIGO System”) which provides for accurate positioning, manipulation and stable control of catheters for use by electrophysiologists in the diagnosis and treatment of abnormal heart rhythms known as cardiac arrhythmias. The Company owns the intellectual property related to the AMIGO System.

The spread of the novel coronavirus (“COVID-19”) has affected many segments of the global economy, including the cancer screening and diagnostics industry. The COVID-19 outbreak, which the World Health Organization has classified as a pandemic, has prompted governments and regulatory bodies throughout the world to enact broad precautionary measures, including “stay-at-home” orders, restrictions on the performance of “non-essential” services, public gatherings and travel. Health systems, including key markets where the Company operates, have been, or may be, overwhelmed with high volumes of patients suffering from COVID-19. Medical practices continue to be cautious about allowing individuals, such as sales representatives, into their offices. Many individuals continue to work from home rather than from an office setting. The Company cannot forecast when the COVID-19 pandemic will end or the extent to which practices that have emerged during the pandemic will continue once it subsides.

We continue to monitor the rapidly evolving situation caused by the COVID-19 pandemic, and we may take further actions required by governmental authorities or that we determine are prudent to support the well-being of our employees, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic ultimately impacts our business, results of operations, cash flows and financial position will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, (including the efficacy of vaccines, particularly with respect to emerging strains of the virus), and how quickly and to what extent normal economic and operating conditions can resume.

The ultimate impact of COVID-19 depends on factors beyond the Company’s knowledge or control, including the duration and severity of the outbreak, as well as third-party actions taken to contain its spread and mitigate its public health effects. Accordingly, our current results and financial condition discussed herein may not be indicative of future operating results and trends.

Note 2—Going Concern

As of June 30, 2022, the Company had $75,589 in cash and cash equivalents. Net cash used in operating activities was approximately $1,410,000 for the six months ended June 30, 2022. Net loss for the six months ended June 30, 2022 and 2021 was approximately $2,929,000 and $2,235,000, respectively. As of June 30, 2022, the Company had negative working capital of approximately $39,338,000, an accumulated deficit of approximately $114,384,000, total outstanding debt of $25,465,000 which is due on demand, and total outstanding interest payable of approximately $12,547,000 which is due on demand. The Company has historically funded its operations through issuances of equity securities and debt instruments and the Company plans to support its operations by continuing to raise the additional capital until the planned operating results are achieved. The Company has incurred substantial losses and negative cash flows from operations to date and expects to incur operating losses for the foreseeable future as it expands its commercialization efforts of its current product. The Company is unable to predict the extent of any future losses or when the Company will become profitable, if at all.

F-79

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

These unaudited condensed financial statements have been prepared under the assumption that the Company will continue as a going concern. Due to the Company’s recurring and expected continuing losses from operations, limited cash and cash equivalents balance, negative working capital, and significant debt and interest payable due on demand the Company has concluded that there is substantial doubt in the Company’s ability to continue as a going concern within one year of the issuance of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to build on its existing business, as well as grow through buy-and-build strategic acquisitions and partnerships. The Company will be required to raise additional capital to continue to support its operations at the current cash expenditure levels; however, the Company cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. Any debt financing, if available, may include potential dilutive instruments and include restrictive covenants that impact the Company’s ability to conduct business. If the Company is unable to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly scale back its current operations and/or commercialization efforts or (ii) relinquish or otherwise dispose of rights to technologies or products on unfavorable terms.

Note 3—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Accordingly, they do not include certain footnotes and financial presentations normally required under GAAP for complete annual financial statements. The unaudited condensed interim financial statements have been prepared on the same basis as the annual financial statements. The results for the six month period ended June 30, 2022 are not necessarily indicative of the results to be expected for any subsequent period or the entire year ending December 31, 2022. These unaudited interim condensed financial statements should be read in conjunction with the Company’s annual audited financial statements and notes thereto for the year ended December 31, 2021. These interim condensed financial statements, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) and disclosures necessary for a fair presentation of these interim condensed financial statements. The condensed balance sheet at December 31, 2021 has been derived from the audited balance sheet at that date.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. the Company regularly evaluates estimates and assumptions related to provisions for legal contingencies, income taxes, deferred income tax, asset valuation allowances, valuation of derivative liabilities, stock-based compensation, and revenues. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Segment Information

The Company operates in one business segment, which is the marketing, sales and development of medical technologies focused in the field of cardiac electrophysiology.

Foreign Currency Transaction Gain Or loss

The Company measures the foreign currency denominated assets and liabilities at the transaction date. Monetary assets and liabilities are then re-measured at exchange rates in effect at the end of each period, and property and non-monetary assets and liabilities are converted at historical rates.

F-80

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Fair Value Measurements

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States of America, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

•	Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

•

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the six months ended June 30, 2022 and 2021. The carrying amount of cash, accounts payable, interest payable, and convertible notes payable approximated fair value as they are short term in nature. The estimated fair value of the embedded put included in the convertible promissory notes – related parties, represent Level 3 measurements.

The following table details the fair value measurements within the fair value hierarchy of the Company’s financial instruments, which includes the Level 3 liabilities:

	Fair value at June 30, 2022
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,182,000	$—	$—	$1,182,000

Total liabilities	$1,182,000	$—	$—	$1,182,000

	Fair value at December 31, 2021
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,057,000	$—	$—	$1,057,000

Total liabilities	$1,057,000	$—	$—	$1,057,000

The table below provides a summary of the changes in fair value of the derivative liabilities measured on a recurring basis using significant unobservable inputs (Level 3):

	For the Six Months Ended June
	2022	2021
Derivative liabilities:
Balance, beginning of period	$1,057,000	$910,000
Interest expense accrued on derivative liability	67,768	53,336
Loss (Gain) on fair value of embedded features	57,232	22,664

Balance, end of period	$1,182,000	$986,000

For further discussion on the derivative liability, see Note 6.

Cash and Cash Equivalents

The Company considers all highly liquid investing instruments, which consist solely of money market funds, purchased with an original maturity of three months or less to be cash equivalents. Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances.

F-81

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash equivalents represent highly liquid investments with maturities of 90 days or less at the date of purchase. Credit risk related to cash and cash equivalents are limited based on the creditworthiness of the financial institutions at which these funds are held. The Company maintains cash balances in multiple bank accounts with one bank. Accounts located in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company did not have any account balances exceed the FDIC limit during the period.

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other hedging arrangements.

Property and Equipment

Property and equipment of the Company, consisting primarily of demonstration and clinical equipment (“demo equipment”) and computers, are recorded at cost. Major renewals and betterments are charged to the property accounts, while maintenance and minor repairs and replacements, which do not improve or extend the lives of the respective assets, are expensed. Depreciation is calculated using the straight-line method for all assets over the estimated useful lives of the respective assets which range from 2 to 3 years, except for leasehold improvements which are amortized over the term of the lease. When property and equipment is retired or otherwise disposed of, the asset and accumulated depreciation accounts are adjusted accordingly, and the gain or loss, if any, arising from its disposal, is credited, or charged to general and administrative expenses.

The Company’s long-lived assets consist of property and equipment. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No such impairment charges have been recognized during the six months ended June 30, 2022 or 2021.

Software Development Costs

In accordance with ASC 985-20-25, Costs of Software to be Sold, Leased, or Marketed, software development costs are expensed as incurred until technological feasibility and marketability has been established, generally with the release of a beta version for customer testing. Once the point of technological feasibility and marketability is reached, direct production costs (including labor directly associated with the development projects), indirect costs and other direct costs (including costs of outside consultants, purchased software to be included in the software product being developed, travel expenses and other direct costs) are capitalized until the product is available for general release to customers. The Company amortizes capitalized costs on a product-by-product basis. Total cumulative capitalized software development costs have been insignificant.

Capitalized software development costs are stated at the lower of amortized costs or net realized value. Recoverability of these capitalized costs is determined at each balance sheet date by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues.

F-82

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Revenue Recognition

The Company applies the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), and all related appropriate guidance. The core principle of this standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

The Company measures revenue based upon the consideration specified in the client arrangement, and revenue is recognized when the performance obligations in the client arrangement are satisfied. A performance obligation is a promise in a contract to transfer a distinct service to the customer. The transaction price of a contract is allocated to each distinct performance obligation. Under ASC 606, revenue is recognized when a customer obtains control of promised goods. To achieve this core principle, the Company applies the following five steps:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

The Company’s primary product is the VIVO System. The VIVO System offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to electrophysiology studies. In addition to the VIVO System, customers are provided with VIVO Positioning Patch Sets, which are custom patches, that are used in conjunction with the VIVO System to complete the intended output of the VIVO System. The delivery of the VIVO System, including the VIVO Positioning Patch Sets represents the Company’s primary performance obligation. The Company recognizes revenue upon the delivery of the VIVO system. The Company also provides customers with the option to pay for software upgrades in advance at the time of the contract’s inception. Software upgrades are stand-ready services, whereby the Company will provide software upgrade services to the customer when and as upgrades are available. Terms of the period covered by the payment of software upgrades in advance can range from one year to multiple years. Customers have the option to renew terms covered by software upgrades at the end of each term. The stand-ready software upgrades represent the Company’s second separate performance obligation and revenue is recognized over the term of the period.

The Company invoices the customers after physical possession and control of the VIVO System is transferred to the customer and recognizes revenue upon delivery. The timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract. The Company invoices customers who pay for software upgrades in advance in conjunction with the invoice for the delivery of the VIVO System, and subsequent renewals of software upgrades are invoiced at the inception of the term. Revenue for these stand-ready services is recognized evenly over the term of the upgrade period, consistently with similar stand-ready services under ASC 606. Similar to the delivery of the VIVO System, the timing of payment for the corresponding invoices is dependent upon the credit terms identified in each contract

Disaggregation of Revenue

The Company operates primarily in a single geographic location and enters into contracts with similar customers. In the following table, revenue is disaggregated by each of the Company’s product offerings during the six months ended June 30, 2022 and 2021:

	For the Six Months Ended
Revenue by Type	2022	2021
Net sales from sale of hardware	$110,527	$33,821
Net sales from sale of software	$21,810	—

	$132,337	$33,821

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments contain features that qualify as embedded derivatives.

F-83

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“mezzanine equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement—Financial instruments classified as liabilities

The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other expense/income.

Stock-Based Compensation

Stock-based compensation for employees and non-employees is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are recognized when they occur.

The Company estimates the grant date fair value of stock options using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the volatility, expected term of the option, risk-free interest rates, the value of the common stock and the expected dividend yield of the common stock.

See Note 10 for a discussion of the assumptions used by the Company in determining the grant date fair value of options granted under the Black-Scholes option pricing model, as well as a summary of the stock option activity under the Company’s stock-based compensation plan.

Research and Development Expense

Costs for research and development are expensed as incurred. Research and development expense primarily consists of salaries, product development, third-party contractors, and materials.

Advertising and Marketing

Advertising costs are expensed as incurred and included in sales and marketing expense. Advertising costs were $1,579 and $1,088 during the six months ended June 30, 2022 and 2021, respectively.

F-84

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amount and tax bases of assets and liabilities at the applicable enacted tax rates. The Company will establish a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before either the Company is able to realize their benefit or that future deductibility is uncertain.

The Company believes that it is currently more likely than not that its deferred tax assets will not be realized and as such, it has recorded a full valuation allowance for these assets. The Company evaluates the likelihood of the ability to realize deferred tax assets in future periods on a quarterly basis, and when appropriate evidence indicates it would release its valuation allowance accordingly. The determination to provide a valuation allowance is dependent upon the assessment of whether it is more likely than not that sufficient taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and accumulated deficit, the Company provided a full valuation allowance against the U.S. tax assets resulting from the tax losses.

Basic and Diluted Net Loss Per Share of Common Stock

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share excludes, when applicable, the potential impact of shares of common stock because their effect would be anti-dilutive due to our net loss. Because the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The table below provides total potential shares outstanding:

	For the Six Months Ended June 30,
	2022	2021
Series A Preferred Stock	—	1,731,250
Series B Preferred Stock	—	2,096,200
Series C Preferred Stock	—	2,475,002
Series D Preferred Stock	—	2,348,755
Stock options	1,139,000	1,139,000

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and edging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) to simplify the accounting for convertible instruments by removing certain separation models in Subtopic 470- 20, Debt with Conversion and Other Options, for convertible instruments. Under the amendments in ASU 2020-06, the embedded conversion features no longer are separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and a convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. By removing those separation models, the interest rate of convertible debt instruments typically will be closer to the coupon interest rate when applying the guidance in Topic 835, Interest. The amendments in ASU 2020-06 provide financial statement users with a simpler and more consistent starting point to perform analyses across entities. The amendments also improve the operability of the guidance and reduce, to a large extent, the complexities in the accounting for convertible instruments and the difficulties with the interpretation and application of the relevant guidance.

F-85

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

The amendments in ASU 2020-06 are effective for public business entities, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of its annual fiscal year and are allowed to adopt the guidance through either a modified retrospective method of transition or a fully retrospective method of transition. In applying the modified retrospective method, entities should apply the guidance to transactions outstanding as of the beginning of the fiscal year in which the amendments are adopted. Transactions that were settled (or expired) during prior reporting periods are unaffected. The cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings at the date of adoption. If an entity elects the fully retrospective method of transition, the cumulative effect of the change should be recognized as an adjustment to the opening balance of retained earnings in the first comparative period presented. The Company adopted ASU 2020-06 during the six months ended June 30, 2022 and did not have material impact on its condensed financial statements.

Recently Announced Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted, for a U.S. Securities Exchange filer, excluding entities eligible to be smaller reporting companies. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for smaller reporting companies. The Company is required to adopt ASU 2016-13 on January 1, 2023. Management is currently evaluating the impact of these changes on the Financial Statements.

Note 4—Development Grant

During 2006 and 2007, the Company entered into two investment grant agreements with a non-profit foundation for the purpose of funding the initial development of the Company’s AMIGO System and received a total of $1,589,500 from the foundation.

The agreement calls for payment of royalties based on sales by the Company to the foundation upon successful commercialization of the AMIGO System as follows:

Royalty Percentage	Until Royalty Payment Reaches a Total of
4%	$1,589,500
2%	$3,179,000
1%	In perpetuity

There was no royalty expense recorded for the six months ended June 30, 2022 and 2021. The Company has accumulated royalties payable of $159,456 at June 30, 2022 and December 31, 2021. No royalties have been paid under the agreements.

F-86

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5—Property and Equipment, net

Property and equipment, net at June 30, 2022 and December 31, 2021 are comprised of the following:

	Estimated Useful Lives	June 30, 2022 (Unaudited)	December 31, 2021
Property and equipment	3 years	$15,180	$10,975
VIVO DEMO/Clinical Systems	2 years	57,118	50,967
Computer software and equipment	3 years	51,175	49,101

		123,473	111,043
Less: Accumulated depreciation		(97,977)	(91,707)

		$25,496	$19,336

Depreciation expense for the six months ended June 30, 2022 and 2021 was $6,271 and $7,931, respectively.

Note 6—Convertible Promissory Notes – Related Parties and Derivative Liability

Convertible Promissory notes – related parties at June 30, 2022 and December 31, 2021 are comprised of the following:

	June 30, 2022	December 31, 2021
Convertible Promissory Note One	$20,455,000	$18,975,000
Convertible Promissory Note Two	4,685,000	4,685,000
Convertible Promissory Note Three	75,000	75,000
Convertible Promissory Note Four	250,000	250,000

Carrying value of promissory notes- related parties	$25,465,000	$23,985,000

	June 30, 2022	December 31, 2021
Interest payable – convertible promissory note one	$9,077,743	$7,906,598
Interest payable – convertible promissory note two	3,231,535	2,952,745
Interest payable – convertible promissory note three	54,806	50,343
Interest payable – convertible promissory note four	182,632	167,755

Total Interest Payable	$12,546,716	$11,077,441

In March 2017, the Company issued convertible promissory notes (the “Notes”) to four shareholders of the Company (See Note 15) for an aggregate principal amount of $10,410,000. The notes bear interest at a rate of 12% per annum and matured on December 31, 2017 (“Maturity Date”). Upon Maturity Date, the four shareholders extended all terms related to the Notes. Any new monies provided under the Notes were also made pursuant to the same terms and, effective January 1, 2018, all monies due pursuant to the Note are due and payable on demand.

In November 2020, the Company’s Board authorized raising the ceiling of the Notes to $23,000,000 under the same terms of the existing Notes.

In 2021, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,350,000 in cash proceeds which was received by the Company for the year ended December 31, 2021. All monies due pursuant to the Note are due and payable on demand.

During the six months ended June 30, 2022, the related party holder of Convertible Promissory Note One provided the Company with an additional $1,480,000 in cash proceeds which was received by the Company for the six months ended June 30, 2022. All monies due pursuant to the Note are due and payable on demand.

F-87

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Notes provide that upon the closing of the Company’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing.

Upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of the Company’s common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Convertible Notes as of June 30, 2022 and December 31, 2021. In the scenario-based analysis management considered the following as inputs to the calculation (1) principal balance, (2) accrued interest to date, (3) fixed interest rate, (4) payment frequency, (5) maturity date, (6) market rate (which is the implied discount rate, (7) discount period), (8) discount factor and (9) the probability of conversion upon a qualified financing as defined in the agreement. At June 30, 2022 and December 31, 2021, the fair value of the derivative liability was $1,182,000 and $1,057,000, respectively. The Company recorded a loss related to the increase in fair value of the derivative liability of $57,232 and $22,664 for the six months ended June 30, 2022 and 2021, respectively. Additionally, the Company recorded debt discounts to the Notes which were fully amortized as non-cash interest expense of $67,768 and $53,336 for the six months ended June 30, 2022 and 2021, respectively.

Note 7—Note Payable

On April 30, 2020, the Company received $200,000 in loan proceeds from the Payroll Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds is restricted by the CARES Act for such expenses as payroll related costs and other allowable costs as defined by the PPP. The Company submitted the application for forgiveness of the PPP loan on November 4, 2020. In May 2021 the Company received forgiveness for the entire amount of principal and accrued interest of the PPP loan. The Company recorded a gain on forgiveness of PPP loan in the amount of $200,000 during the six months ended June 30, 2021.

Note 8—Preferred Stock

The Company has the following Preferred Stock at December 31, 2021:

		Shares		Liquidation
	Authorized Shares	Issued and Outstanding	Liquidation Preference	Preference per Share	Conversion Price per Share
At December 31, 2021
Series A	1,875,000	1,731,250	$15,390,813	$8.89	$4.00
Series B	1,500,000	1,187,649	21,080,771	$17.75	$7.06
Series C	1,168,225	1,156,543	19,869,410	$17.18	$8.34
Series D	1,750,000	1,097,549	17,330,298	$15.79	$8.56

	6,293,225	5,172,991	$73,671,292

F-88

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

On March 31, 2022, the holders of a majority of the then outstanding shares of Preferred Stock, voted together as a single class, and approved the conversion of all shares of Preferred Stock into a total of 8,651,207 shares of Common Stock as determined in accordance with the Certificate of Incorporation. All current holders of Preferred Stock were advised of the conversion on March 31, 2022. The Company recorded its quarterly liquidation preference prior to the conversion of preferred stock to common stock, and converted the outstanding balance including the March 31, 2022 liquidation preferences to common stock. The details of the conversions by class of Preferred Stock are as follows:

The Company converted its 1,731,250 shares of Series A Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $15,563,938 into 1,731,250 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $1,731 of common stock and $15,562,207 of additional paid-in capital on March 31, 2022.

The Company converted its 1,187,649 shares of Series B Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $21,330,177 into 2,096,200 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $2,096 of common stock and $21,328,081 of additional paid-in capital on March 31, 2022.

The Company converted its 1,156,543 shares of Series C Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $20,118,067 into 2,475,002 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $2,475 of common stock and $20,115,592 of additional paid-in capital on March 31, 2022.

The Company converted its 1,097,549 shares of Series D Preferred Stock outstanding with a liquidation preference as of March 31, 2022 of $17,566,271 into 2,348,755 shares of common stock at a par value of $0.001 per share. As a result of the conversion, the Company recorded an additional $2,349 of common stock and $17,563,922 of additional paid-in capital on March 31, 2022.

There was no Series D, Series C, Series B and Series A Preferred Stock issued and outstanding at June 30, 2022.

The Series D, Series C, Series B and Series A Preferred Stock have been designated with the following preferences:

Dividends:

Dividends shall accrue at the rate of $0.86 per annum on shares of Series D preferred stock, whether or not declared and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the six months ended June 30, 2021.

Dividends shall accrue at the rate of $0.86 per annum on shares of Series C preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the six months ended June 30, 2021.

Dividends shall accrue at the rate of $0.84 per annum on shares of Series B preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion) or for the six months ended June 30, 2021.

Dividends shall accrue at the rate of $0.40 per annum on shares of Series A preferred stock, whether or not declared, and shall be cumulative. The Company is under no obligation to pay such accruing dividends except as set forth in certain sections of the agreement, including in the event of liquidation and redemption. No dividends have been declared or accrued for the three months ended March 31, 2022 (the date of conversion ) or for the six months ended June 30, 2021.

F-89

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Liquidation, Dissolution and Preferential Payments:

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock then outstanding shall be entitled to be paid before any payment shall be made to the holders of Common Stock or Series A, Series B, and Series C Preferred Stock, an amount per share equal to the Series D Original Issue Price, plus any Series D Dividends declared but unpaid.

After payment to the holders of shares of Series D Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series B and Series A Preferred Stock and Common Stock, an amount per share equal to the Series C Original Issue Price, plus any Series C Dividends declared but unpaid.

After payment to the holders of shares of Series D and Series C Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Series A Preferred Stock or Common Stock, an amount per share equal to the Series B Original Issue Price, plus any Series B Dividends declared but unpaid.

After payment to the holders of shares of Series D, Series C and Series B Preferred Stock above, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid before any payment is made to the holders of Common Stock, an amount per share equal to the Series A Original Issue Price, plus any Series A Dividends declared but unpaid.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock or, in the case of a Deemed Liquidation Event, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

Election of Directors:

The holders of the shares of Series B Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Series A Preferred Stock may elect one director to the Company’s Board of Directors.

The holders of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), voting together as a single class, shall be entitled to elect the balance of the five directors of the Company.

Conversion:

Each share of Series D, Series C, Series B and Series A preferred stock shall be convertible, at the option of the holder, at any time and without the payment of additional consideration by the holder, into one share of common stock.

Mandatory conversion of Series D, Series C Series B and Series A preferred stock to common stock shall occur when either there is a public offering of shares of Common Stock resulting in at least $40 million of gross proceeds to the Company or by a vote or written consent of the holders of all of the then outstanding shares of Series D, Series C, Series B and Series A preferred stock.

Adjustments to Series A, Series B, Series C, and Series D Conversion Price for Diluting Issues:

In the event the Company issues additional shares of Common Stock or securities convertible into Common Stock, without consideration or for a consideration per share less than the applicable Preferred Series Conversion Price, then the Conversion Price for that Series, whether Series D, Series C, Series B, or Series A shall be reduced to the consideration per share received by the Company for such issue of Common Stock.

F-90

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

In the event the Company issues additional shares of Common Stock for a consideration per share greater than the applicable Preferred Series Conversion Price in effect immediately prior to such issue, but less than a consideration per share equal to one-hundred and twenty percent (120%) of the applicable Preferred Series Original Issue Price, then the Preferred Series Conversion Price for that Series, whether Series D, Series C, Series B or Series A, shall be reduced, concurrently with such issue, to a price determined in accordance with a formula.

At December 31, 2011, the Company had not received the requisite marketing approval from the United States Food and Drug Administration to market and sell the Company’s Amigo Remote Catheter System. Accordingly, the Series B Original Issue Price is deemed to be $7.06 per share for the purpose of calculating the Series B Conversion Price. The prior Original Issue Price was $8.42 per share

In August 2013, the Company issued its Series D Preferred Stock at a price of $8.56 per share, which is less than one-hundred and twenty percent (120%) of the Series C Preferred Original Issue Price, and as a result, the Series C Original Issue Price is deemed to be $8.34 per share for the purpose of calculating the Series C Conversion Price. The prior Original Issue Price of Series C was $8.56 per share.

The Company has determined that the Series D, Series C, Series B and Series A Preferred host instrument was more akin to equity than debt and that the above identified conversion feature, subject to adjustments, was clearly and closely related to the host instrument, and accordingly bifurcation and classification of the conversion feature as a derivative liability was not required. The Series D, Series C, Series B and Series A Preferred Stock is contingently redeemable at the option of the holders or upon the occurrence of a Deemed Liquidation Event that is not solely within the control of the Company. A Deemed Liquidation Event is considered, a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation. Accordingly, the Series D, Series C, Series B and Series A Preferred Stock are presented as redeemable convertible preferred stock based on their redemption values at December 31, 2021.

Note 9—Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. The holders of the common stock are entitled to one vote per each share with respect to each matter voted on by the stockholders of the Company.

On March 31, 2022, the Company notified holders of the Company’s Preferred Stock that all of their shares of Preferred Stock issued and outstanding would be converted into shares of common stock as a result of a collective vote of all Preferred Stockholders that approved of the conversion of all shares of Preferred Stock. The Company converted all 5,172,991 issued and outstanding shares of Preferred Stock to 8,651,207 shares of common stock. For additional details on the conversion of each class of Preferred Stock, see Note 8.

During the six months ended June 30, 2021, the Company issued 118,848 shares of common stock for net proceeds of $46,351 as a result of options exercised during the year by the former CEO of the Company. The Company did not issue shares of common stock during the six months ended June 30, 2022.

Note 10—Stock Based Compensation

In October 2009, the Board of Directors and Stockholders of the Company adopted the 2009 Equity Incentive Plan (the “Plan”), which was amended in 2011. The Plan provides for grants of stock options, restricted stock, and other stock-based awards to eligible employees of the Company as well as directors, officers, and others. The Plan is administered by the Board of Directors of the Company and was amended on September 24, 2019 to extend the term of the plan for ten more years.

F-91

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Stock options are granted with an exercise price as determined by the Board of Directors, but in no event shall the exercise price be less than the fair value of a share of common stock on the date of grant. Awards generally vest over five years of continuous service and have a ten-year term from the date of grant.

The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In order to determine the fair value, the Company considered, among other things, the Company’s business, financial condition and results of operations; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

The following table summarizes stock option activity under the Plan for the six months ended June 30, 2022 and 2021.

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2022	1,139,000	$0.40	8.67
Granted	—	—	—
Exercised	—	—	—
Cancelled	—	—	—
Expired	—	—	—

Outstanding at June 30, 2022	1,139,000	$0.40	8.43

Vested options at June 30, 2022	1,062,814	$0.56	8.41

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2021	387,970	$0.47	5.94
Granted	990,000	0.39	9.31
Exercised	(118,848)	0.39	—
Cancelled	(115,122)	0.43	—
Expired	(5,000)	4.00	—

Outstanding at June 30, 2021	1,139,000	$0.40	8.67

Vested options at June 30, 2021	265,000	$0.83	6.01

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. During the six months ended June 30, 2021, the Company granted 990,000 options to employees and directors with a grant date fair value of $9,900, at a fair value of $0.01 a share. There were no grants during the six months ended June 30, 2022. The assumptions used in calculating the fair value of stock-based awards during 2021 represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement. The assumptions are as follows:

F-92

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

June 30, 2021
Fair value of company’s common stock	$0.024
Dividend yield	0%
Expected volatility	91% - 175%
Risk Free interest rate	0.9% - 3.0%
Expected life (years) remaining	1.83 - 6.50

The stock-based compensation expense for stock option awards was $2,973 and $1,788 for the six months ended June 30, 2022 and 2021, respectively. Stock-based compensation is included within general and administrative expenses on the Company’s Statement of Operations.

As of June 30, 2022, there was an aggregate of $718 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 2.34 years.

Note 11—Leases

During 2018 and 2019, the Company leased office space from an entity controlled by the Chairman of the Board of Directors. On January 1, 2019, the Company entered into a new lease agreement with a term of three years due to expire December 31, 2022. As of December 1, 2020, the entity controlled by the Chairman of the Board of Directors is no longer the landlord of the leased office space.

The Company’s lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived an imputed rate, which was used in a portfolio approach to discount its real estate lease liabilities. We used an estimated incremental borrowing rate of 18.10% on June 30, 2022 for all leases that commenced prior to that date.

Right of use lease assets and lease liabilities for our operating leases were recorded in the balance sheet as follows:

	As of June 30, 2022	As of December 31, 2021
Assets
Lease right of use assets	$25,933	$51,867

Total lease assets	25,933	51,867

Liabilities
Current liabilities:
Lease liability—current portion	26,200	52,400

Non-current liabilities:
Lease liability, net of current portion	—	—

Total lease liability	$26,200	$52,400

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of June 30, 2022:

Weighted average remaining lease term (in years) – operating leases	0.50
Weighted average discount rate – operating leases	18.10

F-93

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Undiscounted Cash Flows

Future lease payments included in the measurement of lease liabilities on the balance sheet as of June 30, 2022 were as follows:

Six months ending June 30, 2022	Operating Lease
2022	$26,200
Less effects of discounting	—

Present value of future minimum lease payments	$26,200

Note 12—Income Taxes

The Company recorded no provision or benefit for income tax expense for the six months ended June 30, 2022 and 2021. For all periods presented, the pretax losses incurred by the Company received no corresponding tax benefit because the Company concluded that it is more likely than not that the Company will be unable to realize the value of any resulting deferred tax assets and therefore has recorded a valuation allowance reducing the benefit to zero. The Company will continue to assess its position in future periods to determine if it is appropriate to reduce a portion of its valuation allowance in the future.

On March 27, 2020, Congress enacted the CARES Act to provide certain relief as a result of the COVID-19 pandemic. The CARES Act, among other things, includes provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, and modification to the net interest deduction limitations. The CARES Act did not have a material impact on the Company’s consolidated financial statements for the six months ended June 30, 2022 and 2021. The Company continues to monitor any effects on its financial statements that may result from the CARES Act. As of June 30, 2022 and December 31, 2021, the Company had not recorded any liability for uncertain tax positions, accrued interest or penalties thereon, and no amounts have been recognized in the Company’s statement of operations.

Note 13—Royalty

In February 2022, the Company entered into an Assignment and Agreement with an individual for the assignment and all rights to a surgical vessel closing pressure device. In exchange, the Company has agreed to pay a 5% royalty on net sales up to $1 million in royalties, payable annually in arrears, beginning in the year ending December 31, 2022. After $1 million in royalties has been paid, and only if a patent has been granted by the United States Patent and Trademark Office, then the Company will continue to pay a royalty at a reduced rate of 2% of net sales until a cumulative royalty of $10 million has been paid. Royalty payments will end February 28, 2032, whether or not the full $10 million has been paid. For the six months ended June 30, 2022, no royalty has been accrued or paid under this agreement.

Note 14—Commitments and Contingencies

Legal Proceedings

The Company may be involved in lawsuits, claims and proceedings incidental to the ordinary course of business. The Company accounts for such contingencies when a loss is considered probable and can be reasonably estimated.

In May 2020, the Company received a Summons to appear before the District Court of the Hague in a matter brought against the Company by PEACS B.V. The dispute concerns the ownership of one of the Company’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, the Company and PEACS B.V. settled the outstanding litigation. As part of the settlement, the Company agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to the Company for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, the Company paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the six months ended June 30, 2021.

F-94

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 15—Related Party Transactions

On March 13, 2021, the Company granted 70,000 stock options to four employees. The stock options are to vest annually over five years, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. The exercise price of all the stock options is $0.39.

On April 25, 2021, the Company granted 900,000 stock options to five directors and one observer on the Board of Directors. The stock options are to vest monthly over one year, and exercisable for ten years from the grant date. All options would terminate ten years from the grant date or with termination of employment, whichever comes first. The exercise price of all the stock options is $0.39.

The Company’s Chairman of the Board of Directors is the holder of Convertible Promissory Note Two and the lead investor in the holder of Convertible Promissory Note One as of June 30, 2022 and December 31, 2021, respectively. The Chairman of the Board of Directors owns approximately 15% and 23% of the Company’s common stock as of June 30, 2022 and December 31, 2021, respectively. The outstanding balance of Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $25,140,000 and $23,660,000 as of June 30, 2022 and December 31, 2021, respectively. The outstanding balance of interest payable related to the Convertible Promissory Notes One and Two due to the Chairman of the Board of Directors is $12,309,278 and $10,859,343 as of June 30, 2022 and December 31, 2021, respectively.

The Company’s former CEO is the acting CEO of another entity and it is no longer considered an affiliated entity. As of and for the six months ended June 30, 2022 and 2021 there were no transactions between the Company and the affiliated entity. As of June 30, 2022, and December 31, 2021, there were no amounts due to or from the affiliated entity. During the six months ended June 30, 2021, the amount due from the exercise of 118,848 stock options by the former CEO was offset against deferred compensation due to the former CEO.

A member of the Company’s Board of Directors is the holder of Convertible Promissory Note Three and owns 66,445 and 2,959 shares of the Company’s common stock as of June 30, 2022 and December 31, 2021, respectively. The outstanding balance of Convertible Promissory Note Three due to the member is $75,000 as of June 30, 2022 and December 31, 2021. The outstanding balance of interest payable related to Promissory Note Three is $54,806 and $50,343 as of June 30, 2022 and December 31, 2021, respectively.

The holder of Convertible Promissory Note Four is a stockholder of the Company and active investor in other ventures directed by the Company’s Chairman of the Board of Directors. The holder of Convertible Promissory Note Four owns 51,122 and 8,242 shares of the Company’s common stock as of June 30, 2022 and December 31, 2021, respectively. The outstanding balance of Convertible Promissory Note Four due to the shareholder is $250,000 as of June 30, 2022 and December 31, 2021. The outstanding balance of interest payable related to Promissory Note Four is $182,632 and $167,755 as of June 30, 2022 and December 31, 2021, respectively.

Please refer to Note 6 for additional details relating to convertible promissory notes with related parties.

Note 16—Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of September 9, 2022 which is the date the financial statements were available to be issued. Based on this evaluation, the Company has determined the following subsequent events have occurred which require adjustment to, or disclosure in the financial statements.

Subsequent to June 30, 2022, the Company received advances totaling $350,000 from the Chairman of the Board of Directors. The advances are to be repaid without interest upon the closing of a merger transaction.

F-95

CATHETER PRECISION, INC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

On September 9, 2022, the Company entered into an Agreement and Plan of Merger with Ra Medical Systems, Inc. (Ra Medical) where the Company will become a wholly-owned subsidiary of Ra Medical. The Board of Directors of the Company has recommended approval of the merger by its stockholders. Each share of the Company’s common stock issued and outstanding at the time of the merger will be converted into the right to receive Common Stock. The Company’s stockholders immediately after to the merger will own approximately 79% of Ra Medical. Ra Medical will assume all of the Company’s assets and liabilities and be the operating entity for the current business of the Company going forward. The merger is expected to close before the end of 2022, subject to certain closing conditions.

One of the conditions of closing is for the Company to enter into a Debt Settlement Agreement and Release with each of the four Noteholders of the Convertible Promissory Notes discussed in Note 6. The agreements state at the closing of a merger transaction, the Convertible Promissory Notes will be deemed terminated and merger shares will be issued to the Noteholders. All accrued interest will be forgiven by the Noteholders in exchange for a Royalty Right. The Company will pay to the Noteholders a total royalty equal to 12% of net sales of its Surgical Vessel Closing Pressure Device, commencing up the first commercial sale through December 31, 2035.

F-96

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

RA MEDICAL SYSTEMS, INC.,

RAPID MERGER SUB 1, INC.,

RAPID MERGER SUB 2, LLC

and

CATHETER PRECISION, INC.

Dated as of September 9, 2022

i

Exhibit A	Form of Parent Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Calculation of Exchange Ratio
Exhibit D	Form of Debt Settlement Agreement
Schedule I	Convertible Promissory Notes

Definition	Location
Action	4.9
Affiliate	9.6(a)
Agreement	Preamble
Anti-Bribery Laws	4.23
Assumed Option	3.2(a)
Book-Entry Shares	3.4(b)
Business Day	9.6(b)
Cash and Cash Equivalents	9.6(c)
Certificates	3.4(b)
Closing	2.3
Closing Date	2.3
COBRA	4.12(c)(iv)
Code	Recitals
Company	Preamble
Company Allocation Proportion	3.1(a)(i)(A)
Company Balance Sheet	4.6(b)
Company Bring-Down Certificate	7.1(m)
Company Board	4.1(b)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Equity Plan	3.2(a)
Company Financial Statements	4.6(a)
Company Interim Financial Statements	4.6(a)
Company Lock-Up Agreements	Recitals
Company Merger Shares	3.1(a)(i)(B)
Company Notes	3.1(a)(i)
Company Option	3.2(a)
Company Outstanding Shares	3.1(a)(i)(C)
Company Owned IP	9.6(d)
Company Plans	4.12(a)
Company Preferred Stock	4.2(a)
Company Products	4.11(c)
Company Registered IP	4.19(a)
Company Stock Awards	4.2(b)
Company Stockholder Approval	Recitals
Confidentiality Agreement	8.2
Contract	4.5(a)
control	9.6(e)
Corporate Integrity Agreement	6.13(a)
Covered Person	5.2(e)
D O Indemnified Parties	6.3(a)
Debt Settlement Agreements	3.3(a)
Delaware Secretary of State	2.4
DGCL	Recitals
Disqualifying Event	5.2(e)
Dissenting Shares	3.6
DLLCA	2.2
DOJ Settlement Agreement	6.13(b)
Environmental Law	4.14(b)
ERISA	4.12(a)
Exchange Act	4.16(a)

Exchange Agent	3.4(a)
Exchange Fund	3.4(a)
Exchange Ratio	3.1(a)(i)
Excluded Shares	3.1(a)(iii)
Executive Chairman Agreement	7.1(f)
FDA	4.11(c)
FDA Ethics Policy	4.11(i)
FDCA	4.11(a)
First Certificate of Merger	2.4
First Effective Time	2.4
First Merger	Recitals
First Merger Consideration	3.3(a)
First Merger Note Consideration	3.3(a)
First Merger Stock Consideration	3.1(a)(i)
First Merger Sub	Preamble
First Step Surviving Company	2.2
GAAP	4.6(a)
Governmental Entity	4.5(b)
Guide	6.1(d)
Hazardous Substance	4.14(c)
Health Care Laws	4.11(a)
HHS Confirmation	6.13(a)
Indebtedness	9.6(f)
Intellectual Property	9.6(g)
Intended Tax Treatment	Recitals
IRS	4.12(a)
IT Systems	4.19(g)
knowledge	9.6(h)
Law	4.5(a)
Lease Modification	7.1(l)
Liens	4.5(a)
Lock-Up Agreement	Recitals
Material Adverse Effect	4.1(a)
Material Contracts	4.16(a)
McGuire Payment	9.6(s)
Measurement Date	5.2(a)
Merger	Recitals
Merger Subs	Preamble
Net Cash	9.6(j)
Net Cash Calculation	6.8
Net Cash Schedule	6.8
Note Conversion Parent Common Shares	3.3(a)
NYSE American	9.6(i)
Ordinary Course Agreement	4.15(g)
Parent	Preamble
Parent Allocation Proportion	3.1(a)(i)(D)
Parent Balance Sheet	9.6(k)
Parent Board	5.1(b)
Parent Bring-Down Certificate	7.1(l)
Parent Common Stock	Recitals
Parent Common Stock Issuance	5.4(a)
Parent Closing Net Cash	6.8
Parent Disclosure Letter	Article V
Parent Financing	5.2(a)
Parent IT Systems	5.19(d)

v

Parent Lock-Up Agreements	Recitals
Parent Material Adverse Effect	5.1(a)
Parent Material Contracts	5.16(a)
Parent Options	5.2(a)
Parent Outstanding Shares	3.1(a)(i)(F)
Parent Owned IP	9.6(l)
Parent Plans	5.12(a)
Parent Preferred Stock	5.2(a)
Parent Pre-Closing Valuation	3.1(a)(i)(G)
Parent Products	5.11(c)
Parent Registered IP	5.19(a)
Parent Restricted Stock Awards	5.2(a)
Parent Restricted Stock Units	5.2(a)
Parent SEC Documents	5.6(a)
Parent Stockholder Approval	5.4(a)
Parent Stockholder Matters	6.2(a)
Parent Stockholder Meeting	6.2(a)
Parent Support Agreements	Recitals
Parent Warrants	5.2(a)
PBGC	4.12(c)(iii)
Pension Plan	4.12(b)
Permits	4.10
Permitted Liens	4.18(a)
Person	9.6(m)
Personal Information	4.19(h)
Post-Closing Parent Shares	3.1(a)(i)(H)
Post-Closing Valuation	3.1(a)(i)(I)
PPM/Joint Information Statement	6.7
Privacy Laws	4.19(h)
Proxy Statement	6.1(a)
Reverse Stock Split Proposal	6.12(a)
Rounding Shares	3.1(a)(i)
Royalty Rights	3.3(a)
Safety Notices	4.11(g)
Sarbanes-Oxley Act	5.6(a)
SEC	9.6(o)
Second Certificate of Merger	2.4
Second Effective Time	2.4
Second Merger	Recitals
Second Merger Sub	Preamble
Securities Act	4.16(a)
Signing Date	Preamble
Subsidiary	9.6(p)
Surviving Company	2.2
Takeover Laws	4.20
Tax Action	4.15(d)
Tax Return	9.6(q)
Taxes	9.6(r)
Total Note Conversion Parent Common Shares	3.3(a)
Trading Day	3.3(a)
Trade Secrets	9.6(g)
Transaction Expenses	9.6(s)
WARN Act	4.13(d)

Folk Payment	9.6(s)
Memmolo Payment	9.6(s)
Payment and Release Agreements	7.1(q)
Sessions Payment	9.6(s)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement” ), dated as of September 9, 2022 (the “Signing Date” ), by and among RA MEDICAL SYSTEMS, INC., a Delaware corporation (“Parent” ), RAPID MERGER SUB 1, INC., a Delaware corporation (“First Merger Sub” ), RAPID MERGER SUB 2, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs” ), and CATHETER PRECISION, INC., a Delaware corporation (the “Company” ).

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger” ) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL” ). Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, immediately following the First Merger and as part of the same overall transaction of the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger” ), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, the parties hereto intend that the First Merger and Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code” ) and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment” ), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company and its stockholders that the Company engage in the Merger and the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company has (i) unanimously approved this Agreement, the First Merger, with the Company continuing as the First Step Surviving Company (as defined below), after the First Effective Time (as defined below), pursuant to which each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock” ) shall be converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio, upon the terms and subject to the conditions set forth in this Agreement, and the Second Merger, with Second Merger Sub continuing as the Surviving Company (as defined below) and (ii) resolved to recommend that the Company stockholders adopt this Agreement and approve the Merger;

WHEREAS, following such approval by the Board of Directors of the Company, the Company shall promptly solicit consents from Company stockholders to approve this Merger Agreement and the transactions contemplated thereby, all in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL (the “Company Stockholder Approval”), and shall ensure that the Company Stockholder Approval becomes effective prior to the consummation of the transactions contemplated hereby;

WHEREAS, First Merger Sub is a newly incorporated Delaware corporation that is wholly owned by Parent, and has been formed for the sole purpose of effecting the First Merger;

WHEREAS, Second Merger Sub is a newly formed Delaware limited liability company that is wholly owned by Parent, and has been formed for the sole purpose of effecting the Second Merger;

WHEREAS, the respective disinterested members of the Boards of Directors of Parent and First Merger Sub and the sole member of Second Merger Sub have each unanimously approved this Agreement and the Merger;

WHEREAS, Parent, Merger Subs and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed on Section A of the Parent Disclosure Letter have entered into Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Parent Support Agreements” ), pursuant to which such stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the Parent Stockholder Matters (as defined in Section 6.2(a));

WHEREAS, in connection with the consummation of the transactions contemplated hereby, the stockholders, directors or officers of the Company listed on Section A of the Company Disclosure Letter are executing lock-up agreements in the form attached hereto as Exhibit B (the “Lock-Up Agreement”, and collectively, the “Company Lock-Up Agreements” ); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the stockholders, directors or officers of the Parent listed on Section B of the Parent Disclosure Letter are executing Lock-Up Agreements (collectively, the “Parent Lock-Up Agreements” ).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Subs and the Company hereby agree as follows:

ARTICLE I

CERTAIN GOVERNANCE MATTERS

Section 1.1 Parent Matters.

(a) Parent Certification of Incorporation. As of the First Effective Time, the Certificate of Incorporation of Parent shall be identical to the Certificate of Incorporation of Parent immediately prior to the First Effective Time, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) Parent Bylaws. As of the First Effective Time, the Bylaws of Parent shall be identical to the Bylaws of Parent immediately prior to the First Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Law.

RESERVED.

(c) RESERVED.

(d) RESERVED.

Section 1.2 First Step Surviving Company Matters.

(a) First Step Surviving Company Certificate of Incorporation. At the First Effective Time, the Certificate of Incorporation of the First Step Surviving Company shall be amended to read in its entirety as the Certificate of Incorporation of First Merger Sub (except that references to the name of First Merger Sub shall be replaced by references to the name of the First Step Surviving Company), until thereafter amended in accordance with applicable Law.

(b) First Step Surviving Company Bylaws. At the First Effective Time, the Bylaws of the First Step Surviving Company shall be amended to read in their entirety as the Bylaws of First Merger Sub (except that references to the name of First Merger Sub shall be replaced by references to the name of the First Step Surviving Company), until thereafter amended in accordance with applicable Law.

(c) First Step Surviving Company Directors. The directors of First Merger Sub immediately prior to the First Effective Time shall be the directors of the First Step Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d) First Step Surviving Company Officers(e). The officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the First Step Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.3 Surviving Company Matters.

(a) Surviving Company Certificate of Formation. At the Second Effective Time, the Certificate of Formation of the Surviving Company shall be amended to read in its entirety as the Certificate of Formation of Second Merger Sub (except that references to the name of Second Merger Sub shall be replaced by references to the name “CATHETER PRECISION, LLC”), until thereafter amended in accordance with applicable Law.

(b) Surviving Company Limited Liability Company Agreement. At the Second Effective Time, the limited liability company agreement of the Surviving Company shall be identical to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended in accordance with applicable Law; provided that all references to the name of Second Merger Sub shall be replaced by references to the name “CATHETER PRECISION, LLC”.

(c) Manager of Surviving Company. The sole manager of the Surviving Company in accordance with the Certificate of Formation and the limited liability company agreement of Surviving Company, shall be Parent.

ARTICLE II

THE MERGER

Section 2.1 Formation of Merger Subs. Parent has caused the Merger Subs to be organized under the laws of the State of Delaware.

Section 2.2 The Merger . Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into the Company. Following the First Merger, the separate corporate existence of First Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “First Step Surviving Company” ) and a wholly-owned subsidiary of Parent. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (“DLLCA” ), at the Second Effective Time, the First Step Surviving Company will merge with and into Second Merger Sub. Following the Second Merger, the separate existence of the First Step Surviving Company shall cease, and Second Merger Sub will continue as the surviving company in the Second Merger (the “Surviving Company” ).

Section 2.3 Closing. The closing of the Merger (the “Closing” ) shall take place at such date, time or place as agreed to in writing by Parent and the Company, no later than three (3) Trading Days following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI, remotely by electronic exchange of documents. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4 Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, (i) the parties shall cause the First Merger to be consummated by executing and filing a certificate of merger with respect to the First Merger (the “First Certificate of Merger” ) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State” ), executed in accordance with the relevant provisions of the DGCL, and (ii) the parties shall cause the Second Merger to be consummated by executing and filing a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger” ) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and DLLCA. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the First Certificate of Merger (the time the First Merger becomes effective being the “First Effective Time” ). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Effective Time” ).

Section 2.5 Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the First Step Surviving Company, and all debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the First Step Surviving Company. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of the First Step Surviving Company and Second Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the First Step Surviving Company and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF

CERTIFICATES

Section 3.1 Conversion of Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Subs, the Company or the holders of any shares of capital stock of the Parent, Merger Subs or the Company:

(i) Subject to the terms and conditions of this Agreement (including Section 3.4(f), each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Excluded Shares or Dissenting Shares, and, for the avoidance of doubt, other than any shares underlying the Convertible Promissory Notes set forth on Schedule I hereto (the “Company Notes”), which shall convert pursuant to Section 3.3 hereof) shall thereupon be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “First Merger Stock Consideration” ). As of the First Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the First Merger Stock Consideration, and any dividends or other distributions payable pursuant to Section 3.4(d), without interest. For the avoidance of doubt, to the extent that the number of Company Merger Shares shall, in order to accommodate the effect of rounding as provided for elsewhere in this Agreement, be less than the total of (a) shares of Parent Common Stock to be issued pursuant to the conversion of Company Common Stock as described above and the conversion of Company Notes as described in Section 3.3, plus (b) the shares of Parent Common Stock underlying Assumed Options, the First Merger Consideration (as defined in Section 3.3) shall include all such excess shares (the “Rounding Shares”) notwithstanding such discrepancy, such agreement being predicated upon the understanding of the parties that due to the number of total Company stakeholders, in no event shall the number of Rounding Shares exceed 100 shares of Parent Common Stock. For purposes of this Agreement, the “Exchange Ratio” shall mean, subject to Section 3.1(a)(v), the ratio equal to the quotient obtained by dividing (a) (1) the Company Merger Shares minus (2) the Total Note Conversion Parent Common Shares (as defined below) by (b) the Company Outstanding Shares, in which:

(A) “Company Allocation Proportion” means the quotient obtained by dividing $50,000,000 by the Post-Closing Valuation.

(B) “Company Merger Shares” means the product determined by multiplying (A) the Post-Closing Parent Shares by (B) the Company Allocation Proportion.

(C) “Company Outstanding Shares” means, subject to Section 3.1(a)(v), the total number of shares of Company Common Stock outstanding immediately prior to the First Effective Time, plus the total number of shares of Company Stock underlying Company Options being assumed by Parent pursuant to Section 3.2 below.

(D) “Parent Allocation Proportion” means the quotient obtained by dividing the Parent Pre-Closing Valuation by the Post-Closing Valuation.

(E) “Parent Closing Net Cash” shall have the meaning set forth in Section 6.8 hereof.

(F) “Parent Outstanding Shares” means, subject to Section 3.1(a)(v), the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted and as-converted-to-Parent Common Stock basis, and assuming the exercise (treasury stock method) of all options, warrants and other derivative rights of Parent.

(G) “Parent Pre-Closing Valuation” means the sum equal to (A) $13,000,000 plus (B) the positive amount, if any, by which the Parent Closing Net Cash exceeds $8,000,000.

(H) “Post-Closing Parent Shares” means the quotient determined by dividing (A) the Parent Outstanding Shares by (B) the Parent Allocation Proportion.

(I) “Post-Closing Valuation” means the sum equal to (A) $50,000,000 plus (B) the Parent Pre-Closing Valuation.

(J) “Total Note Conversion Parent Common Shares” shall have the meaning set forth in Section 3.3.

For the avoidance of doubt and for illustrative purposes only, a sample “Exchange Ratio” calculation is attached hereto as Exhibit C.

(ii) At the First Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the First Effective Time shall remain outstanding. Immediately following the First Effective Time, shares of Parent Common Stock, if any, owned by the First Step Surviving Company shall be surrendered to Parent without payment therefor.

(iii) Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or First Merger Sub immediately prior to the First Effective Time (collectively, “Excluded Shares ”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Each share of common stock, par value $0.001 per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First Step Surviving Company.

(v) The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the First Effective Time; provided, that nothing in this Section 3.1(a)(v) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(vi) RESERVED.

(b) At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, the First Step Surviving Company, Second Merger Sub or their respective securityholders, each share of common stock of the First Step Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 3.2 Treatment of Options and Other Equity-Based Awards.

(a) At the First Effective Time, each outstanding option (each, a “Company Option” ) to purchase shares of Company Common Stock granted under the Catheter Precision, Inc. Amended and Restated 2009 Equity Incentive Plan (the “Company Equity Plan” ), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted, at the First Effective Time, into an option to purchase shares of Parent Common Stock (an “Assumed Option” ), on the same terms and conditions (including any vesting or forfeiture and post-termination exercise provisions as were applicable to such Company Option as of immediately prior to the First Effective Time). For purposes of clarification, (x) no Company Option shall be amended to waive any acceleration of vesting in connection with the Merger, and (y) all Assumed Options will continue to vest in accordance with the terms of the Company Options upon closing of the Merger to the extent the agreements governing the Company Options so provide. The number of shares of Parent Common Stock subject to each such Assumed Option shall be equal to (i) the number of shares of Company Common Stock subject to each Company Option immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio, rounded up, if necessary, to the nearest whole share of Parent Common Stock, and such Assumed Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (B) the Exchange Ratio; provided, that in the case of any Company Option to which Section 421 of the Code applies as of the First Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Company Option to which Section 409A of the Code applies as of the First Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional Taxes thereunder.

(b) RESERVED.

(c) Prior to the First Effective Time, the Company shall take all action necessary for the adjustment of the Company Options under this Section 3.2. The Company shall make commercially reasonable efforts to ensure that, as of the First Effective Time, no holder of a Company Option (or former holder of a Company Option) or a participant in the Company Equity Plan shall have any rights thereunder to acquire, or other rights in respect of, the capital stock of the Company, the First Step Surviving Company or any of their Subsidiaries, or any other equity interest therein.

(d) Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Assumed Options as a result of the actions contemplated by this Section 3.2. As soon as practicable following the First Effective Time, but in any event, not prior to thirty (30) days thereafter nor later than sixty (60) days thereafter, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to the Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and are required to be registered.

Section 3.3 Treatment of Company Notes.

(a) At the First Effective Time, pursuant to the terms and conditions of those certain Debt Settlement Agreements to be entered into by the Company and the holders of the Company Notes set forth on Schedule I hereto prior to the Closing (the “Debt Settlement Agreements”) substantially in the form attached hereto as Exhibit D, the principal amount owing under each of the Company Notes set forth on Schedule I hereto shall be converted into the right to receive a number of shares of Parent Common Stock (the “Note Conversion Parent Common Shares”) equal to the quotient obtained by dividing (a) the aggregate outstanding principal amount of that Company Note divided by (b) seventy-five percent (75%) of the lower of the following: (x) the last closing sale price per share for Parent Common Stock prior to 4:00 p.m. (New York City time) on the last Trading Day prior to the Closing Date, as reported by Bloomberg; or (y) the average of the last closing sale price per share for Parent Common Stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full Trading Days ending on the last Trading Day immediately prior to such Closing Date, provided that such quotient shall be rounded up to the nearest whole number (such Note Conversion Parent Common shares, the “First Merger Note Consideration” and the First Merger Note Consideration together with the First Merger Stock Consideration and the Assumed Options, the “First Merger Consideration” ), and all such Company Notes and the principal amounts owing thereunder shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. The interest owing thereon shall be forgiven in exchange for the issuance of certain royalty rights (the “Royalty Rights”) described in the Debt Settlement Agreements. Thereafter, each Company Note shall represent only the right to receive the First Merger Note Consideration and such royalty rights as specified in the Debt Settlement Agreement pertaining to such Company Note. “Trading Day” means any day on which the primary market for Parent Common Stock is open for trading and is not closed for any reason prior to its normal closing time. “Total Note Conversion Parent Common Shares” shall mean the total of all Note Conversion Parent Common Shares to be issued with respect to all of the Company Notes set forth on Schedule I attached hereto.

Section 3.4 Exchange and Payment.

(a) Promptly after the First Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Exchange Agent” ), in trust for the benefit of holders of shares of Company Common Stock and Company Notes immediately prior to the First Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares (or certificates if requested) representing the shares of Parent Common Stock issuable pursuant to Sections 3.1(a)(i) and 3.3. In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the First Effective Time, any dividends or distributions payable pursuant to Section 3.4(d). All certificates representing shares of Parent Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b) As soon as reasonably practicable after the First Effective Time and in any event not later than the third (3rd) Business Day thereafter, the parties shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates” ) that immediately prior to the First Effective Time represented outstanding shares of Company Common Stock, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the First Merger Consideration, any dividends or other distributions payable pursuant to Section 3.4(d). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of Company Common Stock formerly represented by such Certificate (other than Excluded Shares or Dissenting Shares) (A) that number of shares of Parent Common Stock (after taking into account all shares of Company Common Stock then held by such holder under all Certificates so surrendered) to which such holder of Company Common Stock shall have become entitled pursuant to Section 3.1(a)(i) (which shall be in uncertificated book-entry form unless a physical certificate is requested), and (B) any dividends or other distributions payable pursuant to Section 3.4(d), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the First Effective Time and in any event not later than the third Business Day thereafter, Parent shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Company Common Stock represented by book entry (such securities, collectively, the “Book-Entry Shares” ) other than with respect to Excluded Shares or Dissenting Shares, and to each Company Noteholder, (1) that number of shares of Parent Common Stock (with respect to holders of Company Common Stock, after taking into account all shares of such stock then held by such holder as Book-Entry Shares) to which such holder shall have become entitled pursuant to the provisions of Section 3.1(a)(i) (which shall be in book-entry form unless a physical certificate is requested), and (2) any dividends or other distributions payable pursuant to Section 3.4(d), without such holder being required to deliver a Certificate or Company Note, or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions, if any, payable to holders of Certificates or Book-Entry Shares representing Company Common Stock. For the avoidance of doubt, until surrendered as contemplated by this Section 3.3, each Certificate, other than Excluded Shares or Dissenting Shares, shall be deemed after the First Effective Time to represent only the right to receive the First Merger Consideration payable in respect thereof, plus any dividends or other distributions payable pursuant to Section 3.4(d).

(c) If payment of the First Merger Consideration is requested to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, or in the case of a Company Note, other than the Person listed as the registered owner thereof on Schedule I hereto, it shall be a condition of payment that, in the case of a Certificate, any Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and, in the case of Book-Entry Shares and Company Notes, that such Book-Entry Share or Company Note shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the First Merger Consideration to a Person other than the registered holder of such Certificate, Book-Entry Share, or Company Note, or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d) (i) No dividends or other distributions with respect to Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Certificate in accordance with this Article III. Following the surrender of a Certificate in accordance with this Article III, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(i) Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares and Company Noteholders who are entitled to receive shares of Parent Common Stock under this Article III shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 3.4(b), the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to the time of such payment by the Exchange Agent under Section 3.4(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 3.4(b) payable with respect to such shares of Parent Common Stock.

(e) The First Merger Consideration, including any dividends or other distributions payable pursuant to Section 3.4(d) in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, and in full satisfaction for the cancellation of the principal amount of the Company Notes. At the First Effective Time, the stock and note transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock or Company Notes that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates are presented to the First Step Surviving Company or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares or Company Notes, such Certificates or Book-Entry Shares or Company Notes shall be cancelled and exchanged as provided in this Article III.

(f) Fractional shares of Parent Common Stock issuable upon consummation of the First Merger shall be rounded up to the nearest share. Any fractional shares of Parent Common Stock that a holder of shares of Company Common Stock or Company Notes is entitled to receive (through multiple Certificates or Book-Entry Shares or otherwise) issuable upon the conversion of shares of Company Common Stock or Company Notes shall be aggregated together first and prior to rounding such holder’s First Merger Consideration to the nearest share.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the First Effective Time shall be delivered to the Surviving Company, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Company, as general creditors thereof, for payment of the First Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 3.4(d) (subject to abandoned property, escheat or other similar laws), without interest.

(h) None of Parent, the First Step Surviving Company, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been exchanged prior to two years after the First Effective Time (or immediately prior to such earlier date on which the related First Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock) would otherwise escheat to or become the property of any Governmental Entity), any such First Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the First Step Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the First Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 3.4(d).

Section 3.5 Withholding Rights. Parent, First Merger Sub, the First Step Surviving Company, the Surviving Company and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent, First Merger Sub, the First Step Surviving Company, the Surviving Company or the Exchange Agent reasonably determines it is required to deduct and withheld under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and are remitted to the applicable Taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.6 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each share of the Company Common Stock (other than Excluded Shares) outstanding immediately prior to the First Effective Time and held by a holder who is entitled to demand and who properly demands appraisal for such shares of the Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares” ), shall not be converted into or be exchangeable for the right to receive a portion of the First Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the First Effective Time into the right to receive the portion of the First Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a)(i), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Common Stock issued and outstanding immediately prior to the First Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.7 Reservation of Parent Common Stock. Parent shall, subject to receipt of the Parent Stockholder Approval (as defined in Section 5.4) of the Parent Stockholder Matters (as defined in Section 6.2(a)), reserve for issuance a number of shares of Parent Common Stock equal to at least (i) the number of Company Merger Shares, plus (ii) the number of Rounding Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter” ) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Subs as follows:

Section 4.1 Organization, Standing and Power.

(a) The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations of the Company, taken as a whole, or (B) materially impairs the ability of the Company to consummate, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industry in which the Company operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war, armed hostilities, acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in, or compliance with or action taken for the purpose of complying with, any Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement or the pendency of the transactions contemplated by this Agreement, or (5) any specific action taken (or omitted to be taken) by the Company as required by this Agreement or at the direction of or with the express written consent of Parent; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company, taken as a whole, as compared to other participants in the industry in which the Company operates.

(b) The Company has previously made available to Parent true and complete copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter” ) and Bylaws (the “Company Bylaws” ), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve a privilege (including attorney-client privilege), the Company has made available to Parent true and complete copies of the minutes of all meetings of the Company’s stockholders, the Board of Directors of the Company (the “Company Board” ) and each committee of the Company Board held since January 1, 2020.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 7,500,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the date hereof, (i) 10,096,055 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,139,000 shares of Company Common Stock were subject to outstanding Company Options, and (iv) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth in Section 4.2(a) of the Company Disclosure Letter and the Company Notes described on Schedule I, the Company does not have outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in this Section 4.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Options, and other similar rights to purchase or receive shares of Company Common Stock or similar rights granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards” ), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies (without reference to the applicable $100,000 limitation) and the exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Stock Awards. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan. The Company is under no obligation to issue shares of Company Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan.

Section 4.3 No Subsidiaries. The Company does not have any Subsidiaries. The Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. Other than the Company Stockholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 4.5 No Conflict; Consents and Approvals.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens” ) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract” ) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law” ) applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity” ) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the First Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (ii) the filing of the Second Certificate of Merger with the Delaware Secretary of State as required by the DGCL and the DLLCA, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.6 Financial Statements .

(a) True and complete copies of the audited balance sheet of the Company as at December 31, 2021 and December 31, 2020, and the related audited statements of operations, statements of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Company Financial Statements” ) and the unaudited balance sheet of the Company as at June 30, 2022, and the related unaudited statements of operations, statements of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows, together with all related notes and schedules thereto (collectively referred to as the “Company Interim Financial Statements” ), are attached hereto as Section 4.6(a) of the Company Disclosure Letter. Each of the Company Financial Statements and the Company Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP” ) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except that the Company Interim Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments that would not, individually or in the aggregate, reasonably be expected to be material to the Company); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) Except as set forth in Section 4.6(b) of the Company Disclosure Letter and except as and to the extent accrued or reserved against in the audited balance sheet of the Company as at December 31, 2021 (such balance sheet, together with all related notes and schedules thereto, the “Company Balance Sheet” ), the Company does not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether or not required by GAAP to be reflected in a balance sheet, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(c) The books of account and financial records of the Company are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(d) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) Except as set forth in Section 4.6(e) of the Company Disclosure Letter, since January 1, 2022, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 RESERVED Section 4.8 .

Section 4.8 Absence of Certain Changes or Events . Except as set forth in Section 4.8 of the Company Disclosure Letter, since December 31, 2021: (i) except in connection with the execution of this Agreement, the discussions, negotiations and transactions related thereto, and the consummation of the transactions contemplated hereby, the Company has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) the Company has not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (other than the issuance of shares of the Company Common Stock upon the exercise of Company Options, in accordance with their terms, except for acquisitions of Company Common Stock in satisfaction by holders of Company Options of the applicable exercise price and/or withholding Taxes);

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets.

Section 4.9 Litigation . There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action” ) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company, its properties or assets, or any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek material injunctive or other non-monetary relief. Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10 Compliance with Laws . The Company is in compliance in all material respects with all Laws applicable to its business, operations, properties or assets. The Company has not received, since January 1, 2019, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to its business, operations, properties, assets or Company Products (as defined below). The Company has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits” ) of all Governmental Entities necessary or advisable for them to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.11 Health Care Regulatory Matters .

(a) The Company, and to the knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are in material compliance with all health care laws to the extent applicable to the Company or any of its products or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and any other state, federal or ex-U.S. laws, accreditation standards, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of biological products, kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services, to the extent applicable to the Company (“Health Care Laws” ). To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b) The Company is not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c) All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA” ) or other Governmental Entity relating to products that are regulated as medical devices or other healthcare products under Health Care Laws, including biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Company (“Company Products” ), including, without limitation, investigational device exemptions, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d) All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company have been, and if still pending are being, conducted in compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, and 314. No clinical trial conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for biological products at 21 C.F.R. Parts 600 and 610 and all comparable foreign regulatory requirements of any Governmental Entity.

(f) The Company has not received any written communication that relates to an alleged violation or non-compliance with any Health Care Laws, including any written notification of any pending or, to the knowledge of the Company, threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 4.11 of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products, or any adverse experiences relating to the Company Products that have been reported to FDA or other Governmental Entity (“Safety Notices” ), and, to the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice. All Safety Notices listed in Section 4.11(g) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h) There are no unresolved Safety Notices, and to the knowledge the Company, there are no facts that would be reasonably likely to result in a material Safety Notice with respect to the Company Products or a termination or suspension of developing and testing of any of the Company Products.

(i) Neither the Company, nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy” ). None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Drug or Health Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l) Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Company Products are sold or intended to be sold. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 4.12 Benefit Plans .

(a) Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA” ), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company (or any of their dependents) has any present or future right to compensation or benefits or the Company sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” The Company has provided or made available to Parent a current, accurate and complete copy of each material Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS” ), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company concerning the extent of the benefits provided under a Company Plan, and (iv) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) Neither the Company or any member of its Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan” ) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Company Plans:

(i) each Company Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC” ), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv) none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA” ), and none of the Company or any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v) each Company Plan is subject exclusively to United States Law; and

(vi) the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d) The Company is not a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Company Plan) so that no amount paid or payable pursuant to any such Company Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

Section 4.13 Labor and Employment Matters .

(a) The Company is and for the past three (3) years has been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees.

(b) No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company. There are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company, no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement.

(c) No current employee or officer of the Company has given the Company written notice that such employee or officer intends to terminate his or her employment relationship with the Company in connection with or as a result of the transactions contemplated hereby.

(d) During the preceding three (3) years, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act” )) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The Company currently properly classifies and for the past three (3) years has properly classified its employees as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company within the past three (3) years should have been properly classified as an employee under applicable law.

(e) There are no Actions against the Company pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f) The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company is a party.

(g) During the preceding three (3) years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company or any of its respective current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

(h) The Company is and has at all relevant times been in material compliance with (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 4.14 Environmental Matters .

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company has conducted their respective businesses in compliance in all material respect with all, and have not materially violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or, to the knowledge of the Company, any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company under applicable Environmental Laws; (iv) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company is in material violation of, or materially liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any material liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or as a result of any operations or activities of the Company at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company under any Environmental Law; and (vi) neither the Company nor any of its respective properties or facilities are subject to, or, to the knowledge of the Company, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.15 Taxes .

(a) The Company has (i) filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by the Company as of the date of the Company Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the Company Financial Statements, and such Company Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company through the date of such financial statements. Since the date of the Company Financial Statements, the Company has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c) The Company has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action” ) with respect to Taxes or any Tax Return of the Company are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of the Company, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, the Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g) The Company (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement obligation entered into in the ordinary course of business with vendors, lessors, lenders or the like the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement” ); (ii) is or has been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract or otherwise by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company which rulings remain in effect.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the Company Balance Sheet, or received in the ordinary course of business since the date of the Company Balance Sheet, (v) to the Company’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) No non-U.S. Subsidiary of the Company (i) has recognized or is expected to recognize any material amount of “subpart F income” as defined in Section 952 of the Code, or (ii) has recognized or is expected to recognize any material amount of income under Section 951A of the Code. No non-U.S. Subsidiary of the Company has recognized or is expected to recognize any material amount of income from the ownership or sale of any “United States real property interest” within the meaning of Section 897 of the Code.

(k) There are no liens for Taxes upon any of the assets of the Company other than Liens described in clause (i) of the definition of Permitted Liens.

(l) The Company has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) The Company has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not currently file or has filed a Tax Return that the Company is or may be subject to taxation by such jurisdiction.

(o) There are no outstanding shares of company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the First Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) or for which a valid election under Section 83(b) of the Code has not been made.

(p) To the Company’s knowledge, the Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(q) The Company has not taken any action (or agreed to take any action) nor does it know of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 4.15, where the context permits, each reference to the Company shall include a reference to any person for whose Taxes the Company is liable under applicable Law.

Section 4.16 Contracts .

(a) As of the date of this Agreement, there are no contracts that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act of 1933 (“Securities Act”)), with respect to the Company (assuming the Company was subject to the requirements of the Securities Exchange Act of 1934 (“Exchange Act”)), other than those contracts identified in Section 4.16 of the Company Disclosure Letter, which, for the avoidance of doubt, shall exclude any Company Plans (all such contracts, “Material Contracts” ).

(b) (i) Each Material Contract is valid and binding on the Company and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company received any notice of any such material default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 4.17 Insurance . The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of similar size in the industry and locations in which the Company operates. Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) the Company is not in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor, to the knowledge of the Company, will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 4.18 Properties .

(a) The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company to conduct its business as currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (“Permitted Liens” ). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the tangible personal property currently used in the operation of the business of the Company is in good working order (reasonable wear and tear excepted).

(b) The Company has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Section 4.18(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company and (ii) all real property leased for the benefit of the Company.

(d) This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19 Intellectual Property .

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned by the Company (collectively, “Company Registered IP” ) and a true and complete list of all domain names owned or exclusively licensed by the Company. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (A) all of the Company Registered IP is subsisting and, in the case of any Company Registered IP that is registered or issued and to the knowledge of the Company, valid and enforceable, (B) no Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Company Registered IP and (C) the Company owns exclusively, free and clear of any and all Liens (other than Permitted Liens), all Company Owned IP, including all Intellectual Property created on behalf of the Company by employees or independent contractors.

(b) Section 4.19(b) of the Company Disclosure Letter accurately identifies (i) all contracts pursuant to which any Company Registered IP are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof), (ii) the corresponding Company contract pursuant to which such Company Registered IP are licensed to the Company and (iii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(c) Section 4.19(c) of the Company Disclosure Letter accurately identifies each Company contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company Registered IP nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit).

(d) To the knowledge of Company, the Company Registered IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(e) The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the businesses of the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Company, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) the Company has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company has taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by the Company (the “IT Systems” ) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of the Company, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the IT Systems.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, the Company has at all times complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information” ) collected, used, or held for use by the Company (collectively, “Privacy Laws” ), (ii) during the past two (2) years, no claims have been asserted or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) the Company has taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Company against loss and unauthorized access, use, modification, disclosure or other misuse.

(i) To the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned IP, to the knowledge of the Company, exclusively licensed to the Company, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to such Intellectual Property.

(j) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s rights or obligations under any agreement under which the Company grants to any Person, or any Person grants to the Company, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company.

Section 4.20 State Takeover Statutes . As of the date hereof and at all times on or prior to the First Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Subs, after the First Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws ”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the First Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 No Rights Plan . There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.22 Related Party Transactions . Since January 1, 2019 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Affiliates of the Company, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company was subject to the requirements of the Exchange Act), other than those transactions, agreements, arrangements or understandings identified in Section 4.16 or Section 4.22 of the Company Disclosure Letter.

Section 4.23 Certain Payments . Neither the Company nor, to the knowledge of the Company, any of its respective directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”) (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24 Brokers . No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.24 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, or following the First Effective Time, Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and any Person identified on Section 4.24 of the Company Disclosure Letter pursuant to which such Person could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 4.25 RESERVED .

Section 4.26 No Other Representations and Warranties . Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Merger Subs or any other Person on behalf of Parent or Merger Subs makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Subs makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Company and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (a) as disclosed in the Parent SEC Documents on or prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter” ) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and the Merger Subs represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power .

(a) Each of Parent and First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each of Parent, First Merger Sub and Second Merger Sub (x) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (2), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Parent or Merger Subs to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Parent and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken (or omitted to be taken) by the Parent at or with the express written consent of the Company; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its Subsidiaries operate.

(b) Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of Parent and Merger Subs, and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each other Subsidiary of Parent, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent, First Merger Sub or Second Merger Sub is in violation of any provision of its respective Certificate of Incorporation or Bylaws. Except with respect to the extent relating to the transactions contemplated by this Agreement or in draft form and except as may be redacted to preserve an privilege (including attorney-client privilege), Parent has made available to the Company true and complete copies of the minutes of all meetings of Parent’s stockholders, the Board of Directors of Parent (the “Parent Board” ) and each committee of the Parent Board held since January 1, 2020.

Section 5.2 Capital Stock .

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”). As of the close of business on September 1, 2022 (the “Measurement Date” ), (i) 54,512,951 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 608,774 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2018 Equity Incentive Plan (of which 59,819 shares were subject to outstanding options to purchase shares of Parent Common Stock (the “Parent Options” ) and 71,522 shares were subject to outstanding restricted stock awards representing the right to purchase shares of Parent Common Stock (the “Parent Restricted Stock Awards”)), 3,769 shares were subject to outstanding restricted stock units representing the right to receive shares of Parent Common Stock (the “Parent Restricted Stock Units”), (v) no shares were available for purchase pursuant to Parent’s 2018 Employee Stock Purchase Plan, (vi) 32,000 shares were reserved for issuance pursuant to Parent’s 2020 Inducement Equity Incentive Plan (of which 18,000 shares were subject to outstanding options to purchase shares of Parent Common Stock), and (vii) 56,289,950 warrants to purchase Parent Common Stock (the “Parent Warrants”) were issued and outstanding, and 56,289,950 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Warrants. Except as set forth above in this Section 5.2(a), neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent or such Subsidiary on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any options as described above, or from any publicly disclosed financing involving the sale of Parent Common Stock and/or securities convertible or exercisable into shares of Parent Common Stock (any such equity financing, a “Parent Financing”), as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b) The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c) 100% of the membership interests of Second Merger Sub are held by Parent.

(d) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(e) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event” ) is applicable to Parent, to Parent’s knowledge, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable, or, to Parent’s knowledge after due inquiry, Ladenburg Thalmann & Co. “Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

Section 5.3 Subsidiaries (a) . Section 5.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Each of Parent’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4 Authority .

(a) Each of Parent, First Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Common Stock to the holders of Company Common Stock and the Company Notes as First Merger Consideration and the assumption of the Assumed Options (the “Parent Common Stock Issuance” ), subject to the Parent Stockholder Approval (as defined below). The execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subs and no other corporate proceedings on the part of Parent or Merger Subs are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to (i) the approval by the holders of at least a majority of the outstanding shares of Parent Common Stock (the “Parent Stockholder Approval” ), (ii) the approval of this Agreement by Parent as the sole stockholder of First Merger Sub, (iii) the approval of this Agreement by Parent as the sole member of Second Merger Sub and (iv) the approval by the holders of at least a majority of the outstanding shares of Parent Common Stock of the Reserve Stock Split Proposal. This Agreement has been duly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Parent Board, at a meeting duly called and held at which a quorum of the directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolving to recommend, upon the terms and subject to the conditions of this Agreement, that the stockholders of Parent vote to approve the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) Other than the approval by the holders of at least a majority of the outstanding shares of Parent Common Stock of the Reserve Stock Split Proposal, the Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent Common Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby. Other than the approval by the holders of at least a majority of the outstanding shares of Parent Common Stock of the Reserve Stock Split Proposal and the Parent Stockholder Approval, no vote of the holders of any class or series of Parent Common Stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent.

Section 5.5 No Conflict; Consents and Approvals .

(a) The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Subs with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Subs under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or First Merger Sub, (ii) the Certificate of Formation or limited liability company agreement of Second Merger Sub, (iii) any material Contract to which Parent, First Merger Sub or Second Merger Sub is a party by which Parent, First Merger Sub, Second Merger Sub or any of their respective properties or assets may be bound, or (iv) subject to the governmental filings and other matters referred to in Section 4.4, any material Law or any rule or regulation of NYSE American applicable to Parent or Merger Subs or by which Parent, Merger Subs or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Subs in connection with the execution, delivery and performance of this Agreement by Parent or Merger Subs or the consummation by Parent or Merger Subs of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the First Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) the filing of the Second Certificate of Merger with the Delaware Secretary of State as required by the DGCL and the DLLCA, (v) any approvals required by NYSE American or the Financial Industry Regulatory Authority, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The Parent Board, the First Merger Sub board and the Second Merger Sub board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated by this Agreement.

Section 5.6 SEC Reports; Financial Statements .

(a) Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents” ). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act” ), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee since January 1, 2020 is set forth as Section 5.6(d) of Parent Disclosure Letter.

(e) Since January 1, 2021, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of the Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as such term is used in Instruction 8 to Item 303(b) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act.

(i) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(j) Parent has not been and is not currently a “shell company” as defined under either Rule 12b-2 under the Exchange Act or Section 101(e) of the NYSE American Listed Company Manual.

(k) Parent is, and since its first date of listing on NYSE American has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of NYSE American and Parent has not received any correspondence from NYSE American or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on NYSE American, other than as set forth in Section 5.6(k) of Parent Disclosure Letter.

Section 5.7 No Undisclosed Liabilities . Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2021 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 24, 2022 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2021 that are not material to Parent and its Subsidiaries, taken as a whole.

Section 5.8 Absence of Certain Changes or Events . Since December 31, 2021, (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Parent and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (iii) neither Parent nor any of its Subsidiaries have:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of Parent to its parent, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or its Subsidiary or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise changed, its certificate of incorporation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 5.9 Litigation . There is no Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek material injunctive or other non-monetary relief. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10 Compliance with Law . Parent and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. None of Parent or any of its Subsidiaries has received, since January 1, 2020, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties, assets or Parent Products (as defined below). Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 5.11 Health Care Regulatory Matters .

(a) Parent, and to the knowledge of Parent, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to Parent or any of its products or activities, including, but not limited to the Health Care Laws, to the extent applicable to Parent. To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b) Parent is, and has at all relevant times been, in compliance with the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Parent, dated December 28, 2020 and Parent is not a party to any other corporate integrity agreements nor is Parent a party to any monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c) All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including medical devices, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed, marketed, sold and/or distributed by Parent or any of its Subsidiaries (“Parent Products” ), including, without limitation, investigational device exemptions, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. Parent does not have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d) All preclinical studies and clinical trials conducted by or, to the knowledge of Parent, on behalf of Parent have been, and if still pending are being, conducted in compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314 and 812. No clinical trial conducted by or on behalf of Parent has been conducted using any clinical investigators who have been disqualified. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Parent has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Parent Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e) All manufacturing operations conducted by or, to the knowledge of Parent, for the benefit of Parent have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations at 21 C.F.R. Parts 210-211 and Parts 600 and 610 and FDA’s Quality System (QS) regulations at 21 C.F.R. Part 820, and all comparable foreign regulatory requirements of any Governmental Entity.

(f) Parent has not received any written communication that relates to an alleged violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws. All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 5.11 of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(g) There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Parent Products required or requested by a Governmental Entity, or other Safety Notices, and, to the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice. All Safety Notices listed in Section 5.11(g) of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h) Except as set forth in Section 5.11(g) of the Parent Disclosure Letter, there are no unresolved Safety Notices, and to the knowledge Parent, there are no facts that would be reasonably likely to result in a material Safety Notice with respect to the Parent Products or a termination or suspension of developing and testing of any of the Parent Products.

(i) Neither Parent, nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its FDA Ethics Policy. None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Parent have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k) Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Drug or Health Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Parent Products are sold or intended to be sold.

(l) Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or distributor of Parent has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Parent Products are sold or intended to be sold. Neither Parent nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section  1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section  5.12 Benefit Plans .

(a) Section 5.12(a) of the Parent Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of Parent or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Parent or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Parent Plans.” Parent has provided or made available to the Company a current, accurate and complete copy of each Parent Plan, or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan. With respect to each Parent Plan, Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Parent or its Subsidiaries concerning the extent of the benefits provided under a Parent Plan, and (iv) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) Neither Parent, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Parent Plans:

(i) each Parent Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iii) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits) nor, to Parent’s knowledge, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(iv) none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Parent, its Subsidiaries or any members of their Parent Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v) each Parent Plan is subject exclusively to United States Law; and

(vi) the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Parent or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d) Neither Parent nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of Parent or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

Section 5.13 Labor and Employment Matters .

(a) Parent and its Subsidiaries are and for the past three (3) years have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees.

(b) No employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) To the knowledge of Parent, no current key employee or officer of Parent or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(d) During the preceding three (3) years, (i) neither Parent nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Parent nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The Parent and its Subsidiaries currently properly classify and for the past three (3) years have properly classified its and their employees as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by Parent or any Subsidiary within the past three (3) years should have been properly classified as an employee under applicable law.

(e) Except as set forth on Section 5.13(e) of the Parent Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of Parent, there are no Actions against Parent or any of its Subsidiaries pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability.

(f) Except as set forth on Section 5.13(f) of the Parent Disclosure Letter or with respect to any Parent Plan (which subject is addressed in Section 5.12 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent or any of its Subsidiaries is a party.

(g) During the preceding three (3) years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent or any of its respective current or former directors, officers or senior level management employees, (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

(h) Parent and its Subsidiaries are and have at all relevant times been in compliance with (i) COVID-19 related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 5.14 Environmental Matters .

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Law; and (vi) neither Parent, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.15 Taxes .

(a) Parent has (i) filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by Parent as of the date of the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent through the date of such financial statements. Since the date of financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, Parent has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c) Parent has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material Tax Action with respect to Taxes or any Tax Return of Parent are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of Parent, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, the Parent has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) Parent has not engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g) Parent (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is or has been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Parent) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract, or otherwise by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h) No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to Parent which rulings remain in effect.

(i) Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, or received in the ordinary course of business since the date of such balance sheet, (v) to Parent’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) No non-U.S. Subsidiary of the Parent (i) has recognized or is expected to recognize any material amount of “subpart F income” as defined in Section 952 of the Code, or (ii) has recognized or is expected to recognize any material amount of income under Section 951A of the Code. No non-U.S. Subsidiary of the Company has recognized or is expected to recognize any material amount of income from the ownership or sale of any “United States real property interest” within the meaning of Section 897 of the Code.

(k) There are no liens for Taxes upon any of the assets of Parent other than Liens described in clause (i) of the definition of Permitted Liens.

(l) Parent has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) Parent has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No material claim has been made in writing by any Governmental Entity in a jurisdiction where Parent does not currently file or has filed a Tax Return that Parent is or may be subject to taxation by such jurisdiction

(o) There are no outstanding shares of company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the First Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) or for which a valid election under Section 83(b) of the Code has not been made.

(p) To Parent’s knowledge, Parent has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(q) Parent has not taken any action nor knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 5.15, where the context permits, each reference to Parent shall include a reference to any person for whose Taxes Parent is liable under applicable law.

Section 5.16 Contracts .

(a) Except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act excluding, however, any Company Plans) (all such contracts, “Parent Material Contracts”).

(b) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent and each of its Subsidiaries, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such material default, event or condition. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto.

Section 5.17 Insurance (a) . Each of Parent and its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Parent or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Section 5.17 of the Parent Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Parent or any of its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Parent nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 5.18 Properties .

(a) Parent or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Each of Parent and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Section 5.18(c) of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property owned by Parent or any of its Subsidiaries and (ii) all real property leased for the benefit of Parent or any of its Subsidiaries.

(d) This Section 5.18 does not relate to intellectual property, which is the subject of Section 5.19.

Section 5.19 Intellectual Property .

(a) Section 5.19(a) of the Parent Disclosure Letter sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned by the Parent and its Subsidiaries (collectively, “Parent Registered IP” ) and a true and complete list of all domain names owned or exclusively licensed by Parent and its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (i) all of the Parent Registered IP is subsisting and, in the case of any Parent Registered IP that is registered or issued and to the knowledge of Parent, valid and enforceable, (ii) no Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Parent, no such action is threatened with respect to any of the Parent Registered IP and (iii) Parent or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens), all Parent Owned IP, including all Intellectual Property created on behalf of Parent or its Subsidiaries by employees or independent contractors.

(b) Parent and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Parent or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent or its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither Parent nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of Parent, no Person is infringing, misappropriating, or diluting in any material respect any Parent Registered IP.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by Parent and its Subsidiaries (the “Parent IT Systems” ) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of Parent, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the Parent IT Systems.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, Parent and its Subsidiaries have at all times complied in all material respects with all applicable Privacy Laws, (ii) during the past two (2) years, no claims have been asserted or, to the knowledge of Parent, threatened in writing against Parent alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) Parent and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by Parent or its subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(f) To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Owned IP, to the knowledge of Parent, exclusively licensed to Parent, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Intellectual Property. Except as set forth on Section 5.19(f) of the Parent Disclosure Letter, the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Parent’s or any Subsidiaries’ rights or obligations under any agreement under which Parent or any of its Subsidiaries grants to any Person, or any Person grants to Parent or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent or any of its Subsidiaries.

Section 5.20 Related Party Transactions . Since January 1, 2020 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Parent, on the other hand (other than Parent’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.21 Certain Payments . Neither Parent nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Anti-Bribery Laws, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.22 Brokers . No broker, investment banker, financial advisor or other Person, other than Ladenburg Thalmann & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has furnished to Company a true and complete copy of any Contract between the Parent and Ladenburg Thalmann & Co. pursuant to which Ladenburg Thalmann  & Co. could be entitled to any payment from the Parent relating to the transactions contemplated hereby.

Section 5.23 Opinion of Financial Advisor . Parent Board has received the opinion of Objective Valuation, LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the First Merger Consideration (which as used in such opinion means the aggregate number of shares of Parent Common Stock issuable in the Merger to holders of shares of Company Common Stock and Company Notes upon the conversion of shares of Company Common Stock and Company Notes), is fair, from a financial point of view, to Parent, a signed true and complete copy of which opinion has been or will promptly be provided to the Company.

Section 5.24 Merger Subs . First Merger Sub was formed solely for the purpose of engaging in the First Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Second Merger Sub was formed solely for the purpose of engaging in the Second Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.25 State Takeover Statutes . No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the First Effective Time will be, applicable to this Agreement, the Merger, the Parent Common Stock Issuance, or any of the other transactions contemplated hereby.

Section 5.26 No Other Representations or Warranties . Except for the representations and warranties contained in, each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that none Article IV of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries or Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and none of Parent, First Merger Sub or Second Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Proxy Statement .

(a) Within fifteen (15) days following the Signing Date, Parent shall prepare and file with the SEC a proxy statement soliciting Parent Stockholder Approval with respect to the Merger and the issuance of Parent Common Stock pursuant to the terms of this Agreement (together with any amendments thereof or supplements thereto, the “Proxy Statement” ), and such other proposals as approved by Parent Board. Parent shall use its reasonable best efforts to (i) cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and the NYSE American and (ii) respond promptly to any comments or requests of the SEC or its staff or the NYSE American relating to the Proxy Statement and the Initial Listing Application.

(b) Parent covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, First Merger Sub, Second Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties with respect to Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Parent.

(d) Parent shall use commercially reasonable efforts to (x) cause the shares of Parent Common Stock to be issued to holders of Company Common Stock and Company Notes pursuant to this Agreement, together with the Parent Common Stock underlying Assumed Options, to be approved for listing on the NYSE American, subject to official notice of issuance, including through the filing of an “Initial Listing Application,” and (y) receive all necessary approval for the Merger and the other transactions contemplated by this Agreement under Section 341 of the NYSE American Company Guide (the “Guide”), on or before the date of the Parent Stockholder Meeting, and shall further take such commercially reasonable actions or refrain from taking such actions as may be reasonably required to avoid a delisting action from the NYSE American, including but not limited to any delisting pursuant to Section 1003 of the Guide.

Section 6.2 Stockholders’ Meeting .

(a) Parent shall take any and all additional action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve, among other matters, the Merger and the issuance of Parent Common Stock pursuant to the terms of this Agreement (collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting” ). The Parent shall use commercially reasonable efforts to cause the Parent Stockholder Meeting to be held within sixty (60) days of the Signing Date. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(b) Parent agrees that, subject to the Parent Board’s compliance with its fiduciary duties under applicable Law, (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the time frame set forth in Section 6.2(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters.

(c) If Parent does not obtain Parent Stockholder Approval with respect to the Parent Stockholder Matters at the first Parent Stockholder Meeting, Parent shall use commercially reasonable efforts to call a meeting every ninety (90) days thereafter to seek Parent Stockholder Approval with respect to the Parent Stockholder Matters until such Parent Stockholder Approval is obtained, unless this Agreement has been terminated pursuant to Section 8.1.

(d) The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval on or before October 14, 2022.

Section 6.3 Indemnification, Exculpation and Insurance .

(a) From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties” ), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under the DGCL and the DLLCA. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL and the DLLCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Company shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d) From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e) From and after the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.3 in connection with their enforcement of the rights provided to such persons in this Section 6.3.

(f) The provisions of this Section 6.3 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.3. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.3.

Section 6.4 Section 16 Matters . Prior to the First Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.5 Employee Matters . At the First Effective Time, Parent shall assume the employment agreements or offer letters, as the case may be, for each of the employees of the Company set forth on Section 6.5 of the Company Disclosure Letter.

Section 6.6 Tax Matters .

(a) Each of Parent and the Company will (and will cause its Affiliates to) (i) use all reasonable best efforts to cause the Merger to constitute as a transaction qualifying for the Intended Tax Treatment and (ii) not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment. Parent shall not file (or cause its Affiliates, including the Company, to file) any U.S. federal, state or local Tax Return after the Closing Date in a manner that is inconsistent with the treatment of the Merger as a transaction qualifying for the Intended Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company. Unless otherwise required by applicable law, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

(c) On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations § 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations § 1.897-2(h)(2).

Section 6.7 Joint Stockholder Information Statement/Private Placement Memorandum . Promptly after the date that Company Stockholder Approval has been obtained, and no later than the earlier of (x) 48 hours prior to the Closing, or (y) 10 days following the date that Company Stockholder Approval has been obtained, the Company and Parent shall jointly prepare, and the Company shall deliver, a joint stockholder information statement/private placement memorandum (the “PPM/Joint Information Statement”) to the Company stockholders and holders of Company Notes for purposes of (i) with respect to the Company stockholders, notifying such Company stockholders as required pursuant to Section 228(e) of the DGCL that the Company stockholders have acted by written consent in lieu of a meeting and the Company Stockholder Approval is effective and that any Company stockholder who has not signed such written consent has appraisal rights pursuant to Section 262(d)(2) of the DGCL, and (ii) serving as Parent’s private placement memorandum with respect to its issuance of Parent Common Stock in the Merger.

Section 6.8 Calculation of Net Cash .. No later than the close of business on the last Business Day prior to the Closing Date, Parent will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Net Cash, including each component thereof (the “Net Cash Calculation”) as of the close of business on the last Business Day prior to the Closing Date (the “Parent Closing Net Cash”) prepared and certified by Parent’s principal financial or accounting officer. Parent shall make available to the Company (electronically), as requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, if reasonably requested by the Company, Parent’s accountants and counsel at reasonable times and upon reasonable notice.

Section 6.9 Obligations of Merger Subs . Parent will take all action necessary to cause Merger Subs to (a) perform their respective obligations under this Agreement and (b) to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.10 Registration of Parent Common Stock . Parent shall use commercially reasonable efforts to file a registration statement covering the resale of the shares of Parent Common Stock issued pursuant to this Agreement, or issuable upon the exercise of the Assumed Options, no later than sixty (60) days following the Closing Date and cause the registration statement to become effective no later than ninety (90) days after the filing of such registration statement. Subject to customary rights to suspend or delay sales from time to time in order to update the registration statement and prospectus to correct what might otherwise constitute a material development, material misstatement or omission therefrom, Parent will use its reasonable best efforts to keep such registration statement effective until the date by which all such shares have been sold.

Section 6.11 Conduct of Company Business . During the period from the Signing Date and continuing until the earlier of the Closing and termination of this Agreement pursuant to its terms or the First Effective Time (the “Pre-Closing Period”), Company agrees, except: (i) to the extent that Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as set forth on Section 6.11 of the Company Disclosure Letter, or (iii) as expressly permitted by this Agreement or by applicable Laws, to carry on its business in accordance with good commercial practice and in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Parent has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Company will not, and will not permit its Subsidiaries to, do any of the following:

(a) amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), except (i) for equity awards to Company employees, officers or directors pursuant to the Company Option Plan, (ii) for the issuance of shares of Company Common Stock issuable pursuant to employee stock options under the Company Option Plan, which options are outstanding on the date hereof, and (iii) as contemplated pursuant to the terms and conditions of the Debt Settlement Agreements;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);

(d) incur any Indebtedness or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create any Liens over any assets (except (i) for sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) for dispositions of obsolete or worthless assets, or (iii) Permitted Liens);

(e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of the Company Common Stock or Company Notes, (ii) split, combine or reclassify any of the Company Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, any of its securities or propose to do any of the foregoing;

(f) sell, assign, transfer, license, sublicense or otherwise dispose of any Company Registered IP or rights thereto (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(g) except as contemplated pursuant to the terms and conditions of the Debt Settlement Agreements or as contemplated pursuant to Section 6.11(b), (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract, with new material obligations or losses of material rights (with written notice provided by the Company to Parent prior to amending or entering into any such Company Contract with new material obligations or losses of material rights); (iii) authorize any material capital expenditures or material purchase of fixed assets; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.11(g);

(h) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(i) take any action, other than as required by applicable Laws or GAAP, to change accounting policies or procedures;

(j) make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

(l) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(m) initiate any Action or settle or agree to settle any Action where the Company is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $100,000 individually; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.11(a) through (m) above.

Section 6.12 Conduct of Parent Business . During the Pre-Closing Period, Parent agrees, except: (i) to the extent that Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as set forth on Section 6.12 of the Parent Disclosure Letter, or (iii) as expressly permitted by this Agreement or by applicable Laws, to carry on its business in accordance with good commercial practice and in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Parent will not, and will not permit its Subsidiaries to, do any of the following:

(a) amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary, except pursuant to the Reverse Stock Split Proposal, as such term is defined and described in the proxy statement filed with the SEC by Parent on August 29, 2022 (the “Reverse Stock Split Proposal”);

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than (i) equity awards to Parent employees, officers or directors pursuant to the Parent Plans, (ii) the issuance of shares of Parent Common Stock issuable pursuant to employee stock options under the Parent Plans or pursuant to currently outstanding warrants or other rights to convert into or exercise for shares of Parent Common Stock, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof, or (iii) the issuance of shares of Parent Common Stock and/or securities convertible or exercisable into shares of Parent Common Stock in connection with a Parent Financing;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Common Stock;

(d) incur any Indebtedness or sell, pledge, dispose of or create any Liens over any assets (except (i) for sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) for dispositions of obsolete or worthless assets, or (iii) Permitted Liens);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Parent Plans, Contract, this Agreement or applicable Laws;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Parent Common Stock, except that a wholly owned Subsidiary may declare and pay a dividend to Parent, (ii) split, combine or reclassify any Parent Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Parent Registered IP or rights thereto (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any material terms of any Parent Contract or grant any release or relinquishment of any material rights under any Parent Contract, with new material obligations or losses of material rights; (iii) authorize any material capital expenditures or material purchase of fixed assets; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.12(h);

(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance pay, termination pay, or change of control payments to any director, officer, employee or consultant, or amend any employment or severance agreement with any director, officer, employee or consultant;

(k) hire or terminate any directors or officers;

(l) take any action, other than as required by applicable Laws or GAAP, to change accounting policies or procedures;

(m) make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

(o) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(p) modify Parent’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice,

(q) initiate any Action or settle or agree to settle any Action where Parent is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $100,000 individually (other than as contemplated by Section 7.1(d));

(r) after the Net Cash Calculation is finalized pursuant to Section 6.8, dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice so as to cause the final Net Cash Calculation to differ materially from actual Parent Closing Net Cash;

(s) take any action that would cause the representation in Section 5.6(j) to become inaccurate; or

(t) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.12(a) through 6.12(s) above.

Section 6.13 Additional Covenants of Parent .. During the Pre-Closing Period, Parent agrees in good faith to:

(a) comply with the terms of the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Parent, dated December 21, 2020 (the “Corporate Integrity Agreement”); and obtain, pursuant to the Successor Liability provisions in Section IV of the Corporate Integrity Agreement, a letter agreement (the “HHS Confirmation”) from the Office of Inspector General of the Department of Health and Human Services notifying Parent that the Surviving Company will not be subject to the requirements of the Corporate Integrity Agreement; and

(b) comply with the terms of the Settlement Agreement between the Department of Justice and Parent, dated December 28, 2020 (the “DOJ Settlement Agreement”), regarding the investigations and a related civil action concerning Parent’s marketing of the DABRA laser system and DABRA-related remuneration to certain physicians, as disclosed in the Parent SEC Documents, including the provisions applicable to a Change in Control Transaction, as such term is defined in the DOJ Settlement Agreement.

Section 6.14 Reasonable Best Efforts Covenant to Obtain Financing and Deliver Net Cash . Parent and the Merger Subs covenant to use their reasonable best efforts to pursue and consummate one or more financings with respect to Parent and/or take such additional steps as shall be necessary to enable Parent to deliver Parent Closing Net Cash equal to or greater than $8,000,000, to the extent not inconsistent with applicable fiduciary duties.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger . The obligation of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the First Effective Time of the following conditions:

(a) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger and the transactions contemplated by this Agreement.

(b) Exchange Agent Agreement. As of the Closing Date, Parent shall have entered into an exchange agent agreement with the Exchange Agent pertaining to the exchange of shares of Company Common Stock for shares of Parent Common Stock as contemplated hereby, including a form of letter of transmittal, in form and substance satisfactory to the Company.

(c) Corporate Integrity Agreement. As of the Closing Date, the HHS Confirmation shall continue to be in effect.

(d) Parent Cash. Parent shall have satisfied its Transaction Expenses and Parent has, as set forth in the Net Cash Schedule, Parent Closing Net Cash greater than $8,000,000.

(e) Parent Board of Directors. The number of directors that comprise the full Board of Directors of Parent shall be five (5) and David Jenkins shall be appointed to the Board of Directors of Parent as the Executive Chairman, in each case effective as of the First Effective Time.

(f) Executive Chairman Agreement. As of the Closing Date, Parent shall have entered into an agreement with David Jenkins with respect to his appointment to the Board of Directors of Parent, in form and substance satisfactory to David Jenkins (the “Executive Chairman Agreement”), pursuant to which Parent shall agree to provide David Jenkins with an annual salary of $300,000, among other things.

(g) Price of Parent Common Stock. As of the Closing Date, each of the following shall be equal to or greater than $0.09 (as adjusted for the Reverse Stock Split (as such term is defined and described in the proxy statement filed with the SEC by Parent on August 29, 2022)): (x) the last closing sale price per share for Parent Common Stock prior to 4:00 p.m. (New York City time) on the last Trading Day prior to the Closing Date, as reported by Bloomberg; and (y) the average of the last closing sale price per share for Parent Common Stock prior to 4:00 p.m. (New York City time) on each of the five (5) consecutive full Trading Days ending on the last Trading Day immediately prior to such Closing Date.

(h) NYSE American Matters. As of the Closing Date, Parent shall have not received any correspondence from NYSE American or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on NYSE American, other than the letter dated August 31, 2022, and Company shall have received assurance in form and substance satisfactory to it that the Merger or the transactions contemplated by this Agreement will not cause Parent to be delisted from NYSE American.

(i) Debt Settlement Agreements. As of the Closing Date, the Company shall have entered into a Debt Settlement Agreement with each of the holders of the Company Notes set forth on Schedule I hereto.

(j) Lock-Up Agreements. As of the Closing Date, each of the Persons listed on Section A of the Company Disclosure Letter and Section B of the Parent Disclosure Letter shall have executed and delivered a Lock-Up Agreement to the Company and Parent, respectively.

(k) Litigation Matters. As of the Closing Date, all threatened or pending litigation against or involving the Parent or Merger Subs shall have been addressed in a manner, and/or shall be in a litigation posture, that is acceptable to the Company.

(l) Real Estate Matters. As of the Closing Date, the Parent shall have sublet or terminated the Standard Industrial/Commercial Single-Tenant Lease-Gross, dated November 24, 1987, between the Parent and Lloyd Wells Gift Trust, with respect to the Parent’s corporate headquarters and manufacturing facility in Carlsbad, California (the “Lease Modification”).

(m) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(n) Delivery of PPM/Joint Information Statement. The Company shall have delivered the PPM/Joint Information Statement to the Company stockholders and holders of Company Notes in accordance with Section 6.7.

(o) Representations and Warranties of Parent. The representations and warranties of the Parent set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer of the Parent to such effect (the “Parent Bring-Down Certificate”).

(p) Representations and Warranties of Company. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect (the “Company Bring-Down Certificate”).

(q) Change in Control Payment and Release Agreements. As of the Closing Date, the Parent shall have entered into a Change in Control Payment and Release Agreement with each individual associated with the McGuire Payment, the Folk Payment, the Memmolo Payment and the Sessions Payment, respectively, in form and substance satisfactory to the Company (collectively, the “Payment and Release Agreements”).

Section 7.2 Closing Deliveries of the Company. The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to Parent receiving the following documents, each of which shall be in full force and effect, or the written waiver by Parent of delivery:

(a) the Company Stockholder Approval certified by the Chief Executive Officer of the Company;

(b) the Company Lock-Up Agreements;

(c) Debt Settlement Agreements with respect to each of the Company Notes; and

(d) The Company Bring-Down Certificate.

Section 7.3 Closing Deliveries of Parent. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the Company receiving the following documents, each of which shall be in full force and effect, or the written waiver by the Company of delivery:

(a) the Parent Lock-Up Agreements;

(b) the Parent Support Agreements;

(c) the HHS Confirmation;

(d) the Executive Chairman Agreement;

(e) the Lease Modification;

(f) the Payment and Release Agreements;

(g) (x) the Net Cash Schedule and (y) the Parent Closing Net Cash in excess of $8,000,000; and

(h) the Parent Bring-Down Certificate.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company, by written notice from such party to the other party, if the Closing shall not have occurred by December 31, 2022; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to such party if the failure of such party to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such failure constitutes a breach of this Agreement by such party;

(c) by the Company, by written notice from the Company to Parent, if: (i) the conditions set forth in Article VII are not capable of being satisfied or (ii) Parent, First Merger Sub or Second Merger Sub shall have breached any of the representations or warranties set forth in Article V or the covenants set forth in Article VI, and in the case of clause (ii), such breach is incapable of being cured or, if capable of being cured, is not cured by Parent, First Merger Sub or Second Merger Sub prior to the earlier of: (x) ten (10) days after receipt of written notice thereof from the Company or (y) the date of the Parent Stockholder Meeting;

(d) by Parent, by written notice from Parent to the Company, if: the Company shall have breached any of the representations or warranties set forth in Article IV or the covenants set forth in Article VI, and such breach is incapable of being cured or, if capable of being cured, is not cured by the Company prior to the earlier of: (x) ten (10) days after receipt of written notice thereof from Parent or (y) the date of the Parent Stockholder Meeting; or

(e) by Parent, by written notice from Parent to the Company, or the Company, by written notice from the Company to Parent, if: (i) any Governmental Entity shall have issued a judgment, order, decree or taken any other Action permanently restraining, enjoining or otherwise prohibiting the Merger or the transactions contemplated by this Agreement and such judgment, order, decree or Action shall have become final and non-appealable; or (ii) any Law shall have been enacted, issued or promulgated which has the effect of making consummation of the Merger or the transactions contemplated by this Agreement illegal or otherwise prohibits consummation of the Merger or the transactions contemplated by this Agreement.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall forthwith become null and void and have no further effect, and there shall be no liability or obligation on the part of Parent, Merger Subs, the Company, any of their respective Affiliates, or any of their respective officers, directors, equityholders, managers or partners, and all rights and obligations of the parties hereunder shall cease; provided, however, that notwithstanding the foregoing: (a) the provisions of (i) the Confidentiality Agreement dated June 15, 2022 by and between Parent and the Company (“Confidentiality Agreement”) and (ii) this Section 8.2 and Article IX (excluding Section 9.13) shall survive the termination of this Agreement and shall continue in full force and effect in accordance with their terms; and (b) nothing herein shall relieve any party hereto from liability for damages incurred or suffered by any other party hereto as a result of any knowing and willful misrepresentations by such party, or knowing and willful breach by such party of any of its covenants or other agreements set forth in this Agreement prior to the time of such termination.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the First Effective Time.

Section 9.2 Amendment or Supplement . This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time, whether before or after Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.3 Waiver. The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.4 Fees and Expenses . Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Subs or the Surviving Company, to:

Ra Medical Systems, Inc.

2070 Las Palmas Drive

Carlsbad, California 92011

Attention: Jonathan	Will McGuire
E-mail:	wmcguire@ramed.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

12235 El Camino Real

San Diego, California 92130

Attention: Martin	J. Waters

Eric Y. Hsu

E-mail: mwaters@wsgr.com

ehsu@wsgr.com

(ii)	if to Company, to:

Catheter Precision, Inc.

500 International Drive

Mt. Olive, New Jersey

Attention: David	A. Jenkins
E-mail: djenkins@catheterprecision.com

with a copy (which shall not constitute notice) to:

Arnall Golden Gregory LLP

171 17th Street NW, Suite 2100

Atlanta, Georgia 30363

Attention: Sean	P. Fogarty
E-mail: sean.fogarty@agg.com

Section 9.6 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c) “Cash and Cash Equivalents” means all: (a) cash and cash equivalents (i.e., short-term, highly liquid investments that are readily convertible to known amounts of cash and which (i) are subject to an insignificant risk of changes in value, and (ii) have a short maturity of three (3) months or less from the date of acquisition (with equity investments excluded from the definition of “cash equivalents”); and (b) marketable securities, in each case determined in accordance with GAAP, excluding any equity investments.

(d) “Company Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries in whole or in part.

(e) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(f) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others and (vii) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company or any of its Subsidiaries who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation liabilities of the Company or any of its Subsidiaries, together, in each case, with any associated employer payroll taxes.

(g) “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(h) “knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter.

(i) “NYSE American” means NYSE American LLC.

(j) “Net Cash” means the amount, whether positive or negative, without duplication, (i) of Parent’s Cash and Cash Equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet, minus (ii) the sum of Parent’s consolidated short-term and long-term contractual obligations payable in cash accrued at the Closing Date (but excluding deferred revenue), minus (iii) fees and expenses of Parent incurred in connection with the transactions contemplated hereby, including for the avoidance of doubt, Transaction Expenses, to the extent unpaid as of the Closing, minus (iv) to the extent payable in cash at Closing, any and all liabilities of Parent whatsoever, including, but not limited to: (I) to any current or former Parent or any of its Subsidiaries officer, director, employee, consultant or independent contractor (including the McGuire Payment, the Folk Payment, the Memmolo Payment, the Sessions Payment, change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments), or (II) pursuant to any Parent Plan, including deferred compensation accrued but unpaid bonuses and accrued but unpaid vacation or paid time off (including related employer employment taxes on all the foregoing), plus (vi) all prepaid expenses set forth on Section 9.6(j) of the Parent Disclosure Letter, plus (vii) any net proceeds, calculated, to the extent in accordance with GAAP, in a manner consistent with the Parent’s accounting practices, from the sale or license of Parent’s legacy assets, technology and intellectual property, as set forth on Section 9.6(j) of the Parent Disclosure Letter, minus (viii) the aggregate costs associated with obtaining the “D&O tail policy” pursuant to Section 6.3(d) hereof, minus (ix) any cash Tax liability in respect of accrued and unpaid Taxes of Parent and its Subsidiaries for the Tax periods (or pre-Closing portions thereof) ending on December 31, 2020 and December 31, 2021, in each case, taking into account overpayments, refunds, and credits, as applicable.

(k) “Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2021, included in Parent’s Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

(l) “Parent Owned IP” means all Intellectual Property owned by Parent or any of its Subsidiaries in whole or in part;

(m) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(n) “Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(o) “SEC” means the Securities and Exchange Commission.

(p) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(q) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof; and

(r) “Taxes” (i) means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

(s) “Transaction Expenses” means the aggregate amount (without duplication) of all costs, fees and expenses incurred by Parent or any of its Subsidiaries (including Merger Subs), or for which Parent or any of its Subsidiaries are or may become liable in connection with the transactions contemplated hereby and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the transactions contemplated hereby, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers (including Ladenburg Thalmann & Co.), brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Parent and (b) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that become due or payable to any director, officer, employee or consultant in connection with the consummation of the transactions contemplated hereby, including any amounts paid or payable to (i) Jonathan Will McGuire as a result of the Merger, including pursuant to his Change in Control and Severance Agreement, dated March 30, 2022, or his Offer Letter dated March 6, 2022, together with any payroll Taxes associated therewith (the “McGuire Payment”), (ii) Chris Folk as a result of the Merger, including pursuant to his Change in Control and Severance Agreement, dated January 13, 2020, together with any payroll Taxes associated therewith (the “Folk Payment”), (iii) Al Memmolo as a result of the Merger, including pursuant to his Change in Control and Severance Agreement, dated January 2, 2020, together with any payroll Taxes associated therewith (the “Memmolo Payment”), and (iv) Maria Sessions as a result of the Merger, including pursuant to her Change in Control and Severance Agreement, dated March 15, 2021, together with any payroll Taxes associated therewith (the “Sessions Payment”); provided, however, that Transaction Expenses shall specifically exclude the value of any settlement or judgment that is awarded post-Closing relating to stockholder litigation arising out of or in connection with the transactions contemplated by this Agreement; provided, further, that Transaction Expenses shall specifically include any amounts paid or payable by Parent pursuant to the DOJ Settlement Agreement as a result of the Merger.

Section 9.7 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 9.8 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.9 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.3.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii)  this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.13 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.18 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.19 No Presumption Against Drafting Party. Each of Parent, the Merger Subs and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RA MEDICAL SYSTEMS, INC.

By:	/s/ Jonathan Will McGuire
Name: Jonathan Will McGuire
Title: Chief Executive Officer

RAPID MERGER SUB 1, INC.

By:	/s/ Jonathan Will McGuire
Name: Jonathan Will McGuire
Title: Chief Executive Officer

RAPID MERGER SUB 2, LLC.

By:	Ra Medical Systems, Inc.
Its:	Sole Member

By:	/s/ Jonathan Will McGuire
Name: Jonathan Will McGuire
Title: Chief Executive Officer

CATHETER PRECISION, INC.

By:	/s/ David A. Jenkins
Name: David A. Jenkins
Title: President, Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT A

FORM OF PARENT SUPPORT AGREEMENT

(See attached.)

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

(See attached.)

EXHIBIT C

CALCULATION OF EXCHANGE RATIO

(See attached.)

EXHIBIT D

FORM OF DEBT SETTLEMENT AGREEMENT

(See attached.)

SCHEDULE I

CONVERTIBLE PROMISSORY NOTES

Noteholder:	Principal as of June 30, 2022:
Fatboy Capital L.P.	$20,455,000
David A. Jenkins	4,685,000
Daniel C. Stanzione, Sr. Irrevocable Trust Dated December 31, 2007	75,000
[REDACTED]	250,000

TOTAL:	$25,465,000

ANNEX B

OPINION OF OBJECTIVE

September 8, 2022

CONFIDENTIAL

Board of Directors

Ra Medical Systems, Inc.

2070 Las Palmas Drive

Carlsbad, CA 92011

Re: Fairness Opinion

To the Board of Directors of Ra Medical Systems, Inc.

We have been advised that Ra Medical Systems, Inc. (the “Acquiror”) intends to enter into a Merger Agreement (the “Agreement”) with Catheter Precision, Inc. (the “Company”) pursuant to which the Acquiror will acquire all or substantially all of the outstanding equity interests of the Company (the “Transaction”). In connection with the Transaction, the Company will be merged into a wholly-owned subsidiary of the Acquiror and the Acquiror will issue common stock to the debt and equity holders of the Company, which in the aggregate will represent approximately 80.0% of the voting and economic interests of the Acquiror upon closing of the Transaction (the “Aggregate Consideration”).

You have requested that we provide to you our opinion as to whether, as of the date hereof, the Aggregate Consideration that Acquiror will issue in the Transaction pursuant to the Agreement is fair to the Acquiror from a financial point of view (the “Fairness Opinion”).

Analysis

In connection with this Fairness Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	reviewed a draft of the Agreement dated September 5, 2022, and discussed its terms with the Board and the Acquiror;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and Acquiror made available to us by the Company and Acquiror, and, in connection therewith, reviewed the financial and operating performance of companies with publicly traded equity securities that we deemed to be relevant;

•	reviewed the Company’s unaudited financial statements for the years ended December 31, 2020, and 2021;

•	reviewed the Company’s unaudited draft interim financial statements for the period ended June 30, 2022;

•	reviewed the Company’s five and ten-year projections through December 31, 2032, prepared by the management of the Company (the “Projections”);

Board of Directors

Ra Medical Systems, Inc.

September 8, 2022

•

reviewed the current economic conditions in general and for the Acquiror’s and the Company’s industry sector(s), based on discussions with the Company, industry research, and certain research provided to us by the Acquiror and the Company;

•	compared the financial terms of the Transaction with the financial terms of certain other precedent transactions that we deemed relevant;

•	prepared a discounted cash flow of the Company based on the Projections and other financial information and estimates prepared by and furnished to us by the Acquiror and the Company;

•	reviewed certain other publicly available financial data and historical trading prices for certain companies that we believe to be similar to the Company and Acquiror;

•	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering the Fairness Opinion.

Assumptions

In preparing this Fairness Opinion, at your direction and with your consent, we have made the following assumptions:

We have relied upon and assumed (a) the accuracy and completeness of all financial and other information provided to us or otherwise discussed with or reviewed by us, and (b) that there has been no material change in the assets, financial condition, business or prospects of the Company since the dates of the most recent financial statements made available to us. We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. With respect to the Company’s internal financial statements, Projections, and related analyses, we have relied upon and assumed, without independent verification, that all such documents have been reasonably prepared in accordance with standard industry practice and reflect the best currently available estimates and judgments of the senior management of the Company. We assume no responsibility for, and we express no view as to, any such projections or estimates or the assumptions on which they are based. Furthermore, we have assumed that the amounts and timing of estimated revenues and cash flows in the Projections are reasonable and will be realized in accordance with such estimates. We have further relied, upon the assurances of the management of the Acquiror and the Company that they are not aware of any facts that would make the financial statements, the Projections, and other information provided with them inaccurate, incomplete, or misleading.

We have relied upon and assumed, without independent verification, that (a) that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above, (b) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (c) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (d) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (e) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Acquiror, or otherwise have an effect on the Transaction, the Company or Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Fairness Opinion.

Board of Directors

Ra Medical Systems, Inc.

September 8, 2022

We have also relied upon and assumed, without independent verification, the assessments of the management of the Company as to the existing and future relationships, agreements and arrangements with, and the Company’s ability to attract and retain, key customers, distributors, suppliers and other commercial relationships, and employees of the Company. We have further relied upon, without independent verification, the assessments of the management of the Company as to the Company’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such technology, products, product candidates and services, the approval thereof by appropriate governmental authorities, and the potential impact of competition), and we have assumed that there will be no developments with respect to any such matters that in any respect would be material to our analyses or this Fairness Opinion.

Our analysis was conducted under the premise of value in continued use, as a going concern. It further assumes that the stockholders and management of the Company will act rationally and will employ financial and operational strategies that will maximize value.

Scope and Limitations

The Fairness Opinion is limited to the fairness, from a financial point of view, to the Company of the Aggregate Consideration to be paid by the Acquiror in the Transaction pursuant to the Agreement, and we express no opinion as to any other terms or as to the fairness of any aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Acquiror, the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board, the Acquiror or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Board, Acquiror or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. We are not expressing any opinion as to what the value of the Acquiror’s common stock actually will be when issued in the Transaction pursuant to the Agreement or the price or range of prices at which the Acquiror’s common stock may be purchased or sold, or otherwise be transferable, at any time.

We have not been requested to opine as to, and this Fairness Opinion does not express an opinion as to or otherwise address, among other things: (a) the underlying business decision of the Board, the Acquiror, its security holders or any other party to proceed with or effect the Transaction, (b) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Aggregate Consideration to the extent expressly specified herein), (c) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Acquiror, or to any other party, including, without limitation, the potential dilutive or other effects of the Aggregate Consideration, or any other portion or aspect of the Transaction on existing security holders of the Acquiror; (d) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Acquiror or any other party, (e) the fairness of any portion or aspect of the Transaction to any one class or group of Acquiror’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Acquiror’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (f) the appropriate capital structure of the Acquiror, whether the Acquiror should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction or the likelihood of obtaining such financing, (g) whether or not the Acquiror, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (h) the solvency, creditworthiness or fair value of the Acquiror, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (i) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Aggregate Consideration or otherwise.

Board of Directors

Ra Medical Systems, Inc.

September 8, 2022

In connection with rendering the Fairness Opinion, we performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized herein, we believe that our analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Fairness Opinion.

In preparing our Fairness Opinion, we have not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Acquiror, the Company, or any other party and we have not undertaken to evaluate the solvency of the Acquiror, the Company or any other party under any law. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have not undertaken analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Acquiror or the Company is or may be a party, or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Acquiror or the Company is or may be a party or is or may be subject.

We are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. We have relied on the assessments by the Committee, the Board, Acquiror, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Acquiror, the Company and the Transaction or otherwise.

Our Fairness Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this opinion. We assume no responsibility for updating or revising our Fairness Opinion based on circumstances or events occurring after the date hereof.

This Fairness Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Fairness Opinion is not intended to be, and does not constitute, a recommendation to the Board, Acquiror, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise.

This Fairness Opinion may not be shared with third parties or disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose (other than the Board’s and the Company’s outside law firms, each of which has been informed the confidential nature of this opinion and has agreed to treat such information confidentially), nor shall any public references to us or this Fairness Opinion be made by or on behalf of the Board, without our prior written consent, except to the extent required to comply with any applicable law upon the written advice of the Board’s outside counsel after notice to us. Except as set forth above, this Fairness Opinion shall not be included, summarized, or referenced in any manner in materials distributed to the public or potential investors of the Company without our prior written consent.

Board of Directors

Ra Medical Systems, Inc.

September 8, 2022

Certain Procedures and Relationships

This Fairness Opinion has been approved by our fairness opinion committee in accordance with established procedures.

Our fee became payable to us upon the rendering of the Fairness Opinion to the Board. In accordance with recognized professional ethics, our professional fees for this service are not contingent upon the opinion expressed herein. In addition to the fees discussed above, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement to render the Fairness Opinion.

We do not have a present or intended financial relationship with or interest in the Company, the Acquiror or any other participant in the Transaction.

We and our affiliates engage in a wide range of investment banking related businesses. We and certain of our affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Acquiror, the Company or other participants in the Transaction or certain of their respective affiliates in the future, for which we and our affiliates may receive compensation. In addition, we and certain of its affiliates and their respective employees, may have committed to invest in private equity or other investment funds managed by participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings and similar matters, we and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented, and may include or represent, directly or indirectly, or may be or have been adverse to, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services we and such affiliates have received and may receive compensation.

Opinion

Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Aggregate Consideration to be issued by Acquiror in the Transaction pursuant to the Agreement is fair to the Acquiror from a financial point of view.

Respectfully,

OBJECTIVE VALUATION, LLC

Annex C

RA MEDICAL SYSTEMS, INC.

2018 EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED ON [•], 2022)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares thereunder, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the Common Stock of the Company.

(j) “Company” means Ra Medical Systems, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock.

(ii) For purposes of any Awards granted on any other date, the Fair Market Value will be the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the determination date for the Fair Market Value occurs on a non-trading day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding trading day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(u) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(v) “Option” means a stock option granted pursuant to the Plan.

(w) “Outside Director” means a Director who is not an Employee.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(aa) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(bb) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(cc) “Plan” means this 2018 Equity Incentive Plan.

(dd) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities.

(ee) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ff) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(gg) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii) “Section 409A” means Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(jj) “Securities Act” means the Securities Act of 1933, as amended.

(kk) “Service Provider” means an Employee, Director or Consultant.

(ll) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(mm) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan and the automatic increase set forth in Section 3(b) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 2,507,951 Shares plus (i) any Shares that, as of the date of stockholder approval of this Plan, have been reserved but not issued pursuant to any awards granted under the Ra Medical Systems, Inc. Stock Compensation Plan (the “Compensation Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the Compensation Plan that, after the date of stockholder approval of this Plan, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Compensation Plan that, after the date of stockholder approval of this Plan, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 2,640 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. Subject to the provisions of Section 14 of the Plan, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2019 Fiscal Year, in an amount equal to the lesser of (i) five percent (5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (ii) such number of Shares determined by the Board.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(ix) to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 15 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such options will be treated as nonstatutory stock options. For purposes of this Section 6(a), incentive stock options will be taken into account in the order in which they were granted. The fair market value of the shares will be determined as of the time the option with respect to such shares is granted.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Tolling Expiration. A Participant’s Award Agreement may also provide that:

(1) if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or

(2) if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of thirty (30)-day period after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement, as determined by the Administrator, in its sole discretion. Notwithstanding the foregoing, the rules of Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Outside Director Limitations. No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $500,000 (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 11.

12. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines subject to the restriction in the following paragraph, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards or Participants similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Participant, or other written agreement between the Participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Participant, or other written agreement between the Participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company (or any Parent or Subsidiary of the Company, as applicable) reimburse a Participant for any taxes imposed or other costs incurred as a result of Section 409A.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company (or any Parent or Subsidiary of the Company) to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the business day immediately prior to the Registration Date. It will continue in effect until September 22, 2032, which is the 10 year anniversary of the date the Plan was last amended by the Board.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. federal or state law, any non-U.S. law, or the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22. Clawback. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy (if any) as may be established and/or amended from time to time. The Board may require a Participant to forfeit or return to and/or reimburse the Company all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

PRELIMINARY PROXY CARD SUBJECT TO COMPLETION, DATED [•], 2022

PROXY

RA MEDICAL SYSTEMS, INC.

Special Meeting of Stockholders

[•], 2022 at [•] Pacific time

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF RA MEDICAL SYSTEMS, INC.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement and hereby appoints Will McGuire and Brian Conn or either of them acting alone, with full power of substitution, as proxies to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Ra Medical Systems, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on [•], 2022 at [•] Pacific time, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. The Special Meeting will be held in virtual only format. In order to attend the meeting you must first register at www.viewproxy.com/RMEDSM/2022 by 8:59 p.m. Pacific time on [•], 2022. After registering you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote at the meeting and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

(Continued and to be marked dated and signed on other side)
▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

to be held on [•], 2022:

The Proxy Statement is available at:

http://viewproxy.com/RMEDSM/2022

The Board of Directors recommends a vote “FOR” the following:

Proposal 1.

To approve the merger, the merger agreement and the transactions contemplated thereby, including the issuance of Ra Medical common stock pursuant to the Agreement and Plan of Merger, dated as of September 9, 2022 (the “merger agreement”), by and among Ra Medical, Rapid Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Ra Medical, Rapid Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Ra Medical, and Catheter Precision Inc., and the issuance of Ra Medical common stock pursuant to the merger agreement and the resulting issuance of more than 20% of outstanding Ra Medical’s common stock and the change of control of Ra Medical pursuant to the NYSE American rules (the “merger proposal” or “Proposal 1”).

FOR  ☐        AGAINST  ☐         ABSTAIN  ☐

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.)  ☐

Please indicate if you plan to attend this meeting  ☐

Please mark your votes like this  ☒

The Board of Directors recommends a vote “FOR” the

following:

Proposal 2.

To approve an amendment to Ra Medical’s 2018 Equity Incentive Plan (the “2018 Plan”) to (i) increase the number of shares of Ra Medical common stock reserved for issuance thereunder by 2,500,000 shares, (ii) modify the “evergreen” provision by removing the cap on the number of shares that may be reserved for issuance, so that on January 1st of each year, commencing on January 1, 2023, the number of shares reserved for issuance under such plan will increase by 5% of the number of outstanding shares of Ra Medical common stock on such date or such lesser amount as the Board may determine, and (iii) to extend the term of the plan until September 22, 2032, which is the 10 year anniversary of the date this amendment to the 2018 Plan was approved by the Board (the “plan increase proposal” or “Proposal 2”).

FOR  ☐        AGAINST  ☐         ABSTAIN  ☐

Proposal 3.

To ratify the appointment of Haskell & White LLP as Ra Medical’s independent registered public accounting firm for the fiscal year ending December 31, 2022, if the merger is not consummated (the “auditor ratification proposal” or “Proposal 3”).

FOR  ☐        AGAINST  ☐         ABSTAIN  ☐

Proposal 4.	To approve an adjournment of the special meeting for the purpose of soliciting additional proxies to approve Proposals 1 and/or 2 (the “adjournment proposal” or “Proposal 4”).

FOR  ☐        AGAINST  ☐         ABSTAIN  ☐

Date

Signature

Signature (if held jointly)

NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person.

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.FCRvote.com/RMEDSM Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	TELEPHONE Vote Your Proxy by Phone: Call 1-866-402-3905 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage- paid envelope provided.